As filed with the Securities and Exchange Commission on April 1, 2024.
Registration Statement No. 333-275005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABOVE FOOD INGREDIENTS INC.
(Exact Name of Registrant as Specified in Its Charter)
Canada	2000	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2305 Victoria Avenue #001
Regina, Saskatchewan, S4P 0S7
306-779-2268
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Services Company
251 Little Falls Drive
Wilmington, DE 19808
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 Tel: (703) 749-1300
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED APRIL 1, 2024
PROXY STATEMENT AND PROSPECTUS DATED            , 2024
BITE ACQUISITION CORP.
720 N. State Street
Chicago, IL 60654
Dear Bite Acquisition Corp. Stockholders:
You are cordially invited to attend the special meeting of stockholders of Bite Acquisition Corp., which we refer to as “we,” “us,” “our,” or “Bite,” at 11:00 a.m., Eastern time, on April 25, 2024, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.
At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and adopt the Business Combination Agreement (as amended on March 12, 2024 and as may be further amended and/or amended and restated, the “Business Combination Agreement”) that Bite has entered into with Above Food Ingredients Inc. (formerly known as 2510169 Alberta Inc.), a corporation organized under the laws of Alberta, Canada (“New Above Food”), Above Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), and the Business Combination (as defined below) contemplated thereby. Each of New Above Food and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. New Above Food is a direct, wholly owned subsidiary of Above Food and Merger Sub is a direct, wholly owned subsidiary of New Above Food. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) prior to the closing of the Business Combination (the “Closing”), Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta); (ii) on the date of the Closing (the “Closing Date”) and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares (as such terms are defined below), and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and (iii) on the Closing Date and following the completion of the Share Exchange, Merger Sub will merge (the “Merger”) with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food (together with the other transactions related thereto, the “Business Combination”).
Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.
As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, dated February 11, 2021, between Bite and Continental Stock Transfer & Trust Company, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.
At the effective time of the Share Exchange, New Above Food will (A) issue to the holders of Above Food’s shares an amount of (i) New Above Food Class A Earnout Shares and (ii) New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food multiplied by the Above Food

Earnout Ratio (as defined below), and (B) allocate to the holders of Above Food’s warrants, for issuance upon exercise thereof, an amount of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food underlying Above Food warrants multiplied by the Above Food Earnout Ratio (collectively, the “Above Food Earnout Shares”). Unless converted into New Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.
Concurrently with the execution and delivery of the Business Combination Agreement, Above Food, Bite and certain shareholders of Above Food, collectively holding approximately 70% of the total number of outstanding Above Food Common Shares, executed a voting and support agreement (the “Shareholder Support Agreement”), pursuant to which each such shareholder agreed to, among other things, support and vote in favor of the Business Combination.
Concurrently with the execution and delivery of the Business Combination Agreement, Above Food, Bite and the Sponsor executed a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed (i) to vote the shares of Bite common stock held by it as of the date of the Sponsor Support Agreement and any additional shares of common stock and preferred stock of Bite that it acquires prior to the special meeting of stockholders, in each case, in favor of the Business Combination Agreement and each of the Transaction Proposals (as defined in the Business Combination Agreement) and (ii) to not redeem any shares of Bite common stock held by the Sponsor in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned, an aggregate of $9,200,000 to Above Food. On the Closing Date, each Loan (as defined in the Convertible Loan Agreement) will be converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by $10.00. Prior to the Closing, New Above Food may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with certain investors (the “PIPE Investors”), pursuant to which New Above Food would issue and sell New Above Food Common Shares to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements (the “PIPE Financing”).
It is anticipated that, upon completion of the Business Combination, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), the Lenders, the ANF Shareholders, and the existing shareholders of NRGene Technologies Ltd. (the assets of which are to be acquired by Above Food as described in the accompanying Registration Statement/Proxy Statement) will own approximately 58.2%, 8.4%, 20.5%, 4.0%, 6.3% and 2.6%, respectively, of the outstanding New Above Food Common Shares under the “Minimum Redemption Scenario”, approximately 59.3%, 6.8%, 20.9%, 4.0%, 6.4% and 2.6%, respectively, of the outstanding New Above Food Common Shares under the “Interim Redemption Scenario”, and approximately 60.3%, 5.1%, 21.3%, 4.1%, 6.5% and 2.7%, respectively, of the outstanding New Above Food Common Shares under the “Available Cash Scenario”, and approximately 63.6%, 0.0%, 22.3%, 4.3%, 6.9% and 2.9%, respectively, of the outstanding New Above Food Common Shares under the “Full Redemption Scenario”, each as described in the accompanying Registration Statement/Proxy Statement and not including the Above Food Earnout Shares.
Under the Business Combination Agreement, the Closing is subject to a number of conditions, including (i) that the Bite Stockholders approve the Business Combination Proposal and (ii) at least $5,000,000 of cash shall be available to New Above Food upon the Closing, net of all transaction expenses of Bite and Above Food, taking into account cash held by Bite either in or outside of the trust account, any amounts in excess of $9,000,000 received pursuant to the Convertible Loan Agreement and all proceeds from any PIPE Financing or alternative financing that may be undertaken in connection with the transactions contemplated by the Business Combination Agreement (“Available Cash”).

In addition to being asked to approve the Business Combination Proposal, our stockholders will also be asked to consider and vote upon:

(1)
a proposal to approve and adopt, on a non-binding, advisory basis, material differences between the bylaws of Above Food in effect immediately prior to the consummation of the Business Combination and the amended and restated by-law no. 1 of New Above Food, the form of which is attached to the accompanying Registration Statement/Proxy Statement as Annex C (the “New Above Food Bylaws”), and specifically with respect to certain provisions related to advance notice procedural requirements contained in the New Above Food Bylaws that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board or any other proper business to be considered by shareholders at an annual general meeting, which provisions are being presented separately in accordance with the requirements of the United States Securities and Exchange Commission (the “Advisory Governance Proposal”); and

(2)
a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the available cash condition to the Closing would not be satisfied (the “Adjournment Proposal”).

The Bite common stock, units and warrants are currently listed on the NYSE American under the symbols “BITE,” “BITE.U” and “BITE.WT,” respectively. New Above Food has applied to list the New Above Food Common Shares and warrants (“New Above Food Warrants”) on the NYSE under the symbols “ABVE” and “ABVE.W”, respectively, in connection with the Closing. We cannot assure you that the New Above Food Common Shares or New Above Food Warrants will be approved for listing on the NYSE.
Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of Bite common stock (“public shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $30.9 million on January 16, 2024, the estimated per share redemption price would have been approximately $10.71.
Public stockholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals set forth herein.   A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding public shares without our prior consent. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of the founder shares and our officers and directors have agreed to waive their redemption rights with respect to such shares and shares of Bite common stock that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the initial stockholders own approximately 66.2% of the issued and outstanding shares of Bite common stock, of which the Sponsor owns approximately 64.0% of the issued and outstanding shares, and our independent directors collectively own approximately 0.5% of the issued and outstanding shares.
We are providing this Registration Statement/Proxy Statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders. Whether or not you plan to attend the special meeting of stockholders, we urge you to read this Registration Statement/Proxy Statement (and any documents incorporated into this Registration Statement/Proxy Statement by reference) carefully. Please pay particular attention to the section titled “Risk Factors,” beginning on page 50.

Our board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders. When you consider the board of directors’ recommendation of the Business Combination Proposal, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal —  Interests of Bite Directors and Officers in the Business Combination.”
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all shares of Bite common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders. Each of the Advisory Governance Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. The Closing is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in the accompanying Registration Statement/Proxy Statement.
We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to the Closing under the Business Combination Agreement, however, that there be at least $5,000,000 in Available Cash. If redemptions by Bite’s public stockholders cause Bite to be unable to meet this closing condition, then Above Food will not be required to consummate the Business Combination, although Above Food may, in its sole discretion, waive this condition. In the event that Above Food waives this condition, Bite does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Bite redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately after the Closing.
The holders of our private shares and our officers and directors have agreed to vote their private shares, which represent approximately 66.2% of the issued and outstanding shares of Bite common stock, and any shares of Bite common stock acquired during or after our initial public offering in favor of the Business Combination Proposal.
Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of stockholders in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting of stockholders. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the Advisory Governance Proposal, or, if presented, the Adjournment Proposal.
If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of stockholders. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting of stockholders in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting of stockholders and wish to vote in person, you may withdraw your proxy and vote in person.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
, 2024	Alberto Ardura González Chairman and Chief Executive Officer

The accompanying Registration Statement/Proxy Statement is dated      , 2024 and is first being mailed to the stockholders of Bite on or about that date.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT/PROXY STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS REGISTRATION STATEMENT/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

BITE ACQUISITION CORP.
720 N. State Street
Chicago, IL 60654
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25 , 2024
To the Stockholders of Bite Acquisition Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of Bite Acquisition Corp., a Delaware corporation (“Bite,” “we,” “our” or “us”), will be held on April 25, 2024, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102. You are cordially invited to attend the special meeting of stockholders for the following purposes:
(1)
The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of April 29, 2023 (as amended on March 12, 2024 and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among Bite, Above Food Ingredients Inc. (formerly known as 2510169 Alberta Inc.), a corporation organized under the laws of Alberta, Canada (“New Above Food”), Above Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), and the Business Combination (as defined below) contemplated thereby, pursuant to which:

•
Prior to the closing of the Business Combination (as defined below) (the “Closing”), Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);

•
On the date of the Closing (the “Closing Date”) and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares (as such terms are defined below), and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and

•
On the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food (together with the other transactions related thereto, the “Business Combination”).

(2)
The Advisory Governance Proposal: to consider and vote, on a non-binding, advisory basis, certain material differences between the bylaws of Above Food in effect immediately prior to the consummation of the Business Combination and the amended and restated by-law no. 1 of New Above Food, the form of which is attached to the accompanying Registration Statement/Proxy Statement as Annex C (the “New Above Food Bylaws”), and specifically with respect to certain provisions related to advance notice procedural requirements contained in the New Above Food Bylaws that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board or any other proper business to be considered by shareholders at an annual general meeting, which provisions are being presented separately in accordance with the requirements of the U.S. Securities and Exchange Commission (the “Advisory Governance Proposal”); and

(3)
The Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the available cash condition to the Closing would not be satisfied (the “Adjournment Proposal”).

Only holders of record of Bite common stock at the close of business on April 4, 2024 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of Bite’s stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders at Bite’s principal executive offices for inspection by Bite’s stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.
Pursuant to Bite’s amended and restated certificate of incorporation, Bite is providing its public stockholders with the opportunity to redeem their shares of Bite common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account maintained at JPMorgan Chase Bank, N.A. by Continental Stock Transfer & Trust Company on behalf of Bite’s public stockholders (the “trust account”) which holds the proceeds of Bite’s IPO as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Bite to pay franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $30.9 million on January 16, 2024, the estimated per share redemption price would have been approximately $10.71. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of Bite’s outstanding public shares without Bite’s prior consent. Holders of outstanding warrants to purchase shares of Bite common stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of shares of Bite common stock issued prior to Bite’s IPO (“founder shares”) and Bite’s officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and any public shares that they may have acquired during or after Bite’s IPO in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. The founder shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. Currently, Smart Dine, LLC (the “Sponsor”), EarlyBird and Bite’s independent directors own approximately 66.2% of the issued and outstanding shares of Bite common stock, of which the Sponsor owns approximately 64.0% of the issued and outstanding shares, and Bite’s independent directors collectively own approximately 0.5% of the issued and outstanding shares.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all shares of Bite common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders. Each of the Advisory Governance Proposal, and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. The Closing is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in the accompanying Registration Statement/Proxy Statement.
We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that there be at least $5,000,000 in “Available Cash,” defined generally as cash available to New Above Food upon the Closing, net of all transaction expenses of Bite and Above Food, taking into account cash held by Bite either in or outside of the trust account, any amounts in excess of $9,000,000 received pursuant to the Convertible Loan Agreement and all proceeds from any PIPE Financing or alternative financing that may be undertaken in connection with the transactions contemplated by the Business Combination Agreement. If redemptions by Bite’s public stockholders cause Bite to be unable to meet this closing condition, then Above Food will not be required to consummate the Business Combination, although Above Food may, in its sole discretion, waive this condition. In the event that Above Food waives this condition, Bite does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Bite redeem public shares in an amount that would cause Bite’s net tangible assets to be less than $5,000,001 immediately after the Closing.

Your attention is directed to the Registration Statement/Proxy Statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read the entire Registration Statement/Proxy Statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400. This notice of meeting and the accompanying Registration Statement/Proxy Statement are available at                         .
By Order of the Board of Directors,
, 2024	Alberto Ardura González Chairman and Chief Executive Officer

i

ii

iii

ABOUT THIS REGISTRATION STATEMENT/PROXY STATEMENT
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-275005) by Above Food Ingredients Inc. (“New Above Food,” formerly known as 2510169 Alberta Inc.), a corporation organized under the laws of Alberta, Canada, constitutes a prospectus of New Above Food under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect (1) to the New Above Food Common Shares to be issued to shareholders of Above Food, (2) the New Above Food Common Shares to be issued to Bite Stockholders, (3) the warrants to acquire New Above Food Common Shares to be issued to Bite warrant holders, (4) the New Above Food Common Shares underlying such warrants and (5) the New Above Food Common Shares issuable upon conversion of the Above Food Earnout Shares (as defined below), if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of stockholders at which Bite Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
FINANCIAL STATEMENT PRESENTATION
New Above Food
New Above Food was incorporated under the laws of Alberta, Canada on April 18, 2023 for the purpose of effectuating the Business Combination described herein. New Above Food has no material assets and does not operate any businesses. Accordingly, no financial statements of New Above Food have been included in this Registration Statement/Proxy Statement. Following the consummation of the Business Combination, New Above Food will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in Canadian Dollars and in accordance with U.S. GAAP. Accordingly, the unaudited pro forma combined financial information presented in this Registration Statement/Proxy Statement has been prepared in accordance with U.S GAAP and is denominated in Canadian Dollars.
Bite
The financial statements of Bite included in this Registration Statement/Proxy Statement have been prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.
Above Food
The financial statements of Above Food included in this Registration Statement/Proxy Statement have been prepared in accordance with U.S. GAAP and are denominated in Canadian Dollars.
INDUSTRY AND MARKET DATA
In this Registration Statement/Proxy Statement, Above Food relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food,” “Industry Overview,” “Business of Above Food and Certain Information about Above Food” and other sections of this Registration Statement/Proxy Statement.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but such information is inherently imprecise. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this Registration Statement/Proxy Statement. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and Above Food. See “Forward-Looking Statements.”

IMPORTANT INFORMATION ABOUT GAAP AND NON-GAAP FINANCIAL MEASURES
To evaluate the performance of its business, Above Food’s management relies on both its results of operations recorded in accordance with U.S. GAAP and certain non-GAAP financial measures. Accordingly, this Registration Statement/Proxy Statement includes certain references to prospective and historical financial measure that were not prepared in accordance with U.S. GAAP, including, but not limited to Adjusted EBITDA and certain ratios and other metrics derived therefrom. The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for Above Food’s consolidated financial results prepared in accordance with U.S. GAAP. For additional information, see the sections entitled “The Business Combination Proposal—Certain Above Food Projected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food — Key non-GAAP financial measures and key performance indicators.”
CURRENCY AND EXCHANGE RATES
In this Registration Statement/Proxy Statement, unless otherwise specified, all monetary amounts are in U.S. Dollars and all references to “$,” “US $” or “dollars” mean U.S. Dollars. Certain monetary amounts described herein have been expressed in U.S. Dollars for convenience only and, when expressed in U.S. Dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

FREQUENTLY USED TERMS
In this Registration Statement/Proxy Statement, unless indicated otherwise or the context requires, the following terms have the meanings set forth below.
In this document:
“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.
“Above Food” means Above Food Corp., a company organized under the laws of Saskatchewan, Canada and continued to Alberta, Canada, individually or collectively with its consolidated subsidiaries, as the context requires.
“Above Food Board” means Above Food’s board of directors.
“Above Food Bonus Shares” means an amount of Above Food Common Shares equal to the quotient of (a) 400,000 New Above Food Common Shares divided by (b) the Exchange Ratio.
“Above Food Common Shares” means the common shares in the capital of Above Food.
“Above Food Disclosure Schedules” means the disclosure schedules delivered by Above Food in connection with the execution of the Business Combination Agreement.
“Above Food Dissenting Shareholder” means a registered holder of Above Food Common Shares who has duly and validly exercised the Dissent Rights in respect of all Above Food Common Shares held and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the applicable time of determination.
“Above Food Earnout Ratio” means the fraction equal to (a) 3,057,310 divided by (b) the number of issued and outstanding Above Food Shares, including the Above Food Bonus Shares, as of immediately prior to the Share Exchange Effective Time.
“Above Food Earnout Shares” means the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, collectively.
“Above Food Option Plan” means the stock option plan of Above Food Corp., as amended and/or restated from time to time.
“Above Food Options” means any options granted under the Above Food Option Plan to purchase Above Food Common Shares.
“Above Food RSU Plan” means the restricted share unit plan of Above Food Corp., as amended and/or restated from time to time.
“Above Food RSUs” means any restricted share units granted under the Above Food RSU Plan.
“Above Food Securities” means, collectively, the Above Food Shares, Above Food Warrants, Above Food RSUs and Above Food Options.
“Above Food Shares” means, collectively, the Above Food Common Shares and the preferred shares in the capital of Above Food.
“Above Food Shareholders” means, at any time, the holders of Above Food Common Shares issued and outstanding at such time.
“Above Food special meeting” means the special meeting of Above Food shareholders required to approve the Arrangement.
“Above Food Units” means the units, each consisting of one Above Food Common Share and one-half of one Above Food Warrant (as defined below).

“Above Food Warrants” means the outstanding warrants issued by Above Food to purchase Above Food Common Shares.
“Adjournment Proposal” means a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied.
“Adjusted EBITDA of New Above Food” means, for the applicable measurement period, determined in a manner consistent with Above Food’s audited consolidated financial statements as of and for the year ended January 31, 2022, earnings before interest expense, taxes, depreciation, amortization adjusted for non-recurring items in the company’s normal operations resulting from discontinued operations, extraordinary items, unusual or infrequent items, and changes resulting from changes in accounting policies/principles.
“Advance Notice Provisions” means the advance notice provisions regarding the nomination of directors to the New Above Food Board, as set out in the New Above Food Bylaws.
“Advisory Governance Proposal” means a proposal to consider and vote upon, on a non-binding, advisory basis, certain material differences between the bylaws of Above Food in effect immediately prior to the consummation of the Business Combination and the bylaws of New Above Food, the form of which is attached to this Registration Statement/Proxy Statement as Annex C, and specifically with respect to certain provisions related to advance notice procedural requirements that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board or any other proper business to be considered by shareholders at an annual general meeting, which provisions are being presented separately in accordance with the requirements of the SEC.
“AFBI” means Above Food Brands Inc.
“AF USA” means Above Food USA Corp.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by New Above Food on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any transaction expenses of Bite or Above Food that are not paid prior to Closing).
“Agreement End Date” means March 31, 2024.
“Agri” means Kambeitz Agri Inc.
“Allocation Schedule” means that allocation schedule to be delivered by Above Food to Bite (and to be delivered by Bite to the Exchange Agent thereafter) no later than 5 business days prior to the Closing Date in accordance with Section 2.5 of the Business Combination Agreement.
“Alternative Financing” means any alternative financing obtained by New Above Food, Above Food and Bite in connection with the Proposed Transactions if any portion of the proceeds contemplated to be received by New Above Food upon the consummation of the transactions contemplated by the PIPE Subscription Agreements become unavailable on the terms and conditions contemplated in each PIPE Subscription Agreement, regardless of the reason therefor, and such unavailable proceeds are required to fund the Proposed Transactions on the Closing Date in order to satisfy the minimum Available Cash Condition
“Amended and Restated Certificate” means the amended and restated certificate of incorporation of Bite, as may be amended from time to time.
“Ancillary Agreements” means certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, including the Lock-Up Agreement, the Registration Rights Agreement, the Sponsor Support Agreement and the Shareholder Support Agreement.
“ANF” means Atlantic Natural Foods, LLC, a Delaware limited liability company.

“ANF Purchase Agreement” means that certain Membership Interest Purchase and Option Agreement, dated September 7, 2021, by and among ANF Holdco, LLC, ANF, AF USA and Above Food and that certain Side Letter between ANF, ANF Holdco, LLC, AF USA and Above Food, dated December 29, 2022.
“ANF Purchase Consideration Shares” means the aggregate number of common shares in the capital of New Above Food to be issued to ANF Holdco, LLC or its affiliates in respect of the purchase of the limited liability company interests of ANF pursuant to the ANF Purchase Agreement at or after the Closing, which, for the avoidance of doubt, shall not include the First Year Earn-Out Amount or the Second Year Earn-Out Amount (in each case, as defined in the ANF Purchase Agreement).
“Antitrust Law” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.
“Arrangement” means the arrangement pursuant to the Plan of Arrangement.
“Arrangement Resolution” means the special resolution of the holders of Above Food Shares approving the Plan of Arrangement which is to be considered at the Above Food special meeting, substantially in the form of Exhibit C to the Business Combination Agreement.
“Available Cash” means an aggregate amount equal to (i) the amount of cash available to be released from the trust account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by Bite Stockholders), plus (ii) the aggregate amount of unrestricted cash of Bite on hand held outside of the trust account immediately prior to the Closing, plus (iii) the Aggregate Closing PIPE Proceeds, plus (iv) the amount of all unrestricted proceeds of any Alternative Financing that shall have been received at or prior to the Closing in connection with the Proposed Transactions, plus (v) the proceeds of the Loan received by Above Food in excess of $9,000,000.
“Available Cash Condition” means the condition to closing contained in the Business Combination Agreement that Available Cash be at least the sum of (i) all transaction expenses of Bite and Above Food and (ii) $5,000,000.
“Available Cash Scenario” means the redemption of 978,200 of Bite’s 2,359,298 public shares (approximately 41.5%).
“BCA Amendment” means that certain Amendment No. 1 to Business Combination Agreement, dated as of March 12, 2024, by and among Bite, Above Food, New Above Food and Merger Sub.
“Bite” means Bite Acquisition Corp., a Delaware corporation.
“Bite Board” means Bite’s board of directors.
“Bite Business Combination Deadline” means the deadline by which Bite must complete its initial business combination.
“Bite common stock” means shares of common stock of Bite, par value $0.0001 per share.
“Bite Disclosure Schedules” means the disclosure schedules delivered by Bite in connection with the Business Combination Agreement.
“Bite Extension” means the extension or extensions of the Bite Business Combination Deadline made (i) prior to February 17, 2024, in connection with the deposits Bite makes, or causes Sponsor to make, pursuant to the Business Combination Agreement, into the trust account as necessary to extend the deadline by which Bite must complete its initial business combination to February 17, 2024 as set forth in Bite’s Governing Documents and the proxy statement filed with the SEC by Bite on December 15, 2022 and (ii) from and after February 17, 2024, in connection with the actions Bite has taken or takes, pursuant to the Business Combination Agreement, to December 31, 2023 or another date mutually agreed in writing between Bite and Above Food, including the amendment to Bite’s amended and restated certificate of incorporation approved by Bite’s stockholders and filed on August 11, 2023.

“Bite Per Share Merger Consideration” means at the Merger Effective Time, by virtue of the Merger and without any action on the part of Bite, New Above Food, Merger Sub, Above Food or the holders of Bite common stock, each issued and outstanding share of Bite common stock (other than the shares of Bite common stock that will be cancelled pursuant to the Business Combination Agreement and after giving effect to the Redemption) shall be automatically converted into and exchanged for the right to receive one (1) New Above Food Common Share.
“Bite Stockholder” means a stockholder of Bite.
“BMO” means BMO Capital Markets Corp., Bite’s previous financial advisor, capital markets advisor and co-placement agent.
“broker non-vote” means the failure of a Bite Stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” or “Proposed Transactions” means the Merger, the Arrangement and the other transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2023, as further amended by that certain Amendment No. 1 to Business Combination Agreement, dated as of March 12, 2024, and as it may be further amended and/or amended and restated, by and among Bite, Above Food, New Above Food and Merger Sub.
“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby.
“Canadian information circular” means an information circular relating to the Above Food special meeting.
“CAD $” means the currency in Canadian dollars.
“Change of Control” means a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or group (as defined under Section 13 of the Exchange Act) acquiring more than at least 50% of the combined voting power of the then outstanding securities of New Above Food.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Continental” means Continental Stock Transfer & Trust Company.
“Convertible Loan Agreement” means the convertible subordinated loan agreement, dated December 29, 2022, by and among Above Food, the Sponsor and the Lenders, as it may be amended from time to time.
“CRA” means the Canada Revenue Agency.
“DGCL” means the Delaware General Corporation Law.
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“dollars,” “US $” or “$” means the currency in dollars of the United States of America.
“DTC” means the Depositary Trust Company.
“EarlyBird” means EarlyBird Capital, Inc.
“EU” means the European Union.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means such Person to be appointed by Above Food to act as exchange agent in accordance with the Business Combination Agreement, reasonably acceptable to Bite (such acceptance not to be unreasonably withheld, conditioned, or delayed) and Above Food, for the purpose of exchanging certificates, if any, representing the Above Food Common Shares, and each Above Food Common Share held in book-entry form on the securities registry of Above Food immediately prior to the effective time of the Business Combination, in either case, for the portion of New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares issuable in respect of such Above Food Common Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in the Business Combination Agreement and Plan of Arrangement.
“Exchange Ratio” means the fraction equal to (a) the aggregate number of New Above Food Common Shares equal to (i) the $206,000,000 divided by (ii) $10.00 divided by (b) the number of Diluted Company Shares (as defined in the Business Combination Agreement).
“FDO” means Farmer Direct Organic Foods Ltd.
“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Above Food and Bite, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Above Food and Bite, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Share Exchange Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both Above Food and Bite, each acting reasonably.
“founder shares” means shares of Bite common stock initially purchased by the initial stockholders in private sales prior to Bite’s IPO.
“Full Redemption Scenario” means the redemption of all of Bite’s 2,359,298 public shares.
“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency (which for the purposes of the Business Combination Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“initial stockholders” means the holders of the private shares prior to Bite’s IPO, including the Sponsor, EarlyBird and certain of the initial independent directors of Bite.
“Interim Period” means the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms.
“Interim Redemption Scenario” means the redemption of 489,100 of Bite’s 2,359,298 public shares (approximately 20.7%).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Key Above Food Shareholders” means certain Above Food Shareholders holding approximately 70% of the issued and outstanding Above Food Common Shares.
“KF Farms” means KF Kambeitz Farms Inc.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.
“Lenders” means the lenders under the Convertible Loan Agreement.
“Letter Agreement” means that certain Letter Agreement, dated February 11, 2021, among Bite, the Sponsor and each of the executive officers, directors and initial stockholders of Bite.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).
“Loan” means the loans made to Above Food pursuant to the Convertible Loan Agreement.
“Lock-Up Agreement” means the Lock-Up Agreement to be entered into at the Closing by and among New Above Food, Sponsor and certain holders of Above Food Securities, the form of which is attached as Exhibit A to the Business Combination Agreement.
“Meeting Notice Date” means the date on which the first notice to the shareholders of or first public announcement of the date of the meeting of shareholders of New Above Food was issued by the New Above Food.
“Merger” means the merger of Merger Sub with and into Bite, with Bite surviving such merger. Pursuant to the Merger, prior stockholders of Bite will receive New Above Food Common Shares, and Bite will become a wholly owned subsidiary of New Above Food.
“Merger Effective Time” means 10:00 am (Calgary time) on the Closing Date.
“Merger Sub” means Above Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Above Food.
“Merger Subsidiaries” means Merger Sub and New Above Food.
“New Above Food” means Above Food Ingredients Inc. (formerly known as 2510169 Alberta Inc.), a newly formed corporation organized under the laws of Alberta, Canada.
“New Above Food Articles” means, collectively, the articles of New Above Food as amended, including the articles of amendment of New Above Food to be adopted by New Above Food in the form agreed upon by Bite and Above Food prior to the Closing substantially in the form attached as Annex B to this Registration Statement/Proxy Statement.
“New Above Food Board” means New Above Food’s board of directors.
“New Above Food Class A Earnout Shares” has the meaning ascribed to the “Class A Earnout Shares” in the articles of New Above Food.
“New Above Food Class B Earnout Shares” has the meaning ascribed to the “Class B Earnout Shares” in the articles of New Above Food.
“New Above Food Common Shares” means common shares in the capital of New Above Food.
“New Above Food Shareholders” means, at any time, the holders of New Above Food Common Shares issued and outstanding at such time.
“New Above Food Warrants” means warrants in the capital of New Above Food.

“No Redemption Scenario” means none of Bite’s public stockholders exercise redemption rights.
“NorQuin” means Northern Quinoa Production Corporation.
“NRGene Shareholders” means the existing shareholders of NRGene Technologies Ltd.
“NYSE” means The New York Stock Exchange.
“NYSE American” means the NYSE American stock exchange.
“PCFC” means Purely Canada Foods Corp.
“PCKI” means Purely Canada Kindersley Ingredients Inc.
“PCLC” means Purely Canada Lands Corp.
“PCTC” means Purely Canada Terminals Corp.
“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Financing” means, collectively, the equity financing under all PIPE Subscription Agreements.
“PIPE Subscription Agreements” means one or more subscription agreements that may be entered into prior to the Closing pursuant to which certain investors (“PIPE Investors”) would agree to subscribe for and purchase on the Closing Date, and New Above Food would agree to issue and sell to each such PIPE Investor on the Closing Date, New Above Food Common Shares.
“Plan of Arrangement” means the plan of arrangement under the laws of Alberta, Canada to be effected pursuant to the terms of the Business Combination Agreement.
“private placement shares” means the shares of Bite common stock included in the private placement units.
“private placement units” means the units, each consisting of one share of Bite common stock and one-half of one warrant to purchase Bite common stock, purchased by the Sponsor and EarlyBird in a private placement in connection with Bite’s IPO.
“private placement warrants” means the warrants to purchase Bite common stock included in the private placement units.
“private shares” means the founder shares, private placement shares and representative shares, collectively.
“public shares” means shares of Bite common stock issued as part of the units sold in Bite’s IPO.
“Public stockholders” means the holders of public shares, including the Sponsor and Bite’s officers and directors to the extent they purchase public shares, provided that their status as “public stockholders” shall only exist with respect to such public shares.
“Public Warrants” means the warrants included in the units sold in Bite’s IPO, each of which is exercisable for one share of Bite common stock, in accordance with its terms.
“Redemption” means the right of the holders of Bite common stock to have their shares redeemed in accordance with the procedures set forth in this Registration Statement/Proxy Statement.
“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the trust account in accordance with the amended and restated certificate of incorporation of Bite (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The redemption price will be calculated two business days prior to the completion of the Business Combination in accordance with the amended and restated certificate of incorporation of Bite, as currently in effect.

“registrant” means New Above Food.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Closing by and among New Above Food, Sponsor, certain other holders of securities of Bite and certain holders of Above Food Securities, the form of which is attached as Exhibit B to the Business Combination Agreement.
“Registration Statement/Proxy Statement” means this registration statement of New Above Food on Form F-4 under the Securities Act relating to all New Above Food Common Shares to be issued in connection with the Proposed Transactions and containing a prospectus of New Above Food and proxy statement of Bite.
“representative shares” means shares of Bite common stock issued to EarlyBird in connection with Bite’s initial public offering.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Share Exchange” means the share exchange to be effected pursuant to the Plan of Arrangement.
“Share Exchange Effective Time” means 9:00 am (Calgary time) on the Closing Date.
“Shareholder Support Agreement” means the Shareholder Support Agreement, dated as of April 29, 2023, by and among Bite and the Key Above Food Shareholders executed in connection with the Business Combination Agreement.
“special meeting of stockholders” means the special meeting of the stockholders of Bite, to be held on April 25, 2024 at 11:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.
“Sponsor” means Smart Dine, LLC, a Delaware limited liability company.
“Sponsor Convertible Promissory Note” means that certain non-interest-bearing promissory note issued by Bite to the Sponsor with a principal value not to exceed $350,000, as amended to increase the maximum principal value to $2,000,000.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of April 29, 2023, by and among Bite, Above Food and the Sponsor executed in connection with the Business Combination Agreement.
“Stock Escrow Agreement” means the Stock Escrow Agreement, dated as of February 11, 2021, by and among Bite, the Sponsor, certain other Bite Stockholders named therein and Continental.
“Subsidiaries” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.
“Transaction Proposals” means (i) the Business Combination Proposal, (ii) the Advisory Governance Proposal, (iii) the Adjournment Proposal, (iv) any other proposals as the SEC or the NYSE American stock exchange (or the respective staff members thereof) may indicate are necessary in their respective comments to the Registration Statement/Proxy Statement or correspondence related thereto and (v) any other proposals as determined by Bite and Above Food to be necessary or appropriate in connection with the Proposed Transactions.
“trust account” means the trust account that holds a portion of the proceeds of Bite’s IPO and the concurrent sale of the private placement warrants maintained at JPMorgan Chase Bank, N.A. by Continental on behalf of Bite’s public stockholders.

“Trust Agreement” means that certain Investment Management Trust Agreement between Bite and Continental, dated as of February 11, 2021.
“units” means units issued in Bite’s IPO, each consisting of one share of Bite common stock and one warrant of Bite to purchase one share of Bite common stock.
“U.S. GAAP” means United States generally accepted accounting principles.
“Warrant” means a warrant to purchase one share of Bite common stock at a price of $11.50 per share.
“Warrant Agreement” means the warrant agreement, dated as of February 11, 2021, between Bite and Continental.
“Wood & Water” means Wood & Water Foods Inc., doing business as “Culcherd.”
“Working Capital Loans” means any loan made to Bite by the Sponsor, any affiliate of the Sponsor, or any of Bite’s or the Sponsor’s officers or directors for the purpose of financing costs incurred in connection with an initial business combination.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Bite’s stockholders. Stockholders are urged to read carefully this entire Registration Statement/Proxy Statement, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this Registration Statement/Proxy Statement?

A.
Bite has entered into the Business Combination Agreement with New Above Food, Merger Sub and Above Food, which provides for the Business Combination in which, among other transactions, each of Above Food and Bite will become a direct, wholly owned subsidiary of New Above Food. A copy of the Business Combination Agreement and the BCA Amendment are attached to this Registration Statement/Proxy Statement as Annex A-1 and Annex A-2, respectively.

If Bite’s stockholders approve the Business Combination Proposal and the parties consummate the Business Combination: (i) prior to the Closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the ABCA; (ii) on the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and (iii) on the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite pursuant to the Merger, with Bite surviving as a direct, wholly owned subsidiary of New Above Food. Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares. As a result of the Merger, (i) each issued and outstanding share of Bite common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement. Please see the section titled “The Business Combination Proposal — Business Combination Agreement” for further information.
Bite’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.
The Bite common stock, warrants and units are currently listed on the NYSE American under the symbols “BITE,” “BITE.WT” and “BITE.U,” respectively. New Above Food has applied to list the New Above Food Common Shares and New Above Food Warrants on NYSE under the symbols “ABVE” and “ABVE.W”, respectively, in connection with the Closing. All outstanding Bite units will be separated into their underlying securities immediately prior to the Closing. Accordingly, New Above Food will not have units following consummation of the Business Combination, and therefore there will be no NYSE listing of the units following the consummation of the Business Combination.
This Registration Statement/Proxy Statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting of stockholders. You should read this Registration Statement/Proxy Statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Above Food with respect to the New Above Food Common Shares and New Above Food Warrants issuable in connection with the Business Combination.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this Registration Statement/Proxy Statement and its annexes.
Q.
What matters will Bite Stockholders consider at the special meeting of stockholders?

A.
At the special meeting of stockholders, Bite will ask its stockholders to vote on the following proposals:

1.
The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

2.
The Advisory Governance Proposal — a proposal to approve and adopt, on a non-binding, advisory basis, certain material differences between the bylaws of Above Food in effect immediately prior to the consummation of the Business Combination (the “Existing Above Food Bylaws”) and the amended and restated by-law no. 1 of New Above Food, the form of which is attached to this Registration Statement/Proxy Statement as Annex C (the “New Above Food Bylaws”).

3.
The Adjournment Proposal — a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied.

Q.   Are any of the proposals conditioned on one another?
A.
The Closing is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal. The Advisory Governance Proposal is non-binding and is not conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this Registration Statement/Proxy Statement.

It is important to note that in the event that the Business Combination Proposal is not approved, then Bite will not consummate the Business Combination. If Bite does not consummate the Business Combination and fails to complete an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite will be required to dissolve and liquidate.
Q.
What will happen upon the consummation of the Business Combination?

A.
Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) prior to the Closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the ABCA; (ii) on the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and (iii) on the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite pursuant to the Merger, with Bite surviving as a direct, wholly owned subsidiary of New Above Food. Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares. As a result of the Merger, (i) each issued and outstanding share of Bite common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.
In connection with the Business Combination:
•
each outstanding share of Bite common stock will be automatically converted into one New Above Food Common Share;

•
each of Bite’s outstanding warrants will cease to represent a right to acquire shares of Bite common stock and will instead represent the right to acquire the same number of New Above Food Common Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing; and

•
the Above Food Shareholders will receive an aggregate of up to 20,600,000 New Above Food Common Shares.

At the effective time of the Share Exchange, New Above Food will issue to the holders of Above Food’s shares, and will allocate to the holders of Above Food’s warrants for issuance upon exercise thereof, the Above Food Earnout Shares, consisting of an amount of shares designated as New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food, or shares of Above Food underlying Above Food warrants, as applicable, multiplied by the Above Food Earnout Ratio. All or a portion of the Above Food Earnout Shares will convert into New Above Food Common Shares, if certain conditions are satisfied within five years following the Closing Date, as follows:
(a)
Each New Above Food Class A Earnout Share will convert into New Above Food Common Shares on a one-for-one basis, if (i) on any 20 trading days within any 30 trading day period, the trading price of the New Above Food Common Shares is greater than or equal to $12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (ii) the Adjusted EBITDA of New Above Food for the fiscal year ending January 31, 2025 is greater than or equal to $21,200,000 based on the audited consolidated financial statements for such period or (iii) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to $12.50 per New Above Food Common Share; and

(b)
Each New Above Food Class B Earnout Share will convert into New Above Food Common Shares on a one-for-one basis, if (i) on any 20 trading days within any 30 trading day period, the trading price of the New Above Food Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (ii) the Adjusted EBITDA of New Above Food for the fiscal year ending January 31, 2026 is greater than or equal to $32,900,000 based on the audited consolidated financial statements for such period or (iii) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to $15.00 per New Above Food Common Share.

Unless converted into New Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.

Q.
Why is Bite proposing the Business Combination Proposal?

A.
Bite was organized for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Bite is not limited to a particular industry or geographic region.

Bite received $200,000,000 from its initial public offering and the private placement of the private placement units, which was placed into the trust account immediately following the initial public offering. In accordance with Bite’s amended and restated certificate of incorporation, the funds held in the trust account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”
There are currently 8,518,178 shares of Bite common stock issued and outstanding, consisting of 2,878,178 public shares and 5,640,000 private shares, consisting of founder shares, private placement shares and representative shares. In addition, Bite currently has 10,275,000 warrants to purchase shares of Bite common stock outstanding. Each warrant entitles the holder thereof to purchase one share of Bite common stock at a price of $11.50 per share, subject to adjustment as described in the final prospectus for Bite’s IPO. The warrants will become exercisable 30 days after the completion of Bite’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of Bite’s initial business combination or earlier upon redemption or liquidation. The private placement warrants, however, are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. There are no shares of Bite preferred stock issued and outstanding.
Under Bite’s amended and restated certificate of incorporation, Bite must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of Bite’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.
Based on its due diligence investigations of Above Food and the industry in which it operates, including the financial and other information provided by Above Food in the course of their negotiations in connection with the Business Combination Agreement, the Bite Board believes that Above Food has the potential to drive market share over time in a significant and growing addressable market around the world and, based upon Bite’s analyses and due diligence, has unrecognized value and other positive characteristics, such as competitive advantages in its industry. As a result, Bite believes that a business combination with Above Food has significant potential to create meaningful shareholder value following the consummation of the Business Combination. See the section titled “The Business Combination Proposal — Bite’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Q.
Who is Above Food?

A.
Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products. Please see the section entitled “Business of Above Food and Certain Information About Above Food” for more information.

Q:
What will Bite Stockholders and warrant holders receive in the Business Combination?

A.
Each issued and outstanding share of Bite common stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive the Bite Per Share Merger Consideration. Each issued and outstanding Bite Public Warrant shall no longer be outstanding and shall, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite common stock underlying such Bite Public Warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the terms of the Business Combination Agreement.

Q.
How much dilution may non-redeeming public stockholders experience in connection with the Business Combination and what equity stake will current public stockholders and Above Food Shareholders have in New Above Food after the Closing?

A.
Public stockholders are not required to vote “FOR” the Business Combination Proposal in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

If a public stockholder exercises its redemption rights, such exercise will not result in the loss of any public warrants that it may hold. We cannot predict the ultimate value of the public warrants following the consummation of the Business Combination, but assuming a redemption of 978,200 (approximately 41.5%) of Bite’s 2,359,298 public shares outstanding at the Closing (under the “Available Cash Scenario”), the 10,000,000 retained outstanding public warrants would have an aggregate value of $400,000 based on the price per warrant of $0.04 on March 11, 2024, the most recent practicable date prior to the date of this Registration Statement/Proxy Statement. In addition, on March 11, 2024, the most recent practicable date prior to the date of this Registration Statement/Proxy Statement, the price per share of Bite common stock closed at $10.73. If the shares of Bite common stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming public stockholders that the Warrants will be exercised, which would result in immediate dilution to the non-redeeming public stockholders.
The tables below illustrate the anticipated relative ownership under various redemption scenarios of public stockholders, the initial stockholders (being the Sponsor, EarlyBird and certain former and current independent directors of Bite), the Lenders, the existing Above Food Shareholders, the NRGene Shareholders and ANF shareholders immediately following consummation of the Business Combination without and after giving effect to the additional dilution that may be caused by the exercise of the outstanding public warrants or private placement warrants, the exercise of warrants underlying the working capital units convertible from the Sponsor Convertible Promissory Note, the conversion of the Above Food Earnout Shares into New Above Food Common Shares, the vesting of the Above Food restricted share units and options, exercise of the various outstanding Above Food warrants and the vesting of the ANF Earnout Shares. In the “Minimum Redemption Scenario,” “Interim Redemption Scenario,” “Available Cash Scenario” and “Full Redemption Scenario” as described below in the sensitivity table, the residual equity value owned by the non-redeeming public stockholders is assumed to be the deemed value of $10.00 per share and the implied total equity value of the combined company following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be $281.8 million. As a result of the respective redemption amounts in the Interim Redemption, the Available Cash and the Full Redemption scenarios as described below in the sensitivity table, the implied total equity value of the combined company following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be $277.0 million, $272.1 million and $258.2 million, respectively.

Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, as described further below. Stockholders will experience additional dilution to the extent New Above Food issues any such additional securities after the Closing.
	Minimum Redemption		Interim Redemption		Available Cash Scenario		Full Redemptions Scenario
Holders	Scenario(1)	% of Total	Scenario(2)	% of Total	Scenario(3)	% of Total	Scenario(4)	% of Total
Bite public stockholders	2,359,298	8.4%	1,870,198	6.8%	1,381,098	5.1%	—	0%
Bite initial stockholders(5)	5,790,000	20.5%	5,790,000	20.9%	5,790,000	21.3%	5,790,000	22.3%
Lenders(6)	1,107,027	4.0%	1,107,027	4.0%	1,107,027	4.1%	1,107,027	4.3%
Existing Above Food shareholders	16,413,434	58.2%	16,413,434	59.3%	16,413,434	60.3%	16,413,434	63.6%
NRGene Shareholders(7)	736,703	2.6%	736,703	2.6%	736,703	2.7%	736,703	2.9%
ANF shareholders(8)	1,777,778	6.3%	1,777,778	6.4%	1,777,778	6.5%	1,777,778	6.9%
Total shares outstanding	28,184,240	100.0%	27,695,140	100.0%	27,206,040	100.0%	25,824,942	100.0%
Total equity value post-redemptions(9)	$281,842,397		$276,951,396		$272,060,396		258,249,417
Per Share Value
Shares outstanding, excluding additional dilution sources (10)	$10.00		$10.00		$10.00		$10.00
Shares outstanding, fully diluted (11)	$5.36		$5.32		$5.28		$5.15
Additional Dilution Sources	Minimum Redemption Scenario(1)	% of Total(24)	Share Value(25)	Interim Redemption Scenario(2)	% of Total(24)	Share Value(25)	Available Cash Scenario(3)	% of Total(24)	Share Value(25)	Full Redemption Scenario(4)	% of Total(24)	Share Value(25)
Public warrants(12)	10,000,000	19.0%	$10.39	10,000,000	19.2%	$10.40	10,000,000	19.4%	$10.40	10,000,000	19.9%	$10.42
Private placement warrants(13)	275,000	0.5%	$10.01	275,000	0.5%	$10.01	275,000	0.5%	$10.02	275,000	0.5%	$10.02
Warrants underlying Sponsor Convertible Promissory Note(14)	75,000	0.1%	$10.00	75,000	0.1%	$10.00	75,000	0.1%	$10.00	75,000	0.1%	$10.00
Above Food Earnout Shares(15)	6,114,620	11.6%	$8.22	6,114,620	11.7%	$8.19	6,114,620	11.9%	$8.16	6,114,620	12.2%	$8.09
Above Food Restricted Share Units(16)	1,687,994	3.2%	$9.43	1,687,994	3.2%	$9.43	1,687,994	3.3%	$9.42	1,687,994	3.4%	$9.39
Above Food Options Tranche 1(17)	1,567,047	3.0%	$9.84	1,567,047	3.0%	$9.84	1,567,047	3.0%	$9.84	1,567,047	3.1%	$9.83
Above Food Options Tranche 2(18)	1,412,796	2.7%	$10.36	1,412,796	2.7%	$10.36	1,412,796	2.7%	$10.37	1,412,796	2.8%	$10.39
Above Food Options Tranche 3(19)	126,205	0.2%	$10.03	126,205	0.2%	$10.03	126,205	0.2%	$10.03	126,205	0.3%	$10.04
Above Food OTM Warrants(20)	2,375,455	4.5%	$10.26	2,375,455	4.6%	$10.26	2,375,455	4.6%	$10.27	2,375,455	4.7%	$10.28
Above Food Broker Warrants(21)	338,510	0.6%	$9.96	338,510	0.7%	$9.96	338,510	0.7%	$9.96	338,510	0.7%	$9.96
Above Food OTM Broker Warrants(22)	169,255	0.3%	$10.02	169,255	0.3%	10.02	169,255	0.3%	$10.02	169,255	0.3%	$10.02
ANF Earnout Shares(23)	220,000	0.4%	$9.92	220,000	0.4%	$9.92	220,000	0.4%	$9.92	220,000	0.4%	$9.92
Total Additional Dilution Sources(24)	24,361,882	46.1%	$5.36	24,361,882	46.6%	$5.32	24,361,882	47.1%	$5.28	24,361,882	48.4%	$5.15

(1)
This scenario assumes that no shares of Bite common stock are redeemed by Bite’s public stockholders in connection with, or prior to, the consummation of the Business Combination.

(2)
This scenario assumes that 489,100 shares of Bite common stock are redeemed by Bite’s public stockholders.

(3)
This scenario assumes that 978,200 shares of Bite common stock are redeemed by Bite’s public stockholders. The 978,200 shares redeemed in this scenario was calculated so that the trust account would hold the minimum cash required to satisfy the Available Cash Condition in the Business

Combination Agreement. There are no limitations on the number of Bite’s common stock that may be redeemed by Bite’s common stockholders and more common stock may be redeemed than are assumed in this scenario.
(4)
This scenario assumes that all the Bite common stock are redeemed by Bite’s public stockholders.

(5)
Consists of 5,640,000 private shares currently outstanding, plus 150,000 shares underlying the Sponsor Convertible Promissory Note (as to which the Sponsor has agreed, pursuant to the Sponsor Support Agreement, to convert $1.5 million of the outstanding principal into Bite units immediately prior to the effective time of the Merger, which units will then, in accordance with the terms of the Business Combination Agreement, convert into one New Above Food Common Share and one half of a warrant to acquire a New Above Food Common Share, with a strike price of $11.50).

(6)
Represents the conversion of the $9.2 million of lender financing outstanding as at October 31, 2023, into New Above Food Common Shares at a deemed value of $10 per share and conversion of the associated $1.9 million of accrued interest into New Above Food Common Shares at a deemed value of $10 per share. The interest amount was calculated as the amount expected to be accrued at the anticipated closing date of the transaction. For the avoidance of doubt, while these shares are included in this disclosure to illustrate the extent of dilution that Bite public stockholder who elect not to redeem their shares may experience in connection with the Business Combination, these New Above Food Common Shares are not being registered on this Registration Statement/Proxy Statement; rather, such New Above Food Common Shares will be issued to the Lenders in a private placement pursuant to Section 4(a)(2) of the Securities Act.

(7)
In connection with the acquisition of NRGene, New Above Food will issue CAD $10 million worth of New Above Food Common Shares at the close of the transaction. As the acquisition of NRGene was not deemed to be significant within the meaning of Regulation S-X Rule 3-05, this acquisition is not reflected in the unaudited pro forma financial information included elsewhere in this Registration Statement/Proxy Statement and accordingly the shares to be issued to the NRGene Shareholders are also not included in such pro forma financial information. For the avoidance of doubt, while such New Above Food Common Shares are included in this disclosure to illustrate the extent of dilution that Bite public stockholder who elect not to redeem their shares may experience in connection with the Business Combination, these New Above Food Common Shares are not being registered on this Registration Statement/Proxy Statement; rather, such New Above Food Common Shares will be issued to the NRGene Shareholders in a private placement pursuant to Section 4(a)(2) of the Securities Act.

(8)
In connection with the close of the transaction with Bite, Above Food may acquire the remainder of the interest in ANF it does not own. The consideration paid will be settled in $16 million worth of New Above Food Common Shares based on 90% of the volume weighted average price of New Above Food Common Shares for the 30-day trading period immediately following the completion of the Business Combination. As the acquisition of the remaining interest in ANF was not deemed to be significant within the meaning of Regulation S-X Rule 3-05, this acquisition is not reflected in the unaudited pro forma financial information included elsewhere in this Registration Statement/Proxy Statement and accordingly the shares issued are also not included in such pro forma financial information.

(9)
These equity values were calculated based on the number of shares expected to be outstanding at the closing of the Business Combination and the assumed per share value of $10 per New Above Food Common Share. The per share values are calculated assuming the exercise price is paid (where applicable) and that such value is added to the total equity value of New Above Food. The denominator was calculated as the number of shares outstanding in each scenario, adjusted to include the incremental share count underlying each dilutive instrument.

(10)
Calculation of value per share does not take into account the additional sources of dilution, as described in Notes 12 through 24 below.

(11)
Calculation of value per share assumes the issuance of the maximum amount of New Above Food Common Shares in connection with the additional dilution sources, as described in Notes 12 through 24 below. In addition, calculation of value per share in the rows entitled “Public Warrants” and “Private placement warrants” and “Warrants underlying Sponsor Convertible Promissory Note” is based on the applicable Total Equity Value Post-Redemptions in each scenario plus the full exercise of the applicable maximum number of Warrants at $11.50 per share for a total cash exercise price of approximately $115.0 million in the row entitled “Public Warrants,” approximately $3.2 million in the row entitled “Private placement warrants” and approximately $0.9 million in the row entitled “Warrants underlying Sponsor Convertible Promissory Note.”
(12)
This row assumes exercise of all Public Warrants outstanding as of January 31, 2023, to purchase 10,000,000 shares of Bite common stock.

(13)
This row assumes exercise of all private placement warrants outstanding as of January 31, 2023, to purchase 275,000 shares of Bite common stock.

(14)
This row assumes that the maximum amount permitted under the Sponsor Convertible Promissory Note to be converted into Bite units in the aggregate amount of $1,500,000 is converted into Bite units at a price of $10.00 per unit, as required by the terms of the Sponsor Support Agreement, and that the 75,000 warrants included in such units are all exercised.

(15)
This row assumes that all of the Above Food Earnout Shares are converted into New Above Food Common Shares. The Above Food Earnout Shares will only be converted into New Above Food Common Shares if certain conditions are satisfied within five years following the Closing Date, as described in this Registration Statement/Proxy Statement.

(16)
This row represents all of the 1,687,994 shares issuable to Above Food’s employees pursuant to restricted share units that will begin vesting upon the consummation of the Business Combination and pursuant to employment agreements.

(17)
This row assumes that all of the first tranche of Above Food’s options (“Above Food Options T1”) are converted into New Above Food Common Shares.

(18)
This row assumes that all of the second tranche of Above Food’s options (“Above Food OTM Options T2”) are converted into New Above Food Common Shares.

(19)
This row assumes that all of the third tranche of Above Food’s options (“Above Food OTM Options T3”) are converted into New Above Food Common Shares.

(20)
This row assumes that all of Above Food’s out-of-the-money warrants (“Above Food OTM Warrants”) are converted into New Above Food Common Shares.

(21)
This row assumes that all of Above Food’s warrants issued to intermediaries as compensation for placement services (“Above Food Broker Warrants”) are converted into New Above Food Common Shares.

(22)
This row assumes that all of Above Food’s bonus out-of-the-money broker warrants (“Above Food OTM Broker Warrants”) are converted into New Above Food Common Shares.

(23)
This row assumes the issuance of (i) 100,000 shares payable to ANF securityholders in the first year following the consummation of the ANF Acquisition (“ANF Year One Earnout Shares”) and (i) 120,000 shares payable to ANF securityholders in the second year following the consummation of the ANF Acquisition (“ANF Year Two Earnout Shares” and, together with the ANF Year One Earnout Shares, the “ANF Earnout Shares”). These amounts represent the estimated maximum payout in shares under these earn out arrangements to illustrate the maximum amount of dilution possible to the Bite public stockholder who elect not to redeem their shares may experience in connection with the Business Combination; however, the 220,000 ANF Earnout Shares are not being registered in this Registration Statement/Proxy Statement and, after the total number of New Above Food Common Shares payable to the ANF securityholders following the consummation of the ANF Acquisition is determined, such shares will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act.

(24)
This row assumes the issuance of all New Above Food Common Shares in connection with each of the additional dilution sources, which equals 24,361,882 New Above Food Common Shares. Percentages in this row represent (a) the foregoing share amount divided by (b) the sum of (i) the amounts included in the row titled “Total Shares Outstanding” plus (ii) the amounts included in the row titled “Total Additional Dilution Sources” for the Minimum Redemption Scenario, Interim Redemption Scenario, Available Cash Scenario or Full Redemption Scenario, as applicable. 24,361,882 New Above Food Common Shares in total represents the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(25)
These columns assume an equity value of New Above Food of $281.8 million in the Minimum Redemption Scenario, $277.0 million in the Interim Redemption Scenario, $272.1 million in the Available Cash Scenario and $258.2 million in the Full Redemption Scenario. These equity values were calculated based on the number of shares expected at close and the assumed per share value of $10 per New Above Food Common Share. The per share values are calculated assuming the exercise price is paid for each dilutive instrument (where applicable) and such value is added to the total equity value of New Above Food. The denominator was calculated as the number of shares outstanding in each scenario, adjusted to include the incremental share count underlying each dilutive instrument.

Q.   What fees are payable to EarlyBird in connection with the Business Combination?
A.
EarlyBird, the sole book-running manager of Bite’s IPO in February 2021, is acting as a financial advisor to Bite in connection with the Business Combination pursuant to a Business Combination Marketing Agreement, entered into between Bite and EarlyBird on February 11, 2021 in connection with the IPO. Pursuant to the terms of the Business Combination Marketing Agreement, EarlyBird is entitled to receive, upon the closing of Bite’s initial business combination, a fee in the amount of $7 million (3.5% of the gross proceeds received by Bite in its initial public offering), as well as reimbursement of an aggregate of up to $20,000 of expenses. The amount of the fee payable to EarlyBird is not subject to adjustment to account for redemptions of Bite common stock by Bite’s public stockholders. Accordingly, the amount of the fee due to EarlyBird upon consummation of the Business Combination as a percentage of the aggregate proceeds remaining in the Trust Account will increase as the number of shares of Bite common stock redeemed increases.

The table below sets forth the effective fee incurred pursuant to the Business Combination Marketing Agreement in connection with the Business Combination in each redemption scenario.
	Minimum Redemption Scenario(1)	% of Trust Account	Interim Redemption Scenario(2)	% of Trust Account	Available Cash Scenario(3)	% of Trust Account	Full Redemption Scenario(4)	% of Trust Account
Fee	$7,000,000	27.7%	$7,000,000	34.9%	$7,000,000	47.3%	$7,000,000	Not Available

(1)
This scenario assumes that no shares of Bite common stock are redeemed by Bite’s public stockholders in connection with, or prior to, the consummation of the Business Combination.

(2)
This scenario assumes that 489,100 shares of Bite common stock are redeemed by Bite’s public stockholders.

(3)
This scenario assumes that 978,200 shares of Bite common stock are redeemed by Bite’s public stockholders. The 978,200 shares redeemed in this scenario was calculated so that the trust account would hold the minimum cash required to satisfy the Available Cash Condition in the Business Combination Agreement. There are no limitations on the number of shares of Bite common stock that may be redeemed by Bite’s common stockholders and more Bite common stock may be redeemed than are assumed in this scenario.

(4)
This scenario assumes that all of Bite common stock are redeemed by Bite’s public stockholders.

Q.   Who will be the directors and officers of New Above Food if the Business Combination is consummated?
A.
It is anticipated that, at the Closing, the New Above Food Board will be composed of Lionel Kambeitz, Jason Zhao, Garth Fredrickson, Alberto Ardura González, Felipe Gomez, Agustin Tristan Aldave and Chief Reginald Bellerose. New Above Food’s executive management team will be led by Mr. Kambeitz, who will serve as Executive Chairman of the New Above Food Board and Chief Executive Officer of New Above Food, and will include Jason Zhao as Executive Vice President and Chief Financial Officer, Tyler West as Vice President of Origination and Regenerative Agriculture and Martin Williams as Vice President of Consumer Brands. We are in the process of identifying the other individuals who will be New Above Food executive officers. See the section titled “Management of New Above Food Following the Business Combination” for additional information.

Q:   How will New Above Food be governed following the Business Combination?
A:
Upon consummation of the Business Combination, New Above Food will be governed by the New Above Food Articles and the New Above Food Bylaws, which are attached hereto as Annex B and Annex C, respectively. The New Above Food Board will be responsible for guiding New Above Food’s business and affairs and overseeing management.

Q.   What conditions must be satisfied to complete the Business Combination?
A.
There are a number of closing conditions in the Business Combination Agreement, including that the Bite Stockholders have approved and adopted the Business Combination Agreement and that Available Cash as of the Closing will be no less than $5,000,000. All of the conditions to the Closing are waivable by the party or parties in whose favor the condition is (or, in the case of the mutual conditions, by each of Above Food, Bite, New Above Food and Merger Sub), subject only to applicable Laws. Bite will disclose to investors, pursuant to applicable rules and regulations, any waiver by any of the parties to the Business Combination Agreement of any material condition to Closing. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Business Combination Proposal — Business Combination Agreement.”

In the event the Available Cash Condition is waived by Above Food, New Above Food will not have the same liquidity at closing it would have had if the condition was satisfied and, as a result, may take actions to delay, limit, reduce or terminate its agriculture, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability if additional equity or debt financing is not available on acceptable terms. Waiver of the Available Cash Condition could result in a material adverse effect on New Above Food’s cash flows, business, financial condition, prospects or results of operations.
Q.   What happens if I sell my shares of Bite common stock before the special meeting of stockholders?
A.
The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Bite common stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be able to seek redemption of your shares of Bite common stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of Bite common stock prior to the record date, you will have no right to vote those shares at the special meeting of stockholders or to redeem those shares for a pro rata portion of the proceeds held in Bite’s trust account. Only Bite’s stockholders on the date of the Closing will be entitled to receive New Above Food Common Shares upon consummation of the Business Combination.

Q:
How has the announcement of the Business Combination affected the trading price of Bite common stock and Bite Public Warrants?

A:
On April 28, 2023, the last trading date before the public announcement of the Business Combination, Bite common stock and Bite Public Warrants closed at $10.31 and $0.05, respectively. On           , 2024, the trading date immediately prior to the date of this Registration Statement/Proxy Statement, Bite common stock and Bite Public Warrants closed at $     and $     , respectively.

Q:   Following the Business Combination, will Bite’s securities continue to trade on a stock exchange?
A:
No. Bite anticipates that, following consummation of the Business Combination, the Bite common stock and Bite Public Warrants will be delisted from the NYSE American, and Bite will be deregistered under the Exchange Act. Each issued and outstanding share of Bite common stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive the Bite Per Share Merger Consideration. Each issued and outstanding Bite Public Warrant shall no longer be outstanding and shall, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite common stock underlying such Bite Public Warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the terms of the Business Combination Agreement.

New Above Food intends to list the New Above Food Common Shares and New Above Food Warrants on the NYSE. It is anticipated that upon the Closing, the New Above Food Common Shares and New Above Food Warrants will be listed on the NYSE under the ticker symbols “ABVE” and “ABVE.W,” respectively. Please see the subsection entitled “The Business Combination — Certain Information Relating to New Above Food — Listing of New Above Food Common Shares on the NYSE” for additional information.
Q.   What vote is required to approve the proposals presented at the special meeting of stockholders?
A.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Bite common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Advisory Governance Proposal, and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Advisory Governance Proposal, or, if presented, the Adjournment Proposal.
Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.
Q.   Do Above Food’s shareholders need to approve the Business Combination?
A.
It is a condition to Closing that Above Food’s shareholders approve the Plan of Arrangement and related transactions. Above Food expects to convene a meeting of Above Food shareholders providing for, among other things, the calling and holding of such meeting to consider, and if deemed advisable approve, the Plan of Arrangement, which is included as Exhibit D to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement. In connection with such meeting, Above Food expects to distribute the Canadian information circular to its shareholders which will contain a notice of meeting and the accompanying management information circular.

In connection with the execution of the Business Combination Agreement, Bite and the Key Above Food Shareholders entered into the Shareholder Support Agreement, pursuant to which among other things, the Key Above Food Shareholders agreed to support and vote in favor of the Business Combination.
Q.
May Bite, the Sponsor or Bite’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, Bite, the Sponsor or Bite’s directors, officers, advisors or their respective affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of Above Food. None of Bite, the Sponsor or Bite’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Bite’s directors, officers, advisors or their affiliates purchase shares of Bite common stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination and/or to satisfy the Available Cash Condition if it appears that such condition would otherwise not be met; however, pursuant to SEC guidance, if Bite, the Sponsor, Bite’s directors, officers, advisors, or any of their respective affiliates purchases shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such shares would not be voted in favor of the Business Combination Proposal. This may result in the completion of the Business Combination that may not otherwise have been possible.

Q.
Will Bite or New Above Food issue additional equity securities in connection with the consummation of the Business Combination?

A.
Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned, an aggregate of $9,200,000 to Above Food. On the Closing Date, each Loan will be converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by $10.00. Prior to the Closing, New Above Food may enter into one or more PIPE Subscription Agreements with PIPE Investors, pursuant to which New Above Food would issue and sell New Above Food Common Shares to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements.

Q.   How many votes do I have at the special meeting of stockholders?
A.
Bite’s stockholders are entitled to one vote at the special meeting of stockholders for each share of Bite common stock held of record as of the record date. As of the close of business on the record date, there were             outstanding shares of Bite common stock.

Q.   How will the initial stockholders, Sponsor and Bite management vote?
A.
In connection with Bite’s IPO, Bite entered into an agreement with the initial stockholders, pursuant to which each agreed to vote their founder shares and any other shares acquired during and after Bite’s IPO in favor of the Business Combination Proposal. Neither the initial stockholders nor Bite’s directors or officers have purchased any shares during or after Bite’s IPO and neither Bite, the Sponsor nor Bite’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares of Bite common stock. Currently, the initial stockholders hold all of the private shares, which represent approximately 66.2% of the issued and outstanding shares of Bite common stock.
Q.   What interests do Bite’s current officers and directors have in the Business Combination?
A.
Bite’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor and certain of Bite’s directors and officers of an aggregate of 5,496,667 founder shares and private placement shares, including 4,976,667 founder shares originally purchased for approximately $0.0058 per share, all of which shares would become worthless if Bite does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $53.5 million, based on the closing price of the Bite common stock of $10.75 on the NYSE American on February 7, 2024;

•
the beneficial ownership of the Sponsor and certain of Bite’s directors and officers of an aggregate of 260,000 private placement warrants, which warrants would expire and become worthless if Bite does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $7,800, based on the closing price of the public warrants of $0.03 on the NYSE American on February 7, 2024;

•
Bite’s officers and directors are entitled to receive reimbursement for any out-of-pocket expenses incurred by them on Bite’s behalf incident to identifying potential target businesses and performing due diligence on suitable business combinations. However, if Bite fails to consummate a business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, they will not have any claim against the trust account for reimbursement. Accordingly, Bite may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by such date. As of September 30, 2023, approximately $2,129,000 was outstanding in out-of-pocket expense reimbursements.

•
the potential continuation of one of Bite’s directors, as a director of New Above Food following the consummation of the Business Combination; and

•
the continued indemnification of current directors and officers of Bite and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced Bite’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. The Bite Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Bite stockholders that they vote “FOR” the Business Combination Proposal. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the Bite Board in evaluating the financial aspects of the Business Combination, held meetings to discuss and consider the financial terms of the transaction, the financial performance of certain publicly traded companies deemed similar to Above Food in one or more respects, and transactions involving acquisition targets deemed similar to Above Food in one or more respects. The Bite Board also considered, among other factors, the Sponsor’s agreement to subject certain shares to be received by the Sponsor to vesting conditions. In addition, Bite engaged outside legal advisors to, among other things, assist the Bite Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included meetings between the Bite Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed. You should also read the section titled “The Business Combination Proposal — Bite’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q:
Are there material differences between my rights as a New Above Food Shareholder and my rights as a Bite Stockholder?

A:
Yes. There are certain material differences between your rights as a New Above Food Shareholder and your rights as a Bite Stockholder. You are urged to read the sections entitled “Description of New Above Food Securities” and “Comparison of the Rights of Holders of Bite Common Stock and New Above Food Common Shares.”

Q:   What happens if I vote against the Business Combination Proposal?
A:
If you vote against the Business Combination Proposal but the Business Combination Proposal still receives the requisite vote at the special meeting, then the Business Combination Proposal will be approved and, subject to the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal but the Business Combination Proposal and the Business Combination Proposal does not receive the affirmative vote of the holders of a majority of the shares of Bite common stock then outstanding, then the Business Combination Proposal will fail and we will not consummate the Business Combination. Under Bite’s amended and restated certificate of incorporation, if the Business Combination Proposal is not approved and Bite does not otherwise consummate an alternative business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to Bite’s public stockholders.
Q:
Why is Bite proposing the Advisory Governance Proposal?

A:
As required by applicable SEC guidance, Bite is requesting that the Bite Stockholders consider and vote upon a proposal to approve, on a non-binding, advisory basis, certain material differences between the Existing Above Food Bylaws and the New Above Food Bylaws. This vote is not required by Alberta law. However, consistent with SEC guidance, Bite is submitting the Advisory Governance Proposal to its stockholders separate and apart from the Business Combination Proposal for approval. This is an advisory vote and is not binding on the Bite Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposal. Accordingly, regardless of the outcome of the non-binding, advisory vote on the Advisory Governance Proposal, the New Above Food Bylaws will take effect upon the consummation of the Business Combination.

The full text of the New Above Food Bylaws is attached to this Registration Statement/Proxy Statement as Annex C. Please see the section entitled “The Advisory Governance Proposal” for additional information.
Q.
Did the Bite Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
The Bite Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Bite Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The Bite Board also determined, without seeking a valuation from a financial advisor, that Above Food’s fair market value was at least 80% of Bite’s net assets (excluding taxes payable on the income accrued in the trust account). Accordingly, investors will be relying on the judgment of the Bite Board as described above in valuing the Above Food business and assuming the risk that the Bite Board may not have properly valued such business.

Q:
What are some of the positive and negative factors that the Bite Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:
The Bite Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Bite Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Bite Board may have given different weight to different factors.
•
Above Food’s large and growing market opportunity.   The Bite Board believes the total addressable market for Above Food’s products exceeds $200 billion globally, and will continue to grow.

•
Above Food’s historic growth and significant planned growth and growth potential.   Above Food achieved significant revenue growth over the past several years, from $113 million in fiscal year 2021 to $294 million in fiscal year 2023, and expects that growth to continue, without the need for significant capital expenditures in the next several years.

•
Above Food’s experienced management team.   The Bite Board believes that Above Food has a proven and experienced management team that is positioned to lead New Above Food after the Business Combination.

•
Scalable business with a differentiated food and ingredient process.   The Bite Board also believes that Above Food provides a unique opportunity to invest in a vertically integrated business that provides an actionable opportunity for ESG-focused investors.

•
Above Food’s existing shareholders will rollover 100% of their equity.   The Bite Board considered that the current Above Food shareholders will roll over all of their equity into New Above Food and become the controlling shareholders of New Above Food, demonstrating their significant commitment to the combined company going forward.

•
Due diligence.   Prior to entering into the Business Combination Agreement, the Bite Board reviewed and discussed in detail the results of the due diligence examination of Above Food conducted by Bite’s management team and Bite’s financial and legal advisors.

•
Committed capital.   The Bite Board considered that the $9.5 million in committed investments from strategic investors pursuant to the Convertible Loan Agreement validated Bite’s management evaluation of the attractiveness of the opportunity, and has the potential to provide additional commercial synergies for Above Food.

•
Attractive Valuation.   At the time of announcement, Above Food’s pro forma enterprise value of $319 million implied a 0.96x multiple of projected fiscal year 2024 revenue, based on Above Food’s management’s projections. This would represent a meaningful discount to the Comparable Companies (as defined below), which had a median enterprise value of calendar year 2023 median consensus revenues of 1.90x to 3.14x projected 2023 revenue as of April 2023.

The Bite Board also identified and considered the following factors and risks and other potentially negative factors concerning the Business Combination, although not weighted or in any order of significance:
•
Benefits may not be achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Closing conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Bite’s control, including approval by Bite’s stockholders, and approval by NYSE of the initial listing application in connection with the Business Combination.

•
Post-closing capital requirements.   The ability of the combined company to raise new capital to meet its near and long-term liquidity needs.

•
Fees and expenses.   The fees and expenses associated with completing the Business Combination.

•
No third-party valuation.   The risk that Bite did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination.

•
Potential litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
The Bite Stockholders receiving a minority position.   The fact that the Bite Stockholders will hold a minority position in New Above Food.

•
Public company experience of officers.   The fact that the Chief Executive Officer and Chief Financial Officer of New Above Food have no experience in operating a U.S. publicly-traded company.

•
Other risk factors.   Various other risk factors associated with the respective businesses of Bite and Above Food as described in the section entitled “Risk Factors” appearing elsewhere in this Registration Statement/Proxy Statement.

Based on its review of the forgoing considerations, the Bite Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Bite Stockholders will receive as a result of the Business Combination. The Bite Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
For more information about the Bite Board’s decision-making process, see the subsection entitled “The Business Combination — Reasons of the Bite Board and Transaction Committee Approving the Business Combination.”
Q.   What happens if the Business Combination Proposal is not approved?
A.
If the Business Combination Proposal is not approved and Bite does not consummate a business combination by February 17, 2024 or amend its amended and restated certificate of incorporation to extend the date by which Bite must consummate an initial business combination, Bite will be required to dissolve and liquidate the trust account.

Q.   Do I have redemption rights?
A.
If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of Bite’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Bite to pay its franchise and income taxes, upon the consummation of the Business Combination. Holders of Bite’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the initial stockholders have agreed to waive their redemption rights with respect to their founder shares and any public shares that they may have acquired during or after Bite’s IPO in connection with the completion of Bite’s initial business combination. None of such persons received any specific consideration for agreeing not to seek redemption of such shares. The founder shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. For illustrative purposes, based on funds in the trust account of approximately $30.9 million on January 16, 2024, the estimated per share Redemption Price would have been approximately $10.71. This is greater than the $10.00 initial public offering price of Bite’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to Bite to pay franchise and income taxes, in connection with the liquidation of the trust account.

Q.   Is there a limit on the number of shares I may redeem?
A.
A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the outstanding public shares of Bite common stock, without Bite’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of the 15% threshold beneficially owned by such public stockholder or group will not be redeemed for cash, without our prior consent. On the other hand, a public stockholder who holds less than 15% of the public shares may redeem all of the public shares held by such stockholder for cash.
In no event, however, will Bite redeem public shares in an amount that would cause Bite’s net tangible assets to be less than $5,000,001 immediately after the Closing.
Q.   Will how I vote affect my ability to exercise redemption rights?
A.
No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

It is a condition to the Closing under the Business Combination Agreement, however, that there be at least $5,000,000 in Available Cash. If redemptions by public stockholders cause Bite to be unable to meet this closing condition, then Above Food will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In no event, however, will Bite redeem public shares in an amount that would cause Bite’s net tangible assets to be less than $5,000,001 immediately after the Closing.
Q.   How do I exercise my redemption rights?
A.
In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on April 23, 2024 (two business days before the special meeting of stockholders), (i) submit a written request to Bite’s transfer agent that Bite redeem your public shares for cash, and (ii) deliver your public shares to Bite’s transfer agent physically or electronically through DTC. The address of Continental, Bite’s transfer agent, is listed under the question “Who can help answer my questions?” below. Bite requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your public shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Bite’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Bite’s transfer agent will need to act to facilitate the request. It is Bite’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Bite does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Bite’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Bite’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Bite’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Bite’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
For a discussion of the material U.S. federal income tax consequences of exercising your redemption rights, see the section entitled “U.S. Federal Income Tax Considerations.”

Q.
What are the U.S. federal income tax consequences to me of the Merger?

A.
Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations of the Business Combination” below (including the discussion of Section 367(a) of the

Code), it is intended that the Merger, taken together with certain related transactions, will constitute an integrated transaction that qualifies for tax-deferred treatment under Section 351(a) of the Code (the “Intended Tax Treatment”). However, if the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment (and does not otherwise qualify for tax-deferred treatment under another section of the Code), the Merger would be a taxable transaction to U.S. holders (as defined below under “Material U.S. Federal Income Tax Considerations of the Business Combination”) of Bite common stock. Further, the receipt of New Above Food Warrants in exchange for Public Warrants pursuant to the Merger generally will be a taxable transaction to U.S. holders of Public Warrants regardless of whether the Merger qualifies for the Intended Tax Treatment.
In addition, Section 367(a) of the Code generally requires a U.S. holder of securities in a U.S. corporation to recognize gain (but not loss) when such securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment unless certain conditions are met. At this time, there is significant uncertainty as to whether all of these conditions will be met with respect to the Merger. The application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and subject to change. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.
For a more complete discussion of the U.S. federal income tax considerations of the Merger, including the application of Section 367(a) of the Code, see “Material U.S. Federal Income Tax Considerations of the Business Combination” below.
Q:   If I am a Bite warrant holder, can I exercise redemption rights with respect to my warrants?
A:
No. There are no redemption rights with respect to Bite warrants.

Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
No. There are no appraisal rights available to holders of shares of Bite common stock or warrants in connection with the Business Combination.

Q:
What happens to the funds held in the trust account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the trust account will be released to pay Bite Stockholders who properly exercise their redemption rights. Any additional funds available for release from the trust account will be used for general corporate purposes of New Above Food following the Business Combination, including the payment of transaction expenses of the parties to the Business Combination Agreement.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — Business Combination Agreement — Above Food, New Above Food and Merger Sub Conditions to Closing — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Bite does not complete an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite’s amended and restated certificate of incorporation provides that Bite will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by Bite to pay its franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Bite’s remaining stockholders and the Bite Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section titled “Risk Factors — Risks Related to the Business Combination, Redemptions and Certain Outstanding Bite Securities — Bite may not be able to complete the Business Combination within the prescribed time frame, in which case Bite would cease all operations except for the purpose of winding up and Bite would redeem its public shares and liquidate, in which case Bite’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and Bite’s warrants will expire worthless” and “— Bite’s stockholders may be held liable for claims by third parties against Bite to the extent of distributions received by them upon redemption of their shares.” Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to Bite’s outstanding warrants. Accordingly, the warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”
Q:
What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this Registration Statement/Proxy Statement, including the section entitled “Risk Factors”, the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this Registration Statement/Proxy Statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:   How do I vote?
A:
If you were a holder of record of shares of Bite common stock on April 4, 2024, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
How do I attend Bite’s special meeting of stockholders?

A:
Bite’s special meeting of stockholders will be held on April 25, 2024 at 11:00 a.m., Eastern Time at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Transaction Proposals.

Q:
What will happen if I abstain from voting or fail to vote at the special meeting of stockholders?

A:
At the special meeting of stockholders, Bite will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on the outcome of any vote on the Advisory Governance Proposal, or, if presented, the Adjournment Proposal.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by Bite without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to attend the special meeting of stockholders to vote on the proposals described in this Registration Statement/Proxy Statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Bite encourages you to vote as soon as possible after carefully reading this Registration Statement/Proxy Statement.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this Registration Statement/Proxy Statement, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Bite believes the proposals presented to the stockholders at the special meeting of stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting of stockholders and will have the same effect as a vote “AGAINST” the Business Combination Proposal. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the trust account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Bite’s proxy solicitor, Morrow Sodali LLC, prior to the vote at the special meeting of stockholders, or attend the special meeting of stockholders and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting of stockholders. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this Registration Statement/Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum will be present at the special meeting of stockholders if a majority of the Bite common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. As of the record date for the special meeting of stockholders, 4,259,090 shares of Bite common stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. In the absence of a quorum, the chairman of the special meeting of stockholders will have the power to adjourn such meeting.
Q.
What happens to Bite warrants I hold if I vote my shares of Bite common stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Bite Stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your Bite warrants will automatically convert into warrants to purchase New Above Food Common Shares as described in this Registration Statement/Proxy Statement. If the Business Combination is not completed, you will continue to hold your Bite warrants, and if Bite does not otherwise consummate an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Bite will pay the cost of soliciting proxies for the special meeting of stockholders. Bite has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting of stockholders. Bite has agreed to pay Morrow Sodali LLC a fee of $15,000 . Bite will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify and its affiliates against certain claims, liabilities, losses, damages and expenses. Bite also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Bite common stock for their expenses in forwarding soliciting materials to beneficial owners of Bite common stock and in obtaining voting instructions from those owners. Bite’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the proposals, or if you need additional copies of this Registration Statement/Proxy Statement or the enclosed proxy card, you should contact Bite’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: BITE.info@investor.morrowsodali.com
You may also contact Bite at:
Bite Acquisition Corp.
720 N. State Street
Chicago, IL 60654
Telephone: (347) 685-5236
Attention: Alberto Ardura González, Chief Executive Officer

To obtain timely delivery of the documents in advance of the special meeting of stockholders to be held on April 25, 2024, Bite’s stockholders must request the materials no later than five business days prior to the special meeting of stockholders, by April 18, 2024.
You may also obtain additional information about Bite from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Bite’s transfer agent prior to 5:00 p.m., Eastern time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE REGISTRATION STATEMENT/PROXY STATEMENT
This summary highlights selected information from this Registration Statement/Proxy Statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting of stockholders, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement and the BCA Amendment, dated as of March 12, 2024, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this Registration Statement/Proxy Statement. The Business Combination Agreement is the legal document that governs the Arrangement and the Merger and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this Registration Statement/Proxy Statement in the section titled “The Business Combination Proposal — Business Combination Agreement.”
The Parties
Bite
Bite is a blank check company incorporated in Delaware on September 29, 2020. Bite was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.
The Bite common stock, warrants and units are currently listed on the NYSE American under the symbols “BITE,” “BITE.WT” and “BITE.U,” respectively. In connection with the Business Combination, (i) each outstanding share of Bite common stock will be automatically converted into one New Above Food Common Share and (ii) each of Bite’s outstanding warrants will cease to represent a right to acquire shares of Bite common stock and will instead represent the right to acquire the same number of New Above Food Common Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.
The mailing address of Bite’s principal executive office is 720 N. State Street, Chicago, IL 60654, United States and its telephone number is (347) 685-5236.
Above Food
Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products. Above Food is a differentiated, vertically integrated, plant-based ingredient and food company dedicated to regenerative agriculture and sustainable food technologies that create a healthier world. Above Food delivers nutritious food ingredients to its customers with traceability and sustainability, with margin enhancement that comes from maintaining oversight across the entire production value chain from seed to fork.
For more information about Above Food, see the section entitled “Business of Above and Certain Information About Above Food.”
The mailing address of Above Food’s principal executive office is 2305 Victoria Avenue #001, Regina, Saskatchewan, Canada S4P 0S7 and its telephone number is (306) 779-2268.
New Above Food
New Above Food was incorporated under the laws of Alberta, Canada on April 18, 2023. Prior to the consummation of the Business Combination, the sole director of New Above Food is Lionel Kambeitz, who is currently the Chairman, President and Chief Executive Officer of Above Food, and the sole shareholder of New Above Food is Above Food. New Above Food will become the parent company of Bite and Above Food upon the consummation of the Business Combination. New Above Food intends to list the New Above Food Common Shares on the NYSE. It is anticipated that upon the Closing, the New Above Food Common Shares will be listed on the NYSE under the ticker symbol “ABVE.”
New Above Food owns no material assets and has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement,

such as the making of certain required securities law filings and the preparation of this Registration Statement/Proxy Statement.
The address of New Above Food’s registered office is 2305 Victoria Avenue #001, Regina, Saskatchewan, S4P 0S7. After the consummation of the Business Combination, its principal executive office will be that of Above Food, located at 2305 Victoria Avenue #001, Regina, Saskatchewan, S4P 0S7, and its telephone number will be 306-779-2268.
Merger Sub
Above Merger Sub, Inc. is a Delaware corporation and a direct, wholly owned subsidiary of New Above Food. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Business Combination Agreement.
The mailing address of Merger Sub’s principal executive office is 2305 Victoria Avenue #001, Regina, Saskatchewan, Canada S4P 0S7 and its telephone number is (306) 779-2268.
Transaction and Organizational Structures Prior to and Following the Consummation of the Business Combination
The following simplified diagrams illustrate the organizational structure of each of Bite and Above Food.

The following simplified diagram illustrates the organizational structure of New Above Food immediately following the Business Combination. This diagram assumes minimum redemptions and does not give effect to the Above Food Earnout Shares.

(1)
Bite public shareholders will hold approximately 8.4% of New Above Food Common Shares immediately following the consummation of the Business Combination.

(2)
Existing Above Food shareholders will hold approximately 58.2% of New Above Food Common Shares, 100% of New Above Food Class A Earnout Shares and 100% of New Above Food Class B Earnout Shares, in each case, immediately following the consummation of the Business Combination.

(3)
The Sponsor and its related parties will hold approximately 20.5% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

(4)
The Lenders will hold approximately 4.0% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

(5)
The NRGene Shareholders and ANF Shareholders will hold approximately 8.9% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

The Business Combination Proposal
At the special meeting of the stockholders, Bite Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination Agreement, by and among Bite, New Above Food, Merger Sub and Above Food, and the Business Combination contemplated thereby, pursuant to which: (i) prior to the Closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the ABCA; (ii) on the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and (iii) on the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite pursuant to the Merger, with Bite surviving as a direct, wholly owned subsidiary of New Above Food. Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares. As a result of the Merger, (i) each issued and outstanding share of Bite common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement. A copy of the Business Combination Agreement and the BCA Amendment are attached to this Registration Statement/Proxy Statement as Annex A-1 and Annex A-2, respectively.
The Advisory Governance Proposal
At the special meeting of the stockholders, Bite Stockholders will be asked to consider and vote upon a proposal to approve, on a non-binding, advisory basis, certain material differences between the Existing Above Food Bylaws and the New Above Food Bylaws, the form of which is attached to this Registration Statement/Proxy Statement as Annex C, and specifically with respect to certain provisions related to advance notice procedural requirements contained in the New Above Food Bylaws that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board or any other proper business to be considered by shareholders at an annual general meeting, which provisions are being presented separately in accordance with the requirements of the SEC.
The Adjournment Proposal
At the special meeting of stockholders, Bite Stockholders will be asked to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied.
Date, Time and Place of Special Meeting of Bite Stockholders
The special meeting of stockholders will be held at 11:00 a.m., Eastern time, on April 25, 2024, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.

Voting Power; Record Date
Bite Stockholders owning shares of Bite common stock at the close of business on April 4, 2024, which is the record date for the special meeting of stockholders, will be entitled to vote or direct votes to be cast at such special meeting of stockholders. Each Bite Stockholder is entitled to one vote for each share of Bite common stock owned as of the close of business on the record date.
Quorum and Vote of Bite Stockholders
A quorum will be present at the special meeting of stockholders if a majority of the Bite common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. As of the record date for the special meeting of stockholders, 4,259,090 shares of Bite common stock would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Bite common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The approval of each of the Advisory Governance Proposal, and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Advisory Governance Proposal, or, if presented, the Adjournment Proposal.
The Closing is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal. The Advisory Governance Proposal is non-binding and is not conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this Registration Statement/Proxy Statement.
Redemption Rights
Pursuant to Bite’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Holders of public shares are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their public shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $30.9 million on January 16, 2024, the estimated per share Redemption Price would have been approximately $10.71. Redemption rights are not available to holders of warrants in connection with the Business Combination. See the section titled “— The Special Meeting of Bite Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
No appraisal or dissenters’ rights are available to holders of shares of Bite common stock or warrants in connection with the Business Combination.
Sources and Uses for the Business Combination
The following tables summarize the illustrative sources and uses for funding the Business Combination assuming that (i) no shares of Bite common stock are redeemed in connection with the Business Combination

(the “Minimum Redemption Scenario”), (ii) 489,100 shares of Bite common stock are redeemed in connection with the Business Combination (the “Interim Redemption Scenario”), (iii) 978,200 shares of Bite common stock are redeemed in connection with the Business Combination (the “Available Cash Scenario”) and (iv) 2,359,298 shares of Bite common stock are redeemed in the connection with the Business Combination (the “Full Redemption Scenario”).
Minimum Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$25.28
Equity issued to current Above Food equity holders(3)	$206.00
Total Sources	$231.47
Uses (in millions)	$USD
Equity issued to current Above Food equity holders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$15.47
Total Uses	$231.47

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. Dollar.

(2)
Upon the completion of the Business Combination, it assumes that no shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Above Food shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Interim Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$20.04
Equity issued to current Above Food equity holders(3)	$206.00
Total Sources	$226.23
Uses (in millions)	$USD
Equity issued to current Above Food equity holders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$10.23
Total Uses	$226.23

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. Dollar.

(2)
As of September 30, 2023, and assumes that 489,100 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Above Food shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Available Cash Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$14.80
Equity issued to current Above Food equity holders(3)	$206.00
Total Sources	$220.99
Uses (in millions)	$USD
Equity issued to current Above Food equity holders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$4.99
Total Uses	$220.99

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. Dollar.

(2)
As of September 30, 2023, and assumes that 978,200 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Above Food shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Full Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	—
Equity issued to current Above Food equity holders(3)	$206.00
Additional sources of financing (not committed)(4)	$9.81
Total Sources	$216.00
Uses (in millions)	$USD
Equity issued to current Above Food equity holders(3)	$206.00
Estimated transaction expenses(5)	$10.00
Cash to combined company balance sheet	—
Total Uses	$216.00

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. Dollar.

(2)
As of September 30, 2023, and assumes that 2,359,298 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Above Food shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
In the event that there are more redemptions than outlined above in the Available Cash Scenario and Above Food does not waive the Available Cash Condition, there will not be sufficient cash in Bite’s trust account to close the transaction. If Above Food waives the Available Cash Condition, then New Above

Food will not have sufficient cash to pay the transaction expenses incurred in the transaction, which would require New Above Food to seek additional sources of financing. In this scenario, New Above Food would need to seek additional sources of financing in order to fund anticipated transaction costs incurred. No further financing has been committed at the date this pro forma financial information has been prepared and such financing may not be available to New Above Food or available on terms acceptable to New Above Food.
(5)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Bite has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting of stockholders. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “The Special Meeting of Bite Stockholders — Revocability of Proxies.”
Interests of Bite Directors and Officers in the Business Combination
When you consider the recommendation of the Bite Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Bite’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, as further described in the section titled “The Business Combination Proposal — Interests of Bite Directors and Officers in the Business Combination.” See the section titled “The Special Meeting of Bite Stockholders —  Redemption Right” for the procedures to be followed if you wish to redeem your shares for cash.
Recommendation to Stockholders
The Bite Board believes that each of the Business Combination Proposal, the Advisory Governance Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Bite and the Bite Stockholders and unanimously recommends that the Bite Stockholders vote “FOR” each of the proposals.
Conditions to the Closing of the Business Combination
In addition to the requisite stockholder approval of the Business Combination Proposal, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Closing.”
Anticipated Accounting Treatment
Under the No Redemption, Interim Redemption, Available Cash and Full Redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Above Food has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Above Food’s shareholders will have a majority of the voting power under each of the aforementioned redemption scenarios; (ii) Above Food will have the ability to nominate the majority of the New Above Food’s Board; (iii) Above Food will comprise the ongoing operations of New Above Food; (iv) Above Food is the larger entity based on historical revenues and approximate fair value; (v) Above Food’s former management will comprise the vast majority of the management of New Above Food; and (vi) New Above Food will assume Above Food’s name.
Under this method of accounting, Bite will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Above Food issuing stock for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded.

Plan of Arrangement
Immediately prior to the effective time of the Business Combination, by way of a statutory plan of arrangement under the ABCA, Above Food will complete a number of corporate steps as described below pursuant to the Plan of Arrangement, whereby, among other things: (i) each Above Food Common Share held by an Above Food Shareholder (other than an Above Food Dissenting Shareholder) immediately prior to the Closing will be transferred and assigned to New Above Food free and clear of all Liens in consideration for the number of New Above Food Common Shares and New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares allocated to each Above Food Shareholder pursuant to the Allocation Schedule; (ii) each Above Food Common Share held by an Above Food Dissenting Shareholder immediately prior to the Closing will be deemed to be transferred and assigned by such shareholder to Above Food free and clear of all Liens; (iii) each Above Food RSU outstanding immediately prior to the Closing (whether vested or unvested) will be assumed by New Above Food and will automatically be converted into a restricted stock unit covering that number of New Above Food Common Shares allocated to such Above Food RSU pursuant to the Allocation Schedule, in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act; (iv) each Above Food Option outstanding immediately prior to the Closing (whether vested or unvested) will be assumed by New Above Food and will automatically be converted into an option to purchase that number of New Above Food Common Shares allocated to such Above Food Option pursuant to the Allocation Schedule and having the exercise price set forth therein, in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act; (v) each Above Food Warrant outstanding immediately prior to the Closing (whether vested or unvested) will become converted into and become a warrant exercisable to receive the number of New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares allocated to such Above Food Warrant pursuant to the Allocation Schedule and having the exercise price set for therein; and (vi) after giving effect to the foregoing Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food.
Risk Factors
In evaluating the proposals set forth in this Registration Statement/Proxy Statement, you should carefully read this Registration Statement/Proxy Statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some, but not all, of the risks related to Above Food and the Business Combination are summarized below:
Risks Related to Above Food’s Business, including that:
•
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

•
We have incurred net losses for the two preceding fiscal years and may continue to incur losses and have a working capital deficiency as at October 31, 2023. Our recurring net losses, negative operating cash flows and violations of certain covenants under our lending arrangements raise substantial doubt about our ability to continue as a going concern.

•
Above Food currently is in default under the terms of the Convertible Loan Agreement. Although Above Food is in the process of negotiating an amendment to the Convertible Loan Agreement to extend the maturity date to a date following the closing of the Business Combination, there can be no assurance that Above Food will successfully extend the maturity date.

•
We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.

•
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

•
Our lack of long-term purchase orders and commitments from our customers may lead to a rapid decline in our sales.

•
Our ability to contract for sufficient acreage with the appropriate nutrient profile on a cost-effective basis presents challenges.

•
Products that we develop, and food containing our products, may fail to meet standards established by third-party verification organizations that provide food certifications, such as non-GMO and gluten-free, which could reduce the value of our products to customers.

•
To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

•
We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of New Above Food’s consolidated financial statements or cause New Above Food to fail to meet its periodic reporting obligations.

•
We outsource to third parties certain supply-chain functions, including growing our seeds and processing our harvest.

•
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

•
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions, all of which may be made worse by climate change, can impose significant costs and losses on our business.

•
Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

•
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

Risks Related to Regulatory, Legal and Intellectual Property Matters, including that:
•
Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

•
Our products and operations are subject to government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements, or to respond to changes in regulations applicable to our business could adversely affect our business, financial condition, results of operations and cash flows.

•
We are subject to numerous environmental, health and safety laws and regulations relating to our use of biological materials and our food production operations. Compliance with such laws and regulations could be time consuming and costly.

•
We may not be able to protect our differentiated process adequately, which may impact our commercial success.

•
We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our products.

General Risk Factors Related to Above Food, including that:
•
Our business and reputation could be negatively impacted by the increased scrutiny from our stakeholders and institutional investors on ESG practices.

•
Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

•
Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

•
Our results of operations may suffer due to certain risks related to our operations in Latin America.

•
The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.

Risks Related to Ownership of New Above Food’s Securities, including that:
•
New Above Food’s stock price may be volatile in the future, which could lead to losses by investors and costly securities litigation.

•
Conversion of the convertible loan under the Convertible Loan Agreement and issuance of any New Above Food Common Shares in connection with the contemplated PIPE Financing will dilute the ownership interest of Above Food’s and Bite’s existing shareholders in New Above Food.

•
The rights of holders of New Above Food Common Shares may be impaired by the possible future issuance of preferred stock.

Risks Related to the Business Combination and Post-Closing Operations of New Above Food, including that:
•
Bite’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

•
Because New Above Food is and, following the continuation, Above Food will both be organized in Alberta, Canada, if Bite effects the Business Combination Bite Stockholders will become shareholders of a group that will be subject to a variety of additional risks that may negatively impact its operations.

•
The loss of key Above Food personnel and Bite personnel could negatively impact the likelihood that the Business Combination will be consummated and the operations and financial results of New Above Food.

•
Some of Above Food’s relationships with its customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit New Above Food’s business.

•
The Sponsor and Bite’s directors and officers may have interests in the Business Combination different from or in addition to the interests of the Public Stockholders.

•
As a “foreign private issuer” under the rules and regulations of the SEC, New Above Food is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.

Risks Related to the Business Combination, Redemptions and Certain Outstanding Bite Securities, including that:
•
Bite may not be able to complete the Business Combination within the prescribed time frame.

•
Public stockholders may exercise redemption rights with respect to a large number of public shares.

•
If a stockholder fails to receive notice of Bite’s offer to redeem its public shares, in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such shares may not be redeemed.

•
The Sponsor and Bite’s directors, officers, advisors or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on the Business Combination.

•
A stockholder or a “group” of stockholders deemed to hold in excess of 15% of the public shares may not redeem all such shares in excess of 15% of the public shares.

•
Bite’s stockholders cannot be sure of the market value of New Above Food’s securities upon completion of the Business Combination.

•
The Bite board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination.

•
Bite’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how the public stockholders vote.

•
If the PIPE Financing is not consummated or sufficiently large, Bite may not have enough funds to complete the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION
Selected Financial Information — Bite
The following table shows selected historical financial information of Bite for the periods and as of the dates indicated.
The selected historical financial information of Bite as of and for the year ended December 31, 2022 was derived from the audited historical consolidated financial statements of Bite included elsewhere in this Registration Statement/Proxy Statement. The selected historical interim financial information of Bite as of December 31, 2023 and for the year ended December 31, 2023 was derived from the audited consolidated financial statements of Bite included elsewhere in this Registration Statement/Proxy Statement.
The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bite” and Bite’s historical financial statements and the notes and schedules related thereto, included elsewhere in this Registration Statement/Proxy Statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the combined company following the Business Combination.
	As of and for the year ended December 31, 2023	As of and for the year ended December 31, 2022
Statement of Operations Data:
Loss from operations	$(3,006,319)	$(1,330,221)
Net income (loss) after taxes	(987,936)	991,838
Basic and diluted net income (loss) per share	(0.11)	0.04
Balance Sheet Data:
Total assets	$30,921,526	$30,419,211
Total liabilities	4,075,689	1,313,085
Common stock subject to possible redemption	30,591,264	29,866,922
Total Stockholders’ deficit	(3,745,427)	(760,796)
Selected Financial Information — Above Food
The following table shows summary historical financial information of Above Food for the periods and as of the dates indicated.
The summary historical financial information of Above Food as of October 31, 2023 and January 31, 2023, and for the nine month periods ended October 31, 2023 and 2022. The information was derived from the audited and unaudited historical financial statements of Above Food included elsewhere in this Registration Statement/Proxy Statement.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Above Food’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Registration Statement/Proxy Statement. The financial summary historical financial information in this section is not intended to replace Above Food’s consolidated financial statements and the related notes. Above Food’s historical results are not necessarily indicative of Above Food’s future results.
As explained elsewhere in this Registration Statement/Proxy Statement, the financial information contained in this section relates to Above Food, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined company going forward. See the sections entitled, “Summary of the Registration Statement/Proxy Statement — The Parties — Above Food” and “Unaudited Pro Forma Condensed Combined

Financial Information” included elsewhere in this Registration Statement/Proxy Statement. Certain amounts in the tables below may not add up or recalculate due to rounding.
(Expressed in CAD $)	For the nine month period ended October 31, 2023	For the nine month period ended October 31, 2022
	(in thousands)
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$273,706	$272,775
Cost of sales	275,324	274,105
Expenses
Selling, general and administrative	22,910	21,937
Research and development	131	324
Impairment of goodwill and other tangible assets	406	6,866
Loss from operations	(25,065)	(30,457)
Interest revenue	169	168
Interest expense	(5,456)	(3,541)
Net loss before income taxes	(30,352)	(33,830)
Income tax recovery	—	(15)
Equity method investment loss	311	610
Net loss for the year	$(30,663)	$(34,425)
(in thousands, except per share data)	As at October 31, 2023	As at January 31, 2023
Consolidated Statement of Financial Position Data
Cash and cash equivalents	$260	$2,328
Net working capital	$(71,085)	$(38,660)
Total assets	$160,561	$180,889
Total liabilities	$184,866	$178,258
Total equity	$(24,305)	$2,631
	For the nine month period ended October 31, 2023	For the nine month period ended October 31, 2022
Consolidated Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$7,144	$(5,551)
Net cash used in investing activities	$(4,849)	$(412)
Net cash from (used in) financing activities	$(4,363)	$4,457

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary of unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions contemplated in the Business Combination Agreement. We expect the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Bite is expected to be treated as the “acquired” company for accounting purposes. Accordingly, the financial statements of New Above Food will represent a continuation of the financial statements of Above Food with the Proposed Transactions treated as the equivalent of Above Food issuing shares for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no additional goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Above Food in future financial reports of New Above Food.
The summary unaudited pro forma condensed combined balance sheet of New Above Food as of October 31, 2023 (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statements of operations of New Above Food for the fiscal year ended January 31, 2023 (the “Year-End Pro Forma Statements of operations”) and statements of operations of New Above Food for the nine-months ended October 31, 2023 (the “Q3 Pro Forma Statements of operations”) were prepared giving effect to the Business Combination and related transactions. The Pro Forma Balance Sheet gives effect to the Business Combinations as if it occurred on October 31, 2023. The Year-End Pro Forma Statements of operations and the Q3 Pro Forma Statements of operations gives effect to the Business Combination as if it occurred on February 1, 2022.
The summary pro forma information have been derived from, and should be read in conjunction with:
•
Above Food’s historical consolidated financial statements as of and for the years ended January 31, 2023 and 2022, and the related notes;

•
Above Food’s historical consolidated financial statements as of October 31, 2023 and for the nine-months ended October 31, 2023 and 2022 and the related notes;

•
Bite’s historical financial statements as of and for the years ended December 31, 2022 and 2021, and the related notes.

•
Bite’s historical financial statements as of September 30, 2023 and for the nine-months ended September 30, 2023, and 2022 and the related notes.

The unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this Registration Statement/Proxy Statement and the accompanying notes thereto.
Bite reports its historical financial information in US dollars (US $), while Above Food reports its financial information in Canadian dollars (CAD $). For purposes of this presentation, Bite’s US $ consolidated balance sheet amounts have been translated into CAD $ using an exchange rate of US $1.00 to CAD $1.352, which was the exchange rate in effect on September 30, 2023. All US $ in Bite’s consolidated statements of operations have been translated into CAD $ using an average exchange rate of US $1.00 to CAD $1.3013 for the year ended December 31, 2022, and an average exchange rate of US $1.00 to CAD $1.3456 for the nine-months ended September 30, 2023. All amounts reported within this pro forma financial information are in Canadian Dollars unless otherwise noted.
The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Bite public stockholders of Bite’s common stock:
•
Assuming No Redemptions (the “No Redemption Scenario”):   This scenario assumes that no Bite public shareholders exercise redemption rights with respect to Bite’s common stock for a pro rata share of the funds in the trust account.

•
Assuming Redemptions equal to the Available Cash Condition (the “Available Cash Scenario”):   This scenario assumes that 978,200 shares of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $14,228,950 (US $10,482,503) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated using the US $25,282,504 of cash in the trust account divided by the 2,359,298 shares of Bite common stock subject to redemption. The 978,200 shares redeemed in this scenario was calculated so that the trust account would hold the minimum cash required in accordance with the Business Combination Agreement, which consists of the minimum tangible value of US $5,000,000 reduced by any financing under the Convertible Loan Agreement in excess of US $9,000,000 and US $10,000,000 of budgeted expenses between both Above Food and Bite.

•
Assuming Redemptions of all of Bite’s common stock (the “Full Redemption Scenario”):   This scenario assumes that all of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $34,318,471 (US $25,282,504) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated as described above.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Bite’s public stockholders is unknowable prior to Bite’s special meeting of stockholders with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Redemptions to Meet Available Cash)	Pro Forma Combined (Assuming Full Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the Year Ended January 31, 2023 (expressed in CAD $)
Revenues	396,464,504	396,464,504	396,464,504
(Loss) income from operations	(58,029,281)	(58,085,554)	(62,771,627)
Net loss per common share – basic and diluted	(2.51)	(2.61)	(2.97)
Weighted average shares outstanding, basic and diluted	25,593,992	24,615,792	23,234,694
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the Nine-months ended October 31, 2023 (expressed in CAD $)
Revenues	273,706,069	273,706,069	273,706,069
(Loss) income from operations	(34,014,718)	(34,014,718)	(34,014,718)
Net loss per common share – basic and diluted	(1.49)	(1.55)	(1.65)
Weighted average shares outstanding, basic and diluted
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of October 31, 2023 (expressed in CAD $)
Total assets	180,119,350	165,890,400	157,803,027
Total liabilities	323,704,952	323,704,952	335,707,100
Total shareholders’ equity	(143,585,602)	(157,814,552)	(177,904,073)

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this Registration Statement/Proxy Statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this Registration Statement/Proxy Statement. The value of your investment in New Above Food following the consummation of the Business Combination will be subject to significant risks affecting New Above Food and Above Food and inherent in the industry in which Above Food operates. If any of the events described below occur, the post-combination business and financial results could be adversely affected in a material way. Any such event could cause the trading price of New Above Food Common Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.
The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in New Above Food. Additional risks and uncertainties not currently known to Above Food or Bite or which Above Food or Bite currently deem immaterial may also have a material adverse effect on New Above Food’s business, financial condition, results of operations, prospects and/or its share price. Stockholders should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether to vote or instruct their vote to be cast to approve the proposals described in this Registration Statement/Proxy Statement. As used herein, references to “we,” “us” and “our” are intended to refer to Above Food and its subsidiaries prior to the Business Combination and to New Above Food, Above Food and its subsidiaries following the Business Combination.
Risks Related to Above Food’s Business
References in this section of the Registration Statement/Proxy Statement to “our”, “we” and “us” are intended to refer to Above Food and its subsidiaries, unless the context indicates otherwise.
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.
We are an early-stage food technology and food production company with a limited operating history, which may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using novel technologies, managing a complex regulatory landscape and developing new products. These risks are exacerbated by the additional requirements, and associated costs of compliance, we face as a publicly traded company. We may also face challenges in scaling our supply chain in a cost-effective manner, as we will rely on contracting with seed production companies, seed distributors, farmers, crushers, millers, refiners, food companies and retailers, and logistics and transportation providers, in order to get our products to market. We may not be able to fully implement or execute on our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company focused on developing specialized food products.
We have incurred net losses for the two preceding fiscal years and the nine month period ended October 31, 2023, and may continue to incur losses and have a working capital deficiency as at October 31, 2023. Our recurring net losses, negative operating cash flows for prior fiscal years and violations of certain covenants under our lending arrangements raise substantial doubt about our ability to continue as a going concern.
We reported a net loss of approximately CAD $30.7 million for the nine month period ended October 31, 2023, a net loss of approximately CAD $34.4 million for the nine month period ended October 31, 2022. We had negative cashflows from operations of $17.9 million and $27.6 millions for the years ended January 31, 2023 and January 31, 2022, respectively. We had an accumulated deficit of approximately CAD $81.2 million as of October 31, 2023 compared to an accumulated deficit of CAD $50.6 million as of January 31, 2023. We were also in violation of certain covenant requirements under our lending arrangements related to approximately $66 million of our aggregate borrowings as of October 31, 2023. These conditions cast substantial doubt around our ability to continue as a going concern meaning that we may be unable to continue our activities for the foreseeable future and discharge liabilities in the ordinary course of operations. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.
Our activities and growth have historically been supplemented through private placements of equity securities and debt, however there can be no assurance the Company will be successful in obtaining further equity and debt financing nor can there be any assurance that the Company will be able to maintain the support of its current lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants.
We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all, which may depress New Above Food’s stock price. Our future success will depend, in part, on our ability to grow revenue associated with specialty-ingredient supply, sale of consumer-packaged goods, and licensing of our intellectual property. Further, over time our operating expenses and capital expenditures may increase as we hire additional employees; support our customer relationships; innovate and commercialize products; build our brand, expand our marketing channels and drive consumer adoption of our products; continue to invest to expand our production capacity through our own internal production facilities, domestically and abroad; build out our office spaces; increase our customer base, supplier network and agricultural partners; scale production across distribution channels; pursue geographic expansion; and enhance our technology and production capabilities. These efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues and margins sufficiently to offset the anticipated higher expenses. We incur significant expenses in developing our innovative products, building out our facilities, securing an adequate supply of raw materials, obtaining and storing ingredients and other products and marketing the products we offer. In addition, many of our expenses, including some of the costs associated with our existing and any future facilities, are fixed. Accordingly, we may not be able to successfully increase our revenues sufficiently to become consistently profitable and may incur significant losses for the foreseeable future.
If we are unsuccessful in our effects to become profitable, our cash balances and operating cash flow alone will be insufficient to fund our longer-term capital and liquidity needs. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of New Above Food’s Common Shares may decline.
We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.
As of October 31, 2023, we had cash and cash equivalents of approximately CAD $0.3 million, term debt of CAD $31.0 million, short-term credit facilities of $39.5 million and an accumulated deficit of approximately CAD $81.2 million. For the nine month period ended October 31, 2023, we incurred a net loss from continuing operations of approximately CAD $30.7 million. While we believe that our cash and cash equivalents on hand as of October 31, 2023 and additional funding raised in connection with the Business Combination are sufficient to meet the needs of operations, including working capital requirements, debt requirements and our currently planned capital expenditure requirements for a period of at least 12 months from the date of this Registration Statement, and assuming satisfaction of the minimum cash condition, we expect we will need to raise additional funding to achieve our strategic goals and execute our business plan.
Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by emerging growth companies, including access to capital. To date, we have been funded primarily by equity and debt financings.
Attaining and maintaining profitable operations is also dependent upon future events, including maintaining and growing our relationships with farmers, specialty manufacturers, specialty ingredient sellers and retailers, expanding our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel.
We do not expect that we will be able to fund our longer-term capital and liquidity needs based on our current cash balances and operating cash flow alone. To the extent we continue to incur losses, our liquidity needs could increase. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:
•
the number and characteristics of any additional products or agricultural or production processes we develop or acquire to serve new or existing markets;

•
the scope, progress, results and costs of researching and developing future products or improvements to existing products or agricultural processes;

•
the expenses associated with our sales and marketing initiatives;

•
our investment to expand production capacity;

•
the costs required to fund domestic and international growth;

•
any lawsuits commenced against us, whether related to our products or otherwise

•
the expenses needed to attract and retain skilled personnel;

•
the costs associated with being a public company;

•
the costs associated with environmental, climate and weather risks, including any major natural disaster or severe weather event in areas where our facilities are located or negative effects from climate change;

•
the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property rights, including litigation costs and the outcome of such litigation; and

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the timing, receipt and amount of sales of any future products, or royalties from any future licensing of our intellection property rights, if any.

We are continuously assessing our business plans and capital structure. In order to fund our longer-term capital and liquidity needs and grow our business, we expect we will need to secure additional capital, which could be through debt or equity financing and may lead to dilution of New Above Food’s shareholders. We are seeking and may continue to seek to obtain additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Although we may seek to obtain additional financing through non-dilutive means, we may be unable to do so.
Accordingly, additional financings may result in dilution to New Above Food’s shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than the New Above Food Common Shares, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. We cannot guarantee that we will be able to meet existing financial covenants or that new financing will be available to us on favorable terms, or at all. Our failure to raise capital as and when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate its agriculture, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability, any of which could have significant negative consequences for our business, financial condition and results of consolidated operations.
Increased debt levels may impair New Above Food’s ability to borrow additional capital on a timely basis to fund opportunities as they arise.
From time to time, New Above Food may enter into transactions to acquire assets or shares of other entities. These transactions may be financed in whole, or in part, with debt, which may increase New Above Food’s debt levels above standards for companies of similar size in the same industry as Above Food.

Depending on future growth plans, New Above Food may require additional debt financing that may not be available or, if available, may not be available on favorable terms. New Above Food’s constating documents do not limit the amount of indebtedness that New Above Food may incur. The level of New Above Food’s indebtedness from time to time could impair New Above Food’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.
The market for plant-based products is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Numerous brands and products compete for limited retailer shelf space, foodservice customers and consumers. In our market, competition is based on, among other things, taste, nutritional profile, ingredients, texture, ease of integration into the consumer diet, low-carbohydrate, low-sugar, high fiber and protein, lack of cholesterol, soy, gluten and genetic engineering (“GMOs”), convenience, price and promotion tactics, brand awareness and loyalty among customers, media spending, product variety and packaging, access to major retailer shelf space and retail locations, access to major foodservice outlets and integration into menus, innovation and intellectual property protection for products and branding. Mergers and acquisitions in the plant science, specialty food ingredient, and agricultural biotechnology and seed industries may result in the further concentration of resources among a smaller number of our competitors.
Most of our competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, and other resources than we do, such as larger research and development staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and/or reduced market share for our products. We expect to continue to face significant competition in the markets in which we operate and in which we intend to commercialize our products.
Many of our competitors engage in ongoing research and development, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends in part on our ability to control manufacturing and marketing costs, effectively price and market our products, successfully develop an effective marketing program and an efficient supply chain, develop new products with properties attractive to customers, and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.
From time to time, certain companies that are potential competitors of ours may seek new traits or trait development technologies and may seek to license our technology for such purposes. We have entered into such licensing arrangements and may enter into similar arrangements in the future. Some of these companies may have significantly greater financial resources than we do and may compete with our business, which could enable such competitors to use our technologies to develop their own products that would compete with our products.
We also anticipate increased future competition as new companies, including large multinational companies who are established in the food industry and have significantly greater resources and operations than us, enter the market and new technologies become available. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by our competitors that are more effective or that enable them to develop and commercialize products more quickly, more efficiently or with lower expense than we do. Our ability to generate revenues from the commercialization of our products may be limited or prevented if for any reason our technology becomes obsolete or uneconomical relative to that of our competitors’ technologies.
We also compete with other food brands, including brands affiliated with conventional animal-protein companies and other large food operators, that develop and sell plant-based meat products, and with companies which may be more innovative, have more resources and be able to bring new products to market faster and to more quickly exploit and serve niche markets. For example, a number of U.S. and international companies are working on developing lab-grown meat or “clean meat,” an animal-protein product cultivated from cells taken from animals, which could have a similar appeal to consumers as plant-based meat products. We compete with these competitors for foodservice customers, retailer shelf space and consumers.
Any collaboration arrangements that we may enter into may not be successful, which could adversely affect our ability to develop and commercialize our products.
We have previously entered into and may seek to enter into collaboration arrangements in the future with third parties for the development or commercialization of our products. For example, we previously had collaboration agreements with the Saskatchewan Food Industry Development Centre Inc. and Northern Alberta Institute of Technology to develop certain consumer packaged goods and ingredients. To the extent that we decide to enter additional collaboration arrangements, we will face significant competition in seeking appropriate partners, and we will likely have limited control over the amount and timing of resources that any future collaborators dedicate to the development or commercialization of our products. In addition, future collaborators may have significantly greater financial resources than we do and may compete with our business, which could enable such competitors to use our technologies to develop their own products that would compete with our products. Our ability to generate revenue from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them. If our collaborations do not result in the successful development and commercialization of products, or if any of our collaborators terminates its agreement with us, we may not receive any milestone or royalty or other payments under the collaborations. If we do not receive the payments we expect under these agreements, our development of products could be delayed and we may need additional resources to develop our products. In addition, if any collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation among the business and financial communities could be adversely affected.
Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. To the extent that we seek to enter into collaboration agreements in the future, we may not be successful in our efforts to establish and implement such collaboration or other alternative arrangements in a timely manner, on favorable terms, or at all. If we are unable to do so, we may have to curtail the development of the product for which we are seeking to collaborate, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable or timely terms, or at all. If we do not have sufficient funds, we may not be able to further develop our products or bring them to market and generate product revenue.
To compete effectively and grow our business, we must introduce new products that achieve market acceptance.
In order to remain competitive and increase revenue, we must introduce new products from our pipeline of products. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we are significantly delayed in developing and introducing products, our revenues will not increase.
Development of successful agricultural products requires significant levels of investment in research and development, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We incurred research and development expenses of CAD $0.13 million in the nine month period ended October 31, 2023, US $0.32 million in the nine month period ended October 31, 2022. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.
Development of new or improved agricultural products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:
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our products may not perform as expected in the field;

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our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

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consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

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our competitors may develop new products that taste better or have other more appealing characteristics than our products;

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certain of our products may not receive secure placement in the meat case;

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our products may be viewed as too expensive by our customers as compared to competitive products;

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our products may be difficult to produce on a large scale or may not be economical to grow;

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intellectual property and other proprietary rights of third parties may prevent us or our collaborators from producing, marketing or selling our products;

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we may be unable to, or choose not to, obtain intellectual property protection for our discoveries in all relevant jurisdictions and we may be unable to adequately enforce our intellectual property rights even in the jurisdictions where we obtain protection;

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we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

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third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.
Our lack of long-term purchase orders and commitments from some of our customers may lead to a rapid decline in our sales.
Some of our customers issue purchase orders solely at their own discretion, often shortly before the requested date of shipment. Our customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, our current customers may decide not to purchase products from us for any reason. If those customers do not continue to purchase our products, our sales volume could decline rapidly with little or no warning.
We cannot currently rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The uncertainty of product orders makes it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels and the amounts we invest in capital equipment and new product development costs are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. As a result of our lack of long-term purchase orders and purchase commitments, we may experience a rapid decline in our sales.
As a result of these and other factors, investors should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below the expectations of investors or public market analysts, the price of New Above Food Common Shares could fall substantially.
Our ability to contract for sufficient acreage with the appropriate nutrient profile on a cost-effective basis presents challenges.
In order to increase revenues, we continue to need production acreage with the appropriate nutrient profile. The costs of contracting acreage have recently increased and, if this persists, we will be challenged to balance our need for planned inventory levels against our future forecasts. We cannot assure you that we will be able to obtain the acreage and nutrient profile we need in order to expand our production in a timely or cost-effective manner, or at all. Even if we are able to increase the number of acres under contract and/or to move production into new geographical locations and realize our nutrient profile targets, we may face challenges that can impede our ability to produce as much inventory as we anticipated. For example, when we move production into new geographical locations, we may find it difficult to identify growers with the expertise to grow our seed crops, and we may not have sufficient company personnel available in such new locations to provide production advice on a timely basis. Our prediction methods for identifying the right planting location may not generate the desired nutrient profile. If we are unable to secure the acreage we need at the appropriate nutrient profile to meet our planned production for the crop year, our results of operations could suffer, as could our reputation.
If we fail to manage our future growth effectively, our business could be materially adversely affected.
We have grown rapidly since inception and anticipate further growth. For example, our revenues from continuing operations increased from US $158.6 million in fiscal year ended January 31, 2022 to US $305.7 million in fiscal year ended January 31, 2023. This growth has and is likely to continue to place significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.
Products that we develop, and food containing our products, may fail to meet standards established by third-party verification organizations that provide food certifications, such as non-GMO and gluten-free, which could reduce the value of our products to customers.
Certain third-party organizations offer verification programs that seek to provide customer desired certifications, such as non-GMO and gluten-free. These organizations provide certifications based on independently developed standards, and often authorize the display of specific markers or labels illustrating such status on the verified product’s packaging. Standards established by such third-party organizations may differ from applicable regulatory legal standards applied by U.S. regulators. As a result, notwithstanding a determination as to the non-regulated status of a product pursuant to the regulatory procedures of the Animal and Plant Health Inspection Service of the U.S. Department of Agriculture (the “USDA”) (or a similar determination in other jurisdictions), our products, and third-party products that utilize our gene-edited products as ingredients, may fail to meet more restrictive or non-scientific standards imposed by these independent verification organizations, which could result in reduced sales of such products and have an adverse effect on our revenues.
If we are sued for defective products and if such lawsuits were determined adversely, we could be subject to substantial damages, for which insurance coverage is not available.
We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable for use or consumption during marketing, sale, or consumption of our products. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.
Failure to continually innovate and successfully introduce and commercialize new products or successfully improve existing products may adversely affect our ability to continue to grow.
A key element of our long-term growth strategy depends on our ability to develop and market new products and improvements to our existing products that meet our standards for quality and appeal to consumer preferences. The success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, accurately predict taste preferences and purchasing habits of consumers in new geographic markets, the technical capability of our innovation staff in developing and testing product prototypes, including complying with applicable governmental regulations, commercialization and scale-up of new products, and the success of our management and sales and marketing teams in introducing and marketing new products. Failure to develop, commercialize and market new products that appeal to consumers may lead to a decrease in our growth, sales and profitability.
Additionally, the development and introduction of new products requires substantial research, development and marketing efforts. Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If we experience technical problems or delays, further improvements in our products and the introduction of future products could be adversely impacted, and we could incur significant additional expenses and our business may fail. Additionally, we may be unable to recoup the research, development and marketing expenditures if the new products do not gain widespread market acceptance, limiting our ability to develop new products or product improvement in the future. If we are unsuccessful in meeting our objectives with respect to new or improved products, our business could be harmed.
To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
We may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. However, we may not be able to find acquisition candidates in the future, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all, and any such candidates may not be suitable for our business. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits. The pursuit of such acquisitions could divert management time and focus from operation of our then-existing business and any integration process will require significant time and resources, which we may not be able to manage successfully. In addition, any acquisitions we complete could be viewed negatively by our customers or consumers and cause decreases in customer loyalty or product orders, which could negatively impact our financial condition. An acquisition, investment or other transaction may also result in unforeseen operating difficulties and expenditures by disrupting our ongoing operations, subjecting us to additional liabilities (both known and unknown) and increasing our expenses, any of which could have an adverse effect on our business, financial condition and operating results. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to retain and develop the acquired workforce, fail to integrate financial reporting systems, fail to manage the effects of unknown contingent liabilities, or are otherwise unable to successfully integrate the acquired business into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our securities and could result in dilution to our stockholders. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. The integration of an acquired business, whether or not successful, requires significant efforts which may result in additional expenses and divert the attention of our management and technical personnel from other projects, which could disrupt our business and harm our business, financial condition and results of operations.
We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of New Above Food’s consolidated financial statements or cause New Above Food to fail to meet its periodic reporting obligations.
Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that, beginning with the second annual report following the Business Combination, management of New Above Food assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply to us as a public company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject New Above Food to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food’s securities.
In connection with the preparation and audit of Above Food’s consolidated financial statements, management identified material weaknesses in our internal control over financial reporting as of October 31, 2023. Management has concluded that these material weaknesses are due to the fact that Above Food is a private company with limited resources. The material weaknesses relate to not appropriately designing and implementing controls, including maintaining sufficient written formal policies, procedures and written analyses related to complex accounting matters, including the use of appropriate technical expertise in the areas of business combinations, deferred share issuance costs, share based compensation, goodwill impairment and equity accounting. In addition, a material weakness related to the fair value measurement of commodity inventory and contracts was identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses have not been remediated at the time of filing this Registration Statement/Proxy Statement.
In order to improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight, including hiring additional financial and accounting personnel, engaging outside consultants and adopting a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. New Above Food’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. At such time, New Above Food’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect New Above Food’s business and operating results and could cause a decline in investor confidence and the price of New Above Food’s securities.
Our violation of certain covenant requirements, working capital deficiency and recurring net losses raise substantial doubt about our ability to continue as a “going concern.”
As of October 31, 2023, Above Food had an accumulated deficit of CAD $81.2 million, negative working capital of $71.1 million, had violated covenant requirements under its lending agreements as at October 31, 2023 and incurred a net loss from continuing operations of CAD $30.7 million and may not have sufficient liquidity to fund its working capital needs. As of January 27, 2024, Above Food was in default of the repayment terms of the $6.2 million of debt payable to Grupo Vida Canada Ltd (“Grupo Vida Canada”) under the Convertible Loan Agreement as a result of its failure to make a timely repayment of the outstanding balance. The default was attributable to the Closing of the Business Combination being delayed beyond the originally assumed closing date as we had anticipated the outstanding balance would convert to equity of New Above Food pursuant to its terms upon the Closing of the Business Combination. On March 10, 2024, Above Food, Above Food USA Corp., Lexington, the Sponsor and Grupo Vida Canada entered into the Convertible Loan Extension Agreement pursuant to which the maturity date under the Convertible Loan Agreement was extended to May 15, 2024 (the “Extended Convertible Loan Maturity Date”). Further, Above Food has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Above Food cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, indicate that a material uncertainty exists that may cast significant doubt on Above Food’s ability to continue as a going concern. The financial statements contained elsewhere in this Registration Statement/Proxy Statement do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.
Our risk management strategies may not be effective.
Our business includes contracting with farmers to plant and harvest our proprietary seeds. While our proprietary seeds are not commodities, we purchase crops using a commodity base price. Therefore, we can be affected by fluctuations in agricultural commodity prices. Also, our business is affected by fluctuations in agricultural commodity prices to the extent we purchase commodity seeds for processing at our processing facilities. From time to time, we engage in hedging transactions to manage risks associated with the fluctuation of commodity prices. Continued commodity volatility is expected and our commodity hedging activities may not sufficiently offset this volatility.
Entering into hedging transactions or utilizing other hedging techniques may not always be possible, our exposures may not always be fully hedged, and our hedging strategies may not be successful in mitigating our exposure to the financial risks presented by fluctuations in agricultural commodity prices. In addition, the use of hedging transactions involves certain risks, including the risk of an imperfect correlation between the risk sought to be hedged and the hedging transaction used, the possibility that our counterparty fails to honor its obligations, and the risk that we are unable to close out or unwind a hedging transaction on terms that are favorable to us, if at all. While we have implemented risk management policies, practices, and procedures to mitigate potential losses, they may not in all cases be successful in anticipating significant risk exposures and mitigating losses that have the potential to impair our financial position. Although we may enter into hedging transactions to seek to reduce the risks associated with fluctuations in agricultural commodity prices, we cannot make assurances that such hedging transactions will adequately protect us against these risks, and they may instead result in a poorer overall performance than if we had not engaged in such hedging transactions.
We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.
Changes in our management could have an adverse effect on our business, and in particular while our staff is relatively small with approximately 211 employees, we are dependent upon the active participation of several key management personnel, including Lionel Kambeitz, our Executive Chairman and Chief Executive Officer. Mr. Kambeitz is critical to the strategic direction and overall management of our company as well as our research and development process. The loss of Mr. Kambeitz could adversely affect our business, financial condition and operating results. We do not carry key person life insurance on any of our senior management or other key personnel.
We need to hire and retain highly skilled technical personnel as employees and independent contractors in order to develop our products and grow our business, including persons with skills in a range of disciplines, including biology, biochemistry, plant genetics, agronomics, mathematics, agribusiness, and other subjects relevant to our operations. The competition for highly skilled technical, managerial and other personnel is at times intense. Our human capital and labor issues related to recruiting and retention success is substantially dependent upon our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits we offer to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel required to be successful, our business, operating results and financial condition could be materially adversely affected.
Further, our success depends in part upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a more mature public company, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.
We are highly dependent on the services of Lionel Kambeitz, our Founder and Chief Executive Officer.
We are highly dependent on the services of Lionel Kambeitz, Founder, President, Chief Executive Officer and Executive Chairman of Above Food, who is also expected to serve as the President, Chief Executive Officer and Executive Chairman of New Above Food upon consummation of the Merger. Mr. Kambeitz is deeply involved in all aspects of our business, operation and strategy. Although Mr. Kambeitz spends a significant amount of time on Above Food and is highly active in our management, he does not devote his full time and attention to Above Food. In addition to his positions with Above Food, he also currently serves as Chief Executive Officer and Chairman of the board of directors of HTC Extraction Systems, a public company listed on the Toronto Stock Exchange that specializes in hemp biomass extraction and formulation and the provision of related products and services, and serves as a director and advisor for other food companies. There are no assurances that our business and operations may not be adversely impacted in future periods as a result of the time he may devote to his other business interests instead of a sole focus by him on the affairs of our company.
We outsource to third parties certain supply-chain functions, including growing our seeds and processing our harvest.
We rely on third-party farmers and processers to grow our seeds and process our harvest. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our operations and output could be adversely affected. Also, we cannot guarantee that our contracts with these third-party farmers and processors will be renewed, in which case we would have to transition these functions in-house or secure new third-party famers and processors, which could have a material adverse effect on our business if the transition is not executed appropriately.
Additionally, there are increasing expectations that companies monitor the environmental and social performance of their suppliers, including compliance with a variety of labor practices, as well as consider a wider range of potential environmental and social matters. Compliance can be costly, require us to establish or augment programs to diligence or monitor our suppliers, or to design supply chains to avoid certain suppliers altogether. Failure to comply with such regulations can result in fines, reputational damage, import or export ineligibility for certain products or raw materials, or otherwise adversely impact our business.
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.
Conditions in the U.S. and Canadian agricultural industries significantly impact our operating results. Changes in the prices of commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We are susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions, all of which may be made worse by climate change, can impose significant costs and losses on our business.
The ability to grow our products is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in harvesting delays or loss of crops for farmers and cause us to be delayed, or to fail entirely, in delivering product to customers, resulting in loss of revenue. Furthermore, significant fluctuations in market prices for agricultural inputs and crops could also have an adverse effect on the prices of our products.
The ability to grow our products is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to remedy or control such diseases and infestations will continue to be effective. These diseases and infestations can also increase costs, decrease revenues and lead to additional changes to earnings, which may have a material adverse effect on our business, financial position and results of operations.
Risks Related to Regulatory, Legal and Intellectual Property Matters
Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.
Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell or involving our suppliers or manufacturers could result in the discontinuance of sales of these products or cessation of our relationships with such suppliers, or otherwise result in increased operating costs, lost sales, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits.
The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients and raw materials, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination, grain contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, manufacturers, distributors or our retail customers, depending on the circumstances, to conduct a recall in accordance with United States Food and Drug Administration (the “FDA”), regulations, Health Canada and Canada’s Food and Drugs Act (the “FADA”), and Safe Food for Canadians Act (the “SFCA”), and regulations promulgated thereunder, and comparable foreign laws and regulations, as well as other regulations and laws in the other jurisdictions in which we operate. Product recalls could result in significant losses due to their associated costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors, retail customers and shelf space or e-commerce prominence, and a potential negative impact on our ability to attract new customers and consumers, and maintain our current customer and consumer base due to negative consumer experiences or because of an adverse impact on our brands and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits. While we maintain batch and lot tracking capability to identify potential causes for any discovered problems, there is no guarantee that in the case of a potential recall, we will effectively be able to isolate all product that might be associated with any alleged problem, or that we will be able to quickly and conclusively determine the root cause or narrow the scope of the recall. Our potential inability to affect a recall quickly and effectively, or manage the consumer and retailer communication in a way that mitigates concerns, might create adverse effects on our business and reputation, including large recall and disposal costs and significant loss of revenue, and violations of applicable laws which could result in prosecution or monetary penalties.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. The FDA enforces laws and regulations, such as the Food Safety Modernization Act, that require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. Similar preventative control requirements are set out in the Safe Food for Canadians Regulations (the “SFCR”). If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition, results of operations and cash flows. Most countries in which we operate have comparable laws, such as Canada’s SFCA and its regulations, that we endeavor to comply with, but any failure to meet regulators’ or customers’ expectations could impact our business in these markets and have a material adverse effect on our reputation as well as our business, financial condition, results of operations and cash flows.
Our products and operations are subject to government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements, or to respond to changes in regulations applicable to our business could adversely affect our business, financial condition, results of operations and cash flows.
The manufacture, marketing and distribution of food products is highly regulated. We, along with our suppliers and manufacturers, are subject to a variety of laws and regulations internationally, which apply to many aspects of our and their businesses, including the sourcing of raw materials, manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of our products, facility licensing, as well as the health and safety of employees and the protection of the environment.
Our products and operations and those of our suppliers and manufacturers are subject to oversight by multiple U.S. and international regulatory agencies including the United States Department of Agriculture, or the USDA, the FDA, the Federal Trade Commission (the “FTC”), the Environmental Protection Agency, or the EPA, Health Canada, the Canadian Food Inspection Agency (the “CFIA”), the Canadian Grain Commission, Canada’s Competition Bureau, Environment and Climate Change Canada, as well as state, provincial, and municipal regulators. These agencies regulate, among other things, with respect to our products and operations:
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design, development and manufacturing;

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testing, labeling, content and language of instructions for use and storage;

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product safety;

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marketing, sales and distribution;

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record keeping procedures;

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advertising and promotion;

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recalls and corrective actions; and

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product import and export.

In the United States, for example, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. In Canada, we are subject to the requirements of the FADA and the SFCA and their regulations, the standards under which are set by Health Canada and enforced by the CFIA. These comprehensive regulatory schemes govern, among other things, the manufacturing, composition and ingredients, packaging, testing, labeling, marketing, promotion, advertising, storage, distribution and safety of food. Under these laws, that facilities that manufacture food products are required to comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices (“cGMPs”) and supplier verification requirements. Similar requirements exist in Canada under the FADA, Food and Drug Regulations (the “FDR”), SFCA and SFCR. Our Canadian grain production and processing facilities are also subject to the Canada Grain Act, and its regulations, enforced by the Canadian Grain Commission.
Certain of our facilities, as well as those of our suppliers and manufacturers, may be subject to licensing and permitting requirements, and periodic inspection by federal, state, provincial and local authorities. We do not control the manufacturing processes of, but rely upon, our third-party suppliers and manufacturers for compliance with applicable cGMP requirements for the manufacturing of certain products. If we or our suppliers and manufacturers cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA, Health Canada, CFIA, or other federal, state or provincial regulatory agencies, we or they may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in our manufacturing or co-packing partners’ inability to continue manufacturing for us or could result in a recall of our product that has already been distributed. In addition, we rely upon these parties to maintain adequate quality control, quality assurance and qualified personnel.
Failure by us, or our suppliers to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to our or our suppliers or manufacturing and co-packing partners’ operations could subject us to civil remedies or penalties, including, but not limited to, fines, injunctions, recalls or seizures, warning letters, untitled letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions or prosecution, which could result in increased operating costs or loss of revenue, resulting in a material effect on our business, financial condition, results of operations and cash flows.
The regulations to which we are subject are complex and have tended to become more stringent over time. New labeling, packaging, and food safety laws could restrict our ability to carry on or expand our operations, result in higher than anticipated costs or lower than anticipated sales, and otherwise make it more difficult for us to realize our goals of achieving a more integrated global supply chain due to the differences in regulations around the world.
Advertising inaccuracies and product mislabeling may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.
Certain of our products are advertised with claims as to their origin, ingredients or health, method of production, wellness, environmental or other potential benefits, including, by way of example, the use of the terms “natural”, “organic”, “vegan”, “gluten-free”, “clean”, “sustainably produced”, “no artificial sweeteners,” or similar synonyms or implied statements relating to such benefits. However, there is often no single, universally-accepted definition or regulatory requirement for use of such terms for the various categories of product we sell in each of the countries in which we operate. For example, although the FDA, the USDA, and the CFIA have each issued statements and adopted policies regarding the appropriate use of the word “natural,” there is no single, universal definition of the term “natural” for various categories we sell. This is also true for many other adjectives common in the healthy or sustainable products industry. The resulting uncertainty has led to, and could lead to in the future, consumer confusion, distrust, and legal challenges.
In addition, the FDA and CFIA enforce their respective regulations with respect to nutrient content claims, unauthorized health claims (e.g., claims that characterize the relationship between a food or food ingredient and a disease or health condition) and other claims that impermissibly suggest therapeutic benefits of certain foods or food components, or that misrepresent or improperly characterize the nutrient content in conventional food products. Moreover, the FTC and Canada’s Competition Bureau have articulated a robust substantiation standard for health claims on foods and dietary supplements and have pursued investigations and litigation against companies where the regulator has concern that the claims being made are not properly substantiated. Examples of causes of action that may be asserted in a consumer class action lawsuit include fraud, unfair trade practices and breach of state or provincial consumer protection statutes. The FTC, CFIA, Competition Bureau, and/or state attorneys general, amongst others, may bring legal action that seeks removal of a product from the marketplace and imposes fines and penalties. Further, consumer class action false advertising litigation relating to claims remains a persistent threat in our industry. Even when unmerited, class action claims, actions by the FTC, CFIA, Competition Bureau, other regulatory agency, or state attorneys general enforcement actions, amongst others, can be expensive to defend and adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image, which could have a material and adverse effect on our business, financial condition, results of operations or cash flows.
The USDA, CFIA, and Canada’s Competition Bureau enforce federal standards for organic production and use of the term “organic” on product labeling. These laws prohibit a company from selling or labeling products as organic unless they are produced and handled in accordance with the applicable federal law. By definition, organic products are not genetically modified or do not include genetically modified

(bioengineered) ingredients. In Canada, producers of products labeled as organic must be prepared to demonstrate that such claims are truthful and not misleading, and there are specific certification requirements within the SFCR for products making organic claims. We only use suppliers who have obtained and adhere to specific certifications but those certifications vary depending on our customers’ requirements or consumer product claims, which can be costly and challenging. Our failure, or failure on the part of our suppliers to comply with these ingredient and product specifications, to maintain appropriate certifications, or to label organic products in compliance with federal, state, or provincial laws, may subject us to liability or regulatory enforcement. Consumers may also pursue state law claims, particularly pursuant to California’s organic laws, challenging use of the organic label as being intentionally mislabeled or misleading or deceptive to consumers. Such consumer-led actions for false and misleading representations may also be pursued in Canada under the federal Competition Act and/or provincial consumer protection legislation.
The regulatory environment in which we operate could also change significantly and adversely in the future. New or changing regulations could impact the way consumers view our products, such as potential new labeling regulations or enforcement of a standard of identity for terms used to market our products that would require us to list certain ingredients by specific names that could confuse our consumers into thinking we may use different types of ingredients than they originally thought or that the quality of our ingredients is different to what they anticipated.
Any loss of confidence on the part of consumers in the truthfulness of our labeling, advertising or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our brands and decrease our sales, which could have an adverse effect on our business, financial condition, results of operations and cash flows.
Any changes in applicable laws, regulations or policies of the FDA or USDA, state regulators or similar foreign regulatory authorities that relate to the use of words describing meat products in connection with plant-based products could adversely affect our business, prospects, results of operations or financial condition.
Although we are unaware of any particular regulation that prohibits the use of words describing meat products (e.g., “steak,” “chicken,” “beef”) for plant-based products, in the future, the FDA, the USDA, state regulators or similar foreign regulatory authorities, such as Health Canada, the CFIA, or Canada’s Competition Bureau, could take action to impact our ability to use these terms to describe certain of our products. For example, the state of Missouri passed a law in 2018 (and other states have since passed similar laws) to prohibit any person engaged in advertising, offering for sale, or sale of food products from misrepresenting a product as meat that is not derived from harvested production livestock or poultry. While the state of Missouri Department of Agriculture clarified its interpretation that products that include prominent disclosure that the product is “made from plants,” or comparable disclosure such as through the use of the phrase “plant-based,” are not misrepresented under the Missouri law, other regulators could always take a different position. Canada’s FDR also provide requirements for “simulated meat” products, including requirements around composition and naming.
In addition, a food may be deemed misbranded if its labeling is false or misleading in any particular way, and the FDA, CFIA, Canada’s Competition Bureau, or other regulators could interpret the use of terms referring to meat products to describe our plant-based products as false or misleading or likely to create an erroneous impression regarding their composition. Should regulatory authorities take action with respect to the use of terms describing meat products, such that we are unable to use those terms with respect to our plant-based products, we could be subject to enforcement action or recall of our products marketed with these terms, we may be required to modify our marketing strategy, and our business, prospects, results of operations or financial condition could be adversely affected.
Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.
Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. In addition, future government policies in the United States, Canada or in other countries may discourage our customers from using our products or encourage the use of products more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.
We are subject to numerous environmental, health and safety laws and regulations relating to our use of biological materials and our food production operations. Compliance with such laws and regulations could be time consuming and costly.
We are subject to numerous federal, state, provincial, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our research and development processes involve the controlled use of hazardous materials, including biological materials. Certain environmental laws impose strict, joint and several liability, and we may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination. Our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.
Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.
From time to time, we may be a party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. We are not currently party to any material litigation. Even when these claims and proceedings are meritless, defense thereof may divert management’s attention, and we may incur significant expenses in such defense. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.
We may not be able to protect our differentiated process adequately, which may impact our commercial success.
Our commercial success depends in part on our ability to protect our intellectual property and differentiated process. We rely on a combination of plant breeders’ rights, copyrights, trade secrets and trademark laws, as well as confidentiality and other contractual restrictions to protect our differentiated process. However, these legal means afford only limited protection and may not adequately protect our differentiated process or permit us to gain or keep any competitive advantage.

Our confidentiality agreements with our employees and certain of our consultants, contract workers, suppliers and independent contractors, including some of our co-manufacturers who use our formulations to manufacture our products, generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Although we attempt to protect our trade secrets, our confidentiality agreements may not effectively prevent disclosure of our proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of such information. If we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights against such parties. Further, some of our formulations have been developed by or with our suppliers and co-manufacturers. As a result, we may not be able to prevent others from using similar formulations.
We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed directly through a lawsuit in court or through administrative procedures at the United States Patent and Trademark Office (USPTO), the Canadian Intellectual Property Office (CIPO) or other foreign intellectual property offices. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use trademarks, including names and logos, similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products, in some cases causing a depreciation of goodwill. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may have a material adverse effect on our business, results of operations and financial condition.
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
Securing registered intellectual property rights in all countries and jurisdictions throughout the world would be prohibitively expensive. Moreover, our intellectual property rights in some countries outside the United States and Canada could be less extensive than those in the United States and Canada, assuming that rights are obtained in the United States and Canada. Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain intellectual property protection. Moreover, failure to obtain adequate trademark rights in these foreign jurisdictions could negatively impact our ability to expand our business and launch products in certain international markets.
The laws of some countries do not protect intellectual property rights to the same extent as U.S. and Canadian laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. As a result, we may not be able to effectively prevent third parties from infringing or otherwise misappropriating our intellectual property rights in such jurisdictions, or from selling or importing products made using our inventions or using our trademarks in and into the United States, Canada or other jurisdictions. These products may compete with our products and our intellectual property rights and such rights may not be effective or enough to prevent such competition.
Furthermore, proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our intellectual property at risk of being invalidated or interpreted narrowly, could put our or our licensors’ applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay to such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Any one of these occurrences could reduce our competitive position or otherwise have a material adverse effect on our business, results of operations and financial condition.

Third parties may assert rights to inventions we develop or otherwise regard as our own.
Third parties may in the future make claims challenging the inventorship or ownership of our or our licensors’ intellectual property. We may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective or are in conflict with prior or competing contractual obligations of assignment. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property and associated products and technology or may lose our rights in that intellectual property.
We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our products.
Our current or future products may require the use of intellectual property or proprietary rights held by third parties. The growth of our business may depend in part on our ability to acquire, in-license or use these intellectual property and proprietary rights; however, we may be unable to acquire or in-license such rights. Even if we can acquire or in-license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and several more established companies may also be pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources, or agricultural development and commercialization capabilities.
In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain the existing intellectual property and proprietary rights we have, we may have to cease the development, marketing, sale or other commercialization of the relevant product, which could have a material adverse effect on our business.
General Risk Factors Related to Above Food
Our business and reputation could be negatively impacted by the increased scrutiny from our stakeholders and institutional investors on ESG practices.
There is an increased focus from a variety of stakeholders on corporate ESG practices, including climate change and related ESG disclosure requirements. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other adverse impacts to our business, financial condition, or results of operations.
While we may at times engage in voluntary initiatives (such as voluntary disclosures, certifications, or goals, among others) to improve the ESG profile of our company and/or products, such initiatives or achievements of such commitments may be costly and may not have the desired effect. Expectations around the management of ESG matters continues to evolve rapidly, in many instances due to factors that are out of our control. For example, we may not ultimately be able to complete certain goals or initiatives, either on the timelines originally anticipated or at all, due to technical, cost, or other factors, which may be in or out of our control. Moreover, actions or statements that we may take based on expectations, assumptions, or third-party information that we currently believe to be reasonable may subsequently be determined to be erroneous or be subject to misinterpretation. Even if this is not the case, our current actions may subsequently be determined to be insufficient by various stakeholders, including activist groups, and we may be subject to investor or regulator engagement on our ESG initiatives and disclosures, even if such initiatives are currently voluntary.
Certain market participants, including stockholders and other capital providers, use third-party benchmarks or scores to measure a company’s ESG practices and decide whether to invest in their common stock or engage with them to require changes to their practices. In addition, certain influential institutional investors are also increasing their focus on ESG practices and are placing importance on the implications and social cost of their investments. If our ESG practices do not meet the standards set by these stockholders, they may choose not to invest in our common stock or if our peer companies outperform us in their ESG initiatives, potential or current investors may elect to invest with our competitors instead. Increasing governmental and societal attention to ESG matters, including expanding mandatory and voluntary reporting, diligence and disclosure on topics such as climate change, human capital, labor and risk oversight, including such risk as it relates to suppliers, could also expand the nature, scope and complexity of matters that we are required to control, assess and report. For example, to the extent ESG matters negatively impact our reputation, even if concerns over such matters are based on inaccurate or misleading information, it may also impede our ability to compete as effectively to attract and retain employees, customers, or business partners, which may adversely impact our operations. We may be especially subject to scrutiny and liability on such matters given our efforts to portray our operations and products as a more sustainable and conscientious alternative to certain competitor products. As another example, the SEC has proposed rules that would require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and the Above Food Board. These and other regulations, disclosure-related and otherwise, may increase our costs as well as increase scrutiny regarding our ESG efforts, which may enhance the risks discussed in this risk factor. If we do not comply with investor or stockholder expectations and standards in connection with our ESG initiatives, are perceived to have not responded appropriately to address ESG issues within our company or within our suppliers, or fail to adapt to or comply with all laws, regulations, policies and related interpretations, our business and reputation could be negatively impacted and our share price and access to/cost of capital could be materially and adversely affected. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.
Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.
The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war (such as the current conflict in Ukraine), terrorist activity, political unrest, civil strife, adverse developments impacting financial institutions, and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact distributor, retailer, food service and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, co-manufacturers, distributors, retailers, food service customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. In particular, consumers may reduce the amount of plant-based food products that they purchase where there are conventional animal-based protein offerings, which generally have lower retail prices. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors, retailers and food service customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors, retailer and food service customers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis. In addition, adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could have material adverse impacts on our business, financial condition, or results of operations.

Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.
A majority of our sales and business costs are denominated in Canadian Dollars. As our business grows, both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to Canadian Dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the Canadian Dollar against these other currencies.
The majority of our current expenditures are incurred in Canadian Dollars. If the pegged exchange rates change adversely or are allowed to float up, additional Canadian Dollars will be required to fund our expenditures.
Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. There is no assurance that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.
Our results of operations may suffer due to certain risks related to our operations in Latin America.
We are subject to risks relating to our significant presence in Latin American countries. Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations. Particularly, the Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Above Food Common Shares. Any further downgrading of Brazil’s credit rating could reduce the trading price of our common shares. Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future could harm our business and the price of New Above Food Common Shares. Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.
We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or similar anti-bribery laws in other jurisdictions in which we operate.
The U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (U.K. Bribery Act), and similar anti-bribery and anticorruption laws in other jurisdictions in which we (or third parties acting on our behalf) conduct activities generally prohibit companies and their intermediaries from making corrupt payments to public officials for the purpose of obtaining or retaining business, directing business to another, or securing an advantage. In addition, the FCPA requires U.S. public companies to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. The U.K. Bribery Act 2010 also prohibits “commercial” bribery not involving government officials. As such, if we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results and financial condition.
We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.
The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies. Our products are subject to U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls, and exports of our products must be made in compliance with these laws. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products could be provided to those targets or provided by our customers despite such precautions. Any such provision could have negative consequences, including government investigations, penalties and reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.
A cybersecurity incident, other technology disruptions or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals could negatively impact our business, our reputation and our relationships with customers.
Our business involves the processing of information about individuals (including personal information about our customers, suppliers and employees), numerous classes of sensitive and/or confidential information (such as trade secrets and financial and strategic information about us and our business partners) and intellectual property. We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers, co-manufacturers, distributors, customers and consumers. Our processing of data inherently gives rise to the risk of a security incident, such as a physical breach — specifically, our processing via these channels makes it more likely that the security incident will come from a cybersecurity risk. As we pursue new initiatives that improve our operations and cost structure, including acquisitions, we may also expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Finally, security incidents can take a variety of forms and are constantly evolving due to the increasing sophistication of threat actors, each of which increases the difficulty of detecting and successfully defending against them. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions or the increasing sophistication of hackers, we may become increasingly vulnerable to such risks.
The Company’s material vendors and/or suppliers are farms and, as such, the cybersecurity risks in the Company’s supply chain are ultimately low. Like most companies, the Company makes use of IT products and services, most of which are provided by established and sophisticated vendors used by many companies. Given this limited exposure and risk profile, while we have an informal procedure in place to review potential vendors before entering into agreements with them, we do not yet have a formal vendor assessment procedure in place. We expect to develop such a program following the closing of the Business Combination.
While we have implemented measures to prevent security incidents, there can be no assurances that the privacy and security-related measures and safeguards we have put in place, including in relation to third parties processing personal information on our behalf, will be effective to protect us and/or the relevant information from the risks associated with the processing of such information. In addition to breach notification laws that include requirements in the event that information subject to such laws is accessed by unauthorized persons, we may also be contractually required to notify customers or other counterparties of a security incident. Maintaining industry standard safeguards and, if needed, addressing a security incident could be costly. In addition, the theft, destruction, loss, misappropriation, or release of personal information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage all of which could have a material adverse effect on our business, financial condition or results of operations.
We are subject to laws, rules and regulations in the United States and Canada, and potentially other jurisdictions, relating to the collection, use, security and other processing of personal information and data about individuals. These privacy and data protection-related laws, rules and regulations are ever-evolving, which can lead to complex and at times conflicting interpretations. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”), imposes data privacy on companies handling data of California residents, such as required disclosures to consumers, and creates individual privacy rights for California consumers. The CCPA gives California residents rights to access, delete or correct their personal information, opt out of the use or disclosure of their personal information, and receive detailed information about how their personal information is used. Similarly, comprehensive state privacy laws have been enacted in Virginia, Colorado, Connecticut, Utah, Indiana and Iowa. Canada currently has four different privacy laws that may apply depending on the jurisdiction in which affected persons reside; three of the four of these require mandatory reporting to privacy regulators and the laws set different legal tests to determine whether reporting is required. Canada is in the process of replacing its federal law, which also applies in all provinces without superseding provincial laws, with a stricter and more comprehensive law that grants affected individuals a private right to sue in the event they suffer harm from a data breach. While the food supply chain is not currently subject to an incoming federal Canadian cyber security law that imposes cyber security obligations on sectors vital to national security or public safety, this may change, and thus we may face additional compliance costs in obligations in Canada in the future. Many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use and other processing of information related to individuals and there remains increased interest at the federal level as well. In addition, in the United States, the Federal Trade Commission and state regulators enforce a variety of data privacy laws and regulations, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws. Such data privacy laws, regulations and other obligations (such as contractual obligations) may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. Privacy and data protection-related laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage our reputation, and adversely affect our business.
We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.
We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business. . If these information technology systems are inadequate or fail to perform as anticipated, it could cause interruptions, delays, cessation of service and loss of existing or potential customers. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures and viruses. Any such damage or interruption could negatively impact our business.
Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.
Our current headquarters and research and development facilities, which include an office, laboratories, greenhouses, field testing acreage and demonstration test kitchens, are primarily located in Saskatchewan, Canada. In addition, we acquired an established plant-based consumer product production business in Nashville, NC in December 2022. Our seed production, field-testing and production and research take place primarily in Canada and the United States, with concentration in certain geographic regions. Third party warehousing for seed storage, and our limited number of processing partners (e.g., storage, transportation, crushers and refiners) are predominantly located in Canada and the United States. We take precautions to safeguard our facilities, including through insurance coverage and by implementing health and safety protocols, however our insurance may not cover certain losses or our losses may exceed our coverage limits. A natural disaster, such as a hurricane, drought, fire, flood, tornado, earthquake, or other intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and could lengthen the development schedule for our pipeline of products.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food” in this Registration Statement/Proxy Statement. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, inventories, product warranty reserves, accounting for income taxes, and stock-based compensation expense. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our common stock.
We may be unable to successfully integrate new strategic acquisitions and investments, which could materially adversely affect our business, results of operations and financial condition.
In the past we have made, and in the future we may make, acquisitions of, and investments in, businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets. We perform periodic reviews to determine if these investments are impaired, but such reviews are difficult and rely on significant judgment about the company’s technology, ability to obtain customers, and ability to become cash flow positive and profitable. We may take future impairment charges which will have an adverse impact of on our results of operations.
The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.
In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely have made similar modifications. To date, with the exception of us modifying our physical business practices, including limited travel, and delays in the receipt of certain supplies and the performance of certain services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.
As a result of the COVID-19 pandemic and government actions to contain it, related volatility in the financial markets and deterioration of national and global economic conditions, we could experience material adverse operational and financial impacts, including:
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overall lower expenditures by potential commercial partners as a result of challenging economic circumstances arising from the COVID-19 pandemic;

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interruptions or delays in seed production or grain sales resulting from supply chain disruptions, including as a result of restrictions or disruptions to transportation or operational disruptions at warehousing, storage, crushing and/or refining facilities;

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overall reduced operational productivity resulting from challenges associated with remote work arrangements, limited resources available to our employees (particularly with respect to our business development employees for whom in-person access to our customers and customer prospects has been significantly limited) and increased cybersecurity risks as a result of remote access to our information systems; and

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constraints on financing opportunities resulting from dislocations in the capital markets, which may make it too costly or difficult for us to pursue public or private equity or debt financings on acceptable terms.

The resumption of normal business operations after interruptions caused by COVID-19 may be delayed or constrained by lingering effects of COVID-19 on us or our suppliers, third-party service providers, counterparties in collaboration arrangement or licenses, or customers. Even after the COVID-19 outbreak has subsided, we may experience material and adverse impacts on our business, operating results, and financial condition as a result of the global economic impact of COVID-19 outbreak, including any recession that has occurred or may occur in the future.
The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.
Risks Related to Ownership of New Above Food’s Securities
You should not assume that New Above Food Common Shares at Closing are valued at $10.00 per share.
The Above Food Shareholder Transaction Consideration (as defined in the Business Combination Agreement) to be issued in connection with the Business Combination refers to the aggregate number of New Above Food Common Shares equal to the quotient of: (a) $206,000,000 divided by (b) $10.00. The ascribed value of $10.00 of the New Above Food Common Shares in the calculation of Above Food Shareholder Transaction Consideration, or any valuation (express or implied) of the New Above Food Common Shares otherwise as used in this Registration Statement/Proxy Statement should not be viewed as the actual or likely value, or an implication thereof, of New Above Food Common Shares at Closing, nor should it suggest that such shares contribute $10.00 in value to the balance sheet of New Above Food.
New Above Food’s stock price may be volatile in the future, which could lead to losses by investors and costly securities litigation.
The trading price of New Above Food Common Shares may be subject to wide fluctuations in response to quarter-to-quarter variations in results of operations, announcements of technological innovations or new products introduced by us or our competitors, general conditions in the plant-based food and food technology industries, changes in earnings estimates by analysts or other events or factors. In addition, the public stock markets recently have experienced high price and trading volatility. The risks related to rising inflation and rising interest rates could have a material impact on our revenues and costs. This volatility has significantly affected the market prices of securities of many of our publicly traded competitors for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of New Above Food Common Shares.
You may not be able to resell your New Above Food Common Shares at an attractive price due to a number of factors such as those listed in “Risks Related to Above Food’s Business” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of our competitors;

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guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by us or our competitors;

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announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in our management;

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changes in general economic or market conditions or trends in our industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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future sales of our common shares or other securities;

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investor perceptions or the investment opportunity associated with our common shares relative to other investment alternatives;

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the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

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the development and sustainability of an active trading market for our common shares;

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actions by institutional or activist stockholders;

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the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, or the threat of war, in particular, the current conflict in Ukraine, acts of terrorism or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of New Above Food Common Shares, regardless of actual operating performance, financial results or prospects. In addition, price volatility may be greater if the public float and trading volume of New Above Food Common Shares is low. Some companies that have had volatile market prices for their securities have been the target of a hostile takeover or subject to involvement by activist stockholders. If New Above Food were to become the target of such a situation, it could result in substantial costs and divert resources and the attention of executive management from the business.
The current market price of Bite common stock may not be indicative of future market prices or intrinsic value, and we may not be able to sustain or increase the value of an investment in New Above Food’s securities. Investors in New Above Food’s securities may experience a decrease, which could be substantial, in the value of their securities, including decreases unrelated to our operating performance, financial results or prospects. Your only opportunity to achieve a return on your investment in New Above Food’s securities may be if the market price of such securities appreciates and you sell your securities at a profit. The market price for New Above Food’s securities may never exceed, and may fall below, the price that you paid for such securities. You could lose all or part of your investment in New Above Food as a result.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Above Food becomes involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the business regardless of the outcome of such litigation.
Subsequent to the completion of the Business Combination, New Above Food may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Above Food’s financial condition, results of operations and the stock price, which could cause you to lose some or all of your investment.
Although Bite has conducted due diligence on Above Food, there can be no assurance that Bite’s diligence surfaced all material issues that may be present inside Above Food, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Above Food’s and Bite’s control will not later arise. As a result of these factors, New Above Food may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in New Above Food reporting losses. Even if Bite’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Bite’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on New Above Food’s liquidity, the fact that New Above Food reports charges of this nature could contribute to negative market perceptions about New Above Food or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by New Above Food’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the Registration Statement/Proxy Statement relating to the Business Combination contained an actionable material misstatement or material omission.
Because New Above Food will become a public reporting company by means other than a traditional underwritten public offering, New Above Food’s shareholders may face additional risks and uncertainties.
Because New Above Food will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the New Above Food Common Shares, and, accordingly, New Above Food’s shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because New Above Food will not become a public reporting company by means of a traditional underwritten public offering, there are material risks, including the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Because there is no independent third-party underwriter selling the New Above Food Common Shares, you must rely on the information included in this Registration Statement/Proxy Statement. Although Bite performed a due diligence review and investigation of Above Food in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in New Above Food because it may not have uncovered facts that would be important to a potential investor.
In addition, because New Above Food will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New Above Food. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of New Above Food than they might if New Above Food became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Above Food as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the New Above Food Common Shares could have an adverse effect on New Above Food’s ability to develop a liquid market for the New Above Food Common Shares.
Bite cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Above Food’s business, including any material omissions or misstatements contained in this Registration Statement/Proxy Statement, than an investor in an initial public offering.
Before entering into the Business Combination Agreement, Bite performed a due diligence review of Above Food and its business and operations; however, Bite cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence Bite has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Above Food pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the securities of Above Food that will be issued pursuant to the proxy statement/prospectus and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Above Food’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
Conversion of the convertible loan under the Convertible Loan Agreement and issuance of any New Above Food Common Shares in connection with the contemplated PIPE Financing will dilute the ownership interest of Above Food’s and Bite’s existing shareholders in New Above Food.
Pursuant to the Convertible Loan Agreement entered into on December 29, 2022 in connection with the Business Combination, the lenders party thereto loaned to Above Food $9.2 million in bridge financing that will convert into 920,000 New Above Food Common Shares at the Closing. Additionally, pursuant to the terms of the Business Combination Agreement, certain interest due and payable on the Closing Date will be payable in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement. Furthermore, although there is currently no committed PIPE Financing, Bite and Above Food are using their commercially reasonable best efforts to obtain PIPE Financing, which may entail issuance of New Above Food Common Shares to certain investors. The conversion of the convertible loan under the Convertible Loan Agreement (including certain interest payable thereunder) and the issuance of any New Above Food Common Shares in connection with the contemplated PIPE Financing will dilute the ownership interests of Above Food’s and Bite’s existing shareholders in New Above Food. Any sales in the public market of the New Above Food Common Shares issuable upon such conversion of the convertible loan under the Convertible Loan Agreement or upon issuance of New Above Food Common Shares in connection with the contemplated PIPE Financing could adversely affect prevailing market prices of the New Above Food Common Shares.
The rights of holders of New Above Food Common Shares may be impaired by the possible future issuance of preferred stock.
The New Above Food Board has the right, without approval of the holders of New Above Food Common Shares, to issue preferred stock with voting, dividend, conversion, liquidation and other rights which could adversely affect the voting power and equity interest of the holders of New Above Food Common Shares, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change-of-control. The possible negative impact on takeover attempts could adversely affect the price of New Above Food Common Shares. Although there is no present intention to issue any additional shares of preferred stock, New Above Food may issue these shares in the future.
Neither we nor Bite have paid dividends in the past and do not expect to pay dividends in the foreseeable future on New Above Food Common Shares.
Neither we nor Bite have paid cash dividends on our common stock to date and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on New Above Food Common Shares will depend on earnings, financial condition, and other business and economic factors affecting us at such time as the New Above Food Board may consider relevant. If New Above Food does not pay dividends, New Above Food Common Shares may be less valuable because a return on a stockholders’ investment will only occur if the stock price appreciates. There are no accrued dividends currently payable to holders of our common shares, and as of the Closing Date, no preferred stock will be outstanding.

Bite has identified in the past a material weakness in its internal control over financial reporting, which could continue to adversely affect Bite’s ability to report its results of operations and financial condition accurately and in a timely manner. If Bite is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Bite and materially and adversely affect its business and operating results.
Bite’s management is responsible for establishing and maintaining adequate internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Bite’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of Bite’s internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Bite’s annual or interim financial statements will not be prevented or detected on a timely basis.
Bite has identified in the past a material weakness in its internal control over financial reporting, as further described in Bite’s financial statements and the notes related thereto. Specifically, Bite’s management identified a material weakness related to the classification of redeemable common stock as components of either permanent or temporary equity. Such material weakness has been alleviated by implementing new procedures to ensure that applicable accounting guidance is identified and applied to all complex transactions. Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Bite continues to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If Bite identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of annual or interim financial statements. In such case, Bite may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Bite’s financial reporting and Bite’s stock price may decline as a result. Bite cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
The New Above Food Articles, together with the New Above Food Bylaws, and Canadian laws and regulations applicable to New Above Food may adversely affect New Above Food’s ability to take actions that could be deemed beneficial to New Above Food Shareholders.
New Above Food will be subject to different corporate requirements than a corporation organized under the laws of the United States. The New Above Food Articles, the New Above Food Bylaws as well as the ABCA, set forth various rights and obligations that are unique to New Above Food as a company incorporated under the laws of Alberta. These requirements may limit or otherwise adversely affect New Above Food’s ability to take actions that could be beneficial to New Above Food Shareholders.
Provisions of the laws of the Province of Alberta and the federal laws of Canada may also have the effect of delaying or preventing a Change of Control or changes in New Above Food’s management. For example, the ABCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting at which the proposal is to be presented.
The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. As a “Canadian business,” an acquisition of control of New Above Food by a non-Canadian would be subject to a suspensory review if these thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold New Above Food Common Shares may be imposed by the Competition Act. This legislation permits the Commissioner of Competition appointed under the

Competition Act to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in New Above Food.
New Above Food Articles permit it to issue an unlimited number of New Above Food Common Shares without additional shareholder approval.
New Above Food Articles permit it to issue an unlimited number of New Above Food Common Shares. New Above Food may, from time to time, issue additional New Above Food Common Shares in the future. Subject to the requirements of the NYSE, New Above Food will not be required to obtain the approval of shareholders for the issuance of additional New Above Food Common Shares. Any further issuances of New Above Food Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.
Risks Related to the Business Combination and Post-Closing Operations of New Above Food
Each of Bite and Above Food has incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.
As part of the Business Combination, each of Bite and Above Food is utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the companies may retain consulting services to assist in the integration of the businesses. These consulting services may extend beyond the current estimated time frame thus resulting in higher-than-expected costs.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their public warrants worthless, and Private Placement Warrants have different cashless exercise rights than other warrants issued by Bite.
Following the Business Combination, we have the ability to redeem outstanding Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the closing price of a New Above Food Common Share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the New Above Food Common Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those New Above Food Common Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. Recent trading prices for a share of Bite common stock have not exceeded the $18.00 per share threshold at which the Public Warrants would become redeemable.
The Private Placement Warrants are identical to the Public Warrants except that (i) none of the Private Placement Warrants will be redeemable by us and (ii) the Private Placement Warrants will be exercisable for cash or on a cashless basis at the election of such holder, in either case as long as they are held by the initial purchasers or their permitted transferees, whereas the Public Warrants will only be exercisable on a cashless basis at New Above Food’s election.
We may only call the Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder; provided that holders will be able to exercise their Public Warrants prior to the time of redemption and, at New Above Food’s election, any such exercise may be required to be on a cashless basis, or if the holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, then New Above Food will not receive any cash proceeds from the exercise of such warrants.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of New Above Food Common Shares purchasable upon exercise of a Public Warrant could be decreased without a warrant holder’s approval.
The Public Warrants were issued in registered form under the Warrant Agreement, between Continental, as warrant agent, and Bite. The Warrant Agreement provides that the terms of the Public Warrants and the private placement warrants may be amended without the consent of any holder to cure any ambiguity or to cure, correct or supplement any defective provision or add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as may be deemed necessary or desirable and shall not adversely affect the interests of the holders, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of a majority of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of New Above Food Common Shares purchasable upon exercise of a Public Warrant.
A provision in Bite’s Warrant Agreement may make it more difficult for Bite to consummate the Business Combination if Bite issues additional Bite common stock or equity-linked securities.
If (i) Bite issues additional Bite common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at a price or deemed price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Bite Board and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuance represent more than 60% of the total equity proceeds, and interest thereon, available for funding of the Business Combination on the Closing Date (net of redemptions) and (iii) the volume weighted average trading price of Bite common stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the public warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices applicable to public warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for Bite to consummate the Business Combination. Such adjustment may result in additional dilution to the Bite stockholders and may make it more difficult to consummate the Business Combination.
While Bite and Above Food work to complete the Business Combination, Above Food’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Business Combination may place a significant burden on management and other internal resources of Above Food. The diversion of management’s attention and any difficulties encountered in the transition process could harm Above Food’s business, financial condition, results of operations and prospects and New Above Food’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on Above Food’s systems, employees, consultants, customers, distributors, suppliers, partners, and other third parties, including regulators, may have an adverse effect on New Above Food following the Business Combination. These uncertainties may impair New Above Food’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Because Above Food has operated as a private company, New Above Food will have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert management’s attention from the day-to-day operation of its business.
Above Food has operated historically as a privately-owned company and, accordingly, many of its senior management have limited experience managing a publicly-traded company and have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies will require substantial attention from Above Food’s senior management and may divert attention away from the day-to-day management of its businesses, which could have a material adverse effect on Above Food’s business, financial condition and results of operations. Similarly, corporate governance obligations, including with respect to the development and implementation of appropriate corporate governance policies, and concurrent service on the Above Food Board and possibly multiple board committees, will impose additional burdens on Above Food’s non-executive directors.
Following the consummation of the Business Combination, New Above Food will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New Above Food will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public that Above Food has not historically incurred as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. These expenses may increase even more after New Above Food is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Above Food to carry out activities Above Food has not done previously. For example, New Above Food will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Above Food could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Above Food’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for New Above Food to obtain certain types of insurance, including director and officer liability insurance, and New Above Food may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for New Above Food to attract and retain qualified persons to serve on the New Above Food Board, board committees or as executive officers. Furthermore, if New Above Food is unable to satisfy its obligations as a public company, it could be subject to delisting of its common shares, fines, sanctions and other regulatory action and potentially civil litigation. We cannot predict or estimate the amount or timing of additional costs New Above Food may incur to respond to these requirements.
The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Above Food to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Failure to maintain effective internal controls over financial reporting could have a material adverse effect on New Above Food’s business, operating results and stock price.
Prior to the consummation of the Business Combination, Above Food is neither a publicly listed company, nor an affiliate of a publicly listed company, and has not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.
The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Above Food as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Above Food is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food common shares.
Prior to the Business Combination, neither Above Food nor its auditors were required to perform an evaluation of internal control over financial reporting as of January 31, 2022 and 2023 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, New Above Food’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until New Above Food’s first annual report on Form 10-K following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, New Above Food cannot predict the outcome of this determination and whether New Above Food will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years New Above Food is unable to assert that New Above Food’s internal control over financial reporting is effective, or if New Above Food’s auditors express an opinion that New Above Food’s internal control over financial reporting is ineffective, New Above Food may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of New Above Food’s securities.
New Above Food will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, New Above Food’s common shares may be less attractive to investors.
New Above Food will be deemed to be an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including:
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not being required to comply with the auditor attestation requirements in the assessment of New Above Food’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in periodic reports and registration statements; and

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not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

New Above Food may take advantage of these reporting exemptions until it is no longer an emerging growth company. New Above Food will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which New Above Food has total annual gross revenue of at least $1.235 billion, or (c) in which New Above Food is deemed to be a large accelerated filer, which means the market value of New Above Food common shares that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which New Above Food has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Above Food is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Above Food has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the New Above Food common shares less attractive because New Above Food relies on these exemptions, which may result in a less active trading market for the New Above Food common shares and the price of the New Above Food common shares may be more volatile.
New Above Food cannot predict if investors will find its common shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find New Above Food common shares less attractive as a result, there may be a less active trading market for common shares and New Above Food’s share price may be more volatile.
Bite’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, the Bite Stockholders will own a smaller percentage of New Above Food than they currently own of Bite. Upon completion of the Business Combination, it is anticipated that the Bite Stockholders (including the initial stockholders), will own approximately 25.3% of its outstanding shares immediately after the consummation of the Business Combination. Consequently, Bite’s stockholders, as a group, will have reduced ownership and voting power in New Above Food compared to their ownership and voting power in Bite. This percentage is calculated based on a number of assumptions, including that none of Bite’s existing public stockholders exercise their redemption rights.
Because New Above Food are and, following the continuation, Above Food will be both organized in Alberta, Canada, if Bite effects the Business Combination Bite Stockholders will become shareholders of a group that will be subject to a variety of additional risks that may negatively impact its operations.
If Bite consummates the Business Combination with Above Food, New Above Food will be subject to special considerations or risks associated with companies operating in Canada that may, at any time differ from the considerations and risks of companies operating in the United States, including any of the following:
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political regimes, rules and regulations or currency conversion or corporate withholding taxes on individuals;

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tariffs and trade barriers;

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regulations related to customs and import/export matters;

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longer payment cycles;

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tax issues, such as tax law changes and variations in tax laws as compared to the United States;

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currency fluctuations and exchange controls;

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challenges in collecting accounts receivable;

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cultural and language differences;

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employment regulations;

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crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

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deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

In particular, New Above Food will be subject to the risk of changes in economic conditions, social conditions and political conditions inherent in Canada, including changes in laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment, including the new trilateral trade agreement among the United States, Mexico and Canada called the United States-Mexico-Canada Agreement (the “USMCA”), which has been ratified by all three countries. The USMCA entered into force on July 1, 2020 and superseded the North American Free Trade Agreement. Although we have determined that there have been no immediate effects on Above Food’s operations with respect to the USMCA, we cannot predict future developments in the political climate involving the United States, Mexico and Canada and such developments may have a material adverse effect on the business, financial condition and results of operations of Above Food or, following the Closing, New Above Food.
Bite cannot assure you that New Above Food would be able to adequately address these additional risks. If New Above Food is unable to do so, its operations might suffer.
Above Food’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, pursuant to the terms of the Business Combination Agreement, Above Food is subject to customary interim operating covenants relating to carrying on its business in the ordinary course and is also subject to customary restrictions on actions that may be taken during such period without Bite’s consent, subject to limited exceptions in the Business Combination Agreement. As a result, Above Food may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
New Above Food may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
New Above Food may be subject to certain liabilities of Bite and Above Food. Bite and Above Food at times prior to closing may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to regulatory, employee or contract matters. From time to time, Above Food may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. Above Food may initiate claims to assert or defend its intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert the attention of Bite’s or Above Food’s management from its business and negatively affect its operating results or financial condition. Following closing, New Above Food may incur successor liabilities relating to these litigation claims and, in any event, as the holding company of Above Food and Bite will bear the effects of any ongoing litigation claims. Furthermore, the outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Bite, Above Food and New Above Food negatively.
Bite’s and Above Food’s ability to successfully effect the Business Combination and New Above Food’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Above Food, all of whom are expected to stay with New Above Food following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of New Above Food.
Bite’s and Above Food’s ability to successfully effect the Business Combination and New Above Food’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Above Food. Although such key personnel are generally expected to remain with New Above Food following the Business Combination, there can be no assurance that they will do so. Please read “— Our management has limited experience in operating a public company” and “— Risks Related to Above Food’s Business — We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel” for further information on New Above Food’s personnel needs and risks.
Some of Above Food’s relationships with its customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit New Above Food’s business.
Parties with which Above Food currently does business or may do business in the future, including customers, distributors and vendors, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with New Above Food. As a result, the business relationships of Above Food may be subject to disruptions if customers, vendors, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than Above Food. For example, certain customers and collaborators of Above Food may exercise contractual termination rights as they arise or elect to not renew contracts with Above Food. These disruptions could harm relationships with existing customers, vendors or others and preclude Above Food from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations of Above Food or, following the Business Combination, New Above Food. The effect of such disruptions could be exacerbated by any delay in the consummation of the Business Combination.
Bite’s and Above Food’s ability to consummate the Business Combination, and the operations of New Above Food following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Above Food or New Above Food following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Above Food, its business, financial condition and results of operations are materially affected by COVID-19. The definition of “Company Material Adverse Effect” in the Business Combination Agreement excludes effects arising from or relating to epidemics, pandemics, disease or outbreaks, including COVID-19, or any quarantine, “shelter in place” and similar measures promulgated by governmental authorities (“COVID-19 Measures”), except to the extent Above Food and its subsidiaries, taken as a whole, are disproportionately affected by such events as compared with other participants in the industries in which they operate. Certain representations of Above Food in the Business Combination Agreement exclude conditions or circumstances that arise from or relate to COVID-19 and COVID-19 Measures such that any changes resulting from COVID-19 or COVID-19 Measures would not constitute a breach under the Business Combination Agreement. In addition, the conduct of business covenant in the Business Combination Agreement allows Above Food to deviate from conducting its business in all material respects in the ordinary course of business if Above Food takes (or omits to take) actions in response to COVID-19, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Above Food employees, directors, officers or agents, and Above Food promptly notifies Bite of such actions and reasonably takes into account Bite’s reasonable requests in its further acts or omissions with respect to conditions arising from COVID-19.
The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Above Food is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Bite’s and Above Food’s ability to consummate the Business Combination and New Above Food’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Bite, Above Food and New Above Food may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Above Food’s financial condition and results of operations.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled or waived in order to complete the Business Combination. Those conditions include, among other things:

(a) approval of the Business Combination Agreement by Above Food equityholders, (b) approval of the proposals required to effect the Business Combination by Bite Stockholders, (c) receipt of certain requisite regulatory approvals, (d) absence of orders prohibiting completion of the Business Combination, (e) effectiveness of the registration statement of which this Registration Statement/Proxy Statement is a part, (f) approval of the New Above Food Common Shares to be issued in the Proposed Transactions for listing on the NYSE, (g) the resignation of specified Bite executive officers and directors, (h) the requirement that Bite have at least $5.0 million in Available Cash (net of all transaction expenses of Bite and Above Food) at the Closing, (i) the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and (j) the performance by both parties of their covenants and agreements. These conditions to the Closing may not be fulfilled in a timely manner or at all or waived, including the waiver of the condition by Above Food that Bite have at least $5.0 million in Available Cash (net of all transaction expenses of Bite and Above Food) at the Closing (see “Risk Factors — Risks Related to the Business Combination and Post-Closing Operations of New Above Food — Waiver of the Available Cash Condition could adversely affect Bite’s public stockholders and the other shareholders of New Above Food.” for additional information related to the minimum cash condition), and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after approval of Above Food equityholders and Bite Stockholders, or Bite or Above Food may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement — Termination.”
Waiver of the Available Cash Condition could adversely affect Bite’s public stockholders and the other shareholders of New Above Food.
The closing of the Business Combination is subject to the satisfaction or waiver of certain closing conditions set forth in the Business Combination Agreement. See “The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.” One of those conditions is the Available Cash Condition, which provides that the obligation of Above Food to consummate the Business Combination is subject to the condition that Available Cash as of closing of the Business Combination will be no less than $5,000,000 (which is calculated net of all transaction expenses of Bite and Above Food). As of March 1, 2024, the Available Cash Condition would not have been satisfied if 978,200 shares or more of Bite common stock had been redeemed in connection with the closing of the Business Combination.
In the event the Available Cash Condition is waived by Above Food, New Above Food will not have the same liquidity at closing it would have had if the condition was satisfied and, as a result, may take actions to delay, limit, reduce or terminate its agriculture, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability if additional equity or debt financing is not available on acceptable terms. Waiver of the Available Cash Condition could result in a material adverse effect on New Above Food’s cash flows, business, financial condition, prospects or results of operations. See “Risk Factors — Risks Related to Above Food — We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food — Liquidity and capital resources.”
Bite and Above Food may be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Bite and Above Food. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Above Food to defer entering into contracts or making other decisions or seek to change existing business relationships.
There is no assurance that a stockholder’s decision whether to redeem its shares for a pro rata portion of Bite’s trust account will put the stockholder in a better future economic position.
No assurance can be given as to the price at which a public stockholder may be able to sell the New Above Food Common Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in New Above Food’s stock price, and may result in a lower value realized now than a Bite Stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a Bite public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of the New Above Food Common Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its New Above Food Common Shares in the future for a greater amount than the conversion price set forth in this Registration Statement/Proxy Statement. A Bite public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation. If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Bite’s securities or, following the consummation of the Business Combination, New Above Food’s securities, may decline.
A market for New Above Food’s securities may not develop or be sustained, which would adversely affect the liquidity and price of New Above Food’s securities.
Following the Business Combination, the price of New Above Food’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New Above Food’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Above Food’s securities after the Business Combination can vary due to general economic conditions and forecasts, New Above Food’s general business condition and the release of New Above Food’s financial reports. Additionally, if New Above Food’s securities become delisted from the NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of New Above Food’s securities may be more limited than if New Above Food was quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
NYSE American may delist Bite’s securities from quotation on its exchange which could limit investors’ ability to make transactions in Bite’s securities and subject Bite to additional trading restrictions. In addition, there can be no assurance that New Above Food’s securities will be approved for listing on the NYSE or that New Above Food will be able to comply with the continued listing standards of the NYSE.
On February 20, 2024, Bite received a letter from the NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist Bite’s common stock, units and warrants pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because Bite failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. On February 26, 2024, Bite submitted a letter of request for hearing to NYSE for the review of the delisting determination. We cannot assure you that Bite’s securities will be, or will continue to be, listed on NYSE American in the future or prior to an initial business combination, including the proposed Business Combination.
If NYSE American delists Bite’s securities from trading on its exchange, or Bite is not listed in connection with its initial business combination, Bite could face significant material adverse consequences, including:
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a limited availability of market quotations for Bite’s securities;

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reduced liquidity with respect to Bite’s securities;

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a determination that Bite’s shares of common stock are “penny stock” which will require brokers trading in Bite’s shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Bite’s shares of common stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

In connection with the closing of the Business Combination, we intend to list the New Above Food Common Shares and New Above Food Warrants on the NYSE under the symbols “ABVE” and “ABVE.W,”

respectively. New Above Food’s continued eligibility for listing may depend on the number of shares that are converted. If, after the Business Combination, the NYSE delists the New Above Food Common Shares from trading on its exchange for failure to meet the listing standards, New Above Food and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for New Above Food’s securities;

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reduced liquidity for New Above Food’s securities;

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a determination that New Above Food Common Shares is a “penny stock” which will require brokers trading in New Above Food Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Above Food Common Shares;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Bite is a recently incorporated company with little operating history and no revenues (other than interest earned on the funds held in the trust account), and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.
Bite is a recently incorporated company established in Delaware with limited operating history, incorporated for the purpose of completing an initial business combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to complete its Business Combination. If Bite fails to complete its Business Combination, it will never generate any operating revenues.
Past performance by Bite, including its management team, may not be indicative of an ability to complete the Business Combination or of future performance of an investment in New Above Food.
Past acquisition and operational experience of Bite management and their affiliates is not a guarantee of Bite’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. The Sponsor and certain lenders to Above Food and their affiliates may together designate three (3) members of the New Above Food Board. However, they may not continue as a director of New Above Food and their view may not prevail with regard to any decisions or actions taken by the New Above Food Board. You should not rely on the historical record of Bite management or their affiliates’ performance as indicative of the future performance of New Above Food or of an investment in New Above Food securities.
The Sponsor and Bite’s directors, officers, advisors and each of their affiliates may elect to purchase shares or warrants from other Bite Stockholders or warrantholders, which may have the effect of increasing the likelihood of completion of the Business Combination and reduce the public “float” of Bite common stock or warrants.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Bite or its securities, Bite, the Sponsor, Bite’s officers and directors, Above Food, the Above Food officers and directors and/or their respective affiliates may purchase Bite common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Bite common stock or vote their shares of Bite common stock in favor of the Business Combination Proposal. The purpose of such purchases could be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination and/or to satisfy the Available Cash Condition if it appears that such condition would otherwise not be met; however, pursuant to SEC guidance, if any of such persons purchase shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such shares would not be voted in favor of the Business Combination Proposal. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this Registration Statement/Proxy Statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may depress the price of Bite common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Bite common stock at a price lower than market and may therefore be more likely to sell the Bite common stock he owns, either prior to or immediately after the special meeting.
In addition, if such purchases are made, the public “float” of New Above Food Common Shares following the Business Combination and the number of beneficial holders of New Above Food’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of New Above Food’s securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for New Above Food Common Shares.
If Bite seeks stockholder approval of the Business Combination, the Sponsor has agreed to vote in favor of such Business Combination, regardless of how its Public Stockholders vote.
Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote all of its shares of Bite common stock in favor of each of the proposals presented at the special meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the proposals presented at the special meeting will increase the likelihood that Bite will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See “Ancillary Agreements — Sponsor Support Agreement.”
The Sponsor and Bite’s directors and officers may have interests in the Business Combination different from or in addition to the interests of the Public Stockholders.
Executive officers of Bite negotiated the terms of the Business Combination Agreement with their counterparts at Above Food, and the Bite Board determined that entering into the Business Combination Agreement was in the best interests of Bite and its stockholders, declared the Business Combination Agreement advisable and recommended that Bite Stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this Registration Statement/Proxy Statement, you should be aware that the Sponsor and Bite’s directors and executive officers may have financial interests in the Business Combination that may be different from, or in addition to, the interests of the Public Stockholders. These interests include, among other things:
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The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 5,496,667 founder shares and private placement shares, including 4,976,667 founder shares originally purchased for approximately $0.0058 per share, all of which shares would become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $57.6M, based on the closing price of the Bite common stock of $10.47 on NYSE American on October 6, 2023.

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The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 260,000 private placement warrants, which warrants would expire and become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders. Such warrants have an aggregate market value of approximately $14,300, based on the closing price of the public warrants of $0.055 on NYSE American on October 3, 2023.

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The Sponsor and Bite’s management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Bite may obtain loans from the Sponsor or its affiliates to finance transaction costs in connection with an initial business combination. On March 23, 2023, Bite issued the Sponsor Convertible Promissory Note in the principal amount of up to $2,000,000 to the Sponsor. The Sponsor Convertible Promissory Note amended, replaced and superseded certain prior promissory notes issued by Bite to the Sponsor. The Sponsor Convertible Promissory Note does not bear interest and the principal balance will be payable on the date on which Bite consummates its initial business combination. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert up to $1,500,000 of the principal outstanding under the Sponsor Convertible Promissory Note into that number of units (the “Working Capital Units”) equal to the portion of the principal amount of the Sponsor Convertible Promissory Note being converted divided by $10.00, rounded up to the nearest whole number. The Sponsor Convertible Promissory Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Sponsor Convertible Promissory Note and all other sums payable with regard to the Sponsor Convertible Promissory Note becoming immediately due and payable. As of September 30, 2023, there was a balance of $2,129,000 under the Sponsor Convertible Promissory Note.
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To extend the date by which Bite must consummate an initial business combination from February 17, 2023 to up to August 17, 2023, the Sponsor (or its affiliates or permitted designees) agreed to deposit into the trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, and to further extend such date to up to February 17, 2024, or such earlier date as determined by the Bite Board, the Sponsor (or its affiliates or designees) agreed to deposit into the trust account $75,000 for each such one-month extension after August 17, 2023, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination unless the closing of our initial business combination shall have occurred (such monthly payments, the “Extension Payments”). The Extension Payments have been funded through the Sponsor Convertible Promissory Note, and as of July 18, 2023, $899,644.44 has been deposited into the trust account as the Extension Payments.

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Bite’s officers and directors are entitled to receive reimbursement for any out-of-pocket expenses incurred by them on Bite’s behalf incident to identifying potential target businesses and performing due diligence on suitable business combinations. However, if Bite fails to consummate a business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, they will not have any claim against the trust account for reimbursement. Accordingly, Bite may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by such date. As of September 30, 2023, approximately $2,129,000 was outstanding in out-of-pocket expense reimbursements. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities and administrative support provided to Bite, which commenced in February 2021 and will continue through the earlier of consummation of the Business Combination and Bite’s liquidation. As of September 30, 2023, Bite had accrued $317,857 for this administrative service fee.

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The continued indemnification of current directors and officers of Bite and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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The Sponsor has agreed that it will be liable to Bite if and to the extent any claims by a third party for services rendered or products sold to Bite, or a prospective target business with which Bite has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under Bite’s indemnity of the underwriters of Bite’s IPO against certain liabilities, including liabilities under the Securities Act. However, Bite has not asked its Sponsor to reserve for such indemnification obligations, nor has Bite independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Bite.

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Pursuant to the Lock-Up Agreements, the Sponsor and affiliates of Bite and the Sponsor will agree, subject to certain exceptions, not to effect any sale or distribution of any equity securities of New Above Food held by it and its affiliates for a period of 12 months, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.
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Following the completion of the Business Combination,       will be a member of the New Above Food Board. As such, in the future,         will receive any cash fees, stock options or stock awards that the New Above Food Board determines to pay to its directors.

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Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment, even if the New Above Food common stock trades below the price initially paid for the Bite units in its IPO, and the public stockholders may experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for Bite to, rather than liquidate if Bite fails to complete the initial business combination by the prescribed timeframe, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their founder shares.

The Bite Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to Bite’s stockholders that they vote to approve the Business Combination. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the Bite Board in evaluating the financial aspects of the Business Combination, held meetings to discuss and consider the financial terms of the transaction, the financial performance of certain publicly traded companies deemed similar to Above Food in one or more respects, and transactions involving acquisition targets deemed similar to Above Food in one or more respects. The Bite Board also considered, among other factors, the Sponsor’s agreement to subject certain shares to be received by the Sponsor to vesting conditions. In addition, Bite engaged outside legal advisors to, among other things, assist the Bite Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included meetings between the Bite Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed. For a detailed discussion of the special interests that the Sponsor and Bite’s directors and executive officers may have in the Business Combination, see “Interests of Bite Directors and Officers in the Business Combination.”
The initial stockholders hold a significant number of Bite common stock and Bite Warrants. They will lose their entire investment in Bite if Bite does not complete an initial business combination.
The Sponsor holds 5,450,001 founder shares and private placement shares, representing 64.0% of the total outstanding shares of Bite as of the record date. The founder shares and private placement shares will be worthless if Bite does not complete an initial business combination by February 17, 2024 (or a later date, if extended). In addition, the Sponsor holds an aggregate of 260,000 private placement warrants that will also be worthless if Bite does not complete an initial business combination by February 17, 2024 (or a later date, if extended).
The founder shares are identical to the common shares included in the Bite units, except that (a) the founder shares are subject to certain transfer restrictions, as described in this Registration Statement/Proxy Statement; (b) the Sponsor, initial stockholders, officers and directors have entered into a letter agreement with Bite, pursuant to which they have agreed to (i) waive their conversion rights with respect to their founder shares, private shares and public shares in connection with the completion of our initial business combination, (ii) waive their conversion rights with respect to their founder shares, private shares and public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify Bite’s obligations with respect to conversion rights as described in this prospectus or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and private shares if Bite fails to complete an initial business combination by February 17, 2024 (or a later date, if extended), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Bite fails to complete an initial business combination within the prescribed time frame. Permitted transferees of the founder shares held by our sponsor, initial stockholders, officers and directors would be subject to the same restrictions; (c) pursuant to the letter agreement, the Sponsor, initial stockholders, officers and directors have agreed to vote their founder shares, private shares and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of our initial business combination; and the founder shares are entitled to registration rights.
The private placement units (and underlying private placement shares and private placement warrants) are identical to the units and warrants sold in the IPO except that the private placement warrants: (i) will not be redeemable by Bite and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. If the private placement warrants are held by holders other than the initial purchasers or any of their permitted transferees, the private placement warrants will be redeemable by Bite and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Furthermore, the purchasers have agreed (A) to vote the private placement shares in favor of any proposed business combination, (B) not to convert any private placement shares in connection with a stockholder vote to approve a proposed initial business combination or sell any private placement shares to us in a tender offer in connection with a proposed initial business combination and (C) that the private placement shares shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated. In the event of a liquidation prior to Bite’s initial business combination, the private placement units will likely be worthless.
The personal and financial interests of the Sponsor and Bite’s directors and officers may have influenced their motivation in identifying, selecting and completing the Business Combination.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
Lawsuits may be filed against Bite or its directors and officers in connection with the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Bite’s business, financial condition, results of operations and cash flows. Such legal proceedings could also delay or prevent the Business Combination from becoming effective within the completed timeframe.
The loss of senior management or technical personnel could adversely affect Bite’s ability to successfully effect the Business Combination and New Above Food’s ability to successfully operate the business thereafter.
Bite’s ability to successfully effect the Business Combination is dependent upon the efforts of Bite’s key personnel. Although some of Bite’s key personnel may be appointed to New Above Food in senior management, board or advisory positions following the Business Combination, it is anticipated that some or all of the management of Above Food will remain in place. While Bite and Above Food intend to closely evaluate any individuals to be engaged after the Business Combination, Bite’s and Above Food’s assessment of these individuals may prove to be incorrect. Current management of Above Food and any individuals to be engaged after the Business Combination may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Above Food to have to expend time and resources to become familiar with such requirements. Further, the loss of the services of Above Food’s senior management or key personnel, or the failure to recruit and retain any necessary key personnel, could have a material adverse effect on New Above Food’s business, financial condition and results of operations. Please read “— Our management has limited experience in operating a public company.” and “— Risks Related to Above Food’s Business — We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel,” for further information on New Above Food’s personnel needs and risks.
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from our independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our consolidated financial statements.
New Above Food will be a foreign private issuer and, as a result, New Above Food will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Because New Above Food will qualify as a foreign private issuer under the Exchange Act, New Above Food will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As a foreign private issuer, and as permitted by the listing requirements of the NYSE, New Above Food will follow certain home country governance practices rather than the corporate governance requirements of the NYSE.
As a foreign private issuer, New Above Food will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers, provided that New Above Food discloses the requirements it is not following and describe the home country practices it is following. The NYSE requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, New Above Food will be permitted to follow home country practice in lieu of that requirement. Following completion of the Plan of Arrangement, we expect that no fewer than four members of the New Above Food Board will be independent. New Above Food may elect to follow certain other home country corporate governance practices in lieu of the requirements for U.S. companies listed on the NYSE, as permitted by the rules of the NYSE, in which case the protection that is afforded to our shareholders would be different from that accorded to investors of U.S. domestic issuers.
New Above Food may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, New Above Food will be a foreign private issuer, and therefore, New Above Food will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination was made with respect to New Above Food on July 31, 2023. In the future, New Above Food would lose its foreign private issuer status if (1) more than 50% of New Above Food’s outstanding voting securities are owned by U.S. residents and (2) a majority of New Above Food’s directors or executive officers are U.S. citizens or residents, or New Above Food fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If New Above Food loses its foreign private issuer status, New Above Food will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. New Above Food will also have to mandatorily comply with U.S. federal proxy requirements, and New Above Food’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, New Above Food will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the

NYSE. As a U.S. listed public company that is not a foreign private issuer, New Above Food will incur significant additional legal, accounting and other expenses that New Above Food will not incur as a foreign private issuer.
Canadian and U.S. investors may find it difficult or impossible to effect service of process and enforce judgments against New Above Food, New Above Food directors and New Above Food executive officers.
Certain directors of New Above Food reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of New Above Food who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.
Similarly, New Above Food is incorporated under the laws of Alberta, Canada, and most of its officers and directors are not residents of the United States, and substantially all of the assets of New Above Food are located outside the United States. As a result, it may be difficult for U.S. investors to: (i) effect service of process within the United States upon New Above Food or those directors and officers who are not residents of the United States; or (ii) realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.
If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about New Above Food’s business, New Above Food’s stock price and trading volume could decline.
The trading market for New Above Food Common Shares will depend in part on the research and reports that third-party securities analysts publish about New Above Food and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of New Above Food, the price and trading volume of New Above Food’s securities would likely be negatively impacted. If any of the analysts who may cover New Above Food change their recommendation regarding New Above Food’s securities adversely, or provide more favorable relative recommendations about our competitors, the price of New Above Food’s securities would likely decline. If any analyst who may cover New Above Food ceases covering New Above Food or fails to regularly publish reports on New Above Food, we could lose visibility in the financial markets, which could cause the price or trading volume of New Above Food’s securities to decline. Moreover, if one or more of the analysts who cover New Above Food downgrades the New Above Food Common Shares, or if the reported results do not meet their expectations, the market price of New Above Food Common Shares could decline.
Risks Related to the Business Combination, Redemptions and Certain Outstanding Bite Securities
Bite may not be able to complete the Business Combination within the prescribed time frame, in which case Bite would cease all operations except for the purpose of winding up and Bite would redeem its public shares and liquidate, in which case Bite’s public stockholders may only receive $10.00 per share or less than such amount in certain circumstances, and Bite’s warrants will expire worthless.
Pursuant to the terms of Bite’s amended and restated certificate of incorporation, Bite must complete its initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders. Bite may not be able to complete the Business Combination within this time period. If Bite has not completed its initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to Bite but net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Bite’s remaining stockholders and the Bite Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Bite’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the public stockholders may only receive $10.00 per share, and Bite’s warrants will expire worthless. In certain circumstances, the public stockholders may receive less than $10.00 per share on the redemption of their shares.
The ability of the public stockholders to exercise redemption rights with respect to a large number of public shares could increase the probability that the Business Combination will be unsuccessful and that the Bite Stockholders will have to wait for liquidation in order to redeem their public shares.
Because the Business Combination Agreement requires that the Available Cash is at least $5,000,000 at closing, if redemption is elected for a large number of the public shares such that the Available Cash Condition is not met, the Business Combination may not be successful. If the Business Combination is unsuccessful, the public stockholders will not receive their pro rata portion of the trust account until the trust account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the Bite common stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, Bite’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Bite is liquidated or Bite’s stockholders are able to sell their public shares in the open market.
If a stockholder fails to receive notice of Bite’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such shares may not be redeemed.
If, despite Bite’s compliance with the proxy rules, a stockholder fails to receive Bite’s proxy materials, such stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this Registration Statement/Proxy Statement describes the various procedures that must be complied with in order for a public stockholder to validly redeem its public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.
Bite’s public stockholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, public stockholders may be forced to sell their public shares or public warrants, potentially at a loss.
Bite’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) Bite’s completion of an initial business combination, and then only in connection with those shares of Bite common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of 100% of the public shares if Bite does not complete an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, subject to applicable law and as further described herein; and (iii) the redemption of public shares in connection with the approval of the proposed (and any other) amendment to the provisions of Bite’s amended and restated certificate of incorporation relating to pre-initial business combination activity and related stockholders’ rights, including the substance or timing of Bite’s obligation to redeem 100% of the public shares if Bite does not complete its initial business combination within the required time period. In addition, if Bite is unable to complete an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, for any reason, compliance with Delaware law may require that Bite submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, public stockholders may be forced to wait beyond February 17, 2024, or such later date as may be approved by Bite’s stockholders, before they receive funds from the trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the public shares such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the public shares.
Bite’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in Bite’s IPO without Bite’s prior consent, which Bite refers to as the “Excess Shares.” However, Bite’s amended and restated certificate of incorporation does not restrict Bite’s stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. The inability of a stockholder to redeem the Excess Shares may reduce its influence over Bite’s ability to complete the Business Combination and such stockholder could suffer a material loss on its investment in Bite if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Bite completes the Business Combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.
If, before distributing the proceeds in the trust account to the public stockholders, Bite files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Bite that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Bite’s stockholders and the per-share amount that would otherwise be received by Bite’s stockholders in connection with Bite’s liquidation may be reduced.
If, before distributing the proceeds in the trust account to the public stockholders, Bite files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Bite that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Bite’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Bite’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by Bite’s stockholders in connection with Bite’s liquidation may be reduced.
Bite’s stockholders may be held liable for claims by third parties against Bite to the extent of distributions received by them upon redemption of their shares.
Bite’s amended and restated certificate of incorporation provides that Bite will continue in existence only until February 17, 2024, or such later date as may be approved by Bite’s stockholders, from the closing of the initial public offering. If Bite has not completed a business combination by such date, Bite will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to Bite but net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Bite’s remaining stockholders and the Bite Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Bite’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Bite cannot assure you that Bite will properly assess all claims that may be potentially brought against Bite. As such, Bite’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Bite’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Bite cannot assure you that third parties will not seek to recover from Bite’s stockholders amounts owed to them by Bite.
If Bite is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Bite which is not dismissed, any distributions received by Bite’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Bite’s stockholders. Furthermore, because Bite intends to distribute the proceeds held in the trust account to the public stockholders promptly after February 17, 2024, or such later date as may be approved by Bite’s stockholders, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, the Bite Board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and Bite to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Bite cannot assure you that claims will not be brought against it for these reasons.

Bite’s stockholders cannot be sure of the market value of New Above Food’s securities upon completion of the Business Combination.
The market value of the Bite common stock at the time of the Business Combination is effected may vary significantly from its price on the date the Business Combination Agreement was executed, the date of this Registration Statement/Proxy Statement or the date on which Bite Stockholders vote on the Business Combination. Following consummation of the Business Combination, the market price of New Above Food’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:
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changes in financial estimates and investment recommendations by securities analysts and investors;

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announcements by it or its competitors of significant contracts, productions, acquisitions, joint ventures, other strategic relationships or capital commitments;

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fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in general economic conditions or market conditions or trends in New Above Food’s industry or markets;

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declines in the market prices of stocks generally;

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changes in market valuations of similar companies;

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catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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future sales of common shares;

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investor perception of the agricultural industry;

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investment opportunity associated with New Above Food Common Shares relative to other investment alternatives;

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regulatory developments in the United States, foreign countries or both;

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litigation involving New Above Food, its subsidiaries or its general industry;

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additions or departures of key personnel; and

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the other risks discussed under the heading “— Risks Related to the Business Combination and Post-Closing Operations of New Above Food,” “— Risks Related to Ownership of New Above Food Securities,” “— Risks Related to Above Food’s Business,” “— Risks Related to Regulatory, Legal and Intellectual Property Matters,” and “— General Risk Factors Related to New Above Food.”

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of stockholders. As a result, the market value of Bite common stock may vary significantly from the date of the special meeting of stockholders to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for Bite common stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.
Bite’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how the public stockholders vote.
Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the initial stockholders have agreed to vote their founder shares, as well as any public shares purchased during or after Bite’s IPO, in favor of the Business Combination. The initial stockholders own approximately 66.2% of the outstanding shares of Bite common stock. The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Bite common stock as of the record date that are entitled to vote at the special meeting of stockholders. Accordingly, Bite has the necessary stockholder approval to complete the Business Combination.
The exercise of discretion by Bite’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Bite securityholders.
In the period prior to the Closing, events may occur that, pursuant to the Business Combination Agreement, may cause Bite to agree to amend the Business Combination Agreement or to consent to certain actions or to waive rights that Bite is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Above Food’s business, a request by Above Food to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Above Food’s business and would entitle Bite to terminate the Business Combination Agreement. In any of such circumstances, it would be in Bite’s discretion, acting through the Bite Board, to grant Bite’s consent or waive its rights under the Business Combination Agreement. The existence of the financial and personal interests of the directors described elsewhere in this Registration Statement/Proxy Statement may result in a conflict of interest on the part of one or more of the directors between what such director(s) may believe is best for Bite and its stockholders and what such director(s) may believe is best for himself/herself or his/her affiliates in determining whether or not to take the requested action. As of the date of this Registration Statement/Proxy Statement, Bite does not believe there will be any changes or waivers that its directors would be likely to make after stockholder approval of the Transaction Proposals has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, Bite will be required to circulate a new or amended Registration Statement/Proxy Statement or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.
The Bite Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination.
In analyzing the Business Combination, the Bite Board conducted significant due diligence on Above Food. For a complete discussion of the factors utilized by Bite board in approving the Business Combination, see the section titled, “The Business Combination Proposal — Bite’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Bite Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to Bite’s stockholders and that Above Food’s fair market value was at least 80% of Bite’s net assets (excluding taxes payable on the income earned on the trust account). Accordingly, the Bite Board did not obtain a fairness opinion to assist it in its determination.
If the PIPE Financing is not consummated or sufficiently large, Bite may not have enough funds to complete the Business Combination.
As a condition to closing the Business Combination, the Business Combination Agreement provides that Bite must have least an aggregate of $5 million of Available Cash (which is calculated net of all transaction expenses of Bite and Above Food). While Bite’s Available Cash is in excess of $5 million as of the date of this Registration Statement/Proxy Statement, if there are substantial redemptions of public shares in connection with the Business Combination, Bite may require additional funds from the PIPE Financing in order to consummate the Business Combination. If the PIPE Financing is not consummated prior to the Closing or the aggregate proceeds from the PIPE Financing is not sufficiently large, Bite may not have sufficient funds to meet the Available Cash Condition in the Business Combination Agreement.

BMO was to be compensated as a financial advisor, capital markets advisor and co-placement agent to Bite in connection with the Business Combination. BMO resigned from such roles and, gratuitously and without any consideration from Bite or Above Food, waived its right to receive such compensation.
On September 25, 2023, BMO informed Bite that it was resigning and ceasing to act as financial advisor, capital markets advisor and co-placement agent to Bite in connection with the Business Combination, and on September 28, 2023, BMO formally notified Bite in writing that it was terminating its engagements, effective that date. As a result of such termination, BMO’s right to receive fees for acting as capital markets advisor and co-placement agent were also terminated, and BMO waived all rights to fees otherwise payable to it as financial advisor in connection with the Business Combination. As a result, BMO no longer acts in any capacity or relationship contemplated under its engagement letters with Bite with respect to the Business Combination. BMO did not provide specific reasons for its resignation and there is no dispute among any of Bite, Above Food and BMO with respect to BMO’s services, BMO’s resignation, or the registration statement of which this proxy statement/prospectus forms a part.
The services provided by BMO under its engagements with Bite in connection with the Business Combination consisted primarily of conducting financial and business diligence of Above Food, monitoring PIPE market conditions and investor sentiment, contacting potential PIPE investors regarding a potential investment in connection with the Business Combination, reaching out to existing stockholders to gather feedback on the proposed Business Combination, and providing publicly available industry and market data and other information to Bite’s management which was used by Bite to, among other things, evaluate the structure and valuation in the proposed Business Combination and prepare the investor deck. Other than this market outreach, compilation of public information, preparing a draft pro forma capitalization table of the combined company and being provided the opportunity to review this Registration Statement/Proxy Statement, BMO was not involved in the preparation or review of any materials reviewed by the Bite Board or management as part of its services to Bite or in the preparation of any disclosure that is included in this Registration Statement/Proxy Statement or any material underlying disclosure in Registration Statement/Proxy Statement.
BMO was not responsible for the preparation of any disclosure that is included in this Registration Statement/Proxy Statement, or any materials underlying such disclosure. BMO was not expected to play a role in the Closing. Accordingly, neither Bite not Above Food believes that BMO’s resignation and waiver of fees will impact the consummation of the Business Combination. Nonetheless, it is possible that BMO’s resignation and waiver of fees may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of stockholders may vote against the Business Combination or seek to redeem their shares of Bite common stock for cash, which could potentially impact Bite’s ability to consummate the Business Combination. Accordingly, stockholders should not place any reliance on the fact that BMO was previously involved with any aspect of the Business Combination described in this Registration Statement/Proxy Statement.
The termination of BMO’s engagement as financial advisor, capital markets advisor and co-placement agent to Bite may indicate that BMO is unwilling to be associated with the disclosure in this Registration Statement/Proxy Statement or the underlying business or financial analysis related to the Business Combination. Bite has asked BMO to confirm whether it agrees with the disclosure regarding the termination of the engagement, but BMO has declined to do so. Accordingly, there can be no assurances that BMO agrees with such disclosure, and no inference can be drawn to this effect.
Public stockholders at the time of the Business Combination who purchased their units in Bite’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.
The public stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by Bite in connection with the offer and sale in its initial public offering of units, including the structure of the proposed Business Combination. Consequently, a public stockholder who purchased shares in the initial public offering (excluding the initial stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Bite, Bite may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against New Above Food following the consummation of the Business Combination, New Above Food’s results of operations could be adversely affected and, in any event, New Above Food may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.
The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Bite common stock or Public Warrants.
It is intended that the Merger, taken together with certain related transactions, will constitute an integrated transaction that qualifies for tax-deferred treatment under Section 351(a) of the Code (the “Intended Tax Treatment”). However, if the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment (and does not otherwise qualify for tax-deferred treatment under another section of the Code), the Merger would be a taxable transaction to U.S. holders (as defined below under “Material U.S. Federal Income Tax Considerations of the Business Combination”) of Bite common stock. Further, the receipt of New Above Food Warrants in exchange for Public Warrants pursuant to the Merger generally will be a taxable transaction to U.S. holders of Public Warrants regardless of whether the Merger qualifies for the Intended Tax Treatment.
In addition, Section 367(a) of the Code generally requires a U.S. holder of securities in a U.S. corporation to recognize gain (but not loss) when such securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment unless certain conditions are met. One such condition is that the value of New Above Food (excluding Bite) equals or exceeds the value of Bite, each as specifically determined for purposes of Section 367(a) of the Code, at the time the U.S. holder transfers Bite common stock in exchange for New Above Food Common Shares (the “fair market value requirement”). Whether the fair market value requirement is met cannot be known until on or after the Closing Date of the Merger. In determining the value of New Above Food (which will own Above Food at the time of Closing) for purposes of the fair market value requirement, acquisitions by New Above Food (or Above Food) made outside of the ordinary course of business during the 36 months preceding the Merger will be disregarded unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships or (ii) do not consist of passive assets or their proceeds and are not undertaken with a principal purpose of satisfying the fair market value requirement. In addition, under Treasury regulations, for purposes of determining the value of Bite, certain distributions made by Bite during the 36 months preceding the Merger (including any redemptions of Bite shareholders, in connection with the Merger or otherwise, that are considered to be made prior to the relevant calculation time), would generally be added back to the value of Bite. At this time, there is significant uncertainty as to whether all of the applicable conditions will be met, in particular the fair market value requirement. U.S. holders are cautioned that the application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the following the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and subject to change. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain (but not loss) as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.
The requirements for U.S. federal income tax deferral under the Intended Tax Treatment, including under Section 367(a) of the Code, for U.S. holders are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Holders — The Business Combination.” Such requirements are highly complex and subject to uncertainty. If you are a U.S. holder exchanging Bite common stock in the Merger or holding Public Warrants at the time of the consummation of the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.
The IRS may not agree that New Above Food (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes or (ii) should not be treated as a “surrogate foreign corporation.”
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Above Food, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If New Above Food were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations of the Business Combination — Non-U.S. Holders”) could be subject to U.S. withholding tax.
As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Federal Income Tax Treatment of New Above Food,” New Above Food is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances or the applicable law. Further, the rules for determining ownership and whether the “expanded affiliated group” that includes New Above Food has “substantial business activities” in Canada under Section 7874 are complex and the subject of ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert that New Above Food should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court in the event of litigation.
In addition, even if New Above Food is not treated as a U.S. corporation pursuant to Section 7874 of the Code, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Bite shareholders exceeds a threshold amount and the “expanded affiliated group” that includes New Above Food does not have substantial business activities in Canada for purposes of Section 7874 of the Code. If it were determined that New Above Food is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, New Above Food and certain of New Above Food’s affiliates and shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by New Above Food include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.
Section 7874 of the Code and the Treasury Regulations promulgated thereunder are highly complex and subject to uncertainty and change. All holders are urged to consult their tax advisors regarding the application of Section 7874 of the Code and the Treasury Regulations promulgated thereunder to the Business Combination.
If a U.S. person is treated as owning at least 10% of the stock of New Above Food, such person may be subject to adverse U.S. federal income tax consequences.
If a U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations of the Business Combination”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of New Above Food, such holder may be treated as a “United States shareholder” with respect to each of New Above Food and its direct and indirect subsidiaries (the “New Above Food Group”) that is a “controlled foreign corporation,” (a “CFC”), for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the New Above Food Group includes one or more U.S. subsidiaries, certain of New Above Food’s non-U.S. subsidiaries could be treated as CFCs regardless of whether New Above Food is treated as a CFC. Immediately following the consummation of the Business Combination, the New Above Food Group will include a U.S. subsidiary.

If New Above Food or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that New Above Food will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.
If New Above Food is characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. holders may suffer adverse tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of New Above Food and its subsidiaries, it cannot be determined as to whether New Above Food will be treated as a PFIC for the taxable year that includes the Business Combination, and there can be no assurances in this regard or any assurances that New Above Food will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there is no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether New Above Food is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of New Above Food’s income and assets, and the market value of its and its subsidiaries’ shares and/or assets (as applicable). Changes in the composition of New Above Food’s income or composition of New Above Food or any of its subsidiaries’ assets may cause New Above Food to be or become a PFIC for the current or subsequent taxable years. Whether New Above Food is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.
If New Above Food is a PFIC for any taxable year, a U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations of the Business Combination”) of New Above Food Common Shares and New Above Food Warrants may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Holders — Owners of New Above Food Common Shares and Warrants — Passive Foreign Investment Company Rules.” U.S. holders of New Above Food Common Shares and New Above Food Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to New Above Food and the ownership of New Above Food Common Shares and/or New Above Food Warrants.
A new 1% U.S. federal excise tax could be imposed on Bite in connection with redemptions of Bite common stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies to stock repurchases occurring in 2023 and beyond. It is currently expected that Bite (a Delaware corporation whose securities are trading on NYSE) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury Regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that may be incurred in connection with a redemption of Bite common stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued, if any, by Bite in connection with the Business Combination, and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available to Bite for effecting the redemptions of Bite common stock and could reduce the cash on hand for Bite (and New Above Food following the Business Combination) to fund operations and to make distributions to shareholders.
If Bite is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless Bite is able to modify its activities so that it would not be deemed an investment company, it would expect to abandon its efforts to complete an initial business combination and instead to liquidate.
There is currently uncertainty concerning the applicability of the Investment Company Act to special purpose acquisition companies, including a company like Bite, that has not completed its business combination within 24 months after the effective date of the registration statement relating to the company’s initial public offering. It is possible that a claim could be made that Bite has been operating as an unregistered investment company.
If Bite is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, it would be subject to burdensome compliance requirements. Bite does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Bite is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless Bite is able to modify its activities so that it would not be deemed an investment company, it would expect to abandon its efforts to complete an initial business combination and instead to liquidate. If Bite is required to liquidate, its stockholders would not be able to realize the benefits of owning stock in a successor operating business such as New Above Food, including the potential appreciation in the value of Bite’s stock and warrants following such a transaction, and Bite’s warrants would expire worthless.
Because Bite instructed the trustee to liquidate the securities held in the trust account and instead to hold the funds in the trust account in an interest bearing demand deposit account at a bank in order to seek to mitigate the risk that Bite could be deemed to be an investment company for purposes of the Investment Company Act, Bite will likely receive minimal interest, if any, on the funds held in the trust account, which will likely reduce the dollar amount Bite’s public stockholders would receive upon any redemption or liquidation of the Company.
Following the 24 month anniversary of the effective date of the registration statement relating to Bite’s IPO, to mitigate the risk of Bite being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Bite instructed Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in an interest bearing demand deposit account at a bank until the earlier of consummation of Bite’s initial business combination or liquidation. Following such liquidation, Bite will likely receive minimal interest, if any, on the funds held in the trust account. However, interest earned on the funds held in the trust account still may be released to Bite to pay its taxes, if any, and certain other expenses as permitted. As a result, Bite’s decision to liquidate the securities held in the trust account and thereafter to hold all funds in the trust account in an interest-bearing demand deposit account at a bank will likely reduce the dollar amount Bite’s public stockholders would receive upon any redemption or liquidation of Bite.

In addition, Bite may be deemed to be an investment company even though the funds in the trust account have, since Bite’s IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act prior to the 24 month anniversary of the effective date of the registration statement relating to Bite’s IPO. The longer that the funds in the trust account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that Bite may be considered an unregistered investment company, in which case Bite may be required to liquidate.
Bite may be deemed a “foreign person” under the regulations relating to the Committee on Foreign Investment in the United States (“CFIUS”), and its failure to obtain any required approvals within the requisite time period may require it to liquidate.
Bite’s Sponsor, Smart Dine, LLC, which currently beneficially owns 64% of the outstanding shares of Bite common stock, is controlled by non-U.S. persons. Bite does not believe that either it or the Sponsor constitutes a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers Bite to be a “foreign person” that may affect national security, Bite could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination falls within the scope of applicable foreign ownership restrictions, Bite may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’ jurisdiction, Bite may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.
Although Bite does not believe it or the Sponsor is a “foreign person,” CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order Bite to divest all or a portion of a U.S. business of the combined company if Bite had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the sponsor. If Bite were to seek an initial business combination other than the Business Combination, the pool of potential targets with which Bite could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Bite has only a limited time to complete the Business Combination, Bite’s failure to obtain any required approvals within the requisite time period may require Bite to liquidate. If Bite liquidates, its public stockholders may only receive $10.00 per share, and its warrants will expire worthless. This will also cause you to lose any potential investment opportunity in the Proposed Transaction (or an alternative initial business combination) and the chance of realizing future gains on your investment through any price appreciation in the combined company post-closing of the Proposed Transaction (or an alternative initial business combination).
Bite’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Bite’s ability to continue as a “going concern.”
As of December 31, 2023, Bite had approximately $947 in cash outside of its trust account. Bite has incurred and expects to continue to incur significant costs in pursuit of its initial business combination. Bite cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. In addition, the last date by which Bite must complete an initial business combination will occur prior to one year after the issuance of Bite’s financial statements included in this Registration Statement/Proxy Statement. Although Bite is continuing its pursuit of an initial business combination, including the proposed Business Combination, there is no assurance that Bite’s plans to consummate an initial business combination will be successful by the Third Extended Date (as defined below). As outlined in Bite’s amended and restated certificate of incorporation, if Bite does not complete an initial business combination by the Third Extended Date (as defined below),it will cease operations and redeem our public shares through a wind-up of Bite and liquidation. These factors, among others, raise substantial doubt about Bite’s ability to continue as a going concern. Bite’s financial statements contained in this Registration Statement/Proxy Statement do not include any adjustments that might be necessary should Bite be unable to continue as a going concern.

Additional risk factors not presently known to Bite or that it currently deems immaterial may also impair Bite’s business or results of operations. Bite may disclose changes to such risk factors or disclose additional risk factors from time to time in Bite’s future filings with the SEC.

FORWARD-LOOKING STATEMENTS
New Above Food, Above Food and Bite believe that some of the information in this Registration Statement/Proxy Statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:
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discuss future expectations;

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contain projections of future results of operations or financial condition; or

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state other “forward-looking” information.

New Above Food, Above Food and Bite believe it is important to communicate their expectations to their security holders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this Registration Statement/Proxy Statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by New Above Food, Above Food and Bite in such forward-looking statements, including among other things:
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the number and percentage of Bite’s public stockholders voting against the Business Combination Proposal and/or seeking redemption;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

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New Above Food’s ability to satisfy the listing criteria of the NYSE and to maintain the listing of its securities on the NYSE following the Business Combination;

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changes adversely affecting the business in which Above Food is engaged;

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estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

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our estimates of the size of our market opportunities;

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our ability to effectively manage our growth;

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our ability to effectively expand our manufacturing and production capacity;

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our ability to successfully enter new markets, manage our expansion and comply with any applicable laws and regulations;

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the effects of increased competition from our market competitors;

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our ability to attract and retain our suppliers, co-manufacturers, distributors, retailers, food service customers and consumers;

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the success of our marketing efforts and the ability to grow brand awareness and maintain, protect and enhance our brand;

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our ability to procure sufficient high quality, raw materials to manufacture our products;

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real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation;

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changes in the tastes and preferences of our consumers;

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significant disruption in, or breach in security of our information technology systems and resultant interruptions in service and any related impact on our reputation;

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the attraction and retention of qualified employees and key personnel;

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the effects of natural or man-made catastrophic events particularly involving our or any of our co-manufacturers’ manufacturing facilities or our suppliers’ facilities;

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changes in laws and government regulation affecting our business, including FDA or USDA governmental regulation and state regulation;

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changes in laws, regulations or policies of governmental agencies or regulators relating to the labeling of our products;

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the impact of adverse economic conditions;

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the financial condition of, and our relationships with our suppliers, co-manufacturers, distributors, retailers, food service customers and consumers and creditors;

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the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations;

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seasonality;

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the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness;

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economic conditions and their impact on consumer spending;

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outcomes of legal or administrative proceedings;

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our, our suppliers’ and our co-manufacturers’ ability to protect our proprietary technology and intellectual property adequately;

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Above Food’s business strategy and plans; and

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the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Registration Statement/Proxy Statement.
All forward-looking statements included herein attributable to any of New Above Food, Above Food or Bite or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, New Above Food, Above Food and Bite undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this Registration Statement/Proxy Statement or to reflect the occurrence of unanticipated events.
Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal, the Advisory Governance Proposal, or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this Registration Statement/Proxy Statement may adversely affect New Above Food, Above Food and/or Bite.

THE SPECIAL MEETING OF BITE STOCKHOLDERS
The Bite Special Meeting
Bite is furnishing this Registration Statement/Proxy Statement to you as part of the solicitation of proxies by the Bite Board for use at the special meeting of stockholders to be held on April 25, 2024, and at any adjournment or postponement thereof. This Registration Statement/Proxy Statement is first being furnished to Bite’s stockholders on or about       , 2024. This Registration Statement/Proxy Statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
The special meeting of stockholders will be held at 11:00 a.m., Eastern time, on April 25, 2024, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this Registration Statement/Proxy Statement.
Purpose of the Special Meeting
At the special meeting of stockholders, Bite will ask its stockholders to vote in favor of the following proposals:
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The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

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The Advisory Governance Proposal — a proposal to approve and adopt, on a non-binding, advisory basis, certain material differences between the Existing Above Food Bylaws and the New Above Food Bylaws, and specifically with respect to certain provisions related to advance notice procedural requirements contained in the New Above Food Bylaws that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board or any other proper business to be considered by shareholders at an annual general meeting, which provisions are being presented separately in accordance with the requirements of the SEC.

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The Adjournment Proposal — a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied.

Recommendation of the Bite Board of Directors
The Bite Board believes that each of the Business Combination Proposal, the Advisory Governance Proposal, and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Bite and the Bite Stockholders and unanimously recommends that the Bite Stockholders vote “FOR” each of the proposals.
When you consider the recommendation of the Bite Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Bite’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
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The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 5,496,667 founder shares and private placement shares, including 4,976,667 founder shares originally purchased for approximately $0.0058 per share, all of which shares would become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $57.6M, based on the closing price of the Bite common stock of $10.47 on NYSE American on October 6, 2023.
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The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 260,000 private placement warrants, which warrants would expire and become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders. Such warrants have an aggregate market value of approximately $14,300, based on the closing price of the public warrants of $0.055 on NYSE American on October 3, 2023.

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The Sponsor and Bite’s management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Bite may obtain loans from the Sponsor or its affiliates to finance transaction costs in connection with an initial business combination. On March 23, 2023, Bite issued the Sponsor Convertible Promissory Note in the principal amount of up to $2,000,000 to the Sponsor. The Sponsor Convertible Promissory Note amended, replaced and superseded certain prior promissory notes issued by Bite to the Sponsor. The Sponsor Convertible Promissory Note does not bear interest and the principal balance will be payable on the date on which Bite consummates its initial business combination. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert up to $1,500,000 of the principal outstanding under the Sponsor Convertible Promissory Note into that number of the Working Capital Units equal to the portion of the principal amount of the Sponsor Convertible Promissory Note being converted divided by $10.00, rounded up to the nearest whole number. The Sponsor Convertible Promissory Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Sponsor Convertible Promissory Note and all other sums payable with regard to the Sponsor Convertible Promissory Note becoming immediately due and payable. As of June 30, 2023, there was a balance of $1,715,000 under this loan.

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To extend the date by which Bite must consummate an initial business combination from February 17, 2023 to up to August 17, 2023, the Sponsor (or its affiliates or permitted designees) agreed to deposit into the trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, and to further extend such date to up to February 17, 2024, or such earlier date as determined by the Bite Board, the Sponsor (or its affiliates or designees) agreed to deposit into the trust account $75,000 for each such one-month extension after August 17, 2023, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination unless the closing of our initial business combination shall have occurred. The Extension Payments have been funded through the Sponsor Convertible Promissory Note, and as of July 18, 2023, $899,644.44 has been deposited into the trust account as the Extension Payments.

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Bite’s officers and directors are entitled to receive reimbursement for any out-of-pocket expenses incurred by them on Bite’s behalf incident to identifying potential target businesses and performing due diligence on suitable business combinations. However, if Bite fails to consummate a business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, they will not have any claim against the trust account for reimbursement. Accordingly, Bite may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by such date. As of June 30, 2023, approximately $1,715,000 was outstanding in out-of-pocket expense reimbursements. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities and administrative support provided to Bite, which commenced in February 2021 and will continue through the earlier of consummation of the Business Combination and Bite’s liquidation. As of June 30, 2023, Bite had accrued $287,857 for this administrative service fee.

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The continued indemnification of current directors and officers of Bite and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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The Sponsor has agreed that it will be liable to Bite if and to the extent any claims by a third party for services rendered or products sold to Bite, or a prospective target business with which Bite has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under Bite’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Bite has not asked its Sponsor to reserve for such indemnification obligations, nor has Bite independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Bite.
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Pursuant to the Lock-Up Agreements, the Sponsor and affiliates of Bite and the Sponsor will agree, subject to certain exceptions, not to effect any sale or distribution of any equity securities of New Above Food held by it and its affiliates for a period of 12 months, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.

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Following the completion of the Business Combination,         will be a member of the New Above Food Board. As such, in the future,         will receive any cash fees, stock options or stock awards that the New Above Food Board determines to pay to its directors.

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Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment, even if the New Above Food Common Shares trade below the price initially paid for the Bite units in its IPO, and the public stockholders may experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for Bite to, rather than liquidate if Bite fails to complete the initial business combination by the prescribed timeframe, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their founder shares.

These interests may have influenced Bite’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. The Bite Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Bite stockholders that they vote “FOR” the Business Combination Proposal. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the Bite Board in evaluating the financial aspects of the Business Combination, held meetings to discuss and consider the financial terms of the transaction, the financial performance of certain publicly traded companies deemed similar to Above Food in one or more respects, and transactions involving acquisition targets deemed similar to Above Food in one or more respects. The Bite Board also considered, among other factors, the Sponsor’s agreement to subject certain shares to be received by the Sponsor to vesting conditions. In addition, Bite engaged outside legal advisors to, among other things, assist the Bite Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included meetings between the Bite Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Bite common stock at the close of business on April 4, 2024, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Bite common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were           shares

of Bite common stock outstanding, of which          are public shares and 5,640,000 private shares, consisting of founder shares, private placement shares and representative shares.
The initial stockholders have agreed to vote all of their founder shares and any public shares acquired by them in favor of the Business Combination Proposal. Bite’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.
Voting Your Shares
Each share of Bite common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Bite common stock that you own.
If you are a holder of record, there are two ways to vote your shares of Bite common stock at the special meeting of stockholders:
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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Bite common stock will be voted as recommended by the Bite Board. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposal, and “FOR” the Adjournment Proposal.

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You can attend the special meeting of stockholders and vote in person. You will be given a ballot when you arrive. However, if your shares of Bite common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Bite common stock.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Bite common stock, you may contact Bite’s proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: BITE.info@investor.morrowsodali.com
Quorum and Vote Required for the Proposals
A quorum of Bite’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Bite common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Bite common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The approval of each of the Advisory Governance Proposal, and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders.

Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Advisory Governance Proposal or, if presented, the Adjournment Proposal.
The Closing is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal. The Advisory Governance Proposal is non-binding and is not conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this Registration Statement/Proxy Statement.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Bite believes the proposals presented to Bite’s stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of any vote on the Advisory Governance Proposal, or, if presented, the Adjournment Proposal.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Bite’s proxy solicitor, prior to the date of the special meeting of stockholders or by voting in person at the special meeting of stockholders. Attendance at the special meeting of stockholders alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to:         .
Redemption Rights
Pursuant to Bite’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Holders of public shares are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their public shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $30.9 million on January 16, 2024, the estimated per share Redemption Price would have been approximately $10.71.
Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on April 23, 2024 (two business days before the special meeting of stockholders), both:
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Submit a request in writing that Bite redeem your public shares for cash to Continental, Bite’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
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Deliver your public shares either physically or electronically through DTC to Bite’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Bite’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Bite does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Bite’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Bite’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Bite’s transfer agent return the shares (physically or electronically). You may make such request by contacting Bite’s transfer agent at the phone number or address listed above.
Each redemption of public shares by the public stockholders will decrease the amount in the trust account. In no event, however, will Bite redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their shares of Bite common stock as they may receive higher proceeds from the sale of their shares of Bite common stock in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Bite cannot assure you that you will be able to sell your shares of Bite common stock in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in the Bite common stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Bite common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and Bite does not consummate an initial business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, it will be required to dissolve and liquidate and the warrants will expire worthless.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Bite common stock or warrants in connection with the Business Combination.
Solicitation of Proxies
Bite will pay the cost of soliciting proxies for the special meeting of stockholders. Bite has engaged to assist in the solicitation of proxies for the special meeting of stockholders. Bite has agreed to pay Morrow Sodali LLC a fee of $15,000. Bite will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Bite also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Bite common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Bite common stock and in obtaining voting instructions from those owners. Bite’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the record date, the initial stockholders beneficially own an aggregate of approximately 27.7% of the outstanding shares of Bite common stock. The initial stockholders have agreed to vote all of their founder shares and any public shares acquired by them in favor of the Business Combination Proposal. As of the date of this Registration Statement/Proxy Statement, none of the initial stockholders have acquired any public shares.

THE BUSINESS COMBINATION PROPOSAL
General
On April 29, 2023, Bite, Above Food, New Above Food, and Merger Sub, entered into the Business Combination Agreement, pursuant to which Bite and Above Food agreed to combine in a business combination that will result in each of Bite and Above Food becoming a wholly owned subsidiary of New Above Food. On March 12, 2024, Bite, Above Food, New Above Food, and Merger Sub, entered into the BCA Amendment. Upon the Closing of the Proposed Transactions, New Above Food Common Shares and New Above Food Warrants are expected to be listed on the NYSE. The principal terms of the Business Combination Agreement are summarized below. Capitalized terms used in this Registration Statement/Proxy Statement but not otherwise defined herein have the meanings given to them in the Business Combination Agreement or the BCA Amendment, copies of which are attached as Annex A-1 and Annex A-2 hereto, respectively, and are incorporated by reference herein.
Business Combination Agreement
Structure of the Transaction
The Proposed Transaction is structured as follows:
(a)   Prior to the Closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);
(b)   On the Closing Date and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and
(c)   On the Closing Date and following the completion of the Share Exchange, Merger Sub will merge (the “Merger”) with and into Bite, with Bite continuing as the surviving corporation after the Merger as a direct, wholly owned subsidiary of New Above Food.
Consideration
Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.
As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.
Earnout
At the effective time of the Share Exchange, New Above Food will (A) issue to the holders of Above Food’s shares an amount of (i) New Above Food Class A Earnout Shares and (ii) New Above Food Class B

Earnout Shares, in each case equal to the number of shares of Above Food multiplied by the Above Food Earnout Ratio, and (B) allocate to the holders of Above Food’s warrants, for issuance upon exercise thereof, the Above Food Earnout Shares as an amount of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food underlying Above Food warrants multiplied by the Above Food Earnout Ratio. All or a portion of the Above Food Earnout Shares will convert into New Above Food Common Shares or be forfeited, if certain conditions are satisfied within five years following the Closing Date, as follows:
(a)
Each New Above Food Class A Earnout Share will convert into New Above Food Common Shares on a one-for-one basis, if (i) on any 20 trading days within any 30 trading day period, the trading price per New Above Food Common Share is greater than or equal to $12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (ii) the Adjusted EBITDA of New Above Food for the fiscal year ending January 31, 2025 is greater than or equal to $21,200,000 based on the audited consolidated financial statements for such period or (iii) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to $12.50 per New Above Food Common Share; and

(b)
Each New Above Food Class B Earnout Share will convert into New Above Food Common Shares on a one-for-one basis, if (i) on any 20 trading days within any 30 trading day period, the trading price per New Above Food Common Share is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (ii) the Adjusted EBITDA of New Above Food for the fiscal year ending January 31, 2026 is greater than or equal to $32,900,000 based on the audited consolidated financial statements for such period or (iii) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to $15.00 per New Above Food Common Share.

Unless converted into New Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.
Proxy/Registration Statement
As promptly as reasonably practicable after the execution of the Business Combination Agreement, New Above Food, Bite and Above Food will prepare and New Above Food will file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the special stockholder meeting, to solicit proxies from Bite Stockholders for the approval and adoption of: (i) the Business Combination Agreement and the Proposed Transaction, (ii) the amendment to Bite’s Governing Documents, (iii) any other proposals as the SEC or the NYSE American stock exchange (or the respective staff members thereof) may indicate are necessary in their respective comments to the Proxy/Registration Statement or correspondence related thereto, (iv) any other proposals as determined by Bite and Above Food to be necessary or appropriate in connection with the Proposed Transaction and (v) adjournment of the special meeting of stockholders, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v), collectively, the “Transaction Proposals”).
Certain Financing Arrangements
Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the investors party thereto have loaned, an aggregate of $9,200,000 to Above Food. On the Closing Date, each Loan (as defined in the Convertible Loan Agreement) will be converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by $10.00.
Following the signing of the Business Combination Agreement, New Above Food may enter into one or more PIPE Subscription Agreements with certain investors PIPE Investors, pursuant to which New Above

Food would issue and sell New Above Food Common Shares to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements. New Above Food, Above Food and Bite have agreed to use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements.
Bite Extension
Pursuant to the terms of the Business Combination Agreement, (i) prior to August 17, 2023, Bite made, or caused Sponsor to make, the deposits into the trust account necessary to extend the Bite Business Combination Deadline to August 17, 2023 as set forth in Bite’s Governing Documents and the proxy statement filed with the SEC by Bite on December 15, 2022 to obtain approval of Bite Stockholders to extend the Bite Business Combination Deadline to August 17, 2023, and (ii) unless the Closing has occurred or the Business Combination Agreement has otherwise been terminated, from and after August 17, 2023, Bite agreed to use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending Bite’s Governing Documents and obtaining the necessary approval from the Bite Stockholders, to extend the Bite Business Combination Deadline (each extension in clause (i) and (ii), a “Bite Extension”) to the “Agreement End Date”, which was originally December 31, 2023 and was automatically extended to March 31, 2024 because this Proxy/Registration Statement was not filed with the SEC by May 31, 2023, or another date mutually agreed in writing between Bite and Above Food.
On August 11, 2023 Bite’s stockholders approved a proposal to amend Bite’s amended and restated certificate of incorporation to, among other things, extend the date by which Bite has to consummate an initial business combination from August 17, 2023 to February 17, 2024, or such earlier date as determined by the Bite Board, and Bite filed the amendment to its amended and restated certificate of incorporation.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties of Bite, Above Food, New Above Food and Merger Sub relating to, among other things, their organization and qualification, outstanding capitalization, the absence of certain changes or events, employee benefit plans, labor and employment matters, intellectual property matters, tax matters, material contracts, and other matters relating to their respective businesses and authority to consummate the Proposed Transactions.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Above Food are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Above Food are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “Above Food Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Above Food or its subsidiaries, excluding the Merger Subsidiaries (collectively, the “Above Food Group Companies” and each, an “Above Food Group Company”), taken as a whole; provided, however, that in no event would any of the following Events (or the effect of any of the following Events), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, an “Above Food Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or U.S. GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of the Business Combination Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Above Food Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Above Food Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether an Above Food Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Above Food Group Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) any matter existing as of the date of the Business Combination Agreement, to the extent expressly set forth in the Above Food Disclosure Schedules, (i) any action taken by, or at the request, approval or consent of, or with the written approval or consent of Bite (except as otherwise provided in the Business Combination Agreement), (j) any Events that are cured by the Above Food Group Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) the announcement of the Business Combination Agreement, or the consummation of the Proposed Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Above Food Group Companies, provided that this clause (l) shall not be deemed to apply to references to “Above Food Material Adverse Effect” in certain representations and warranties, or closing conditions related thereto, as provided in the Business Combination Agreement, or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) above to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (k) above, any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Above Food Material Adverse Effect to the extent it disproportionately and adversely affects the Above Food Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Above Food Group Companies operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industry in which the Above Food Group Companies operate may be taken into account in determining whether there has been or would be an Above Food Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at an Above Food Group Company shall be deemed to disproportionately and adversely affect the Above Food Group Companies).
Under the Business Combination Agreement, certain representations and warranties of Bite are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Bite are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Bite Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Bite, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Bite Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or U.S. GAAP or any interpretation thereof following the date of the Business Combination Agreement , (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement , the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of the Business Combination Agreement ), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of the Business Combination Agreement , to the extent expressly set forth in the Bite Disclosure Schedules, (g) any action taken by, or at the request, approval or consent of Above Food (except as otherwise provided in the Business Combination Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any Redemptions or the failure to obtain the Bite Stockholders’ Approval (as defined below), (j) any Events that are cured by Bite prior to the Closing, (k) the announcement of the Business Combination Agreement , or the consummation of the Proposed Transactions, provided that this clause (k) shall not be deemed to apply to references to “Bite Material Adverse Effect” in the representations and warranties set forth in certain representations and warranties, and closing conditions related thereto, as set forth in the Business Combination Agreement, or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of the Business Combination Agreement ; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Bite Material Adverse Effect to the extent it disproportionately and adversely affects Bite, taken as a whole, relative to other similarly situated companies in the industries in which Bite operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which Bite operates may be taken into account in determining whether there has been or would be a Bite Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at Bite shall be deemed to disproportionately and adversely affect Bite).
Covenants
The Business Combination Agreement also contains covenants by Bite, Above Food, New Above Food and Merger Sub to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Business Combination Agreement and consummation of the Proposed Transactions and to refrain from taking certain actions specified in the Business Combination Agreement, subject to certain exceptions. Each of Bite and Above Food has agreed to customary “no shop” obligations.
Covenants of Above Food
Above Food made certain covenants under the Business Combination Agreement, including, among others, the following:
•
subject to certain exceptions or as consented to in writing by Bite, during the Interim Period, Above Food will use its reasonable best efforts, and will cause the other Above Food Group Companies to use their reasonable best efforts, to operate its business in the ordinary course and in compliance with applicable laws in all material respects, and use commercially reasonable efforts to maintain in effect all material permits necessary to conduct their business as now conducted, and to maintain and preserve their business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other persons with which they have material business relations;

•
subject to certain exceptions, during the Interim Period, Above Food will not, and will cause and will cause the other Above Food Group Companies to not, do any of the following without Bite’s prior written consent:

•
change or amend the Governing Documents of any Above Food Group Company;

•
make or declare any dividend or distribution to the shareholders of any Above Food Group Company or make any other distributions in respect of any of the Above Food Group Companies’ issued shares or equity interests, except dividends and distributions by a wholly owned Subsidiary of an Above Food Group Company to such Above Food Group Company or another wholly owned Subsidiary of such Above Food Group Company;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Above Food Group Companies’ authorized capital, except for any such transaction by a wholly owned Subsidiary of an Above Food Group Company that remains a wholly owned Subsidiary of such Above Food Group Company after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Above Food Group Company, except for (i) transactions between an Above Food Group Company and any wholly owned Subsidiary of such Above Food Group Company, (ii) repurchases of Above Food Common Shares acquired upon exercise of Above Food Options in the Ordinary Course and in connection with any termination of employment or other services, and (iii) acquire Above Food Common Shares to facilitate the settlement of any Tax withholding obligations in respect of Above Food RSUs that are outstanding as of the date of the Business Combination Agreement, in accordance with their terms, in the Ordinary Course and (iv) the withholding, in the Ordinary Course, of Above Food Common Shares to satisfy Tax obligations with respect to the Above Food Options;

•
(A) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Above Food Group Companies, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Above Food Group Companies, (B) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (C) create, subject or incur any Lien on any material assets or properties of the Above Food Group Companies, other than Permitted Liens;

•
acquire any ownership interest in any real property;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
(A) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Above Food Group Companies, (B) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (C) change any annual Tax accounting period, adopt, change or revoke any method of Tax accounting, (D) amend any Tax Returns or file claims for Tax refunds, (E) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (F) change its jurisdiction of tax residency, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (H) enter into any Tax sharing or Tax indemnification agreement (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Above Food Group Company or any of its current affiliates), or (I) fail to pay any material Taxes when due;

•
(A) issue any additional Above Food Group Company Interests or securities exercisable for or convertible into Above Food Group Company Interests, other than Above Food Common Shares issued upon vesting or settlement of any Above Food RSU or other equity award or exercise of any vested Above Food Option, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Above Food Group Company, except for Above Food Options and Above Food RSUs the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Above Food Board prior to the date of the Business Combination Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the ordinary course of business, or (C) amend, modify or waive any of the terms or rights set forth in any Above Food Options or Above Food RSUs, including, without limitation, any acceleration of vesting or, with respect to any Above Food Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Above Food Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Above Food Group Company;

•
waive, release, settle, compromise or otherwise resolve any Action;

•
(x) incur, assume or guarantee any Indebtedness for borrowed money or (y) issue or sell or guaranty any debt securities or other rights to acquire any debt securities or guaranty any debt securities of another Person;

•
Delay payments of any accounts payable or other liability of an Above Food Group Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided that nothing in this clause (m) shall prohibit or otherwise restrict any of the Above Food Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Above Food Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

•
enter into, renew or amend in any material respect (i) any transaction or Contract with an Above Food Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Above Food Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Proposed Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of the Business Combination Agreement, would have been required to be disclosed pursuant the terms of the Business Combination Agreement;

•
limit the right of any Above Food Group Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;

•
enter into, renew or amend any employment agreement with any executive officers of Above Food;

•
other than as required by applicable Law, enter into, negotiate, amend or extend any labor or collective bargaining agreement or other agreement with a union or labor organization;

•
engage in any mass layoff or plant closing as such terms (or similar terms) are defined under the WARN Act, or engage in any partial or temporary shut down or reduction in operating hours of any location;

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(i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, retention or termination payment or arrangement to any Above Food employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees, (iii) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of the Business Combination Agreement; or (iv) materially increase the bonus, salary, severance pay or other compensation of any current or former employee, officer, independent contractor, or director;

•
fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Above Food Group Companies;

•
convert the Company to any form of legal entity other than a corporation; and

•
enter into any agreement or otherwise make a binding commitment to do any action prohibited under certain sections of the Business Combination Agreement.

Covenants of the Merger Subsidiaries
During the Interim Period, none of New Above Food or Merger Sub will engage in any activities other than the execution of the Business Combination Agreement or the Ancillary Agreements to which it is party and the performance of its obligations thereunder in furtherance of the Proposed Transactions and matters ancillary thereto.

Covenants of Bite
Bite made certain covenants under the Business Combination Agreement, including, among others, the following:
•
subject to certain exceptions or as consented to in writing by Bite, during the Interim Period, Bite will use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, operate its business in the ordinary course and in compliance with applicable laws in all material respects, and shall not:

•
change, modify or amend the Trust Agreement or its governing documents, or seek any approval from the Bite Stockholders to take any such action, except as contemplated by the Transaction Proposals;

•
change, modify or amend the Warrant Agreement, including by reducing the Warrant Price (as defined in the Warrant Agreement);

•
(x) make or declare any dividend or distribution to the Bite Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of Bite common stock (prior to the Closing Date) made as part of the Redemptions;

•
merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other person or be acquired by any other Person;

•
(A) make, change, or revoke an entity classification election or other material election for U.S. federal income tax purposes for Bite, (B) settle or compromise any material U.S. federal, state, local, or non-U.S. tax liability, (C) change any annual tax accounting period, or adopt, change or revoke any method of tax accounting, (D) amend any Tax Returns or file claims for tax refunds, (E) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, (F) change its jurisdiction of tax residency, (G) surrender any right to claim a tax refund, offset or other reduction in tax liability, (H) enter into any tax sharing or tax indemnification agreement (other than (i) one that is included in a contract entered into in the ordinary course of business that is not primarily related to taxes, or (ii) with any other Above Food Group Company or any of its current affiliates), or (I) fail to pay any material taxes when due;

•
enter into, renew or amend in any material respect, any transaction or Contract (A) with an affiliate of Bite (including, for the avoidance of doubt, (x) Sponsor and (y) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more), (B) with any Bite Stockholder or (C) between Bite and any broker, finder, investment banker or financial advisor with respect to any of the Proposed Transactions;

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person;

•
(A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in U.S. GAAP made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities;

•
(A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Bite capital stock or securities exercisable for or convertible into Bite capital stock or (B) grant any options, warrants or other equity-based awards with respect to Bite capital stock not outstanding on the date of the Business Combination Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any Bite warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
•
waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;

•
(A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person;

•
liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Bite capital stock or equity interests;

•
purchase, repurchase, redeem (except for the exercise of the Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Bite; or

•
enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited by the foregoing.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
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using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations and qualifications;

•
using commercially reasonable efforts to consummate the Business Combination;

•
using reasonable best efforts to obtain the PIPE Financing;

•
cooperating in connection with certain tax matters and filings;

•
keeping the other party apprised of the status of matters relating to the Business Combination;

•
making relevant public announcements;

•
making prompt filings or applications under antitrust laws;

•
cooperating in connection with any filing or submission and in connection with any investigation or other inquiry;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements.

In addition, Bite, Above Food and the New Above Food agreed that they will prepare and mutually agree upon and will file with the SEC, this Registration Statement/Proxy Statement relating to the Business Combination.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Closing Date, except for the covenants which by their terms expressly apply in whole or in part after the Closing (and only with respect to breaches occurring after the Closing) and certain confidentiality obligations.

Conditions to Closing
Mutual Conditions
The obligations of Above Food, Bite, New Above Food and Merger Sub to consummate the Proposed Transaction are subject to the satisfaction or waiver by each of Above Food, Bite, New Above Food and Merger Sub of the following conditions:
(a)   (i) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding shares of Bite common stock, as required by Bite’s Governing Documents and (ii) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of Bite common stock that are voted at the special stockholder meeting (the “Bite Stockholders’ Approval”) will have been obtained;
(b)   all waiting periods (and any extensions thereof) applicable to the Proposed Transaction under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Proposed Transaction before a certain date, will have expired or been terminated, and all other Regulatory Approvals (as defined in the Business Combination Agreement) required under the Business Combination Agreement will have been obtained;
(c)   the Proxy/Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
(d)   no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Proposed Transaction illegal or which otherwise prevents or prohibits consummation of the Proposed Transaction;
(e)   Certain required approvals from holders of Above Food equity interests as described in the Business Combination Agreement (the “Above Food Required Approval”) will have been obtained; and
(f)   New Above Food’s initial listing application with NYSE or Nasdaq in connection with the Proposed Transaction will have been approved and the New Above Food Common Shares (including, for the avoidance of doubt, the New Above Food Common Shares to be issued pursuant to the Proposed Transaction) will have been approved for listing on NYSE or Nasdaq, as applicable.
Bite Conditions
The obligations of Bite to consummate the Proposed Transaction are subject to the satisfaction or waiver by Bite of the following additional conditions:
(a)   Representations and Warranties
i.   The representations and warranties of Above Food contained in the Business Combination Agreement relating to the capitalization of Above Food and its Subsidiaries and the representations and warranties of the Merger Subsidiaries contained in the Business Combination Agreement relating to the capitalization of the Merger Subsidiaries will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;
ii.   each of Company and Merger Subsidiary Fundamental Representations (other than representations and warranties contained in the Business Combination Agreement regarding the capitalization of Above Food and its Subsidiaries and the Merger Subsidiaries) will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and
iii.   each of the representations and warranties of Company and the Merger Subsidiaries contained in the Business Combination Agreement other than Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Above Food Material Adverse Effect (as defined below) or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Above Food Material Adverse Effect.
(b)   each of the covenants of Above Food to be performed as of or prior to the Closing will have been performed in all material respects;
(c)   there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Above Food Material Adverse Effect and be continuing; and
(d)   Above Food will have delivered certain certificate and documents as required pursuant to the Business Combination Agreement.
Above Food Conditions
The obligations of Above Food to consummate the Proposed Transaction are subject to the satisfaction or waiver by Above Food of the following additional conditions:
(a)   Representations and Warranties
i.   the representations and warranties of Bite contained in the Business Combination Agreement relating to the capitalization of Bite will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;
ii.   each of the SPAC Fundamental Representations will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and
iii.   each of the representations and warranties of Bite contained in the Business Combination Agreement other than the SPAC Fundamental Representations and the representations and warranties relating to the capitalization of Bite (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Bite Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Above Food Material Adverse Effect;
(b)   each of the covenants of Bite to be performed as of or prior to the Closing will have been performed in all material respects;

(c)   as of the Closing, the Available Cash will be no less than $5,000,000;
(d)   Above Food will have received proceeds of the Loan (as defined in the Convertible Loan Agreement) in an aggregate amount of at least $9,000,000;
(e)   there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Bite Material Adverse Effect and be continuing; and
(f)   Bite will have delivered certain certificate and documents as required pursuant to the Business Combination Agreement.
Closing
The Closing will occur subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). All of the conditions to the Closing (including the condition that Available Cash as of the Closing will be no less than $5,000,000) are waivable by the party or parties in whose favor the condition is (or, in the case of the mutual conditions, by each of Above Food, Bite, New Above Food and Merger Sub), subject only to applicable Laws. Bite will disclose to investors, pursuant to applicable rules and regulations, any waiver by any of the parties to the Business Combination Agreement of any material condition to Closing.
Termination
The Business Combination Agreement may be terminated and the Proposed Transaction may be abandoned at any time prior to the Merger Effective Time, as applicable, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Proposed Transaction by the stockholders of Above Food or Bite, as follows:
(a)   by mutual written consent of Above Food and Bite;
(b)   by written notice from Above Food or Bite to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and non-appealable and has the effect of making consummation of the Proposed Transaction illegal or otherwise preventing or prohibiting consummation of the Proposed Transaction; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Proposed Transaction;
(c)   by written notice from Above Food or Bite to such other party if the Bite Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the special stockholder meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   by written notice from Above Food or Bite to such other party if Above Food Required Approval in respect of the Company Resolution will not have been obtained at the Above Food special meeting in accordance with applicable Law;
(e)   by written notice from Above Food, if a Bite Extension is not effected and Bite must liquidate in accordance with its Governing Documents;
(f)   prior to the Closing, by written notice to Above Food from Bite if there is a Terminating Company Breach, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement; and
(g)   prior to the Closing, by written notice to Bite from Above Food if there is a Terminating SPAC Breach, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement.
Effect of Termination
If the Business Combination Agreement is terminated, it will become void, and there will be no liability or obligation under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to willful material breach of the Business Combination Agreement or fraud by a party thereto.
Amendments
The Business Combination Agreement may be amended in writing by the parties thereto. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties to the Business Combination Agreement approved by the respective board of directors of the parties.
The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is filed as Annex A hereto and is incorporated by reference herein.
Ancillary Agreements
This section describes certain provisions of certain additional agreements entered into or to be entered into pursuant to, or in connection with, the transactions contemplated by the Business Combination Agreement, which agreements we refer to collectively as the “Ancillary Agreements,” but does not purport to describe all of the terms thereof. The Ancillary Agreements include the Shareholder Support Agreements, the Sponsor Support Agreement, the Lock-Up Agreements and the Registration Rights Agreements.
The descriptions below are qualified by reference to the actual text of these agreements, copies of which are included as exhibits to the registration statement of which this Registration Statement/Proxy Statement forms a part. Stockholders are encouraged to read the Ancillary Agreements in their entirety.
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of Above Food, collectively holding approximately 70% of the total number of outstanding Above Food Common Shares, executed and delivered to Bite the Shareholder Support Agreement, pursuant to which each such shareholder agreed to, among other things, (a) support and vote in favor of the Business Combination, (b) waive and agree not to exercise dissenter rights with respect to their Above Food Common Shares in connection with the Proposed Transaction, and (c) not transfer their Above Food Common Shares during the Interim Period, in each case, on the terms and subject to the conditions set forth in the Shareholder Support Agreement.
The descriptions below are qualified by reference to the actual text of these agreements, copies of which are included as exhibits to the registration statement of which this Registration Statement/Proxy Statement forms a part. Stockholders are encouraged to read the Ancillary Agreements in their entirety.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Above Food, Bite and the Sponsor executed and delivered to Above Food the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor will (a) vote the shares of Bite common stock held by it as of the date of the Sponsor Support Agreement and any additional shares of Bite common stock and Bite’s preferred stock that it acquires prior to the special meeting of stockholders, in each case, in favor of the Business Combination Agreement and each of the Transaction Proposals, (b) not redeem any shares of Bite common stock held by the Sponsor in connection with the Proposed Transactions and (c) not transfer its shares of Bite common stock and Bite preferred stock during the Interim Period, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earliest to occur of (a) Closing, (b) the termination of the Business Combination Agreement pursuant to its terms, (c) the liquidation of Bite and (d) the written agreement of Sponsor, Bite and Above Food.
The descriptions below are qualified by reference to the actual text of these agreements, copies of which are included as exhibits to the registration statement of which this Registration Statement/Proxy Statement forms a part. Stockholders are encouraged to read the Ancillary Agreements in their entirety.

Lock-Up Agreements
In connection with the Closing, New Above Food will enter into lock-up agreements (collectively, the “Lock-Up Agreements”) with the Sponsor, affiliates of Bite and the Sponsor, and certain holders of Above Food Securities and each potential recipient of ANF Purchase Consideration Shares, pursuant to which, among other things, each of the Sponsor, the affiliates of Bite and the Sponsor and the holders of Above Food Securities party to the Lock-Up Agreements will agree to not effect any sale or distribution of any equity securities of New Above Food held by any of them during the period set forth in their respective Lock-Up Agreements, subject to certain customary exceptions set forth in their respective Lock-Up Agreements.
The holders of Above Food Securities (except for certain significant holders (the “Above Food Insiders”)) and each potential recipient of ANF Purchase Consideration Shares will be subject to a 6-month lock-up period, and the Sponsor and its affiliates and the Above Food Insiders will be subject to a 12-month lock-up period; in each case, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.
The descriptions below are qualified by reference to the actual text of these agreements, copies of which are included as exhibits to the registration statement of which this Registration Statement/Proxy Statement forms a part. Stockholders are encouraged to read the Ancillary Agreements in their entirety.
Registration Rights Agreement
In connection with the Closing, certain holders of shares of Bite common stock (including the Sponsor) (collectively, the “Bite Holders”), certain holders of Above Food Securities (collectively, the “Above Food Holders” and, together with the Bite Holders, the “Holders”) and New Above Food will enter into the Registration Rights Agreement, pursuant to which, among other things, New Above Food will agree to provide the Holders with customary registration rights with respect to the New Above Food Common Shares such Holders will receive in connection with the Closing.
The Registration Rights Agreement will supersede that certain Registration Rights Agreement, dated as of February 11, 2021, by and between Bite, the Sponsor and the other Bite Holders. Pursuant to the Registration Rights Agreement, New Above Food will agree to file a shelf registration statement registering the resale of New Above Food Common Shares, including those issuable upon exercise of other New Above Food equity securities, such as the New Above Food Warrants, held by the Holders (the “Registrable Securities”), within 30 calendar days following the Closing Date. The Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering (the “Underwritten Shelf Takedown”) so long as the total offering price is reasonably expected to exceed $50,000,000. The Bite Holders, as a group, may not demand more than one (1) Underwritten Shelf Takedown and the Above Food Holders, as a group, may not demand more than three (3) Underwritten Shelf Takedowns, in each case, in any twelve (12) month period. New Above Food will also agree to provide customary “piggyback” registration rights and “block trade” rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that New Above Food will pay certain expenses relating to such registrations and indemnify the Holders against certain liabilities.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, the form of which is included as Exhibit B to the Business Combination Agreement, attached as Annex A hereto and is incorporated by reference herein.
Transaction and Organizational Structures Prior to and Following the Consummation of the Business Combination
The following simplified diagrams illustrate the organizational structure of each of Bite and Above Food.

The following simplified diagram illustrates the organizational structure of New Above Food immediately following the Business Combination. This diagram assumes no redemptions and does not give effect to the Above Food Earnout Shares.

(1)
Bite public shareholders will hold approximately 8.4% of New Above Food Common Shares immediately following the consummation of the Business Combination.

(2)
Existing Above Food shareholders will hold approximately 58.2% of New Above Food Common Shares, 100% of New Above Food Class A Earnout Shares and 100% of New Above Food Class B Earnout Shares, in each case, immediately following the consummation of the Business Combination.

(3)
The Sponsor and its related parties will hold approximately 20.5% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

(4)
The Lenders will hold approximately 4.0% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

(5)
The NRGene Shareholders and ANF Shareholders will hold approximately 8.9% of the New Above Food Common Shares immediately following the consummation of the Business Combination.

Sources and Uses for the Business Combination
The following tables summarize the illustrative sources and uses for funding the Business Combination (i) assuming that no shares of Bite Common Stock are redeemed in connection with the Business Combination (the No Redemption Scenario), (ii) assuming that 489,100 shares of Bite Common Stock are redeemed in connection with the Business Combination (the Interim Redemption Scenario), (iii) assuming that 978,200 shares of Bite Common Stock are redeemed in connection with the Business Combination (the Available Cash Scenario) and (iv) assuming that all shares of Bite Common Stock are redeemed in connection with the Business Combination (the Full Redemption Scenario).
No Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$25.28
Equity issued to current Above Food equityholders(3)	$206.00
Total Sources	$231.47

Uses (in millions)	$USD
Equity issued to current Above Food equityholders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$15.47
Total Uses	$231.47

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. dollars.

(2)
As of September 30, 2023, and assumes that no shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Bite shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Interim Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$20.04
Equity issued to current Above Food equityholders(3)	$206.00
Total Sources	$226.23
Uses (in millions)	$USD
Equity issued to current Above Food equityholders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$10.23
Total Uses	$226.23

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. dollars.

(2)
As of September 30, 2023, and assumes that 489,100 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Bite shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Available Cash Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	$14.80
Equity issued to current Above Food equityholders(3)	$206.00
Total Sources	$220.99

Uses (in millions)	$USD
Equity issued to current Above Food equityholders(3)	$206.00
Estimated transaction expenses(4)	$10.00
Cash to combined company balance sheet	$4.99
Total Uses	$220.99

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. dollars.

(2)
As of September 30, 2023, and assumes that 978,200 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Bite shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Full Redemption Scenario
Sources (in millions)	$USD
Above Food’s existing cash(1)	$0.19
Cash in Trust Account(2)	—
Equity issued to current Above Food equity holders(3)	$206.00
Additional sources of financing (not committed)(4)	$9.81
Total Sources	$216.00
Uses (in millions)	$USD
Equity issued to current Above Food equity holders(3)	$206.00
Estimated transaction expenses(5)	$10.00
Cash to combined company balance sheet	—
Total Uses	$216.00

(1)
Represents Above Food’s cash on balance sheet as of October 31, 2023, converted into U.S. Dollars.

(2)
As of September 30, 2023, and assumes that 2,359,298 shares of Bite common stock are redeemed in connection with the Business Combination.

(3)
New Above Food Common Shares issued to Above Food shareholders are at a deemed value of $10.00 per share, solely for purposes herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)
In the event that there are more redemptions that outlined above in the Available Cash Scenario and Above Food does not waive the Available Cash Condition, there will not be sufficient cash in Bite’s trust account to close the transaction. If Above Food waives the Available Cash Condition, then New Above Food will not have sufficient cash to pay the transaction expenses incurred in the transaction, which would require New Above Food to seek additional sources of financing. In this scenario, New Above Food would need to seek additional sources of financing in order to fund anticipated transaction costs incurred. No further financing has been committed at the date this pro forma financial information has been prepared and such financing may not be available to New Above Food or available on terms acceptable to New Above Food.

(5)
Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Background of the Business Combination
The proposed Business Combination is the result of an extensive search by Bite for an initial business combination using the network, investing and operating experience of Bite’s management team and the Bite Board. The terms of the Business Combination Agreement and related ancillary agreements are the result of extensive arm’s-length negotiations between representatives of Bite and Above Food. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. The following does not purport to catalogue every conversation among representatives of Bite, Above Food and other parties.
Bite is a blank check company incorporated as a Delaware corporation on September 29, 2020. Bite was formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Bite may pursue a business combination in any industry or sector or geography, it initially intended to focus its search on the traditional and non-traditional restaurant sectors in North America. On February 17, 2021, Bite completed its IPO of 17,500,000 units, generating gross proceeds of $175,000,000. Simultaneously with the consummation of the IPO, Bite completed a private placement of an aggregate of 500,000 units at a price of $10.00 per unit, generating total gross proceeds of $5,000,000. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 units, generating an aggregate of gross proceeds of $25,000,000. Simultaneously with the closing of the over-allotment Bite consummated the private placement of an aggregate of 50,000 units to the sponsor and EarlyBird, generating total gross proceeds of $500,000. A total of $200,000,000 of the net proceeds from the IPO and the private placement was deposited in a trust account established for the benefit of Bite’s public stockholders. As a result of stockholder redemptions in connection with the stockholder vote to approve the amendment to our amended and restated certificate of incorporation on December 15, 2022, as of March 31, 2023, there was approximately $30.6 million remaining in the trust account.
Except for a portion of the interest earned on the funds held in the trust account that may be released to us to pay taxes, none of the funds held in the trust account will be released until the earlier of (i) the completion of our initial business combination, (ii) the redemption of 100% of our public shares if we are unable to consummate a business combination by February 17, 2024, or such earlier date as determined by the Bite Board or (iii) the redemption of public shares properly tendered in connection with a stockholder vote to amend any provisions of Bite’s Amended and Restated Certificate relating to stockholders’ rights or pre-initial business combination activity.
After the consummation of the IPO, Bite’s officers and directors commenced an active search for prospective businesses or assets to acquire in Bite’s initial business combination. Representatives of Bite were contacted by, and representatives of Bite contacted, numerous individuals and entities who offered to present ideas for business combination opportunities, including financial advisors, banks, law firms and other persons and entities with which Bite’s officers and directors had pre-existing relationships. Bite’s officers and directors also brought to their attention a significant number of target candidates.
In searching for prospective targets, Bite’s management focused on businesses which it believed possessed some or all of the following attributes:
•
Growth businesses, with growth opportunities organically and through acquisitions;

•
Capital requirements primarily to enhance and continue the organic and inorganic growth of the business and potentially take advantage of market consolidation opportunities;

•
Businesses that are at an inflection point in their growth cycle and able to attract interest from public and private investors;

•
Companies with highly experienced and skilled management;

•
Businesses that have sustainable market share; and

•
Businesses that operate in an attractive industry.

During its search process, Bite focused on targets in the food and restaurant industry in North America, seeking to leverage the extensive experience of Bite’s management team in the food, restaurant and hospitality businesses in the U.S. and Latin America. Based on that experience and the general criteria summarized above, Bite, with the assistance of its advisors:
•
Developed a list of over 100 potential target businesses that could meet Bite’s acquisition criteria;

•
Was contacted by or initiated contact with more than 40 companies for potential business combination opportunities;

•
Entered into preliminary discussion with approximately 30 of those companies;

•
Signed non-disclosure agreements with over 20 of those companies;

•
Actively engaged in due diligence and in-depth business discussions with senior management and/or ownership of approximately 14 of those companies; and

•
Submitted indications of interest or letters of intent to at least ten acquisition candidates (including Above Food).

From May through September 2021, Bite conducted significant due diligence regarding a fast casual restaurant chain in the U.S. (“Target A”). Bite’s management also engaged in negotiations with Target A’s controlling shareholder regarding a detailed letter of intent. During that process, Bite and its financial advisors undertook a limited, confidential outreach to certain strategic investors and family officers, seeking potential indications of interest to co-invest in Target A in connection with a business combination. However, prior to signing a letter of intent, the controlling shareholder of Target A informed Bite that it had decided to pursue an alternative offer from a private equity fund, thus ending discussions regarding a potential transaction with Bite.
During the remainder of 2021 and the first half of 2022, Bite performed due diligence, including management and site visits, to additional targets in the food and consumer industries and engaged in discussions regarding letters of intent with the owners or controlling shareholders of five such targets. These targets included a restaurant chain located primarily outside of the U.S., a U.S.-based, established casual restaurant chain, a less developed casual dining chain located in the U.S. and a fast casual dining chain located in Poland. However, as the public markets opened and a number of restaurant companies successfully engaged in initial public offerings, Bite was unable to reach agreement on valuation and other terms with these potential targets, some of which elected to pursue more traditional means of accessing the public markets or transactions with other special purpose acquisition companies.
During the second half of 2022, market conditions became significantly more challenging, especially in the restaurant sector on which Bite was primarily focused. In light of those conditions, Bite’s management expanded its search to a broader spectrum of targets related to the food and consumer industries, where it believed its expertise and industry knowledge could help them achieve synergies. As part of these efforts, Bite and its advisors reached out to several dedicated financial advisory firms focused on the food industry in search for companies that could meet its target criteria.
On November 20, 2022, Lexington Capital S.A.P.I. De C.V. (“Lexington”), a Mexico-based alternative assets firm focused on assets in the real estate, infrastructure and agribusiness sectors, introduced Above Food to Bite’s management as a potential business combination target.
On November 25, 2022, Bite and Lexington entered into a non-disclosure agreement, which contained, among other provisions, customary non-disclosure obligations on the part of Bite, non-trading obligations on the part of Lexington and a customary trust account waiver provision pursuant to which Lexington agreed that it had no right, title, interest or claim to Bite’s trust account. On December 2, 2022, an introductory call between Alberto Ardura, Bite’s Chief Executive Officer, and Lionel Kambeitz, Chief Executive Officer of Above Food, took place, facilitated by Lexington. On that call, Mr. Ardura and Mr. Kambeitz discussed the possibility of a business combination between the companies and possible assistance that Bite could provide in helping Above Food develop strategic alliances in Mexico.
On December 4, 2022, Bite and Above Food entered into a non-disclosure agreement, which contained, among other provisions, customary non-disclosure and non-solicitation of employee obligations on the part of Bite. In the following days, Above Food provided detailed financial, legal, and corporate information to Bite, including an investment presentation regarding Above Food. After Bite’s management discussed Above

Food with members of the Bite Board, Bite and Lexington agreed that Lexington would assist Bite in pursuing a proposed business combination with Above Food using the transactional and industry experience of both teams.
On December 12 and 13, 2022, Juan Manuel Gonzalez, a member of Bite’s advisory team, and Agustin Tristan Aldave, Lexington’s Chief Executive Officer, visited Above Food’s headquarters and facilities in Regina and Saskatoon, Saskatchewan, Canada. During this visit, representatives of the parties held several business meetings which Mr. Kambeitz, Martin Williams, Above Food’s Co-Founder and President and Chief Innovation Officer of AFBI, Jason Zhao, Above Food’s Chief Financial Officer, Mr. Ardura and other members of Bite’s management participated in, either in person or via videoconference. In these meetings, Above Food’s management provided a detailed explanation of Above Food’s business, assets, strategy, financial performance and business plans. This meeting included presentations by leaders of each of Above Food’s two divisions, disruptive agriculture & rudimentary ingredients, and consumer packaged goods (“CPG”).
On the last day of the visit, Mr. Gonzalez and Mr. Tristan proposed to Above Food a preliminary enterprise value of the business for purposes of a potential business combination of $305.7 million. In order to arrive at such multiple, Bite and Lexington ran a public comparables analysis in which the median multiple was 1.4x 2023 revenue projections. The companies used to conduct such analysis were Beyond Meat, Oatly, Tattooed Chef, Benson Hill, Corteva, Whole Earth Brands, Simply Good Food and Hain Celestial. To arrive at the $305.7 million enterprise value, Bite applied a liquidity discount of 59.1% to the 1.4x 2023 revenue multiple, resulting in the 0.65x 2023 projected revenue multiple which was used to propose an appropriate enterprise value. Of this $305.8 million valuation, Mr. Gonzalez and Mr. Tristan proposed to pay 61.15 million in an earnout which would be divided in the following two tranches, based on achievement of certain specified EBITDA targets in 2023 and 2024, as well as certain share price targets, and to provide that 30% of the Sponsor’s founder shares would be made subject to the same earnout structure. In order to arrive at the initial pre-money valuation, Bite subtracted the $61.15 earnout amount from the $305.7 million full valuation, resulting in a projected enterprise value at closing of $244.6 million. In order to arrive at the pre-money equity value, Bite subtracted Above Food’s existing debt of $46.6 million and added the $4 million of cash on Above Food’s balance sheet, resulting in a pre-money equity value of $202 million.
As part of the transaction, Mr. Gonzalez and Mr. Tristin also proposed arranging for a $8 million bridge loan to Above Food, structured as a convertible note with an 18% paid-in-kind interest rate payable in one year and converting at the time of the business combination closing. Such funds would be used to acquire Atlantic Natural Food, among other things. In exchange for the convertible loan, Above Food would pledge shares in Atlantic Natural Foods to the lenders and also provide a first priority lien over the assets owned by Above Food.
On December 19, 2022, Bite’s management and several board members held an internal discussion to preliminarily evaluate Above Food’s business merits based on the information received, and determined to continue due diligence efforts and begin preparation of a non-binding letter of intent.
During the week of December 19, 2022, representatives of Bite had several discussions with Above Food’s management to obtain and analyze additional information regarding Above Food’s business and performance. Based on the available information, on December 20, 2022, Bite presented to Above Food a non-binding letter of intent (“LOI”) with respect to a potential business combination. The draft LOI proposed, among other things, an equity valuation of Above Food of $202 million, with a potential earn out of up to $61.15 million subject to the combined company achieving certain share price targets, assuming Above Food having total debt of $46.6 million and cash and cash equivalents of $4 million, as described above. Based on the pro-forma cash and cash equivalents, including the application of proceeds from Bite’s trust account, and the consideration payable pursuant to the draft LOI, the LOI implied an enterprise value of $305.7 million.
Between December 20 and December 26, 2022, representatives of Bite and Above Food held discussions regarding the LOI, in particular with respect to the terms of the proposed earnout and the potential forfeiture of certain founder shares held by the Sponsor. Above Food agreed with Bite’s proposed valuation, based on the valuation methodology undertaken by Bite and Lexington, as well as the earnout and founder share forfeiture provisions proposed by Bite, in each case as described above and reflected in the Business

Combination Agreement, which Above Food management believed to be reasonable and appropriate. The parties also agreed on the Available Cash condition, based on the amount needed to fund the parties’ transaction expenses and provide at least $5 million in working capital, to be used for planned growth initiatives. The parties also discussed the efforts by Bite and the Sponsor to obtain commitments from strategic investors to provide convertible loans to Above Food prior to the signing of a definitive business combination agreement. A draft of the Convertible Loan Agreement was delivered to Bite by counsel for Above Food on December 26, 2022, and negotiated over the next several days.
On December 29, 2022, Bite and Above Food executed the LOI and Above Food (and its U.S. subsidiary), the Sponsor and Lexington executed the Convertible Loan Agreement and related agreements, pursuant to which Lexington committed to assist Above Food in raising up to $8 million by February 19, 2023, and advanced $2 million to Above Food under the Convertible Loan Agreement on the following business day. The LOI included an obligation on the part of Above Food to negotiate exclusively with Bite for a period that would commence only if and when the planned first tranche of funding, in the amount of $8 million, was committed, and thereafter would end on January 19, 2023.
During the month of January 2023, Bite and Above Food held several meetings via videoconference and telephonic discussions regarding due diligence-related matters, including several legal, business and financial due diligence sessions. During the week of January 16, 2023, Mr. Kambeitz visited Mexico City and Guadalajara, Mexico, during which Bite and Lexington introduced Mr. Kambeitz to certain prospective strategic investors, including Grupo Industrial Vida S.A. de C.V. (“Grupo Vida”), a large manufacturer of oats in the Americas with production and facilities in Mexico, Canada and Chile. The purpose of the meetings was to better understand Above Food’s business model and to identify potential commercial synergies that Above Food and such strategic investors could develop to foster growth in the North American market.
Following the meetings in Guadalajara, Grupo Vida expressed its intention to participate in the convertible loan under the Convertible Loan Agreement and further discuss potential strategic initiatives involving Above Food and Grupo Vida. On January 17, 2023, the Convertible Loan Agreement and a draft joinder to the Convertible Loan Agreement prepared by Above Food, including a draft memorandum of understanding with respect to certain strategic alliance initiatives, was provided by Above Food to Grupo Vida. Several negotiations regarding the draft joinder and memorandum of understanding took place between representatives of Above Food and Grupo Vida over the following week.
On January 25, 2023, Above Food, the Sponsor, Lexington, Group Vida and an affiliate of Grupo Vida executed the joinder to the Convertible Loan Agreement, which included a commitment by Grupo Vida to fund $4 million under the Convertible Loan Agreement. The joinder also attached a non-binding memorandum of understanding regarding several strategic commercial initiatives, including a proposed tolling agreement between Canadian Oats Milling Ltd. (a subsidiary of Grupo Vida) and Above Food. Also on that day, Above Food and Bite executed a revised letter of intent proposed by Bite, containing substantially the same terms as the LOI, with the exception of (a) a new exclusivity period for a period of 45 days and a reference to Grupo Vida’s loan commitment and (b) the minimum cash consideration to close the Business Combination would be $20 million plus the aggregate amount of transaction expenses agreed upon between Bite and Above Food.
In January 2023, Bite engaged BMO to act as financial advisor and as capital markets advisor to Bite in connection with a business combination transaction with Above Food, and as co-placement agent in connection with the PIPE Financing. As discussed below, BMO resigned from such roles in September 2023. In October 2023, Bite engaged Roth Capital Partners, LLC (“Roth”) and ATB Capital Markets USA Inc. (“ATB”) to serve as placement agents in connection with the PIPE Financing (formalizing an arrangement pursuant to which ATB had been acting as a co-lead placement agent in connection with the PIPE Financing since January 2023). Pursuant to the terms of their engagement letters Roth and ATB are entitled to receive an aggregate fee in the amount of 6% of the gross cash proceeds received in the PIPE Financing and to receive, in the aggregate, warrants to purchase shares of Bite common stock in an amount equal to 6% of the gross cash proceeds received in the PIPE Financing and having the same terms as the Public Warrants (collectively, the “PIPE Financing Compensation”). Each of Roth and ATB is also entitled to reimbursement of an aggregate of up to $75,000 in expenses (the “PIPE Financing Expenses”). The PIPE Financing Compensation due to Roth and ATB is contingent upon the closing of the Business Combination. The PIPE Financing Expenses are not contingent upon the closing of the Business Combination and will be paid to Roth and ATB by Bite pursuant to its engagement, regardless of whether the Business Combination will be closed. EarlyBird is also acting as a financial advisor to Bite in connection with the Business Combination pursuant to a Business Combination Marketing Agreement, entered between Bite and EarlyBird on February 11, 2021 in connection with the IPO, pursuant to which EarlyBird is entitled to receive, upon the closing of Bite’s initial business combination, a fee in the amount of $7 million (3.5% of the gross proceeds received by Bite in its initial public offering), as well as reimbursement of an aggregate of up to $20,000 in expenses.
Beginning in early February 2023, representatives of Above Food and Bite continued the outreach to and discussions with additional potential strategic investors to participate as investors in Above Food through the Convertible Loan Agreement.
From early February through April 28, 2023, representatives of Bite and Above Food had several discussions and negotiations related to additional financial and legal due diligence issues, and the proposed Business Combination. During this period, the Bite team focused, among other things, on identifying revenues, margins and principal anticipated drivers of growth for each division of Above Food and to in order to validate Above Food’s financial forecasts, and on understanding Above Food’s capital structure, including outstanding warrants, options and restricted share units. Also during this period, Bite and Above Food, with support from EarlyBird and BMO, prepared an investor presentation for use in discussions with potential investors.
On February 10, 2023, Latham & Watkins LLP (“Latham”), Above Food’s U.S. counsel, delivered an initial draft of the Business Combination Agreement to Greenberg Traurig (“GT”), Bite’s U.S. counsel. The terms of the initial draft of the Business Combination Agreement generally aligned with the terms of the A&R LOI and also provided that: (a) the Business Combination would be structured as a “double dummy” transaction pursuant to which (i) the equity holders of Above Food would contribute all issued and outstanding equity of Above Food to New Above Food in exchange for newly issued New Above Food Common Shares, as a result of which Above Food would become a direct, wholly owned subsidiary of New Above Food, and (ii) Merger Sub would merge with and into Bite, as a result of which Bite would become a direct, wholly owned subsidiary of New Above Food, and (b) the Bite Board and Above Food Board would, under limited circumstances, be entitled to modify its respective recommendation to its stockholders if the failure to do so would constitute a breach of its fiduciary duties.
On February 21, 2023, representatives of GT sent representatives of Latham a revised draft of the Business Combination Agreement. Among other changes, the revised draft of the Business Combination Agreement, reflected the following additional or modified material terms from the initial draft of the Business Combination Agreement that Latham sent to GT on February 9, 2023: (a) a $10 million cap would apply to the transaction expenses of both Bite and Above Food on a combined basis for purposes of calculating the aggregate amount of cash being delivered by Bite to Above Food at the closing, (b) all equity awards and warrants of Above Food outstanding immediately prior to closing would convert and be exchanged for New Above Food Common Shares, (c) modification and expansion of the scope of certain representations and warranties made by Above Food, (d) removal of the ability of either party’s board of directors to make a change in recommendation, (e) Above Food would be restricted from incurring any indebtedness for borrowed money during the interim operating period without Bite’s prior written consent, (f) Above Food would not have the right to terminate the Business Combination Agreement even if Bite’s aggregate available cash is less than the minimum closing cash amount and (g) if Above Food does not deliver certain financial statements required to be included the registration statement to Bite by May 1, 2023, Above Food would pay all transaction expenses incurred by Bite following such date.
Thereafter, through the signing of the Business Combination Agreement on April 29, 2023, representatives of Bite and Above Food held multiple calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement. Latham and GT, in collaboration with Bite’s Canadian counsel and Gowling WLG (Canada) LLP (“Gowling”), as Canadian counsel to Above Food, exchanged multiple updated drafts of the Business Combination Agreement and certain related documents and agreements during this period. Negotiations centered on, among other things, the scope of the representations and warranties, interim covenants, closing conditions (including the requirements regarding Available Cash), treatment of transaction expenses and treatment of Above Food’s outstanding equity awards. Over the same period, the representatives for Bite and Above Food held numerous conference calls and reached agreement on outstanding business issues, including, among others: (i) the mechanism for delivery of Above Food Earnout Shares; (ii) the treatment of Above Food’s outstanding options, restricted stock units and warrants; (iii) the terms of the lock-up arrangements for Above Food shareholders; (iv) the components of Bite’s aggregate cash amount that would be delivered to New Above Food at closing for purposes satisfying the minimum cash closing condition; (v) the timing of the delivery of Above Food’s PCAOB-audited financial statements, and the consequences of failure to deliver those statements by the date specified in the Business Combination Agreement; (vi) Bite’s obligation to extend the last date by which it must complete is initial business combination; and (vii) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement. Other topics that were raised and addressed during the negotiations of the definitive transaction documents included the mechanics of the Plan of Arrangement and the overall structure of the Business Combination given the cross-border implications, approval processes and obligations by both parties prior to closing, obligations of both parties in the event of adverse events for the industry, and required consents for closing. The parties worked through each other’s concerns around these issues and achieved a reasonable balance that respected the needs of both Bite and Above Food shareholders. For further information related to the final resolution of items (i) through (vii), please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.”
On March 2, 2023, representatives of Latham sent representatives of GT initial drafts of the Shareholder Support Agreement, Sponsor Support Agreement, the form of Registration Rights Agreement and the form of Lock-Up Agreement. Between March 2, 2023 and April 28, 2023, representatives of Latham and GT exchanged multiple drafts of the ancillary agreements, each of which was executed on April 29, 2023, concurrently with the execution of the Business Combination Agreement. For further information related to these agreements, please see the section entitled “The Business Combination Proposal — Ancillary Agreements.”
During this period, Mr. Kambeitz and Mr. Zhao of Above Food and Mr. Ardura and Mr. Gonzalez of Bite held bi-weekly calls starting on March 7, 2023, to discuss the status of the Business Combination Agreement and ancillary agreements and discuss open business points, including those summarized in the preceding paragraph. In addition, Bite and its advisors, including GT, Bite’s Canadian counsel and CohnReznick LLP, continued to conduct due diligence of Above Food, based on materials made available in Above Food’s virtual dataroom and diligence sessions with Bite’s management and advisors, including due diligence regarding material contracts, corporate matters, real estate, regulatory matters, and financial, tax and accounting matters. As part of this process, a second due diligence visit to Above Food headquarters took place from March 22 to 24, 2023. During this trip, Mr. Ardura, joined by Grupo Vida’s Chief Executive Officer, Felipe Gomez, and other prospective Mexican strategic investors conducted business, financial and operational due diligence in Regina and Saskatoon, Saskatchewan Canada. In addition, Mr. Kambeitz, Mr. Williams. Mr. Zhao and Tyler West, Chief Executive Officer and President of PCFC, presented Above Food’s preliminary year-end financial results for the fiscal year ended January 31, 2023, projected revenues and business plan.
Also during this period, Bite, Above Food and their advisors held weekly calls to discuss the status of the Proposed Transaction, including the Business Combination Agreement and related ancillary agreements, the preparation of an investor deck for potential strategic and other investors, discussions with potential additional Lenders, and the due diligence process.
On April 14, 2023 and April 19, 2023, representatives of Bite, Above Food, Latham and GT held a videoconference call to discuss material terms in the draft Business Combination Agreement that remained subject to further discussion between Bite and Above Food. On these calls, among other things, the parties discussed: (i) the calculation of available cash for purposes of satisfying the minimum closing cash condition, (ii) the aggregate amount of cash to be delivered to Above Food at closing, (iii) certain tax-related covenants, (iv) the structure, aggregate amount and recipients of the Above Food Earnout Shares and (v) the payment by Above Food of all or a portion of the transaction expenses incurred by Bite if Above Food does not deliver certain financial statements required to be included the registration statement to Bite by May 1, 2023. In addition, the parties agreed that the pre-money equity value of Above Food reflected in the Business Combination Agreement should be increased from $202 million to $206 million, to reflect changes in the exchange rate between U.S. dollars and Canadian dollars since the execution of the LOI.

On April 21, 2023, the Bite Board met via teleconference, with all board members present. Also in attendance were representatives of GT. A representative of GT reviewed with the directors their fiduciary duties under Delaware law generally and how those fiduciary duties applied in the context of considering the Proposed Transaction. Bite’s management and GT then reported on the contemplated timing of the Business Combination and reviewed the terms of the Business Combination Agreement and the other transaction agreements with the Bite Board. At the meeting, members of the Bite Board discussed among themselves the key terms of the Business Combination and Bite’s due diligence process. Representatives of GT and Bite’s Canadian counsel discussed the reports they had prepared regarding their legal due diligence reviews. Following discussion, the Bite Board voted unanimously to approve and declare advisable the Business Combination Agreement and the ancillary transaction agreements and the transactions contemplated thereby, subject to final negotiations.
Between April 21 and April 28, 2023, certain final changes to the Business Combination Agreement and the ancillary agreements were negotiated between Bite, Above Food and their respective representatives, primarily relating to the structuring of the Above Food Earnout Shares.
On April 28, 2023, the Bite Board met again via teleconference, with all board members present. Representatives of GT were also in attendance. Bite’s management and GT reported on the primary changes that had been made to the Business Combination Agreement since the prior meeting of the Bite Board. The Bite Board voted unanimously to approve and declare advisable the Business Combination Agreement and the ancillary transaction agreements and the transactions contemplated thereby.
On April 29, 2023, the Business Combination Agreement and ancillary agreements were executed by the parties thereto, and certain related documents and agreements were executed by the Sponsor, certain of its principals and Lexington, agreeing to fund an additional $3 million in the aggregate under the Convertible Loan Agreement, subject to potential reduction if additional strategic investors were to subsequently commit to join the Convertible Loan Agreement as lenders.
Prior to the market open on May 1, 2023, Bite and Above Food issued a joint press release announcing the execution of the Business Combination Agreement, and Bite filed with the SEC a Current Report on Form 8-K disclosing the execution of the Business Combination Agreement and related matters. During the morning of May 1, 2023, representatives of Bite and Above Food conducted an investor conference call to announce the Business Combination.
Since May 1, 2023, Bite and Above Food, along with their respective counsel and advisors, have worked jointly on the preparation of this Registration Statement/Proxy Statement.
In February 2024, Above Food engaged Centurion One Capital Corp. (“Centurion”) to act as a co-placement agent in connection with the PIPE Financing.
In February 2024, representatives of Bite and Above Food met several times via teleconference to discuss potential solutions to the possibility of high redemption rates and potential resulting liquidity constraints with each other and with representatives from ATB and EarlyBird. The parties discussed potential PIPE Investors and the ability to provide such investors with incentive shares for investing in the PIPE Financing. The parties discussed the potential to amend the Business Combination Agreement with respect to the timing of the Sponsor earnout share metrics.
On March 6, 2024, representatives of Bite, Above Food, Latham and GT held a videoconference call to discuss material terms of the proposed BCA Amendment. On this call, among other things, the parties discussed: (i) the calculation of available cash for purposes of satisfying the minimum closing cash condition, (ii) the aggregate amount of cash to be delivered to Above Food at closing, (iii) PIPE Financing opportunities and the need for additional shares of New Above Food for potential PIPE Investors and (iv) the timing of the earnout metrics for the Sponsor’s earnout shares.
On March 7, 2024, GT provided Latham the initial draft of the BCA Amendment, amending the Business Combination Agreement to amend and restate the Earnout Shares provision in the Business Combination Agreement and other corresponding provisions to remove the concept of Sponsor Earnout Shares (as defined in the Business Combination Agreement), including the first and second tranche earnouts, from the treatment of SPAC Common Stock at the closing of the Business Combination.

On March 10, 2024, Latham provided GT with a revised draft of the BCA Amendment with minor comments to which GT agreed.
On March 12, 2024, the parties executed the BCA Amendment, which contained the substantive terms as set forth in the initial draft of the BCA Amendment.
The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.
Resignation of BMO
On September 25, 2023, BMO informed Bite that it was resigning and ceasing to act as financial advisor, capital markets advisor and co-placement agent to Bite in connection with the Business Combination, and on September 28, 2023, BMO formally notified Bite in writing that it was terminating its engagements, effective that date. BMO’s resignation was not the result of any dispute or disagreement with Bite or Above Food or any matter specific to Bite’s or Above Food’s respective operations, policies, procedures or practices.
As a result of such termination, BMO’s right to receive fees for acting as capital markets advisor and co-placement agent were also terminated, and BMO waived all rights to fees otherwise payable to it as financial advisor in connection with the Business Combination. Accordingly, Bite has not paid to BMO, and Bite is not liable to BMO for, any fees, despite BMO’s having rendered a substantial portion of its services at the time of its resignation. BMO did not provide specific reasons for its resignation, and neither Bite nor Above Food will speculate about the reasons why BMO withdrew from its roles as financial advisor, capital markets advisor and co-placement agent to Bite and forfeited its fees after doing a substantial portion of the work necessary to earn those fees. Bite does not intend to engage any additional advisors as a result of BMO’s resignation, and the fees previously owed to BMO will not be paid or reallocated to any other advisor, other than the other placement agents if a PIPE Financing is successfully completed. BMO was not expected to have a significant role in the closing of the Business Combination, and Bite does not believe that BMO’s resignation will impact the transactions described in this Registration Statement/Proxy Statement or the consummation of the Business Combination.
As is customary, certain provisions of the BMO engagement letters will survive BMO’s resignation. These provisions include the obligations of Bite to indemnify and hold harmless BMO and its affiliates and their respective former and present directors, officers, employees, agents and controlling persons from and against any losses and claims arising in any manner out of or in connection with, among other things, the services that BMO provided to Bite under the engagement letters and certain obligations of Bite to maintain the confidentiality of information or advice rendered by BMO to Bite in connection with the engagements.
The disclosure in this Registration Statement/Proxy Statement pertaining to BMO’s engagement as financial advisor, capital markets advisor and co-placement agent to Bite in connection with the Business Combination, as well as BMO’s subsequent resignation, has been provided to BMO. BMO’s confirmation that BMO agrees with this disclosure was requested, but BMO has indicated that it does not intend to provide a response to this request.
Some investors may believe that when a financial institution, such as BMO, is named in a registration or proxy statement, the involvement of such institution implies a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institution generally means that the financial institution has completed a level of due diligence ordinarily associated with a professional engagement. However, BMO was not responsible for the preparation of any disclosure that is included in this Registration Statement/Proxy Statement, and has not assumed responsibility for any such disclosure. Neither Bite nor Above Food can provide any assurance that BMO agrees with the disclosure in this Registration Statement/Proxy Statement, and no inference should be drawn to this effect. Investors should not place any reliance on the fact that BMO was involved with any aspect of the transactions described in this Registration Statement/Proxy Statement.
It is possible that Bite’s stockholders may be more likely to elect to redeem their shares as a result of BMO’s resignation.

Bite’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “— Background of the Business Combination” above, the Bite Board, in evaluating the Business Combination, consulted with Bite’s management and legal and other advisors. In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the Bite Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Bite Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The Bite Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of the reasons for the Bite Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the Bite Board reviewed the results of the due diligence conducted by Bite’s management and advisors, which included:
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extensive meetings and calls with Above Food’s management to understand and analyze Above Food’s business;

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consultation with financial advisors regarding competitive landscape, industry outlook and Above Food’s business model;

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consultation with Above Food’s legal and accounting advisors;

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review of Above Food’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

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review of Above Food’s financial statements;

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research on comparable public companies; and

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research on comparable transactions.

After considering the foregoing, including potentially negative and potentially positive factors, the Bite Board concluded, in its business judgment, that the potentially positive factors relating to the Business Combination outweighed the potentially negative factors. The Bite Board recognized that there can be no assurance about future results of the combined company, including results considered or expected as disclosed in the foregoing discussion.
The below discussion of the material factors considered by the Bite Board is not intended to be exhaustive but does set forth the principal factors considered by the Bite Board with respect to the Business Combination.
The Bite Board considered a number of factors pertaining to Above Food and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Above Food’s large and growing market opportunity. We believe the total addressable market for Above Food’s products exceeds $200 billion globally, and will continue to grow.

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Above Food’s historic growth and significant planned growth and growth potential.   Above Food achieved significant revenue growth over the past several years, from $113 million in fiscal year 2021 to $294 million in fiscal year 2023, and expects that growth to continue, without the need for significant capital expenditures in the next several years.

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Above Food’s experienced management team.   The Bite Board believes that Above Food has a proven and experienced management team that is positioned to lead New Above Food after the

Business Combination, including a Chief Executive Officer, Mr. Kambeitz, with 35 years of executive experience in production agriculture, ag-tech manufacturing, energy and innovative design and inventions.
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Scalable business with a differentiated food and ingredient process.   The Bite Board also believes that Above Food provides a unique opportunity to invest in a vertically integrated business that provides an actionable opportunity for ESG-focused investors, given that we believe Above Food has significant potential to make a positive impact on the environment, including with regenerative agriculture practices that allow for carbon sequestration processes.

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Above Food’s existing shareholders will rollover 100% of their equity.    The Bite Board considered that the current Above Food shareholders will roll over all of their equity into New Above Food and become the controlling shareholders of New Above Food, demonstrating their significant commitment to the combined company going forward. The current holders of Above Food’s common shares (except for certain minority holders) will be subject to a 12-month lock-up, and the Sponsor and its affiliates will be subject to a 12-month lock-up, subject to early release as described in the Lock-Up Agreements. This lock-up is expected to provide important alignment by the Above Food management and shareholders with the post-closing shareholders, as well as incentives in connection with the governance of New Above Food. See “Proposal 1 — The Business Combination Proposal — Ancillary Documents — Lock-Up Agreements.”

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Due diligence.   Prior to entering into the Business Combination Agreement, the Bite Board reviewed and discussed in detail the results of the due diligence examination of Above Food conducted by Bite’s management team and Bite’s financial and legal advisors, which included a number of virtual and in-person meetings with Above Food’s management team and advisors regarding Above Food’s business and business plans, operations, prospects, valuation analyses with respect to the Business Combination, review of significant contracts and other material matters, as well as general financial, legal, regulatory and accounting due diligence.

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Committed capital.   The Bite Board considered that the $9.5 million in committed investments from strategic investors pursuant to the Convertible Loan Agreement validated Bite’s management evaluation of the attractiveness of the opportunity, and has the potential to provide additional commercial synergies for Above Food.

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Attractive Valuation.   At the time of announcement, Above Food’s pro forma enterprise value of $319 million implied a 0.96x multiple of projected fiscal year 2024 revenue, based on Above Food’s management’s projections. This would represent a meaningful discount to the Comparable Companies (as defined below), which had a median enterprise value of calendar year 2023 median consensus revenues of 1.90x to 3.14x projected 2023 revenue as of April 2023.

The Bite Board also considered a variety of uncertainties and risks and other potentially negative factors related to Bite’s business and prospects and related to the Business Combination including, but not limited to, the following:
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Benefits may not be achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Bite’s control, including approval by Bite’s stockholders, and approval by NYSE of the initial listing application in connection with the Business Combination.

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Post-closing capital requirements.   The ability of the combined company to raise new capital to meet its near and long-term liquidity needs.

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Fees and expenses.   The fees and expenses associated with completing the Business Combination.

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No third-party valuation.   The risk that Bite did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination.

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Potential litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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The Bite Stockholders receiving a minority position.   The fact that the Bite Stockholders will hold a minority position in New Above Food.

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Public company experience of officers.   The fact that the Chief Executive Officer and Chief Financial Officer of New Above Food have no experience in operating a U.S. publicly-traded company.

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Other risk factors.   Various other risk factors associated with the respective businesses of Bite and Above Food as described in the section entitled “Risk Factors” appearing elsewhere in this Registration Statement/Proxy Statement.

In connection with analyzing the Business Combination, Bite’s management reviewed and compared, using publicly available information, certain current and historical financial information for Above Food, as well as the projected financial information of Above Food described below under “— Above Food Projected Financial Information,” corresponding to current and historical financial information, ratios and public market multiples for the following companies believed by Bite’s management, based on its experience and judgment, to be comparable to Above Food: Beyond Meat, Inc. Oatly Group AB, BellRing Brands, Inc., The Simply Good Foods Company, The Hain Celestial Group, Inc., Kerry Group plc, Chr. Hansen Holding A/S, International Flavors & Fragrances, Inc., Sensient Technologies Corporation, Balchem Corporation, Givaudan SA, Corbion N.V., Symrise AG, DSM-Firmenich AG, Tate & Lyle plc, Whole Earth Brands, Inc., Archer-Daniels-Midland Company, Bunge Limited, Benson Hill, Inc., Green Plains, Inc., Ingredion Incorporated, and Darling Ingredients, Inc. (collectively, the “Comparable Companies”). None of the Comparable Companies is identical to or directly comparable with Above Food.
The Bite Board also considered the Business Combination in light of the investment criteria set forth in Bite’s final prospectus for its IPO including, without limitation, that based upon Bite’s analyses and due diligence, Above Food has substantial future growth opportunities, both organically and through acquisitions, and a proven business model, all of which the Bite Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
Bite’s Amended and Restated Certificate provides that Bite renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Bite, such opportunity is one Bite is legally and contractually permitted to undertake and would otherwise be reasonable for Bite to pursue, and such person is legally permitted to refer such opportunity to Bite. Bite is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in the Amended and Restated Certificate had any impact on its search for a potential business combination.
The above discussion of the material factors considered by the Bite Board is not intended to be exhaustive but does set forth the principal factors considered by the Bite Board.
Satisfaction of 80% Test
It is a requirement under Bite’s amended and restated certificate of incorporation and NYSE listing rules that Bite’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination.
As of the date of the execution of the Business Combination Agreement, the balance of the funds in the trust account was approximately $30.5 million, excluding approximately $65,000 of taxes payable on the income earned on the trust account. After giving effect to such exclusion, 80% thereof represents approximately $24.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Bite Board considered an enterprise value of Above Food of approximately $206 million.
In determining whether the enterprise value described above represents the fair market value of Above Food, the Bite Board considered all of the factors described above in this section, including enterprise value-to-revenue and enterprise value-to-EBITDA valuations of the Comparable Companies applied for 2022 and 2021 based on Above Food’s management’s projections, Above Food’s recent private financing rounds well in excess of $40.4 million (US $30.1 million), approximately $8.1 million (US $6.0 million) of capital that had been invested in Above Food’s business as of the date of the execution of the Business Combination Agreement and the fact that the purchase price for Above Food was the result of an arm’s length negotiation with Above Food’s shareholders. As a result, the Bite Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of Bite’s management team and the Bite Board, the Bite Board believes that the members of Bite’s management team and the Bite Board are qualified to determine whether the Business Combination meets the 80% asset test. The Bite Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.
Certain Above Food Projected Financial Information
Above Food does not, as a matter of course, make public projections as to future revenues, earnings, or other results. However, Above Food management prepared and provided to the Above Food board of directors, Bite’s financial advisor and Bite certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination (the “Initial Projections”). Above Food management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Above Food. Above Food prepared updated unaudited prospective financial information on September 2023 (the “September Updated Projections”)and November 2023 (the “November Updated Projections,” and, collectively with the Initial Projections and the September Updated Projections, the “Projections”), which reflected adjustments to Above Food’s revenues, cost of sales, operating expenses, and changes to the closing date of the Business Combination. The inclusion of the below information should not be regarded as an indication that Above Food or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this Registration Statement/Proxy Statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Above Food management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Above Food believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Above Food had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Above Food business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Above Food management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Above Food management’s knowledge and belief, the expected course of action and the expected future financial performance of Above Food. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Registration Statement/Proxy Statement are cautioned not to place undue reliance on the prospective financial information.
Neither Above Food’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this Registration Statement/Proxy Statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, ABOVE FOOD DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS REGISTRATION STATEMENT/PROXY STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ABOVE FOOD, BITE NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ABOVE FOOD SHAREHOLDER, BITE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non- GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Above Food may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The below projections include the non-GAAP measure Adjusted EBITDA, which is defined within the definitions section of this registration statement. The GAAP measure most directly comparable is net income (loss). Management views Adjusted EBITDA as a stronger measurement of financial performance, as it removes the effects of non-cash items such as amortization, non-operations related items such as interest, and allows for adjustment of revenues and expenses that are abnormal and/or unrelated to core operations.
The following tables sets forth certain summarized prospective financial information regarding Above Food for FY 2023 and FY 2024:
Initial Projections
	FY 2021	FY 2022	FY 2023E(1)	FY 2024E
	(US $ in millions(2))
Total revenue	$113	$149	$294	$482
Revenue by division:
Disruptive Agriculture	$40	$57	$180	$191
Specialty Ingredients	$73	$92	$110	$252
Consumer Packaged Goods (CPG)	$—	$—	$4	$39
Total Adjusted EBITDA	$1	$1	$1	$23

(1)
Estimates at the time of preparation and presentation of the Initial Projections.

(2)
Converted from CAD $ to US $ at an exchange rate of 0.7466x.

Above Food’s management team prepared the Initial Projections as of March 31, 2023 based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Above Food as of March 31, 2023. The Initial Projections were prepared using several assumptions, including, but not limited to, the following assumptions that Above Food management believed to be material:
•
A closing date of the business combination in the second quarter of calendar year 2023 for the Initial Projections and certain anticipated capital investments based on closing date in the second quarter of calendar year 2023. An influx of $20 million to $40 million from the closing of the business combination, allowing Above Food’s asset-backed line of credit (the “ABL”) to be increased. As PCFC’s revenues are driven off of working capital, the forecasted ABL increase of $20 million is estimated to allow for additional revenues of up to $150 million.
•
Above Food has a history of high revenue growth each year, which has been driven by customer acquisition along with existing customer growth, both of which management believes to be effective and scalable. While the revenue compound annual growth rate for FY 2021 through FY 2023 was over 200%, as noted above, additional injections of cash may significantly increase revenues further. Additionally, Above Food may potentially double revenues without increasing capacity as capacity utilization is below 50% currently.

•
Assessments of headcount requirements, including headcount for sales and marketing to drive the expected revenue growth from new deal acquisitions and the corresponding headcount required to support those new customers along with support for new product offerings.

•
Other key assumptions impacting profitability, including administrative infrastructure, capital expenditures, investment in technology associated with new product development and investment in sales and marketing.

•
Relatively low capital expenditures in comparison to historical amounts, as management intends to use cash received from the Business Combination to increase capacity utilization, achieve operational efficiencies and develop new products. Capital expenditures have historically been in excess of $2 million per year; assuming that Above Food now has the infrastructure needed to scale operations as planned, ongoing maintenance and growth capital expenditures are estimated at approximately $600,000 per year.

•
Volumes and prices of commodities and products have been estimated based on forward contracts, market research, and internal knowledge. The products that contribute significantly to revenues, and their approximate associated volumes and prices are as follows:

•
Wheat — Durum — 260,000 metric tons annually at $616 — $725/metric ton;

•
Wheat — CWRS — 94,000 metric tons annually at $463 — $480/metric ton;

•
Canary seed — 75,000 metric tons annually at $1,045 — $1,160/metric ton; and

•
Green lentils — 63,000 metric tons annually at $1,350 — $1,460/metric ton.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 62% between FY 2021 and FY 2024 for the Initial Projections, Above Food’s management relied on a number of factors that may cause the above assumptions to change, including existing customer growth, new product offerings and industry growth and demand for our products based on current market conditions.
Material limitations used in preparing our financials are assumptions of new deal acquisitions, some of which are based on current pipeline, assumed future deals, industry and brand growth year-over-year, and contract renewals that may not materialize.
September Updated Projections
	FY 2021	FY 2022	FY 2023	FY 2024E
	(US $ in millions(1))
Total revenue	$113	$149	$293	$328
Revenue by division:
Disruptive Agriculture	$40	$57	$182	$206
Specialty Ingredients	$73	$92	$107	$118
Consumer Packaged Goods (CPG)	$—	$—	$4	$4
Total Adjusted EBITDA	$1	$1	$1	$1

(1)
Converted from CAD $ to US $ at an exchange rate of 0.740x.

Above Food’s management team prepared the September Updated Projections as of September 21, 2023 based on estimates and assumptions, and factors and limitations that may cause the estimates and assumptions to change, believed to be reasonable with respect to the expected future financial performance of Above Food as of September 21, 2023. The September Updated Projections were prepared using several assumptions and factors and limitations that may cause the estimates and assumptions to change, including, but not limited to, the assumptions, factors and limitations disclosed above that management believed to be material for the Initial Projections, as modified below, and the following additional assumptions, factors and limitations:
•
A closing date of the business combination in the first quarter of calendar year 2024 for the September Updated Projections, and certain anticipated capital investments based on closing dates in the first quarter of calendar year 2024.

The September Updated Projections imply a revenue compound annual growth rate of 48% between FY 2021 and FY 2024.
In FY 2023, the Company generated total revenue of CAD $396.5 million and had an operating loss of CAD $39.7 million. Please see “Above Food’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information, including a comparative discussion of Above Food’s consolidated results of operations for the years ended January 31, 2023 and January 31, 2022.
Revenue projections for FY 2024 decreased from the Initial Projections largely as a result of the change in estimated closing date of the Business Combination, which in turn led to decreased projected available working capital. This decreased projected available working capital limits Above Food’s ability to increase capacity utilization and buy and sell additional commodities. With the complete acquisition of ANF contingent on the closing of the Business Combination, this also led to decreased revenue projections as these were no longer included in the updated projections. Additionally, management reviewed the Initial Projections against the actual results for each of the first and second quarters of FY 2024, and noted that revenue levels were lower than originally forecasted. As a result, projections for the third and fourth quarters of FY 2024 were revised down to be more conservative and in line with actual results.
As a result of the above factors, in the September Updated Projections, Above Food has decreased FY 2024 revenue and Adjusted EBITDA by $154 million and $22 million, respectively, relative to the Initial Projections.
November Updated Projections
	FY 2021	FY 2022	FY 2023	FY 2024E
	(US $ in millions(1))
Total revenue	$113	$149	$293	$331
Revenue by division:
Disruptive Agriculture	$40	$57	$182	$198
Specialty Ingredients	$73	$92	$107	$107
Consumer Packaged Goods (CPG)	$—	$—	$4	$4
Pro Forma Revenue from ANF Acquisition	$—	$—	$—	$22
Total Adjusted EBITDA	$1	$1	$1	$1

(1)
Converted from CAD $ to US $ at an exchange rate of 0.740x.

Above Food’s management team prepared the November Updated Projections as of October 10, 2023 in connection with the PIPE Financing, based on estimates and assumptions, and factors and limitations that may cause the estimates and assumptions to change, believed to be reasonable with respect to the expected future financial performance of Above Food as of October 10, 2023. The November Updated Projections were prepared using several assumptions and factors and limitations that may cause the estimates and assumptions to change, including, but not limited to, the assumptions, factors and limitations disclosed above that management believed to be material for the Initial Projections and the September Updated Projections, as modified below, and the following additional assumptions, factors and limitations:
•
Inclusion of pro forma revenue relating to ANF; and

•
Adjustments for actual, unaudited results for the first three quarters of FY 2024.

The November Updated Projections imply a revenue compound annual growth rate of 29% between FY 2021 and FY 2024.
Revenue projections for FY 2024 increased from the September Updated Projections as a result of the factors noted above.
As a result, in the November Updated Projections, Above Food has increased FY 2024 revenue by $3 million and Adjusted EBITDA remained unchanged, relative to the September Updated Projections.
Interests of Bite Directors and Officers in the Business Combination
When you consider the recommendation of the Bite Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Bite’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
•
The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 5,496,667 founder shares and private placement shares, including 4,976,667 founder shares originally purchased for approximately $0.0058 per share, all of which shares would become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $57.6M, based on the closing price of the Bite common stock of $10.47 on NYSE American on October 6, 2023.

•
The beneficial ownership of the Sponsor and certain of Bite’s directors of an aggregate of 260,000 private placement warrants, which warrants would expire and become worthless if Bite does not complete the Business Combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders. Such warrants have an aggregate market value of approximately $14,300, based on the closing price of the public warrants of $0.055 on NYSE American on October 3, 2023.

•
The Sponsor and Bite’s management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Bite may obtain loans from the Sponsor or its affiliates to finance transaction costs in connection with an initial business combination. On March 23, 2023, Bite issued the Sponsor Convertible Promissory Note in the principal amount of up to $2,000,000 to the Sponsor. The Sponsor Convertible Promissory Note amended, replaced and superseded certain prior promissory notes issued by Bite to the Sponsor. The Sponsor Convertible Promissory Note does not bear interest and the principal balance will be payable on the date on which Bite consummates its initial business combination. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert up to $1,500,000 of the principal outstanding under the Sponsor Convertible Promissory Note into that number of units (the “Working Capital Units”) equal to the portion of the principal amount of the Sponsor Convertible Promissory Note being converted divided by $10.00, rounded up to the nearest whole number. The Sponsor Convertible Promissory Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Sponsor Convertible Promissory Note and all other sums payable with regard to the Sponsor Convertible Promissory Note becoming immediately due and payable. As of September 30, 2023, there was a balance of $2,129,000 under this loan.

•
To extend the date by which Bite must consummate an initial business combination from February 17, 2023 to up to August 17, 2023, the Sponsor (or its affiliates or permitted designees) agreed to deposit into the trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, and to further extend such date to up to February 17, 2024, or such earlier date as determined by the Bite Board, the Sponsor (or its affiliates or designees) agreed to deposit into the trust account $75,000 for each such one-month extension after August 17, 2023, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination unless the closing of our initial business combination shall have occurred. The Extension Payments have been funded through the Sponsor Convertible Promissory Note, and as of July 18, 2023, $899,644.44 has been deposited into the trust account as the Extension Payments.
•
Bite’s officers and directors are entitled to receive reimbursement for any out-of-pocket expenses incurred by them on Bite’s behalf incident to identifying potential target businesses and performing due diligence on suitable business combinations. However, if Bite fails to consummate a business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, they will not have any claim against the trust account for reimbursement. Accordingly, Bite may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by such date. As of September 30, 2023, approximately $2,129,000 was outstanding in out-of-pocket expense reimbursements. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities and administrative support provided to Bite, which commenced in February 2021 and will continue through the earlier of consummation of the Business Combination and Bite’s liquidation. As of September 30, 2023, Bite had accrued $317,857 for this administrative service fee.

•
The continued indemnification of current directors and officers of Bite and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•
The Sponsor has agreed that it will be liable to Bite if and to the extent any claims by a third party for services rendered or products sold to Bite, or a prospective target business with which Bite has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under Bite’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Bite has not asked its Sponsor to reserve for such indemnification obligations, nor has Bite independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Bite.

•
Pursuant to the Lock-Up Agreements, the Sponsor and affiliates of Bite and the Sponsor will agree, subject to certain exceptions, not to effect any sale or distribution of any equity securities of New Above Food held by it and its affiliates for a period of 12 months, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.

•
Following the completion of the Business Combination, one of Bite’s directors may be a member of the New Above Food Board. As such, in the future, such director may receive any cash fees, stock options or stock awards that the New Above Food Board determines to pay to its directors.

•
Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment, even if the New Above Food common stock trades below the price initially paid for the Bite units in its IPO, and the public stockholders may experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for Bite to, rather than liquidate if Bite fails to complete the initial business combination by the prescribed timeframe, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their founder shares.
These interests may have influenced Bite’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. The Bite Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Bite stockholders that they vote “FOR” the Business Combination Proposal. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the Bite Board in evaluating the financial aspects of the Business Combination, held meetings to discuss and consider the financial terms of the transaction, the financial performance of certain publicly traded companies deemed similar to Above Food in one or more respects, and transactions involving acquisition targets deemed similar to Above Food in one or more respects. The Bite Board also considered, among other factors, the Sponsor’s agreement to subject certain shares to be received by the Sponsor to vesting conditions. In addition, Bite engaged outside legal advisors to, among other things, assist the Bite Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included meetings between the Bite Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed.
Amended and Restated New Above Food Organizational Documents
The rights of Bite Stockholders and the relative powers of the Bite Board are governed by Delaware law and Bite’s amended and restated certificate of incorporation and bylaws. As a result of the Merger, all of the shares of Bite common stock will be converted into the right to receive New Above Food Common Shares as set forth in the Business Combination Agreement. Because New Above Food is and will be, at the Merger Effective Time, a corporation organized under the laws of Alberta, Canada, the rights of the New Above Food shareholders will be governed by applicable law of Alberta, Canada, including the Business Corporations Act, and by the New Above Food Articles and the New Above Food Bylaws.
The rights of shareholders under the laws of Alberta, Canada and stockholders under Delaware law differ in several significant respects. For a detailed discussion of these differences, see the section titled “Comparison of the Rights of Holders of Bite common stock and New Above Food Common Shares” in this Registration Statement/Proxy Statement.
Anticipated Accounting Treatment
Under the No Redemption, Interim Redemption, Available Cash and Full Redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Above Food has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Above Food’s shareholders will have a majority of the voting power under each of the aforementioned redemption scenarios; (ii) Above Food will have the ability to nominate the majority of the New Above Food Board; (iii) Above Food will comprise the ongoing operations of New Above Food; (iv) Above Food is the larger entity based on historical revenues and approximate fair value; (v) Above Food’s former management will comprise the vast majority of the management of New Above Food; and (vi) New Above Food will assume Above Food’s name.
Under this method of accounting, Bite will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Above Food issuing stock for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded.
Required Vote and Recommendation of the Board
The Business Combination Proposal will be approved and adopted if the holders of at least a majority of all shares of Bite common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the approval of the Advisory Governance Proposal set forth in this Registration Statement/Proxy Statement.
THE BITE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 29, 2023, Above Food, New Above Food, and Merger Sub, entered into the Business Combination Agreement with Bite to consummate the Business Combination (as defined below). New Above Food is a direct, wholly owned subsidiary of Above Food and Merger Sub is a direct, wholly owned subsidiary of New Above Food. The Business Combination Agreement was amended on March 12, 2024.
Bite is a blank check company incorporated in Delaware on September 29, 2020. Bite was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.
Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products.
New Above Food was incorporated under the laws of Alberta, Canada on April 18, 2023, for the purposes of the Business Combination and has not had material operations from the date of its formation.
Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order:
1.
Prior to the Closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);

2.
On the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food; and

3.
On the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food (together with the other transactions related thereto, the “Business Combination”).

Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to US $206,000,000 divided by US $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.
As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, dated February 11, 2021, between Bite and Continental, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.
At the effective time of the Share Exchange, New Above Food will (A) issue to the holders of Above Food’s shares an amount of (i) New Above Food Class A Earnout Shares and (ii) New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food multiplied by the Above Food Earnout Ratio (as defined below), and (B) allocate to the holders of Above Food’s warrants, for issuance upon exercise thereof, an amount of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food underlying Above Food warrants multiplied by the Above Food Earnout Ratio. All or a portion of the Above Food Earnout Shares will convert into New Above Food Common Shares, if certain conditions are satisfied within five years following the Closing Date, as described in this Registration Statement/Proxy Statement. Unless converted into New

Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.
Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. On the Closing Date, each Loan (as defined in the Convertible Loan Agreement) will be converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by US $10.00. As of October 31, 2023, an aggregate of CAD $12,488,080 (US $ 9,200,000) had been loaned under the Convertible Loan Agreement. As the unaudited pro forma condensed combined statements of operations assumes the close of the transaction on February 1, 2022 (and therefore the conversion of this loan into New Above Food Common Shares), the interest expense recognized with respect to this financing in Above Food’s historical financial statements has been removed. No interest related to the period from November 1, 2023 to the anticipated date of closing has been recognized in the unaudited pro forma condensed combined balance sheet or statements of operations. The amount of New Above Food Common Shares expected to be issued related to interest incurred and reflected in Above Food’s historical financial statements is 134,038, and the amount of New Above Food Common Shares related to the interest incurred from November 1, 2023 to the anticipated date of the close is 48,394. The latter amount has not been factored into the calculation of the shares to be issued and outstanding at the close of the Business Combination as reflected in the table below or in the earnings per share amounts in the pro forma condensed combined statements of operations.
Prior to the Closing, New Above Food may enter into one or more PIPE Subscription Agreements with certain PIPE Investors, pursuant to which New Above Food would issue and sell New Above Food Common Shares to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements. To date, no financing pursuant to PIPE Subscription Agreements has been committed and accordingly no financing has been reflected in the pro forma financial information.
It is anticipated that, upon completion of the Business Combination, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), and the Lenders will own the following percentages of New Above Food Common Shares under the “Available Cash Scenario”, the “No Redemption Scenario”, and the “Full Redemption Scenario”, each as described below and not including the Above Food Earnout Shares. The amount of New Above Food Common Shares to be owned by the Lenders represents the conversion of the USD $9.2 million of lender financing outstanding and the associated USD $1.1 million of interest accrued up to October 31, 2023 into New Above Food Common Shares at a deemed value of USD $10 per share, excluding 48,394 New Above Food Common Shares expected to be issued for the interest accrued from November 1, 2023 to the anticipated closing date of the transaction. The equity value outlined below is calculated assuming a share price of USD $10 per share issued.
	No Redemption Scenario		Available Cash Scenario		Full Redemption Scenario
Holders		% of Total		% of Total		% of Total
Above Food shareholders	16,413,434	64.13%	16,413,434	66.68%	16,413,434	70.64%
Bite initial stockholders	5,790,000	22.62%	5,790,000	23.52%	5,790,000	24.92%
Lenders	1,031,260	4.03%	1,031,260	4.19%	1,031,260	4.44%
Bite public stockholders	2,359,298	9.22%	1,381,098	5.61%	Nil	0%
Total shares outstanding	25,593,992	100.00%	24,615,792	100.00%	23,234,694	100%
Total equity value post-redemptions	US $255,939,917		US $246,157,916		US $232,346,937
Above Food has certain acquisitions that were either completed after the date of the Pro Forma Consolidated Balance Sheet or will be completed in connection with the closing of the Business Combination.

In connection with the below acquisitions, no transaction adjustments were made to the pro forma statements as the acquisitions are not considered significant pursuant to Regulation S-X Rule 3-05, individually or in the aggregate.
On September 7, 2021, Above Food entered into the ANF Purchase Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests in ANF in four separate tranches. As at October 31, 2023, Above Food has its membership interest of 33.06%. Upon conclusion of the Business Combination, Above Food may acquire the remaining interest not held in a combination of cash and New Above Food shares.
On August 28, 2023, Above Food entered into an asset-purchase agreement pursuant to which Above Food will purchase certain AI-based genomic assets, intellectual property, and trait development technology licensing rights from NRGene Technologies Ltd. (“NRGene”). NRGene will receive a combination of cash and stock-based consideration, as well as royalties from commercialization of specific projects. Pursuant to the asset-purchase agreement, closing of the acquisition is contingent on the closing of the Business Combination.
The table above does not include the New Above Food Common Shares that are expected to be issued to NRGene and ANF of approximately 736,703 and 1,777,778 New Above Food Common Shares, respectively. These acquisitions have not been reflected in the pro forma financial information as these acquisitions are not significant under Regulation S-X Rule 3-05.
Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined balance sheet of New Above Food as of October 31, 2023 (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of Operations of New Above Food for the fiscal year ended January 31, 2023 (the “Year-End Pro Forma Statement of Operations”) and statement of operations of New Above Food for the nine-months ended October 31, 2023 (the “Q3 Pro Forma Statements of Operations”) were prepared giving effect to the Business Combination and related transactions. The Pro Forma Balance Sheet gives effect to the Business Combination as if it occurred on October 31, 2023. The Year-End Pro Forma Statements of Operations and the Q3 Pro Forma Statements of Operations give effect to the Business Combination as if it occurred on February 1, 2022.
The pro forma financial information has been derived from and should be read in conjunction with:
•
Above Food’s historical consolidated financial statements as of and for the years ended January 31, 2023 and 2022, and the related notes;

•
Above Food’s historical consolidated financial statements as of October 31, 2023 and for the nine-months ended October 31, 2023 and 2022 and the related notes;

•
Bite’s historical financial statements as of and for the years ended December 31, 2022 and 2021, and the related notes.

•
Bite’s historical financial statements as of September 30, 2023 and for the nine-months ended September 30, 2023, and 2022 and the related notes.

New Above Food is a subsidiary of Above Food and its capitalization reflected in its historical balance sheet has been provided by Above Food. Accordingly, the historical balance sheet of New Above Food reflects cash and a loan to related parties, both of which would have been reflected in Above Food’s historical consolidated balance sheet. Therefore, the New Above Food’s historical balance sheet amounts were not included in the summation of each scenario in the pro forma balance sheet as doing so would reflect these values twice.
Bite reports its historical financial information in US dollars (US $), while Above Food reports its financial information in Canadian dollars (CAD $). For purposes of this presentation, Bite’s consolidated balance sheet amounts have been translated into CAD $ using an exchange rate of US $1.00 to CAD $1.352, which was the exchange rate in effect on September 30, 2023. Bite’s consolidated statement of operations have been translated into CAD $ using an average exchange rate of US $1.00 to CAD $1.3013 for the year ended December 31, 2022, and an average exchange rate of US $1.00 to CAD $1.3456 for the nine-months ended September 30, 2023. All amounts reported within this pro forma financial information are in Canadian Dollars unless otherwise noted.
For purposes of the presentation of the Transaction Adjustments, all US $ balance sheet and statement of profit or loss and other comprehensive profit or loss amounts have been translated into CAD $ using an exchange rate of US $1.00 to CAD $1.3574, which was the exchange rate published by the Bank of Canada as of February 28, 2024.
The unaudited pro forma condensed combined consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Bite’s common stock:
•
Assuming No Redemptions (the “No Redemption Scenario”):   This scenario assumes that no Bite public shareholders exercise redemption rights with respect to Bite’s common stock for a pro rata share of the funds in the trust account.

•
Assuming Redemptions equal to the Available Cash Condition (the “Available Cash Scenario”):   This scenario assumes that 978,200 shares of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $14,228,950 (US $10,482,503) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated using the US $25,282,504 of cash in the trust account divided by the 2,359,298 shares of Bite common stock subject to redemption. The 978,200 shares redeemed in this scenario was calculated so that the trust account would hold the minimum cash required in accordance with the Business Combination Agreement, which consists of the minimum tangible value of US $5,000,000 reduced by any financing under the Convertible Loan Agreement in excess of US $9,000,000 and US $10,000,000 of budgeted expenses between both Above Food and Bite.

•
Assuming Redemptions of all of Bite’s common stock (the “Full Redemption Scenario”):   This scenario assumes that all of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $34,318,471 (US $25,282,504) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated as described above.

There are no limits on the number of shares that may be redeemed by Bite’s shareholders. The minimum cash required in the trust account outlined in the Available Cash Scenario is a condition to close that may be waived by Above Food in its discretion. In the event that there are more redemptions than outlined above in the Available Cash Scenario and Above Food does not waive the Available Cash Condition, there will not be sufficient cash in Bite’s trust account to close the transaction. If Above Food waives the Available Cash Condition, then New Above Food will not have sufficient cash to pay the transaction expenses incurred in the transaction, which would require New Above Food to seek additional sources of financing. If all of Bite’s shareholders redeemed their shares, there would not be sufficient cash to fund the redemptions and the transaction costs incurred. New Above Food would have to obtain additional credit financing in order to finance the payment of these amounts. For purpose of the unaudited pro forma financial information, these amounts have been reflected as an increase to accounts payable and accrued liabilities on the Pro Forma Balance Sheet, but to date this credit financing has not been obtained. Further, Above Food has no intention to waive the Available Cash Condition.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes only. The unaudited pro forma condensed combined financial information does not necessarily reflect what New Above Food’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Above Food. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
It is expected that the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Bite is expected to be treated as the “acquired” company for accounting purposes. Accordingly, the financial statements of New Above Food will represent a continuation of the financial statements of Above Food with the Proposed Transactions treated as the equivalent of Above Food issuing shares for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be those of Above Food in future financial reports of New Above Food.
Above Food is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under all of the three scenarios:
•
Above Food’s existing shareholders will have the greatest voting interest in New Above Food relative to other shareholders under the No Redemption scenario, Available Cash Scenario and Full Redemption Scenario (with a 64.13%voting interest, 66.68% voting interest and 70.64% voting interest in such scenarios, respectively, without giving consideration to potential dilutive instruments and New Above Food Common Shares to be issued to NRGene Shareholders and ANF Shareholders);

•
The largest individual minority shareholder of New Above Food is an existing shareholder of Above Food;

•
Above Food’s senior management will be the senior management of New Above Food; and

•
New Above Food’s operations will consist entirely of Above Food’s ongoing business and operations.

The Year-End Pro Forma Statement of Operations and Q3 Pro Forma Statement of Operations present the combination of financial information of Above Food and Bite, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The Year-End Pro Forma Statement of Operations is derived from Above Food’s consolidated statement of operations for the year ended January 31, 2023, and Bite’s statement of operations results for the year ended December 31, 2022. The Q3 Pro Forma Statement of Operations is derived from Above Food’s consolidated statement of operations for the nine-months ended October 31, 2023, and Bite’s statement of operations results for the nine-months ended September 30, 2023. The Pro Forma Balance Sheet is derived from Above Food’s historical consolidated balance sheet as of October 31, 2023 and Bite’s historical balance sheet as of September 30, 2023. As there is less than 90 days of difference between Above Food’s and Bite’s historical financial statements used to derive the pro forma financial information, no adjustments have been made to conform the periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF OCTOBER 31, 2023
				Scenario 1: No Redemptions			Scenario 2: Available Cash			Scenario 3: Full Redemptions
	Above Food Ingredients BS: As of January 31, 2024, CAD. $	Above Foods BS: As of October 31, 2023 CAD. $	Bite Acquisition Corp. BS: As of September 30, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $
Assets
Current Assets:
Cash and cash equivalents	14	260,400	973	34,318,471	1, 3	22,316,323	(14,228,950)	1, 3	8,087,373	(8,087,373)	1	—
				(10,979,973)	2
				(853,805)	6
				(429,743)	7
Prepaid Expenses	—	—	28,730			28,730			28,730			28,730
Accounts receivable, net	—	28,169,767	—			28,169,767			28,169,767			28,169,767
Loans receivable	—	690,815	—			690,815			690,815			690,815
Inventory	—	26,053,738	—			26,053,738			26,053,738			26,053,738
Commodity forward contracts	—	20,145,591	—			20,145,591			20,145,591			20,145,591
Foreign exchange forward contracts	—	440,806	—			440,806			440,806			440,806
Other assets	—	2,268,812	67,746			2,336,558			2,336,558			2,336,558
	14	78,029,929	97,449	22,054,950		100,182,328	(14,228,950)		85,953,378	(8,087,373)		77,866,005
Investment in Trust Account	—		40,972,077	(34,318,471)	3	—			—			—
				(6,653,606)	1
Investments in affiliate	—	9,680,466	—			9,680,466			9,680,466			9,680,466
Property, plan and equipment, net	—	27,971,161	—			27,971,161			27,971,161			27,971,161
Intangible assets, net	—	2,857,014	—			2,857,014			2,857,014			2,857,014
Operating lease right-of-use assets	—	5,476,118	—			5,476,118			5,476,118			5,476,118
Finance right-of-use assets	—	31,780,950	—			31,780,950			31,780,950			31,780,950
Goodwill	—	1,970,533	—			1,970,533			1,970,533			1,970,533
Due from related parties	—	189,926	—			189,926			189,926			189,926
Other assets	—	2,604,881	—	(2,594,027)	2	10,854			10,854			10,854
Total Assets	14	160,560,978	41,069,526	(21,511,154)		180,119,350	(14,228,950)		165,890,400	(8,087,373)		157,803,027

				Scenario 1: No Redemptions			Scenario 2: Available Cash		Scenario 3: Full Redemptions
	Above Food Ingredients BS: As of January 31, 2024, CAD. $	Above Foods BS: As of October 31, 2023 CAD. $	Bite Acquisition Corp. BS: As of September 30, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $	Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued liabilities	—	54,012,308	2,960,950			56,973,258		56,973,258	12,002,148	1	68,975,406
Customer deposit	—	3,340,770	—			3,340,770		3,340,770			3,340,770
Short-term debt and credit facilities	—	39,500,000	—	(13,998,320)	5	25,501,680		25,501,680			25,501,680
Bank indebtedness	—	7,401,164	—			7,401,164		7,401,164			7,401,164
Long-term debt, current portion	—	30,858,282	—			30,858,282		30,858,282			30,858,282
Convertible promissory note at fair value – related party	—	—	1,142,147	(1,142,147)	6	—		—			—
Operating lease liabilities, current portion	—	871,462	—			871,462		871,462			871,462
Finance lease liabilities, current portion	—	1,193,241	—			1,193,241		1,193,241			1,193,241
Commodity forward contracts	—	1,626,628	—			1,626,628		1,626,628			1,626,628
Foreign exchange forward contracts	—	4,065,692	—			4,065,692		4,065,692			4,065,692
Income taxes payable	—	—	163,860			163,860		163,860			163,860
Due to (from) related parties	13	6,245,098	429,743	(429,743)	7	6,245,098		6,245,098			6,245,098
	13	149,114,645	4,696,700	(15,570,210)		138,241,135	—	138,241,135	12,002,148		150,243,283
Long-term debt	—	195,874	—			195,874		195,874			195,874
Operating lease liabilities	—	4,604,657	—			4,604,657		4,604,657			4,604,657
Finance lease liabilities	—	30,726,159	—			30,726,159		30,726,159			30,726,159
Deferred tax liabilities	—	225,000	364,615			589,615		589,615			589,615
Earnout liability	—			76,020,627	3, 13	76,020,627		76,020,627			76,020,627
Private warrant liability	—	—	22,308	(22,308)	3	—		—			—
Derivative warrant liability	—	—	—	62,704,617	3, 10	73,326,885		73,326,885			73,326,885
				10,622,268	10			—			—
Total Liabilities	13	184,866,335	5,083,623	133,754,994		323,704,952	—	323,704,952	12,002,148		335,707,100

				Scenario 1: No Redemptions			Scenario 2: Available Cash			Scenario 3: Full Redemptions
	Above Food Ingredients BS: As of January 31, 2024, CAD. $	Above Foods BS: As of October 31, 2023 CAD. $	Bite Acquisition Corp. BS: As of September 30, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma BS: As of October 31, 2023 CAD. $
Common stock subject to possible redemption	—	—	40,892,994	(34,239,388)	3	—			—			—
				(6,653,606)	1
Shareholders’ equity:
Common stock	—	781	763	(763)	3	781			781			781
Share capital	1	44,751,424		13,998,320	5	(54,021,121)	(14,228,950)	3	(68,193,798)	(20,089,521)	1	(83,597,246)
				288,342	6
				(76,020,627)	3, 13
				(141,932,483)	3
				108,582,471	3
				1,053,778	10
				(4,742,346)	2		56,273	2		4,686,073	2
Additional paid-in capital	—	—	2,712,042	(2,712,042)	3	—	—		—			—
Warrants	—	11,676,046	—	(11,676,046)	10	—			—			—
Retained earnings (deficit)	—	(81,230,981)	(7,619,896)	7,619,896	3	(90,062,635)	(56,273)	2	(90,118,908)	(4,686,073)	2	(94,804,981)
				(6,787,000)	2
				(2,044,654)	2
Accumulated other comprehensive income	—	497,373	—	—		497,373			497,373			497,373
Total shareholders’ equity	1	(24,305,357)	(4,907,091)	(114,373,154)		(143,585,602)	(14,228,950)		(157,814,552)	(20,089,521)		(177,904,073)
Total liabilities, redeemable shares and stockholders’ deficit	14	160,560,978	41,069,526	(21,511,154)		180,119,350	(14,228,950)		165,890,400	(8,087,373)		157,803,027

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2023
				Scenario 1: No Redemptions				Scenario 2: Available Cash				Scenario 3: Full Redemptions
	Above Food Ingredients IS: Year Ended January 31, 2024, CAD. $	Above Foods IS: Year Ended January 31, 2023 CAD. $	Bite Acquisition Corp. IS: Year Ended December 31, 2022 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma IS: Year Ended January 31, 2023 CAD. $		Transaction Accounting Adjustments CAD. $		Pro Forma IS: Year Ended January 31, 2023 CAD. $		Transaction Accounting Adjustments CAD. $		Pro Forma IS: Year Ended January 31, 2023 CAD. $
Revenue	—	396,464,504	—			396,464,504				396,464,504				396,464,504
Cost of sales	—	397,744,144	—			397,744,144				397,744,144				397,744,144
	—	(1,279,640)	—	—		(1,279,640)		—		(1,279,640)		—		(1,279,640)
Expenses
Selling, general and administrative	—	31,107,404	1,730,973	2,044,654	2	49,452,854		56,273	2	49,509,127		4,686,073	2	54,195,200
				6,787,000	2
				6,970,350	8
				812,473	9
Research and development	—	430,666	—			430,666				430,666				430,666
Impairment on intangible assets	—	6,866,121	—			6,866,121				6,866,121				6,866,121
	—	38,404,191	1,730,973	16,614,477		56,749,641		56,273		56,805,914		4,686,073		61,491,987
(Loss) income from operations	—	(39,683,831)	(1,730,973)	(16,614,477)		(58,029,281)		(56,273)		(58,085,554)		(4,686,073)		(62,771,627)
Other income (expenses)			483,678	(315,490)	4	168,188				168,188				168,188
Interest revenue	—	296,479	3,159,661	(3,159,661)	11	296,479				296,479				296,479
Interest expense	—	(5,378,560)	—	35,507	4, 6	(5,343,053)				(5,343,053)				(5,343,053)
Net finance income (expense)	—	(5,082,081)	3,643,339	(3,439,644)		(4,878,386)		—		(4,878,386)		—		(4,878,386)
Net (loss) income before income taxes		(44,765,912)	1,912,366	(20,054,121)		(62,907,667)		(56,273)		(62,963,940)		(4,686,073)		(67,650,013)
Income tax
Current	—	(15,370)	621,721	—		606,351				606,351				606,351
Deferred	—	(78,681)	—	—		(78,681)				(78,681)				(78,681)
Equity method investment loss	—	812,669	—	—		812,669				812,669				812,669
Net (loss) income for the period	—	(45,484,530)	1,290,645	(20,054,121)		(64,248,006)		(56,273)		(64,304,279)		(4,686,073)		(68,990,352)
Weighted average shares outstanding, basic and diluted	1	76,039,262				25,593,992	12			24,615,792	12			23,234,694	12
Net loss per common share – basic and diluted	—	(0.60)				(2.51)	12			(2.61)	12			(2.97)	12

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE NINE-MONTHS ENDED OCTOBER 31, 2023
				Scenario 1: No redemption				Scenario 2: Available Cash			Scenario 3: Full Redemptions
	Above Food Ingredients IS: Year Ended January 31, 2024, CAD. $	Above Foods IS: Year Ended October 31, 2023 CAD. $	Bite Acquisition Corp. IS: Year Ended September 30, 2023 CAD. $	Transaction Accounting Adjustments CAD. $		Pro Forma IS: Nine months Ended October 31, 2023 CAD. $		Transaction Accounting Adjustments CAD. $	Pro Forma IS: Nine months Ended October 31, 2023 CAD. $		Transaction Accounting Adjustments CAD. $	Pro Forma IS: Nine months Ended October 31, 2023 CAD. $
Revenue	—	273,706,069	—			273,706,069			273,706,069			273,706,069
Cost of sales	—	275,323,929	—			275,323,929			275,323,929			275,323,929
	—	(1,617,860)	—	—		(1,617,860)		—	(1,617,860)		—	(1,617,860)
Expenses
Selling, general and administrative	—	22,910,233	3,505,081	4,835,175	8.1	31,859,844			31,859,844			31,859,844
				609,355	9.1
Research and development	—	130,677	—			130,677			130,677			130,677
Impairment on intangible assets	—	406,337	—			406,337			406,337			406,337
	—	23,447,247	3,505,081	5,444,530		32,396,858		—	32,396,858		—	32,396,858
(Loss) income from operations	—	(25,065,107)	(3,505,081)	(5,444,530)		(34,014,718)		—	(34,014,718)		—	(34,014,718)
Other income (expenses)			1,401,822	(1,401,822)	4, 6	—			—			—
Interest revenue	—	168,543	923,243	(923,243)	11	168,543			168,543			168,543
Interest expense	—	(5,455,758)	—	1,819,426	4	(3,636,332)			(3,636,332)			(3,636,332)
Net finance income (expense)	—	(5,287,215)	2,325,065	(505,639)		(3,467,789)		—	(3,467,789)		—	(3,467,789)
Net (loss) income before income taxes	—	(30,352,322)	(1,180,016)	(5,950,169)		(37,482,507)		—	(37,482,507)		—	(37,482,507)
Income tax
Current	—	—	457,577	—		457,577			457,577			457,577
Deferred	—	—	—	—		—			—			—
Equity method investment loss	—	310,683	—	—		310,683			310,683			310,683
Net (loss) income for the period	—	(30,663,005)	(1,637,593)	(5,950,169)		(38,250,767)		—	(38,250,767)		—	(38,250,767)
Weighted average shares outstanding, basic and diluted	1	77,483,574				25,593,992	12		24,615,792	12		23,234,694	12
Net loss per common share – basic and diluted	—	(0.40)				(1.49)	12		(1.55)	12		(1.65)	12

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
A.
Derived from Bite’s audited balance sheet as of December 31, 2022, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the balance sheet of Bite has been translated to Canadian Dollars at the foreign exchange rate of US $1.00 to CAD $1.3520, which was the exchange rate in effect on September 30, 2023.

	Bite Acquisition Corp. BS: Nine-months Ended September 30, 2023 US $	Presentational Realignment	Notes	Bite Acquisition Corp. BS: Nine-months Ended September 30, 2023 US $	Bite Acquisition Corp. BS: Nine-months Ended September 30, 2023 CAD $
Assets
Cash	720			720	973
Prepaid expenses	21,250			21,250	28,730
Prepaid income taxes	50,106	(50,106)	[A]	—	—
Other assets	—	50,106	[A]	50,106	67,746
Current assets	72,076			72,076	97,449
Investment in Trust Account	30,304,791			30,304,791	40,972,077
Total assets	30,376,867			30,376,867	41,069,526
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	2,190,052	(2,190,052)	[B]	—	—
Accounts payable and accrued liabilities		2,190,052	[B]	2,190,052	2,960,950
Excises taxes payable	12,598	(12,598)	[C]
Franchise tax payable	108,600	(108,600)	[C]
Income taxes payable	—	121,198	[C]	121,198	163,860
Due to related party	317,857			317,857	429,743
Convertible promissory note at fair value – related party	844,783			844,783	1,142,147
	3,473,890			3,473,890	4,696,700
Deferred tax liability	269,686			269,686	364,615
Private warrant liability	16,500			16,500	22,308
	3,760,076			3,760,076	5,083,623
Common stock subject to possible redemption	30,246,297			30,246,297	40,892,994
Shareholders’ equity:
Preferred stock	—			—	—
Common stock	564			564	763
Additional paid-in capital	2,005,948			2,005,948	2,712,042
Accumulated deficit	(5,636,018)	5,636,018	[D]	—	—
Retained earnings (deficit)	—	(5,636,018)	[D]	(5,636,018)	(7,619,896)
Total shareholders’ equity	(3,629,506)	—		(3,629,506)	(4,907,091)
Total liabilities, redeemable shares and stockholders’ deficit	30,376,867	—		30,376,867	41,069,526

[A]
For presentational purposes, Bite’s prepaid income taxes have been reclassified to other assets to align with Above Food’s presentation.

[B]
For presentational purposes, Bite’s accounts payable and accrued expenses have been reclassified to Accounts payable and accrued liabilities to align with Above Food’s presentation

[C]
For presentational purposes, Bite’s franchise tax payable and excise taxes payable have been reclassified to income taxes payable to align with Above Food’s presentation

[D]
For presentational purposes, Bite’s accumulated deficit is reclassified to retained earnings (deficit) to align with Above Food’s presentation.

B.
Derived from the consolidated statement of operations of Bite for the year ended December 31, 2022, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the statement of income for the year ended December 31, 2022 has been translated to Canadian Dollars at the monthly average exchange rate for 2022 of US $1.00 to CAD $1.3013.

	Bite Acquisition Corp. IS: Year Ended December 31, 2022 US $	Presentational Realignment	Notes	Bite Acquisition Corp. IS: Year Ended December 31, 2022 US $	Bite Acquisition Corp. IS: Year Ended December 31, 2022 CAD. $
Expenses
Formation and operating costs	1,124,171	(1,124,171)	[A]	—	—
Franchise tax	206,050	(206,050)	[A]	—	—
Selling, general and administrative		1,330,221	[A]	1,330,221	1,730,973
Loss from operations	1,330,221	—		1,330,221	1,730,973
Investment income from Trust	2,428,142	(2,428,142)	[B]	—	—
Interest revenue	—	2,428,142	[B]	2,428,142	3,159,661
Change in fair value of private warrants	129,250	(129,250)	[C]	—	—
Change in fair value of convertible promissory notes	242,448	(242,448)	[C]	—	—
Other expenses		371,698	[C]	371,698	483,678
Total other income (expenses)	2,799,840	—		2,799,840	3,643,339
Net (loss) income before income taxes	1,469,619	—		1,469,619	1,912,366
Income tax expense	477,781	—		477,781	621,721
		—
Net Loss	991,838			991,838	1,290,645

[A]
For presentational purposes, Bite’s formation and operating costs, and its franchise tax expenses have been reclassified to selling, general and administrative expense to align with Above Food’s presentation.

[B]
For presentational purposes, Bite’s investment income from funds in its Trust account are reclassified to interest revenue to align with Above Food’s presentation.

[C]
For presentational purposes, Bite’s change in fair value of private warrants and change in fair value of convertible notes have been reclassified to other expense to align with Above Food’s presentation.

C.
Derived from the consolidated statement of operations of Bite for the nine-months ended September 30, 2023, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the statement of income for the nine-months ended September 30, 2023 has been translated to Canadian Dollars at the monthly average exchange rate between January 1, 2023 to September 30, 2023 of US $1.00 to CAD $1.3456.
	Bite Acquisition Corp. IS: Nine-months Ended September 30, 2023 US $	Presentational Realignment	Notes	Bite Acquisition Corp. IS: Nine-months Ended September 30, 2023 US $	Bite Acquisition Corp. IS: Nine-months Ended September 30, 2023 CAD. $
Expenses
Formation and operating costs	2,496,215	(2,495,215)	[A]	—	—
Franchise tax	108,600	(108,600)	[A]	—	—
Selling, general and administrative		2,604,815	[A]	2,604,815	3,505,081
Loss from operations	2,604,815	—		2,604,815	3,505,081
Investment income from Trust	686,112	(686,112)	[B]	—	—
Interest revenue	—	686,112	[B]	686,112	923,243
Change in fair value of private warrants	—	—	[C]	—	—
Change in fair value of convertible promissory notes	1,041,770	(1,041,770)	[C]	—	—
Other expenses		1,041,770	[C]	1,041,770	1,401,822
Total other income (expenses)	1,727,882	—		1,727,882	2,325,065
Net (loss) income before income taxes	(876,933)	—		(876,933)	(1,180,016)
Income tax expense	340,050	—		340,050	457,577
		—
Net Loss	(1,216,983)			(1,216,983)	(1,637,593)

[A]
For presentational purposes, Bite’s formation and operating costs, and its franchise tax expenses have been reclassified to selling, general and administrative expense to align with Above Food’s presentation.

[B]
For presentational purposes, Bite’s investment income from funds in its Trust account are reclassified to interest revenue to align with Above Food’s presentation.

[C]
For presentational purposes, Bite’s change in fair value of private warrants and change in fair value of convertible notes have been reclassified to other expense to align with Above Food’s presentation.

.
Transaction Adjustments
1.
After the consummation of the Business Combination, any of Bite’s common stock subject to redemption that is not redeemed will be reclassified to share capital, and amounts remaining in Bite’s Trust Account will be released to cash and cash equivalents on New Parent’s balance sheet. In the No Redemption Scenario, CAD $34.3M (US $25.3M) is reclassified from Bite’s Trust Account to cash and cash equivalents after a decrease in Trust Account post Bite’s historical balance sheet date of CAD $6.7M (US $ 5.0M), mainly due to redemptions of Bite’s common stock subject to redemption. In the Available Cash Scenario, an incremental redemption of CAD $14.2M (US $10.4M) was reflected in the pro forma balance sheet, leaving the minimum balance required for the closing of the Business Combination. Lastly, the Full Redemption Scenario reflects the full redemption of all Bite’s common stock of CAD $34.3M (US $25.3M). There are no limits on the number of shares that may be redeemed by Bite’s shareholders. The minimum cash required in the trust account outlined above is a condition to close that may be waived by Above Food in its discretion. In the event that there are more redemptions that outlined above in the Available Cash Scenario and Above Food does not waive the Available Cash Condition, there will not be sufficient cash in Bite’s trust account to close the transaction. If Above Food waives the Available Cash Condition, then New Above Food will not have sufficient cash to pay the transaction expenses incurred in the transaction, which would require New Above Food to seek additional sources of financing. In this scenario, New Above Food would need to seek additional sources of financing beyond those reflected in this pro forma financial information in order to fund anticipated transaction costs incurred. No further financing has been committed at the date this pro forma financial information has been prepared and such financing may not be available to New Above Food or available on terms acceptable to New Above Food.

2.
Represents the pro forma adjustment (i) to record the offset of Above Food’s previously recorded and capitalized transaction costs of CAD $2.6M (US $1.9M) for legal, accounting, and advisory fees related to the Business Combination to Share Capital and; (ii) to record the preliminary estimated direct and incremental transaction costs, totaling CAD $11.0M (US $8.1M), to be incurred by Above Food and Bite for advisory, banking, legal, accounting fees and deferred underwriting costs associated with the Business Combination. Bite’s expected costs were recorded as an expense of CAD $6.8 million (USD $5.0 million). As the Business Combination is expected to be recorded as a reverse recapitalization, CAD $4.7 million (USD $3.5 million) out of the total expected costs incurred by Above Food of CAD $6.8 million (USD $5.0 million) are recorded as a reduction to share capital to the extent that the costs do not exceed the amount of cash that will be acquired as a result of the Business Combination in the No Redemption Scenario and Available Cash Scenario, and CAD $2.0M (USD $1.5M) is allocated to liability instruments to be issued by New Above Food and expensed immediately upon the completion of the Business Combination. In the Full Redemption Scenario, the adjustment recorded of CAD $4.7 million (USD $3.5 million) is an incremental increase in Above Food’s expected costs that are expensed since Above does not raise any capital in the scenario. The amounts expensed are non-recurring expenses.

3.
Reflects the reverse recapitalization at the closing of the Business Combination with the elimination of Bite’s historical accumulated deficit and additional paid in capital with a corresponding adjustment to share capital for Above Food. Above Food is considered to have issued New Above Food shares to replace Bite’s outstanding share capital, and Warrants, in exchange for the net assets of Bite including Cash and cash equivalents as disclosed in Note 1 above. The difference between the fair value of the consideration issued and the net assets acquired is recorded in share capital.

New Above Food is expected to issue 7,999,298 shares in the No Redemption Scenario, 7,021,098 shares in the Available Cash Scenario, and 5,640,000 shares in the Full Redemption Scenario, valued at CAD $13.57 (US$10) per share. The total share consideration was CAD $108.6M (US$80.0M) in the No Redemption Scenario, CAD $95.3M (US$70.2M) in the Available Cash

Scenario and CAD $76.6M (US $56.4M) in the Full Redemption Scenario. The SPAC warrants replacements have an estimated fair value of, respectively, CAD $62.7M (US$46.2M) in all three scenarios.
The difference between the fair market value of consideration issued of CAD $171.3M (US $126.2M) in the No Redemption Scenario and the value of Bite’s net assets of CAD $29.4M (US $21.6M) is recorded in share capital. The estimated reduction in share capital assuming the No Redemption Scenario is further illustrated below:
	As at October 31, 2023
	CAD$	US$
	(Assume in a no redemption scenario)
Fair value of instruments deemed to have been issued by New Above Food
New Above Food Shares issued	$108,582,471	$79,992,980
Replacement of SPAC warrants(1)	62,704,617	46,194,650
Total fair value of equity instruments issued to Bite shareholders	171,287,088	126,187,630
Fair value of identifiable net assets of Bite
Cash and equivalents	973	720
Prepaid expenses and deposits	28,730	21,250
Other assets	67,746	50,106
Investments held in Trust Account(2)	34,318,471	25,282,504
Accounts payable and accrued liabilities	(2,960,950)	(2,190,052)
Convertible promissory note at fair value – related party	(1,142,147)	(844,783)
Due to (from) related parties	(429,743)	(317,857)
Income taxes payable	(163,860)	(121,198)
Deferred tax liabilities	(364,615)	(269,686)
Fair value of identifiable net assets of Bite	29,354,605	21,611,004
Reduction in share capital	$141,932,483	$104,576,626

(1)
The replacement warrants issued as part of the consideration for this transaction are considered a liability, of CAD $62.7M (US$46.2M), as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is Canadian Dollars, and these replacement warrants will be revalued to their fair value at each reporting date.

(2)
CAD $34.3M (US$25.3M) in the Trust Account of Bite was assumed as set out Note 1.

4.
Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. The debt amount will be converted into New Above Food Common Shares at the close of the transaction with Bite. Above Food has the choice of repaying the interest amounts in cash or New Above Food Common Shares. For the purposes of the pro forma financial information, it is assumed that the convertible debt financing amount is repaid entirely in New Above Food Common Shares (including any associated interest amounts recorded in the Above Food’s historical financial statements). The unaudited pro forma condensed combined statements of operations also reflect an adjustment to remove interest expense historically reflected on convertible debt as the Business Combination is assumed to have occurred on February 1, 2022.

The unaudited pro forma condensed combined statements of operations also reflects a removal of the changes in fair value of convertible promissory notes recorded by Bite in its historical financial statements as these notes are settled upon conclusion of the Business Combination.

5.
The adjustment reflects the conversion of the outstanding debt that is not paid in cash of CAD $14.0M into New Above Common Shares upon the completion of the Business Combination. For purposes of these pro formas, it is assumed that the entire amount of outstanding principal and associated interest amounts recorded in the Above Food’s historical financial statements are settled in shares of New Above Food. As the transaction is considered a conversion of convertible debt in accordance with its original terms, no gain or loss is recorded on the settlement.

6.
On February 20, 2022, Bite received funding from the Sponsor in the form of a convertible note which matures upon the completion of the Business Combination. This adjustment reflects the settlement of the Sponsor Convertible Promissory Note in 150,000 newly issued shares of New Above Food, 75,000 warrants to purchase shares of New Above Food, and CAD $0.85M (US $0.63M) in cash, which includes the additional funding of CAD $0.7M (US $0.5M) received by Bite subsequent to September 30, 2023. Contractually, the convertible note is settled in New Above Food shares and warrants to purchase shares of New Above Food up to the outstanding amount of US $1.5M. As outlined in transaction adjustment 4, the related changes in fair value of convertible promissory notes recorded by Bite in its historical financial statements has been removed in the unaudited pro forma condensed combined statements of operations as the Business Combination is assumed to have occurred on February 1, 2022.

7.
Reflects the settlement of the amounts due to related parties through repayment in cash and cash equivalents from the trust account.

8.
To record one year compensation expense of CAD $7.0 million for 1,514,462 Above Food RSUs and 173,532 other restricted shares (collectively, “Restricted Shares”) granted to officers and key employees of the Company. The awards of the Restricted Shares were made in common stock over a vesting period of one and a half to two years that is triggered upon the Business Combination. The Closing date fair value of the Restricted Shares is estimated at CAD $13.2M using the fair value of the New Above Food’s common shares as of the consummation of the Business Combination.

•
8.1 To record nine months of compensation expense of CAD $4.8 million for 1,514,462 Above Food RSUs and 173,532 other restricted shares granted to officers and key employees of the Company. The awards of the Restricted Shares were made in common stock over a vesting period of one and a half to two years that is triggered upon the Business Combination. The Closing date fair value of the Restricted Shares is estimated at CAD $13.2M using the fair value of the New Above Food’s common shares as of the consummation of the Business Combination.

9.
Reflects accounting for stock options issued by Above Foods to service providers that vest over 2 to 3 years starting the consummation of the Business Combination, resulting in compensation expense for the first year recognized on the Year-End Pro Forma Statement of Operations. The Closing Date fair value of the stock options is estimated using the Black-Scholes option pricing model and the following assumptions.

Compensation expense reflected in the Pro Forma statement of operations	CAD $812,473
The value of the stock options was estimated at	CAD $1,696,666
The value of the stock options was determined using the following inputs:
Expected life	2.75 to 3 years
Risk free interest rate	2.82% to 4.51%
Strike price (USD)	7.00 to 26.72
Estimated fair value of the underlying shares (USD)	7.00 to 10.00
Volatility	73% to 75%
Expected dividends	0%
Number of stock options issued	311,306
Number of stock options vested	—
Number of the stock options adjusted on the pro forma statement of operations	134,619

•
9.1 Reflects accounting for stock options issued by Above Foods to service providers that vest over 2 to 3 years starting the consummation of the Business Combination, resulting in compensation expense for the first year recognized in the Q3 Pro Forma Statements of operation. The Closing Date fair value of the stock options is estimated using the Black-Scholes option pricing model and the following assumptions.

Compensation expense reflected in the Pro Forma statement of operations	CAD $609,355
The value of the stock options was estimated at	CAD $1,696,666
The value of the stock options was determined using the following inputs:
Expected life	2.75 to 3 years
Risk free interest rate	2.82% to 4.51%
Strike price (USD)	7.00 to 26.72
Estimated fair value of the underlying shares (USD)	7.00 to 10.00
Volatility	73% to 75%
Expected dividends	0%
Number of stock options issued	311,306
Number of stock options vested	—
Number of the stock options adjusted on the pro forma statement of operations	100,964

10.
On January 19, 2021, Above Food completed its private placement and issued warrants and broker warrants with an exercise price of CAD $3.75 and CAD $2.00 per share, respectively. As a result, Above Food had 12,902,637 warrants and broker warrants outstanding as of October  31, 2023. Upon the conclusion of the Business Combination, the holders of the warrants will receive warrants exercisable into common shares of New Above Food determined by the exchange ratio and the Above Food Earnout Shares multiplied by the Above Food Earnout Ratio. The holders of the broker warrants will receive warrants exercisable into units that consist of New Above Food Common Shares determined by the Above Food Earnout Ratio and Above Food Earnout Shares multiplied by the Above Food Earnout Ratio plus one-half of one warrant exercisable into New Above Food Common Shares determined by the Above Food Earnout Ratio and Above Food Earnout Shares multiplied by the Above Food Earnout Ratio. The pro forma adjustment reflects reclassification of the warrants from equity to liability due to the modification of terms on the exercise price pursuant to the Agreement.

The Closing Date fair value of the warrants issued by Above Food is estimated as of the pro forma balance sheet date of October 31, 2023 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:
The value of the warrants was estimated at	CAD $10,622,268
The value of the warrants was determined using the following inputs:
Expected life	0.88 years
Risk free interest rate	5.44%
Strike price for a warrant (USD)	$13.31
Strike price for a broker warrant (USD)	$7.10
Estimated fair value of underlying shares (USD)	$10.00
Volatility	78%
Expected dividends	0%
Number of warrants issued	2,713,965
The difference between the estimated fair value and the carrying value in Above Food’s financial statements was recorded in share capital in the pro forma balance sheet and did not result in a gain or a loss in the pro forma statements of operations.
If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $1.2M higher (lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $0.7M higher (lower).
Bite had 10,275,000 SPAC warrants as of September 30, 2023. Upon the conclusion of the Business Combination, the SPAC warrants will be converted into warrants exercisable into units that consists of New Above Food Common Shares to purchase New Above Food share, under the pre-existing conversion term of the SPAC warrants. The replacement warrants are considered a liability measured at fair value as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is the Canadian Dollar. As noted in Transaction Adjustment 3, the replacement SPAC warrants form as part of the consideration issued to the SPAC in the reverse recapitalization, and the difference between the estimated fair value of the total consideration and the fair value of Bite’s net assets was recorded in share capital in the pro forma balance sheet and did not result in a gain or a loss in the pro forma income statement.
The Closing Date fair value of the SPAC warrants is estimated as of the pro forma balance sheet date of October 31, 2023 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:
The value of the warrants was estimated at	CAD $62,704,617
The value of the warrants was determined using the following inputs:
Expected life	2.50 years
Risk free interest rate	4.99%
Strike price for a warrant (USD)	$11.50
Estimated fair value of underlying shares (USD)	$10.00
Volatility	76%
Expected dividends	0%
Number of warrants issued	10,350,000
If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $10.8M higher (CAD $5.0M lower).
If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $3.7M higher (CAD $3.8M lower).
While the Above Food warrants, Above Food broker warrants and warrants issued to replace the public and private SPAC warrants are measured at fair value, no remeasurement has been reflected in either the Year-End Pro Forma Statements of Operations or the Q3 Pro Forma Statements of Operations as the Company cannot currently predict the path of New Above Food’s share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of these warrants and a higher liability balance. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.
11.
To remove the interest income generated in the Trust Account as the pro forma income statement assumes the amounts are released from Trust Account concurrent with the completion of the transaction.

12.
Earnings per share was calculated pursuant to ASC 260 — Earnings per Share. The weighted average number of shares outstanding in the pro forma income statements is determined as the number of New Above Food’s common shares that will be outstanding upon the completion of the Business Combination. As both the Year-End Pro Forma Statement of Operations and the Q3 Pro Forma Statement of Operations have a net loss, basic and diluted earnings per share are equal, and the following instruments were excluded from the calculation of diluted pro forma earnings per share:

Options issued to Above Food shareholders — 3,106,049
Restricted shares issued to Above Food employees — 1,687,994

Warrants issued to Above Food shareholders — 2,375,455
Warrants issued to brokers who provided services to Above Food in connection with previous equity offerings — 507,765
Earn out shares issued to Above Food shareholders — 6,114,620
Warrants issued to the Bite’s sponsor — 350,000
Warrants issued to replace Bite’s public warrants — 10,000,000
13.
The New Above Food Class A Earnout Shares and the New Above Food Class B Earnout Shares and will vest if certain conditions are satisfied within five years following the Closing Date, as described in this Registration Statement/Proxy Statement. These earnout arrangements are classified as liability due to their settlement amount not being indexed to the issuer’s own equity. The earnout shares will be subsequently revalued at fair value at each reporting date.

The Closing Date fair value of the earnout shares was estimated as of the pro forma balance sheet date of October 31, 2023 using a Monte-Carlo simulation model and the following assumptions and recorded in the pro forma balance sheet:
The value of the earnout shares was estimated at	CAD $76,020,627
The value of the earnout shares was determined using the following inputs:
Fair value of underlying shares (USD)	$10.00
Equity Volatility	51.92%
EBITDA Discount rate	16.00%
Risk free interest rate	3.38% – 4.81%
Number of earnout shares issued	6,114,620
If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $5.6M higher (CAD $5.5 lower).
If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the pro forma balance sheet would be CAD $1.2M higher (lower).
While the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares are measured at fair value, no remeasurement has been reflected in either the Year-End Pro Forma Statement of Operations or the Q3 Pro Forma Statement of Operations as the Company cannot currently predict the path of New Above Food’s traded share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.

COMPARATIVE SHARE INFORMATION
The following table sets forth:
•
the historical per share information of Bite as of and for the nine months ended September 30, 2023 and as of and for the fiscal year ended December 31, 2022;

•
the historical comparative share information of Above Food as of and for the nine months ended October 31, 2023 and as of and for the fiscal year ended January 31, 2023;

•
the unaudited pro forma per share information of New Above Food as of October 31, 2023 and for the nine months then ended and for the fiscal year ended January 31, 2023 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
Assuming No Redemptions:   This scenario assumes that no Bite public shareholders exercise redemption rights with respect to Bite’s common stock for a pro rata share of the funds in the trust account.

•
Assuming Interim Redemptions:   This scenario assumes that 489,100 shares of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $7,114,475 (US $5,241,252) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated using the US $25,282,504 of cash in the trust account divided by the 2,378,298 shares of Bite common stock subject to redemption. The 489,100 shares were calculated using a linear midpoint of redemptions between the No Redemptions and Available Cash scenarios.

•
Assuming Redemptions to the Available Cash Condition:   This scenario assumes that 978,200 shares of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $14,228,950 (US $10,482,503) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated using the US $25,282,504 of cash in the trust account divided by the 2,359,298 shares of Bite common stock subject to redemption. The 978,200 shares redeemed in this scenario was calculated so that the trust account would hold the minimum cash required to satisfy the Available Cash Condition in the Business Combination Agreement.

•
Assuming Full Redemptions of Bite Common Stock:   This scenario assumes that all of the shares of Bite common stock are redeemed for an aggregate redemption payment of approximately CAD $34,318,471 (US $25,282,504) based on an estimated per share Redemption Price of approximately CAD $14.55 (US $10.72) that was calculated using the US $25,282,504 of cash in the trust account divided by the 2,359,298 shares of Bite common stock subject to redemption.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Data — Bite,” “Selected Historical Financial Data — Above Food,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bite” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food” contained elsewhere in this Registration Statement/Proxy Statement and the historical financial statements and related notes of each of Above Food and Bite contained elsewhere in this Registration Statement/Proxy Statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Registration Statement/Proxy Statement. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of New Above Food would have been had the Business Combination been completed or (ii) to project New Above Food’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New Above Food would have been had the Business Combination been completed nor the book value per share for any future period.
Book value is calculated as total permanent equity (i.e. excluding any amounts attributable to mezzanine equity) divided by A) The number of Bite common stock outstanding as of September 30, 2023 and December 31, 2022 (including both redeemable and non-redeemable common shares) B) The number of

Above Food Common Shares outstanding as of October 31, 2023 and January 31, 2023 and C) The number of New Above Food Common Shares outstanding on a pro forma basis under the applicable redemption scenario.
The values in the table below are presented in Canadian dollars with the following translation rates applied:
•
Rate as of January 31, 2023 — 1.34 Canadian dollars to 1 US dollar

•
Rate as of October 31, 2023 — 1.39 Canadian dollars to 1 US dollar

•
Average rate for the year ended January 31, 2023 — 1.31 Canadian dollars to 1 US dollar

•
Average rate for nine months ended October 31, 2023 — 1.35 Canadian dollars to 1 US dollar

					Proforma Combined
	Bite	Bite	Above Food	Above Food	Minimum Redemption Scenario	Interim Redemption Scenario	Redemptions to meet Available Cash Condition	Redemptions of all of Bite’s stock	Minimum Redemption Scenario	Interim Redemption Scenario	Redemptions to meet Available Cash Condition	Redemptions of all of Bite’s stock
Figures in CAD	As of and for the nine months ended September 30, 2023	As of and for the year ended December 31, 2022	As of and for the nine months ended October 31, 2023	As of and for the year ended January 31, 2023	As of and for the nine months ended October 31, 2023	As of and for the nine months ended October 31, 2023	As of and for the nine months ended October 31, 2023	As of and for the nine months ended October 31, 2023	For the year ended January 31, 2023	For the year ended January 31, 2023	For the year ended January 31, 2023	For the year ended January 31, 2023
Book value per share	(0.58)	(0.12)	(0.31)	0.03	(5.61)	(6.00)	(6.41)	(7.66)	N/A	N/A	N/A	N/A
Net earnings (loss) per share (basic)	(0.19)	0.05	(0.40)	(0.59)	(1.49)	(1.52)	(1.55)	(1.65)	(2.51)	(2.56)	(2.61)	(2.97)
Net earnings (loss) per share (diluted)	(0.19)	0.05	(0.40)	(0.59)	(1.49)	(1.52)	(1.55)	(1.65)	(2.51)	(2.56)	(2.61)	(2.97)
Cash dividends per share	—	—	—	—	—	—	—	—	—	—	—	—
PRICE RANGE OF SECURITIES AND DIVIDENDS
New Above Food
Price Range of New Above Food’s Securities and Dividends
Historical market price information regarding New Above Food is not provided because there is no public market for its securities. New Above Food is applying to list its common shares and warrants on the NYSE under the symbols “ABVE” and “ABVE.W,” respectively.
New Above Food has not paid any cash dividends on the New Above Food Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following the completion of the Business Combination, the New Above Food Board will consider whether or not to institute a dividend policy. It is presently intended that New Above Food will retain its earnings for use in business operations and, accordingly, it is not anticipated that the New Above Food Board will declare dividends in the foreseeable future. For more information, see “Risk Factors.”
Bite
Price Range of Bite’s Securities and Dividends
The following table shows, for the periods indicated, the high and low sales prices per Bite unit, share of Bite common stock and Bite Public Warrant as reported by the NYSE and the NYSE American, as applicable. Prior to February 11, 2021 there was no established public trading market for Bite’s securities.

On April 30, 2023, the date preceding the announcement of the proposed Business Combination, the closing sales prices per share of the Bite common stock and Bite Public Warrant as reported by the NYSE American were approximately $10.31 and $0.05, respectively.
Bite has not paid any cash dividends on Bite common stock and does not intend to pay cash dividends prior to the completion of the Business Combination.
	Price Per Share of Bite Common Stock		Price Per Bite Warrant
	High	Low	High	Low
2023
Quarter ended December 31	$10.80	$10.41	$0.06	$0.03
Quarter ended September 30	11.00	10.21	0.10	0.04
Quarter ended June 30	11.35	10.17	0.16	0.02
Quarter ended March 31	10.45	10.01	0.53	0.06
2022
Quarter ended December 31	10.72	9.84	0.07	0.01
Quarter ended September 30	9.87	9.80	0.15	0.03
Quarter ended June 30	9.90	9.75	0.38	0.06
Quarter ended March 31	9.80	9.64	0.56	0.25
2021
Quarter ended December 31	9.79	9.69	0.72	0.48
Quarter ended September 30	9.74	9.60	0.75	0.52
Quarter ended June 30	9.96	9.55	0.75	0.49
February 11, 2021 to March 31			—	—
Above Food
Price Range of Above Food Securities and Dividends
Historical market price information regarding Above Food is not provided because there is no public market for its securities. Above Food has also not paid any dividends since incorporation and instead has directed cash flows to capital expenditures and debt reduction and does not intend to pay cash dividends prior to the completion of the Business Combination.

THE ADVISORY GOVERNANCE PROPOSAL
Overview
As required by applicable SEC guidance, Bite is requesting that Bite Stockholders consider and vote upon a proposal to approve, on a non-binding, advisory basis, certain material differences between the Existing Above Food Bylaws and the New Above Food Bylaws, the form of which is attached to this Registration Statement/Proxy Statement as Annex C, and specifically with respect to the Advance Notice Provisions in the New Above Food Bylaws that the holders of New Above Food Common Shares must comply with in order to propose nominations of candidates to be elected as directors to the New Above Food Board at an annual general meeting or special meeting of shareholders, which provisions are being presented separately in accordance with the requirements of the SEC.
The Advance Notice Provisions provide that in circumstances where nominations of persons for election to the New Above Food Board are made at any annual general meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the discretion of the New Above Food Board, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with the provisions of the ABCA, or a requisition of the shareholders made in accordance with the provisions of the ABCA; or (c) by any Nominating Shareholder.
To be a “Nominating Shareholder” eligible for making nominations under the Advance Notice Provisions, the Nominating Shareholder must (a) comply with the notice procedures set forth in the Advance Notice Provisions, as described below, and (b) at the close of business on the date of the giving of the applicable notice and on the record date for notice of the applicable shareholder meeting, be entered in the New Above Food register as a holder of one or more New Above Food Common Shares carrying the right to vote at such meeting or beneficially own New Above Food Common Shares that are entitled to be voted at such meeting.
The Advance Notice Provisions fix deadlines by which an eligible shareholder must notify the Company of nominations of individuals for election to the New Above Food Board as follows: such notice must be provided to the Corporate Secretary of New Above Food (a) in the case of an annual general meeting, not less than 30 days prior to the date of the annual general meeting; provided, however, that in the event that the annual general meeting is to be held on a date that is less than 50 days after the Meeting Notice Date, notice may be given not later than the close of business on the tenth day following the Meeting Notice Date; and (b) in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth day following the Meeting Notice Date. The Advance Notice Provisions also stipulate that certain information about any proposed nominee and the nominating shareholder be included in such a notice in order for it to be valid.
The Advance Notice Provisions are intended to: (a) facilitate orderly and efficient annual general or, where the need arises, special meetings; (b) ensure that all shareholders receive adequate notice of New Above Food Board nominations and sufficient information with respect to all nominees; and (c) allow shareholders to register an informed vote.
This summary is qualified by reference to the complete text of the New Above Food Bylaws, the form of which is attached to this Registration Statement/Proxy Statement as Annex C. All Bite Stockholders are encouraged to read the New Above Food Bylaws in its entirety for a more complete description of its terms.
This vote is not required by Alberta law. However, consistent with SEC guidance, Bite is submitting the Advisory Governance Proposal to its stockholders separate and apart from the Business Combination Proposal for approval. This is an advisory vote and is not binding on the Bite Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposal. Accordingly, regardless of the outcome of this non-binding, advisory vote, the New Above Food Bylaws will take effect upon the consummation of the Business Combination.

Vote Required for Approval
The Advisory Governance Proposal will be approved and adopted if the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Advisory Governance Proposal. The Advisory Governance Proposal is non-binding and is not conditioned upon the approval of any other proposal set forth in this Registration Statement/Proxy Statement.
Recommendation of the Board
BITE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSAL.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Bite Board to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Bite’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting of stockholders or if public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied. In no event will the Bite Board adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Bite’s amended and restated certificate of incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Bite’s stockholders, the Bite Board may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or public stockholders have elected to redeem an amount of public shares such that the Available Cash Condition would not be satisfied.
Vote Required for Approval
The Adjournment Proposal, if presented, will be approved and adopted if the holders of at least a majority of the shares of Bite common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals set forth in this Registration Statement/Proxy Statement.
Recommendation of the Board
BITE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO NEW ABOVE FOOD
New Above Food was incorporated under the laws of Alberta on April 18, 2023. New Above Food owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of New Above Food is Lionel Kambeitz, who is currently the Chairman, President and Chief Executive Officer of Above Food, and the sole shareholder of New Above Food is Above Food.
New Above Food will become the parent company of Bite and Above Food upon the consummation of the Business Combination. New Above Food intends to list the New Above Food Common Shares on the NYSE. It is anticipated that upon the Closing, the New Above Food Common Shares will be listed on the NYSE under the ticker symbol “ABVE.”
As of the date hereof, New Above Food has one New Above Food Common Share issued and outstanding. Such New Above Food Common Share was issued to Above Food for the price of CAD $0.0001. For a description of New Above Food Common Shares, please see the section titled “Description of New Above Food Securities.”
New Above Food owns no material assets and has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this Registration Statement/Proxy Statement.
The address of New Above Food’s registered office is 2305 Victoria Avenue #001, Regina, Saskatchewan, S4P 0S7. After the consummation of the Business Combination, its principal executive office will be that of Above Food, located at 2305 Victoria Avenue Regina #001, Saskatchewan, S4P 0S7, and its telephone number will be 306-779-2268.

OTHER INFORMATION ABOUT BITE
References in this section of the Registration Statement/Proxy Statement to “our”, “we” and “us” are intended to refer to Bite, unless the context indicates otherwise.
Overview
We are a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this Registration Statement/Proxy Statement as our initial business combination.
On February 17, 2021, we completed an initial public offering of 17,500,000 units. Each unit consists of one share of Bite common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Bite common stock at an exercise price of $11.50 per share, subject to adjustment, pursuant to Bite’s registration statements on Form S-1 (File Nos. 333-252406 and 333-253017). The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $175,000,000. Simultaneously with the consummation of Bite’s IPO, Bite completed a private placement (the “Private Placement”) of an aggregate of 500,000 units at a price of $10.00 per unit, generating total gross proceeds of $5,000,000. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 units, generating an aggregate of gross proceeds of $25,000,000. Simultaneously with the closing of the over-allotment Bite consummated the private placement of an aggregate of 50,000 units (the “Option Private Units”) at a price of $10.00 per Option Private Unit, to the sponsor and EarlyBird, generating total gross proceeds of $500,000.
In connection with the underwriters’ partial exercise of their over-allotment, a total of $200,000,000 of the net proceeds from Bite’s IPO, the Private Placement and the sale of the units and Option Private Units, was deposited in the trust account established for the benefit of the Bite’s public stockholders.
On December 15, 2022, our stockholders approved, among other proposals, an amendment to our amended and restated certificate of incorporation. The amendment extended the date by which we must consummate our initial business combination from February 17, 2023 to up to February 17, 2024 or such earlier date as determined by the Bite Board, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until February 17, 2024, unless the closing of our initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the trust account. The extension payments by the Sponsor may be funded through the Sponsor Convertible Promissory Note (as defined below).
In connection with the stockholder vote to approve such amendment to our amended and restated certificate of incorporation, the holders of 17,001,185 shares of Bite common stock properly exercised their right to redeem their shares for cash at a Redemption Price of approximately $10.06 per share, for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the trust account.
On August 11, 2023, Bite’s stockholders approved, and Bite filed, an additional amendment to Bite’s amended and restated certificate of incorporation to, among other things, extend the date by which Bite has to consummate an initial business combination from August 17, 2023 to February 17, 2024, or such earlier date as determined by the Bite Board, provided that the Sponsor (or its affiliates or designees) will deposit into the Company’s trust account $75,000 for each such one-month extension unless the closing of our initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.
On February 13, 2024, Bite’s stockholders approved, and Bite filed, an additional amendment to Bite’s amended and restated certificate of incorporation to, among other things, extend the date by which Bite has to consummate an initial business combination from February 17, 2024 to August 17, 2024, or such earlier date as determined by the Bite Board (the “Third Extended Date”), provided that the Sponsor (or its affiliates or designees) will deposit into the Company’s trust account an amount determined by multiplying $0.025 by the number of public shares then outstanding for each such one-month extension unless the closing of the

Company’s initial business combination shall have occurred in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the votes to approve the proposals above, the holders of 518,880 shares of common stock of Bite properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the trust account.
On February 13, 2023, Bite transferred the listing of Bite common stock, units and warrants from NYSE to NYSE American. On February 20, 2024, Bite received a letter from NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist Bite’s common stock, units and warrants pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because Bite failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that Bite specified in its registration statement. As indicated in the letter, Bite has a right to a review of the delisting determination by a Committee of the Board of Directors of the NYSE, provided a written request for such review is requested no later than February 27, 2024. On February 26, 2024, Bite submitted a written request for such review.
Initial Business Combination
The NYSE listing rules require that we must consummate an initial business combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination. The Bite board will make the determination as to the fair market value of our initial business combination. If the Bite Board is not able to independently determine the fair market value of our initial business combination (including with the assistance of financial advisors), we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it likely that the Bite Board will be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if there is a significant amount of uncertainty as to the value of Above Food’s assets or prospects. If our securities are not listed on NYSE after the offering, we would not be required to satisfy the 80% requirement. However, we intend to satisfy the 80% requirement even if our securities are not listed on NYSE at the time of our initial business combination.
We anticipate structuring our initial business combination so that the post transaction company in which our public stockholders’ own shares will own or acquire 100% of the outstanding equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target, our stockholders prior to the initial business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the initial business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity securities of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the outstanding equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.

Competition
In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of the offering, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources.
The following also may not be viewed favorably by certain target businesses:
•
our obligation to seek stockholder approval of a business combination or engage in a tender offer may delay the completion of a transaction;

•
our obligation to convert or repurchase shares of common stock held by our public stockholders may reduce the resources available to us for a business combination; and

•
our outstanding warrants, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.
If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.
Employees
We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full- time employees prior to the consummation of a business combination.
Our Website
Our corporate website address is www.biteacquisitioncorp.com. The information contained on, or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this Registration Statement/Proxy Statement.
Directors and Executive Officers
Our current directors and executive officers are listed below.
Name	Age	Title
Alberto Ardura González	60	Chief Executive Officer and Chairman of the Board
Jose Luis Guerrero Cortes	42	Chief Financial Officer
Luis Doporto Alejandre	49	Director

Name	Age	Title
Jesus O. Lanza Losa	38	Director
Joseph C. Essa	65	Director
Julia A. Stewart	67	Director
Alberto Ardura González, who has served as our Chief Executive Officer since our inception and serves on the Bite Board, and has served as the Chairman of the Bite Board since December 31, 2022, has more than 35 years of experience in the financial industry and has advised numerous companies on M&A transactions and on structuring and underwriting public and private issuances of equity and debt. From 2002 to 2009, Mr. Ardura was the Chief Country Manager and Head of Fixed Income Currencies and Commodities at Merrill Lynch Mexico, S.A. de C.V., the leading investment bank in Mexico at the time. In 2009, Mr. Ardura joined Deutsche Bank, A.G. in New York City as Head of Latin America Capital Markets and Treasury Solutions, advising over 350 clients in raising several hundred billion dollars in debt and equity financing in the public and private markets, as well as advising several clients in restructurings transactions. During such time, Mr. Ardura was also responsible for Deutsche Banks’s local operations in Brazil, Mexico, Chile, Perú and Argentina, and was a member of Deutsche Bank’s Global Emerging Markets Committee, Latin America Investment Committee, and Americas Investment Banking Executive Committee. He was later appointed as Vice Chairman of Corporate Finance for Latin America. From 2017 to 2019, he was a Managing Director leading the Latin America Investment Banking and Client Coverage division at Nomura Securities. Inc. In 2019, Mr. Ardura founded his own advisory firm, Pier A Capital Solutions, Inc., focusing on M&A and private debt and equity financing transactions for clients across Latin America. Mr. Ardura has served on several boards of directors including Banca Promex, S.A. de C.V., Valores Finamex, S.A. de C.V. Merrill Lynch México, and Casa de Bolsa, S.A. de C.V. He currently serves as an independent board member of HSBC México, S.A., the banking subsidiary of Grupo HSBC, and also serves on the boards of its insurance, broker dealer and asset manager subsidiaries. Mr. Ardura is also an independent board member of Dimex Capital, SA deCV and FinMédica, S.A, and is also a board member of Eric Kayser México, S.A.P.I. de C.V.
Jose Luis Guerrero Cortes, who has served as our Chief Financial Officer since January 31, 2023, has over 15 years of experience as an executive. Mr. Guerrero has been serving as Chief Executive Officer of PMCE, an education platform that acquired and operates a chain of preschool and day care centers in Mexico City, since July 2019. Mr. Guerrero has been the Manager Partner of Gueca Capital (a search fund) since March 2017. From January 2016 to March 2017, Mr. Guerrero was Chief Executive Officer of Operadora de Vias Terrestres, one of the main highway concessionaires in Mexico. He has also served as Chief Financial Officer of Grupo Aeroportuario del Centro Norte, S. A. B. de C. V. (NASDAQ: OMAB), a holding company whose subsidiaries are engaged in the administration, operation and use of 13 airports under a concession granted by the Mexican Government. Previously, Mr. Guerrero worked as a summer associate at Goldman Sachs in the debt capital markets and derivatives groups, served as a financial analyst at Empresas ICA and as an assistant brand manager at Procter & Gamble. Mr. Guerrero holds an undergraduate degree in chemical engineering from the Universidad Iberoamericana, a diploma in finance from Instituto Tecnológico y de Estudios Superiores de Monterrey, and an MBA from the Harvard Business School.
Luis Doporto Alejandre has served as a member of the Bite Board since January 13, 2023. Mr. Doporto is a Mexican entrepreneur with more than 20 years of experience leading specialized teams in corporate practice, domestic and international M&A, brand building and corporate strategies in pharmaceutical, agro-industrial and food & beverage sectors. In 2019, Mr. Doporto founded Doporto Prime Capital, leading a team of professionals in the beverage, pharmaceutical, finance and consumer sectors. Mr. Doporto is the CEO and Chairman of the Board of Directors of Casa Marzam, a pharmaceutical distribution company with 650 daily delivery routes and serving more than 27,000 clients in Mexico. In 2018, Mr. Doporto founded Guacamolito/Golden Stone, a U.S. company that produces and distributes avocado pulp for the food service industries. Mr. Doporto graduated from Universidad Iberoamericana and holds a Master’s Degree in International Commercial Law from the Université Panthéon Assas of Paris.
Jesus O. Lanza Losa has served as one of our independent directors since January 13, 2023. Mr. Lanza Losa has been the Founder & CEO of LOTTUS Education, leading buyouts platform in the education space, Mexico since 2013. At Lottus, Mr. Lanza Losa has successfully led the acquisition, optimization, and business enlargement of six different targets totaling circa $250 million in transaction volume. Mr. Lanza Losa was an investment professional at the Special Situations Group & Credit Hedge Fund at Cerberus Capital Management, London in year 2012. From 2009 to 2011, Mr. Lanza Losa worked at the Investment Banking Division — M&A LatAm at first Citigroup and then Goldman, Sachs & Co., New York/ Mexico. Mr. Lanza Losa graduated from Universidad de Oviedo with a B.A. in Business Administration, and holds a Masters in Finance Degree from The London Business School, as well as executive education programs at both The London School of Economics and The Wharton School.
Joseph C. Essa has served as one of our independent directors since inception, and is one of the most prestigious and experienced restaurant CEOs in the U.S. with more than two decades experience as founder, investor, operator and executive in the restaurant and food manufacturing/consumer product industries. He has deep knowledge of brands, chefs and trends in the restaurant and food manufacturing industries. Mr. Essa has successfully operated fast casual, casual and fine dining restaurants in demanding markets in the U.S. including New York, Las Vegas, and Los Angeles, as well as in several major international cities such as Tokyo, Shanghai, and Dubai. Currently, Mr. Essa serves as President & CEO of MKM Hospitality Group. Mr. Essa has also served as the President and CEO of the Thomas Keller Restaurant Group, a collection of luxury, fine and casual dining restaurants, as the President and CEO of Wolfgang Puck Worldwide, and is a past chair of the National Restaurant Association. Mr. Essa has extensive experience in directing and building global restaurants and related consumer product brands and is an expert in restaurant growth strategy. Mr. Essa is an innovative leader who prides himself in taking a collaborative approach to work culture. He is a certified public accountant, who graduated from Boston College with a Bachelor of Science in accounting and finance.
Julia A. Stewart has served as one of our independent directors since inception. Over the course of her career, Ms. Stewart has been instrumental in building global businesses and developing strong brands. Ms. Stewart is the Founder & CEO of Alurx, Inc., a health & wellness company, offering personalized solutions, via an integrated App since 2020. She has served on the Board of Directors of Avery Dennison Corp. (NYSE:AVY), a multi-national Fortune 500 company since 2003 and Fogo de Chao restaurants since 2018. In 2001 she became the President of IHOP; CEO in 2002; Chair/CEO in 2004. In 2007 she led the $2.4 billion acquisition of Applebee’s, where she was previously the President. She continued as Chair & CEO of the combined company, Dine Brands Global, Inc. (formerly DineEquity, Inc.) (NYSE:DIN) until 2017. With over 3,700 restaurants in 22 countries, 250,000 team members and over $9 billion in system sales, Dine Brands Global, Inc. became the largest sit-down restaurant chain in the world. She has advised a wide number of private equity and investment banking firms, including Rhone Capital on their acquisition of Fogo de Chao restaurants and taking them private. Ms. Stewart’s earlier leadership experience includes positions in operations, franchising and marketing with Applebee’s, Taco Bell and other consumer-facing brands. Ms. Stewart is a founding member of the Women’s Foodservice Forum and she was listed as one of Fortune Magazine’s 50 Most Powerful Women in the US, along with the recipient of Nation’s Restaurant News “Operator of the Year” in 2005 and 2015. Ms. Stewart graduated, with honors, from San Diego State University with a bachelor’s degree in communications and has an honorary Doctorate in Business from Johnson and Wales University.
The Bite Board is divided into three classes with only one class of directors being elected on each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Ardura, expired on our first annual meeting of stockholders, and he was re-elected to serve on the Bite Board. The term of office of the second class of directors, consisting of Mr. Essa and Ms. Stewart, will expire on the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Lanza Losa and Mr. Doporto, will expire on the third annual meeting of stockholders.
Committees of the Bite Board
The Bite Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Each committee operates under a charter that has been approved by the Bite Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee
The members of our audit committee are Mr. Essa, Mr. Lanza Losa and Ms. Stewart. Mr. Essa serves as chairman of the audit committee.
Each member of the audit committee is financially literate and the Bite Board has determined that Mr. Essa qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our compensation committee are Mr. Lanza Losa, Mr. Essa and Ms. Stewart. Mr. Essa serves as chairman of the compensation committee.
We have adopted a compensation committee charter, which details the purpose and responsibilities of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Bite Board with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE American and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Essa, Mr. Lanza Losa and Ms. Stewart. Mr. Essa serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the Bite Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Bite Board;

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developing and recommending to the Bite Board and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the Bite Board, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Bite Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the Bite Board.
Code of Ethics, Corporate Governance Guidelines and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter as exhibits to our registration statement for our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
The Bite Board has also adopted Corporate Governance Guidelines in accordance with the corporate governance rules of NYSE American that serve as a flexible framework within which the Bite Board and its committees operate. Copies of our Corporate Governance Guidelines, our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter are available on our corporate website. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this report.
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Bite or any members of its management team in their capacity as such.
Principal Accountant Fees and Services
The firm of Marcum LLP, or Marcum, acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.
Audit Fees.   Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. For the year ended December 31, 2022 and 2021, fees for our independent registered public accounting firm were $78,314 and $109,380, respectively, for the services Marcum performed for the year ended December 31, 2022 and 2021, respectively.
Audit-Related Fees.   Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. For the year ended December 31, 2022, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.
Tax Fees.   We did not pay Marcum for tax planning and tax advice for the years ended December 31, 2022 and 2021.
All Other Fees.   We did not pay Marcum for other services for the years ended December 31, 2022 and 2021.
Pre-Approval Policy
Our audit committee was formed in connection with the effectiveness of our registration statement for our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by the Bite Board. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all audit services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BITE
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bite” should be read in conjunction with the “Other Information About Bite” and “Selected Historical Financial Information” sections and Bite’s financial statements, including the related notes, which are included elsewhere in this Registration Statement/Proxy Statement. The following discussion contains forward-looking statements. Actual results of Bite could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Registration Statement/Proxy Statement, particularly under “Risk Factors.” References in this section of the Registration Statement/Proxy Statement to “our”, “we” and “us” are intended to refer to Bite, unless the context indicates otherwise.
Overview
We are a blank check company incorporated as a Delaware corporation on September 29, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the initial public offering and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.
On December 15, 2022, our stockholders approved, among other proposals, an amendment to our amended and restated certificate of incorporation which extended the date by which we must consummate our initial business combination from February 17, 2023 to up to August 17, 2023 or such earlier date as determined by the Bite Board, provided that the Sponsor (or its affiliates or permitted designees) deposited into the trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of our initial business combination shall have occurred. The extension payments may be funded through the Sponsor Convertible Promissory Note. As of July 18, 2023, the Sponsor deposited $899,644.44 into the trust account pursuant to such extension.
In connection with the stockholder vote to approve such extension, the holders of 17,001,185 shares of Bite’s common stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the trust account.
On February 13, 2023, Bite transferred the listing of its common stock, units and warrants from the NYSE to NYSE American.
On April 29, 2023, we entered into the Business Combination Agreement with Above Food, New Above Food and Merger Sub. Pursuant to the Business Combination Agreement, Bite and Above Food agreed to combine in a business combination that will result in each of Bite and Above Food becoming a wholly-owned subsidiary of New Above Food. Upon the closing of the transactions contemplated by the Business Combination Agreement, New Above Food Common Shares and New Above Food Warrants are expected to be listed on the NYSE.
On August 11, 2023, Bite’s stockholders approved, and Bite filed, an additional amendment to Bite’s amended and restated certificate of incorporation to, among other things, extend the date by which Bite has to consummate an initial business combination from August 17, 2023 to February 17, 2024, or such earlier date as determined by the Bite Board, provided that the Sponsor (or its affiliates or designees) will deposit into the Company’s trust account $75,000 for each such one-month extension unless the closing of our initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the stockholder vote to approve such extension, the holders of 120,637 shares of Bite’s common stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $1.2 million, leaving approximately $30.0 million in the trust account.
On February 13, 2024, Bite’s stockholders approved, and Bite filed, an additional amendment to Bite’s amended and restated certificate of incorporation to, among other things, extend the date by which Bite has to consummate an initial business combination from February 17, 2024 to August 17, 2024, or such earlier date as determined by the Bite Board, provided that the Sponsor (or its affiliates or designees) will deposit into the Company’s trust account an amount determined by multiplying $0.025 by the number of public shares then outstanding for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the votes to approve the proposals above, the holders of 518,880 shares of common stock of Bite properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the trust account.
On February 20, 2024, Bite received a letter from NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist Bite’s common stock, units and warrants pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because Bite failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that Bite specified in its registration statement. As indicated in the letter, Bite has a right to a review of the delisting determination by a Committee of the Board of Directors of the NYSE, provided a written request for such review is requested no later than February 27, 2024. On February 26, 2024, Bite submitted a written request for such review.
On March 12, 2024, Bite, Above Food, New Above Food, and Merger Sub, entered into the BCA Amendment.
All activity through December 31, 2023, relates to our formation, initial public offering, search for a prospective initial business combination target, and transactions in connection with the proposed Business Combination.
Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues to date. Following our initial public offering, we do not expect to generate any operating revenues until after completion of our initial business combination. We generated non-operating income in the form of interest income on cash and cash equivalents in the form of specified U.S. government treasury bills or specified money market funds after our initial public offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. Until the completion of our initial business combination, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the years ended December 31, 2023 and 2022, we had a net loss of $987,936 and net income of $991,838 a change of $1,979,774. The year-to-year change consisted of an increase in operating and formation costs of $1,735,348, a decrease in franchise taxes of $59,250, a decrease in the fair value of warrants of $121,000, a decrease in income earned on investments held in the Trust Account of $1,383,300, an increase in the fair value of convertible promissory notes of $1,218,160, and an increase in the provision for income taxes of $17,536.
Liquidity and Capital Resources
For the years ended December 31, 2023 and 2022 net cash used in operating activities was $1,340,608 and $978,980, respectively, consisting primarily of changes in income earned on investments held in our trust account and payments made for formation, operating and deferred offering costs.
For the year ended December 31, 2023, net cash provided by investing activities was $504,111 which was primarily due to withdrawals from our trust account for common stock redemptions and tax payments in excess of Trust Account deposits for Extensions pursuant to the amendments to the Company’s amended and restated certificate of incorporation. For the year ended December 31, 2022, net cash provided by investing activities was $172,145,714, which was due withdrawals from our trust account for common stock redemptions and tax payments.
For the year ended December 31, 2023, net cash provided by financing activities was $750,927 which was primarily due to the convertible promissory note proceeds in excess of the payments made the redemptions of common stock. For the year ended December 31, 2022, net cash used in financing activities was $171,169,610, which was primarily due payments made for the redemptions of common stock.
As of December 31, 2023, we had cash held outside of our trust account of $947. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. We cannot assure you that our plans to raise capital or to consummate an initial business combination will be successful.
We intend to use substantially all of the funds held in our trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable) to complete our initial business combination. We may withdraw interest to pay our taxes. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $200,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par value capital at the rate of $400; where assumed par value would be (1) our total gross assets following our initial public offering, divided by (2) our total issued shares of common stock following our initial public offering, multiplied by (3) the number of our authorized shares following our initial public offering. Based on the number of shares of our common stock authorized and outstanding and our estimated total gross proceeds after the completion of our initial public offering, our annual franchise tax obligation is expected to be capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the only taxes payable by us out of the funds in the trust account will be income and franchise taxes. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
We intend to use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes.
To fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $10 per unit, at the option of the lender.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern Consideration
As of December 31, 2023, we had cash held outside of our trust account of $947. We have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. We anticipate that the cash held outside of our trust account as of December 31, 2023, will not be sufficient to allow us to operate through the Third Extended Date. Additionally, in order to finance transaction costs in connection with an initial business combination, our Sponsor, or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, provide us with working capital loans. While we expect to have sufficient access to additional sources of capital under such working capital loans pursuant to a promissory note with our Sponsor, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available, if necessary.
Bite initially had 24 months from the closing of its initial public offering, or up until February 17, 2024, to complete a business combination under the amended and restated certificate of incorporation. On December 19, 2022, Bite’s stockholders approved, among other proposals, an amendment to our amended and restated certificate of incorporation, that extended the date by which we must consummate our initial business combination from February 17, 2023 to up to August 17, 2023 or such earlier date as determined by the Bite Board, provided that our Sponsor (or its affiliates or permitted designees) will deposit into our trust account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of Bite’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of our trust account .On August 10, 2023, our stockholders approved, among other proposals, a second amendment to our amended and restated certificate of incorporation that extended the date by which we must consummate our initial business combination from August 17, 2023 to up to February 17, 2024 or such earlier date as determined by the Bite Board, provided our Sponsor (or its affiliates or designees) will deposit into our trust account $75,000 for each such one-month extension until February 17, 2024, unless the closing of our initial business combination shall have occurred in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. On February 13, 2024, the Bite’s stockholders approved, among other proposals, a third amendment to our amended and restated certificate of incorporation that extends the date by which we must consummate our initial business combination from February 17, 2024 to up to August 17, 2024 or such earlier date as determined by the Bite Board, provided that our Sponsor (or its affiliates or designees) will deposit into our trust account an amount determined by multiplying $0.025 by the number of public shares then outstanding for each such one-month extension unless the closing of Bite’s initial business combination shall have occurred in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.
Therefore, the last date by which the Bite must complete an initial business combination will occur prior to one year after the issuance of Bite’s financial statements included in this Registration Statement/Proxy Statement. Although we are continuing our pursuit of an initial business combination, including the proposed Business Combination, there is no assurance that our plans to consummate an initial business combination will be successful by the Third Extended Date. As outlined in our amended and restated certificate of incorporation, as amended, if we do not complete an initial business combination by the Third Extended Date, we will cease operations and redeem our public shares through a wind-up of Bite and liquidation.
Both of these conditions raise substantial doubt about our ability to continue as a going concern for a period of time within one year after the date that Bite’s financial statements included in this Registration Statement/Proxy Statement were issued. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Classification
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The private placement warrants were accounted for as liabilities, and the public warrants were accounted for as temporary equity.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Review
As of December 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included herein as we have not conducted any operations to date.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF ABOVE FOOD AND CERTAIN INFORMATION ABOUT ABOVE FOOD
Shareholders should read this section in conjunction with the more detailed information about Above Food contained in this Registration Statement/Proxy Statement, including Above Food’s audited and unaudited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food.” In this section, references to “we,” “us,” “Above Food” and “our” are intended to refer to Above Food and its subsidiaries, unless the context clearly indicates otherwise.
Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products to leading grocers across Canada and the United States. Above Food’s commercial business is the purchase and sale of crop commodities, the development, aggregation and commercialization of related products, the production and sale of plant-based dairy alternative products, and land lease revenue. Above Food’s principal place of business is located at 2305 Victoria Avenue #001, Regina, Saskatchewan, Canada S4P 0S7 and its telephone number is (306) 779-2268. Our corporate website address is www.abovefood.com. The information contained on, or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this Registration Statement/Proxy Statement.
Corporate History
Above Food was incorporated under the provisions of the Business Corporations Act Saskatchewan on September 21, 2020 under the name 102111971 Saskatchewan Ltd., and on December 21, 2020, filed articles of amendment to change its name to Above Food Corp. Additionally, on December 31, 2020, Above Food filed articles of amendment to, among other things, (i) effect a 1-for-10 share split (the “AF Share Split”) of all of the issued and outstanding Class A shares, and (ii) change its authorized stated capital from Class A shares through Class J shares to an unlimited number of common shares and preferred shares.
PCFC Acquisition
Pursuant to that certain Share Purchase Agreement, dated and effective December 15, 2020, Above Food acquired 100% of the issued and outstanding shares of PCFC and AFBI by issuing 3,165,000 Above Food Common Shares (31,650,000 Above Food Common Shares post AF Share Split) and 1,582,500 Above Food Common Shares (15,825,000 Above Food Common Shares post AF Share Split) to shareholders of PCFC and AFBI, respectively. The transactions were deemed to not have commercial substance as both Above Food and AFBI were private shell companies with nominal assets. Accordingly, the transactions were accounted for as a continuation of the business of PCFC, whose shareholders became the majority shareholders of the combined entity, Above Food.
Kindersley and Avonlea Acquisitions
Pursuant to an asset purchase agreement dated effective August 20, 2021, PCFC acquired from Fill-More Seeds Inc. (“Fill-More”) the Seaboard Special Crop Ingredient Processing and Packaging grain elevator located in Avonlea, Saskatchewan along with equipment, machinery, tools and other items and materials used in Fill-More’s pulse processing business. The aggregate purchase price for the acquired assets was $7,800,000 CAD, subject to certain closing adjustments and a construction holdback. In addition to the acquired assets, PCFC. also purchased the commodities inventory remaining at the purchased property from PS International Canada Corp. for a purchase price of $352,166 CAD.
Pursuant to an asset purchase agreement dated as of January 18, 2021, PCFC purchased from BDO Canada Limited, in its capacity as a court-appointed receiver and manager of Canpulse Foods Ltd. (“Canpulse”), certain assets related to Canpulse’s business of operating a processing facility for various items (including lentils, peas and canary seed) in Kindersley, Saskatchewan. The acquired assets included the benefits of certain contracts with Canadian National Railway Company which are necessary for access to rail including a lease agreement. The purchase price for the acquired assets was $7,250,000 CAD.
As security for certain credit facilities established by the Bank of Nova Scotia in favor of PCFC, PCFC (and Above Food, PCKI and PCLC as guarantors) granted a leasehold mortgage on the leased lands from the Canadian National Railway Company, an inter-creditor agreement, a general security agreement, an environmental warranty and indemnity agreement and an unlimited guarantee, each in favor of the Bank of Nova Scotia.
Wood & Water Acquisition
On July 13, 2021, Above Food acquired control of Wood & Water, operating as Culcherd, a dairy alternative company for CAD $3,250,000 of consideration (which was reduced by a working capital adjustment of CAD $16,590), payable in shares of Above Food, the number of which was based on the value of Above Food’s common shares at the time of issuance and subject to further adjustment if released early due to Above Food consummating a going public transaction. On April 13, 2022, Above Food issued 1,616,705 common shares as consideration to the shareholders of Wood & Water and the fair value of the consideration payable on that date was reclassified to common stock.
NorQuin Acquisition
On May 18, 2022, Above Food entered into a Share Purchase Agreement to acquire 100% of the issued and outstanding common shares of NorQuin, North America’s largest supplier of quinoa, for CAD $3,163,610, subject to any working capital adjustments. Above Food paid the purchase price by issuing 1,565,595 common shares valued at CAD $2,672,790 and 682,061 warrants with a total estimated fair value of CAD $490,820 to the shareholders of NorQuin. The acquisition of NorQuin aligns with Above Food’s approach to becoming a distinguished, vertically integrated plant-based food company and we expect it to provide us with the benefits of a scaled portfolio of specialty ingredient capabilities, an increase in our customer base, synergies from reductions in operating costs, and an enhanced ability to innovate.
Discovery Seed Labs Acquisition
Effective March 23, 2023, Above Food entered into that certain Share Purchase Agreement with Discovery Seed Labs Ltd. (“Discovery Seed”) and certain shareholders of Discovery Seed party thereto (the “Discovery Seed SPA”) to acquire 100% of the issued and outstanding common shares in Discovery Seed for (a) US $2.0 million in cash and (b) 502,088 Above Food Common Shares (the “Discovery Seed Acquisition”). The acquisition of Discovery Seed Labs, a company engaged in the germ, vigor and disease testing on seeds and oils, aligns with Above Food’s approach to becoming a distinguished, vertically integrated plant-based food company.
FDO Acquisition
On May 3, 2021, Above Food entered into that certain Share Purchase Agreement with FDO, North American Organic Trade Solutions Ltd. (“NAOTS”) and the minority shareholders of FDO listed on Schedule C therein (the “FDO SPA”) to acquire 100% of the issued and outstanding common shares of FDO, the leading global supplier of Regenerative Organic Certified® (“ROC”) grains, in exchange for 1,065,304 common shares of Above Food. The transaction closed on June 3, 2022. Of these shares, 432,780 common shares were placed in escrow pending the achievement by FDO of certain milestones based on a combination of revenue and EBITDA as defined within the FDO SPA. The acquisition of FDO complements our pre-existing brand strategy and we expect to benefit from the synergies of gaining increased control over the supply chain of FDO’s organic plant protein and ancient grain product portfolios.
ANF Acquisition
ANF produces a variety of branded foods under its various proprietary labels. On September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches.
As part of the first tranche, on September 7, 2021, Above Food purchased 51.86 units of ANF representing 5.0% membership interests, for CAD $1,500,600 (US $1,185,000).
On December 31, 2021, under the second tranche, Above Food increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for CAD $2,550,479 (US $2,000,000).

On January 20, 2023, under the third tranche, Above Food acquired an additional 19.66% of ANF’s membership interest for CAD $6,255,443 (US D $4,650,000), bringing Above Food’s total membership interest to 33.06%.
No amounts have been paid to date to purchase the remaining 66.94% of ANF under the fourth tranche and any further purchases are not committed and subject to further negotiation. Above Food accounts for its investment in ANF using the equity method of accounting.
NRGene Acquisition
On August 28, 2023, Above Food entered into that certain Asset Purchase Agreement (the “NRGene Purchase Agreement”) with NRGene Technologies Ltd., a company incorporated under the laws of the State of Israel (“NRGene IL”), and NRGene Canada Inc., a company incorporated under the laws of the Country of Canada (“NRGene CN” and, together with NRGene IL, the “NRGene Sellers”), pursuant to which Above Food agreed to purchase from the NRGene Sellers all of their respective rights, title, and interest in certain assets and intellectual property related to the operation of a cloud based AI-genomic tool (the “NRGene Acquisition”) and assume any liability that arises from such assets and intellectual property as of and subsequent to the completion of the NRGene Acquisition for an aggregate cash consideration of CAD $2,500,000. In addition, at the closing of the NRGene Acquisition, Above Food has agreed to issue to the shareholders of NRGene IL (the “NRGene Shareholders”), New Above Food Common Shares equal to CAD $10,000,000 as of and on the Closing Date, immediately following consummation of the Business Combination, in a private placement pursuant to Section 4(a)(2) of the Securities Act.
Entry into Business Combination Agreement
On April 29, 2023, Above Food, New Above Food, Merger Sub and Bite entered into the Business Combination Agreement that values Above Food at a pro forma enterprise value of approximately $319 million. It is anticipated that the New Above Food Common Shares will be listed on the NYSE under the ticker symbol “ABVE”. For more information about the Business Combination, see the section entitled “The Business Combination Proposal.”
Organizational Structure of Above Food
The following diagram sets forth the organizational structure of Above Food.

Management
Above Food’s current executive officers and directors are set forth below:
Name	Age	Position
Lionel Kambeitz	70	Co-Founder, President, CEO & Executive Chairman
Tyler West	34	Co-Founder and Director
Jason Zhao	40	Chief Financial Officer
Donato Sferra	47	Co-Founder, Chief Corporate Development Officer, Executive Vice President
Wayne Bernakevitch	73	Director
Lionel Kambeitz is a Founder, President, Chief Executive Officer and Executive Chairman of Above Food. He has served as Above Food’s Chief Executive Officer and as a member of the Above Food Board since September 2020. Mr. Kambeitz is also a Founder of KF Farms and served as the Executive Chairman of the board of directors from January 2013 to January 2023. Mr. Kambeitz has also been a director of HTC Purenergy Inc. since 1996. He is also a director on the board of Kingsland Energy Corp. and has served as a director on the board of directors since 1995. Mr. Kambeitz is also Chairman of the board of Carbon RX Inc. and a director on the board of directors of Delta CleanTech Inc. Mr. Kambeitz has also served as the Chairman of the Board of Directors of and the Chief Executive Officer of HTC Extraction Systems since 2021.
Tyler West is a Founder of Above Food and, since 2016, a Founder and President and Chief Executive Officer of PCFC, now a wholly owned subsidiary of Above Food. He has served as a member of the PCFC board of directors since October 2016 and as a member of the Above Food Board since January 2023 and as President and Chief Executive Officer of PCFC since October 2017. Mr. West received a Bachelor of Science degree in Agricultural Business and Management at the University of Missouri-Columbia.
Jason Zhao has served as Above Food’s Chief Financial Officer since October 2021. He founded Odyssey Advisory Services Ltd. in January 2021. Mr. Zhao has also been the Chief Executive Officer of ISTDC Canada Inc. since 2008. From April 2018 to January 2021, Mr. Zhao served as Principal of Virtus Group, Chartered Professional Accountants & Business Advisors LLP, the largest independent Chartered Professional Accountant and Business Advisory firm in Saskatchewan, Canada. He is a Chartered Professional Accountant and a Chartered Business Valuator. Mr. Zhao received a Bachelor’s degree in Business from the University of Alberta.
Donato Sferra is a Founder, Executive Vice President and Chief Corporate Development Officer of Above Food. He has served as Above Food’s Executive Vice President and Chief Corporate Development Officer since September 2020 and as a member of the Above Food Board from September 2020 to January 2023. He is also the Founder of Hillcrest Merchant Partners Inc., where he has served as the Managing Partner since September 2017. Mr. Sferra received a Bachelor of Business Administration in Accounting from the Schulich School of Business at York University. He is a Chartered Accountant and Chartered Financial Analyst. Mr. Sferra has more than 20 years of experience in finance, with a specialty in the consumer-packaged goods industry. He has also been involved in numerous public offerings in his capacity as a banker and venture investor and held various leadership positions in the financial sector.
Wayne Bernakevitch has served as a director at Above Food since September 21, 2020. Mr. Bernakevitch is also a director at several other companies, including at Delta CleanTech, Inc. since 2020, where he serves as Chairman of the board of directors, as well as member on the Audit Committee and the Nominating Committee and previously served on the Compensation Committee until July 2023; Kingsland Energy Corp. since 2018, where he serves on the Audit Committee, Nominating Committee and Compensation Committee; and HTC Purenergy Inc. since 1996, where he serves as the Chairman of the board of directors and as a member on the Audit Committee, Nominating Committee and Compensation Committee; and Carbon RX Inc. since 2021. He was also a director at Ambrose University-Calgary until July 2022 and CHAC Inc. until September 2021. Mr. Bernakevitch is a former partner and senior counsel at McDougall Gauley LLP who retired effective June 30, 2022. Mr. Bernakevitch graduated from the University of Saskatchewan with a Bachelor of Art and a Juris Doctorate.

Description of Business
Above Food is a regenerative food ingredient company that produces over 120 product formulations and consumer products that are sold in approximately 29 countries. We believe that Above Food will be a first-of-its-kind public company within the food-based specialty ingredients space — utilizing a vertically integrated business model that leverages its own source of supply and distribution infrastructure to create higher value formulations and products for the benefit of downstream customers in the ingredients and CPG spaces. We have a “Seed-to-Fork” platform, that is a commercial framework and business strategy by which we aim to monetize a wide expanse of the food production value chain by leveraging vertical integration through ownership of much of our supply chain and means of production. Our Seed-to-Fork platform includes participation in creating and supplying proprietary seed genetics, as well as producing and distributing food ingredients and consumer products, and allows for unique synergies that aren’t typically found in one place in the food industry. We expect that our approach will help us drive significant revenue, EBITDA and margin growth in our business, as is further discussed below under the sections entitled “Our Competitive Strengths” and “Our Growth Strategies.”
Our business is separated into two distinct business divisions, leveraging a combination of proprietary cereal grain, pulse and oil seed sourcing methods, proprietary processing methods, and a broad network of over 300 Business to Business (“B2B”) customer relationships, and an additional 35,000 retail points of distribution with leading grocery retailers within our Business to Business to Consumer Business (“B2B2C”).
Our Seed-To-Fork platform is made up of two business divisions containing three distinct product lines of commodities, ingredients, and CPG, including:
1.
Disruptive Agriculture & Rudimentary Ingredients — Our disruptive agriculture & rudimentary ingredient division is focused on boutique commodity origination, merchandising and distribution, which we believe is differentiated through our exclusive, perpetual, royalty-free license of IP Elite™ Identity Preserved protocols for grain cultivating and handling, which enables greater levels of supply transparency and traceability than what is typically found in the food industry (“Disruptive Ag & Rudimentary Ingredients”). This division leverages two owned and one leased large-scale grain and ingredient terminal assets in Saskatchewan, Canada, and includes a total of 179 siloes for advanced grain separation, and a fleet of 105 owned and 200 leased, captive rail cars. Our Disruptive Ag & Rudimentary Ingredients division merchandises 13 feed stocks across cereal grains, pulses and oil seeds, for which it possesses patented genetics for four distinct germ plasms.

In addition, the Disruptive Ag & Rudimentary Ingredients division also leverages a captive capability in advance seed testing and soil testing within its branded agriculture technology platform called Discovery Earth Sciences, which provides value-add service to primary production partners (large scale farm producers).
These Disruptive Ag & Rudimentary Ingredients products are distributed to 300 B2B customers, across 29 countries under the brands Purely Canada Foods and Above Food.
This division also has a focus on ingredient formulating, processing, and distribution. Specifically, it contains a number of ingredient products, which have approximately 260 customers in 29 countries, where we distribute five distinct product platforms, including: (i) a Gluten Free Oat platform, (ii) a Quinoa platform, (iii) a Pet platform, (iv) a Pea and Chickpea platform, and (v) a platform focused on custom blends of pulses, and pulses and cereal grains.
The ingredient processing portion of this division contains two inter-related segments: (a) Rudimentary Ingredient Processing and (b) Intermediate Ingredient Processing, each of which address different parts of the customer value chain and solve different functional and business needs, which are reflected in the gross margin profile of these segments. In total, we have six manufacturing platforms located within three ingredient facilities.
2.
Consumer Package Goods — Our consumer packaged goods division is focused on private label and branded consumer product manufacturing and distribution (“CPG”). This division transforms ingredients from the Disruptive Ag & Rudimentary Ingredients division into consumer products that are sold in approximately 35,000 retail points of distribution, across 29 countries.
The CPG division consists of two segments: (a) Private Label Manufacturing and (b) Owned Branded Products and includes approximately 120 stock keeping units (“SKUs”). The Owned Branded Products segment is further subdivided into sub-segments that relate to the retail category into which they are sold and merchandised, including, among others, our “Eat Up!” branded gluten-free flours and gluten-free oats and “Plant Based Bakery: Eat Up!” branded baking mixes.
In addition, the CPG division offers “Shelf Stable Simple Meals,” a business segment offered by ANF and marketed under the Loma Linda, Tuno, and Neat brands.
Additionally, the CPG division offers industrial and food service products, based on existing branded formulations for select quick-serve restaurant customers, and non-traditional food service channels such as hospitals, correctional facilities, and corporate cafeterias.
Mission
Above Food’s vision is to be one of the largest regenerative ingredient companies in North America, and in so doing, create a healthier world — one seed, one field, and one bite at a time.
Industry Trends
Above Food’s business and strategy takes advantage of a multitude of macro and secular tailwinds, each of which are global in nature, and we believe the companies that can help solve these macro forces, can become the next generation of great companies. These macro forces include:
Global Food Insecurity
While the nearly 800 million people that are suffering food insecurity according to the World Food Programme is an alarming statistic, an even more dire picture is that which is painted by the Global Network Against Food Crises in the 2023 Global Report on Food Crisis, which found that in 2022, 257.8 million people were acutely food insecure, which is defined as “. . . food insecurity at a specific point in time that . . . threatens lives, livelihoods or both,” as compared to 192.8 million people in 2021, a nearly 25% increase in one year. We believe the causes of this significant increase are structural, complex and intrinsically interrelated, with conflicts, national and global economic shocks, and weather extremes acting as interrelated, mutually reinforcing drivers of acute food insecurity and hunger.
Above Food’s ability to source densely nutritious cereal grains, and pulses — at scale, from a politically and economically stable part of the world, the northern plains of the United States, and the western prairie provinces of Canada, help contribute to solving some of the structural issues that surround global food insecurity.
Supply Chain Precarity
The measures employed to contain the global pandemic of 2019 have profoundly impacted the essential flow of food from farms and upstream producers to downstream retailers and consumers. This is due to many structural challenges, including unpredictable demand, new consumer purchasing patterns, unreliable production, transportation and logistics provisioning due to labor shortages caused by national lockdowns, government incentives, and international travel restrictions.
These disruptions, which are still impacting global supply chains three years after the onset of the pandemic, have been further exacerbated by the war in the Ukraine. Ukraine was one of the largest producers of grain, contributing 11% of the world’s wheat and 17% of the world’s corn. In a recent UN study, it was estimated that there was 25 million tons of grain stuck in port in the Ukraine, destined for end-markets in Europe, Asia and Africa.
Above Food’s ownership of its supply chain from seed-to-fork helps its customers limit their exposure to supply chain disruptions. Above Food is relatively shielded from the impacts of supply chain disruptions.

The inputs used are sourced directly from growers in regions near Above Food, and exposure is mitigated by contracting no more than 10% of any grower’s total production. Furthermore, we store the products within our own facilities, and transport products to key customers via our own controlled fleet of railcars.
We also have strategically located our grain assets in three separate geographical locations within Saskatchewan that form a triangle, which allows us to cover a significant portion of the farmland within Saskatchewan. Additionally, we have an asset within Alberta that further extends our geographical reach. This spread helps to mitigate poor crop conditions if a certain area within Saskatchewan has a down year.
As the majority of our sales are commodities/food ingredient products, demand is relatively inelastic. While Above is subject to fluctuations in commodity and crop prices, we contract sales and purchases based on these same fluctuations, which further helps reduce exposure.
We also use freight providers to assist in transportation overseas and throughout Canada. We use multiple service providers so that we are able to mitigate the risk of a potential strike at a provider impacting our shipments. Specifically, at the ports of Vancouver and Montreal, where most of our shipping occurs, we contract multiple companies for transloading and ocean freight services, so if any one company is unavailable for any length of time we are able to contract elsewhere and not risk our shipments sitting at port for an extended period of time. This is an impactful risk mitigation measure as freight costs are the second largest input into our cost of goods sold (behind product purchases themselves); in FY2023, freight costs totaled $50.2 million, and in FY2022, freight costs totaled $27.3 million.
ESG and Sustainability Driving Consumer Purchases
According to a recent study conducted by McKinsey & Company (“McKinsey”),
“Products making ESG-related claims averaged 28 percent cumulative growth over the past five-year period, versus 20 percent for products that made no such claims.” In this same study, products with ESG-related claims boasted a 1.7 percentage-point advantage on their CAGR, which we believe is a disproportionate growth rate in the context of a mature industry.
Further, in a McKinsey U.S. consumer sentiment survey taken in 2020, more than 60% of respondents said they would pay more for a product with sustainable packaging. Moreover, a recent study by NielsenIQ found that 78% of U.S. consumers say that a sustainable lifestyle is important to them.
Food Safety and Source Traceability
Food traceability is a component of a broader food safety system that has the ability to follow the movement of a food product and its ingredients through all steps in the supply chain, both backward and forward. Traceability involves documenting and linking the production, processing and distribution chain of food products and ingredients. According to the World Health Organization (“WHO”) every year an estimated 600 million people — one in every ten people globally, become ill after consuming contaminated food, which results in a loss of approximately 33 million healthy life years. Each year, low- and middle-income nations lose $110 billion in productivity and medical costs as a result of hazardous consumables. More stringent food safety programs, with advanced traceability, is one of the solutions to this global problem, which we see reflected in the size and growth of this market. According to Polaris Market Research, the global food traceability market is expected to reach $35.48 billion by 2029, which is a CAGR of 9% when compared to its 2021 market size of $18.15 billion. We believe the growing food traceability market reflects consumer demand.
In a recent consumer study conducted jointly by Future Market Insights (“FMI”) and Nielsen it was cited that transparency is one of most important attributes when making purchasing decisions. This is reflected in the data, with 79% of consumers surveyed reporting they had more trust and were more loyal to manufacturers and brands that provided ingredient and sourcing information above and beyond what is required on standard food labels. A further 64% of consumers said they were willing to switch brands to those that provide more in-depth information.
Continued Growth of Better-for-you Foods
According to a study published by the National Center of Biotechnology Information, it has been estimated that poor diet quality and physical inactivity contributed to approximately 16% of U.S. deaths in

2000, compared to 14% in 1990. In addition, according to the WHO, worldwide obesity has nearly tripled since 1975. As a result, health, nutrition, and environmental awareness are increasingly becoming central to what consumers value. A recent market survey of five thousand U.S. consumers found that 49% were strongly motivated by “traditional” drivers of food choice (i.e., price, taste and convenience), while 51% were strongly motivated by “evolving,” or non-traditional, factors, such as health and wellness, safety, social impact, and familiarity. We believe these are early signs of a prolonged movement of consumer habits changing toward better-for-you products, especially due to more recent health-focused trends.
The ‘Better-for-you’ category of food products is comprised of a multitude of categories. Plant-based foods, and plant-based diets, driven by flexitarianism, vegetarianism and veganism, the consumption of plant-based dairy, and plant-based meats are contributing to the growth of the plant-based food market size. According to a recent study by FMI, the plant-based food market is predicted to expand by three times it’s current market size of $11.3 billion, to $35.9 billion in 2033, representing a CAGR of 12.2%.
Our Competitive Strengths
We expect to drive continued growth and strong financial performance by leveraging our distinct competitive strengths, each of which we believe provide unique competitive advantages. These include:
IP Elite™ Identity Preserved Grain Origination
Identity preserved agricultural production means that the unique traits or quality characteristics of a variety are maintained from when the crop is seeded through when the crop is harvested, transported, handled, processed and shipped. A “trait” can be any valuable and/or distinguishing characteristic that the buyer requires (e.g., high protein content in durum wheat intended for pasta manufacturing).
The Canadian Grain Commission’s Canadian Identity Preserved Recognition System (“CIPRS”) is a voluntary program that certifies that a company’s IP system for the production, handling and transportation of specialty grains, oilseeds or pulses is effective.
Above Food’s IP system is called IP Elite™ and this program is licensed from KF Farms on a non-royalty bearing, perpetual license. This program was created over the course of 35 years by Lionel Kambeitz and his son Jordan Kambeitz and takes the standard CIPRS further, by including regenerative agricultural practices as part of its protocols. These include mandating and auditing the use of no-till farming, reducing and/or removing synthetic inputs, cover cropping and soil probing to measure the biomass accumulation and biomass index.
Above Food provides its approximately 40 large-scale farming partners with the IP Elite™ protocols as a way to lock-in supply as these farming partners receive benefits in the form of soil regeneration leading to increased productivity, and the reduction of input costs, both of which contribute to farmers having greater productivity from their soil, which results in helping to create better economics for our farming partners.
Whole Source Traceability
Our traceability system enables lot-tracing of grains, ingredients and consumer products back to the source of primary production and stays with each lot through Above Food’s value chain. We believe this provides several benefits for our stakeholders across the value chain, including:
•
Compliance with increasingly stringent regulations;

•
Reduces reputational risk and enhances Above Food’s standing with its customers, retailers and consumers that it is a trustworthy enterprise;

•
Increased consumer trust and satisfaction. In a recent study conducted by U.S.-based food technology company, Label Insights, it was reported that 73% of consumers and 86% of millennial moms were willing to pay more for a transparent product; and

•
Reduces financial losses in the event of recalls caused by contamination by reducing the resources required to identify, isolate and regather contaminated product.

The traceability system is composed of several software platforms, quality control processes and food-safety certifications.
Every grain shipment that comes into Above Food’s ingredient terminals is tested on-site by an independent third party. Each grain is graded for quality, and a third party assesses and runs falling number, vomitoxin, glyphosate, ochratoxin, aflatoxin and entomology testing when required or requested. The foregoing information accompanies the bill of sale for the grains, which also lists the farmer (producer), and any applicable certifications (i.e., Organic, ROC, Non-GMO, Gluten Free, Tested Glyphosate Clean and more), which then gets tagged by the I-rely Inventory Management System to that particular grain.
If the grain is distributed by the Disruptive Ag and Rudimentary Ingredients division, the information described in the immediately foregoing paragraph would accompany the bill of sale to the end customer. If the grain is being further processed, then such information is passed onto the Intermediate Ingredients segment within this division, and is input into Above Food’s enterprise resource planning system (“ERP system”) as a “lot code”, thereby continuing the enshrinement of the identity and provenance of the grain. This information accompanies the bill of sale or is part of approval process to ship product to ingredient customers.
If the ingredient is sent further downstream to become a consumer product in the CPG division, all of the provenance, attribution, processing, certifications, are already in the ERP system and are extracted as necessary. In some cases, this is to validate its provenance with retailers, while in some other cases, it ends up as a consumer value proposition in the form of a unique code on the final product packaging that consumers can refer to and learn where and how their foods were produced by entering the code on some of Above Food’s consumer brands websites.
Asset Base Enabling Chain of Custody
We believe that our ability to source and secure grains at scale directly from large scale farm producers, store the grains in Above Food’s facilities, and leverage a captive railcar fleet to transport the grains to the market provides unique value to our customers.
We leverage an asset base that consists of three large-scale terminal assets, and additional bin storage in our ingredient center leased by our subsidiary, NorQuin (the “Specialty Ingredient Centre”), all located in Saskatchewan, Canada. All of these assets are built for segregating grains into individual siloes, also known as “separations” or “bins.” This type of segregation enables Above Food to preserve the identity of all grains via lot coding and lot tracing and store these in specific parts of our asset base. Where and how grains are stored is based on phenotype, cultivation methods used in primary production, nutrition applied in primary production, and a host of additional attributes that Above Food’s customers desire and request as part of the selling cycle and contracting process.
In total, our ingredient terminal assets and Specialty Ingredient Centre storage includes 179 of these separations, which enables us to house up to 179 different types of grains at any single point in time. The total throughput capacity on a consolidated bases for these assets is estimated at 650,000 metric tons.
This asset base makes it possible for us to concurrently manage the multitude of supply chain certifications that our diverse customer base requires, the same certifications detailed in the foregoing section.
Additionally, Above Food owns 105 railcars and leases an additional fleet of 200 railcars, providing Above Food captive use of over 300 railcars, which in turn provides us with greater control of grain logistics and transportation. Moreover, all three of the ingredient terminal assets are on rail, enabling us to load in and load out into railcars.
Advanced Food Safety and Food Integrity Certifications
We believe our food safety certifications not only provide evidence that the products produced by us are safe to use, but also help to validate that our business has met both the professional and ethical standards to produce food for the public.
Above Food and its wholly owned subsidiaries maintain a total of eight food certifications applicable to certain products marketed by Above Food and its subsidiaries, including:

1.
Regenerative Organic Certification — ROC is a new certification for food, textiles, and personal care ingredients. ROC farms and products are expected to meet the highest standards in the world for soil health, animal welfare, and farmworker fairness.

2.
USDA Organic Certification — The USDA Organic Certification requires that farmers and businesses meet strict standards for the growing, processing and handling of their products. Products that carry the USDA Organic Certification seal are required to have 95% or more organic content. Organic production emphasizes natural processes and ingredients.

3.
Canada Organic Certification — To be certified organic in Canada, operators must have their products certified by a CFIA accredited certification body and develop an organic production system based on the Canadian organic standards. These standards ensure Above Food and its primary producer partners (farmers) do not use: hydroponics; synthetic fertilizers and toxic, synthetic pesticides; GMOs in seed, feed, and ingredients; artificial colours, flavours, and preservatives; growth hormones; irradiation; or sewage sludge.

4.
Non-GMO Project Verified (certification) — Non-GMO Project Verified program is focused solely on GMOs, supported by testing and supply chain tracing. The Non-GMO Project Verified standard outlines explicit requirements for GMO avoidance, including ongoing testing of all major ingredients considered high-risk.

5.
Gluten Free Certification — Gluten-free certification is a process designed to protect consumers with celiac disease and other gluten-related disorders by confirming that a food, drink or supplement meets strict standards for gluten-free safety. The FDA and CFIA only allow packaged foods with less than 20 parts per million (ppm) of gluten to be labeled gluten-free. While not an explicit certification, Above Food also employs the Purity Protocol for many of its gluten-free oat producers, which ensures that the oats produced can be tested as clean as 5 parts per million (ppm).

6.
Tested Clean for Glyphosate Certification — A program launched in 2020 by the Health Research Institute (HRI) that aims to focus attention on the farmers and food brands that have taken extra steps to eliminate residues of glyphosate herbicide from their products and protect consumers from the controversial weedkiller. Tested Clean is the most robust pesticide testing program in the United States. The Tested Clean Seal on a product means it has met and continues to meet the highest standard available for eliminating residues of glyphosate herbicide.

7.
Kosher (COR) Certification — Kosher Certification is the stamp of kosher approval by a rabbinic agency verifying they have checked a product’s ingredients, production facility and actual production to ensure all ingredients, derivatives, tools and machinery have no trace of non-kosher substances.

8.
Plastic Neutral Certifications — Plastic neutrality is achieved when an individual or organization’s plastic footprint is measured and balanced by the removal and recovery of plastic waste from nature, and complemented by reductions in plastic use. Plastic neutrality is driving a circular economy by increasing the recovery and recycling rates of various plastics.

Above Food also maintains relationships with primary producers (farmers) that are required to adhere to several of the aforementioned certifications in order to qualify as a supplier for us. This includes USDA Organic or Canada Organic certified producers, ROC producers, Gluten Free Certified producers, Non-GMO Project Verified producers and producers that have tested clean for glyphosate herbicide.
Additionally, certain of our ingredient and CPG production facilities maintain their own food safety certifications, including CFIA certification and Hazard analysis and critical control points certification. Our Specialty Ingredient Centre, located in Saskatchewan Canada, also received an “AA” rating by the British Retail Consortium based on the most recent audit conducted in 2023.
Many of our B2B customers require food safety and food supply certifications as the basis for supply relationships. These certifications not only qualify us as a valued partner but allow Above Food to charge incremental premiums as the food ingredients and products procured and produced by us under these certifications command a premium price in market.

Portfolio of Differentiated Consumer Brands
In the CPG space, we believe product uniqueness is seldom enough of a differentiator and barrier on its own. A strong brand, in combination with unique products and attributes, provides a key competitive advantage. Effective brands create a meaningful relationship with consumers that drive loyalty and preference and ultimately are difficult to replicate. We believe our brands have carved out defensible positions within the hearts and minds of consumers, as they stand for what we believe consumers of better-for-you foods care most about: sustainability, health, transparency, and reliability. We are invited into consumers’ lives by offering genuineness in a segment that has traditionally done little for the environment.
With nine owned brands, many with decades of in-market success, our brands benefit from brand awareness and strong brand equity, each underpinned by owned manufacturing. These brands include:
1.
Farmer Direct Organic — FDO is the largest supplier globally of ROC grains, and sources only high quality certified organic grains, seeds and pulses directly from family farms in the United States and Canada. When consumers purchase from FDO, they are supporting a food future that is good for families, farmers, and the planet. Each FDO product can be traced directly back to the farm it was grown on through a unique proprietary lot numbering system. This system can be found on the consumer branded packaging. Products are distributed through retailers, such as Whole Foods Markets, Fresh Market, Sprouts, Co-Op grocery stores, and online commerce websites, such as Patagonia Provisions. FDO has a branded consumer business, sold under the Farmer Direct Organic brand, and a Private Label business that manufactures for leading retailers’ owned brands, and bulk bins.

2.
Eat Up! — A natural regenerative brand, Eat Up!, is built around regenerative agricultural practices, transparent sourcing and processing, nutrient density, and clean minimal ingredients. The brand competes in three consumer segments, including: gluten free bakery, gluten free flours, and gluten free oats and breakfast cereals. Currently, Eat Up! is distributed coast-to-coast in Canada, with planned market entry into the United States in fiscal year 2025.

3.
NorQuin — A premium, value-add quinoa brand in North America, with complete ownership of the genetics of its products extending through its consumer products on the shelf. Currently, Above Food leverages NorQuin’s manufacturing assets to produce private label and food-service products for the Canadian market. Above Food expects the private label and food-service product opportunities to expand into the United States in the late fourth quarter of 2023.

4.
Tiny Hero — Tiny Hero is a dormant brand that is not currently in market but has a brand name and brand awareness that can be built upon for the North American specialty grain and snacks market. Tiny Hero has a full suite of brand assets and 11 already-developed product formulations and we expect to relaunch Tiny Hero into private label or select retailers in fiscal year 2025.

5.
Loma Linda — Loma Linda represents sustainability, nutrition, convenience, and social responsibility with a focus on delivering taste and value. Loma Linda is distributed in approximately 22,000 retail locations across 28 countries. Since it was established around 1906 by Dr. J.H. Kellogg, Loma Linda has been a leader in sustainable plant-based food and has served plant-based consumer needs for many generations. Loma Linda competes in the “Simple Meals” segment, which is typically located in the center of retail stores in an area that few plant-based innovations target, despite it being a strategic focus for retailers.

6.
Modern Menu — Modern Menu is a dedicated food-service brand that leverages top selling Loma Linda SKUs and is merchandised in packaging formats and sizes that have been purposely built for the food-service channel to maximize the sales of Loma Linda. Shelf stability and simple heat-and-eat preparation are key competitive advantages of this brand.

7.
Tuno — Tuno is a range of plant-based tuna substitutes, launched to save fish and help clean up our oceans. Line priced with canned tuna, Tuno provides cost effective plant-based fish alternatives for all consumers. Tuno’s portfolio currently includes branded products in single, multi-pack and club-pack formats. Private Label and Food-Service offerings are also available through our owned manufacturing, potentially expanding our total market opportunity.

8.
Neat — Neat is a shelf-stable, gluten-free and non-GMO protein mix platform. Two segments in the range include innovative two-ingredient egg-replacements and dry plant-based protein mixes, which can be transformed into meatballs and burger patties just by adding water. Available in both conventional and organic segments, with Private Label and Food-Service offerings available through our owned manufacturing, potentially expanding our total market opportunity.

9.
Culcherd — Culcherd provides health-conscious, environmentally aware consumers with ethical, flavorful plant-based dairy substitutes. The key competitive differentiators of Culcherd’s products are digestive benefits through fermentation with 100% vegan probiotic cultures. The Culcherd brand is currently dormant; products are not currently being sold or marketed as management evaluates options relating to the brand.

Global Reach and Scale
As of July 31, 2023, we have an install base of approximately 560 Disruptive Ag & Rudimentary Ingredients customers, and their consumer products have approximately 35,000 points of distribution. Our ingredients and products can already be found in 29 countries.
Visionary and Experienced Leadership Team
We have a knowledgeable and impassioned executive team that has been instrumental in the acceleration of our growth. Under the leadership of Chief Executive Officer Lionel Kambeitz, a fourth generation managing executive, Above Food has strategically transformed the company from a boutique commodity merchandiser into a specialty-ingredient and consumer product company. We have successfully entered 29 markets across North America, Central and South America, Asia, Europe, and Africa. In addition to Mr. Kambeitz, we have many highly experienced executives with strong business and industry-relevant operational experience. We believe our leadership team brings fresh perspectives to the food industry and challenges outdated industry practices. With the planned addition of several members of Bite’s leadership team, which includes accomplished business leaders of capital markets, food service and commodity companies, we believe we are well positioned for future growth.
High Visibility and Predictability on Forecasted Revenues
With multi-month contracts from some of our largest customers, and defined volumes and pricing dynamics, we have strong insight into our forecasted revenues. For example, total sales in February and March 2023 were approximately CAD $77.9 million, and by the end of March 2023, we had an additional approximately CAD $126.3 million of sales under contract.
Scalable Business Model
We designed our business to be highly scalable, with a focus on sustainable long-term profitability. Since our inception in 2016, we have demonstrated consistent growth in revenues.
Our Opportunity
We are determined to help people transition from traditional food products to better-for-you products that offer superior nutrient density to aid in increasing human and companion pet health, while reducing the environmental impacts of food production. We aim to do this while providing affordable nutritious foods to address growing global food insecurity, projected by Action Against Hunger in 2022 to be approximately 800 million people, and growing by the day.
We compete within the better-for-you food market, a market which encompasses a wide cross section of categories, segments, geographies and channels. The total addressable market (“TAM”) is estimated to grow to approximately $212 billion in coming years. Contributing to this TAM are five discrete markets, including:
1.
Plant Protein Ingredients

•
Consumer demand for protein-rich food is rising, and to fuel this demand the industry is reliant on protein-rich ingredients. Plant proteins are viewed as a healthier substitute for animal proteins due to their higher levels of fiber and lower levels of fat. In addition, plant proteins are viewed as less resource intensive to produce, thereby decreasing the environmental impact. In a 2023 research report, Market Research Future estimates that the global market size of plant-based protein ingredients will be $14.8 billion by 2027, growing at a projected 7.05% in the forecast period from 2020 to 2027.
2.
Plant-Based Dairy Alternatives

•
The market for plant-based dairy alternatives is driven primarily by the incidence of lactose intolerance, which is estimated to affect nearly 65% of the global population. There is also a growing recognition that plant-based dairy alternatives are both healthier and better for the environment due to concerns around allergens, hormones, antibiotics and the unethical treatment of livestock in the conventional dairy sector.

•
In a research report published in August of 2022, Fortune Business Insights projected the global dairy alternatives market to reach $61.4 billion by 2029, with a CAGR of 13.6%, up from $25.2 billion in 2022.

3.
Plant-Based Snacking

•
The increasing consumer demand for convenience foods are the major driving force for the growth of the plant-based snacking market. Notable within this market is the dominant role the North American market plays, owing in large part to the increasing awareness about health and increasing shift towards better-for-you, natural food substitutes. Additionally, supplements and increasing consumer shifts towards healthy diets are likely to aid the market growth of plant-based snacks.

•
The market size for plant-based snacks is forecasted by Analytics Market Research to reach $59.4 billion by 2026, growing at a CAGR of 9.4% during the forecast period from 2021 to 2026.

4.
Whole Grains

•
In a 2022 market study titled “Whole Grain and High Fiber Foods — Global Market Trajectory & Analytics,” published by Global Industry Analysts Inc. (“GIA”), it is estimated that the global whole grains market will reach $57.7 billion by 2026, exhibiting a CAGR of 6.5% from its 2022 market size of $45.5 billion.

•
The increasing flexitarian trend, and the broader demand for better-for-you products that provide health benefits without requiring significant trade-offs or a change in eating habits are driving this market.

•
While this market has many sub-segments there are two of note that Above Food already participates in, at scale:

•
The whole grain and high-fiber foods markets in the United States was estimated to be $15.3 billion in 2022. The United States currently accounts for a 33.6% share in the global market.

•
Oat is among the most valuable functional crop within the whole grains’ market. The growing awareness of the health benefits of oats has led to its ever-growing popularity. GIA projects that the oat markets in the United States, Canada, Japan, China and Europe will drive a 6.2% CAGR in oats alone. These regional markets currently account for a combined market size of approximately $4 billion which is expected to grow to approximately $6 billion by the close of 2026.

5.
Plant-Based Pet Food

•
The plant-based pet food market is fueled in part by the flexitarian movement, the humanization of pets, and the growing number of vegan pet owners choosing a plant-based diet for their pets. According to a market report by Future Market Insights, the global plant-based pet food market is expected to grow from $26.0 billion in 2022, to $57.4 billion in 2032, with a promising CAGR of 9.2%.

Our Growth Strategies
We intend to grow our business by focusing on the following key areas:
•
Leverage Existing Asset Base to Drive Revenue Growth.   As of June 30, 2023, on a consolidated basis across both of our business divisions, Above Food’s storage and production assets were operating at 12 % utilization. We believe that with minimal capital expenditure, these storage and production assets will continue to drive organic revenue growth.

•
Expand Margins by Shifting Revenues to Higher Value Segments and Products.   Our business is at an inflection point, where we believe approximately 60% of our revenues will be derived from the higher gross margin portion of our Disruptive Ag & Rudimentary Ingredients and CPG divisions. Historically, 60% of our revenues were derived from the lower gross margin portion of the division of Disruptive Ag & Rudimentary Ingredients, but we have deliberately shifted our focus and resources to gross margin expansion now that we have the assets in place to do so. In addition, we have significant operating leverage in the business having purchased and built assets that are currently underutilized.

•
Complement Organic Growth with Strategic and Accretive M&A.   We have already proven our ability to identify, diligence, purchase, integrate and extract synergies from strategic M&A transactions, where we can leverage our supply chain, existing asset base and talent base to exploit both go-to-market and operating cost synergies.

•
Focus on Existing Customers for Disruptive Ag and Rudimentary Ingredients.   With 560 Disruptive Ag & Rudimentary Ingredients customers and having had to turn away demand due to constraints in working capital, we believe the most efficient growth will come from expanding our reach and depth within our existing customer base.

•
Expand Distribution for Intermediate Ingredients and CPG.   Increase total distribution points in the U.S. and Canadian markets by leveraging established listings and inventory at key distributors.

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Be the Regenerative Ingredient and Product Manufacturer.   We believe we can be one of the go-to companies to assist multinational food and beverage brands transition parts of their business to be more focused on ESG and regenerative agriculture. We have already been engaged in this type of work with several of large consumer products companies in North America.

•
Private Label First in CPG.   With ownership and control of our consumer product manufacturing, we will focus on rapidly expanding our Private Label business through both existing retail relationships and targeting new retailers who have committed to improving their overall ESG credentials.

Our Products
We produce and distribute distinct products in each of our two divisions: (1) Disruptive Ag & Rudimentary Ingredients division; and (2) CPG division.
Disruptive Ag & Rudimentary Ingredients Division
In the Disruptive Ag portion of the Disruptive Ag & Rudimentary Ingredients division, products are created based on the origination of 13 crops, and the addition of primary value in the form of cleaning, color sorting, aerating, cooling, and bagging. These products can be categorized into two distinct segments, Cereal Grains and Oil Seeds, and a third segment, Pulses.
The Cereal Grains segment is made up of (i) Canadian Western Spring Wheat, (ii) durum wheat, (iii) barley, (iv) oats and (v) quinoa. The Oil Seeds segment is primarily made up of (i) canola, (ii) mustard and (iii) flax. In addition, the Pulses segment is primarily made up of (i) green peas, (ii) red lentils, (iii) green lentils, (iv) chickpeas and (v) fava beans.
Within this division, the Rudimentary Ingredients portion consists of processing in Above Food’s Kindersley and Avonlea facilities and represent products where an additional level of processing has occurred, relative to that which is typically added in the Disruptive Ag portion.
We have the ability to offer both standard product or work with our customers to create custom products based on our customer’s exacting specifications. These ingredients have end markets for both human and companion pet uses.

In addition, we have ingredients processed in our Specialty Ingredient Centre, which are segmented into three product platforms: (1) Gluten Free Oat Platform; (2) Quinoa Platform; and (3) Blended Pulse and Cereal Grains. The Gluten Free Oat Platform encompasses a diverse suite of identity preserved oat-based ingredient solutions, including, among others: (a) Pasteurized Groats (whole groats and pressed steel cut); (b) Flakes (thick rolled and quick flake); and (c) Flour (whole grain which can be milled to any screen size specified by our customers). In addition, our Quinoa Platform includes, among others: (a) Whole Grain (e.g., Golden, Tricolour, Red and Black Quinoa options and Flakes); (b) Texturized Grain (e.g., pops, crisps and puffs); and (c) Flours, Fibers and Blends (e.g., flour, pre-gel flour and bran). Our Blended Pulse and Cereal Grains Platform is made up of (a) Standard Flour Blends (e.g., GF Wheat Flour Replacer, GF Pancake & Waffle Mix and GF Oat Cookie Baking Mixes) and (b) Custom Flour Blends (e.g., GF Grains, GF Pulses and a combination of Grains and Pulses).
CPG Division
Within our CPG division, there are three segments, separated by the category in which each product competes in retailers, and the production facility in which the products are produced. These products are available as both differentiated, branded products and private label offerings, except our Alternative Dairy platform. We have supply contracts with several of North America’s largest and most influential grocery retailers for the manufacturing of private label products.
Simple Meals
Above Food’s Simple Meals segment includes shelf-stable meal solutions, that are typically located in the center of grocery stores. There are three categories within this segment: (1) Pouched Simple Meals; (2) Alternative Seafood; and (3) Dry Meal & Protein Mixes.
Pouched Simple Meals
Pouched Simple Meals are produced for retailers for their private label program offerings and are also available as branded SKUs within our Loma Linda and Modern Menu brands. We offer the following SKUs in this category:
•
Taco Filling (Single or 6-Pack option);

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Southwest Bowl (Single or 6-Pack option);

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Southwest Chunky Bowl (Single or 6-Pack option);

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Sweet Potato Harvest Bowl (Single or 6-Pack option);

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Ultimate Chili (Single or 6-Pack option);

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Sloppy Joe (Single or 6-Pack option);

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Greek Bowl;

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Hawaiian Bowl

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Thai Green Curry (Single or 6-Pack option);

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Thai Red Curry (Single or 6-Pack option);

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Pad Thai (Single or 6-Pack option);

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Southwest Chunky Stew;

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Hearty Spaghetti;

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Tikka Masala (Single or 6-Pack option);

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Jamaican Jerk Bowl (Single or 6-Pack option);

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Best Sellers (6-Pack);

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New Flavors (6-Pack);

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CHIK’N Broth;

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CHIK’N Buffalo Sauce;

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CHIK’N BBQ Sauce;

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Big Franks;

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Vegetable Skallops®;

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Prime Stakes®;

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Diced Chik®;

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FriChik®;

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Low Fat FriCkick®;

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Ready Burger; and

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Vegetarian Burger®.

Alternative Seafood
Our Alternative Seafood products are produced for retailers for their private label program offerings and are also available as branded SKUs within our “Tuno” brand:
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Lemon Pepper (Single or 6-Pack option);

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Pesto & Sundried Tomato (Single or 6-Pack option);

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Thai Sweet Chili (Single or 6-Pack option);

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Spring Water (Single or 6-Pack option); and

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Variety 8 Pack.

Dry Meal & Protein Mixes
Our Dry Meal & Protein Mixes are produced for retailers for their private label program offerings and are also available as branded SKUs within our “neat” brand:
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Neat Egg Mix (Single or 6-Pack option);

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Neat Italian Mix (Single or 6-Pack option);

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Neat Mexican Mix (Single or 6-Pack option); and

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Neat Southwest Mix (Single or 6-Pack option).

Specialty Grains and Snacks
Above Food’s Specialty Grains and Snacks segment includes value-added, shelf-stable, grain-based products, each of which are typically merchandised within the center of the grocery store. Each of these products are produced in Above Food’s Specialty Ingredients Centre and are originally procured by our Disruptive Ag & Rudimentary Ingredients division. They compete on traceability of supply, and include certifications such as ROC, Organic, and Gluten Free.
Our Specialty Grains and Snacks are produced for retailers for their private label program offerings and are also available as branded SKUs within our Farmer Direct Organic, Eat Up! and NorQuin brands, including products such as Organic Brown Flaxseed, Organic French Green Lentils, Organic Black Beans, Roc Steel Cut Oats, POC Split Red Lentils, Cinnamon Spice Muffin & Cake Mix and many others.
Alternative Dairy
Above Food’s Alternative Dairy segment includes premium plant-based semi-hard cheeses and plant-based premium butters. Each of these products are produced in Above Food’s Alternative Dairy Centre and are the only temperature-controlled products in the range. These are shipped frozen and slacked out (a process by which a food’s temperature is allowed to gradually increase under controlled conditions) into the refrigerated section in retailers. They compete on texture and taste, in addition to being Organic Certified and Gluten Free. As of June 30, 2023, these products are not part of our private label offerings, therefore, they are only available exclusively in Canada within the Culcherd brand. Available SKUs in this range include, among others: (i) Original Butter, (ii) Cinnamon Swirl Butter, (iii) Turmeric Black Pepper Butter, (iv) Herb & Garlic Cheese, (v) Everything Bagel Cheese and (vi) Sriracha Jalapeno Cheese. As noted above, the Culcherd brand is currently dormant. Products under this brand are not being sold or marketed as of the date of this Registration Statement/Proxy Statement while management continues to evaluate options relating to the brand.
Our Customers
With an expansive value chain, and a business designed to solve our customers’ most pressing concerns and opportunities, we are able to source volume from a wide cross section of customers. As of June 30, 2023, we had approximately 560 customers in our Disruptive Ag & Rudimentary Ingredients division and over 35,000 points of distribution for our CPG division. While there is some overlap between divisions, we can divide our customers into one of our two divisions:
Disruptive Agriculture & Rudimentary Ingredients
1.
Large Multinational Food and Beverage Companies — We sell value-added boutique grains into some of the largest food and beverage companies globally, including stalwarts in breakfast cereal, snacking, pasta and pet food.

2.
Large Multinational Food Processors — We sell value-added boutique grains into some of the largest, food processing companies globally, including product formulators and contract manufacturers.

3.
Regional Food and Beverage Companies — We sell value-added boutique grains and proteins into 29 different countries, as such we have a significant customer base that are dedicated to single countries and/or geographies.

4.
Grain Trading Companies — Due to the boutique nature of some of our grains, and certifications, we will from time to time sell product to companies with which we compete if the margin is attractive and there is a strategic value in doing so.

5.
Large Multinational Food and Beverage Companies — We sell processed grains and proprietary formulations, into some of the largest food and beverage companies globally, including stalwarts in breakfast cereal, snacking, plant-based beverage, toddler snacks, and pet food.

6.
Regional Food and Beverage Companies — We sell processed grains and proprietary formulations, into 29 different countries, as such we have a significant customer base that are dedicated to single countries and or geographies.

7.
High Growth Consumer Brands — We provide well-known high-growth consumer brands in North America with ingredients that we believe help power differentiation in their products from their competitors.

8.
Food Service — We sell processed grains and proprietary formulations into food service channels that we believe help power differentiation on their menus.

Consumer Packaged Goods
1.
Private Label — We manufacture products for several of North America’s largest grocery retailers, which are packaged and merchandised under their own private label brands.

2.
Grocery Retailers (Bricks and Mortar) — We sell our branded consumer products into a wide cross section of grocery retailers, including, among others, Mass, Grocery, Natural, Specialty, and Independents.

3.
Club (or Big Box) Retailers — We sell our branded consumer products to some of the largest Club retailers in North America.

4.
E-commerce Retailers — We sell our branded consumer products to some of the largest e-commerce platforms in North America.

5.
Food Service — We sell branded and white labeled consumer products into food service channels that we believe help power differentiation on their menus.

Purchase of Property, Plant, and Equipment
For the year ended January 31, 2023, purchases of property, plant, and equipment decreased to $2.4 million compared to $22.0 million in FY 2022, a decrease of $19.6 million. The decrease was largely due to significant purchases of $7.8 million, $7.3 million, and $2.0 million in FY 2022 relating to the Kindersley terminal, Avonlea terminal, and Port Lajord, respectively. There was also an additional $1 million of purchases relating to railcars in FY 2022. In FY 2023, the majority of purchases of property, plant, and equipment (approximately $1.7 million) related to equipment purchases for the terminals.
As at January 31, 2023, Above Food had committed approximately CAD $3.7 million of further net capital expenditures in 2023 related to its facility optimization activities for investments into FDO and Culcherd and pulse protein processing, which are described in further detail under the heading
“— Manufacturing” below. Above Food anticipates satisfying these capital commitments with funds from operations.
Sales and Marketing
Sales
We believe our business model and growth strategy allows us to monetize both B2B and B2B2C channels. The marketing function at Above Food is centralized and relies on external partners, whereas our sales function is a hybrid model with both dedicated employees existing in each of our two divisions, in addition to sales brokers that are leveraged by both divisions.
Disruptive Agriculture & Rudimentary Ingredients
This division has a sales force of six employees dedicated to and responsible for driving our Disruptive Ag merchandising model globally with sales from 29 countries and across 13 discrete crop types. We typically sell directly to our customers which reduces the need and impact on our margins when relying on intermediaries such as external sales brokers and distributors.
Within this division, the Rudimentary Ingredients portion has a sales force of three employees focused on selling products from our Intermediate Ingredients platforms, including GF Oats, Quinoa and Blends.
Consumer Packaged Goods
This division has a sales force of three dedicated employees that each sell branded, private label and food service offerings. Unlike our Disruptive Ag & Rudimentary Ingredients division that sells directly to its customers in most cases, it is a common and expected practice to leverage a hybrid approach to sales in CPG. In addition to our dedicated sales resources, we also leverage 9 sales broker organizations and 12 distributors.
Marketing
Our marketing function supports our global sales force by building brand awareness with a targeted and judicious approach. Additionally, all senior leaders across the organization participate in marketing activities such as speaking at industry events, conferences, trade shows, and hosting customer events.
As of June 30, 2023, our marketing group consists of two dedicated team members. Additionally, the marketing group leverages a network of best-in-class partners across its marketing efforts. This includes dedicated partners for:

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Public relations for earned and paid media;

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Organic social media content management;

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Paid Social Media Influencers and/or Affiliates;

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Paid Media;

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Web Development;

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Packaging Design and Production; and

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Trade Show Design, Development and Fabrication.

Manufacturing
We use five primary facilities for the manufacturing and processing of our ingredients and consumer products across North America, which on a consolidated basis represent twenty distinct processing and production lines.
1.
Port Lajord Ingredient Terminal

We have an exclusive 40-year lease on the Port Lajord Ingredient Terminal, located in Lajord Saskatchewan, Canada, with a sole and exclusive, irrevocable, renewable option to purchase this facility from the landlord at any point during the lease period.
This is our newest, most modern and primary ingredient terminal, commissioned in 2017 and is our largest ingredient terminal by throughput capacity. It was purpose built for our identity preserved business model and functions as both a conventional and organic grain terminal; therefore, it is the fifth largest inland terminal in Canada and the largest organic grain terminal in Canada.
The terminal has a total maximum storage capacity of 93,000 metric tonnes (“MT”). The market data indicates that the average storage to throughput multiple is approximately 9x. Applying this amount to the storage capacity of the subject facility equates to a throughput indication of approximately 837,000 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.
The processing capabilities for this facility include, among others, 40 storage bins for segregated grain storage, two weight scales, color sorting, bulk loading system, packing system, I-rely Inventory Management System, digital grain probe, on-site grain grading, drying and cooling, high-speed sizing, bagging, train and truck load-out capabilities and 21,000 feet of on-site rail spur.
2.
Avonlea Ingredient Terminal

Our wholly owned subsidiary, PCFC, owns the Avonlea Ingredient Terminal, located in Avonlea, Saskatchewan, Canada. The terminal has a total maximum storage capacity of 14,500 MT and has a normalized annual throughput of approximately 85,000 MT. However, actual throughput in the most recent past has been significantly lower. Previous information on this facility prior to Above Food acquiring it in August of 2021 indicated throughput of 80,000 to 92,000 MT per year with an anticipated maximum throughput of approximately 120,000 MT.
The market data indicates that the average storage to throughput multiple is approximately 9x. Applying this amount to the storage capacity of this facility equates to a throughput indication of approximately 130,500 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.
The processing capabilities for this facility include, among others 52 storage bins for segregated grain storage, a weight scale, CGC sample divider, optical color sorting, bulk loading system, packing system, I-rely Inventory Management System, Digital Grain Probe, On-Site Grain Grading, drying and cooling, high-speed sizing, bagging, train and truck load-out capabilities.

3.
Kindersley Ingredient Terminal

Our wholly owned subsidiary, PCFC, owns the Kindersley Ingredient Terminal, located in Kindersley, Saskatchewan, Canada. It features a total storage capacity of 8,000 MT and an annual capacity of around 94,000 MT. This facility also includes ownership of the rail and has direct access to the CN Railyard. However, recent throughput has been significantly lower, operating at approximately 41,000 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.
The processing capabilities for this facility include, among others 87 storage bins for segregated grain storage, a weight scale, bulk loading system, I-rely Inventory Management System, digital grain probe, on-site grain grading, drying and cooling, high-speed sizing, and train and truck load-out capabilities.
4.
Specialty Ingredient Centre

Our wholly owned subsidiary, NorQuin, currently leases the Specialty Ingredient Centre in Saskatoon, Saskatchewan, Canada, which consists of approximately 29,962 square feet under a lease that expires on September 30, 2033.
This state-of-the-art facility is our flagship Specialty Ingredient processing facility and features advanced processing technologies and capabilities that we believe enable us to add significantly more value to the grains and proteins we originate through our Disruptive Ag & Rudimentary Ingredients division.
The ability to bring B-Trains into the facility, each with the capacity to load up to 88,000 lbs, store this grain in the ten on-site hopper bins, and then further process these grains using the facilities own equipment and technology, including packing the product into smaller units (ranging from 1 tonne totes all the way down to 6 oz. consumer product bags), is the core of this value-add facility.
Additionally, the Specialty Ingredient Centre boasts some of the highest standards in food safety, having earned BRC-AA certification for three years in a row, including as recently as May 2023.
The processing capabilities and certifications for this facility include, among others, a 980 square foot laboratory for formulating, grain grading, grain testing, and sensory testing, 10 hopper bins for on-site storage, a Buehler Hammer Mill, optical color sorting, a blending drum, three packaging lines, including tote, bulk (10 lbs — 50 lbs) and CPG (as small as 125 grams), on-site inventory storage, BRC-AA certification, a CFIA permit, Canada and USDA Organic certifications and Gluten Free certification.
5.
ANF’s Simple Meals CPG Manufacturing Facility

Our wholly owned subsidiary, ANF, currently leases space for food processing, warehousing and office use in Nash County, Nashville, North Carolina, consisting of approximately 53,000 square feet, pursuant to a lease that expires on December 31, 2032, subject to a five-year extension right.
The capabilities for this facility include formulating and mixing capabilities to convert dry and wet ingredients into proprietary formulations, forming lines for extruded products, a breading and coating line, frying lines, can filling lines, 16 retorts for thermal processing simple meals, automated case-pack formation and fill line and a palletizing area.
Research and Development
Our approach to research and development (“R&D”) is deliberate, efficient, and focused on driving value creation for all stakeholders. We operate based on the idea that our innovations are “inspired by nature and guided by science.” There are three interrelated component parts to our R&D and innovation approach and capabilities.
1.
Build the Commercial Case

Before Above Food dedicates resources to any R&D project, the team proposing the R&D project must first create a commercial case that can demonstrate there is both (i) a gap in the market and (ii) a market in that gap. To demonstrate this, the team must answer four fundamental questions:
1)
Do People Want It?

a.
Specifically, we look at the following: (i) what evidence exists that the proposed project will solve a customer’s or consumer’s unmet need better than all other available options; (ii) how many customers or consumers have this unmet need; and (iii) how often are they likely to experience this ‘pain point’?
2)
Can Above Food Make It?

a.
To ensure it is commercially viable, our team looks at whether the innovation leverages our existing supply chain and production capabilities. If not, we look at whether an existing partner has the capabilities to produce the project. In the event the answer to the previous two questions is “no” but we believe the proposed project is truly disruptive, then we look at the anticipated capital expenditures to build the capabilities to determine commercial viability.

3)
Can Above Food Produce a Profit with it?

a.
Specifically, we look to determine the proposed size of the consumer market and what needs to be true in order to access this market and generate a profit.

4)
Does it fit Strategically within our Brand?

a.
Finally, we look at the ways in which the R&D project fits within our overall sales and marketing strategy and mission to determine whether we believe it fits within our brand.

2.
Dedicated R&D Resources and Capabilities

As of June 30, 2023, we had seven dedicated employees in the R&D function. Four dedicated employees in the R&D lab located within the Specialty Ingredient Centre (the “R&D Lab”), and three additional employees at the University of Saskatchewan in Above Food’s Discovery Earth Sciences group.
Discovery Earth Sciences
Our Discovery Earth Sciences group has been involved in a number of government-funded research projects related to plant-based agriculture. Most of the research over the last 10 years has been focused on the development of molecular and biological assays for the improvement of screening tools to determine the presence or absence of pathogens in agricultural crops. The group has also been involved in the identification of genes and regions of DNA responsible for the resistance of non-GMO herbicide tolerance with large multinational agriculture companies. In addition, research has been conducted using novel technologies like hyperspectral imaging to determine the ability to measure quality parameters for seed crops.
There is also a significant area of research that is being conducted as it relates to the identification of beneficial plant traits for IP-commodity agriculture that focuses on improving a crops ability to deliver better agricultural performance in the field for farmers and nutritional attributes for consumers. This involvement and investment in plant breeding is a growing interest for Above Food and we expect it to become a larger focus of our R&D efforts and budgets in the future.
Our Discovery Earth Sciences group has recently begun several R&D projects related to regenerative agriculture. As a company we understand the importance of agriculture and its role in a healthy planet and sustainable environment. Our research is focused on the agronomic practices of fertility and how technology and science can be better employed to reduce commodity agriculture’s dependence on synthetic fertilizers. We are also focused on research related to better understanding the relationship between the soil, crops and the environment. We believe that there is a tremendous amount of learning that will occur over the coming decades as we begin to rebuild our soils and continue to provide nutritional plant-based ingredients to the people and animals of this planet.
R&D Lab at the Specialty Ingredients Centre
In addition to dedicated human resources in our R&D Lab, we have also invested in a number of technology platforms, including a moisture meter, lab scale, table scale (up to 500g), a moisture analyser, pH meter, LECO F828, LECO Computer, drying and heating oven, tapped density tester, three hot plates, lab seed brushing machine, dust extractor for lab polisher, RO-TAP and a FT-NIR Spectroscope.

3.
Leverage Ecosystem of High-Quality R&D Partners

Unlike a more conventional approach to R&D where the capability is built as a greenfield internal function, we have created a capability that uses internal resources to create the commercial case for new innovations, and manage only the most confidential projects internally, and then our R&D team enters into collaboration agreements with and manages what we believe to be best-of-breed R&D partners across multiple stages to create capital efficiency and speed to market.
For example, the Saskatchewan Food Development Centre (“Sask FDC”), a world-class R&D and commercialization partner, is located about five miles from our Specialty Ingredient Centre in Saskatoon, Saskatchewan. Sask FDC is a not-for-profit government-subsidized R&D centre with the scale, facilities, capabilities and know-how to help us formulate, test, pilot, and scale up to commercial production for new ingredient innovations and consumer products in as little as a few weeks and in a cost-effective manner. We have in the past entered into collaboration agreements with Sask FDC to develop certain CPGs and ingredients.
We do not currently have any active collaboration agreements but may in the future enter into such agreements with select R&D partners.
Technology Evaluation — A Core Competency of Above Food’s Leadership Team
Lionel Kambeitz and Martin Williams, both members of our leadership team, each have multiple decades of experience inventing, evaluating, and commercializing production technologies in the agriculture industry.
Intellectual Property
We have used, registered, and/or applied to register certain trademarks, service marks and trade names to distinguish our products and services from those of our competitors in the jurisdictions in which we operate. These trademarks, service marks and trade names are important to us and, accordingly, we enforce our trademark, service mark and trade name rights.
The ability to protect our material intellectual property is paramount to our business. We rely upon a combination of protections afforded to owners of patents, designs, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights.
As of September 1, 2023, NorQuin had three provisional Plant Breeder Rights Certificates and one registered Plant Breeder Rights Certificate in Canada. We pursue such protection when we believe, as a plant breeder, we have developed a new variety requiring such protection.
Above Food pursues global registration of its domain names and products and services trademarks. In an effort to protect our brand, as of September 1, 2023:
1.
AFBI had 11 pending Canadian trademark applications, seven registered WIPO trademarks, five registered EU trademarks, two registered Canadian trademarks, one registered U.S. trademark and one pending U.S. trademark application;

2.
FDO had two registered Canadian trademarks, two pending Canadian trademark applications and one pending WIPO trademark application;

3.
NorQuin had one registered Canadian trademark, four registered U.S. trademarks and two registered WIPO trademarks;

4.
PCFC had two pending Canadian trademark applications, four registered Canadian trademarks and one registered WIPO trademark;

5.
Wood & Water had one pending Canadian trademark application and one registered WIPO trademark;

6.
ANF had two registered Canadian trademarks, 13 registered U.S. trademarks, two registered Singapore trademarks, one registered New Zealand trademark, two pending Philippines trademark applications, six registered WIPO trademarks, four registered Australia trademarks, one registered Israel trademark and one pending Mexico trademark application.

Competition
Above Food operates in a highly competitive industry. While we believe there is no single competitor that competes with us in all of our divisions, there are individual competitors in each of our two divisions.
•
Disruptive Ag & Rudimentary Ingredients — Many companies compete for market share of ingredient spend in the boutique cereal grains and oil seeds markets. Above Food competes on price, supply guarantees, fulfillment levels, and service in this category. We believe our main competitors for value-add, boutique commodities are: AGT, Viterra, Cargill, J.R Richardson and G3. Many companies compete for market share of specialty ingredient spend in the boutique cereal grains and pulse ingredient markets. Above Food competes on price, supply guarantees, fulfillment levels, and customer service in this category. We believe our main competitors include: AGT, Anchor Ingredients, Ardent Mills, Aveena Foods and Redwood Group. While these companies may be in competition with us, some of them are also partners of ours.

•
Consumer Packaged Goods (CPG) — There is no single competitor that competes with Above Food in all of the CPG categories in which we operate, however, given that these are competitive mass markets, we believe the following companies are our competitors in each category.

1)
Shelf Stable Simple Meals — Above Food competes on price, differentiation, and fulfillment levels in this category. We believe our main competitors include Ben’s Original, Tasty Bite, Seeds of Change, Campbell’s Soup Company, Wicked Kitchen and Good Catch.

2)
Shelf Stable Specialty Grains and Snacks — Above Food competes on price in addition to differentiators in this category such as supply chain integrity, traceability, and flavor innovation. We believe our main competitors include Bob’s Red Mill, Eden Organics, Simpli, Quaker, One Degree, Pamela’s, Ancient Harvest, Go-Go Quinoa.

3)
Alternative Cheese and Alternative Butter — Above Food competes on differentiators in this category such as texture, taste, and flavor innovation. We believe our main competitors include Daiya, Field Roast, Myoko’s, Violife, So Delicious, Nuts for Cheese, Kite Hill, Earth Balance and Melt.

Distributors and Associates Network
In the normal course of business and as is common practice in Above Food’s industry, we leverage strategic partnerships with distributors, brokers and sales agents as a part of their go-to-market strategy. These partnerships help us expand our reach, broaden our sales relationships, and accelerates our penetration into markets and channels where we do not have dedicated sales and marketing resources. These partnerships are managed on a business division level and are detailed below.
Disruptive Agriculture & Rudimentary Ingredients
As of June 30, 2023, our Disruptive Ag & Rudimentary Ingredients division leveraged two partnerships with sales brokers that manage certain of our customer relationships. As is common industry practice, we expect to leverage additional brokers and distributors on an ad-hoc basis at a time when it is complementary to our strategy and inventory position.
Consumer Packaged Goods
The CPG division manages a complex network of channels, business lines, geographies and regions. As such, and as is common practice in the consumer products that are sold through grocery retailers, we leverage several sales broker and distributor relationships.

As of June 30, 2023, our CPG division leveraged nine strategic partnerships with sales brokers that manage specific retailer and food-service customer relationships and twelve partnerships with well-known distributors that help expand our total distribution for our private label, branded, bulk retail and food-service lines of business.
Seasonality
We have historically experienced predictable changes that often reoccur every calendar year. These impact seasonal trends that may impact our cash flow needs, revenues, gross margins, and EBITDA margins. These seasonal trends can be separated into two parts: crop cycles and consumers’ seasonal purchasing dynamics.
Crop Cycles
Our primary producers (farmers) are located in the Northern Hemisphere, exclusively in North America, with climates that experience cold winters and warm summers. These regions include the western prairie provinces of Canada (Saskatchewan, Alberta and Manitoba), and the northern plains of the United States of America, including producers in the states of North Dakota, South Dakota and Montana.
Beginning in the month of August, when producers start to harvest their crops, we expect to increase the volume of raw commodity inventory purchases, which continues in long crop years into late October. Long crop years are enabled by warmer weather either earlier or later in the season.
These increases in inventory purchases require us to draw-down on more of our asset-backed lending line. As of June 30, 2023, this credit facility afforded us the ability to purchase up to CAD $40 million of inventory. We contract crops based on the limitation of this credit facility, but we have the storage capacity in our terminals, the customer demand, and access to crops, to purchase, process and sell greater volumes of inventory. Therefore, we believe the key limiter to revenue growth is currently working capital.
These increases in inventory purchases impact the overall throughput and revenue growth of our three ingredient terminals and Specialty Ingredient Centre, which can be seen in our first half compared to our second half revenues in the periods from fiscal year 2021 to 2023. For example, the portion of our Disruptive Ag & Rudimentary Ingredients division dedicated to specialty ingredients experienced an approximately 63% increase in revenue from the first half of our fiscal year 2022 compared to the second half.
Consumer Purchasing Dynamics
Consumer food purchasing dynamics fluctuate at certain times of the year, primarily during the holiday shopping season. This period falls into our fiscal third quarter from August 1st through October 31st and much of the fourth quarter of our fiscal year from November 30th through January 31st. Many retailers also experience seasonal retail sales, with a significant increase in consumer spending around the holiday season.
We typically ship more products to distributors and retailers in our fiscal third quarter in preparation for expected seasonal increases in overall volumes. The impact of this increased activity on our business is an approximately 12% increase when comparing our first half to second half revenues for fiscal year 2022. This is based on only one year of consolidated data from all wholly owned subsidiaries in our CPG division, from which to draw these conclusions, but the predictable cyclicality in consumer spending suggests to us that second half will continue to be a stronger period than first half of our fiscal year.
To support the volume increases in consumer products being shipped to distributors and retailers, we ramp up procurement and production of both Intermediate Ingredients and CPG, which may from time to time increase both COGS and OPEX because the months in which we purchase inventory of either food inputs or other items such as packaging and convert these into finished goods and inventory, are often not the same month when the revenue from the sales of these items are realized. Therefore, we have an increased need in working capital to fund procurement, production, inventory and transportation.
As a result of these consumer purchasing dynamics, we generally experience a slight overall downturn in gross margins and EBITDA margins in the months of August and September. These declines generally correct themselves as gross margins expand in October through December as the cost of production of realized sales has been captured in previous months. It is also typical that this division will experience an increase in EBITDA margins in these same months as OPEX for production is captured in previous months.
The inverse trend, regression of consumer spending on food, is also common in the months of January and February, coinciding with consumer behavioral changes. By March, it is typical that consumer spending normalizes, before experiencing increases again in the third quarter.
Employees
As of September 1, 2023, Above Food and its subsidiaries had approximately 211 employees located in the United States and Canada (including approximately 100 employees located in the United States from ANF and its subsidiaries). None of these employees are represented by a labor union or are a party to or otherwise bound by any collective bargaining agreement. Above Food has not experienced any work stoppages and we believe we maintain good employee relations.
Above Food prides itself on the talent and expertise of its team. Above Food believes that it is able to attract and retain talent by creating an environment with clear and open communication, transparency, career and personal development, encouraging creativity, innovation, and taking risks.
Facilities
We currently lease our principal executive offices in Regina, Saskatchewan. Our leased facilities consist of approximately 1,780 square feet of office space under a lease that expires on November 30, 2027, and 2,005 square feet of senior executive office space under a lease that expires on January 31, 2025. This facility accommodates our finance and administrative functions.
AFBI currently leases space in Saskatoon, Saskatchewan, for its ingredient center managerial staff, consisting of approximately 2,400 square feet under a lease that expires on December 31, 2023.
NorQuin currently leases the Speciality Ingredient Centre in Saskatoon, Saskatchewan, consisting of approximately 29,962 square feet under a lease that expires on September 30, 2033.
PCFC leases (a) office space in Lajord, Saskatchewan, consisting of approximately 3,080 square feet under a lease that expires on March 31, 2028, (b) office space in Saskatoon, Saskatchewan, consisting of approximately 3,600 square feet under a lease that expires on August 31, 2027, (c) office space in New Blenheim, Ontario, consisting of approximately 1,050 square feet under a lease that expires on January 31, 2027 and (d) a grain terminal at NE 08-15-16 W2 Ext 3 in the Province of Saskatchewan that expires on November 30, 2030, unless renewed.
PCKI currently leases real property located in the Province of Saskatchewan from the Canadian National Railway Company (“CN”) under a lease that expires on January 19, 2031. PCKI has also entered into a Rail Siding Agreement, dated January 20, 2021, with CN, whereby PCKI pays an annual rental fee of approximately $40,000 plus applicable taxes for CN to provide rail services to its railway siding and lands upon which the railway siding is located for transportation of PCKI’s ingredients.
PCLC currently leases (a) real property located in the Province of Saskatchewan from The Muskowekwan Nation #392, 211413 Saskatchewan Ltd. and Muskowekwan Land Authority Ltd. under two subleases that expire on December 1, 2027 and (b) 460 acres of land in the Province of Saskatchewan under a lease that expires on December 31, 2027.
ANF currently leases space for food processing, warehousing and office use in Nash County, Nashville, North Carolina consisting of approximately 53,000 square feet pursuant to a lease that expires on December 31, 2032, subject to ANF’s right to a five-year extension.
Legal Proceedings
We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. We may become subject to legal proceedings and claims incidental to the operation of our business from time to time.
Governmental Regulation
U.S. Food Safety and Related Regulatory Matters
As a manufacturer and marketer of food products, our operations, along with the operations of our co-packers, brokers, distributors and ingredients and packaging suppliers, are subject to extensive laws and regulations, and oversight by various federal government agencies in the U.S., including the FDA, the USDA, the U.S. Customs and Border Protection, and the FTC, as well as state and local governmental authorities. Our products must comply with all applicable laws and regulations, including food and drug laws, of the jurisdictions in which they are manufactured and marketed, such as the Federal Food, Drug and Cosmetic Act of 1938, as amended (“FD&C Act”), the Federal Fair Packaging and Labeling Act of 1966, as amended, and a number of other federal, state and local statutes and regulations applicable to the formulation, manufacturing, production, transportation, distribution, sale, quality, safety, advertising, marketing, labeling and ingredients of such products.
Among other things, manufacturers of food products must register with the FDA and meet cGMPs and other requirements that govern the manufacturing, packaging, labeling and holding of foods. All our facilities and personnel (and those of our co-packers and certain suppliers) are required to comply with cGMPs to avoid the introduction of harmful or objectionable ingredients or materials in our products. Our manufacturing facilities and products are also subject to periodic inspection by federal, state and local authorities, and they are subject to onsite visits by our customers. The third-party facilities in which some of our products and ingredients are manufactured are also subject to inspection by various federal, state and local agencies and site visits by us and our customers.
With respect to ingredients, under the FD&C Act, any substance that is reasonably expected to become a component of food or added to food is a food additive, with a few exceptions, and is therefore subject to FDA premarket review and approval, unless the substance is generally recognized among experts qualified by scientific training and experience to evaluate its safety, as having been adequately shown through scientific procedures or, in the case of a substance used prior to January 1, 1958, through experience based on common use in food, to be safe under the conditions of its intended use, a standard referred to as “generally recognized as safe,” or GRAS. A food additive must either already be included within one of the number of FDA regulations authorizing the use of certain food additives under certain conditions of use or be approved for use by the FDA pursuant to a food additive petition. To obtain approval for use of a food additive, a manufacturer must submit a petition to the FDA with sufficient data to demonstrate reasonable certainty of no harm at the intended levels of use. Any food that contains an unapproved food additive is considered adulterated under the FD&C Act and subject to FDA enforcement.
Manufacturers of GRAS substances may, but are not required to, notify the FDA of their view that a substance is GRAS and thus not subject to the premarket approval requirements. Upon review of such a notification, the FDA may respond with a “no questions” letter stating that while it has not made its own GRAS determination, it has no questions at the time regarding the submitter’s GRAS determination. Alternatively, manufacturers may elect to “self-affirm” a given substance is GRAS without the voluntary FDA notification but should retain all applicable safety data used for the GRAS determination in the case of inquiry by the FDA. However, in neither case does this constitute an approval equivalent to that achieved through the food additive process. A manufacturer’s use of such constituent in foods is at its own risk and is dependent upon adequate substantiation and/or scientific support demonstrating safe use, and is subject to the disagreement of the FDA.
The FDA also requires that certain nutrition and product information appear on our product labels and, more generally, that product labels and labeling be truthful and non-misleading. Similarly, the FTC requires that marketing and advertising be truthful, non-misleading, and not deceptive to consumers. Certain claims about food products, such as nutrient content claims, organic claims, health claims, and claims regarding the effects of food products on any structure or function of the body, whether express or implied, are not permitted unless certain criteria and other regulatory requirements of the FDA and/or USDA have been satisfied.

If the FDA or other regulatory authority determines that a product does not comply with applicable laws and regulations, then the product and its manufacturer or distributor may be subject to enforcement actions or other legal consequences, including, but not limited to, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.
In addition to federal regulatory requirements in the United States, certain states impose their own registration, manufacturing and labeling requirements and restrictions. Further, states can impose state-specific labeling requirements. For example, in 2018, the state of Missouri passed a law that prohibits any person engaged in advertising, offering for sale, or sale of food products from misrepresenting products as meat that are not derived from harvested production livestock or poultry. The state of Missouri Department of Agriculture has clarified its interpretation that products that include prominent disclosure that the product is “made from plants,” or comparable disclosure such as through the use of the phrase “plant-based,” are not misrepresented under Missouri law.
Canadian Food Safety and Related Regulatory Matters
The food industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. In Canada and in the other jurisdictions in which Above Food operates, Above Food is subject to the laws and regulations applicable to any business engaged in formulation, production and distribution of consumer food products. This includes laws governing advertising, consumer protection regulations, environmental laws, laws governing the operation of warehouse facilities and labor and employment laws. Above Food’s products that are exported outside Canada are also subject to tariffs, treaties and various trade agreements as well as laws affecting the importation/exportation of consumer goods. Above Food makes commercially reasonable efforts to ensure that it is in material compliance with all applicable laws.
In Canada, the primary federal agencies governing the manufacture, distribution, labelling and advertising of the consumer food products and grain are the CFIA, Health Canada and the Canadian Grain Commission. Together these agencies regulate, among other things, licensing, grades, product composition, manufacturing, labelling and other marketing and advertising to consumers.
The Canadian Grain Commission and the CFIA have the authority to inspect certain Above Food’s facilities to evaluate compliance with prescribed requirements. Additionally, the FDR and the SFCR require, among other things, certain nutrition and product information on food product labels. Food companies are restricted from making certain types of claims about their products, including nutrient claims, health claims, and claims regarding the effects of its products on any structure or function of the body, whether express or implied, unless they satisfy certain regulatory requirements.
The SFCA, the SFCR, the FADA and the FDR are the main federal food laws and regulations in Canada (collectively, the “Canadian Federal Food Laws”). The Canada Grain Act establishes a system for quality assurance of Canadian grain and outlines grain producer safeguards.
Under the FADA, Health Canada administers regulations including and without limitation the health, safety and nutritional quality of food sold in Canada. This includes labelling requirements about, among other things, the nutrients in food, claims about nutrients, the presence of food allergens, and safety-related expiration dates. Under the FADA and FDR, the CFIA administers, without limitation, non-health and safety food labelling regulations related to misrepresentation, labelling, advertising, and standards of identity. The CFIA is responsible for the enforcement of all the Canadian Federal Food Laws.
Under the SFCR a license is required for the export of food (if an export certificate or other export permission is required from the CFIA), the import of food and for the manufacture, processing, treatment, preserving, grading, packaging or labeling of food products for interprovincial trade or export. A license under the Canada Grain Act is required to operate primary grain elevator, terminal elevator, process elevator or to carry on business a grain dealer.
In recent years, a number of plant-based meat and dairy alternative companies have been the subject of CFIA investigations relating to the use of words such as dairy and meat in connection with plant-based products. In certain instances, the matter was resolved through the use of a hyphenated modifier such as

“plant-based” or “dairy-free”, but in others, revisions to the labelling of products were required in order to distinguish the products at issue from the conventional understanding of meat and cheese products.
Accordingly, while Above Food believes that its product labels and marketing materials are not misleading or deceptive, there is a risk that the CFIA could take up enforcement action against Above Food. Non-compliance with the labelling requirements would be a breach of Section 5 of the FADA and could lead to fines of up to $50,000 (summary conviction) and $250,000 (conviction by indictment). However, as an initial compliance measure, the CFIA is likely to request relabeling of the products. The CFIA can also recall products and has the power to revoke the licenses required by most food businesses under the SFCA and SFCR, in addition to penalties that may be imposed under the SFCR upon conviction of a breach thereunder, and administrative monetary penalties under the Agriculture and Agri-Food Administrative Monetary Penalties Act.
Above Food is also aware of the proposed updated guidelines (and corresponding consultation) undertaking by the CFIA in November and December 2020 regarding “simulated meat and poultry” products and “other products which do not substitute for meat or poultry products” and will continue to monitor the regulatory requirements on this topic.
Certain of our products may also be regulated under the Consumer Packaging and Labelling Act (“CPLA”). The CPLA provides for a uniform method of labelling and packaging of prepackaged consumer goods in Canada. The relevant provisions include the prevention of fraudulent statements and providing for mandatory label information in which consumers may make informed decisions.
Provincial and/or Local Regulatory Matters
Above Food is also subject to certain provincial and/or municipal regulations (as applicable), which may require (in addition to federal requirements), among other things, additional heath, manufacturing and labelling requirements to be met for premises that process, prepare and sell food to the public. Local (rather than federal) health authorities are often responsible for approving, permitting, inspecting and responding to complaints about food premises. For example, certain local laws and regulations, such as the Food Safety Regulations in Saskatchewan, for example, may require facility registration with the relevant local or provincial food safety agency, and those facilities are subject to local, provincial or federal inspection. Accordingly, Above Food makes commercially reasonable efforts to ensure that it is in material compliance with both federal, provincial and local laws, as applicable.
HACCP Certification
The HACCP program is a management system which focuses on food safety. The program is developed and implemented by food processors to meet industry standards to ensure the safe processing and production of finished food products for consumption. It is mandated by the CFIA for all food processors to protect consumers.
U.S. Environmental Regulation
Our operations and properties in the U.S. are subject to extensive and frequently changing federal, state and local environmental protection and health and safety laws, regulations and ordinances. These laws, regulations and ordinances, among other matters, govern activities and operations that may have adverse environmental effects, such as discharges to air, soil and water, and establish standards for the handling of hazardous and toxic substances and the handling and disposal of solid and hazardous wastes. Some of the environmental laws applicable to us provide that a current or previous owner or operator of real property may be liable for the costs of removal or remediation of environmental contamination on, under, or in that property or other impacted properties. Accordingly, such liability could apply to us in connection with any of our current or, in the future, former manufacturing plant or other properties. In addition, some of these laws provide that persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of environmental contamination at the disposal or treatment site, regardless of whether the affected site is owned or operated by such person. Environmental laws, in general, often impose liability whether or not the owner, operator or arranger knew of, or caused, the presence of such environmental contamination. Also, third parties may make claims against owners or operators of properties for personal injuries, for property damage and/or for clean-up associated with releases of hazardous or toxic substances pursuant to applicable environmental laws and common law tort theories, including strict liability.
Failure to comply with environmental laws or regulations could result in fines and penalties, which could be significant. We are also subject to permitting requirements under environmental, health and safety laws and regulations applicable in the jurisdiction in which we operate. Those requirements obligate us to obtain permits from one or more governmental agencies in order to conduct our operations. Such permits are typically issued by state agencies, but permits and approvals may also be required from federal or local governmental agencies. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit.
We are not aware of any environmental liabilities arising from or relating to our U.S. operations that would be expected to have a material adverse effect on our business, financial condition or results of operations. We believe we comply in all material respects with U.S. environmental laws and regulations and possess the permits required to operate our facilities in the U.S. Our future environmental compliance costs with respect to our U.S. operations will depend, in part, on the nature and extent of our future activities, future regulatory developments and other possible future requirements that cannot presently be predicted.
Canadian Environmental Regulation
We are subject to environmental, health and safety laws and regulations at the federal and provincial levels in each jurisdiction in which we operate or are planning to operate, as well as local by-laws where applicable. Such laws and regulations are extensive and frequently changing, and they govern, among other things, emissions of pollutants into the air, noise, wastewater discharges, waste disposal, the handling of hazardous and toxic substances, the handling and disposal of solid and hazardous wastes, producer responsibility for product packaging, the investigation and remediation of soil and groundwater contamination, the transportation of dangerous goods, the import and export of regulated substances, and the health and safety of our employees. Our products and the raw materials used in our production processes are subject to numerous environmental laws and regulations. We may also be required to obtain environmental permits, registrations and/or approvals from governmental authorities, at mainly the provincial level, but also possibly at the federal level, for certain of our current or proposed operations. We may not have been, nor may we be able to be at all times, in full compliance with such laws, regulations and permits/approvals/registrations. If we violate or fail to comply with these laws, regulations or permits/approvals/registrations, we could be fined or otherwise sanctioned by regulators. These fines and penalties could be significant especially for repeat offences.
As with other companies engaged in similar activities or that own, lease or operate real property, we face inherent risks of environmental liability at our current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal and/or remediation of environmental contamination in, on, onto or under that property or other impacted properties, as well as liability for related damages to the environment. Environmental laws often impose liability whether or not the owner, lessee, operator or person in management and control knew of, or caused, the presence of such environmental contamination. Third parties may also make claims against owners, lessees, operators or persons in management and control of properties for property damage and/or remediation associated with the release and migration of hazardous or toxic substances in, on, into or under their property. In Canada, officers and directors can also be held liable for environmental contamination.
In addition, we may discover new facts or conditions that may change our expectations or be faced with changes in environmental laws or their enforcement that would increase our liabilities. Furthermore, our costs of complying with current and future environmental and health and safety laws, or our liabilities arising from past or future releases of, or exposure to, regulated materials, may have a material adverse effect on our business, financial condition, and results of operations.

Environmental, Social and Governance Policies
Environmental farming practices utilized by Above Food’s farm producers begin with no-till or reduced-till production protocols, which serve to sequester carbon dioxide, reduce wind-based soil erosion, reduce water run-off soil erosion, improve and increase the biomass index of the soil and increase the soil biological count. The combination of no-till/reduced-till farming practices with identity-preserved GPS facilitates reduced need for hydrocarbon-based fertilizers and chemistry while increasing the soil biological count.
Above Food has a culture of worker fairness and gender inclusion. Above Food has also made contributions to the development of First Nations agriculture and First Nations agricultural land improvement and empowerment, to Hunger League Advocacy Initiatives (an effort of the Natural Food Inspection Agency in Canada) and to other philanthropic initiatives. Our contributions enable the production of high-nutrient plant-based food in the fight against global hunger.
Above Food strives to maintain accountability from producer to end user, promoting long-term sustainability and continuous improvement of environmental and social practices. We are committed to transparency and adhere to generally accepted industry standards and best practices in the food production supply chain, and we aim to continuously improve these industry standards and practices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ABOVE FOOD
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food” discusses our financial and operating performance, business indicators and outlook from management’s viewpoint. Unless the context requires otherwise in this Registration Statement/Proxy Statement, the terms “we,” “us,” “our,”, “Above”, the “Company” and “Above Food” refer to Above Food Corp., and its subsidiaries. This discussion and analysis should be read together with “Selected Historical Financial Information — Above Food” sections and Above Food’s audited consolidated financial statements for the fiscal years ended January 31, 2023 and 2022, and unaudited consolidated condensed financial statements for the nine months ended October 31, 2023 and 2022 that are included elsewhere in this Registration Statement/Proxy Statement. The audited consolidated financial statements are referred to herein as the “Financial Statements”, while the unaudited consolidated condensed financial statements are referred to herein as the “Interim Financial Statements”. This discussion and analysis should also be read together with Above Food’s pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this Registration Statement/Proxy Statement. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this Registration Statement/Proxy Statement.
Above Food’s Financial Statements and Interim Financial Statements have been prepared in accordance with U.S. GAAP. All amounts are in Canadian dollars except as otherwise indicated.
Unless otherwise specified, the dollar values in this section are in CAD. Certain figures within this MD&A were originally reported in USD and have been translated to CAD. The applicable exchange rates are as follows:
•
October 31, 2023 Balance sheet items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.3871, which was the Bank of Canada exchange rate in effect on October 31, 2023.

•
Nine month period ended October 31, 2023 Statement of operations items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.3488, which was the Bank of Canada average exchange rate for the period.

•
October 31, 2022 Balance sheet items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.3649, which was the Bank of Canada exchange rate in effect on October 31, 2022.

•
Nine month period ended October 31, 2022 Statement of operations items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.2944, which was the Bank of Canada average exchange rate for the period.

•
January 31, 2023 balance sheet items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.3350, which was the Bank of Canada exchange rate in effect on January 31, 2023.

•
Year ended January 31, 2023 statement of operations items have been translated into CAD $ using an exchange rate of USD $1.00 to CAD $1.3013, which was the Bank of Canada average exchange rate for the year ended January 31, 2023.

•
ANF related items are converted at the exchange rate on the date in which the transactions took place:

•
September 7, 2021 — USD $1.00 to CAD $1.2663

•
December 31, 2021 — USD $1.00 to CAD $1.2752

•
January 20, 2023 — USD $1.00 to CAD $1.3453

Company Overview
Above Food is a regenerative ingredient company with a vertically integrated supply chain that produces products made with carefully sourced ingredients, with a priority on chain of custody, nutrition,

flavor and transparency. Above Food’s vision is to create a healthier world — one seed, one field, and one bite at a time. With a priority on chain of custody plant proteins, enabled by scaled operations and infrastructure in primary agriculture and ingredient processing, Above Food aims to deliver food to business and consumers with traceability, quantifiable sustainability, and nutrient density.
Above Food’s ingredients are inside some of the most successful branded consumer products, with products available online and in natural grocers across Canada and the USA. Our railway infrastructure, grain storage terminals, private railcar fleet, and strategic farm acres provide reliability and agility across the supply chain. From partnering to purchase next year’s planting seed to measuring the results of regenerative farming practices, we take the long view. We believe Above Food is poised to expand its platform through innovation and organic growth along with acquisition opportunities in the regenerative ingredient space.
Above Food has three main product lines and operates in two reportable segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.
Above Food has experienced relatively consistent sales in the nine months ended October 31, 2023 in comparison to the comparative period. Revenues increased to $273.7 million for the nine month period ended October 31, 2023 from $272.8 million for the nine month period ended October 31, 2022. Disruptive Agriculture and Rudimentary Ingredients revenues slightly decreased to $264.4 million in the nine month period ended October 31, 2023 from $265.8 million in the nine month period ended October 31, 2022. CPG revenues increased to $9.3 million in the nine month period ended October 31, 2023 from $6.9 million in the nine month period ended October 31, 2022, largely due to acquisitions that closed in May and June 2022 being included in the full nine month period ended October 31, 2023, compared to partial inclusion in the comparative period (from the respective dates of acquisition to October 31, 2022).
We have generated a loss from operations in both of the nine month periods ended October 31, 2023 and 2022. Net losses in the nine month periods ended October 31, 2023 and 2022 were $30.7 million and $34.4 million, respectively. The Company incurred significant losses in the nine months ended October 31, 2023 relating to significant professional fees relating to consulting and accounting as the Company prepares to go public, expenditures in order to fulfill sales contracts, continued investment in innovation and growth of our business, and implementation of the systems, processes and tools to be public ready. These losses specifically relate to operations, interest, and income taxes, and do not reflect specific capital expenditures or acquisitions.
Through mergers and acquisitions and organic growth, Above Food has experienced sales growth between FY 2023 and FY 2022. The Company’s revenues increased from $198.9 million in FY 2022 to $396.5 million in FY 2023. Disruptive Agriculture and Rudimentary Ingredients revenues increased from $198.9 million in FY 2022 to $390.8 million in FY 2023 driven primarily by organic growth, specifically with respect to several significant customers in the durum wheat programs, as well as additional capacity as a result of two facilities acquired, and more value-added processing on the rudimentary ingredients side. CPG revenues increased from $0.1 million in FY 2022 to $5.6 million in FY 2023 driven primarily by new acquisitions closed in FY 2023. FY 2023 included inefficiencies as a result of our acquisitions, as well as some facilities being offline for a number of months both as we consolidated operations as well as performing capital upgrades during the year, which impacted our ability to supply customers.
We generated a loss from operations in both FY 2022 and FY 2023. Net losses in FY 2022 and FY 2023 were $5.8 million and $45.5 million, respectively, as we incurred significant losses on foreign exchange and commodity forward contracts, incurred additional expenditures in order to fulfill sales contracts, invested in innovation and growth of our business, had significant impairment expenses on intangible assets related to acquisitions, implemented the systems, processes and tools to be public ready, and incurred significant professional fees on the go public transaction. These losses specifically relate to operations, interest, and income taxes, and do not reflect specific capital expenditures or acquisitions.
Growth Strategy and Outlook
A key component of Above Food’s growth strategy is organic or internal growth with the intent of delivering profitable and sustainable revenue growth through the sale of existing higher margin products; expanding into new channels and attracting new customers, introducing higher margin products; building strategic partnerships through consumer and customer insights and investing in continuous improvement in our plants and our organization to improve efficiencies and simplify the business, growth through acquisitions, as well as securing long-term contracts. A significant percentage of the Disruptive Agriculture and Rudimentary Ingredients revenue is contracted over 3 to 12 months with our customers. Our contracts have terms that allow for cancellation upon events of force majeure, and thus while we believe contractual relationships with our customers results in revenues being stable over time, we have experienced and may experience fluctuations in our revenues.
The Business Combination and Public Company Costs
On April 29, 2023, Above Food, New Above Food and Merger Sub, entered into the Business Combination Agreement (the “Agreement”) with Bite to consummate the Business Combination. Existing Above Food shareholders, including management will roll over 100% of their equity into the combined company, and will remain majority shareholders with an approximate 58.2% ownership following the closing of the Business Combination assuming no redemptions of Bite common stock by its stockholders (59.3%, 60.3% and 63.6% ownership assuming Interim Redemption, Available Cash and Full Redemptions scenario, respectively). Above Food shareholders will receive shares of common stock valued at US $10.00 per share of New Above Food in the Business Combination. Upon consummation of the Business Combination, New Above Food will be listed on the NYSE, and Bite’s registration on the NYSE will be terminated.
The Proposed Transactions are structured as follows:
a)
Prior to the closing, Above Food will continue from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);

b)
On the Closing Date and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect the Share Exchange, pursuant to which, among other things, Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food’s Class A Earnout Shares and New Above Food’s Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of New Above Food. The New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares are convertible into common shares of New Above Food if certain vesting conditions are met, as described further in the section titled “Description of New Above Food Securities” located elsewhere in this Registration Statement/Proxy Statement; and

c)
On the Closing Date and following the completion of the Share Exchange, Merger Sub will merge with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food. As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock will no longer be outstanding and will, pursuant to the terms of the Warrant Agreement, dated February 11, 2021, between Bite and Continental, be automatically converted into and become one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants will be automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Agreement.

d)
Upon completion of the Proposed Transactions, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), the Lenders, the NRGene Shareholders, and the ANF shareholders will own the following percentages of New Above Common Shares under the “Available Cash Scenario” and under the “No Redemption Scenario,” each as described elsewhere in this Registration Statement/Proxy Statement and not including the Above Food Earnout Shares. Refer to the sections in this Registration Statement/Proxy Statement entitled “Q. How much dilution may non-redeeming public stockholders experience in connection with the Business Combination and what equity stake will current public stockholders and Above Food Shareholders have in New Above Food after the Closing?” and “The Business Combination Proposal — Sources and Uses for the Business Combination” for the full details of the estimated ownership percentages as well as details surrounding potential sources of dilution.

Holders	No Redemption Scenario	% of Total	Available Cash Scenario	% of Total
Bite public stockholders	2,359,298	8.4%	1,381,098	5.1%
Bite initial stockholders	5,790,000	20.5%	5,790,000	21.3%
Lenders	1,107,027	3.9%	1,107,027	4.1%
Above Food shareholders	16,413,434	58.3%	16,413,434	60.3%
NRGene shareholders	736,703	2.6%	736,703	2.7%
ANF shareholders	1,777,778	6.3%	1,777,778	6.5%
Total shares outstanding	28,184,240	100.0%	27,206,040	100.0%
Total equity value post-redemptions	$281,842,397		$270,060,396
As a result of the Business Combination, New Above Food expects to become a SEC-registered and NYSE-listed company, and its operations will represent a continuity of Above Food’s operations. As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to the Business Combination and costs related to being a publicly listed company including, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
Recent Developments
In connection with the Proposed Transactions, Above Food entered into a convertible subordinated loan agreement with the Sponsor and Lexington, which will be used to fund the acquisition of all the outstanding shares in ANF, increase Above Food’s lending facility and cover working capital expenses to execute the business plan of Above Food. Grupo Vida Canada and Orionsea Enterprises subsequently entered into the loan agreement by way of joinder agreements. In relation to this agreement, the Company received US $6.0 million in January 2023, and an additional in US $3.2 million in May and June 2023, for a total of US $9.2 million as of October 31, 2023.
The loan is expected to be converted into publicly traded shares of New Above Food upon the closing of the Business Combination. Further, the shares issued in the transaction will be priced at US $10. The conversion price of US $10 is meant to provide institutional credibility to the value of the shares that will be outstanding after the consummation of the Business Combination.
In February 2024, the Company engaged Centurion One Capital Corp. (“Centurion”) to act as a co-placement agent in connection with selling, on a commercially reasonable efforts basis, that number of units (the “Units”) of New Above Food at a price per Unit to be mutually agreed upon among the parties amounting to aggregate gross proceeds of up to CAD $10,000,000, or such other amount as mutually agreed upon among the parties (the “Centurion Offering”). Each Unit will be comprised of one New Above Food Common Share and one-half common share purchase warrant, entitling the holder thereof to acquire one New Above Food Common Share at an exercise price of USD $11.50, for a period of 5 years from the date of the closing of the Business Combination or a similar liquidity event, with such warrantholders being required to exercise the warrants in the event the Above Food Common Shares trade above USD $17.25 for a ten-day VWAP. Pursuant to the terms of the engagement letter, dated as of February 14, 2024, Centurion is entitled to receive (i)(X) an aggregate fee in the amount of 8% of the aggregate cash proceeds received from the sale of the Units in the Centurion Offering and (Y) a number of warrants equal to 8%of the aggregate number of Units issued under the Centurion Offering, with each such broker warrant entitling the holder thereof to acquire one Unit at any time for a period of 3 years from the date of the closing of the Business Combination or other liquidity event at an exercise price equal to the issue price; (ii) a corporate finance fee equal to 5% of the aggregate cash proceeds received by the Company from the sale of securities in the Centurion Offering for which Centurion was directly responsible; and (iii) upon successful completion of the Centurion Offering, a monthly retainer fee of CAD $15,000, payable in cash or shares of the Company, at the Company’s discretion, for services provided for each full calendar month for up to twenty-four months following the completion of the Centurion Offering, unless terminated by either party, in writing. Centurion is also entitled to reimbursement of an aggregate of up to CAD $25,000 in expenses. As of the date hereof, no securities have been sold or issued pursuant to the engagement with Centurion.
Expected Accounting Treatment of the Business Combination
We expect the Proposed Transactions to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Bite is expected to be treated as the “acquired” company for accounting purposes. Accordingly, the financial statements of New Above Food will represent a continuation of the financial statements of Above Food with the Merger treated as the equivalent of Above Food issuing shares for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Above Food in future financial reports of New Above Food.
Above Food is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under the No Redemption, Interim Redemption, Available Cash and Full Redemptions scenarios:
•
Above Food’s existing stockholders will have the greatest voting interest in New Above Food relative to other stockholders under each of the aforementioned scenarios (with a 58.2%, 59.3%, 60.3% and 63.6% voting interest in such scenarios, respectively);

•
The largest individual minority stockholder of the New Above Food entity is an existing stockholder of Above Food;

•
Above Food’s senior management will be the senior management of New Above Food; and

•
New Above Food’s operations will consist entirely of Above Food ongoing business and operations.

Upon consummation of the Business Combination and the closing of the Merger, the most significant change in Above Food’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Above Food’s balance sheet at October 31, 2023) of approximately CAD $7.8 million (US $5.6 million), assuming maximum shareholder redemptions of 2,878,178 Bite public shares, or CAD $28.8 million (US $20.7 million), assuming no redemptions. Total direct and incremental transaction costs of Bite and Above Food are estimated at approximately $10.9 million (US $8.1 million), a portion of which will be treated as a reduction of the cash proceeds and deducted from New Above Food’s additional paid-in capital and a portion of which will be treated as an expense on New Above Food’s consolidated statement of operations. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this Registration Statement/Proxy Statement.
Business Trends
Nine Month Period Ended October 31, 2023 and October 31, 2022
We generated a $3.8 million lesser net loss in the nine month period ended October 31, 2023 as compared to nine month period ended October 31, 2022. The biggest driver of this were the following decreases:
•
$6.5 million decrease in impairment expenses, as there was significantly more impairment of the intangible assets and goodwill of acquirees in the comparative period as compared to the current period.

•
Salaries and wages decreased $1.3 million between periods, due to a $3.0 million decrease in stock-based compensation, offset by increased wages for the increased headcount and operations of the acquirees.

The above decreases were largely offset by the following increases:
•
Professional fees of $1.1 million, relating to increased consulting and accounting expenses assisting in the process of going public.

•
Rent of $1.1 million, largely due to the increased operating leases, as well as a full period of consolidating the operations of previous acquirees who rent premises and equipment.

•
Increased interest expense of $2.1 million, relating to the new subordinated convertible loans, the Bank of Nova Scotia loan used for the acquisition of Discovery Seed Labs, and overall increased interest rates on variable rate facilities.

Years Ended January 31, 2023 and January 31, 2022
We generated a greater net loss in FY 2023 as compared to FY 2022, driven in part by significant IPO-readiness costs on professional fees, implementation of a stock-based compensation plan, impairment of goodwill from historical acquisitions, and additional amortization from newly acquired capital assets we are in the process of deploying to full capacity. In addition, there were also unfavorable market conditions that resulted in additional expenditures from Above in order to fulfill sales contracts. From a macro perspective, we expect there to be continued disruptions in the supply chain of food and agricultural products due to geopolitical instability, severe weather conditions, and general demand for food security. Refer to the results of operations section of this MD&A for additional discussion on these items.
Supply chains
We have historically experienced corresponding unfavorable effects of higher raw material costs, higher freight and logistics costs, and supply chain challenges, including supply chain disruptions resulting from labor shortages and disruptions in ingredients. These cost pressures and supply chain challenges have continued through the years ended January 31, 2023 and 2022, as well as the nine month period ended October 31, 2023. We expect these challenges to continue through the remainder of the 2024 fiscal year and into the 2025 fiscal year. We have also continued to see manufacturer and logistics challenges, largely related to ingredient shortages that have contributed to lower sales of our products due to periodic out-of-stock situations. We could experience additional lost sale opportunities if our products are not available for purchase because of continued or expanded disruptions in our supply chain relating to an inability to obtain ingredients or packaging, labor challenges at our logistics providers or our contract manufacturers, or if our customers experience delays in stocking our products.
We have actively engaged with our customers, suppliers, and logistics and transportation providers, to meet demand for our products and to remain informed of any challenges within our business operations. We have also instituted price increases throughout the nine month period ended October 31, 2023. Management believes these price increases and additional cost savings initiatives will enable us to continue to invest in projects that drive growth.
Climate related trends
Our business, industry, customers and others in the agriculture value chain face long-term challenges from climate change, including increasing expectations for climate actions and reductions of GHG emissions. Physical risks from a changing climate can have an impact on our operations, our customers and our supply chain. These include more intense weather events, longer droughts, rising sea levels, and changes in average temperature and precipitation patterns. Global decarbonization ambitions and the resulting energy transition are driving carbon regulations and informing capital allocation priorities of investors. Above Food faces evolving risks related to potential regulatory changes, including carbon pricing. At the same time, a transition to a low-carbon economy could create significant opportunities for Above Food to help growers manage these impacts and improve their resilience by facilitating the adoption of climate-smart agriculture practices and developing products that can improve yields in more challenging conditions. To date, our operations have not been significantly affected by weather related risks, though prices for inputs such as pulses and grains have fluctuated as a result of weather impacts in the past. We mitigate the impact of these changes in pricing in part by using back-to-back forward contracts with price discovery mechanisms, and locking in margins in advance under a merchandising model. These derivative contracts have not been designated as accounting hedges, and thus changes in their fair value affect our earnings immediately.
The impact of climate changes in the operations of our customers is uncertain and may be negative due to changes in rainfall patterns and intensity, shortage of water, changes in sea levels and changes in temperature, among others. These impacts may vary depending on the location and intensity of events, comprising acute risks, including increased severity of extreme climate events, and chronic risks, deriving from long-term changes in climate patterns. The risks of climate change also depend on political, regulatory, legal, technological and market responses. Further, climate change laws could also increase our costs and have an impact on our financial condition and results of operations. We cannot assure that the loss caused by these climate effects on the crops of our growers will be recovered, even in following seasons. As a result, we may be materially adversely affected, and our financial results may significantly vary in each year.
Climate change may also adversely affect our transportation infrastructure and that of logistics and transportation partners. Logistics bottlenecks resulting from poor highway conditions, which are aggravated during certain key planting periods, or resulting from adverse weather conditions or other causes, may delay or prevent the delivery of our products and may have an impact on our financial condition and results of operations.
Acquisitions
The Company has completed certain acquisitions (the “Acquisitions”) in FY 2023, FY 2022, and the nine month period ended October 31, 2023, as described below. The acquisitions were funded with a combination of cash and shares. The results of operations for FY 2023 and FY 2022, as well as the nine month periods ended October 31, 2023 and 2022 might not be comparable as a result of these Acquisitions. Refer to Note 4 of the Financial Statements and Interim Financial Statements for details regarding these acquisitions.
Discovery Seed Labs
On March 23, 2023, the Company entered into a contract to acquire 100% of the issued and outstanding common shares of Discovery Seed Labs Ltd. (“DSL”), a seed testing and genomics laboratory in Saskatoon, Saskatchewan, for $3,213,563 (the “Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by paying $2 million cash and issuing 502,088 class A common shares valued at $1,213,563.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
DSL
Working capital	$545,892
Property, plant, and equipment	93,852
Intangible assets	828,286
Deferred tax liability	(225,000)
Goodwill	1,970,533
Net assets acquired and aggregate consideration	$3,213,563

The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	DSL
Customer relationships	5 Years	$468,550
Favourable lease terms	4 Years	126,644
Non-compete agreements with DSL management	3 Years	118,920
Brand value	10 Years	114,172
Total intangible assets acquired		$828,286
ANF
ANF produces a variety of branded foods under its various proprietary labels. On September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches.
As part of the first tranche, on September 7, 2021, Above purchased 51.86 units of ANF representing 5.0% membership interests, for CAD $1,500,566 (US $1,185,000).
On December 31, 2021, under the second tranche, Above increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for CAD $2,550,479 (US $2,000,000).
On January 20, 2023, under the third tranche, Above acquired an additional 19.66% of ANF’s membership interest for CAD $6,255,400 (USD $4,650,000), bringing Above’s total membership interest to 33.06%.
No amounts have been paid to date to purchase the remaining 66.94% of ANF under the fourth tranche. The Company accounts for its investment in ANF using the equity method of accounting.
FDO
On June 3, 2022 the Company acquired 100% of the issued and outstanding common shares of FDO, in exchange for 1,065,305 common shares of the Company. Of these shares, 432,780 were placed in escrow pending meeting certain milestones based on a combination of revenue and EBITDA as defined within the contract.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
FDO
Working capital	$1,251,916
Property, plant, and equipment	235,122
Intangible assets	2,782,000
Long-term liabilities	(190,862)
Goodwill	1,526,171
Net assets acquired and aggregate consideration	$5,604,347
NorQuin
On May 18, 2022 the Company entered into a contract to acquire 100% of the issued and outstanding common shares of NorQuin, North America’s largest supplier of quinoa, for $3,163,610 (the “Purchase Price”) plus or minus any working capital adjustments. The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by issuing 1,565,595 class A common shares valued at $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
NorQuin
Working capital	$826,146
Property, plant, and equipment	5,927,331
Intangible assets	725,000
Long-term liabilities	(3,768,857)
Lease liability	(546,010)
Net assets acquired and aggregate consideration	$3,163,610
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	NorQuin
Brand and trademark	10 Years	$275,000
Plant breeders’ rights	5 Years	450,000
Total intangible assets acquired		$725,000
Wood & Water
On July 13, 2021, the Company obtained control of Wood & Water, a dairy alternative company. The consideration payable of $3,250,000 (which was reduced by a working capital adjustment of $16,590) was payable in shares of the Company, the number of which was based on the value of the Company at the time of issuance and subject to further adjustment if they were released as a result of a going public transaction. Taking into account the probability of a going public transaction, applicable share restrictions, and the working capital adjustment, the fair value of the consideration was determined to be $2,901,494 on acquisition and revalued to be $2,753,761 as at January 31, 2022, with a resulting gain on revaluation of $147,733 recorded in our consolidated statements of operations for the year ended January 31, 2022. On April 13, 2022, the Company issued 1,616,705 voting common shares to settle the consideration liability.
The following table describes the fair value of the assets acquired and liabilities assumed in this acquisition.
Wood & Water
Working capital	$79,281
Property, plant, and equipment	10,053
Intangible assets	463,000
Right of use assets	45,731
Long-term liabilities	(103,601)
Lease liability	(45,731)
Deferred tax liability	(85,524)
Goodwill	2,537,303
Net assets acquired and aggregate consideration	2,901,494
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	Wood & Water
Customer relationships	5 Years	$72,000
Brand and trademark	10 Years	391,000
Total intangible assets acquired		$463,000

Comparability of Financial Information
Above Food’s results of operations and financial position in the nine month periods ended October 31, 2023 and 2022, and the fiscal years ended January 31, 2023 and 2022, may not be comparable as a result of the factors provided above under Business Trends, and the Acquisitions outlined above.
Key Financial Definitions/Components of Results
Revenue
Revenue consists primarily of commodity contracts related to forward sales of commodities such as grain and pulses, rudimentary ingredients, subleasing of farmlands, and sale of other products through consumer-packaged goods. Our main source of revenue is forward sales of commodity and ingredient contracts.
Cost of sales
Cost of goods sold consists primarily of the costs we pay to our contract growers and manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging, shipping and handling, warehousing, and brokerages paid on contracts. For inventories of marketable agricultural commodities being stated at fair value, changes in the fair values of the inventory and gains/losses on related contracts are recognized as cost of sales. We anticipate our cost of goods sold to grow as a smaller proportion of our revenues as we achieve increased efficiencies and utilization within our Specialty Ingredient Centre and manage our exposures to commodity price and foreign exchange fluctuations.
Selling, general and administrative (“SG&A”) expenses
SG&A expenses are primarily comprised of wages and salaries, professional fees, selling and marketing expenses, and other non-production operating expenses. As we look to become a publicly listed company, we expect to incur higher costs related to salaries and wages, advertising and marketing fees, as well as other legal, compliance, and administrative costs. We also expect to continue to increase our selling, marketing and advertising costs as we invest in growing our revenues and our market reach. We incurred significant expenses, consisting of professional fees, diligence fees and related costs, in connection with the Business Combination and capital raising efforts in the fiscal year ended January 31, 2023, as well as the nine month period ended October 31, 2023. We also incurred significant costs relating to our go-public process, an employee stock-based compensation plan, and increased rental costs associated with expansion. We anticipate significant expenditures relating to many of these costs going forward as we work to complete our transition to a public company. We have also identified and have begun to realize a number of synergies from the operations we acquired resulting from restructuring of the management teams, sharing resources, brand consolidation, and leveraging our robust supply chain in product formulations.
•
Professional fees.   Professional fees expense comprise costs paid in relation to accounting, consulting, legal, and sample testing services throughout the year, as well as special purpose professional fees relating to the Business Combination noted above.

•
Wages and salaries.   Wages and salaries expenses comprise employee salaries and benefits, as well as expenses relating to stock-based compensation.

•
Advertising and promotion.   Selling and marketing expenses comprise advertising costs and costs associated with consumer promotions incurred to acquire new customers, retain existing customers and build brand awareness.

•
Other non-production operating expenses.   Other non-production operating expenses are primarily comprised of rent, insurance, and amortization of property, plant, and equipment and intangible assets not related to production and sales of products.

Research and Development
Research & Development costs consist of costs incurred to enhance our existing products and new product developments. R&D costs are expensed as incurred. We expect to continue to be active in R&D as we invest in growing our intellectual property, product offerings and expanding our market reach. However, in the near term, we expect to reduce our relative R&D cost significantly as we work to commercialize existing intellectual property in which we have already invested. We recognize the value in continuing as the leader in regenerative agriculture, and we believe the refinement of our current operations and intellectual property is crucial to our long-term growth and strategy.
Financing Costs / Interest Expense
Financing costs consist of gains and losses on swap derivatives, as well as interest expense. Interest expense represents the actual cash interest costs incurred plus any accrued interest payable at a future date. There is no certainty that these rates or instruments will continue to be available to the Company.
Results of Operations
Nine Month Periods Ended October 31, 2023 and October 31, 2022
The following discussion presents an analysis of our consolidated results of operations for the nine month period ended October 31, 2023 and October 31, 2022.
	Nine Month Period Ended October 31
	2023	2022	% Change
Revenue	$273,706,069	$272,774,693	0.3
Cost of sales	(275,323,929)	(274,104,651)	0.4
Gross loss	$(1,617,860)	(1,329,957)	21.6
Selling, general, and administrative expenses	(22,910,233)	(21,937,017)	4.4
Research and development expenses	$(130,677)	(324,356)	(59.7)
Impairment of goodwill and other intangible assets	(406,337)	(6,866,121)	(94.1)
Loss from operations	$(25,065,107)	(30,457,451)	(17.7)
Interest revenue	168,543	168,071	0.3
Interest expense	(5,455,758)	(3,541,357)	54.1
Loss before income taxes	$(30,352,322)	(33,830,737)	(10.3)
Income tax recovery	—	15,370	(100.0)
Equity method investment loss	$(310,683)	(609,502)	(49.0)
Loss for the year	(30,663,005)	(34,424,913)	(10.9)
Revenue
During the nine month period ended October 31, 2023, revenue increased $0.9 million, or 0.3%, from $272.8 million to $273.7 million. Revenue stayed stable due to multiple contributing factors. The first factor was working capital constraints that capped our growth, as our disruptive agriculture and rudimentary ingredients segment revenues are driven off of available working capital. As we maximized our asset backed lending line, we were unable to make additional purchases and sales as we lacked the available cash to do so. Additionally, although durum volumes increased significantly (refer to the Processed Volumes by Product table below), we saw price decreases in durum that offset this volume increase. The average price of durum in the nine months ended October 31, 2023 was $548.17 per metric ton, compared to $712.76 for this same period in 2022. Additionally, other high-volume commodities also saw price decreases, including peas ($729.39 in 2023 vs. $762.50 in 2022), wheat ($474.10 vs. $603.81), canary seed ($1,111.69 vs. $1,234.10), canola ($798.50 vs. $1,077.56), and lentils ($1,171.31 vs. $1,183.14).
Cost of sales
Cost of sales increased $1.2 million, or 0.4%, for the nine month period ended October 31, 2023, from $274.1 million to $275.3 million. See the discussion above on the contributing factors.

Gross loss
Gross loss increased $0.3 million, or 21.6%, for the nine month period ended October 31, 2023 compared to the nine month period ended October 31, 2022. The negative margins in the comparative period were due to losses of $11.8 million on mark-to-market and foreign exchange included in cost of sales, while the current period had inventory impairment and write-offs of CPG inventory totaling approximately $1.0 million which contributed to the negative gross margin noted above.
Selling, general, and administrative (“SG&A”) expenses
SG&A expenses increased $1.0 million, or 4.4%, for nine month period ended October 31, 2023 compared to nine month period ended October 31, 2022 due to the following fluctuations:
•
Professional fees.   Professional fees expenses were $3.9 million for the nine months ended October 31, 2023, compared to $2.8 million for the nine months ended October 31, 2022. The increase in these expenses was primarily due to consulting and accounting fees incurred as part of the process to become a public company.

•
Wages and salaries.   Wage and salary expenses were $10.0 million for the nine month period ended October 31, 2023, compared to $11.3 million for FY 2022. The decrease in these expenses was primarily due to decreased stock option expenses of $3.0 million, offset by increases in employee wages as a result of added employees from acquisitions and to assist in the go public process.

•
Advertising and promotion.   Advertising and promotion expenses were $0.6 million for the nine months ended October 31, 2023, compared to $1.2 million for the same period in 2022. The decrease in these expenses was primarily due to launching fewer new brands in 2023.

•
Rent.   Rent expenses were $1.6 million for the nine months ended October 31, 2023, compared to $0.5 million for the same period in 2022. The increase in these expenses was primarily due to the acquisition of businesses and temporary storage facilities used in the process of storage improvement.

Impairment of goodwill and other intangible assets
Impairment expense decreased from $6.9 million to $0.4 million for the nine month period ended October 31, 2023 compared to the nine month period ended October 31, 2022. The assets impaired in the comparative period include goodwill relating to the acquisitions of Culcherd and FDO, as well as assets relating to trademarks/patents and brand of FDO. After these businesses were acquired, the revenues and profitability for these subsidiaries were lower than the amounts forecasted at the time of the acquisition, and as a result it was determined that the carrying value of these assets may exceed their recoverable amount. The goodwill acquired in both acquisitions was fully impaired, while the intangible assets relating to the FDO brand and trademarks/patents were partially impaired based on a discounted cash flows analysis of the business. In the current period, the only impairment of goodwill and intangibles was on the intangible assets of Culcherd, as they continued to fall short of forecasted revenues and EBITDA projections.
Interest expense
Interest expense increased $1.9 million to $5.5 million for the nine month period ended October 31, 2023 compared to nine month period ended October 31, 2022, primarily due to the new credit facilities obtained, as well as market interest rate increases on variable rate facilities.

Years Ended January 31, 2023 and January 31, 2022
The following discussion presents an analysis of our consolidated results of operations for the years ended January 31, 2023 and January 31, 2022.
	Year Ended January 31
	2023	2022	% Change
Revenue	$396,464,504	$198,857,713	99.4
Cost of sales	(397,744,144)	(190,945,089)	108.3
Gross profit (loss)	$(1,279,640)	7,912,624	(116.2)
Selling, general, and administrative expenses	(31,107,404)	(11,693,607)	166.0
Research and development expenses	$(430,666)	(235,095)	83.2
Impairment of goodwill and other intangible assets	(6,866,121)	—	—
Loss from operations	$(39,683,831)	(4,016,078)	888.1
Interest revenue	296,479	82,293	260.3
Gain on revaluation of consideration payable	$—	147,733	(100.0)
Interest expense	(5,378,560)	(2,086,274)	157.8
Loss before income taxes	$(44,765,912)	(5,872,326)	662.3
Income tax recovery	94,051	95,088	-1.1
Equity method investment loss	$(812,669)	—	—
Loss for the year	(45,484,530)	(5,777,238)	687.3
Revenue
During FY 2023, revenue increased $197.6 million, or 99.4%, from $198.9 million to $396.5 million. The increase in revenue was primarily due to volume growth (162.4 thousand metric tons increase over FY2022), the continued build out of our durum program (94.4 thousand metric tons of the above-noted increase) and pea ingredients in the Disruptive Ag and Rudimentary Ingredients division, as well as the Company starting to record consolidated operations from acquired companies. Further to volume increases, many commodity prices also saw increases in FY 2023, largely due to an enhanced focus on the importance of food and commodities coming out of the COVID-19 pandemic, the ongoing war in Ukraine, and a drought in Western Canada. Several high-volume commodities saw price increases per metric ton, including durum ($671.95 for FY 2023 vs. $489.77 for FY 2022), peas ($780.05 vs. $617.30), lentils ($1,184.77 vs. $865.85), wheat ($579.58 vs. $207.87), canary seed ($1,218.51 vs. $990.71), and canola ($1,030.27 vs. $884.74). Other factors contributing to the increase are the launch of our oat program, which contributed $2.2 million of new revenue, the acquisition of our ingredient centre facility, which contributed $3.7 million of new revenue, and our entrance into the organic CPG and bulk market, which contributed $1.7 million of new revenue. Contrarily, revenues of the CPG segment were negatively impacted due to downtime relating to the acquisition and subsequent move of FDO into our ingredient centre.
Cost of sales
Cost of sales increased $206.8 million, or 108.3%, for FY 2023, compared to $190.9 million for FY 2022. The biggest factor in our COGS increase was sales volume growth noted above, as well as higher raw material, freight, and logistics costs, and supply chain challenges. Raw material costs largely increased throughout the year as they are dependent on commodity prices at any given time — refer to the above discussion on revenue for price variances in high-volume commodities. Freight costs increased approximately $22.8 million from FY 2022, while logistical costs (i.e., cleaning, spoilage, brokerage fees, etc.) increased approximately $3.5 million from FY 2022.
Further to this, there were significant mark-to-market and foreign exchange losses that had a significant negative impact on our cost of goods sold in FY 2023. Cost of sales in FY 2023 includes realized losses of $3.8 million on commodity forward contracts, $1.3 million on commodity futures contracts, and $2.4 million on foreign exchange forward contracts. In comparison, FY 2022 had a $14.4 million gain on commodity forward contracts, which was offset by losses of $3.3 million and $1.8 million on commodity futures and foreign exchange forward contracts, respectively. Losses in FY 2023 were largely related to overly aggressive positions on certain commodity contracts, as well as timing differences on foreign exchange contracts. Above Food continues to implement more robust processes and controls to manage and mitigate exposures to these risks.
Gross profit
Gross profit decreased $9.2 million, or (116.2%), for FY 2023 compared to FY 2022, which was primarily driven by mark-to-market and foreign exchange losses included in cost of sales of $13.9 million in FY 2023.
SG&A expenses
SG&A expenses increased $19.4 million, or 166.0%, for FY 2023 compared to FY 2022 due to the following:
•
Advertising and promotions.   Advertising and promotion expenses were $1.5 million for FY 2023, compared to $0.5 million for FY 2022. The increase in these expenses was primarily due to launching of new brands in acquired businesses and the roadshows in connection with the Business Combination during FY 2023.

•
Wages and salaries.   Wage and salary expenses were $15.6 million for FY 2023, compared to $3.9 million for FY 2022. The increase in these expenses was primarily due to an increase in employee headcount and implementation of the employee stock options granted and expensed in FY 2023.

•
Insurance.   Insurance expenses were $1.6 million for FY 2023, compared to $0.5 million for FY 2022. The increase in these expenses was primarily due to operating facilities newly added in FY 2023.

•
Rent.   Rent expenses were $1.1 million for FY 2023, compared to $0.1 million for FY 2022. The increase in these expenses was primarily due to the acquisition of businesses and temporary storage facilities used in the process of storage improvement.

Impairment of goodwill and other intangible assets
Impairment expense increased from nil to $6.9 million for FY 2023 compared to FY 2022. The assets impaired include goodwill relating to the acquisitions of Culcherd and FDO, as well as assets relating to trademarks/patents and brand of FDO. After these businesses were acquired, the revenues and profitability for these subsidiaries were lower than the amounts forecasted at the time of the acquisition, and as a result it was determined that the carrying value of these assets may exceed their recoverable amount. The goodwill acquired in both acquisitions was fully impaired, while the intangible assets relating to the FDO brand and trademarks/patents were partially impaired based on a discounted cash flows analysis of the business.
Interest expense
Interest expense increased $3.3 million to $5.4 million for FY 2023 compared to FY 2022, primarily due to market interest rate increases and the increase in credit facilities.
Equity method investment loss
This loss increased from nil in FY 2022 to $0.8 million in FY2023 due to the partial acquisition of ANF, accounted for using the equity method. For more information on this acquisition refer to the Acquisitions portion of this MD&A.
Analysis of Results of Operations
Above Food operates in two reportable segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.
Above Food determines the composition of the reportable segments based on factors including risks and returns, internal organization, and internal reports and allocates certain expenses across segments based on reasonable considerations such as production capacities. We monitor our segment results primarily by reviewing net loss.
Nine Month Periods Ended October 31, 2023 and October 31, 2022
Processed (sales) volumes by product for the nine month period ended October 31, 2023 and 2022 are as follows (in 000s of metric tons):
	For the nine month period ended October 31,
	2023	2022
Durum	153.4	88.8
Peas	51.3	51.6
Lentils	43.2	51.3
Wheat	44.7	35.4
Canary Seed	40.5	29.4
Canola	19.7	28.3
Other (barley, beans, flax, oats, hemp)	19.3	13.0
Total	372.1	297.8
We actively manage our inventory related to demand in the market. The overall increase in processed volumes was primarily related to the continued build out of our durum program.
Segment Information
Disruptive Agriculture and Rudimentary Ingredients net loss decreased from $11.8 million in the nine month period ended October 31, 2022 to $8.8 million in the nine month period ended October 31, 2023. The decreased loss is largely due to having gains on the fair value adjustments of forward contracts and foreign exchange, as opposed to losses in the previous year. CPG’s net loss increased from $12.3 million in the nine month period ended October 31, 2022 to $14.6 million in the nine month period ended October 31, 2023, driven primarily by write-downs and impairments of inventories approximating $3 million, as well as operating expenses that were not present in the nine month period ended October 31, 2022, incurred as a result of a full year ownership of FDO and NorQuin. Corporate and Other’s net loss decreased from $10.3 million in the nine month period ended October 31, 2022 to $9.4 million in the nine month period ended October 31, 2023. This decreased loss is attributable to a smaller proportion of stock-based compensation expenses, offset by the increased headcount within the Corporate Group, as discussed above.

For Above Food’s reportable operating segments during the nine month periods ended October 31, 2023 and 2022, net losses are as follows:
Nine month period ended October 31, 2023	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Net loss for the period	$(8,848,599)	$(12,367,471)	$(9,375,531)	$(71,404)	$(30,663,005)
Nine month period ended October 31, 2022	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Net loss for the period	$(11,828,770)	$(12,345,874)	$(10,250,269)	$—	$(34,424,913)
Between the two reported segments, we produce three main product lines. Revenue by product line for nine month period ended October 31, 2023 and nine months ended October 31, 2022 are as follows:
Nine month period ended October 31, 2023	Disruptive Ag & Rudimentary Ingredients — Commodities	Disruptive Ag & Rudimentary Ingredients — Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$174,836,564	$89,518,078	$9,346,999	$4,428	$273,706,069
Nine month period ended October 31, 2022	Disruptive Ag & Rudimentary Ingredients — Commodities	Disruptive Ag & Rudimentary Ingredients — Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$160,664,784	$105,175,985	$6,934,014	$—	$272,774,693
Years Ended January 31, 2023 and January 31, 2022
Processed (sales) volumes by product for the FY 2023 and 2022 are as follows (in 000s of metric tons):
	For the year ended January 31,
	2023	2022
Durum	148.7	54.3
Peas	70.4	47.9
Lentils	69.6	48.3
Wheat	58.9	54.8
Canary Seed	46.7	42.1
Canola	43.5	25.1
Other (barley, beans, flax, oats, hemp)	18.6	21.5
Total	456.4	294.0
We actively manage our inventory related to demand in the market. The new oilseed processing facility in Saskatchewan, owned by a third party, has created more demand for canola oil from us. The overall increase in processed volumes was primarily related to the continued build out of our durum program and pea ingredients.
Segment Information
Disruptive Agriculture and Rudimentary Ingredients net loss increased from $1.7 million in FY 2022 to $16.1 million in FY 2023, driven primarily by realized and unrealized losses on forward contracts and foreign exchange. The overly aggressive positions and timing differences discussed in the Results of Operations section above are what caused this significant change. Realized losses totaling approximately $7.5 million were recorded by this segment. At year-end, mark-to-market adjustments of inventories and contracts held at fair value resulted in an additional $6.4 million of unrealized losses on these instruments that was included in the net loss of this segment.

CPG’s net loss increased from $1.2 million in FY 2022 to $14.9 million in FY 2023, driven primarily by significant impairment losses on goodwill and intangible assets, as well as operating expenses that were not present in FY 2022, incurred as a result of the acquisitions of FDO and NorQuin, and a full year of ownership of Culcherd. The losses on goodwill and intangible assets in FY 2023 total $6.9 million in the CPG segment, made up of impairment of $1.8 million relating to an intangible asset acquired relating to an acquisition that ultimately did not occur, $2.5 million relating to goodwill on the Culcherd acquisition and $2.6 million relating to goodwill, customer relationships, and the brand name acquired in the FDO acquisition. These impairments were recorded as the revenues and net profits of these entities did not align with projections that the valuations of each were based on.
Corporate and Other’s net loss increased from $2.8 million in FY 2022 to $14.5 million in FY 2023, driven primarily by the increased employee headcount in FY 2023 and increased professional fees as Above Food continues to grow. Salaries and wages increased $8.0 million from FY 2022 to FY 2023. Approximately $1.1 million of this increase is related to increased staff levels as the result of acquisitions in both FY 2022 and FY 2023, as well as additional employees necessary to supplement the growing business of Above Food. The remaining $6.9 million relates to the implementation of a stock-based compensation plan. Professional fees increased $1.6 million from FY 2022 to FY 2023, relating to due diligence and acquisitions, as well as the go-public transaction which remains ongoing.
For Above Food’s reportable operating segments during FY 2023 and 2022, net losses are as follows:
Year ended January 31, 2023	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Consolidated
Net loss for the period	$(16,051,802)	$(14,924,353)	$(14,508,375)	$(45,484,530)
Year ended January 31, 2022	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Consolidated
Net loss for the period	$(1,715,505)	$(1,249,471)	$(2,812,262)	$(5,777,238)
Between the two reported segments, we produce three main product lines. Revenue by product line for FY 2023 and FY 2022 are as follows:
Year ended January 31, 2023	Disruptive Ag & Rudimentary Ingredients — Commodities	Disruptive Ag & Rudimentary Ingredients — Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$254,079,116	$132,805,400	$9,579,047	$941	$396,464,504
Year ended January 31, 2022	Disruptive Ag & Rudimentary Ingredients — Commodities	Disruptive Ag & Rudimentary Ingredients — Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$123,847,068	$74,807,683	$202,962	$—	$198,857,713
Liquidity and capital resources
Above Food’s primary sources of liquidity are cash generated from operations, cash generated from equity issuances, and borrowings from various debt issuances. Above Food had an accumulated deficit of $81.2 million as of October 31, 2023 compared to an accumulated deficit of $50.6 million as at January 31, 2023 due in part to many of the activities we incurred significant expenditures on during the year to become public ready, as well as the stock-based and general compensation, and other expenses discussed above. As of October 31, 2023, Above Food had $0.3 million in cash and cash equivalents and a deficit in working capital of $71.1 million. Management has identified circumstances which cast substantial doubt on the Company’s ability to continue as a going concern without alternate financing arrangements, primarily as a result of certain convertible debt the Company raised to complete certain acquisitions needing to be repaid in cash should the company not be publicly listed by maturity. Furthermore, as of October 31, 2023, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings and was in default of repaying $6.2 million of debt payable to Grupo Vida Canada that was due on January 27, 2024 as more fully described in the Financial Statements and Interim Financial Statements. On March 10, 2024, Above Food, Above Food USA Corp., Lexington, the Sponsor and Grupo Vida Canada entered into the Convertible Loan Extension Agreement pursuant to which the maturity date under the Convertible Loan Agreement has been extended to the Extended Convertible Loan Maturity Date.
There can be no assurance the Company will be successful in obtaining further equity and debt financing. While the Company remains in constant contact with these lenders, and as of the date of this Registration Statement/Proxy Statement these debts have not been called, there can be no assurance that the Company will be able to maintain the support of these lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants. The Company also expects to continue to incur recurring losses as it continues to grow its business and has incurred significant costs in preparation for the go public transaction with Bite.
In addition, Above Food seeks to continue growing the business aggressively, requiring significant working capital and access to a larger credit facility. Above Food is also incurring significant costs (including professional costs) related to the Proposed Transactions with Bite. Management expects the completion of the Business Combination will provide Above Food with additional liquidity as a result of receiving financing and settling debts of $14.1 million to creditors. While management believes that the Business Combination will be completed, it is subject to various risk factors, some of which are out of management’s control, and thus there can be no assurance that the Business Combination will be completed, and if not completed, the Company will be required to settle its aforementioned debts in cash. The Company will seek additional sources of financing in this event, including consideration of whether it can refinance existing debt, but there can be no assurance that such financing will be available either in the amounts or on terms that are favorable to the Company.
The Company also intends to expand its existing credit facility in order to accommodate the growth in its business and to provide additional liquidity. This expansion is dependent, in part, on additional financing being raised by the Company (including in connection with the Business Combination) and there is no assurance that this additional financing will be raised.
If the Company is not successful in expanding the credit facility, and if it does not complete the Business Combination, the Company will seek additional financing, and may be forced to reduce the extent of its operations and idle certain assets.
The Company’s main sources of liquidity are its operations, equity issuances, and debt issuances. The funds are primarily used to finance working capital and capital expenditure requirements. Above Food currently expects that the proceeds from the Business Combination, together with current available funds, will provide sufficient liquidity to fully fund future operations and any potential planned expansion of the business. The completion of the Business Combination is not guaranteed and Above Food may be required to obtain financing from other sources, including but not limited to issuance of equity interests or debt. We believe our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur for at least the next twelve months. As circumstances warrant, we may issue debt and/or equity securities from time to time on an opportunistic basis, dependent upon market conditions and available pricing. We make no assurance that we can issue and sell such securities on acceptable terms or at all.
After completion of the Business Combination, Above Food may also require additional funds to the extent its plans change, if it elects to acquire complementary businesses or due to unforeseen circumstances. However, additional funds may not be available when Above Food needs them on terms that are acceptable to it, or at all.
Credit Agreement; Convertible Subordinated Loan
On July 23, 2021, we entered into a credit agreement with the Royal Bank of Canada (the “Credit Agreement”). The Credit Agreement was amended on July 1, 2023 and at that time provided for a revolving facility of $40.0 million. The interest rate on the loan is Royal Bank Prime rate plus 0.25% per annum and is secured by inventory and accounts receivables. As of October 31, 2023, the outstanding balance of the credit facility was $39.5 million. Subsequent to October 31, 2023, the Credit Agreement was further amended to provide for a revolving facility of $37.5 million.
On December 29, 2022, Above Food entered into a convertible subordinated loan agreement with Smart Dine, LLC and Lexington Capital to fund the acquisition of all the outstanding shares in ANF, expenses regarding the closing of the Business Combination and working capital. Additional lenders (Grupo Vida Canada and OrionSea Enterprises) have also advanced funds under this agreement. The term of the loan is one year and is funded in three tranches. During the nine months ended October 31, 2023, the Company received additional advances relating to this agreement totaling $4.3 million. As of October 31, 2023, the outstanding balance on this loan, including accrued interest, was $14.1 million. Upon the closing of the Business Combination, all the outstanding principal and unpaid interest will be converted into a number of the New Above Food’s common shares equal to the outstanding balance at conversion divided by US $10. On or after the maturity date, until such time that the Business Combination is closed, the lender may elect to convert the outstanding balance into Above Food’s shares at their discretion.
The biggest demand for cash from servicing of liabilities is the repayment of subordinated convertible debentures in cash, should the Company fail to go public. One such debenture matured on January 3, 2024, and was extended through May 31, 2024. A second debenture matured on January 27, 2024; an extension through April 30, 2024 is being negotiated, but there can be no assurances that the Company will successfully extend the maturity date. The remaining two debentures mature in May and June 2024. Should these debentures come due and fail to extend, Above intends to refinance on the same assets that these debentures are secured against, representing investment in Atlantic Natural Foods and residual value on capital assets behind the mortgage holder, however there can be no assurances the Company will be successful in obtaining further financing.
Additionally, in relation to the asset-backed lending line of credit with Royal Bank of Canada that currently has covenant violations, because the loan is secured against commoditized inventory and accounts receivable, Royal Bank of Canada has continued to work with the Company on updating terms, and have continued to extend this line.
Above is also looking at alternative asset-based lenders to increase the working capital available to the Company, and are currently in negotiations with lenders. Should these plans not be successful, Above would liquidate inventory as necessary, pay down the outstanding balance of the asset-backed lending line, and once working capital allows, utilize the line once again.
Private Placement
On January 19, 2021, Above Food completed its private placement of 20,216,656 Above Food Units, at a price of $2.00 per Above Food Unit for gross proceeds of $40,433,312. Each Above Food Unit consists of one Above Food Common Share and one-half of one Above Food Warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The issue price allocated to the share portion of the Above Food Unit was $1.50 and $0.50 was allocated to each half Above Food Warrant and recorded within Above Food Common Shares and Above Food Warrants respectively. Total share issuance costs of amounted to $8,068,177 and comprises of non-cash and cash share issuances costs. Amounts of $6,051,133 and $2,017,044 have been allocated to Share Capital and Warrants respectively.
Broker Warrants
The Company also has outstanding at October 31, 2023, 1,609,332 Above Food Warrants to acquire Above Food Units for $2.00 per Unit (2022 – 1,609,332 units at $2.00) as a result of the private placement that took place on January 19, 2021. Each Above Food Unit consists of one Above Food Common Share and one-half of one Above Food Warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. Refer to Note 16, Share Capital of the Financial Statements included elsewhere in this registration statement/proxy statement for additional details regarding the broker warrants.

Derivatives
Currently, Above Food does not designate its derivative financial instruments as hedges for accounting purposes and does not use hedge accounting. Thus changes in fair value of derivative instruments are reflected in net loss. Refer to the “Critical accounting policies and estimates” and “Quantitative and Qualitative Disclosures About Market Risk” sections of this MD&A, as well as the Notes of the Financial Statements and Interim Financial Statements for further details.
The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the consolidated statements of cash flows.
Cash flows for the nine month periods ended October 31, 2023 and 2022
The following table summarizes Above Food’s cash flows from operating, investing and financing activities for the nine month periods ended October 31, 2023 and 2022:
	For the nine month period ended October 31,
	2023	2022
Net cash (used in) provided by operating activities	$7,144,342	$(5,551,206)
Net cash (used in) provided by investing activities	$(4,849,201)	$(412,156)
Net cash provided by (used in) financing activities	$(4,362,538)	$4,456,994
Cash flows from operating activities
Net cash provided by operating activities includes net loss adjusted for non-cash expenses and movements in operating assets and liabilities. Our operating cashflows are primarily generated by revenues less cash paid for expenses, and cash used in or provided by working capital requirements.
The Company has incurred positive cash flows from operating activities of $7.1 million in the current period, compared to cash flows of $5.6 million used in the comparative period. The change compared to the nine month period ended October 31, 2022 comes primarily from improved accounts receivable collections, significantly increased inventory turnover, and increased days in accounts payable as the Company works to manage liquidity. The comparative period saw decreased turnover in both accounts receivable and inventory, which largely contributed to the amount used in operating activities.
Cash flows from investing activities
During the nine month period ended October 31, 2023, net cash used in investing activities was $4.8 million. These cash outflows consisted primarily of $3.2 million of acquisitions of property plant and equipment, largely relating to the cleaning facility and equipment being developed for the disruptive agriculture and rudimentary ingredients segment. Additionally, a net of $1.6 million of cash was used to acquire a business (i.e., $2.0 million paid less $0.4 million of cash in the company acquired).
During the nine month period ended October 31, 2022, net cash used in investing activities was $0.4 million. This was largely the result of the purchase of property, plant, and equipment and intangible assets, as well as advances of loans receivable, netted against proceeds from the sale of property, plant, and equipment.
Cash flows from financing activities
During the nine month period ended October 31, 2023, net cash used in financing activities was $4.4 million. During the year, we received loans totaling $6.5 million from Bank of Nova Scotia and a group of strategic investors. This was netted against the repayment of short-term debt and credit facilities ($6.3 million), the repayment of long-term debt ($1.5 million), and the repayment of amounts due to related parties ($2.1 million). There was also finance lease liability repayments of $0.9 million.
During the nine month period ended October 31, 2022, net cash received from financing activities was $4.5 million. Cash inflows in this period primarily consist of $11 million received from the Bank of Nova

Scotia and a net of $2.2 million in short-term debt and credit facilities received. These amounts were offset by $7.3 million in repayments on amounts due to related parties, $0.6 million in long-term debt repayment, and $0.9 million in finance lease liability repayments.
Purchase of property, plant, and equipment
For the nine month period ended October 31, 2023, purchases of property, plant, and equipment increased to $3.2 million compared to $1.7 million in the nine month period ended October 31, 2022, an increase of $1.5 million. The increase was largely due to purchases of $2.5 million in the nine month period ended October 31, 2023 relating to the cleaning facility discussed above. In the nine month period ended October 31, 2022, the majority of purchases of property, plant, and equipment related to terminal equipment additions.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and other commitments for cash expenditures as of nine month period ended October 31, 2023, and the years in which these obligations are due (in 000s).
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Accounts payable and accrued liabilities	$54,012	$54,012	—	—	—
Short-term debt and credit facilities	$39,500	$39,500	—	—	—
Bank indebtedness	$7,401	$7,401	—	—	—
Lease liabilities	$37,396	$2,065	$4,087	$3,655	$27,589
Long-term debt	$31,054	$30,858	$196	—	—
Total contractual obligations as of nine month period ended October 31, 2023	$169,363	$133,836	$4,283	$3,655	$27,589
Cash flows for the years ended January 31, 2023 and 2022
The following table summarizes Above Food’s cash flows from operating, investing and financing activities for the years ended January 31, 2023 and 2022:
(in thousands)	For the year ended January 31,
	2023	2022
Net cash (used in) provided by operating activities	$(17,876,903)	$(27,574,845)
Net cash (used in) provided by investing activities	$(6,662,720)	$(30,589,836)
Net cash provided by (used in) financing activities	$24,810,398	$27,196,396
Cash flows from operating activities
Net cash provided by operating activities includes net loss adjusted for non-cash expenses and movements in operating assets and liabilities. Our operating cashflows are primarily generated by revenues less cash paid for expenses, and cash used in or provided by working capital requirements.
The Company has incurred significant negative cash flows used in operating activities in each of the past two years. During FY 2023, operating activities used $17.9 million of cash. The decrease compared to FY 2022 comes primarily from improved accounts receivable collections and significantly increased inventory turnover. During FY 2022, operating activities used $27.6 million of cash, primarily consisting of changes in working capital, specifically a significant decrease in inventory turnover. Refer to the “Liquidity and Capital Resources” section of this Registration Statement/Proxy Statement for additional discussion on how the Company intends to meet cash requirements and maintain operations.

Cash flows from investing activities
During FY 2023, net cash used in investing activities was $6.7 million. These cash outflows consisted primarily of $6.3 million of purchases in investments.
During FY 2022, net cash used in investing activities was $30.6 million. These cash outflows consisting primarily of $22.0 million of purchase in property, plant, and equipment, partially offset by $1.0 million received in proceeds from sale of existing assets. During the year, we also issued $5.4 million in loans primarily made to businesses we were planning to acquire, as well as purchased investments of $4.1 million related to the acquisition of our investment in ANF LLC.
Cash flows from financing activities
During FY 2023, net cash received from financing activities was $24.8 million. During the year, we received loans of totaling $19.1 million from Scotiabank, a group of strategic investors and Ingredion respectively, as well as secured financing of $6.9 million from our short-term debt and credit facilities.
During FY 2022, net cash received from financing activities was $27.2 million, primarily consisting of $30 million received from credit facilities, partially offset by $3.1 million in repayments on existing lease liabilities and amounts due to related parties.
Purchase of property, plant, and equipment
For the year ended January 31, 2023, purchases of property, plant, and equipment decreased to $2.4 million compared to $22.0 million in FY 2022, a decrease of $19.6 million. The decrease was largely due to significant purchases of $7.8 million, $7.3 million, and $2.0 million in FY 2022 relating to the Kindersley terminal, Avonlea terminal, and Port Lajord. There was also an additional $0.9 million of purchases relating to railcars in FY 2022. In FY 2023, the majority of purchases of property, plant, and equipment (approximately $1.7 million) related to equipment purchases for the terminals.
As at January 31, 2023, Above Food had committed approximately CAD $3.7 million of further net capital expenditures related to its facility optimization activities for investments into FDO and Culcherd and pulse protein processing
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and other commitments for cash expenditures as of January 31, 2023, and the years in which these obligations are due (in 000s).
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Accounts payable and accrued liabilities	$47,396	$47,396	—	—	—
Short-term debt and credit facilities	$47,500	$47,500	—	—	—
Bank indebtedness	$5,745	$5,745	—	—	—
Lease liabilities	$38,527	$2,001	$3,995	$3,814	$28,717
Long-term debt	$23,837	$23,259	$578	—	—
Total contractual obligations as of January 31, 2023	$163,005	$125,901	$4,573	$3,814	$28,717
Related Party Transactions and Balances
Related party transactions include transactions with corporate investors who have representation on the Above Food Board. Refer to Note 20/21, “Related Party transactions and balances” of the Interim Financial Statements/Financial Statements included in elsewhere in this Registration Statement/Proxy Statement for additional details regarding the related party transactions.
Off balance sheet arrangements
As of the date of this Registration Statement/Proxy Statement, Above Food does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Above Food is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.
Currently, Above Food does not engage in off-balance sheet financing arrangements.
Critical accounting policies and estimates
Our Financial Statements are prepared in accordance with U.S. GAAP. Critical accounting policies are those that are the most important to the preparation of our financial condition and results of operations and that require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in Note 2 to our Financial Statements, our most critical accounting policies are discussed below. The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our Financial Statements and the accompanying notes. Management believes that the estimates utilized in preparing the Financial Statements are reasonable and prudent. Actual results could differ from those estimates.
Inventory
Inventories of marketable agricultural commodities, which include inventories acquired under deferred pricing contracts, are stated at fair value due to their interchangeability, immediate marketability at quoted prices, and difficulty in obtaining appropriate costs. These agricultural commodity inventories have quoted market prices in active markets, may be sold without significant further processing, and have predictable and insignificant disposal costs. Management estimates fair value for its commodity-related assets and liabilities based on exchange-quoted prices, adjusted for differences in local markets. Inventory and commodity derivative fair value measurements are mainly based on observable market quotations.
Changes in the fair values of the inventory are recognized in earnings as a component of cost of sales. If management used different methods or factors to estimate market value, amounts reported could differ materially. In addition, if market conditions change subsequent to year-end, amounts reported in future periods could differ materially.
In addition, Above Food values inventories that are not considered to be readily marketable using the first-in, first-out (FIFO) method at the lower of cost or net realizable value because of their commodity characteristics as these commodities are not blended, nor do they have basis contracts associated with them. The Company values its consumer-packaged goods inventory at the lower of cost or net realizable value, with cost being determined using the specific lot identification method.
Refer to the below section “Quantitative and Qualitative Disclosures about Market Risk” for further information on commodity price risk, and sensitivity analysis therein.
Derivative Valuation
Above enters into derivative instruments to manage its exposure to movements associated with agricultural commodity prices and foreign currency exchange rates. Above’s use of these instruments is generally intended to mitigate the exposure to market variables. Additionally, commodity contracts relating to forward sales of commodities are accounted for as derivatives at fair value under ASC 815 Derivatives and Hedging.
The Company recognizes all of its derivative instruments as either assets or liabilities at fair value in its consolidated balance sheet and are reported as either foreign exchange forward contract or commodity forward contract assets or liabilities. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. None of the Company’s derivatives have been designated as hedging instruments in the periods presented, and as such, changes in fair value of these derivatives are recognized in loss immediately.
Management estimates fair value for its commodity-related derivatives based on exchange quoted prices, adjusted for differences in local markets. Foreign currency exchange-related derivatives have their fair values estimated based on the value of the underlying currency. The changes in market value of such contracts have a high correlation to the price changes of the commodity/currency of the contract. If market conditions change subsequent to year-end, amounts reported in future periods could differ materially.
Refer to the below section “Quantitative and Qualitative Disclosures about Market Risk” for further information on both commodity price and foreign exchange risk, and sensitivity analysis therein.
Goodwill and Other Intangible Assets
The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company performs an annual goodwill impairment test in the fourth quarter.
In assessing impairment, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the amount of goodwill associated with the reporting unit. The Company determines fair values for each of the reporting units using a discounted cash flow model (a form of the income approach) or the market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Judgement is applied in determining appropriate discount rates, and forecasting cashflows.
Finite-lived intangible assets include trademarks, customer relationships and lists, and website development costs that are amortized on a straight-line basis over their contractual or legal lives, or their estimated useful lives where such lives are not determined by law or contract. The amortization period depends on the contractual terms of such agreements and management’s best estimate of their useful lives. Finite-lived intangible assets and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the asset might be impaired or that the estimated useful life should be changed prospectively. If impairment indicators are present, the recoverability of these assets is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined using a discounted cash flow approach.
Income Taxes
We are subject to income taxes in the Canada and numerous other jurisdictions. Significant judgment is required in determining our provision for income tax, including evaluating uncertainties in the application of accounting principles and complex tax laws.
Income taxes include federal, provincial and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the Financial Statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized, and management exercises significant judgement in determining both the amounts and timing of future anticipated taxable income in making this determination.

Equity-based compensation
Equity-based compensation represents the cost related to equity-based awards granted to employees and non-employee consultants and provide for the granting of restricted stock units, stock options, warrants, and broker warrants. The Company recognizes compensation expenses based the grant date fair value of the award granted.
Awards with time-based vesting generally vest over a two to three year period after the grant date or the date the Company’s shares start trading on a stock exchange in the United States. The resulting compensation expense related to equity awards are recognized on a straight-line basis over the requisite service period and is included within SG&A expense. We have not recorded any equity-based compensation expense related to the equity-based awards that begin vesting upon the date the Company’s shares start trading on a stock exchange in the United States in the Financial Statements or Interim Financial Statements.
The fair value of each option granted under the Above Food Option Plan is estimated on the grant date using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of underlying shares at grant date, expected volatility, expected dividend yield, risk-free rate, and an expected life. Since we were privately held, we calculated expected volatility using comparable peer companies with publicly traded shares over a term similar to the expected term of the underlying award. At the time of grant, we had no intention to pay dividends on our common units, and therefore, the dividend yield percentage is zero. In order to estimate the fair value of our common shares, we reviewed recent transactions involving Above Food common shares where their estimated fair value was established with a third party.
Recent accounting pronouncements
See Note 3 to the Financial Statements and Interim Financial Statements included elsewhere in this Registration Statement/Proxy Statement for more information about recent accounting pronouncements, the timing of their adoption and Above Food’s assessment, to the extent it has made one, of their potential impact on Above Food’s financial condition and its results of operations and cash flows.
Internal Control Over Financial Reporting
We are not currently required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. We will not be required to formally assess our internal controls until we file our second annual report on Form 10-K and we will not be required to have our independent registered public accounting firm formally assess our internal controls for as long as we remain an “emerging growth company” as defined in the JOBS Act.
Material Weaknesses in internal control over Financial Reporting
Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that, beginning with the second annual report following the Business Combination, management of New Above Food assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply to us as a public company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject New Above Food to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food’s securities.
In connection with the preparation of Above Food’s consolidated financial statements and review of Above Food’s interim financial statements, management identified material weaknesses in our internal control over financial reporting as of January 31, 2023 and October 31, 2023. Management has concluded that these material weaknesses are due to the fact that Above Food is a private company with limited resources. The material weaknesses relate to not appropriately designing and implementing controls, including maintaining sufficient written formal policies, procedures and written analyses related to complex accounting matters, including the use of appropriate technical expertise in the areas of business combinations, deferred share issuance costs, share based compensation, goodwill impairment and equity accounting. In addition, a material weakness related to the fair value measurement of commodity inventory and contracts was identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses have not been remediated at the time of filing this Registration Statement/Proxy Statement.
In order to improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight, including hiring additional financial and accounting personnel, engaging outside consultants and adopting a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. New Above Food’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. At such time, New Above Food’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect New Above Food’s business and operating results and could cause a decline in investor confidence and the price of New Above Food’s securities.
Emerging Growth Company Status
We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•
we are only required to include two years of audited consolidated financial statements in this prospectus, in addition to any required interim financial statements, and are only required to provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we no longer qualify as an emerging growth company. We would cease to qualify as an emerging growth company upon the earliest of (a) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion USD or more, (b) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities and (c) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million USD as of July 31 of such fiscal year.
Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption.

Foreign Private Issuer Status
Above Food qualifies as a “foreign private issuer” as defined under SEC rules. Even after Above Food no longer qualifies as an emerging growth company, as long as Above Food continues to qualify as a foreign private issuer under SEC rules, Above Food is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•
the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Above Food intends to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.
Above Food may take advantage of these exemptions until such time as Above Food is no longer a foreign private issuer. Above Food would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.
Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Above Food no longer qualifies as an emerging growth company, but remains a foreign private issuer, Above Food will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.
In addition, because Above Food qualifies as a foreign private issuer under SEC rules, Above Food is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Above Food is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Above Food.
If at any time Above Food ceases to be a foreign private issuer, Above Food will take all action necessary to comply with the SEC and NYSE Listing Rules, including by appointing a majority of independent directors to the Above Food Board and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk, including the effects of adverse changes in commodity prices and exchange rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.
Foreign currency risk.   The Company is exposed to currency risk as a certain portion of sales and expenses are incurred in U.S. Dollars resulting in US denominated accounts receivable, accounts payable, some commodity derivatives, and long-term debt. These balances are, therefore, subject to gains and losses due to fluctuations in that currency in relation to the Canadian Dollar.
The Company entered into foreign exchange derivative contracts to mitigate these risks. This strategy minimizes the impact of U.S. Dollar fluctuations on the operating results of the Company. The Company’s derivative instruments have not been designated as hedging instruments and gain/losses are recorded within cost of sales in the consolidated statements of operations. The effect of a 5% increase in the exchange rate for the U.S. Dollar and the Canadian Dollar would have had a negligible impact on net loss for the nine month period ended October 31, 2023, and an impact of a decrease of $2.2M on net loss for FY 2023 considering outstanding USD monetary asset and liability balances, as well as derivative and contracts as at the period and year ends, and assuming all other variables remain constant.
Credit Risk.   The risk of financial loss in the event of failure of a customer or counterparty to a financial instrument to meet its contractual obligation is defined as credit risk. The Company’s principal exposure to credit risk is in respect to its accounts receivable. A substantial portion of the Company’s accounts receivable is with customers in the agriculture industry and is subject to normal industry credit risks. A portion of the Company’s sales and related accounts receivable are also generated from transactions with customers in overseas markets.
Accounts receivable are subject to credit risk exposure and the carrying values reflect management’s assessment of the associated maximum exposure to such credit risk. The Company regularly monitors customers for changes in credit risk. The Company’s credit exposure is mitigated through the use of credit practices that limit transactions according to the customer’s credit quality and due to the accounts receivable being spread over a large number of customers. Trade receivables from international customers are insured for events of non-payment through third-party export insurance to mitigate against credit risk. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit or letter of credit is received before goods are shipped.
As of the nine month periods ended October 31, 2023 and 2022, as well as the fiscal years ended January 31, 2023 and 2022, there were no customers that represented more than 10% of revenues. The Company does not believe that any single customer group represents a significant concentration of credit risk.
Commodity price risk.   Commodity price risk is the risk that the value of inventory and related contracts will fluctuate due to changes in market prices. A change in price and quality will have a direct affect on the value of inventory. As a grain and pulse commodity trading company, the Company has significant exposure to changes in various agricultural commodity prices. Prices for these commodities are volatile and are influenced by numerous factors beyond the Company’s control, such as supply and demand fundamentals, as well as the weather. A substantial change in prices may affect the Company’s comprehensive income and operating cash flows, if not properly managed.
To mitigate the risks associated with the fluctuations in the market price for agricultural commodities, the Company has a policy that commodities be hedged, when possible, through the use of purchase and sales contracts. The Company may employ derivative commodity instruments (primarily futures and options) for the purpose of managing its exposure to commodity price risk, however, they are not used for speculative or trading purposes. The Company’s actual exposure to these price risks is constantly changing as the Company’s inventories and commodity contracts change. The effect of a 10% increase in the price of various commodities traded would have had an impact of a $1.1 million increase in net loss for the nine months ended October 31, 2023, and a $0.7 million increase in net loss for the year ended January 31, 2023, considering outstanding contracts as at the reporting dates and assuming all other variables remain constant.
Liquidity risk.   Liquidity risk is the risk that the Company cannot meet its financial obligations associated with financial liabilities in full. The Company’s main sources of liquidity are its operations its credit facility and other debt financing. The funds are primarily used to finance working capital and capital expenditure requirements and are adequate to meet the Company’s financial obligations associated with financial liabilities. Risk associated with debt financing is mitigated by having negotiating terms over several years and renegotiating terms before they are due.
Interest rate risk.   Interest rate risk is the risk that the Company will be unable to finance existing debt with similar terms, as well as potential changes in the future cash flows of financial instruments. The Company’s principal exposure to interest rate risk is with respect to its short-term debt and credit facilities, long-term debt and lease liability, which bear interest at fixed and floating interest rates.

The effect of a 1% change in interest rates relating to the bank indebtedness, long-term debt and lease liability of the Company would be an increase or decrease in interest expense for the nine months ended October 31, 2023 of approximately $0.4 million, and $1.7 million for the year ended January 31, 2023. Exposure to interest rate risk is managed through normal operating and financing activities.
Other Risks.   Although we perform services for customers located in a number of jurisdictions, we have not experienced any material difficulties in receiving funds remitted from foreign countries. However, new or modified exchange control restrictions could have an adverse effect on our ability to repatriate cash to fund our operations and make principal and interest payments, when necessary.

MANAGEMENT OF NEW ABOVE FOOD FOLLOWING THE BUSINESS COMBINATION
The following information concerning the management of New Above Food is based on the Plan of Arrangement, the New Above Food Articles, the form of which is attached as Annex B to this Registration Statement/Proxy Statement, and the New Above Food Bylaws, the form of which is attached as Annex C to this Registration Statement/Proxy Statement, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable Law and current expectations of Above Food and is subject to change.
Directors and Executive Officers
The New Above Food Articles provide that the number of directors shall be a minimum of one director and a maximum of fifteen directors. The New Above Food’s Board is expected to be comprised of seven directors. New Above Food expects that a majority of its directors will meet the independence requirements set forth in the listing standards of NYSE at the time of the closing of the Business Combination. Under the New Above Food Articles, the directors may, between annual meetings of shareholders, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, provided that the total number of directors so appointed does not exceed one-third of the total number of directors who held office at the expiration of the last annual meeting of shareholders of New Above Food.
The table below provides the names and ages of, and the positions to be held by, the individuals currently identified to serve as directors and executive officers of New Above Food following the closing of the Business Combination. We are in the process of identifying the other individuals who will be members of the New Above Food Board and New Above Food executive officers, and we expect to provide details regarding these individuals in due course prior to the Closing.
Directors and Executive Officers	Age	Position/Title
Lionel Kambeitz	70	Chief Executive Officer and Executive Chairman
Jason Zhao	40	Executive Vice President, Chief Financial Officer and Director
Tyler West	35	Vice President of Origination and Regenerative Agriculture
Martin Williams	48	Vice President of Consumer Brands
Felipe Gomez	49	Director
Garth Fredrickson	68	Director
Chief Reginald Bellerose	68	Director
Alberto Ardura González	60	Director
Agustin Tristan Aldave	38	Director
Biographical information concerning the directors and executive officers listed above is set forth below.
Executive Officers and Directors
Lionel Kambeitz — Chief Executive Officer and Executive Chairman
Lionel Kambeitz is a Founder, President, Chief Executive Officer and Executive Chairman of Above Food. He has served as Above Food’s Chief Executive Officer and as a member of the Above Food Board since September 2020. Mr. Kambeitz is also a Founder of KF Farms and served as the Executive Chairman of the board of directors from January 2013 to January 2023. Mr. Kambeitz has also been a director of HTC Purenergy Inc. since 1996. He is also a director on the board of Kingsland Energy Corp. and has served as a director on the board of directors since 1995. Mr. Kambeitz is also Chairman of the board of Carbon RX Inc. and a director on the board of directors of Delta CleanTech Inc. We believe that Mr. Kambeitz is qualified to serve on the New Above Food Board because of his over three-decade career in agriculture, manufacturing, energy and process design as well as his executive leadership experience in the agriculture industry.

Jason Zhao — Executive Vice President, Chief Financial Officer and Director
Jason Zhao has served as Above Food’s Chief Financial Officer since October 2021. He founded Odyssey Advisory Services Ltd. in January 2021. Mr. Zhao has also been the Chief Executive Officer of ISTDC Canada Inc. since 2008. From April 2018 to January 2021, Mr. Zhao served as Principal of Virtus Group, Chartered Professional Accountants & Business Advisors LLP, the largest independent Chartered Professional Accountant and Business Advisory firm in Saskatchewan, Canada. He is a Chartered Professional Accountant and a Chartered Business Valuator. Mr. Zhao received a Bachelor’s degree in Business from the University of Alberta. We believe that Mr. Zhao is qualified to serve on the New Above Food Board because he has over 20 years of experience building and leading finance teams in accounting firms, private equity, and international companies with significant operating scale and complexity.
Martin Williams — Vice President of Consumer Brands
Martin Williams is a Co-Founder of Above Food and the President and Chief Innovation Officer of AFBI, a wholly owned subsidiary of Above Food. He has served as the President and Chief Innovation Officer of AFBI since January 2021. Mr. Williams has been a visiting professor at CEDIM México since December 2018, where he teaches a class on adaptive strategy as part of the Master’s in Business Innovation program. Before founding Above Food, Mr. Williams held various leadership roles at global management consulting firms, such as Fahrenheit 212, which was acquired by Capgemini SE (PA: CAP), and Idea Couture Inc., which was acquired in 2016 by Cognizant Technology Solutions (NASDAQ: CTSH), until July 2019, including Senior Vice President and Global Head of Strategy. Mr. Williams attended OCAD University in Toronto where he studied industrial design with a specialization in applied innovation.
Tyler West — Vice President of Origination and Regenerative Agriculture
Tyler West is a Founder of Above Food and, since 2016, a Founder and President and Chief Executive Officer of PCFC, now a wholly owned subsidiary of Above Food. He has served as a member of the PCFC board of directors since October 2016 and as a member of the Above Food Board since January 2023 and as President and Chief Executive Officer of PCFC since October 2017. Mr. West received a Bachelor of Science degree in Agricultural Business and Management at the University of Missouri-Columbia. We believe that Mr. West is qualified to serve on the New Above Food Board because of his decade of experience in building and developing ingredient merchandising businesses primarily focused in western Canada.
Felipe Gomez — Director
Felipe Gómez has spent the last 27 years of his career with Grupo Vida, where he has served as a Member of the Board and Chief Executive Officer since January 2017. Grupo Vida, the largest oat milling company in Latin America, has its headquarters in México and also has operations in Canada and Chile. He has been President of the Food Industry Chamber in the State of Jalisco, Mexico; VP of the Confederation of Industrial Chambers in Mexico; and Member of the Board of Food Bank in Guadalajara among other positions dedicated to support the most needed communities in Jalisco and Mexico. We believe that Mr. Gomez is qualified to serve on the New Above Food Board because of his extensive experience serving on various boards of directors for companies in the agriculture industry.
Garth Fredrickson — Director
Garth Fredrickson is an industrial and commercial property developer and a recognized business builder. Mr. Fredrickson has worked at Bison Properties Limited since 1990 as a co-owner and its Vice President. He has also been the President and Owner of Friona Development & Consulting Ltd since 1982. He serves on the board of directors for various private companies, including Atlantis Research Labs, where he has served since January 2015, Pure Jet Inc, where he has served since June 2019, Bison Properties Limited, where he has served since 1997, and Friona Development & Consulting Ltd, where he has served since 1982. He also served on the Board of Governors of the University of Regina from 1998 to 2004, and as the Chairman of the Board of Governors during that period. Mr. Fredrickson received a Bachelor of Arts degree from the University of Regina in 1979. We believe that Mr. Fredrickson is qualified to serve on the New Above Food Board based on his various board service positions and business development experience.

Alberto Ardura González — Director
Alberto Ardura González has served as Bite’s Chief Executive Officer since Bite’s inception and serves on the Bite Board, and has served as the Chairman of the Bite Board since December 31, 2022, has more than 35 years of experience in the financial industry and has advised numerous companies on M&A transactions and on structuring and underwriting public and private issuances of equity and debt. From 2002 to 2009, Mr. Ardura was the Chief Country Manager and Head of Fixed Income Currencies and Commodities at Merrill Lynch Mexico, S.A. de C.V., the leading investment bank in Mexico at the time. In 2009, Mr. Ardura joined Deutsche Bank, A.G. in New York City as Head of Latin America Capital Markets and Treasury Solutions, advising over 350 clients in raising several hundred billion dollars in debt and equity financing in the public and private markets, as well as advising several clients in restructurings transactions. During such time, Mr. Ardura was also responsible for Deutsche Banks’s local operations in Brazil, Mexico, Chile, Perú and Argentina, and was a member of Deutsche Bank’s Global Emerging Markets Committee, Latin America Investment Committee, and Americas Investment Banking Executive Committee. He was later appointed as Vice Chairman of Corporate Finance for Latin America. From 2017 to 2019, he was a Managing Director leading the Latin America Investment Banking and Client Coverage division at Nomura Securities. Inc. In 2019, Mr. Ardura founded his own advisory firm, Pier A Capital Solutions, Inc., focusing on M&A and private debt and equity financing transactions for clients across Latin America. Mr. Ardura has served on several boards of directors including Banca Promex, S.A. de C.V., Valores Finamex, S.A. de C.V. Merrill Lynch México, and Casa de Bolsa, S.A. de C.V. He currently serves as an independent board member of HSBC México, S.A., the banking subsidiary of Grupo HSBC, and also serves on the boards of its insurance, broker dealer and asset manager subsidiaries. Mr. Ardura is also an independent board member of Dimex Capital, SA deCV and FinMédica, S.A, and is also a board member of Eric Kayser México, S.A.P.I. de C.V. We believe that Mr. González is qualified to serve on the New Above Food Board because of his over three-decade career in the financial industry as well as his executive leadership experience and extensive board service positions.
Chief Reginald Bellerose — Director
Chief Reginald Bellerose is a political leader and business leader. Mr. Bellerose has served as a director and a member of the Audit & Finance Committees of Encanto Potash Corp. since 2020 and 2022, respectively. Mr. Bellerose is also a director at five private companies, including Carbon RX Inc., where he has served since November 2022, Atamipek, where he has served since December 2018, 102005647 Saskatchewan Ltd, where he has served since January 2017, KDM Business Development Corp., where he has served since 2009, and Saskatchewan Indian Gaming Authority, where he has served as the Chairman of the board since February 2008. Mr. Bellerose has served as the President of both Muskowekwan Resources Ltd. since 2010 and of KDM Business Development Corp. since 2009. He served for 17 consecutive years, until 2021, as Chief of Muskowekwan First Nation. Mr. Bellerose holds a Masters Certificate in Project Management from the University of Saskatchewan and a Bachelor of Arts in History and Political Science from Concordia University in Edmonton. We believe Mr. Bellerose is qualified to serve on the New Above Food Board based on his various leadership positions in politics, business and extensive board service positions.
Agustin Tristan Aldave — Director
Agustin Tristan Aldave is a consultant for an array of companies in the financial industry and develops restaurants, franchises, ready-to-eat and ready-to-drink products, including developing a bottling company, as well as a food delivery platform to take healthy food and beverages to industrial areas. Mr. Tristan has served as a director and the CEO at the Agrinam Acquisition Corporation since August 2021. Further, Mr. Tristan also serves as a director and the CEO of two private companies, including Lexington Capital, S.A.P.I. de C.V., where he has served since April 2017, and Demeter Capital, S.A.P.I. de C.V., where he has served since August 2016. Mr. Tristan received a Bachelor of Science in Industrial Engineering in 2008 from the University of Alabama and a Master of Business Administration from the same university in 2010. We believe Mr. Tristan is qualified to serve on the New Above Food Board based on his experience serving on various boards, working on food product development, consulting in the financial and manufacturing industries and working in banking.

Executive Officers
New Above Food’s executive officers are appointed by the directors and the directors may, at any time, terminate the appointment or otherwise revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer. There are no family relationships among any of the expected directors or executive officers of New Above Food.
Corporate Governance
New Above Food has applied for listing, to be effective at the time of the Business Combination, of its common shares and warrants on the NYSE under the symbols “ABVE” and “ABVE.W,” respectively. Upon listing on NYSE, New Above Food will be subject to the NYSE corporate governance requirements (the “NYSE rules”) on an ongoing basis.
The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the Chief Executive Officer, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.
New Above Food recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, or expects to adopt following closing of the Business Combination, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines.
The disclosure set out below includes disclosure required by NI 58-101 describing New Above Food’s anticipated approach to corporate governance in relation to the Corporate Governance Guidelines.
Election and Appointment of Directors
Under the New Above Food Articles, the New Above Food Board is to consist of a minimum of 1 and a maximum of 15 directors. Under the provisions of the ABCA if New Above Food is a “reporting issuer” in any jurisdiction of Canada the New Above Food Board shall not have less than 3 directors.
Unless otherwise required by the ABCA or the New Above Food Articles, at all meetings of shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.
A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.
Lionel Kambeitz, Jason Zhao, Garth Fredrickson, Alberto Ardura González, Felipe Gomez, Agustin Tristan Aldave and Chief Reginald Bellerose have been nominated to serve on the New Above Food Board upon the closing of the Business Combination.
Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.
Independence of Directors
New Above Food plans to apply to have the New Above Food Common Shares listed on the NYSE. As a result, New Above Food will adhere to the rules of the NYSE and applicable Canadian securities laws in determining whether a director is independent.

Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with New Above Food which could, in the view of the New Above Food Board, be reasonably expected to interfere with the exercise of such director’s independent judgement. Additionally, certain individuals, including a director who is or in the last three years has been an employee or executive officer of New Above Food, would be considered to have a material relationship with New Above Food.
Under the NYSE rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act and related NYSE rules.
Under the NYSE rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.
In accordance with Rule 10C-1 under the Exchange Act and the NYSE rules, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, the company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by such company to the director), and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
The New Above Food Board is expected to determine that Garth Fredrickson, Agustin Tristan and Felipe Gomez will be considered independent directors under applicable NYSE and Exchange Act rules and Canadian securities laws. Lionel Kambeitz, who is a non-independent director, is expected to be appointed as Chair of the New Above Food Board. In accordance with the New Above Food Bylaws, the Chair presides at all meetings of the New Above Food Board and, unless otherwise determined, at all meetings of New Above Food Shareholders and to enforce the rules of order in connection with such meetings.
It is anticipated that the New Above Food Board will hold meetings of the independent directors or hold in camera sessions during regularly scheduled New Above Food Board meetings where non-independent directors and other members of management of New Above Food are not present.
Committees of the New Above Food Board
Upon consummation of the Business Combination, the New Above Food Board will establish an audit committee, a compensation committee and a nominating and governance committee. Each committee will have a written charter that will be posted on our website. The initial members of our committees will be determined prior to the closing of the Business Combination.
Audit Committee
Effective upon consummation of the Business Combination, the New Above Food Board will establish an audit committee comprised of independent directors each of whom will meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and applicable NYSE rules. Each member of the audit committee will be financially literate, and at least one member of the audit committee will qualify as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K and qualify as the “financially sophisticated” audit committee member in accordance with Rule 5605(c)(2)(A) of the NYSE rules. The audit committee of New Above Food is expected to be initially comprised of three independent directors.
The audit committee will, among other things, be directly responsible for the appointment, compensation, retention and oversight of the work of New Above Food’s independent auditor including overseeing the qualifications and independence of our outside auditor, oversee management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of our financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC, the review of the results and scope of the audit and other accounting related services, and oversee New Above Food’s compliance with legal and regulatory requirements.
Compensation Committee
Effective upon consummation of the Business Combination, the New Above Food Board will establish a compensation committee comprised of independent directors, each of whom will meet the independence requirements set forth in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The compensation committee of New Above Food is expected to be initially comprised of three independent directors.
The compensation committee will, among other things, review and approve, or recommend to the New Above Food Board for approval, compensation of the Chief Executive Officer and other executive officers, make recommendations to New Above Food’s Board with respect to director compensation, oversee the succession planning process, oversee the administration of New Above Food’s incentive compensation plans, and prepare any report on executive compensation required by the rules and regulations of the SEC.
Nominating and Governance Committee
Effective upon consummation of the Business Combination, the New Above Food Board will establish a nominating and governance committee. The nominating and governance committee will consist of independent directors. The nominating and governance committee of New Above Food is expected to be initially comprised of three independent directors.
The nominating and governance committee will, among other things, be responsible for overseeing the selection of persons to be nominated to serve on the New Above Food Board, make recommendations to the New Above Food Board with respect to committee members and chairs, annually evaluate the committees, and oversee and develop New Above Food’s corporate governance practices.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee of the New Above Food Board has ever been an officer or employee of New Above Food. None of New Above Food’s expected executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of New Above Food’s directors or on the compensation committee.
Code of Conduct
It is anticipated that the New Above Food Board will adopt a code of conduct applicable to all New Above Food directors, officers and employees that is designed to deter wrongdoing and to promote, among other things:
•
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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the protection of the confidentiality of our non-public information;

•
the procedure for confidential complaints and protection of whistleblowers;

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the responsible use of and control over our assets and resources;

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compliance with applicable laws, rules and regulations; and

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accountability for adherence to the code of conduct.

Interests of New Above Food Directors and Executive Officers in the Business Combination
Bite Stockholders should be aware that Lionel Kambeitz, who is the Chief Executive Officer of Above Food and the sole director of New Above Food prior to the closing of the Business Combination, has interests in the Business Combination that may be different from, or in addition to, the interests of Bite Stockholders generally.

EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Above Food and its subsidiaries prior to the consummation of the Business Combination, and to New Above Food and its subsidiaries after the consummation of the Business Combination.
Bite
None of Bite’s officers or directors have received any compensation for services rendered to Bite. The Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Bite’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Bite’s audit committee will review on a quarterly basis all payments that were made by Bite to the Sponsor, officers, directors or our or any of their respective affiliates.
After the completion of Bite’s initial business combination, directors or members of our management team who remain with Bite may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to Bite’s stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to Bite’s officers after the completion of the initial business combination will be determined by a compensation committee constituted solely by independent directors.
Above Food
Historical Compensation of Above Food’s Directors
During the 12-month period ending January 31, 2024 (the “Compensation Year”), the Above Food Board consisted of four members: Messrs. Lionel Kambeitz (President, CEO and Executive Chairman), Donato Sferra (Executive Vice-President and Chief Corporate Development Officer), Wayne Bernakevitch (Independent Director) and Tyler West (President and CEO of PCFC, a wholly owned subsidiary of Above Food). Messrs. Kambeitz, Sferra and West receive compensation in connection with their employment, as described below, and also receive additional director’s fees as described in this section for their services on the Above Food Board.
There was no director retainer fee or other annual fee for the Compensation Year. Each Director attending an Above Food board or committee meeting was eligible to receive a cash meeting fee, with a maximum fee of $500 per day for in person meetings and $250 per day for meetings held by phone. Additionally, Directors are reimbursed for expenses incurred in discharging their responsibilities as Directors of the Corporation.
Historical Compensation of Above Food’s Executive Officers
The table below sets forth information about certain cash compensation awarded to, earned by or paid to the following executive officers of Above Food during the Compensation Year: (i) Mr. Kambeitz, President, Chief Executive Officer and Executive Chairman; (ii) Jason Zhao, Chief Financial Officer; (iii) Mr. Sferra, Executive Vice-President and Chief Corporate Development Officer, (iv) Mr. West, President and Chief Executive Officer of PCFC and (v) Martin Williams, President and Chief Innovation Officer of AFBI. (This table does not include any compensation related to director meetings, which are described above under “Historical Compensation of Above Food’s Directors” or compensation granted in the form of equity awards, which are described below under “Equity Compensation”.) Our executive officers may also participate in the health and welfare and retirement benefits provided to employees of Above Food. Employer-paid amounts under these broad-based health and welfare plans and retirement plans are not included in the totals in the table below.
Name and Principal Position	FY Year	Base Compensation($)(1)	Bonus ($)(2)	Total ($)
Lionel Kambeitz, President, CEO and Executive Chairman and Director	2024	200,000	—	200,000
Jason Zhao, Chief Financial Officer	2024	275,000	—	275,000
Donato Sferra, Executive Vice-President and Chief Corporate Development Officer and Director	2024	200,000	—	200,000
Tyler West, President and CEO of PCFC and Director	2024	200,000	—	200,000
Martin Williams, President and Chief Innovation Officer of AFBI	2024	275,000		275,000

(1)
“Base Compensation” represents the actual base compensation amounts paid to executive officers in the Compensation Year in CAD.

(2)
“Bonus” represents the actual cash bonus paid to executive officers for the Compensation Year in U.S. Dollars.

Employment Agreements
Effective as of February 1, 2021, each of Mssrs. Kambeitz and Sferra entered into an executive employment agreement with Above Food covering the terms and conditions of his employment. Pursuant to these employment agreements, if terminated by us without “cause” or upon resigning for “good reason,” the executive would be entitled to receive a combination of notice or severance pay in lieu of notice equal to 36 months, which severance pay will include the applicable base salary and bonus for the period, with any bonus based on the average bonus paid to the executive over the prior three years. Additionally, the executive would receive immediate vesting of any unvested options and restricted share units upon such a termination. The employment agreements contain customary confidentiality provisions as well as customer non-solicitation covenants for six months post-termination. Mr. Williams is engaged as a contractor and has entered into an engagement agreement providing for (i) a flat fee in exchange for his services and (iii) severance pay equal to 12 months of Mr. Williams’ monthly service fee, and including customary confidentiality and conflicts of interest provisions.
Historical Compensation Committee
Historically, Above Food has had a Compensation Committee that was responsible in helping the Above Food Board to discharge the Above Food Board’s responsibilities relating to the compensation of Above Food’s executive officers, senior executives and directors, and the approval and evaluation of all compensation plans, policies and programs of Above Food as they affect the executive officers and other senior executives.
In carrying out its mandate, the Compensation Committee has been required to annually review and approve Above Food’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and recommend to the Above Food Board the Chief Executive Officer’s compensation levels based on this evaluation. The Compensation Committee has delegated authority to the Chief Executive Officer with respect to other employee and director compensation, incentive compensation plans and equity-based plans. In assessing compensation, the Compensation Committee and the Chief Executive Officer review external surveys and other third-party information pertaining to compensation paid by Above Food’s industry peers to their executive officers and directors and consider the duties and responsibilities of each executive officer and director, their past service and continuing duties in service to the Corporation. In addition, the Compensation Committee has the power to engage a compensation consultant or advisor to assist in determining appropriate compensation and also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee and the Above Food Board have adopted a Compensation Committee Charter that the Compensation Committee has adhered to in carrying out its responsibilities.
At the end of the Compensation Year, the Compensation Committee was comprised of one independent and one non-independent Director. The members of the Compensation Committee as of January 31, 2023 were Mssrs. Bernakevitch and Sferra. The chair of the Compensation Committee, Mr. Bernakevitch, was independent. The Above Food Board believes that having this individual on the committee ensures an objective process for determining the compensation of the Chief Executive Officer for the Corporation. Mr. Bernakevitch has served on various public and private companies’ board of directors and compensation committees, and such exposure has provided him with the necessary experience relevant to his responsibilities related to serving as a committee member. Mr. Sferra’s comprehensive experience in the field of finance has provided him with the necessary experience relevant to his responsibilities. The Compensation Committee is required to adhere to the Compensation Committee Charter, which the Above Food Board feels encourages an objective process for recommending the compensation of Above Food’s officers and directors.
No compensation consultant or advisor has, at any time since the beginning of Above Food’s most recently completed financial year, been retained to assist in determining compensation for any of our executive officers or directors.
Equity Compensation
Historically, Above Food has made grants to its executive officers and directors of options under the Above Food Option Plan and restricted share units under the Above Food RSU Plan. The Above Food Option Plan and the Above Food RSU Plan are administered by the Above Food Board, and the Above Food Board may delegate its powers, rights and obligations to a committee. The Above Food Board has determined the terms and conditions attached to grants under these plans. See “Security Ownership of Certain Beneficial Owners and Management of New Above Food” below for the potential ownership of New Above Food Common Shares by our executive officers and directors based on their outstanding Above Food Options and Above Food RSUs.
Options	500,000	Feb. 19, 2021	$2.00	Feb 19, 2026
Historical compensation of New Above Food’s Directors
New Above Food did not pay any compensation or provide any benefits for the 12-month period ended January 31, 2024 to the directors on the New Above Food Board.
Executive Officer and New Above Food Director Compensation following the Business Combination
At the time of the filing of this Registration Statement/Proxy Statement, New Above Food is in the process of determining the design of our executive and director compensation plans and programs going forward. New Above Food expects to include the relevant disclosure relating to the go-forward compensation of New Above Food’s executives and directors in subsequent amendments to this Registration Statement/Proxy Statement and prior to the completion of the Business Combination.
New Above Food Equity Incentive Plan
As noted above, upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.
In connection with the Business Combination, New Above Food intends to adopt the New Above Food Equity Incentive Plan, a form of which is attached hereto as Annex F, to facilitate the grant of equity incentive awards to directors, employees (including executive officers) and consultants of New Above Food and certain of its affiliates and to enable New Above Food to obtain and retain the services of these individuals, which is essential to New Above Food’s long-term success. We expect that the New Above Food

Equity Incentive Plan will be effective immediately following the Closing. The New Above Food Equity Incentive Plan will be subject to applicable Laws and stock exchange rules.
The following summarizes the anticipated material terms of the New Above Food Equity Incentive Plan:
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the New Above Food Equity Incentive Plan.
The New Above Food Equity Incentive Plan provides that it is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the New Above Food Equity Incentive Plan, Section 16 of the Exchange Act (to the extent applicable), stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the compensation committee of the our board of directors to be appointed by our board to administer the New Above Food Equity Incentive Plan.
The plan administrator has the authority to take all actions and make all determinations under the New Above Food Equity Incentive Plan, to interpret the New Above Food Equity Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the New Above Food Equity Incentive Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the New Above Food Equity Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the New Above Food Equity Incentive Plan.
Shares Available for Awards
The aggregate number of shares of New Above Food Common Shares that are available for issuance under the New Above Food Equity Incentive Plan is equal to (i) 10% of the New Above Food Common Shares outstanding on a fully diluted basis as of the Closing and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2025, equal to the lesser of (A) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the New Above Food Equity Incentive Plan is under consideration.
If an award under the New Above Food Equity Incentive Plan, the Above Food Option Plan or the Above Food RSU Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the New Above Food Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the New Above Food Equity Incentive Plan, the Above Food Option Plan or the Above Food RSU Plan will not reduce the shares available for grant under the New Above Food Equity Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the New Above Food Equity Incentive Plan.
Awards granted under the New Above Food Equity Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the New Above Food Equity Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
Awards
The New Above Food Equity Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the

New Above Food Equity Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the New Above Food Equity Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in New Above Food Common Shares, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options and SARs. Stock options provide for the purchase of New Above Food Common Shares in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
Restricted Stock. Restricted stock is an award of non-transferable New Above Food Common Shares that are subject to certain vesting conditions and other restrictions.

•
RSUs. RSUs are contractual promises to deliver New Above Food Common Shares in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on New Above Food Common Shares prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the New Above Food Equity Incentive Plan.

•
Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested New Above Food Common Shares and other awards valued wholly or partially by referring to, or otherwise based on, New Above Food Common Shares. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on New Above Food Common Shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to take action under the New Above Food Equity Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the New Above Food Common Shares, such as stock dividends (other than ordinary cash dividends), stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the New Above Food Equity Incentive Plan and outstanding awards.

Plan Amendment and Termination
Our board of directors may amend or terminate the New Above Food Equity Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the New Above Food Equity Incentive Plan, may materially and adversely affect an award outstanding under the New Above Food Equity Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The New Above Food Equity Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the New Above Food Equity Incentive Plan or the date of the approval of the New Above Food Equity Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the New Above Food Equity Incentive Plan after its termination.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the New Above Food Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the New Above Food Equity Incentive Plan, the plan administrator may, in its discretion, accept cash or check, New Above Food Common Shares that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
For more information about the holdings of directors and executive officers following consummation of the Business Combination including the number of New Above Food Common Shares to be held by each individual, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of New Above Food.”

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of Bite
The following table sets forth information regarding the beneficial ownership of our shares of common stock as of the date of this Registration Statement/Proxy Statement based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock by:
•
each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•
each of our executive officers, directors and director nominees that beneficially owns shares of common stock; and

•
all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Outstanding common stock
Smart Dine, LLC(2)	5,450,001(3)	64.0%
Mizuho Financial Group, Inc.(4)	509,623	6.4%
Alberto Ardura González	5,450,001(3)	64.0%
Axel Molet Warschawski	—	—
Joseph C. Essa	23,333	*
Julia A. Stewart	23,333	*
Jesus O. Lanza Losa	—	—
Luis Doporto Alejandre	—	—
Jose Luis Guerrero Cortes	—	—
All directors and executive officers as a group (6 individuals)	5,496,667	64.5%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is
720 N. State Street, Chicago, IL 60654.

(2)
Smart Dine, LLC is the Sponsor. Alberto Ardura González, our Chief Executive Officer and Chairman of the Bite Board, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by the Sponsor and has voting and dispositive control over such securities. Mr. Ardura González disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(3)
The securities are held directly by the sponsor and indirectly by Alberto Ardura González, as a manager of the sponsor. Alberto Ardura Gonzalez disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)
Based on a Schedule 13G filed on February 13, 2024, by Mizuho Financial Group, Inc. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The principal business address of the reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

Security Ownership of Certain Beneficial Owners and Management of Above Food
The following table sets forth information regarding the beneficial ownership of Above Food Common Shares as of the date of this Registration Statement/Proxy Statement based on information obtained from the persons named below, with respect to the beneficial ownership of Above Food Common Shares by:

•
each person known by Above Food to be the beneficial owner of more than 5% of the outstanding shares of Above Food Common Shares;

•
each of Above Food’s executive officers and directors; and

•
all Above Food executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Above Food Common Shares they own or have the right to acquire within 60 days (including the Above Food Common Shares underlying the Above Food Warrants, Above Food Options and Above Food RSUs), as well as Above Food Common Shares for which they have the right to vote or dispose of such Above Food Common Shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Above Food Common Shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Above Food Common Shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.
Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Above Food Common Shares that they beneficially own. The Above Food Common Shares owned by the persons named below have the same voting rights as the Above Food Common Shares owned by other holders.
Name and Address of Beneficial Owner(1)	Number of Above Food Common Shares Beneficially Owned	Percentage of Outstanding Above Food Common Shares(2)
Directors and Executive Officers:
Lionel Kambeitz(3)	13,169,175	16.88%
Tyler West(4)	11,605,754	14.87%
Wayne Bernakevitch(5)	866,666	1.11%
Donato Sferra(6)	9,474,940	12.14%
Jason Zhao(7)	1,683,332	2.14%
All directors and executive officers of Above Food as a group (5 individuals)	38,851,653	48.88%
Five Percent Holders:
NCI Account	16,294,073	20.88%
Kambeitz Agri Inc.(8)	13,200,020	16.92%
ACV Capital Corp.(9)	7,363,410	9.44%

*
Less than one percent.

(1)
Unless otherwise noted, the address of each of the following entities or individuals below is c/o Above Food Corp., 2305 Victoria Avenue #001, Regina, Saskatchewan S4P 0S7, Canada.

(2)
Based on 78,032,167 Above Food Common Shares issued and outstanding as of the date of this Registration Statement/Proxy Statement, on a non-fully diluted basis.

(3)
Includes (i) 1,689,040 Above Food Common Shares held by 10209422 Saskatchewan LTD, (ii) 805,765 Above Food Common Shares held by Market Power Trade Group Inc. and (iii) 500,000 Above Food Common Shares subject to options exercisable within 60 days of April 1, 2024. 10209422 Saskatchewan LTD is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 100% of the voting shares. Market Power Trade Group Inc. is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 50% of the equity securities.

(4)
Includes (i) 805,765 Above Food Common Shares held by Market Power Trade Group Inc. and (ii) 1,250,000 Above Food Common Shares subject to options exercisable within 60 days of April 1, 2024. Market Power Trade Group Inc. is a Saskatchewan private business corporation, of which Tyler West owns 50% of the equity securities.

(5)
Includes 566,666 Above Food Common Shares subject to options exercisable within 60 days of April 1, 2024.

(6)
Includes (i) 7,363,410 Above Food Common Shares held by ACV Capital Corp., (ii) 1,611,530 Above Food Common Shares held by Hillcrest Merchant Partners Inc. and (iii) 500,000 Above Food Common Shares subject to options exercisable within 60 days of April 1, 2024. ACV Capital Corp. is an Ontario business corporation, owned by Donato Sferra. Hillcrest Merchant Partners Inc. is a corporation duly incorporated under the Canada Business Corporations Act and is owned by Donato Sferra.

(7)
Includes 1,683,332 Above Food Common Shares subject to options exercisable within 60 days of April 1, 2024.

(8)
Includes (i) 12,950,020 Above Food Common Shares held by Agri and (ii) 250,000 Above Food Common Shares held by KF Farms. Agri’s voting shares are owned by Northrange Capital Corp., a Saskatchewan private business corporation, of which Jordan Kambeitz owns 76% of the equity securities and is the sole director and officer. Gailene Kambeitz owns the remaining 24% of the equity securities of Northrange Capital Corp. KF Farms is owned by Agri. and Jordan Kambeitz is the sole director and officer of Kambeitz Farms Inc. The registered address of Agri and KF Farms is 2-2305 Victoria Ave, Regina, Saskatchewan S4P 0S7, Canada.

(9)
ACV Capital Corp. is an Ontario business corporation, owned by Donato Sferra. The address of ACV Capital Corp. is 134 Riverview Drive, Toronto, Ontario, M4N 3C8.

Security Ownership of Certain Beneficial Owners and Management of New Above Food
The following table sets forth the beneficial ownership of New Above Food Common Shares following the Business Combination, assuming both (1) no redemptions by Bite’s stockholders and (2) the maximum potential number of redemptions by Bite’s stockholders, by:
•
each person expected to be the beneficial owner of more than 5% of the outstanding shares of New Above Food Common Shares at the Closing;

•
each of New Above Food’s executive officers and directors; and

•
all New Above Food executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Bite common stock prior to the Business Combination is based on 8,518,178 shares of Bite common stock issued and outstanding in the aggregate as of April 1, 2024. Of those 8,518,178 shares of Bite common stock, 5,638,815 shares of Bite common stock held by the Sponsor, EarlyBird and Bite directors and officers as of the date of this Registration Statement/Proxy Statement are non-redeemable in accordance with the Letter Agreement and will remain outstanding at the Closing, including in a Full Redemption Scenario.
The beneficial ownership of Above Food Common Shares prior to the Business Combination is based on 78,032,167 common shares outstanding as of April 1, 2024, on a non-fully diluted basis.
The expected beneficial ownership of New Above Food Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions that at Closing (i) 18,013,434 New Above Food Common Shares are issued to the Above Food holders with respect to their Above Food Common Shares (including 1,600,000 New Above Food Common Shares issued to the ANF Sellers in exchange for approximately 7,600,000 shares of Above Food held by such ANF Sellers immediately prior to Closing), (ii) 470,000 New Above Food Common Shares are issued to holders of vested Above Food Options, (iii) 100,000 New Above Food Common Shares are issued to holders of Above Food Warrants, (iv) 1,510,000 New Above Food Common Shares are issued to holders of vested Above Food RSUs, 170,000 New Above Food Common Shares are paid to existing Above Food employees, (vi) none of the Bite Stockholders or Above Food shareholders purchase any Bite common stock in the open market and (vii) there are no other issuances of equity interests of Bite or Above Food prior to or in connection with the Closing other than as contemplated by the Proposed Transaction, not including New Above Food options and New

Above Food restricted stock units that will not be vested at Closing, New Above Food Warrants, or New Above Food Class A Earnout Shares or New Above Food Class B Earnout Shares that may become due pursuant to the Business Combination Agreement or the ANF Purchase Agreement, New Above Food Common Shares that will be issued to (i) the Lenders and (ii) the NRGene Shareholders, immediately following the Closing, in a private placement pursuant to Section 4(a)(2) of the Securities Act.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the Bite warrants, including the private placement warrants as such securities are not exercisable within 60 days of the date of this Registration Statement/Proxy Statement.
	Post-Business Combination
Name and Address of Beneficial Owner(1)	Assuming No Redemptions(2)		Assuming Maximum Redemptions(3)
	Number of Shares Beneficially Owned	Percentage of Outstanding Common Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Common Shares
Directors and Executive Officers of New Above Food
Lionel Kambeitz(4)	2,770,029	9.83%	2,770,029	10.18%
Alberto Ardura González(5)	5,450,001	19.34%	5,450,001	20.03%
Tyler West(6)	2,441,154	8.66%	2,441,154	8.97%
Garth Fredrickson	—	*%	—	*%
Chief Reginald Bellerose	—	*%	—	*%
Jason Zhao(7)	354,072	1.26%	354,072	1.30%
Martin Williams(8)	431,573	1.53%	431,573	1.59%
Felipe Gomez	—	*%	—	*%
Agustin Tristan Aldave	—	*%	—	*%
All directors and executive officers of New Above Food as a group (9 individuals)	11,446,804	40.61%	11,446,804	42.07%
Five Percent Holders
Smart Dine, LLC(9)	5,450,001	19.34%	5,450,001	20.03%
NCI Account	3,427,326	12.16%	3,427,326	12.60%
Kambeitz Agri Inc.(10)	2,776,517	9.85%	2,776,517	10.21%
ACV Capital Corp.(11)	1,548,834	5.50%	1,548,834	5.69%

*
Less than one percent.

(1)
Unless otherwise noted, the address of each of the following entities or individuals below is c/o Above Food Corp., 2305 Victoria Avenue #001, Regina, Saskatchewan S4P 0S7, Canada.

(2)
Assumes none of the 2,878,178 shares of Bite common stock held by public stockholders are redeemed and, thus, all 8,518,178 shares of Bite common stock outstanding as of the date of this Registration Statement/Proxy Statement remain outstanding at the Closing.

(3)
Assumes 1,472,557 of the 2,878,178 shares of Bite common stock held by public stockholders are redeemed (approximately 51.2%) and 5,640,000 shares of non-redeemable Bite common stock held by the Sponsor, EarlyBird and Bite directors and officers as of the date of this Registration Statement/Proxy Statement remain outstanding at the Closing.

(4)
Includes (i) 355,273 New Above Food Common Shares to be held by 102098422 Saskatchewan LTD, (ii) 169,485 New Above Food Common Shares to be held by Market Power Trade Group Inc. and (iii) 105,170 New Above Food Common Shares to be subject to New Above Food options resulting from rollover of Above Food options exercisable within 60 days of April 1, 2024. 102098422 Saskatchewan LTD is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 100% of the voting shares. Market Power Trade Group Inc. is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 50% of the equity securities.

(5)
Smart Dine, LLC is Bite’s sponsor. Alberto Ardura González, Bite’s Chief Executive Officer and Chairman of the Bite Board, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by Bite’s sponsor and has voting and dispositive control over such securities. Mr. Ardura González disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(6)
Includes (i) 169,485 New Above Food Common Shares to be held by Market Power Trade Group Inc. and (ii) 262,925 New Above Food Common Shares to be subject to New Above Food options resulting from rollover of Above Food options exercisable within 60 days of April 1, 2024. Market Power Trade Group Inc. is a Saskatchewan private business corporation, of which Tyler West owns 50% of the equity securities.

(7)
Includes 354,072 New Above Food Common Shares to be subject to New Above Food options resulting from rollover of Above Food options exercisable within 60 days of April 1, 2024.

(8)
Includes (i) 28,421 New Above Food Common Shares to be held by The Larder Inc. and (ii) 403,152 New Above Food Common Shares to be subject to New Above Food options resulting from rollover of Above Food options exercisable within 60 days of April 1, 2024. The Larder Inc. is owned by the Bosnar-Williams Family Trust, of which Martin Williams is a trustee.

(9)
Smart Dine, LLC is Bite’s sponsor. Alberto Ardura González, Bite’s Chief Executive Officer and Chairman of the Bite Board, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by Bite’s sponsor and has voting and dispositive control over such securities. Mr. Ardura González disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(10)
Includes (i) 2,723,907 New Above Food Common Shares to be held by Agri and (ii) 52,585 New Above Food Common Shares to be held by KF Farms. Agri’s voting shares are owned by Northrange Capital Corp., a Saskatchewan private business corporation, of which Jordan Kambeitz owns 76% of the equity securities and is the sole director and officer. Gailene Kambeitz owns the remaining 24% of the equity securities of Northrange Capital Corp. KF Farms is owned by Agri. and Jordan Kambeitz is the sole director and officer of KF Farms. The registered address of Agri. And KF Farms is 2305 Victoria Ave #002, Regina, Saskatchewan S4P 0S7, Canada.

(11)
ACV Capital Corp. is an Ontario business corporation, owned by Donato Sferra. The address of ACV Capital Corp. is 134 Riverview Drive, Toronto, Ontario, M4N 3C8.

In connection with the stockholder vote to approve the proposed Business Combination, Bite may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of Above Food. None of the Sponsor or Bite’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Bite’s directors, officers, advisors or their affiliates purchase shares of Bite common stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination and/or to satisfy the Available Cash Condition if it appears that such condition would otherwise not be met; however, pursuant to SEC guidance, if Bite, the Sponsor, Bite’s directors, officers, advisors, or any of their respective affiliates purchase shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such shares would not be voted in favor of the Business Combination Proposal. This may result in the completion of the Business Combination that may not otherwise have been possible.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Bite Related Person Transactions
On October 30, 2020, the Sponsor purchased 4,312,500 shares of Bite common stock for an aggregate purchase price of $25,000, or approximately $0.0058 per share. On February 11, 2021, as part of an upsizing of the IPO, Bite effected a stock dividend of 718,750 shares with respect to the Bite common stock, resulting in the initial stockholders holding 5,031,250 shares of Bite common stock. Up to 656,250 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 25, 2021, the underwriters exercised the over-allotment option in part, of the 656,250 founder shares subject to forfeiture, 31,250 founder shares were forfeited and 625,000 founder shares are no longer subject to forfeiture.
The Sponsor and EarlyBird have purchased, pursuant to written subscription agreements with Bite, an aggregate of 500,000 private units (for a total purchase price of $5,000,000) from Bite. Among the private units, 470,000 units were purchased by the Sponsor and 30,000 units were purchased by EarlyBird. These purchases took place on a private placement basis simultaneously with the consummation of the offering. The Sponsor has also purchased, in connection with the underwriters’ partial exercise of over-allotment option, 50,000 private units. These additional private units were purchased in a private placement that occurred simultaneously with the purchase of units resulting from the exercise of the over-allotment option. The private units are identical to the units sold in the offering except that the private warrants underlying such private units: (i) will not be redeemable by Bite and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. Once the private warrants are transferred to anyone other than a permitted transferee, the private warrants will be redeemable by Bite and exercisable by the holders on the same basis as the warrants included in the units being sold in the offering. The purchasers of the private units have agreed not to transfer, assign or sell any of the private units and underlying securities (except to certain permitted transferees) until after the completion of our initial business combination. Furthermore, the purchasers have agreed (A) to vote the private shares in favor of any proposed business combination, (B) not to convert any private shares in connection with a stockholder vote to approve a proposed initial business combination or sell any private shares to Bite in a tender offer in connection with a proposed initial business combination and (C) that the private shares shall not participate in any liquidating distribution from our trust account upon winding up if a business combination is not consummated. In the event of a liquidation prior to our initial business combination, the private units will likely be worthless.
In order to meet Bite’s working capital needs following the consummation of the offering, the Sponsor, initial stockholders, officers and directors or their affiliates may, but are not obligated to, loan Bite funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Bite’s initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would be identical to the private units. In the event that the initial business combination does not close, Bite may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from Bite’s trust account other than the interest earned thereon would be used for such repayment.
The holders of Bite’s founder shares issued and outstanding as of February 11, 2021, as well as the holders of the private units and any units the Sponsor, initial stockholders, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to Bite (and all underlying securities), are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that Bite register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the founder shares are to be released from escrow. The holders of a majority of the private units and units issued in payment of Working Capital Loans made to Bite (or underlying securities) can elect to exercise these registration rights at any time after Bite consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Bite’s consummation of a business combination. Bite will bear the expenses incurred in connection with the filing of any such registration statements.

On October 29, 2020, Bite issued an unsecured promissory note to the Sponsor, pursuant to which Bite may borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of April 30, 2021 or the closing of the IPO. As of February 17, 2021, Bite had borrowed $82,500 under the promissory note. The note was paid off on February 22, 2021.
The Sponsor has agreed that, commencing on February 11, 2021 and through the earlier of Bite’s consummation of Bite’s initial business combination or the liquidation of the trust account, it will make available to Bite certain general and administrative services, including office space, utilities and administrative support, as Bite may require from time to time. Bite have agreed to pay $10,000 per month for these services. Bite believes, based on rents and fees for similar services, that the administrative fee is at least as favorable as Bite could have obtained from an unaffiliated person.
On February 10, 2022, Bite issued an unsecured promissory note (the “February Note”) in the principal amount of up to $350,000 to the Sponsor, a significant stockholder of Bite, which may be drawn down from time to time prior to the maturity date upon request by Bite. The February Note does not bear interest and the principal balance will be payable on the date on which Bite consummates its initial business combination. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert all or any portion of the principal outstanding under the February Note into that number of units (“Working Capital Units”) equal to the portion of the principal amount of the February Note being converted divided by $10.00, rounded up to the nearest whole number. The February Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the February Note and all other sums payable with regard to the February Note becoming immediately due and payable.
On June 21, 2022, Bite issued an unsecured promissory note (the “June Note”) in the principal amount of up to $700,000 to the Sponsor, a significant stockholder of Bite, which may be drawn down from time to time prior to the maturity date upon request by Bite. The June Note amended, replaced and superseded the February Note, and any unpaid principal balance of the indebtedness evidenced by the February Note has been merged into and evidenced by the June Note. The June Note does not bear interest and the principal balance will be payable on the maturity date. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert all or any portion of the principal outstanding under the June Note into that number of Working Capital Units equal to the portion of the principal amount of the June Note being converted divided by $10.00, rounded up to the nearest whole number. The June Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the June Note and all other sums payable with regard to the June Note becoming immediately due and payable.
On March 23, 2023, Bite issued an unsecured promissory note (the “Sponsor Convertible Promissory Note”) in the principal amount of up to $2,000,000 to the Sponsor, a significant stockholder of Bite, which may be drawn down from time to time prior to the maturity date upon request by Bite. The Sponsor Convertible Promissory Note amended, replaced and superseded the June Note, and any unpaid principal balance of the indebtedness evidenced by the February Note has been merged into and evidenced by the June Note. The June Note does not bear interest and the principal balance will be payable on the maturity date. In the event Bite consummates its initial business combination, the Sponsor has the option on the maturity date to convert up to $1,500,000 of the principal outstanding under the Sponsor Convertible Promissory Note into that number of Working Capital Units equal to the portion of the principal amount of the Sponsor Convertible Promissory Note being converted divided by $10.00, rounded up to the nearest whole number. The Sponsor Convertible Promissory Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Sponsor Convertible Promissory Note and all other sums payable with regard to the Sponsor Convertible Promissory Note becoming immediately due and payable.
Bite has entered into agreements with Bite’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Bite’s amended and restated certificate of incorporation.
Other than the $10,000 per month administrative fee and repayment of up to $2,000,000 in loans from the Sponsor, no compensation or fees of any kind will be paid to the Sponsor, initial stockholders, members of Bite’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of Bite’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Bite’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Bite.
After Bite’s initial business combination, members of Bite’s management team who remain with Bite may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Bite’s stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.
All ongoing and future transactions between Bite and any of Bite’s officers and directors or their respective affiliates will be on terms believed by Bite to be no less favorable to Bite than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Bite’s uninterested “independent” directors or the members of the Bite Board who do not have an interest in the transaction, in either case who had access, at Bite’s expense, to Bite’s attorneys or independent legal counsel. Bite will not enter into any such transaction unless Bite’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to Bite than those that would be available to Bite with respect to such a transaction from unaffiliated third parties.
Related Party Policy
Our Code of Business Conduct and Ethics requires Bite to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Bite Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Bite or any of Bite’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Bite’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent Bite enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Bite than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Bite also requires each of Bite’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, Bite have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless Bite have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to Bite’s unaffiliated stockholders from a financial point of view. Bite will also need to obtain approval of a majority of Bite’s disinterested independent directors.
Above Food Related Person Transactions and Policies
New Above Food and Above Food Related Person Transactions
Agreements with Shareholders
Shareholder Support Agreement
In connection with the Business Combination Agreement, certain shareholders of Above Food, collectively holding approximately 70% of the total number of outstanding Above Food common shares, executed and delivered to Bite the Shareholder Support Agreement (as defined below). For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Shareholder Support Agreement.”
Lock-Up Agreements
In connection with the Closing, New Above Food will enter into the Lock-Up Agreements (as defined below) with the Sponsor, affiliates of Bite and the Sponsor, and certain holders of Above Food Securities and each potential recipient of ANF Purchase Consideration Shares. For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Lock-Up Agreements.”
Registration Rights Agreement
In connection with the Closing, certain holders of shares of Bite common stock, certain holders of Above Food Securities and New Above Food will enter into the Registration Rights Agreement . For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Registration Rights Agreement.”
Director and Executive Officer Relationships
Lionel Kambeitz, Martin Williams, Tyler West and Donato Sferra (collectively, the “founders”) are co-founders. Collectively, the founders and Wayne Bernakevitch, a director, own 27,934,989 shares of Above Food Common Shares, which represents 35.8% of the outstanding ownership interests in Above Food.
Mr. Kambeitz’ son, Jordan Kambeitz (“Son”), owns 76% of Northrange Capital Corp. (“Northrange”), and Mr. Kambeitz’ wife, Gailene Kambeitz (“Wife”), owns 24% of Northrange. Northrange owns 100% of the voting shares of Agri. Son is also the sole director and officer of Agri. Agri owns 16.6% of the outstanding ownership interests in Above Food. Prior to Feb 2, 2023, Mr. Kambeitz was a shareholder of Agri and held 50% of the Agri voting ownership interests.
Agri owns 100% of the outstanding ownership interests of KF Farms. Wife and Son collectively control 100% of KF Farms’ outstanding ownership interests indirectly through their ownership of Agri.
Agri owns 83.5% of the outstanding ownership interests of PCTC. Wife and Son collectively own 83.5% of PCTC’s outstanding ownership interests indirectly through their ownership of Agri. Mr. West owns the remaining 16.5% of PCTC’s outstanding ownership interests. Son, Mr. Kambeitz and Mr. West are directors of PCTC.
Agri owns 96.9% of the outstanding ownership interests of Port LaJord Terminal Corp. (“PLTC”). Wife and Son collectively own 96.9% of PLTC’s outstanding ownership interests indirectly through their ownership of Agri. The remaining 3.1% of PLTC’s outstanding ownership interests is owned by 102047601 Saskatchewan Ltd., which in turn is owned 60% by an unrelated family trust, and 40% by a company, wholly owned and controlled by Mr. Kambeitz’s son-in-law, Jason Maher. Son, Mr. Kambeitz and Mr. West

are directors of PLTC. KF Homestead Agriculture Inc. (formerly KF Homestead Properties Inc.) is a wholly owned subsidiary of PLTC. Son and Mr. Kambeitz are directors of KF Homestead Agriculture Inc.
Son indirectly owns 25% of the voting shares of KF Capital Corp. (“KF Capital”) through his ownership interest in Northrange and is KF Capital’s sole director and officer. Other close family members of Lionel Kambeitz own all of the remaining voting shares of KF Capital.
Above Food USA Corp., Above Food Ingredients Corp. (USA) (“AFI USA”), FDO, AFBI, PCFC, Wood & Water, AF USA, NorQuin, Above Regenerative Agriculture Corp. (formerly known as Above Food Ventures Inc.), Discovery Seed Labs Ltd., Discovery Earth Sciences Inc. (formerly known as Above ERTH Sciences Inc.) and ANF are wholly owned subsidiaries of Above Food.
PCKI and PCLC are wholly owned subsidiaries of PCFC, and Discovery Regenerative AgroScience Corp. is a wholly owned subsidiary of AFI USA, and thus Above Food owns 100% of their membership interests indirectly.
All About Healthy Foods Holdings, LLC (“AAHF”) is a wholly owned subsidiary of AFT Holdings Inc., which previously also owned ANF. AAHF owns approximately 88% of ANF Holdco, LLC (“ANF Holdco”).
Administrative and Operating Agreements
On April 17, 2019, PLTC entered into a Grain Storage, Handling and Purchase Agreement with PCFC (formerly known as PureWest Commodities Inc.), pursuant to which PLTC stores, handles, transfers and outturns grain for and based on the instruction of PCFC and any subsequent third-party purchaser of the grain. PLTC also samples, provides quality testing services and classifies grain into available grades. PLTC has storage and load rail or road transport, in accordance with Canada Grain Commission standards. PLTC obtains legal ownership of the grain upon delivery. PCFC retains contractual rights to profit, funds and advantages accruing to or arising directly or indirectly in respect of the grain. PCFC retains control over final sale and payout of the excess amount of funds after raking off service fees, as set out in the agreement.
Pursuant to a Management Services Agreement between AAHF and ANF, AAHF furnishes management and other services to ANF for consideration of $200,000 annually. Additionally, ANF issued a promissory note in favor of AFT Holdings Inc., dated as of October 1, 2019, in the amount of $2,000,000. Pursuant to a letter agreement between ANF Holdco, ANF, AF USA and Above Food, ANF Holdco maintains all voting, distribution and other rights associated with the pledged membership interest until the final closing of that transaction, which is currently being negotiated.
As of October 31, 2023, and October 31, 2022, PCFC owed Agri CAD $178,500 on its non-interest bearing shareholder loan for which there is no set repayment term.
Pursuant to an Engagement Agreement between AFBI and Recipe For Tomorrow Inc. (“RFT”), dated as of February 1, 2021, RFT provided consulting services to AFBI for 12 months for consideration of CAD $200,000, plus applicable taxes, payable in cash. Mr. Williams is the founder and managing partner of RFT.
Pursuant to an Engagement Agreement between Above Food and RFT, dated as of February 1, 2022, RFT provided consulting services to Above Food for 12 months for consideration of CAD $200,000, plus applicable taxes, payable in cash, with the term to renew automatically for 12-month periods. On October 18, 2022, the Above Food Board approved an increase to the consideration payable to RFT to CAD $275,000 annually, effective on November 1, 2022 (the “2022 RFT Engagement Agreement”). On September 1, 2023, Above Food and RFT entered into an Amended Engagement Agreement pursuant to which the 2022 RFT Engagement Agreement was amended to include a termination payment, payable to RFT in cash, in an amount equal to CAD $275,000, if the 2022 RFT Engagement Agreement is terminated by Above Food at any time, without cause. This agreement remains in effect.
Intercompany Transactions, Accounts Payable and Accounts Receivable
During the nine months ended October 31, 2023, and October 31, 2022, KF Farms provided grain handling services to PCFC for CAD $10,588,824 and CAD $12,277,853, respectively.

As of October 31, 2023 and October 31, 2022, PCFC had an account payable to KF Farms of CAD $6,913,846 and CAD $5,924,356, respectively, for commodity purchases, rent, general and administrative expenses and advertising.
KF Farms purchased commodities from PCFC during the nine months ended October 31, 2023 and October 31, 2022, for CAD $689,283 and CAD $271,170, respectively. As of October 31, 2023 and October 31, 2022, PCFC had amounts receivable of CAD $nil and CAD $265,584, respectively, from KF Farms, which has no set repayment term on the amount due from KF Farms.
As of October 31, 2023 and October 31, 2022, PCFC had an account payable to PCTC of CAD $29,966 and CAD $1,854,698, respectively, for rent and general and administrative services.
As of October 31, 2023 and October 31, 2022, PCFC had an account receivable from AFBI of CAD $10,840,071 and CAD $3,974,297, respectively, for commodity purchases and general and administrative services.
In 2021, PCFC returned inventory previously purchased from KF Hemp Corp. (“KF Hemp”) in the amount of $159,960 CAD. As of January 31, 2023, PCFC had outstanding accounts receivable of CAD $159,960 from KF Hemp. KF Hemp is a wholly owned subsidiary of HTC Purenergy Inc. Mr. Kambeitz was the Chief Executive Officer and Chairman of the Board of HTC Purenergy Inc. until July 17, 2023 and remains on the board of directors. There is no set repayment terms on the amount due from KF Hemp.
Leases and Subleases
Pursuant to an Agreement for Lease, dated June 30, 2020, as amended on February 1, 2022, as further amended on December 12, 2022, and as further amended on April 14, 2023, Agri leased approximately 25 acres of land, at NE 08-15-16 W2 in the RM of Lajord No. 128 in the Province of Saskatchewan (the “Lands”), to PCTC (the “PCTC Lease”). Pursuant to the PCTC Lease, PCTC leased the Lands and a grain terminal, owned by PCTC to PCFC for an amount equal to the monthly mortgage payments, interest, utilities and property taxes in the aggregate of approximately CAD $252,500 per month. Pursuant to an Amended and Restated Agreement for Lease by and among PCTC, PCFC and Agri, dated May 5, 2023 (the “PCFC Lease”), PCTC leased land at Blk/Par A Plan No 102401840 and the grain terminal to PCFC for consideration equal to the monthly mortgage payments, interest, utilities and property taxes in the aggregate of approximately CAD $252,500 per month. Pursuant to an Amended and Restated Purchase and Sale Agreement, dated February 1, 2022 and as amended on December 12, 2022, Agri transferred all right, title and interest in the Lands to PCTC (the “PCTC Sale”). PCTC and PCFC further amended and restated the PCFC Lease on June 3, 2023 to clarify the terms of the PCFC Lease to reflect the PCTC Sale.
Pursuant to a Lease agreement, dated April 1, 2019, between Agri and PCFC, PCFC leased office space at NE-Sec 8-Twp 15-Rge 16 near Lajord Saskatchewan for consideration of $5,197.50 per month until April 1, 2023. Pursuant to a Lease Agreement by and among PCFC and PCTC, dated April 1, 2023, PCFC leases office space at 1 Railway Avenue, Lajord, SK, from PCTC for consideration of $4,106.67 per month.
Pursuant to an Agreement to Lease by and between Above Food and KF Capital, dated as of January 15, 2023, Above Food leases an executive suite at #001-2305 Victoria Avenue, Regina, Saskatchewan for consideration of $6,439.18 per month, inclusive of GST.
Pursuant to an Agreement to Lease by and between Above Food and KF Capital, dated as of December 1, 2022, Above Food leases an executive suite at Unit #101, 2305 Victoria Avenue, Regina, Saskatchewan for consideration of CAD $33,500 annually, plus GST.
Pursuant to an Agreement to Sub-Lease, dated January 29, 2021, between Above Food Inc. (now AFBI) and Hillcrest Merchant Partners Inc., AFBI leased office space at 4 King Street West, Toronto, Ontario for consideration of $5,085 CAD per month until January 31, 2023.
Licensing and Trademark Agreements
Pursuant to a Licensing Agreement between Above Food and KF Farms, effective January 20, 2021, KF Farms grants to Above Food a non-exclusive, sub-licensable, royalty-free, perpetual license to use and develop all current and arising proprietary intellectual property rights, including trade-secrets and information regarding IPElite™ ingredient certification platform, and IPElite™ growing protocols, including, but not limited to, trait identification, custom genetics, plant nutrition, chain of custody, carbon sequestration, regenerative practices, cultivation and crop protection and proprietary customized farm equipment implements and attachments that have been developed and discovered by the KF Farms. All intellectual property pertaining to hemp and cannabis are explicitly excluded. This licensing agreement is perpetual, subject to certain termination rights.
Related Party Loans
Pursuant to the third tranche of the Membership Interest Purchase and Option Agreement whereby Above acquired the remaining membership interest in ANF in order to bring Above Food’s membership to 100%, Above Food owes ANF Holdco the holdback amount of $2,883,347.
In addition, AF USA issued a Promissory Note in favor of ANF Holdco, dated as of January 20, 2023, in the amount of US $16,000,000 for the purchase of membership interests. As of September 1, 2023, AF USA owed ANF Holdco US $16,000,000 on the non-interest bearing note.
ANF issued a Promissory Note in favor of Above Food, dated as of September 8, 2021, in the principal amount of US $1,000,000 pursuant the purchase of membership interests in a certain Membership Interest Purchase and Option Agreement. As of September 1, 2023, ANF owed Above Food US $500,000, bearing interest at 7%.
Agri issued a shareholder loan in favor of PCFC for CAD $184,000, with the funds to be used for general corporate purposes. As of September 1, 2023, PCFC owed Agri CAD $178,500 on the non-interest-bearing note.
Pursuant to a loan agreement dated July 23, 2020, between Business Development Bank (“BDC”) and Purely Canada Terminals Corp. (“PCTC”), BDC loaned PCTC $24,200,000 for the construction and completion of a grain terminal. PCFC granted a guarantee and a security interest in all its assets in favour of BDC as security for repayment of the loan to BDC.
NorQuin issued a promissory note in favor of Ingredion Incorporated in an amount of US $3,000,000, dated May 16, 2022 (the “NorQuin Note”), pursuant to a demand note issued on April 15, 2020. Above Food guaranteed the payment of the NorQuin Note.
Pursuant to an Amended and Restated Loan Agreement dated July 23, 2021, as amended, between Royal Bank of Canada (“RBC”) and PCFC (formerly known as PureWest Commodities Inc.), in which RBC loaned US $42,500,000 to PCFC. AFBI, Above Food, PCKI and PCLC each provided a guarantee and security interest in, hypothec on and lien upon all of each of AFBI, Above Food, PCKI and PCLC’s personal property and assets, tangible or intangible, whether then owned or thereafter acquired.
Pursuant to a commitment letter, dated July 13, 2022, between Scotiabank and PCFC, Scotiabank agreed to provide a revolving credit facility, in the amount of CAD $11,000,000, to PCFC. Above Food, PCKI and PCLC provided unlimited guarantees, (and in the case of Above Food, with appropriate subordination and postponement), and PCKI and PCLC provided general security over all of their present and after-acquired personal property.
Pursuant to a convertible subordinated loan agreement, dated December 29, 2022, among Above Food, Lexington Capital, S.A.P.I. DE C.V., Smart Dine, LLC and Grupo Vida Canada Ltd. (collectively referred to as the “Lenders”), the Lenders agreed to lend Above Food up to an aggregate of US $20,000,000 in three separate tranches. This loan was secured by a security interest in the assets of PCFC and a guarantee provided by AF USA, in favor of Lexington Capital, S.A.P.I. DE C.V.

Pursuant to a Canadian Grain Commission License Agreement between the Canadian Grain Commission and PCFC, dated September 1, 2022, (a) Mr. Kambeitz, Mr. West, AFBI, Above Food, Above Regenerative Agriculture Ltd., Discovery Earth Sciences Inc., FDO, NorQuin, PCFC, PCKI, PCLC, and Wood & Water provided unlimited liability guarantees to Trisura Guarantee Insurance Company under a bond agreement (“Trisura Bond Agreement”) in consideration for certain surety bonds, (b) Above Food agreed to indemnify Mr. Kambeitz in an indemnity agreement, dated November 23, 2022, and amended March 29, 2023 for certain liabilities and indemnities with respect to the Trisura Bond Agreement, (c) Above Food agreed to indemnify Mr. West in an indemnity agreement dated March 29, 2023, for certain liabilities and indemnities with respect to the Trisura Bond Agreement; (d) Above Food granted to Mr. Kambeitz, through a General Security Agreement, dated March 29, 2023 and released April 28, 2023, certain security interests in Above Food’s present and after-acquired property and any proceeds thereof and (e) Above Food granted to Mr. West, through a General Security Agreement, dated March 29, 2023 and released April 28, 2023, certain security interests in Above Food’s present and after-acquired property and any proceeds thereof. As KF Farms is a supplier of grain to PCFC, PCFC, AFI USA and Discovery USA have provided general security over all of their present and after-acquired personal property in favor of KF Farms.
Pursuant to a Master Revolving Note, dated August 30, 2022, Comerica granted ANF a US $5,000,000 revolving line of credit. James Douglas Hines, the chairman of ANF, provided an unlimited guarantee for the repayment of the line of credit.
Pursuant to a Commitment Letter, dated March 18, 2022, as amended on May 30, 2022 and restated on July 13, 2022, and further restated with additional parties, on January 26, 2023, among Scotiabank, PCFC, Above Food, and Discovery Seed, Scotiabank loaned CAD $10,968,000 to PCFC (the “PCFC Loan”), $2,250,000 to Above Food (the “Above Food Loan”), $825,000 to Discovery Seed (the “Discovery Seed Loan”). Above Food, PCFC, Discovery Seed, PCKI and PCLC provided general security over all their present and after-acquired personal property, a first charge collateral mortgage in the amount of $15,000,000 over the Avonlea assets and a first charge leasehold mortgage in the amount of $15,000,000 over the Kindersley assets. Assignment of all contracts relating to the Kindersley and Avonlea facilities and Discovery Seed operations and facilities were provided in favor of Scotiabank. In addition, unlimited corporate guarantees were provided by PCKI for the PCFC Loan, and from PCLC for the Above Food Loan, in each case with appropriate subordination and postponement agreements. Corporate guarantees were provided by Above Food in support of the Discovery Seed Loan and from PCFC, PCKI and PCLC in support of the Discovery Loan, in each case with appropriate subordination and postponement agreements. Corporate guarantees from PCFC, PCKI and PCLC were provided in a maximum aggregate amount of $2,250,000 and Discovery Seed provided an unlimited corporate guarantee in favor of the Above Food Loan, with appropriate subordination and postponement agreements.
Transactions Related to the Business Combination
Shareholder Support Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of Above Food, collectively holding approximately 70% of the total number of outstanding Above Food Common Shares, executed and delivered to Bite the Shareholder Support Agreement, pursuant to which each such shareholder agreed to, among other things, support and vote in favor of the Business Combination.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Above Food, Bite and the Sponsor executed and delivered to Above Food the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) will vote the shares of Bite common stock held or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by it as of the date of the Sponsor Support Agreement and any additional shares of Bite common stock and Bite’s preferred stock that it acquires prior to the special meeting of stockholders, in each case, in favor of the Business Combination Agreement and each of the Transaction Proposals and (b) will not redeem any shares of Bite common stock held or beneficially owned by the Sponsor in connection with the Proposed Transactions, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Lock-up Agreements
In connection with the Closing, New Above Food will enter into the Lock-Up Agreements with the Sponsor, affiliates of Bite and the Sponsor, and certain holders of Above Food Securities and each potential recipient of ANF Purchase Consideration Shares, pursuant to which, among other things, each of the Sponsor, the affiliates of Bite and the Sponsor and the holders of Above Food Securities party to the Lock-Up Agreements will agree to not effect any sale or distribution of any equity securities of New Above Food held by any of them during the period set forth in their respective Lock-Up Agreements, subject to certain customary exceptions set forth in their respective Lock-Up Agreements.
The holders of Above Food Securities (except for certain significant holders (the “Above Food Insiders”)) will be subject to a 6-month lock-up period, and the Sponsor and its affiliates and the Above Food Insiders will be subject to a 12-month lock-up period; in each case, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.
Registration Rights Agreement
In connection with the Closing, certain holders of shares of Bite common stock (including the Sponsor), certain holders of Above Food Securities and New Above Food will enter into the Registration Rights Agreement, pursuant to which, among other things, New Above Food will agree to provide such holders with customary registration rights with respect to the New Above Food Common Shares such holders will receive in connection with the Closing.

DESCRIPTION OF NEW ABOVE FOOD SECURITIES
The following description of the material terms of the share capital of New Above Food following the Business Combination includes a summary of specified provisions of the New Above Food Articles and New Above Food Bylaws. This description is qualified by reference to the New Above Food Articles and New Above Food Bylaws. You are encouraged to read the New Above Food Articles and New Above Food Bylaws for greater detail with respect to the description of material terms, copies of which are attached hereto as Annex B and Annex C, respectively, and are incorporated in this Registration Statement/Proxy Statement by reference.
Authorized Share Capital
New Above Food is authorized to issue (a) an unlimited number of New Above Food Common Shares without nominal or par value, and (b) an unlimited number of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, each without nominal or par value.
Share Terms
New Above Food Common Shares
Voting Rights
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares, the holders of the New Above Food Common Shares shall be entitled to one vote for each New Above Food Common Share held at any meeting of shareholders of New Above Food.
Dividend Rights
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares, the holders of New Above Food Common Shares are entitled to receive dividends at such times and in such amounts as the New Above Food Board may determine from time to time.
Liquidation
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares in respect of return of capital on dissolution, the holders of the New Above Food Common Shares shall be entitled to receive the remaining property and assets of New Above Food on dissolution.
Earnout Shares
Voting Rights
The holders of the Above Food Earnout Shares shall not be entitled to any voting rights except as otherwise required under the ABCA.
Dividend Rights
The holders of the Above Food Earnout Shares shall not be entitled to any dividends or other distributions other than upon a distribution of assets of New Above Food among its shareholders arising on the liquidation, dissolution or winding up of New Above Food, whether voluntary or involuntary, or any other distribution of the assets of New Above Food among its shareholders for the purpose of winding up its affairs (“Liquidation Distribution”).
Liquidation
In the event of a Liquidation Distribution, the holders of Above Food Earnout Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of New Above Food to the holders of the New Above Food Common Shares, and any shares ranking junior to the Above Food Earnout Shares, an amount equal to US $0.00000000001 per share (the “Liquidation Redemption Price”). After payment to the holders of the Above Food Earnout Shares of the amount so payable to them as above provided, the holders of the Above Food Earnout Shares shall not be entitled to share in any further distribution of the property or assets of New Above Food.
Redemption
Subject to Section 36(2) of the ABCA, any New Above Food Class A Earnout Shares shall be redeemed by New Above Food without notice (i) at any time after a Change of Control (as defined below) where the applicable value of the New Above Food Common Shares is less than US $12.50 per share or (ii) at any time after the five-year anniversary of the date on which the first Above Food Earnout Share is issued, provided that the ability to redeem Class A Earnout Shares shall not apply in respect of any Class A Earnout Shares which are automatically converted into New Above Food Common Shares in accordance with Part 4 of the New Above Food Articles. See “Conversion” below.
Subject to Section 36(2) of the ABCA, any New Above Food Class B Earnout Shares shall be redeemed by New Above Food without notice (i) at any time after a Change of Control where the applicable value of the New Above Food Common Shares is less than US $15.00 per share or (ii) at any time after the five-year anniversary of the date on which the first Above Food Earnout Share is issued, provided that the ability to redeem Class B Earnout Shares shall not apply in respect of any Class B Earnout Shares which are automatically converted into New Above Food Common Shares in accordance with Part 4 of the New Above Food Articles. See “Conversion” below.
For the purposes of the New Above Food Articles, “Change of Control” shall mean a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or group (as defined under Section 13 of the Exchange Act) acquiring more than at least 50% of the combined voting power of the then outstanding securities of New Above Food.
Subject to Section 36(2) of the ABCA, in the event that any holder of Above Food Earnout Shares breaches any covenant of such holder, in respect of its ownership of the Above Food Earnout Shares, such holder’s Above Food Earnout Shares shall be deemed to be immediately redeemed, without notice or formality, whereupon such holder shall cease to hold any rights in respect of such Above Food Earnout Shares and shall only be entitled to receive an amount equal to the aggregate of the Liquidation Redemption Price in respect of such holder’s Above Food Earnout Shares. Any such redemption of Above Food Earnout Shares shall be immediate upon the occurrence of such breach, and such holder’s only rights in respect thereof shall be to receive the Liquidation Redemption Price in respect of such Above Food Earnout Shares.
Limits on Transferability
The New Above Food Articles provide that no holder of Above Food Earnout Shares shall be entitled to effect any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest in such Above Food Earnout Shares (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise) without the prior approval of the New Above Food Board, which shall only be given under certain circumstances specified in the New Above Food Articles (a “Permitted Transfer”). See “Shares Eligible for Future Sale — Transfer Restrictions — Transfer Restrictions under the New Above Food Articles”.
Conversion
The Above Food Earnout Shares will automatically convert into New Above Food Common Shares on a one-for-one basis (unless adjusted as described below) on the first date that any of the following occur:

•
in the case of the New Above Food Class A Earnout Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the trading price of the New Above Food Common Shares is greater than or equal to US $12.50 per share (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (b) the Adjusted EBITDA of New Above Food (as defined in the New Above Food Articles) for the fiscal year ending January 31, 2025 is greater than or equal to US $21,200,000 based on the audited consolidated financial statements for such period, or (c) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to US $12.50 per share (such value per share to be calculated without giving effect to the conversion of any Above Food Earnout Shares); and

•
in the case of the New Above Food Class B Earnout Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the trading price of the New Above Food Common Shares is greater than or equal to US $15.00 per share (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (b) the Adjusted EBITDA of New Above Food for the fiscal year ending January 31, 2026 is greater than or equal to US $32,900,000 based on the audited consolidated financial statements for such period, or (c) there occurs any transaction resulting in a Change of Control with a valuation of the New Above Food Common Shares that is greater than or equal to US $15.00 per share (such value per share to be calculated without giving effect to the conversion of any Above Food Earnout Shares).

No fractional New Above Food Common Shares shall be issued upon the conversion of the Above Food Earnout Shares and no payment will be made to the holders of Above Food Earnout Shares in lieu thereof; rather, the holders of Above Food Earnout Shares shall be entitled to the number of New Above Food Common Shares determined by rounding the entitlement down to the nearest whole number.
In the event that the outstanding New Above Food Common Shares are at any time subdivided or consolidated, then appropriate adjustments will be made in the rights and conditions attaching to the Above Food Earnout Shares so as to preserve the same economic effect as contemplated prior to such event.
In the event the New Above Food Common Shares are changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Above Food Earnout Shares are thereafter converted into New Above Food Common Shares, the holders of the Above Food Earnout Shares shall be entitled to receive the kind and amount of shares or other securities or property receivable, upon such reorganization, reclassification or other change, that would have otherwise been receivable by the holders of the number of New Above Food Common Shares into which such Above Food Earnout Shares would have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in the New Above Food Articles.
In the event of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving New Above Food with another entity, other than a Change of Control, then in the event that any Above Food Earnout Shares are thereafter converted into New Above Food Common Shares, such Above Food Earnout Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of New Above Food Common Shares would have otherwise been deliverable upon conversion of such Above Food Earnout Shares would have been entitled upon such event, subject to appropriate adjustments.
Amendment or Variation of Class Rights
Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.
A special resolution under the ABCA is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution; provided that, pursuant to the ABCA, where a corporation is not a reporting issuer, a resolution (whether it is a special resolution or ordinary resolution) in writing signed by at least two-thirds of the shareholders entitled to vote on that resolution is sufficient for such resolution to become effective.
In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.
New Above Food Warrants
At Closing, New Above Food will assume the Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and, pursuant to the terms of the Warrant Agreement and without any action on the part of the holder of any Bite Public Warrant, each Bite Public Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to any forfeitures of Bite Public Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Above Food Warrant.
Each New Above Food Warrant is exercisable to purchase one New Above Food Common Share and only whole warrants are exercisable. The exercise price of the New Above Food Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A New Above Food Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating five (5) years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
At Closing, each Above Food Warrant will convert into and become a New Above Food Warrant exercisable to purchase (i) that number of New Above Food Common Shares equal to one multiplied by the Exchange Ratio; and (ii) that number of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to one multiplied by the Above Food Earnout Ratio. The exercise price payable upon exercise of each New Above Food Warrant shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Above Food Common Shares subject to such Company Warrant, as in effect immediately prior to the consummation of the Business Combination, by the Exchange Ratio. Each New Above Food Warrant will be exercisable by the holder thereof at any time prior to January 18, 2026. New Above Food shall enter into a supplemental warrant indenture to the Company Warrant Indenture with Odyssey Trust Company, as warrant agent, in order to give effect to the New Above Food Warrants on the terms disclosed herein.
New Above Food Directors — Appointment and Retirement
The New Above Food Articles provide that the New Above Food Board will consist of a minimum of 1 director and a maximum of 15 directors.
Directors are generally elected by shareholders by ordinary resolution; however, the New Above Food Articles also provide that the New Above Food Board may, between annual general meetings of shareholders, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting.
Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office. The shareholders of New Above Food may by ordinary resolution at a special meeting remove any director from office.
New Above Food Directors — Voting
Unless otherwise required by the ABCA or the New Above Food Articles, at all meetings of shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.
Powers and Duties of New Above Food Directors
Under the ABCA, the directors of New Above Food are charged with the management, or supervision of the management, of the business and affairs of New Above Food. In discharging their responsibilities and exercising their powers, the ABCA requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors’ “fiduciary duties” of loyalty and care, respectively. Further, the directors’ responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the corporation and it may be appropriate for the directors to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.
Directors’ and Officers’ Indemnity
Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Above Food to procure a judgment in New Above Food’s favor, New Above Food may indemnify a current or former director or officer or a person who acts or acted at New Above Food’s request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Above Food, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Above Food, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).
Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Above Food in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of New Above Food, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). Under subsection 124(3.1) of the ABCA, New Above Food may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.
Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New Above Food will indemnify a director or officer of New Above Food, a former director or officer of New Above Food, or a person who acts or acted at New Above Food’s request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of New Above Food or body corporate, to the extent permitted by the ABCA. Because New Above Food’s Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.
New Above Food may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Above Food or a related body corporate.
Transfer Agent and Warrant Agent
The transfer agent for the New Above Food Common Shares in the United States is expected to be Odyssey Trust Company. Each person investing in New Above Food Common Shares to be held through Odyssey Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a shareholder of New Above Food.
For as long as any New Above Food Common Shares are listed on the NYSE or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the New Above Food Common Shares reflected in the register administered by New Above Food’s transfer agent.
New Above Food will list the New Above Food Common Shares in registered form and such New Above Food Common Shares, through New Above Food's transfer agent, will not be certificated. New Above Food has appointed Odyssey Trust Company as its agent to maintain the shareholders’ register of New Above Food on behalf of the New Above Food Board and to act as transfer agent and registrar for the New Above Food Common Shares. The New Above Food Common Shares are expected to be traded on the NYSE in book-entry form.
The warrant agent for the New Above Food Warrants is expected to be Odyssey Transfer and Trust Company.

BITE SECURITIES AND DIVIDENDS
Market of Units, Common Stock and Warrants
Bite’s equity securities currently trade on the NYSE American. Each unit consists of one share of Bite common stock and one-half of one warrant and, commencing on February 12, 2021, trades on the NYSE under the symbol “BITE.U.” The shares of Bite common stock and warrants underlying the units began trading separately on the NYSE under the symbols “BITE” and “BITE.WT,” respectively, on April 5, 2021. On February 13, 2023, Bite’s units, common stock and warrants began trading on NYSE American under the same ticker symbols.
Description of Warrants
Each warrant entitles the holder to purchase one share of Bite common stock at a price of $11.50 per share, subject to adjustment as described in the final prospectus for Bite’s IPO. The warrants will expire on the fifth anniversary of Bite’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Holders of Record
On April 4, 2024, there was approximately three holders of record of units, one holder of record of Bite common stock and one holder of record of Bite warrants. Such numbers do not include beneficial owners holding Bite’s securities through nominee names.
Dividends
Bite has not paid any cash dividends on the Bite common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon the combined company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the combined company’s board of directors at such time. It is the present intention of the Bite Board to retain all earnings, if any, for use in Bite’s business operations and, accordingly, the Bite Board does not anticipate declaring any cash dividends in the foreseeable future. In addition, the Bite Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if Bite incurs any indebtedness, Bite’s ability to declare dividends may be limited by restrictive covenants Bite may agree to in connection therewith.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW ABOVE FOOD SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of New Above Food’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Above Food is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted common shares or warrants for at least six months but who are New Above Food’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of common shares then issued and outstanding; or

•
the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Above Food’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Above Food.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Registration Rights
Warrant Agreement
Pursuant to the Warrant Agreement that will be assumed by New Above Food in connection with the Business Combination, New Above Food will be required, as soon as practicable after the Closing, to use its best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. New Above Food will also be required to use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.
Registration Rights Agreement
In connection with the Closing, certain holders of shares of Bite’s common stock (including the Sponsor), certain holders of Above Food Securities and New Above Food will enter into the Registration

Rights Agreement, pursuant to which, among other things, New Above Food will agree to provide such holders with customary registration rights with respect to the New Above Food Common Shares such holders will receive in connection with the Closing.
Transfer Restrictions
Transfer Restrictions under the Warrant Agreement
Pursuant to the Warrant Agreement, to which New Above Food will become a party in connection with the Business Combination, subject to certain limited exceptions, the private placement warrants underlying the private units owned by the Sponsor may not be transferred until after the consummation of the Business Combination.
Transfer Restrictions under the Stock Escrow Agreement
Pursuant to the Stock Escrow Agreement, to which New Above Food will become a party in connection with the Business Combination, subject to certain limited exceptions, the founder shares held in the escrow account may not be transferred until the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the consummation of the Business Combination.
Transfer Restrictions under the Sponsor Support Agreement
Pursuant to the Sponsor Support Agreement, subject to certain limited exceptions, the Sponsor agreed to not, without the prior written consent of Above Food, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Bite’s common stock and warrants, or other equity interests of Bite owned by Sponsor, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Bite’s common stock and warrants, or other equity interests of Bite owned by Sponsor, or (C) take any action in furtherance of or announce any intention to, in each case, effect any transaction specified in clause (A) or (B), until the earliest of (i) the Merger Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, and (iii) the liquidation of Bite.
Transfer Restrictions under the Shareholder Support Agreements
Pursuant to the Shareholder Support Agreement, subject to certain limited exceptions, each shareholder entered into the Shareholder Support Agreement agrees, prior to the earliest of (a) the Share Exchange Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time the Shareholder Support Agreement is terminated upon the mutual written agreement of Above Food, Bite, and the applicable shareholders, not to (except in each case pursuant to the Business Combination Agreement), (i) directly or indirectly, (A) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), (B) enter into any contract, option, or other arrangement or undertaking with respect to the Transfer of, or (C) deposit into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is materially inconsistent with the Shareholder Support Agreement with respect to such shareholder’s obligations.
Transfer Restrictions under the Lock-Up Agreements
In connection with the Closing, New Above Food will enter into the Lock-Up Agreements with the Sponsor, affiliates of Bite and the Sponsor, and certain holders of Above Food Securities and each potential recipient of ANF Purchase Consideration Shares, pursuant to which, among other things, each of the Sponsor, the affiliates of Bite and the Sponsor and the holders of Above Food Securities party to the Lock-Up Agreements will agree to not effect any sale or distribution of any equity securities of New Above Food held by any of them during the period set forth in their respective Lock-Up Agreements, subject to certain customary exceptions set forth in their respective Lock-Up Agreements.
The holders of Above Food Securities (except for certain significant holders (the “Above Food Insiders”)) will be subject to a 6-month lock-up, and the Sponsor and its affiliates and the Above Food Insiders will be subject to a 12-month lock-up; in each case, subject to early release (a) if the trading price of the New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, or (b) on the date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.
Transfer Restrictions under the New Above Food Articles
The New Above Food Articles provide that no holder of Above Food Earnout Shares shall be entitled to effect any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest in such Above Food Earnout Shares (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise) without the prior approval of the New Above Food Board, which shall only be given under certain circumstances specified in the New Above Food Articles. Approval of the New Above Food Board will only be given if: (a) the New Above Food Board is satisfied that the transfer is a Permitted Transfer; and (b) the transferring holder and the permitted transferee enter into a written agreement in form and substance reasonably satisfactory to New Above Food providing such assurances as New Above Food may require relating to, among other things, (i) the eligibility of the transfer as a Permitted Transfer, (ii) the permitted transferee’s acknowledgement of the transfer restrictions in respect of the Above Food Earnout Shares being transferred, and (iii) the permitted transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to New Above Food in respect of (x) matters relating to the Above Food Earnout Shares and (y) the transferring holder’s ownership of the Above Food Earnout Shares.

COMPARISON OF THE RIGHTS OF HOLDERS OF
BITE COMMON STOCK AND NEW ABOVE FOOD COMMON SHARES
The rights of Bite Stockholders and the relative powers of the Bite Board are governed by Delaware law and Bite’s amended and restated certificate of incorporation and bylaws. At the effective time of the Merger, each outstanding share of Bite common stock will be canceled and automatically converted into the right to receive one New Above Food Common Share. Because New Above Food is a corporation organized under the laws of Alberta, Canada, the rights of the holders of New Above Food Common Shares are governed by applicable law of Alberta, Canada, including the Business Combination Agreement, the New Above Food Articles, and by the New Above Food Bylaws.
The following is a summary comparison of the material differences between the rights of the Bite Stockholders under the DGCL and Bite’s amended and restated certificate of incorporation and bylaws, and the rights that former Bite Stockholders will have as shareholders of New Above Food under the New Above Food Articles and New Above Food Bylaws effective following the closing of the Business Combination. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE rules, many of which are similar to, or have an effect on, matters described herein under Delaware or Alberta law. Such rights or obligations generally apply equally to shares of Bite common stock and New Above Food Common Shares.
This summary is not intended to be a complete discussion of the respective rights of Bite Stockholders and shareholders of New Above Food and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the Business Combination Agreement, and the governing documents of Bite and New Above Food, which we urge you to read carefully and in their entirety. Bite, Above Food and New Above Food urge you to carefully read this entire Registration Statement/Proxy Statement, the relevant provisions of the DGCL, the Business Combination Agreement, and the other documents to which we refer in this Registration Statement/Proxy Statement for a more complete understanding of the differences between the rights of a New Above Food shareholder and the rights of a Bite Stockholder. Bite has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find Additional Information.” The New Above Food Articles and New Above Food Bylaws will be approved and adopted prior to the closing of the Business Combination, copies of which are attached hereto as Annex B and Annex C this Registration Statement/Proxy Statement.
	Bite	New Above Food
Authorized Capital Stock	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Bite is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock.	The authorized capital of New Above Food consists of: (a) an unlimited number of common shares without nominal or par value, and (b) an unlimited number of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, each without nominal or par value.
Rights of Common Shares	The terms of the Bite common stock are summarized above under the heading “Bite Securities and Dividends — Description of Common Stock.”	The New Above Food Board may, at any time and from time to time, issue New Above Food Common Shares. The terms of the New Above Food Common Shares are summarized above under the heading “Description of New Above Food Securities — Share Terms — Common Shares.”

	Bite	New Above Food
Number and Qualification of Directors	The number of directors of Bite, other than those who may be elected by the holders of one or more series of Bite preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Bite Board pursuant to a resolution adopted by a majority of the Bite Board.	The New Above Food Board will consist of not less than one director and not more than fifteen directors. Subject to the limitations and requirements of the New Above Food Articles, the number of directors of New Above Food shall be determined from time to time by resolution of the holders of New Above Food Common Shares or the New Above Food Board.
Election of Directors	The Bite Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of Bite following the effectiveness of the Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of Bite following the effectiveness of the Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders Bite following the effectiveness of the Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of Bite, beginning with the first annual meeting of the stockholders of Bite following the effectiveness of the Amended and Restated Certificate, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.	Directors are generally elected by the holders of New Above Food Common Shares by ordinary resolution; however, the New Above Food Articles also provide that the New Above Food Board may, between annual general meetings, appoint one or more additional directors of New Above Food to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting of New Above Food shareholders.
Removal of Directors	Subject to the Amended and Restated Certificate and the contractual rights of any stockholder, in accordance with	Each New Above Food director is entitled to serve as a director for a term expiring not later than the close of the next annual meeting

	Bite	New Above Food
	the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Bite entitled to vote generally in the election of directors, voting together as a single class.	of shareholders following election. The shareholders of New Above Food may by ordinary resolution at a special meeting remove any director from office.
Dividends	Subject to applicable law, the rights, if any, of the holders of any outstanding series of Bite preferred stock and the provisions of Article IX of the Amended and Restated Certificate, the holders of shares of Bite common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Bite) when, as and if declared thereon by the Bite Board from time to time out of any assets or funds of Bite legally available therefor and shall share equally on a per share basis in such dividends and distributions
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares, the holders of New Above Food Common Shares are entitled to receive dividends at such times and in such amounts as the New Above Food Board may determine from time to time. The holders of the New Above Food Class A Earnout Shares and the New Above Food Class B Earnout Shares shall not be entitled to any dividends or other distributions other than in the event of a Liquidation Distribution.
Under the ABCA, New Above Food may not pay a dividend in money or other property if there are reasonable grounds for believing that New Above Food is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of New Above Food’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Stockholder Action by Written Consent	Except as may be otherwise provided for or fixed pursuant to the Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Bite preferred stock, subsequent to the consummation of the IPO, any action required	The ABCA provides that: (i) a resolution in writing signed by all shareholders of New Above Food entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders of New Above Food; (ii) a resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of

	Bite	New Above Food
	or permitted to be taken by the stockholders of Bite must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	shareholders of New Above Food, and signed by all shareholders entitled to vote at such meeting, satisfies all the requirements of the ABCA relating to shareholder meetings; and (iii) if New Above Food is not a reporting issuer (as defined under the ABCA), a resolution in writing signed by at least two-thirds of the shareholders of New Above Food entitled to vote on such resolution or at such meeting is sufficient for the purposes of (i) and (ii) above.
Amendment to Governing Documents	Bite reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII of the Amended and Restated Certificate, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to the Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in the Article XI of the Amended and Restated Certificate; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided in the Amended and Restated Certificate.
Under the ABCA, the New Above Food Board may amend the New Above Food Bylaws, provided that any such amendments are submitted to the New Above Food shareholders at the next meeting of New Above Food shareholders for approval. An amendment to the New Above Food Bylaws approved by the New Above Food Board will be effective from the date of such New Above Food Board approval until the amendment is confirmed, confirmed as amended or rejected by the New Above Food shareholders. If an amendment to the New Above Food Bylaws submitted to the New Above Food shareholders is confirmed or confirmed as amended by the New Above Food shareholders, it continues in effect in the form in which it was so confirmed.
Under the ABCA, certain fundamental changes, such as changes to the New Above Food Articles, changes to authorized share structure, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of New Above Food (other than in the ordinary course of business), certain liquidations,

	Bite	New Above Food

certain dissolutions, and certain arrangements are required to be approved by special resolution of the shareholders of New Above Food.
A special resolution is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on such resolution.
In certain cases, an action that prejudices, adds restrictions to or interferes with the rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Stockholder Quorum	Except as otherwise provided by applicable law, the Amended and Restated Certificate or Bite Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Bite representing a majority of the voting power of all outstanding shares of capital stock of Bite entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Business may only be transacted at a meeting of shareholders of New Above Food if a quorum is present. The New Above Food Bylaws provide that a quorum at any meeting of shareholders of New Above Food will be holders of at least twenty-five percent of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy. If a quorum is present at the opening of any meeting of shareholders of New Above Food, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting of shareholders, or within any reasonable time following that time as the shareholders present or represented may determine, the shareholders present or

	Bite	New Above Food
represented may adjourn the meeting to a fixed time and place not less than seven days later but may not transact any other business. At that adjourned meeting the holders of shares carrying voting rights who are present or represented will constitute a quorum (whether or not they hold twenty-five percent of the shares entitled to vote at the adjourned meeting) and may transact the business for which the meeting was originally called, even if this quorum is not present throughout the meeting.
Annual General Meetings	The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Bite Board and stated in the notice of the meeting, provided that the Bite Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication. At each annual meeting, the stockholders shall elect those directors of Bite to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.	The ABCA provides that the directors of New Above Food shall call an annual meeting of New Above Food shareholders to be held not later than eighteen (18) months after (i) the date of its incorporation or (ii) the date of its certificate of amalgamation, in the case of an amalgamated corporation, and subsequently not later than fifteen (15) months after holding the last preceding annual meeting.
Special Stockholder Meetings	Subject to the rights of the holders of any outstanding series of Bite preferred stock, special meetings of stockholders, for any purpose or purposes, may be called only by the President of Bite, the Chairman of the Bite Board, the Bite Board pursuant to a resolution adopted by a majority of the Bite Board, or by the Secretary pursuant to a written request of the stockholders owning a majority of the issues and outstanding shares of capital stock entitled to
The ABCA provides that the New Above Food Board may at any time call a special meeting of the New Above Food Shareholders.
The ABCA also provides that New Above Food Shareholders may bring certain business before a meeting by following the requirements set forth in the ABCA.

	Bite	New Above Food
vote.
Notice of Stockholder Meetings	Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 of Bite Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Bite not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.	The New Above Food Bylaws provide that a notice of the time and place of each meeting of shareholders of New Above Food will be given not less than 21 days and not more than 50 days before the date of the meeting, to each director, to the auditor of New Above Food, and to each shareholder who is entitled to vote at the meeting.
Fiduciary Duties of Directors	Directors of Delaware corporations may are subject to the fiduciary duties of care and loyalty (which include the subsidiary duties of good faith, oversight and disclosure). Duty of care requires informed, deliberative decision-making based on all material information reasonably available. Duty of loyalty requires acting (including deciding not to act) on a disinterested and independent basis, in good faith, with an honest belief that the action is in the best interests of the company and its stockholders.	Under the ABCA, a director or officer of a corporation in exercising the director’s or officer’s powers and discharging the director’s or officer’s duties to the corporation must: (i) act honestly and in good faith with a view to the best interest of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the ABCA and the regulations thereunder, and the articles and bylaws of the corporation. These statutory duties are in addition to duties under common law and equity.
Limitation of Liability of Directors and Officers	A director of Bite shall not be personally liable to Bite or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from	Under the ABCA, no provision in a contract, or in the articles, the bylaws or a resolution of the corporation, relieves a director or officer from the duty to act in accordance with the ABCA or

	Bite	New Above Food
	liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Bite or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	the regulations thereunder or relieves the director or officer from liability for a breach of the duty to act in accordance with the ABCA.
Indemnification of Directors, Officers	To the fullest extent permitted by applicable law, as the same exists or may be amended, Bite shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Bite or, while a director or officer of Bite, is or was serving at the request of Bite as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with	As permitted by the ABCA, New Above Food’s Bylaws require New Above Food to indemnify a director or officer of New Above Food, a former director or officer of New Above Food, or a person who acts or acted at New Above Food’s request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives to the extent permitted by the ABCA. Because New Above Food’s Bylaws require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above, under the heading “Description of New Above Food Securities — Directors’ and Officers’ Indemnity.”

	Bite	New Above Food
such proceeding.
Inspection of Books and Records	The books and records Bite may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Bite Board.	Under the ABCA, the directors and shareholders of New Above Food may, without charge, inspect certain records of New Above Food during usual business hours.
Choice of Forum	Unless Bite consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring claims and actions pursuant to Article XII of the Amended and Restated Certificate.	The ABCA provides that the Court of King’s Bench of Alberta is the forum for any complainant to: (i) bring an action in the name and on behalf of New Above Food; or (ii) intervene in an action to which New Above Food is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of New Above Food.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
OF THE BUSINESS COMBINATION
This section describes the material U.S. federal income tax considerations for beneficial owners of Bite common stock and Public Warrants (collectively, “Bite securities”) as a result of (i) electing to have their Bite common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, including the Merger and (iii) the ownership and disposition of New Above Food Common Shares and New Above Food Warrants (collectively, “New Above Food securities”) acquired pursuant to the Merger. This discussion applies only to Bite securities and New Above Food securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
•
the sponsor, directors or officers of Bite and their respective affiliates;

•
dealers traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•
banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•
U.S. expatriates or former long-term residents of the United States;

•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Bite or New Above Food (except as specifically addressed herein);

•
partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•
persons holding Bite securities or New Above Food securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•
persons subject to special tax accounting rules as a result of any item of income relating to Bite securities or New Above Food securities being recognized on an applicable financial statement;

•
U.S. holders (as defined below) whose functional currency is not the U.S. Dollar;

•
U.S. holders that hold Bite securities or New Above Food securities in connection with a trade or business conducted outside the United States;

•
persons that received Bite securities or New Above Food securities as compensation for services; or

•
controlled foreign corporations or passive foreign investment companies.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns Bite securities or New Above Food securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the status and activities of the partnership. Partnerships owning Bite securities or New Above Food securities and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and of acquiring, owning and disposing of New Above Food securities.
This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation. In addition, this discussion does not address any U.S. federal estate and gift tax laws, or any state, local or non-U.S. tax laws. Neither Bite nor New Above Food has sought or intends to seek any rulings from the IRS or opinions of counsel regarding the Business Combination, nor is the Business Combination conditioned on the receipt of any rulings from the IRS or opinions of counsel. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.
ALL HOLDERS OF BITE SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF NEW ABOVE FOOD SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Federal Income Tax Treatment of New Above Food
Tax Residence of New Above Food
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Above Food, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.
Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (or in certain circumstances which are not applicable to the Business Combination, 60%) by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”).
New Above Food will acquire indirectly all of the assets of Bite through the Merger, but New Above Food, including its “expanded affiliated group,” is expected to have substantial business activities in Canada and, therefore, will not satisfy the substantial business activities test upon consummation of the Merger. As a result, Section 7874 is not expected to apply to cause New Above Food to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger. Under Section 7874 and the Treasury Regulations promulgated thereunder, New Above Food will have substantial business activities in Canada if at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of New Above Food’s “expanded affiliated group” is based, located and derived, respectively, in Canada.
Even if the “expanded affiliated group” that includes New Above Food is determined not to have substantial business activities in Canada for purposes of Section 7874 of the Code, based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Bite and New Above Food currently expect that the Section 7874 ownership percentage of Bite Stockholders in New Above Food should be less than 80%. Accordingly, New Above Food is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. However, whether the ownership test has been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former Bite Stockholders for purposes of Section 7874, former Bite Stockholders will be deemed to own an amount of New Above Food Common Shares in respect to certain redemptions by Bite prior to the Merger. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert that New Above Food should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.
If New Above Food were to be treated as a U.S. corporation for U.S. federal income tax purposes, New Above Food could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate, and the gross amount of any dividend payments to New Above Food’s non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.
The remainder of this discussion assumes that New Above Food will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.
Utilization of Bite’s Tax Attributes and Certain Other Adverse Tax Consequences to New Above Food and New Above Food’s Shareholders
Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the non-U.S. acquiring corporation is respected as a non-U.S. corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the non-U.S. acquiring corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the Section 7874 ownership percentage for purposes of the ownership test is at least 60% but is less than 80%, and (iii) the non-U.S. acquiring corporation’s “expanded affiliated group” does not meet the substantial business activities test. In such case, the non-U.S. corporation would be treated as a “surrogate foreign corporation” under Section 7874 of the Code.
As discussed above, it is expected that the “expanded affiliated group” that includes New Above Food will have substantial business activities in Canada and, therefore, New Above Food would not be subject to the limitations described below. Even if the “expanded affiliated group” that includes New Above Food is determined not to have substantial business activities in Canada for purposes of Section 7874 of the Code, based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Bite and New Above Food currently expect that the limitations and other rules described above would not apply to Bite or New Above Food or its subsidiaries after the Business Combination and New Above Food would not be treated as a “surrogate foreign corporation” under Section 7874 of the Code.
If the Section 7874 ownership percentage applicable to the Merger is at least 60% but less than 80%, and the “expanded affiliated group” that includes New Above Food is determined not to have substantial business activities in Canada for purposes of Section 7874 of the Code New Above Food and certain of New Above Food’s affiliates and shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by New Above Food include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.
The above determination, however, is subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by future changes in applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 ownership percentage is less than 60% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. In addition, changes to the rules in Section 7874 of the Code or Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect the above determination for U.S. federal income tax purposes. There can be no assurance that the IRS will not challenge whether New Above Food is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to New Above Food, significant adverse tax consequences could result for New Above Food and for certain of New Above Food’s shareholders, including a higher effective corporate income tax rate on New Above Food.
The remainder of this discussion assumes that the limitations and other rules described above will not apply to Bite or New Above Food or its subsidiaries after the Business Combination.
Neither Bite, New Above Food nor Above Food, has sought nor will seek any ruling from the IRS or any opinion of counsel as to the application of Section 7874 of the Code to the Business Combination, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel in regards to, any particular tax treatment under Section 7874 of the Code. Neither Bite, New Above Food nor Above Food, nor any of their respective representatives or affiliates, is making any representation or providing any assurances regarding the tax treatment of New Above Food under Section 7874 of the Code. All holders are urged to consult their tax advisors regarding the application of Section 7874 to the Business Combination.
U.S. Holders
The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Bite securities or New Above Food securities that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Bite Common Stock
In the event that a U.S. holder of Bite common stock exercises such holder’s right to have such holder’s Bite common stock redeemed pursuant to the redemption provisions described in this Registration Statement/Proxy Statement, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Bite stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Bite stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Bite or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Bite stock actually owned by the U.S. holder, but also shares of Bite stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of Bite’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Bite common stock must, among other requirements, be less than 80% of the percentage of Bite’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Because, prior to the Merger, the Bite common stock may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. holder. There will be a complete termination of a U.S. holder’s interest if either all the shares of Bite stock actually and constructively owned by the U.S. holder are redeemed or all the shares of Bite stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Bite common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Bite. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Bite will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult its tax advisors as to the tax consequences of a redemption of Bite common stock.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Bite common stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Bite common stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of Bite common stock generally will equal the cost of such shares. A U.S. holder that purchased Bite units would have been required to allocate the cost between the shares of Bite common stock and the Public Warrants comprising the units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Bite’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Bite common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Bite common stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Bite common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.
The Business Combination
In General
In the opinion of Greenberg Traurig, LLP, counsel to Bite, the Merger, taken together with certain related transactions, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”), subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of Bite or New Above Food, the qualification of the Merger for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the New Above Food Common Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment may not be satisfied.
An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither Bite nor New Above Food has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

U.S. Holders of Bite Common Stock
If the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, a U.S. holder that exchanges shares of Bite common stock in the Merger for New Above Food Common Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below and subject to the discussion below regarding the treatment of U.S. holders that exchange both Bite common stock and Public Warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the New Above Food Common Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Bite common stock surrendered in the Merger in exchange therefor and the holding period of the New Above Food Common Shares should include the holding period during which the Bite common stock surrendered in the Merger in exchange therefor.
If the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. holder that exchanges Bite common stock in the Merger for New Above Food Common Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Above Food Common Shares received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Bite common stock exchanged therefor. Such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Bite common stock exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Bite common stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder would have an aggregate tax basis in any New Above Food Common Shares received in the Merger that is equal to the fair market value of such New Above Food Common Shares as of the effective date of the Merger, and the holding period of such New Above Food Common Shares would begin on the day following the Merger.
U.S. Holders of Public Warrants
The Public Warrants are currently exercisable for one share each of Bite common stock and will become, pursuant to the Merger, New Above Food Warrants exercisable for one share each of New Above Food Common Shares following the Business Combination.
A U.S. holder of Public Warrants that does not also own Bite common stock generally would recognize gain or loss in an amount equal to the difference between the fair market value of the New Above Food Warrants deemed received and such holder’s tax basis in the Public Warrants deemed exchanged therefor.
If a U.S. holder of Public Warrants also exchanges Bite common stock for New Above Food Common Shares in the Merger, and if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, such holder generally would recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the excess of the fair market value of the New Above Food securities received over such stockholder’s aggregate tax basis in the Bite securities exchanged therefor), and (ii) the fair market value of the New Above Food Warrants deemed received.
Any gain recognized by a U.S. holder whose Public Warrants become New Above Food Warrants pursuant to the Merger would generally be long-term capital gain if the holder’s holding period for the Public Warrants was more than one year at the time of the Merger, and the holder’s holding period in the New Above Food Warrants would begin on the day following the exchange. The U.S. holder’s tax basis in the New Above Food Warrants received in the exchange would be equal to their fair market value at the time of the Merger.
Section 367(a) of the Code
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for a U.S. holder to qualify for tax-deferral under Section 351 of the Code with respect to transactions where a U.S. holder transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of Bite common stock will be deemed to transfer shares of such stock to New Above Food in exchange for New Above Food Common Shares pursuant to the Merger, so that these requirements will apply.
In general, if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, Section 367(a) may require a U.S. holder to recognize gain (but not loss) on the exchange of Bite common stock for New Above Food Common Shares pursuant to the Merger unless each of the following conditions is met: (i) Bite complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of New Above Food is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of both the total voting power and the total value of the stock of New Above Food is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Bite; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of New Above Food or (B) the U.S. holder is a “five-percent transferee shareholder” of New Above Food and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) New Above Food or any qualified subsidiary of New Above Food to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and, at the time of the transfer, neither the transferors nor New Above Food to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of New Above Food (excluding Bite) to be at least equal to the fair market value of Bite, each as specifically determined for purposes of Section 367(a) of the Code, at the time the U.S. holder transfers Bite common stock in exchange for New Above Food Common Shares (the “fair market value requirement”). Whether the fair market value requirement is met cannot be known until on or after the Closing Date of the Merger. In determining the value of New Above Food (which will own Above Food at the time of Closing) for purposes of the fair market value requirement, acquisitions by New Above Food (or Above Food) made outside of the ordinary course of business during the 36 months preceding the Merger will be disregarded unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships or (ii) do not consist of passive assets or their proceeds and are not undertaken with a principal purpose of satisfying the fair market value requirement. In addition, under Treasury Regulations, for purposes of determining the value of Bite, certain distributions made by Bite during the 36 months preceding the Merger (including any redemptions of Bite shareholders, in connection with the Merger or otherwise, that are considered to be made prior to the relevant calculation time), would generally be added back to the value of Bite.
At this time, there is significant uncertainty as to whether all of the applicable conditions will be met, in particular the fair market value requirement. U.S. holders are cautioned that the application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the following the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and subject to change. Additionally, there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, satisfaction of condition (iv) depends on the status of the particular U.S. holder. Moreover, the determination of whether Section 367(a) of the Code will apply to U.S. holders of Bite common stock cannot be made until after the Business Combination is completed, and no rulings from the IRS or opinions of counsel have been or will be sought regarding the tax consequences of the Business Combination. The parties to the Business Combination Agreement have agreed to report the Merger as tax-free under Section 367(a) (except with respect to U.S. holders that do not meet condition (iv) above) unless Above Food, New Above Food, or Bite make a determination in good faith that there is not a level of support of at least “substantial authority” within the meaning of Treasury Regulation Section 1.6662-4(d) for such reporting (a “reporting exception determination”). However, even if the parties do not make a reporting exception determination and report the Merger as tax-free under Section 367(a) of the Code (except with respect to U.S. holders that do not meet condition (iv) above), such reporting is not binding on the IRS and there can be no assurance that the IRS will not challenge such position or that a court would not sustain such challenge. Accordingly, there can be no assurance that Section 367(a) of the Code will not require U.S. holders of Bite common stock that participate in the Merger to recognize taxable gain (but not loss) as a result of the Merger. All U.S. holders are strongly urged to consult their tax advisors regarding the application of Section 367(a) to the Merger in their particular circumstances.
To the extent that a U.S. holder of Bite common stock is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the New Above Food Common Shares received by such holder, over (ii) such holder’s adjusted tax basis in the Bite common stock exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Bite common stock exceeds one year at the time of the Merger. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Bite common stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Neither Bite, New Above Food nor Above Food, has sought nor will seek any ruling from the IRS or any opinion of counsel as to the application of Section 367(a) of the Code to the Merger, and the closing of the Merger is not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel in regards to, any particular tax treatment under Section 367(a) of the Code. Neither Bite, New Above Food nor Above Food, nor any of their respective representatives or affiliates, is making any representation or providing any assurances regarding the application of Section 367(a) of the Code to the Merger or an U.S. holders. All U.S. holders are urged to consult their tax advisors regarding the application of Section 367(a) to the Merger.
Reporting Requirements
A U.S. holder may be required to file an IRS Form 926 to report a transfer or deemed transfer of property to New Above Food. In addition, if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, each U.S. holder that is a “significant transferor” must include a statement on or with such transferor’s U.S. federal income tax return for the taxable year of the Merger. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person (i) owns at least five percent (5%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (1%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. It is expected that the New Above Food Common Shares will be publicly traded for this purpose.
Ownership of New Above Food Common Shares and Warrants
Distributions on New Above Food Common Shares
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on New Above Food Common Shares that is made out of New Above Food’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds New Above Food’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its New Above Food Common Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that New Above Food will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. holders should therefore assume that any distribution by New Above Food with respect to New Above Food Common Shares will be reported as dividend income. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New Above Food.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE (which New Above Food Common Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that New Above Food Common Shares will be considered readily tradable on an established securities market in future years. Further, New Above Food will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”
Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable income tax treaty rate), if any, on dividends paid by New Above Food may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. holder. New Above Food has not determined whether these requirements have been met with respect to any withholding tax that may apply to dividend paid by New Above Food and, accordingly, no assurance can be given that any such withholding tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on New Above Food Common Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of New Above Food Common Shares and New Above Food Warrants
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of New Above Food Common Shares or New Above Food Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of New Above Food Common Shares or New Above Food Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of New Above Food Common Shares or New Above Food Warrants generally will be treated as U.S. source gain or loss.
Exercise or Lapse of a New Above Food Warrant
A U.S. holder generally will not recognize gain or loss upon the acquisition of a New Above Food Common Share on the exercise of a New Above Food Warrant for cash. A U.S. holder’s tax basis in a New Above Food Common Shares received upon exercise of the New Above Food Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the New Above Food Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a New Above Food Common Share received upon exercise of the New Above Food Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Above Food Warrant and will not include the period during which the U.S. holder held the New Above Food Warrant. If a New Above Food Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the New Above Food Warrant.
The tax consequences of a cashless exercise of a New Above Food Warrant are not clear under current tax law. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the New Above Food Common Shares received would equal the holder’s basis in the New Above Food Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the New Above Food Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New Above Food Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Above Food Common Shares would include the holding period of the New Above Food Warrants exercised therefor.
It is also possible that a cashless exercise of a New Above Food Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of New Above Food Warrants equal to the number of New Above Food Common Shares having a value equal to the aggregate exercise price of the total number of New Above Food Warrants to be exercised (the “surrendered warrants”). Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the New Above Food Common Shares received would equal the U.S. holder’s tax basis in the New Above Food Warrants exercised plus the exercise price of such warrants. A U.S. holder’s holding period for the New Above Food Common Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the New Above Food Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New Above Food Warrants.
Possible Constructive Distributions
The terms of each New Above Food Warrant provide for an adjustment to the number of New Above Food Common Shares for which the New Above Food Warrant may be exercised or to the exercise price of the New Above Food Warrant in certain events, as discussed in the section of this Registration Statement/Proxy Statement captioned “Description of New Above Food Securities.” An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. holder of a New Above Food Warrant would, however, be treated as receiving a constructive distribution from New Above Food if, for example, the adjustment increases the holder’s proportionate interest in New Above Food’s assets or earnings and profits (e.g., through an increase in the number of New Above Food Common Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the New Above Food Common Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on New Above Food Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from New Above Food equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
Generally.   The treatment of U.S. holders of New Above Food securities could be materially different from that described above if New Above Food is treated as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. A PFIC is any foreign (i.e., non-U.S.) corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Cash is generally a passive asset. The value of goodwill is an active asset to the extent attributable to activities that produce active income. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets

(including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.
The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to New Above Food Warrants if New Above Food were a PFIC. However, U.S. holders should consult their tax advisers regarding the application of the PFIC rules to New Above Food Warrants prior to the finalization of the proposed Treasury Regulations.
If New Above Food were a PFIC for any taxable year and any subsidiary or other entity in which New Above Food owns equity interests is also a PFIC (any such entity, a “lower-tier PFIC”), a U.S. holder will be deemed to own a proportionate amount (by value) of the shares of each such lower-tier PFIC and, unless timely QEF elections (as discussed further below) are made, will be subject to U.S. federal income tax according to the excess distribution rules described below on (i) certain distributions by any lower-tier PFIC and (ii) dispositions of shares of any lower-tier PFIC, in each case, as if the U.S. holder held such shares directly, even though the U.S. holder will not receive any proceeds of those distributions or dispositions.
If New Above Food is treated as a PFIC during a U.S. holder’s holding period, it will, with respect to such U.S. holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).
PFIC Status of New Above Food.   Based on the projected composition of New Above Food’s income and assets and the expected value of its assets, including goodwill (which is based in part on the expected price of New Above Food Common Shares immediately after the Business Combination), it cannot be determined as to whether New Above Food will be a PFIC for its taxable year that includes the date of the completion of the Business Combination. Furthermore, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of New Above Food is expected to depend, in part, upon (a) the market value of the New Above Food Common Shares, and (b) the composition of the assets and income of New Above Food. Further, because New Above Food’s goodwill may be determined based on the market value of the New Above Food Common Shares, a decrease in the market value of the New Above Food Common Shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that New Above Food will not be a PFIC for any taxable year.
If New Above Food is or becomes a PFIC during any year in which a U.S. holder holds New Above Food securities, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the qualified electing fund (“QEF”) regime, or (iii) the mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.
Excess Distribution Regime.   If a U.S. holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of New Above Food securities, and (ii) any “excess distribution” on New Above Food securities (generally, any distributions in excess of 125% of the average of the annual distributions on New Above Food securities during the preceding three taxable years or the U.S. holder’s holding period, for the New Above Food securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime:

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the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held the New Above Food securities;

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the amount allocated to the current taxable year and to any taxable year during the U.S. holder’s holding period before the first day of the first taxable year in which New Above Food became a PFIC, will be treated as ordinary income; and

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the amount allocated to other prior taxable years not described in the preceding bullet will be subject to the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s New Above Food securities cannot be treated as capital gains, even if such securities are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.
QEF Regime.   A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. holders of New Above Food securities should not expect that they will receive cash distributions from New Above Food sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. holders of New Above Food Warrants will not be able to make a QEF election with respect to their New Above Food Warrants.
The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years.
A U.S. holder’s tax basis in New Above Food Common Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.
A U.S. holder may make a QEF election with respect to its New Above Food Common Shares only if New Above Food provides U.S. holders on an annual basis with certain information, including a “PFIC annual information statement” as described in the Treasury Regulations. There can be no assurance that New Above Food will have timely knowledge of its status as a PFIC in the future or that New Above Food will timely provide U.S. holders with the required information on an annual basis to allow U.S. holders to make and maintain a QEF election with respect to the New Above Food Common Shares in the event New Above Food is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. holder from making a QEF election or result in the invalidation or termination of a U.S. holder’s prior QEF election. In addition, as mentioned above, U.S. holders of New Above Food Warrants will not be able to make a QEF election with respect to their warrants.
If a U.S. holder makes a QEF election with respect to its New Above Food Common Shares in a year after New Above Food’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) New Above Food Common Shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. holder’s New Above Food Common Shares, unless the U.S. holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such New Above Food Common Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the New Above Food Common Shares.
In addition, as mentioned above, U.S. holders of New Above Food Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. holder sells or otherwise disposes of such New Above Food Warrants (other than upon exercise of such New Above Food Warrants) and New Above Food were a PFIC at any time during the U.S. holder’s holding period of such New Above Food Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. holder that exercises such New Above Food Warrants properly makes and maintains a QEF election with respect to the newly acquired New Above Food Common Shares (or has previously made a QEF election with respect to New Above Food Common Shares), the QEF election will apply to the newly acquired New Above Food Common Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New Above Food Common Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held the New Above Food Warrants), unless the U.S. holder makes a purging election under the PFIC rules. U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
Mark-to-Market Regime.   Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as NYSE. It is expected that New Above Food Common Shares will be listed on NYSE but there can be no assurance that New Above Food Common Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder of New Above Food Common Shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the New Above Food Common Shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the New Above Food Common Shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of New Above Food Common Shares in a taxable year in which New Above Food is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as New Above Food) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. holders are advised to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. holders of New Above Food Warrants will not be able to make a mark-to-market election with respect to their New Above Food Warrants.
PFIC Reporting Requirements.   A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 with such U.S. holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of New Above Food securities are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.
Additional Reporting Requirements
Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold such assets. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close until three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New Above Food securities.
Non-U.S. Holders
This section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Bite securities or New Above Food securities that is, for U.S. federal income tax purposes:
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a nonresident alien individual, other than certain former citizens and residents of the United States;

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a foreign corporation; or

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a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Bite securities or New Above Food securities.
Redemption of Bite Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Bite common stock pursuant to the redemption provisions described herein will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Bite common stock, as described under “— U.S. Holders — Redemption of Bite Common Stock,” above.
Because it may not be certain at the time a non-U.S. holder is redeemed whether such non-U.S. holder’s redemption will be treated as a sale of Bite common stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, Bite or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, Bite or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder in redemption of such non-U.S. holder’s Bite common stock, unless (i) Bite or the applicable withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the tests in Section 302 of the Code described under “— U.S. Holders — Redemption of Bite Common Stock” above). However, there can be no assurance that Bite or any applicable withholding agent will establish such special certification procedures. If Bite or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Taxation of Redemptions Treated as Sales of Bite Common Stock
If a redemption qualifies as a sale of Bite common stock by the non-U.S. holder under Section 302 of the Code, subject to the discussion below under “Information Reporting and Backup Withholding,” non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the redemption of Bite common stock, unless either:
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the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the non-U.S. holder generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable income tax treaty rate; or

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Bite is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Bite common stock, except, in the case where shares of the Bite common stock are “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), the non-U.S. holder has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of Bite common stock outstanding during such period. Bite does not believe that it is or has been a USRPHC.

Taxation of Redemptions Treated as Distributions
If the redemption does not qualify as a sale of stock under Section 302 of the Code, the portion of the redemption proceeds characterized as a distribution, which, to the extent of Bite’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds Bite’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its Bite common stock, and thereafter as gain realized, the tax consequences of which would correspond to the tax consequences of recognizing gain on a sale or other disposition of New Above Food Common Shares as described above under the heading “Taxation of Redemptions Treated as Sales of Bite Common Stock.” Dividends paid by Bite to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower income tax treaty rate).
The Business Combination
The U.S. federal income tax consequences of the Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “— U.S. Holders — The Business Combination,”

above, except that Section 367(a) of the Code will not apply to any non-U.S. holder and, to the extent the Merger results in a taxable exchange of Bite securities, the tax consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would correspond to the tax consequences of recognizing gain on a sale or other disposition of Bite common stock as described above under the heading “— Redemption of Bite Common Stock — Taxation of Redemptions Treated as Sales of Bite Common Stock.”
Ownership and Disposition of New Above Food Common Shares and New Above Food Warrants
A non-U.S. holder of New Above Food securities will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends (or deemed received) received on New Above Food securities or any gain recognized on a sale or other disposition of New Above Food securities (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s New Above Food securities) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable income tax treaty rate.
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a New Above Food Warrant, or the lapse of a New Above Food Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a New Above Food Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the New Above Food securities.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Bite common stock, dividends paid (or deemed paid) on New Above Food securities, and the proceeds received on the disposition of New Above Food securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Bite securities or their New Above Food securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
OF THE BUSINESS COMBINATION
The following summary describes the principal Canadian federal income tax considerations generally applicable to beneficial owners of New Above Food Common Shares immediately following the Business Combination with respect to the ownership and disposition of such New Above Food Common Shares and who, at all relevant times, for purposes of the Tax Act (i) is not, and is not deemed to be, resident in Canada, (ii) deals at an arm’s length with New Above Food, (iii) is not affiliated with New Above Food, (iv) holds New Above Food Common Shares as capital property, (v) does not use or hold, and is not deemed to use or hold, New Above Food Common Shares in a business carried on in Canada, (vi) does not have a “permanent establishment” or “fixed base” in Canada, (vii) has not entered into, with respect to the New Above Food Common Shares, a “derivative forward agreement” or a “dividend rental agreement” each as defined in the Tax Act (each such holder, a “Non-Canadian Holder”). This summary does not apply to a beneficial owner of New Above Food Common Shares that is an insurer carrying on an insurance business in Canada and elsewhere.
This summary does not address the Canadian tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Merger. This summary assumes the New Above Food Common Shares will be listed on a designated stock exchange (which currently includes the NYSE) at all relevant times. Additional specific considerations related to the “foreign affiliate dumping” rules in section 212.3 of the Tax Act, may be applicable and are not discussed herein. Holders of New Above Food Common Shares should consult their tax advisors with respect to these rules and particular consequences.
This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Canada-United States Tax Convention (1980) as amended (the “Treaty”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law or administrative policy or assessing practice, whether by legislative, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, or foreign jurisdiction, which may differ from those discussed herein.
The summary is of a general nature only and is not, and is not intended to be, nor should it be construed as, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. The relevant tax considerations applicable to the acquiring, holding and disposing of New Above Food Common Shares may vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business, and the holder’s own particular circumstances. Accordingly, holders should consult with their own tax advisors having regard to their own particular circumstances.
Currency Conversion
Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding, or disposition of the New Above Food Common Shares must be converted into Canadian Dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the exchange rates.
Taxation of Non-Canadian Holders of New Above Food Common Shares
Dividends on New Above Food Common Shares
Dividends paid or credited, or deemed to be paid or credited, on the New Above Food Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention. For example, under the Treaty, where the dividends on the New Above Food Common Shares are considered to be paid to, or derived by, a Non-Canadian Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.
Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.
Disposition of New Above Food Common Shares
On a disposition of a New Above Food Common Share (other than to New Above Food, unless purchased by New Above Food in the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Canadian Holder, unless the New Above Food Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention.
Generally, provided the New Above Food Common Shares are listed on a designated stock exchange (which currently includes the NYSE) at the time of the disposition by a Non-Canadian Holder, the New Above Food Common Shares will not constitute taxable Canadian property of such Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the New Above Food Common Shares, the following conditions are satisfied concurrently: (i)(a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest, directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of New Above Food, and (ii) more than 50% of the fair market value of the New Above Food Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist. A New Above Food Common Share may also be deemed to be taxable Canadian property in certain other circumstances.
A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a New Above Food Common Share that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to capital gain or capital loss consequences.
Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Non-Canadian Holder in a taxation year must be included in the Non-Canadian Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Non-Canadian Holder in a taxation year must be deducted from taxable capital gains realized by the Non-Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.
A Non-Canadian Holder contemplating a disposition of New Above Food Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

APPRAISAL RIGHTS
No appraisal or dissenters’ rights are available to holders of shares of Bite common stock or warrants in connection with the Business Combination.
STOCKHOLDER PROPOSALS
The Bite Board is aware of no other matter that may be brought before the special meeting of stockholders. Under Delaware law, only business that is specified in the notice of special meeting of stockholders may be transacted at the special meeting of stockholders.
If the Business Combination is completed, you will be entitled to attend and participate in New Above Food’s annual meetings of shareholders, expected to commence in 2024. Alternatively, if Bite does not consummate a business combination by February 17, 2024, or such later date as may be approved by Bite’s stockholders, Bite is required to begin the dissolution process provided for in its amended and restated certificate of incorporation. Bite will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
OTHER STOCKHOLDER COMMUNICATIONS
Until the consummation of the Business Combination, stockholders and interested parties may communicate with the Bite Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Bite Acquisition Corp., 720 N. State Street, Chicago, IL 60654.
LEGAL MATTERS
Gowling WLG (Canada) LLP, Canadian counsel for New Above Food, has passed upon the validity of the New Above Food Common Shares to be issued in the Business Combination. Latham & Watkins has passed upon the validity of the warrants of New Above Food to be issued in the Business Combination. Greenberg Traurig, LLP has passed upon certain U.S. federal income tax considerations of the Business Combination.
EXPERTS
The financial statements of Bite as of and for the fiscal years ended December 31, 2023 and 2022, appearing in this Registration Statement/Proxy Statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Registration Statement/Proxy Statement, which includes an explanatory paragraph as to Bite’s ability to continue as a going concern, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated balance sheet of Above Food Ingredients Inc. as of January 31, 2024, appearing in this Registration Statement/Proxy Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Above Food Corp. at January 31, 2023 and 2022, and for each of the two years in the period ended January 31, 2023, appearing in this Registration Statement/Proxy Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst and Young LLP, Chartered Professional Accountants, 409 — 3rd Ave S, Saskatoon, SK S7K 5R5, Canada will be the auditors of New Above Food following Closing.

ENFORCEMENT OF CIVIL LIABILITIES
New Above Food is incorporated under the laws of Alberta, Canada and, as a result, the rights of the holders of New Above Food securities will be governed by Canadian law and New Above Food’s amended organizational documents. Following the Business Combination, New Above Food will conduct its operations through subsidiaries which are located outside the United States. Substantially all of New Above Food’s assets are located outside the United States, and substantially all of New Above Food’s business is conducted outside the United States. In addition, several of New Above Food’s directors and officers are expected to be nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against New Above Food or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against New Above Food members of the New Above Food Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.
WHERE YOU CAN FIND MORE INFORMATION
Bite files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access Bite’s SEC filings, including this Registration Statement/Proxy Statement, over the Internet at the SEC’s website at http://www.sec.gov.
Information and statements contained in this Registration Statement/Proxy Statement or any annex to this Registration Statement/Proxy Statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this Registration Statement/Proxy Statement forms a part.
All information contained in this document relating to Bite has been supplied by Bite, all information relating to Above Food has been supplied by Above Food and all such information relating to New Above Food has been supplied by New Above Food. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.
If you would like additional copies of this Registration Statement/Proxy Statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting of stockholders, you should contact Bite via phone or in writing:
Alberto Ardura González, Chief Executive Officer
Bite Acquisition Corp.
720 N. State Street
Chicago, IL 60654
Tel: (347) 685-5236
Email: alberto@biteacquisitioncorp.com
You may also obtain these documents by requesting them in writing or by telephone from Bite’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: BITE.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If you shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a stockholder of Bite and would like to request documents, please do so by April 18, 2024 to receive them before the special meeting of stockholders. If you request any documents from Bite, Bite will mail them to you by first class mail, or another equally prompt means.
None of Bite, Above Food or New Above Food has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this Registration Statement/Proxy Statement or in any of the materials that have been incorporated in this Registration Statement/Proxy Statement. Therefore, Bite, Above Food or New Above Food take no responsibility for any other information that others may provide you. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Registration Statement/Proxy Statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Registration Statement/Proxy Statement does not extend to you. The information contained in this Registration Statement/Proxy Statement speaks only as of the date of this Registration Statement/Proxy Statement unless the information specifically indicates that another date applies.

BITE ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Bite Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Bite Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. In addition, the Company has until August 17, 2024 to consummate a business combination and it is uncertain that the Company will be able to consummate a business combination by this time. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
New York, NY
March 11, 2024

PART I — FINANCIAL INFORMATION
Item 1.   Financial Statements.
BITE ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$947	$86,517
Prepaid expenses	7,946	38,905
Prepaid income taxes	36,795	—
Deferred business combination costs	41,318	—
Total current assets	87,006	125,422
Investment held in Trust Account	30,834,520	30,293,789
Total assets	$30,921,526	$30,419,211
Liabilities, redeemable shares and stockholders’ deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,278,597	$258,394
Excise tax payable	12,598	—
Franchise tax payable	146,800	—
Income taxes payable	—	426,867
Due to related party	347,857	227,857
Convertible promissory note at fair value – related party	923,945	332,553
Total current liabilities	3,709,797	1,245,671
Deferred tax liability	357,642	50,914
Private warrant liability	8,250	16,500
Total liabilities	4,075,689	1,313,085
Commitments
Common stock subject to possible redemption, 2,878,178 and 2,998,815 shares outstanding at December 31, 2023 and 2022, respectively, at redemption value	30,591,264	29,866,922
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,640,000 shares issued and outstanding at both December 31, 2023 and 2022 (excluding shares subject to possible redemption of 2,878,178 and 2,998,815, respectively)	564	564
Additional paid-in capital	1,660,980	3,657,675
Accumulated deficit	(5,406,971)	(4,419,035)
Total stockholders’ deficit	(3,745,427)	(760,796)
Total liabilities, redeemable shares and stockholders’ deficit	$30,921,526	$30,419,211
The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Years Ended December 31,
	2023	2022

Operating expenses:
Formation and operating costs	$2,859,519	$1,124,171
Franchise tax	146,800	206,050
Loss from operations	(3,006,319)	(1,330,221)
Other income
Investment income from Trust	1,044,842	2,428,142
Change in fair value of private warrants	8,250	129,250
Change in fair value of convertible promissory notes	1,460,608	242,448
Total other income	2,513,700	2,799,840
Net (loss) income before provision for income taxes	(492,619)	1,469,619
Provision for income taxes	495,317	477,781
Net (loss) income after taxes	$(987,936)	$991,838
Basic and diluted weighted average Common Stock subject to redemption	2,951,221	19,254,743
Basic and diluted net (loss) income per Common Stock	$(0.11)	$0.04
Basic and diluted weighted average Common Stock	5,640,000	5,640,000
Basic and diluted net (loss) income per Common Stock	$(0.11)	$0.04
The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2022	5,640,000	$564	$5,269,208	$(5,410,873)	$(141,101)
Remeasurement of shares subject to possible redemption	—	—	(1,611,533)	—	(1,611,533)
Net income	—	—	—	991,838	991,838
Balance as of December 31, 2022	5,640,000	$564	$3,657,675	$(4,419,035)	$(760,796)
Excise tax on redemptions of shares	—	—	(12,598)	—	(12,598)
Remeasurement of shares subject to possible redemption	—	—	(1,984,097)	—	(1,984,097)
Net loss	—	—	—	(987,936)	(987,936)
Balance as of December 31, 2023	5,640,000	$564	$1,660,980	$(5,406,971)	$(3,745,427)
The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(987,936)	$991,838
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on cash and investment held in Trust Account	(1,044,842)	(2,428,142)
Change in fair value of warrants	(8,250)	(129,250)
Change in fair value of convertible promissory note	(1,460,608)	(242,448)
Changes in current assets and current liabilities:
Prepaid expenses	30,959	371,417
Accounts payable and accrued expenses	2,020,203	(12,091)
Franchise tax payable	146,800	(128,085)
Deferred tax liability – non-current	306,728	50,914
Income taxes payable	(463,662)	426,867
Due to related party	120,000	120,000
Net cash used in operating activities	(1,340,608)	(978,980)
Cash Flows from Investing Activities:
Deposits to Trust Account for Extensions	(1,274,644)	—
Withdrawals from Trust Account for tax payments	519,000	401,104
Partial liquidation of Trust Account	1,259,755	171,744,610
Net cash provided by investing activities	504,111	172,145,714
Cash Flows from Financing Activities:
Payments for deferred business combination costs	(41,318)	—
Partial redemption of common stock subject to possible redemption	(1,259,755)	(171,744,610)
Proceeds from issuance of promissory note to related party	2,052,000	575,000
Net cash provided by (used in) financing activities	750,927	(171,169,610)
Net Change in Cash	(85,570)	(2,876)
Cash – Beginning of the year	86,517	89,393
Cash – end of the year	$947	$86,517
Supplemental Disclosure of Non-cash Financing Activities:
Excise tax payable on Public Shares redeemed	$12,598	$—
Remeasurement of shares subject to possible redemption	$1,984,097	$1,611,533
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$652,251	$—
The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
Note 1 — Organization, Business Operations and Going Concern
Bite Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on September 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”).
The Company has selected December 31 as its fiscal year end.
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from September 29, 2020 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (“IPO”) and, subsequent to the IPO, identifying a target company for a business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
On April 29, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), 2510169 Alberta Inc., an Alberta Corporation (“TopCo”) and a direct, wholly owned Subsidiary of Above Food, and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of TopCo (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company and Above Food agreed to combine in a business combination that will result in each of the Company and Above Food becoming a wholly-owned subsidiary of TopCo. Upon the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), TopCo’s common shares and warrants are expected to be listed on the New York Stock Exchange.
On the date of the closing of the Proposed Transactions and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to TopCo all of the issued and outstanding equity of Above Food in exchange for newly issued TopCo common shares, TopCo Class A earnout shares and TopCo Class B earnout shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of TopCo.
Pursuant to the Share Exchange, a number of TopCo Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. All of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for TopCo Common Shares.
Charter Amendments
On December 15, 2022, the Company’s stockholders approved, among other proposals, an amendment to the amended and restated certificate of incorporation (the “First Extension Amendment”). The First Extension Amendment extended the date by which the Company must consummate its initial business combination from February 17, 2023 to August 17, 2023 by one-month extensions or such earlier date as determined by its board of directors (the “Board”), provided that Smart Dine, LLC (the “Sponsor”) (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of the Company’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the Trust Account. In connection with the stockholder vote to approve the First Extension Amendment, the holders of 17,001,185 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the trust account.
On August 10, 2023, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow the Company to extend the date by which the Company must consummate its initial business combination (the “Termination Date”) by monthly election to extend such date in one-month increments up to a total of six months from August 17, 2023 (each, an “Extension”), until February 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Second Extended Date”). In connection with the stockholder vote to approve the Second Extension Amendment, the holders of 120,637 shares of common stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $1.2 million, leaving approximately $30.0 million in the trust account.
As discussed in Note 10, on February 13, 2024, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Third Extension Amendment”) to allow the Company to extend the Termination Date (the date by which it must consummate an initial business combination) in one-month increments up to a total of six months from February 17, 2024 (each monthly election referred to herein as an “extension”), or until August 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Third Extended Date”). In connection the Third Extension Amendment, the holders of 518,880 shares of the Company’s common stock subject to redemption exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the trust account.
Financing
The registration statement for the Company’s IPO was declared effective on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO the Company consummated the private placement (the “Private Placement”) of an aggregate of 500,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, Inc., (“EarlyBirdCapital”) generating total gross proceeds of $5,000,000.
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees
Trust Account
Following the closing of the IPO, on February 17, 2021, $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was held in a Trust Account (“Trust Account”), and may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000. Upon closing of the IPO, the Private Placement, and the sale of the Units, in connection with the underwriters’ partial exercise of their over-allotment, a total of $200,000,000 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of the completion of the Company’s initial business combination or the redemption of the Company’s public shares if the Company is unable to complete the initial business combination on or before the Second Extended Date (as defined in above).

During the years ended December 31, 2023 and 2022, the Company withdrew $519,000 and $401,104, respectively, from the Trust Account for the payment of tax obligations. Pursuant to the First Extension Amendment and Second Extension Amendment, the Sponsor deposited $1,274,644 and $0, respectively, into the Trust Account during the years ended December 31, 2023 and 2022. The Company may withdraw an additional $133,251 for reimbursement to operating account for funds used to pay taxes in 2023.
On December 15, 2022 and August 25, 2023, the Company had partial liquidations of the funds in the Trust Account of $171,744,610 and $1,259,755, respectively. The remaining proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have higher priority than the claims of the Company’s public stockholders.
Initial Business Combination
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).
The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
As discussed in Note 10, the Company will have until the Third Extended Date to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will cease all operations except for the purpose of winding up, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.
The Sponsor, initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any private shares and any public shares held by them in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares, any private shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial business combination within the Combination Period.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that its Sponsor would be able to satisfy those obligations.

Liquidity, Capital Resources and Going Concern
As of December 31, 2023, the Company had $947 in its operating bank account and a working capital deficit, excluding taxes prepaid and taxes payable from the Trust Account, of $3,379,535. As discussed in Note 5, the Sponsor has agreed to provide the Company with the necessary financial support through working capital loans, equity financing, or a combination thereof, to enable the Company to meet its financial obligations as they become due. Management believes that the Company will have sufficient borrowing capacity from the Sponsor to meet its obligations until the earlier of the consummation of a business combination or August 17, 2024, the date in which the Company is required to liquidate if a business combination has not been consummated. However, the Company cannot provide any assurance that, if needed, additional financing will be available to the Company on commercially acceptable terms, if at all.
Management has determined that Company’s liquidity position and the uncertainty as to whether the Company will consummate a business combination or be required to liquidate by August 17, 2024 (see Note 10), raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements have been issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 17, 2024.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or ability to consummate an initial business combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying audited financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for annual financial information and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash Held in Trust Account
At December 31, 2023, the assets held in the Trust Account were held in cash. As disclosed in Note 1, on December 15, 2022 and August 10, 2023, the Company had Public Share redemptions in which approximately $171.7 million and $1.2 million, respectively, was withdrawn from the Trust Account and paid to investors. During years ended December 31, 2023 and 2022, the Sponsor deposited $1,274,644 and $0, respectively, into the Trust Account.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
In connection with the stockholder vote to approve the First Extension Amendment on December 15, 2022, 17,001,185 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $171.7 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on December 21, 2022, approximately $30.3 million in cash remained in the trust account and 2,998,815 shares of the Company’s common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.
In connection with the stockholder vote to approve the Second Extension Amendment on August 10, 2023, 120,637 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $1.2 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on August 10, 2023, approximately $30 million in cash remained in the Trust Account and 2,878,178 shares of Class A common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.

The Company is subject to a non-deductible 1% excise tax on the fair market value of any redemptions of the Company’s common stock made on or after January 1, 2023 under the Inflation Reduction Act of 2022. In connection with the redemptions exercised on August 10, 2023, the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares.
The common stock subject to possible redemption reflected on the balance sheet is reconciled as follows:
Common stock subject to possible redemption at December 31, 2021	200,000,000
Less: Redemption of shares	(171,744,610)
Plus: Remeasurement to shares subject to possible redemption	1,611,532
Common stock subject to possible redemption at December 31, 2022	$29,866,922
Less: Redemption of shares	(1,259,755)
Plus: Remeasurement to shares subject to possible redemption	1,984,097
Common stock subject to possible redemption at December 31, 2023	$30,591,264
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO.
Accordingly, as of December 31, 2023, cash offering costs in the aggregate of $4,611,738 have been charged to stockholders’ equity (consisting of $4,000,000 of underwriting discount and $611,738 of other cash offering costs). The Company also issued 90,000 representative shares in connection with the offering (see Note 5).
Fair Value Measurements
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Convertible promissory note
The Company has elected the fair value option to account for its non-interest bearing promissory note to the Sponsor with a maximum principal value not to exceed $2,750,000 (“Convertible Note”) which is fully described in Note 5. As a result of applying the fair value option, the Convertible Note is recorded at its initial fair value at issuance, and at each balance sheet date thereafter. Subsequent changes in fair value are recorded as change in the fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 275,000 common stock warrants issued in connection with its Private Placement as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Placement has been estimated using Monte-Carlo simulations at each measurement date.
Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 10,275,000 shares of common stock in the aggregate.
The Company’s statements of operations include a presentation of income (loss) per share for Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for redeemable Common Stock is calculated by dividing its proportional amount of net income (loss), by the weighted average number of redeemable Common Stock outstanding since original issuance. Net income (loss) per common stock, basic and diluted, for non-redeemable and Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Common Stock, by the weighted average number of non-redeemable and Common Stock outstanding for the periods. Non-redeemable Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

	Years Ended December 31,
	2023	2022
Common stock subject to possible redemption
Numerator: Net (loss) income attributable to common stock subject to possible redemption	$(339,372)	$767,133
Denominator: Weighted average redeemable common stock
Basic and diluted weighted average shares outstanding, common stock subject to redemption	2,951,221	19,254,743
Basic and diluted net (loss) income per share, common stock subject to redemption	$(0.11)	$0.04
Non-Redeemable Common Stock
Numerator:
Net (loss) income	$(987,936)	$991,838
Less: Net (loss) income attributable to common stock subject to possible redemption	339,372	(767,133)
Net (loss) income attributable to non-redeemable common stock	$(648,564)	$224,705
Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,640,000	5,640,000
Basic and diluted net (loss) income per share, common stock	$(0.11)	$0.04
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
In connection with the redemptions exercised on August 10, 2023 (see Note 1), the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares. As of December 31, 2023 and 2022, the Company’s excise tax liability related to the share redemptions was $12,598 and $0, respectively.
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information. ASU 2016-13 was effective for SEC filers, excluding smaller reporting companies, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As an emerging growth company, the Company was permitted to adopt the new standard for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted ASU 2016-13 using a modified retrospective transition method. There were no effects on the Company’s financial position, results of operations, or cash flows upon adoption of ASU 2016-13.
Recently Issued Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.
In December 2023, the FASB issued Accounting Standards Update No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This update requires companies to disclose specific categories in the income tax rate reconciliation and requires additional information for certain reconciling items. For public business entities, ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the standards required under ASU 2023-09 as of January 1, 2025. The Company is currently evaluating the impact of ASU 2023-09 on its financial statements.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Out-of-Period Item
During the third quarter of 2022, the Company recorded an adjustment to correct a prior period understatement of prepaid expenses in the amount of $13,500. The correction was primarily caused by an error in booking the amortization for a prepaid annual fee with one of the Company’s vendors. Management concluded that the out-of-period adjustment was not material to the Company’s annual and interim financial statements.
Note 3 — Initial Public Offering
On February 17, 2021, the Company sold 17,500,000 Units pursuant the IPO, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock (“Public Warrant”).
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.
Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial business combination and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.
Public Warrants
The Company has outstanding warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the underwriters’ partial exercise of their over-allotment option).
Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under

“Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
Once the warrants become exercisable, the Company may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, the underwriters of the IPO, purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000. Each private unit consists of one share of common stock and one-half of one warrant (for a total outstanding 275,000 private warrants). Among the Private Units, 470,000 Units were purchased by the Sponsor and 30,000 Units were purchased by EarlyBirdCapital.
On February 25, 2021, simultaneously with the closing of the over-allotment the Company consummated the private placement (the “Private Placement”) of an aggregate of 50,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, generating total gross proceeds of $500,000.
Each Private Unit will be identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private shares or private warrants, which will expire worthless if the Company does not consummate a business combination within the Combination Period. The Sponsor has agreed to waive redemption rights with respect to the private shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the Company’s obligations with respect to conversion rights as described in this prospectus or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) if the Company fails to consummate a business combination within Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the initial stockholders will be entitled to redemption rights with respect to any public shares held by them if the Company fails to consummate a business combination or liquidate within the Combination Period.
Note 5 — Related Party Transactions
Founder Shares
On October 30, 2020, the Sponsor purchased 4,312,500 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.0058 per share. On February 11, 2021, as part of an upsizing of the IPO, the Company effected a stock dividend of 718,750 shares with respect to the common stock, resulting in the initial stockholders holding 5,031,250 shares of common stock. All shares and associated amounts have been retroactively restated to reflect the stock dividend. Up to 656,250 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 25, 2021, the underwriters exercised the over-allotment option in part, of the 656,250 Founder Shares subject to forfeiture, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Related Party Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest-bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The Units would be identical to the Private Units.
Convertible Promissory Note — On February 20, 2022, the Company issued the Convertible Note, through which the Sponsor may make advances to the Company under the Convertible Note up to an aggregate of $350,000. On June 21, 2022, the Convertible Note was amended to increase the maximum principal value to $700,000. On March 23, 2023 and October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,000,000 and $2,750,000, respectively.
The principal balance may be prepaid at any time but matures on the date at which the Company consummates its initial business combination. Upon the consummation of its initial business combination, the Sponsor may elect to convert up to $1,500,000 of the outstanding principal to a number of units equal to the outstanding balance at conversion divided by $10.00, rounded up to the nearest whole number (“Working Capital Units”). The Working Capital Units have the same terms as the Private Placement. As of December 31, 2023 and 2022, the Company had a principal balance of $2,627,000 and $575,000, respectively, outstanding under the Convertible Note.

The Company has elected the fair value option to account for the Convertible Note. The Convertible Note was initially recognized at fair value. Subsequent changes in fair value are recognized as “Changes in the fair value of convertible note” in the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (see Note 7).
Administrative Service Fee
Commencing on February 16, 2021, the Company has agreed to pay an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s business combination or its liquidation, the Company will cease paying these monthly fees. For each the years ended December 31, 2023 and 2022, the Company incurred $120,000 in fees for these services. As of December 31, 2023 and 2022, the Company’s administrative service fee payable was $347,857 and $227,857, respectively, which is included in Due to Related Party on the accompanying balance sheets.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to two demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.
Underwriters Agreement
The underwriters had a 45-day option from the date of the prospectus to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. The underwriters were entitled to a cash underwriting discount of two percent (2.0%) of the gross proceeds of the IPO, or $3,500,000.
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.
Business Combination Marketing Agreement
Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with our business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with our initial business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of our initial business combination in an amount up to 3.5% of the gross proceeds of this offering (exclusive of any applicable finders’ fees which might become payable).
Representative Shares
On February 17, 2021, the Company issued to designees of EarlyBirdCapital 90,000 shares of common stock (the “representative shares”). The Company estimated the fair value of the stock to be $859,500 and was treated as underwriters’ compensation and charged directly to stockholders’ equity.
The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial business combination. In addition, the holders of the representative shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial business combination within the Combination Period. Furthermore, the Company may, in its sole discretion, force the forfeiture of 20,000 of the representative shares upon the consummation of the initial business combination.
Note 7 — Fair Value Measurements
The following tables present information about the Company’s assets that are measured on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
December 31, 2023
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$8,250
Convertible promissory note	—	—	923,945
Total	$—	$—	932,195
December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	332,553
Total	$—	$—	$349,053
Investment Held in Trust Account
At December 31, 2023 and 2022, all of the funds in the Trust Account were held in cash in an interest-bearing demand deposit account. At December 31, 2023 and 2022, the Company had $110,005 and $426,867, respectively, in franchise taxes payable and income taxes payable, net of prepayments, that were eligible for payment out of proceeds from the Trust Account.
Warrant Liability
The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of IPO. Accordingly, the Company has classified each Private Warrant as a liability at its fair value determined by the Monte Carlo simulation model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The change in fair value of the private warrant liabilities is summarized as follows:
Private warrant liabilities at December 31, 2021	$145,750
Change in fair value of private warrant liabilities	(129,250)
Private warrant liabilities at December 31, 2022	16,500
Change in fair value of private warrant liabilities	(8,250)
Private warrant liabilities at December 31, 2023	$8,250
The estimated fair value of the private warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies’ common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.
There were no transfers between Levels 1, 2 or 3 during either of the years ended December 31, 2023 or 2022.
The following table provides quantitative information regarding Level 3 fair value measurements for the private warrant liability as of December 31, 2023 and 2022:
	December 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$10.59	$10.07
Volatility	1.10%	1.20%
Expected life of the options to convert (in years)	1.63	3.10
Risk-free rate	4.39%	4.21%
Dividend yield	—%	—%
Convertible Note
The following table provides quantitative information regarding Level 3 fair value measurements for the Convertible Note as of December 31, 2023 and 2022:
	December 31, 2023	December 31, 2022
Conversion price	$10.00	$10.00
Share price	$10.59	$10.07
Volatility	1.10%	1.20%
Expected life of the debt to convert (in years)	0.29	0.58
Risk-free rate	5.31%	4.70%
Note 8 — Stockholders’ Equity (Deficit)
Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. As of both December 31, 2023 and 2022, there were no shares of preferred shares issued or outstanding.
Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of both December 31, 2023 and 2022, there were 5,640,000 shares of common stock issued and outstanding, excluding shares of common stock subject to redemption of 2,878,178 and 2,998,815, respectively.

Note 9 — Income Taxes
The Company’s net deferred tax assets and liabilities are as follows:
	December 31, 2023	December 31, 2022
Deferred tax assets:
Organizational costs/Startup expenses	$794,285	$394,521
Total deferred tax assets	794,285	394,521
Deferred tax liabilities:
Change in fair value of note	(357,642)	(50,914)
Total deferred tax liability	(357,642)	(50,914)
Valuation allowance	(794,285)	(394,521)
Total net deferred tax assets	$(357,642)	$(50,914)
The income tax provision consists of the following.
	December 31, 2023	December 31, 2022
Federal:
Current	$188,589	$426,867
Deferred	(93,036)	(145,389)
Change in valuation allowance	399,764	196,303
Income tax provision	$495,317	$477,781
As of both December 31, 2023 and 2022, the Company did not have any U.S. federal net operating loss carryovers or state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023 and 2022, the change in the valuation allowance was $399,764 and $196,303, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 are as follows:
	December 31, 2023	December 31, 2022
Federal taxes	21.00%	21.00%
Merger and acquisition costs	(40.75)%	—%
Change in fair market value – private warrants	0.35%	(1.85)
Change in valuation allowance	(81.15)%	13.36%
Total	(100.55)%	32.51%
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the date of the balance sheet through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or additional disclosure in the financial statements.

On January 22, 2024, the Convertible Note was amended to increase the maximum principal value from $2,750,000 to $3,250,000.
On February 13, 2024, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Third Extension Amendment”) to extend the Termination Date (the date by which it must consummate an initial business combination) by allowing the Company to elect to further extend such date in one-month increments up to a total of six months from February 17, 2023 (each monthly election referred to herein as an “extension”), or until August 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Third Extended Date”). In connection with the stockholder vote to approve the Third Extension Amendment, the holders of 518,880 shares of the Company’s common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the Trust Account.
On February 20, 2024, the Company received a letter from the NYSE American LLC (“NYSE American” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s Common Stock, Units and Warrants (collectively, the “Securities”) pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. At this time, the Securities have not been suspended and will continue to trade. As indicated in the letter, the Company has a right to a review of the delisting determination by a Committee of the Board of Directors of the Exchange, provided a written request for such review is requested no later than February 27, 2024. The Company provided such written request for hearing on February 26, 2024.

BITE ACQUISITION CORP.
FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2023

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements.
BITE ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$720	$86,517
Prepaid expenses	21,250	38,905
Prepaid income taxes	50,106	—
Total current assets	72,076	125,422
Investment held in Trust Account	30,304,791	30,293,789
Total assets	$30,376,867	$30,419,211
Liabilities, redeemable shares and stockholders’ deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,190,052	$258,394
Excises taxes payable	12,598	—
Franchise tax payable	108,600	—
Income taxes payable	—	426,867
Due to related party	317,857	227,857
Convertible promissory note at fair value – related party	844,783	332,553
Total current liabilities	3,473,890	1,245,671
Deferred tax liability	269,686	50,914
Private warrant liability	16,500	16,500
Total liabilities	3,760,076	1,313,085
Commitments
Common stock subject to possible redemption, 2,878,178 and 2,998,815 shares outstanding at September 30, 2023 and December 31, 2022, respectively, at redemption value	30,246,297	29,866,922
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,640,000 shares issued and outstanding at both September 30, 2023 and December 31, 2022 (excluding shares subject to possible redemption of 2,878,178 and 2,998,815, respectively)	564	564
Additional paid-in capital	2,005,948	3,657,675
Accumulated deficit	(5,636,018)	(4,419,035)
Total stockholders’ deficit	(3,629,506)	(760,796)
Total liabilities, redeemable shares and stockholders’ deficit	$30,376,867	$30,419,211
The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Formation and operating costs	$458,193	$199,261	$2,496,215	$738,046
Franchise tax	35,800	50,000	108,600	150,000
Loss from operations	(493,993)	(249,261)	(2,604,815)	(888,046)
Other income
Investment income from Trust	361,609	885,025	686,112	1,159,936
Change in fair value of private warrants	5,500	8,250	—	129,250
Change in fair value of convertible promissory notes	363,121	142,690	1,041,770	197,325
Total other income	730,230	1,035,965	1,727,882	1,486,511
Net income (loss) income before provision for income taxes	236,237	786,704	(876,933)	598,465
Provision for income taxes	144,676	164,977	340,050	172,323
Net income (loss)	$91,561	$621,727	$(1,216,983)	$426,142
Basic and diluted weighted average Common Stock subject to redemption	2,930,629	20,000,000	2,975,837	20,000,000
Basic and diluted net income (loss) income per Common Stock	$0.01	$0.02	$(0.14)	$0.02
Basic and diluted weighted average Common Stock	5,640,000	5,640,000	5,640,000	5,640,000
Basic and diluted net income (loss) income per Common Stock	$0.01	$0.02	$(0.14)	$0.02
The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
	For the Three and Nine Months Ended September 30, 2023
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	5,640,000	$564	$3,657,675	$(4,419,035)	$(760,796)
Remeasurement of shares subject to possible redemption	—	—	(267,064)	—	(267,064)
Net loss	—	—	—	(748,117)	(748,117)
Balance as of March 31, 2023	5,640,000	$564	$3,390,611	$(5,167,152)	$(1,775,977)
Remeasurement of shares subject to possible redemption	—	—	(814,736)	—	(814,736)
Net loss	—	—	—	(560,427)	(560,427)
Balance as of June 30, 2023	5,640,000	$564	$2,575,875	$(5,727,579)	$(3,151,140)
Excise tax on redemptions of shares	—	—	(12,598)	—	(12,598)
Remeasurement of shares subject to possible redemption	—	—	(557,329)	—	(557,329)
Net income	—	—	—	91,561	91,561
Balance as of September 30, 2023	5,640,000	$564	$2,005,948	$(5,636,018)	$(3,629,506)
	For the Three and Nine Months Ended September 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	5,640,000	$564	$5,269,208	$(5,410,873)	$(141,101)
Net loss	—	—	—	(232,763)	(232,763)
Balance as of March 31, 2022	5,640,000	$564	$5,269,208	$(5,643,636)	$(373,864)
Net income	—	—	—	37,178	37,178
Balance as of June 30, 2022	5,640,000	$564	$5,269,208	$(5,606,458)	$(336,686)
Remeasurement of shares subject to possible redemption	—	—	(648,270)	—	(648,270)
Net income	—	—	—	621,727	621,727
Balance as of September 30, 2022	5,640,000	$564	$4,620,938	$(4,984,731)	$(363,229)
The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,
	2023	2022
Cash flows from Operating Activities:
Net (loss) income	$(1,216,983)	$426,142
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and investment held in Trust Account	(686,112)	(1,159,936)
Change in fair value of warrants	—	(129,250)
Change in fair value of convertible promissory note	(1,041,770)	(197,325)
Changes in current assets and current liabilities:
Prepaid expenses	17,655	281,938
Accounts payable and accrued expenses	1,931,658	(114,416)
Franchise tax payable	108,600	(103,485)
Deferred tax liability – non-current	218,772	—
Income tax payable, net	(476,973)	172,323
Due to related party	90,000	90,000
Net cash used in operating activities:	(1,055,153)	(734,009)
Cash flows from Investing Activities:
Deposits into from Trust Account pursuant to Extension Amendment	(1,049,645)	—
Withdrawals from Trust Account	1,724,755	326,104
Net cash provided by investing activities	675,110	326,104
Cash flows from Financing Activities:
Payments for redemptions of Class A Common Stock	(1,259,754)	—
Proceeds from issuance of related party promissory note	1,554,000	575,000
Net cash provided by financing activities	294,246	575,000
Net Change in Cash	(85,797)	167,095
Cash – Beginning of period	86,517	89,393
Cash – End of period	$720	$256,488
Supplemental disclosure of cash flow information
Cash paid for income taxes	$598,251	$—
Non-Cash investing and financing activities:
Redemption costs of Class A Common Stock included in excise tax payable	$12,598	$—
Remeasurement in value of common stock subject to redemption	1,639,129	648,270
Non-Cash investing and financing activities:	$1,651,727	$648,270
The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Note 1 — Organization, Business Operations and Going Concern
Bite Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on September 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”).
The Company has selected December 31 as its fiscal year end.
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from September 29, 2020 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“IPO”) and, subsequent to the IPO, identifying a target company for a business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
On April 29, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), 2510169 Alberta Inc., an Alberta Corporation (“TopCo”) and a direct, wholly owned Subsidiary of Above Food, and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of TopCo (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company and Above Food agreed to combine in a business combination that will result in each of the Company and Above Food becoming a wholly-owned subsidiary of TopCo. Upon the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), TopCo’s common shares and warrants are expected to be listed on the New York Stock Exchange.
On the date of the closing of the Proposed Transactions and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to TopCo all of the issued and outstanding equity of Above Food in exchange for newly issued TopCo common shares, TopCo Class A earnout shares and TopCo Class B earnout shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of TopCo.
Pursuant to the Share Exchange, a number of TopCo Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. All of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for TopCo Common Shares.
Charter Amendments
On December 15, 2022, the Company’s stockholders approved, among other proposals, an amendment to the amended and restated certificate of incorporation (the “First Extension Amendment”). The First Extension Amendment extended the date by which the Company must consummate its initial business combination from February 17, 2023 to August 17, 2023 by one-month extensions or such earlier date as determined by its board of directors (the “Board”), provided that Smart Dine, LLC (the “Sponsor”) (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of the Company’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the Trust Account. In connection with the stockholder vote to approve the First Extension Amendment, the holders of 17,001,185 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the Trust Account.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
On August 10, 2023, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow the Company to extend the date by which the Company must consummate its initial business combination (the “Termination Date”) by monthly election to extend such date in one-month increments up to a total of six months from August 17, 2023 (each, an “Extension”), until February 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Second Extended Date”). In connection with the stockholder vote to approve the Second Extension Amendment, the holders of 120,637 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $1.2 million, leaving approximately $30.0 million in the Trust Account.
Financing
The registration statement for the Company’s IPO was declared effective on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO the Company consummated the private placement (the “Private Placement”) of an aggregate of 500,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital generating total gross proceeds of $5,000,000.
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.
Trust Account
Following the closing of the IPO, on February 17, 2021, $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was held in a Trust Account (“Trust Account”), and may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000. Upon closing of the IPO, the Private Placement, and the sale of the Units, in connection with the underwriters’ partial exercise of their over-allotment, a total of $200,000,000 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of the completion of the Company’s initial business combination or the redemption of the Company’s public shares if the Company is unable to complete the initial business combination on or before the Second Extended Date (as defined in above).
During the year ended December 31, 2022 and the nine months ended September 30, 2023, the Company withdrew $401,104 $465,000, respectively, from the Trust Account for the payment of tax obligations. Pursuant to the First Extension Amendment and Second Extension Amendment, the Sponsor deposited $1,049,645 into the Trust Account during the nine months ended September 30, 2023.
On December 15, 2022 and August 25, 2023, the Company had partial liquidations of the funds in the Trust Account of $171,744,610 and $1,259,754, respectively. The remaining proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have higher priority than the claims of the Company’s public stockholders.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Initial Business Combination
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).
The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will have until the Second Extended Date to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will cease all operations except for the purpose of winding up, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.
The Sponsor, initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any private shares and any public shares held by them in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares, any private shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial business combination within the Combination Period.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that its Sponsor would be able to satisfy those obligations.
Liquidity, Capital Resources and Going Concern
As of September 30, 2023, the Company had $720 in its operating bank account and a working capital deficit, excluding prepayments and accruals for taxes, of $3,343,320.
Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account. As such, the Company fully paid certain outstanding offering costs and the then outstanding amounts under a promissory note to the Sponsor. The Sponsor will provide all necessary financial support

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
through Working Capital Loans (as defined in Note 5), equity financing, or a combination thereof, to enable the Company to meet its financial obligations as they become due through twelve months from the date the financial statements are issued. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The agreement with the Sponsor will be available to the Company until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. If the Company does not complete a business combination, the Working Capital Loans will be forgiven. As of September 30, 2023, the Company received advances of $2,129,000 under the Working Capital Loan which was memorialized through a convertible promissory note (see Note 5).
Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with its business combination to assist it in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the initial business combination, assist it in obtaining stockholder approval for the business combination and assist with press releases and public filings in connection with the business combination (see Note 6).
Based on the foregoing, management believes that the Company will have sufficient borrowing capacity from the Sponsor to meet its needs through the earlier of the consummation of a business combination or liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
However, the Company is within 12 months of its mandatory liquidation as of the time of filing this quarterly report on Form 10-Q. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or February 17, 2024, the extended date the Company is required to liquidate.
Risks and Uncertainties
The Company’s ability to consummate an initial business combination may be adversely impacted by various factors that cause economic uncertainty and volatility in the financial markets, such as downturns in the financial markets or in economic conditions, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, and geopolitical instability, such as the military conflicts in the Ukraine and the Middle East. Management continues to evaluate the impacts of the COVID-19 pandemic and the ongoing conflicts in Ukraine and the Middle East and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s annual report on Form 10-K, as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Use of Estimates
The preparation of the condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash Held in Trust Account
At September 30, 2023, the assets held in the Trust Account were held in cash. As disclosed in Note 1, on December 15, 2022 and August 10, 2023, the Company had Public Share redemptions in which approximately $171.7 million and $1.2 million, respectively, was withdrawn from the Trust Account and paid to investors. During the nine months ended September 30, 2023, the Sponsor deposited $1,049,645 into the Trust Account pursuant to the First Extension Amendment and Second Extension Amendment.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
In connection with the stockholder vote to approve the First Extension Amendment on December 15, 2022, 17,001,185 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $171.7 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on December 21, 2022, approximately $30.3 million in cash remained in the trust account and 2,998,815 shares of the Company’s common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.
In connection with the stockholder vote to approve the Second Extension Amendment on August 10, 2023, 120,637 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $1.2 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on August 10, 2023, approximately $30 million in cash remained in the trust account and 2,878,178 shares of Class A common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.
The Company is subject is subject to a non-deductible 1% excise tax on the fair market value of any redemptions of the Company’s common stock made on or after January 1, 2023 under the Inflation Reduction Act of 2022. In connection with the redemptions exercised on August 10, 2023, the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares.
The common stock subject to possible redemption reflected on the accompanying condensed balance sheets is reconciled as follows:
Common stock subject to possible redemption at December 31, 2021	$200,000,000
Less: Redemption of shares	(171,744,610)
Plus: Remeasurement of shares subject to possible redemption	1,611,532
Common stock subject to possible redemption at December 31, 2022	29,866,922
Less: Redemption of shares	(1,259,754)
Plus: Remeasurement to shares subject to possible redemption	1,639,129
Common stock subject to possible redemption at September 30, 2023	$30,246,297
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the condensed balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO.
Accordingly, as of September 30, 2023, cash offering costs in the aggregate of $4,611,738 have been charged to stockholders’ equity (consisting of $4,000,000 of underwriting discount and $611,738 of other cash offering costs). The Company also issued 90,000 representative shares in connection with the offering (see Note 5).

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Fair Value Measurements
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Convertible promissory note
The Company has elected the fair value option to account for its non-interest bearing promissory note to the Sponsor with a maximum principal value not to exceed $2,750,000 (“Convertible Note”) which is fully described in Note 5. As a result of applying the fair value option, the Convertible Note is recorded at its initial fair value at issuance, and at each balance sheet date thereafter. Subsequent changes in fair value are recorded as change in the fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 275,000 common stock warrants issued in connection with its Private Placement as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Net loss per common share
Net loss per common stock is computed by dividing net loss by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 10,275,000 shares of common stock in the aggregate.
The Company’s statements of operations include a presentation of loss per share for Common Stock subject to possible redemption in a manner similar to the two-class method of loss per common stock. Net loss per common stock, basic and diluted, for redeemable Common Stock is calculated by dividing its proportional amount of net loss, by the weighted average number of redeemable Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable and Common Stock is calculated by dividing the net loss, adjusted for income attributable to redeemable Common Stock, by the weighted average number of non-redeemable and Common Stock outstanding for the periods. Non-redeemable Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Common stock subject to possible redemption
Numerator: Net income (loss) allocable to common stock subject to possible redemption	$31,308	$484,966	$(420,336)	$332,404
Denominator: Weighted average redeemable common stock
Redeemable common stock, basic and diluted	2,930,629	20,000,000	2,975,837	20,000,000
Basic and diluted net loss per share, redeemable common stock	$0.01	$0.02	$(0.14)	$0.02
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. Our effective tax rate was 61.24% and 20.97% for the three months ended September 30, 2023 and 2022, respectively. Our effective tax rate was (38.78)% and 28.79% for the nine months ended September 30, 2023 and 2022, respectively.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
The Company has identified the United States as its only “major” tax jurisdiction.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
In connection with the redemptions exercised on August 10, 2023 (see Note 1), the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares. As of September 30, 2023 and December 31, 2022, the Company’s excise tax liability related to the share redemptions was $12,598 and $0, respectively.
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information. ASU 2016-13 was effective for SEC filers, excluding smaller reporting companies, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As an emerging growth company, the Company was permitted to adopt the new standard for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted ASU 2016-13 using a modified retrospective transition method. There were no effects on the Company’s financial position, results of operations, or cash flows upon adoption of ASU 2016-13.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Recently Issued Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020- 06 on its consolidated financial statements.
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Risks and Uncertainties
Management continues to evaluate the impacts of the COVID-19 pandemic and the ongoing conflicts in Ukraine and the Middle East and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Note 3 — Initial Public Offering
On February 17, 2021, the Company sold 17,500,000 Units pursuant the IPO, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock (“Public Warrant”).
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.
Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial business combination and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.
Public Warrants
The Company has outstanding warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the underwriters’ partial exercise of their over-allotment option).
Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
(net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
Once the warrants become exercisable, the Company may call the warrants for redemption:
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in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, the underwriters of the IPO, purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000. Each private unit consists of one share of common stock and one-half of one warrant (for a total outstanding 275,000 private warrants). Among the Private Units, 470,000 Units were purchased by the Sponsor and 30,000 Units were purchased by EarlyBirdCapital.
On February 25, 2021, simultaneously with the closing of the over-allotment the Company consummated the private placement (the “Private Placement”) of an aggregate of 50,000 units (the “Private

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, generating total gross proceeds of $500,000.
Each Private Unit will be identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private shares or private warrants, which will expire worthless if the Company does not consummate a business combination within the Combination Period. The Sponsor has agreed to waive redemption rights with respect to the private shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the Company’s obligations with respect to conversion rights as described in this prospectus or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) if the Company fails to consummate a business combination within Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the initial stockholders will be entitled to redemption rights with respect to any public shares held by them if the Company fails to consummate a business combination or liquidate within the Combination Period.
Note 5 — Related Party Transactions
Founder Shares
On October 30, 2020, the Sponsor purchased 4,312,500 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.0058 per share. On February 11, 2021, as part of an upsizing of the IPO, the Company effected a stock dividend of 718,750 shares with respect to the common stock, resulting in the initial stockholders holding 5,031,250 shares of common stock. All shares and associated amounts have been retroactively restated to reflect the stock dividend. Up to 656,250 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 25, 2021, the underwriters exercised the over-allotment option in part, of the 656,250 Founder Shares subject to forfeiture, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Due to Related Party
As of September 30, 2023 and December 31, 2022, the administrative service fee payable to an affiliate of the Sponsor was $317,857 and $227,857, respectively, which is included due to related party on the accompanying condensed balance sheets.
Related Party Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest-bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The Units would be identical to the Private Units.
Convertible Promissory Note — On February 20, 2022, the Company issued the Convertible Note, through which the Sponsor may make advances to the Company under the Convertible Note up to an aggregate of $350,000. On June 21, 2022, the Convertible Note was amended to increase the maximum principal value to $700,000. On March 23, 2023 and effective as of October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,000,000 and $2,750,000, respectively.
The principal balance may be prepaid at any time but matures on the date at which the Company consummates its initial business combination. Upon the consummation of its initial business combination, the Sponsor may elect to convert up to $1,500,000 of the outstanding principal to a number of units equal to the outstanding balance at conversion divided by $10.00, rounded up to the nearest whole number (“Working Capital Units”). The Working Capital Units have the same terms as the Private Placement. As of September 30, 2023, the Company had a principal balance of $2,129,000 outstanding under the Convertible Note.
The Company has elected the fair value option to account for the Convertible Note. The Convertible Note was initially recognized at fair value. Subsequent changes in fair value are recognized as “Changes in the fair value of convertible note” in the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (see Note 7).
Administrative Service Fee
Commencing on February 16, 2021, the Company has agreed to pay an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s business combination or its liquidation, the Company will cease paying these monthly fees. For each of the nine months ended September 30, 2023 and 2022, the Company incurred $90,000 in fees for these services. As of September 30, 2023 and December 31, 2022, the Company’s administrative service fee payable was $317,857 and $227,857, respectively, which is included in Due to Related Party on the accompanying condensed balance sheets.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to two demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.
Underwriters Agreement
The underwriters had a 45-day option from the date of the prospectus to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. The underwriters were entitled to a cash underwriting discount of two percent (2.0%) of the gross proceeds of the IPO, or $3,500,000.
On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.
Business Combination Marketing Agreement
Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with its business combination to assist it in holding meetings with our stockholders to discuss the potential business

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial business combination, assist the Company in obtaining stockholder approval for the business combination and assist the Company with our press releases and public filings in connection with the business combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of the initial business combination in an amount up to 3.5% of the gross proceeds of this offering (exclusive of any applicable finders’ fees which might become payable).
Representative Shares
On February 17, 2021, the Company issued to designees of EarlyBirdCapital 90,000 shares of common stock (the “representative shares”). The Company estimated the fair value of the stock to be $859,500 and was treated as underwriters’ compensation and charged directly to stockholders’ equity.
The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial business combination. In addition, the holders of the representative shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial business combination within the Combination Period. Furthermore, the Company may, in its sole discretion, force the forfeiture of 20,000 of the representative shares upon the consummation of the initial business combination.
Note 7  —  Fair Value Measurements
The following tables present information about the Company’s assets that are measured on a recurring basis as of September 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	September 30, 2023
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	844,783
Total	$—	$—	$861,283
	December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	332,553
Total	$—	$—	$349,053
Investment Held in Trust Account
At September 30, 2023 and December 31, 2022, all of the funds in the Trust Account were held in cash in an interest-bearing demand deposit account. At September 30, 2023 and December 31, 2022, the Company $58,494 and $426,867, respectively, in franchise taxes payable and income taxes payable, net of prepayments, eligible for payment out of proceeds from the Trust Account.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
Warrant Liability
The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of IPO. Accordingly, the Company has classified each Private Warrant as a liability at its fair value determined by the Monte Carlo simulation model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The change in fair value of the private warrant liabilities is summarized as follows:
Private warrant liabilities at December 31 2021	$145,750
Change in fair value of private warrant liabilities	(129,250)
Private warrant liabilities at December 31, 2022	16,500
Change in fair value of private warrant liabilities	—
Private warrant liabilities at September 30, 2023	$16,500
The estimated fair value of the private warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies’ common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.
There were no transfers between Levels 1, 2 or 3 during the nine months ended September 30, 2023 and 2022.
The following table provides quantitative information regarding Level 3 fair value measurements for the private warrant liability as of September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$10.41	$10.07
Volatility	1.1%	1.2%
Expected life of the options to convert (in years)	2.0	3.1
Risk-free rate	5.03%	4.21%
Dividend yield	—%	—%
Convertible Note
The following table provides quantitative information regarding Level 3 fair value measurements for the Convertible Note as of September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Conversion price	$10.00	$10.00
Share price	$10.41	$10.07
Volatility	1.0%	1.2%

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements
	September 30, 2023	December 31, 2022
Expected life of the debt to convert (in years)	0.38	0.58
Risk-free rate	4.55%	4.70%
Note 8 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. As of both September 30, 2023 and December 31, 2022, there were no shares of preferred shares issued or outstanding.
Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of both September 30, 2023 and December 31, 2022, there were 5,640,000 shares of common stock issued and outstanding, excluding shares of common stock subject to redemption of 2,878,178 and 2,998,815, respectively.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the date of the condensed balance sheet through the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or additional disclosure in the condensed financial statements other than described below.
Effective as of October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,750,000.

ANNEXES
ABOVE FOOD CORP.
Consolidated Financial Statements

As of and for the year ended January 31, 2023 and 2022

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Above Food Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Above Food Corp. (the “Company”), as of January 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows, for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two year period ended January 31, 2023, in conformity with U.S. generally accepted accounting principles.
The Company’s ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s available cash and working capital as of January 31, 2023 are not sufficient to complete its planned activities. Furthermore, the Company had violated covenant requirements under its lending agreements as at January 31, 2023 and subsequent to January 31, 2023, defaulted on a significant debt repayment. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2021.
Saskatoon, Canada
February 9, 2024

Above Food Corp.
Consolidated Balance Sheets
(Expressed in Canadian Dollars)
As at	Note(s)	January 31, 2023	January 31, 2022
ASSETS
Current Assets:
Cash		$2,327,797	$2,057,022
Accounts receivable, net		33,664,121	22,432,664
Loans receivable	9	552,003	4,693,110
Inventory	5	47,919,591	50,392,323
Commodity forward contracts	14	14,030,350	22,912,880
Foreign exchange forward contracts	14	542,862	877,652
Corporate tax receivable	18	—	53,670
Assets held for sale	4		2,476,528
Other assets	7	3,458,705	529,921
		102,495,429	106,425,770
Investment in affiliate	6	9,541,713	4,051,045
Property, plant and equipment, net	10	26,377,900	20,031,722
Intangible assets, net	11	2,938,340	562,067
Operating lease right-of-use assets	15	5,702,190	2,739,824
Finance lease right-of-use assets	15	32,475,705	33,176,963
Goodwill	4,11		2,537,303
Due from related parties	21	302,406	309,396
Other assets	8	1,055,693	1,484,381
Total Assets		$180,889,376	$171,318,471
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	14	$47,396,393	$34,839,326
Customer deposit		2,671,068	588,735
Short-term debt and credit facilities	12	47,500,000	43,000,000
Bank indebtedness		5,745,489	3,338,159
Long-term debt, current portion	13	23,259,226	708,667
Due to related parties	22	8,480,516	7,372,804
Operating lease liabilities, current portion	15	796,801	529,546
Lease liabilities, current portion	15	1,203,809	1,166,427
Commodity forward contracts	14	977,331	8,122,172
Foreign exchange forward contracts	14	3,124,828	725,132
		141,155,461	100,390,968
Long-term debt	13	577,517	1,035,000
Operating lease liabilities	15	4,905,388	2,210,278
Finance lease liabilities	15,21	31,620,032	32,665,304
Consideration payable	4	—	2,753,761
Deferred tax liabilities	18	—	78,681
Commitments and contingencies	24	—	—
		178,258,398	139,133,992
Shareholders’ equity:
Voting common shares, $0.00001 par value, unlimited shares authorized; 77,452,927 and 72,207,488 shares issued and outstanding as of January 31, 2023 and 2022, respectively. In connection with the acquisition of FDO (Note 4) 432,780 shares are held in escrow and to be released contingently upon the satisfaction of certain conditions	16	775	722
Additional paid-in capital	16	41,474,196	26,081,977
Warrants	16	11,676,046	11,185,226
Retained deficit		(50,567,976)	(5,083,446)
Accumulated other comprehensive income		47,937
Total shareholders’ equity		2,630,978	32,184,479
Total liabilities and shareholders’ equity		$180,889,376	$171,318,471
The accompanying notes are an integral part of these consolidated financial statements

Above Food Corp.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in Canadian Dollars)
	Year Ended January 31
	Note(s)	2023	2022
Revenue	20	$396,464,504	$198,857,713
Cost of sales	21	397,744,144	190,945,089
Gross profit (loss)		(1,279,640)	7,912,624
Expenses
Selling, general and administrative	22	31,107,404	11,693,607
Research and development	2	430,666	235,095
Impairment of goodwill and other intangible assets	11,16	6,866,121	—
		38,404,191	11,928,702
Loss from operations		(39,683,831)	(4,016,078)
Interest revenue		296,479	82,293
Gain on revaluation of consideration payable	4	—	147,733
Interest expense	14	(5,378,560)	(2,086,274)
Net loss before income taxes		(44,765,912)	(5,872,326)
Income tax recovery
Current	18	(15,370)	—
Deferred	18	(78,681)	(95,088)
Income tax recovery		(94,051)	(95,088)
Equity method investment loss	6	812,669	—
Net loss for the year		$(45,484,530)	$(5,777,238)
Net loss per share of common share
Basic and diluted	25	$(0.60)	$(0.08)
Weighted-average common shares outstanding
Basic and diluted	25	76,039,262	72,304,200
Other comprehensive income
Cumulative translation adjustments		65,667	—
Tax effect		(17,730)	—
Total other comprehensive income		$47,937	$—
Comprehensive loss for the year		$(45,436,593)	$(5,777,238)
The accompanying notes are an integral part of these consolidated financial statements

Above Food Corp.
Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)
		Common Stock		Additional Paid-in Capital	Warrants	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	Note	Shares	Amounts
Balance, January 31, 2021		72,107,488	$721	$25,931,978	$11,135,226	$693,792	—	$37,761,717
Private placement		100,000	1	149,999	50,000			200,000
Net loss for the year		—	—	—	—	(5,777,238)	—	(5,777.238)
Balance, January 31, 2022		72,207,488	$722	$26,081,977	$11,185,226	$(5,083,446)		$32,184,479
Issuance to WestOak Naturals Inc.	16	997,835	10	1,995,660	—	—	—	1,995,670
Issuance for acquisition of Culcherd	4	1,616,705	16	2,753,745	—	—	—	2,753,761
Issuance for acquisition of NorQuin	4	1,565,595	16	2,672,774	490,820	—	—	3,163,610
Issuance for acquisition of FDO	4	1,065,304	11	1,057,808	—	—	—	1,057,819
stock compensation expense	17	—	—	6,912,232	—	—	—	6,912,232
Net loss for the year		—	—	—	—	(45,484,530)	—	(45,484,530)
Other comprehensive income							47,937	47,937
Balance, January 31, 2023(1)		77,452,927	$775	$41,474,196	$11,676,046	$(50,567,976)	$47,937	$2,630,978

(1)
In connection with the acquisition of FDO (Note 4) 432,780 shares are held in escrow and to be released contingently upon the satisfaction of certain conditions.

The accompanying notes are an integral part of these consolidated financial statements

Above Food Corp.
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
		Years ended January 31
	Note	2023	2022
Cash flows used in operating activities:
Net loss		$(45,484,530)	$(5,777,238)
Items not affecting cash:
Depreciation and amortization	10,11,15	2,959,017	1,366,074
Stock compensation expense	17	6,912,232	—
Deferred taxes	18	(78,681)	(95,088)
Gain on revaluation of consideration payable	4	—	(147,733)
Gain on sale of assets	4, 10	(25,005)	(137,492)
Impairment of goodwill and other intangible assets	11,16	6,866,121	—
Non-cash interest expense		298,458	—
Non-cash lease expense	15	787,334	1,190,478
Equity method investment loss	6	812,669	—
Changes in operating assets and liabilities:
Accounts receivable		(8,707,755)	(9,771,404)
Inventory	5	5,548,114	(25,994,985)
Commodity forward contracts	14	1,737,689	(14,381,486)
Foreign exchange forward contracts	14	2,734,486	1,985,734
Corporate tax receivable	18	53,670	61,374
Other assets	8	(1,684,854)	(2,022,187)
Operating lease liabilities	15	(772,275)	(640,185)
Accounts payable and accrued liabilities		8,084,074	26,200,558
Deposits		2,082,333	588,735
		(17,876,903)	(27,574,845)
Cash flows used in investing activities:
Purchase of investments in affiliates	6	(6,255,400)	(4,051,045)
Loans received (issued)	9	13,340	(5,414,510)
Business acquisitions, net of cash acquired	4	(282,032)	20,988
Purchase of intangible assets	11	(328,760)	(135,972)
Proceeds from sale of assets	4	2,578,353	989,042
Purchase of property, plant and equipment	10	(2,388,221)	(21,998,339)
		(6,662,720)	(30,589,836)
Cash flows from financing activities:
Short-term debt and credit facilities, net	12	6,907,330	29,992,113
Capital raise net of share issuance costs	16	—	200,000
Proceeds from issuance of long-term debt	13	19,066,428	77,000
Repayment of long-term debt	13	(1,080,667)	(540,761)
Advance (repayment) of amounts due from (to) related parties	22	1,114,702	(1,560,627)
Repayment of finance lease liabilities	15	(1,197,395)	(971,329)
		24,810,398	27,196,396
Decrease in cash during the period		270,775	(30,968,285)
Cash – beginning of period		2,057,022	33,025,307
Cash-end of period		$2,327,797	$2,057,022
Included in operating activities
Cash interest paid		$5,080,102	$2,086,274
Income taxes paid		—	—
The accompanying notes are an integral part of these consolidated financial statements

ABOVE FOOD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended January 31, 2023 and January 31 2022
1.
Nature of the business

Above Food Corp. (“Above”, “AFC” or the “Company”) and its subsidiaries’ commercial business is the purchase and sale of crop commodities, the development, aggregation and commercialization of related product, the production and sale of plant based dairy products.
Pursuant to a share purchase agreement effective January 19, 2021, Above Food Corp. acquired 100% of the issued and outstanding shares of Purely Canada Foods Corp. (“PCF”), and Above Food Brands Inc. (“AFI”), by issuing 31,650,000 voting common shares and 15,825,000 voting common shares of each respectively. The transactions were deemed not to have commercial substance as both Above and AFI were private shell companies with nominal assets and accordingly it has been accounted for as a continuation of the business of Purely Canada Foods Corp., whose shareholders became the majority shareholders of Above. For accounting purposes, these transactions resulted in a dilution of the PCF shareholders’ interest. There were no changes to the reported value of assets, liabilities, or equity accounts as a result of these transactions.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
The Company’s presentational currency is the Canadian dollar and amounts presented in these consolidated financial statements are in Canadian dollars unless otherwise indicated.
Liquidity and Going Concern
The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. For the year ended January 31, 2023, the Company incurred a net loss of $45,484,530 and had negative cash from operations of $17,876,903. As at January 31, 2023, the Company had an accumulated deficit of $50,567,976 and had a working capital working capital deficiency of $38,660,032. Furthermore, as of January 31, 2023, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings as more fully described in notes 12 and 13. As of the date of these consolidated financial statements, the Company remains in violation of these restrictive covenants and has defaulted on repaying the $6.2 million of debt payable to Grupo Vida Canada that was due on January 27, 2024. Since January 31, 2023, the Company has extended the repayment date for the loan payable to Lexington Capital to May 31, 2024. The Company is currently in negotiations with Grupo Vida Canada to extend the convertible debt that came due on January 27, 2024 and with the Bank of Nova Scotia to renew the Banker’s Acceptances that are due in February and March of 2024.
Historically, the Company’s activities and growth have been supplemented through private placements of equity securities and debt, however there can be no assurance the Company will be successful in obtaining further equity and debt financing nor can there be any assurance that the Company will be able to maintain the support of its current lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants. The Company also expects to continue to incur recurring losses as it continues to grow its business and has incurred significant costs in preparation for the go public transaction with Bite Acquisition Corp. (“Bite”). The Company also has certain convertible debt repayable in cash in the event the go public transaction does not proceed (see Note 13). These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date of these consolidated financial statements.
The Company intends to ensure sufficient capital to finance its growth and operations by raising capital through the proposed transaction with Bite (see Note 26), which will also reduce the cash burden of certain debt obligations outstanding (see Note 13) as some of these obligations can contractually be settled in shares of the public company that emerges following the contemplated transaction with Bite. There can be no assurance that the foregoing transaction will be successfully consummated and no assurance that Bite will obtain the necessary approvals to amend its Charter to extend beyond its current termination date of February 17, 2024.
If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenue and expenses, and the classifications used in the consolidated statements of financial position. The consolidated financial statements do not include adjustments that would be necessary if the going concern assumption were not appropriate.
Principles of Consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries as follows:
Entity	Location	Ownership interest	Status
Purely Canada Foods Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Lands Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Kindersley Ingredients Corp.	Canada	100%	Consolidated subsidiary
Above Food Brands Inc.	Canada	100%	Consolidated subsidiary
Wood + Water Food Inc. (Note 4)	Canada	100%	Consolidated subsidiary
Northern Quinoa Production Corporation (Note 4)	Canada	100%	Consolidated subsidiary
Farmer Direct Organic Ltd. (Note 4)	Canada	100%	Consolidated subsidiary
Each of these entities is assessed for consolidation based on its specific facts and circumstances. The Company consolidates all entities that it controls either through a majority voting interest or where it is the primary beneficiary of a VIE. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary.
For those entities where the Company holds a variable interest, the Company determines whether each of these entities qualifies as a VIE and, if so, whether or not the Company is the primary beneficiary. The assessment of whether the entity is a VIE is generally performed qualitatively, which requires judgment. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, (c) determining whether two or more parties’ equity interests should be aggregated, and (d) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. Significant judgement involves analysis of the risks and rewards the VIE’s operations generate and the nature of the Company’s involvement with and interest in the VIE.
For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly or indirectly by the Company.
The Company holds a variable interest in a VIE which are not consolidated as it is determined that the Company is not the primary beneficiary. The Company’s involvement with this entity is in the form of direct equity interests and loan investments. The maximum exposure to loss represents the loss of assets recognized by the Company relating to the non-consolidated VIE. The Company’s maximum exposure to loss relating to the non-consolidated VIE was as follows:
	January 31, 2023	January 31, 2022
Investment in affiliate	$9,541,713	$4,051,045
Loans receivable	552,003	1,112,682
Maximum exposure to loss	$10,093,716	$5,163,727
Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities. Under the voting interest entity model, the Company consolidates those entities it controls through a majority voting interest.
All inter-company transactions and balances are eliminated on consolidation.
Subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.
Use of Estimates and Judgement
The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements. These estimates, judgments and assumptions are evaluated on an ongoing basis. Management bases our estimates on historical experience and on various other assumptions that management believes are reasonable at that time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in those estimates could materially impact the consolidated financial statements, and actual results may differ from those estimates. In particular, key estimates, judgements and assumptions include, but are not limited to (i) the valuation of inventories, (ii) fair value of financial instruments, (iii) valuation and impairment of goodwill and other intangible assets, and (iv) fair value of stock options.
Cash
Cash includes balances in banks and cash on hand. The fair value of cash approximates the carrying amount shown in the consolidated financial statements.
Accounts Receivable
The Company maintains an allowance for doubtful accounts equal to the estimated uncollectible amounts based on its historical collection experience and review of the status of trade accounts receivable. Receivables are written-off and charged against the recorded allowance when the Company has exhausted collection efforts without success. The allowance for doubtful accounts as at January 31, 2023 was $471,988 (January 31, 2022 — $nil).
Loans Receivable
The loans receivables are made to strategic partners and carried at amortized cost. Any allowance for impairment reflects management’s best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known loan losses. When assessing loans receivable for impairment, the Company considers the underlying assets and the income generating ability of the entities to which loans have been advanced. All loans or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for losses. There were no loss allowances accrued as of January 31, 2023 and January 31, 2022.
Interest income on the loans receivable are recognized on an accrual basis. Discounts and premiums on loans are amortized to income using the interest method over the remaining period to contractual maturity. The amortization of discounts into income is discontinued on loans when collection of interest appears doubtful.

Inventory
Inventories of marketable agricultural commodities are stated at fair value because of their interchangeability, immediate marketability at quoted prices, and difficulty in obtaining appropriate costs. These agricultural commodity inventories have quoted market prices in active markets, may be sold without significant further processing, and have predictable and insignificant disposal costs. Changes in the fair values of the inventory are recognized in earnings as a component of cost of sales.
In addition, the Company values inventories that are not considered to be readily marketable, such as feed and organic grains, using the first-in, first-out (FIFO) method at the lower of cost or net realizable value because of their commodity characteristics as these commodities are not blended, nor do they have basis contracts associated with them. The Company values its consumer-packaged goods inventory at the lower of cost or net realizable value, with cost being determined using the specific lot identification method.
Fair Value Measurements
The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The levels that are established within the hierarchy as it relates to determining fair value are as follows:
•
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2: Observable inputs, including Level 1 prices that have been adjusted; quoted prices for similar assets or liabilities; quoted prices in markets that are less active than traded exchanges; and other inputs that are observable or can be substantially corroborated by observable market data.

•
Level 3: Unobservable inputs that are supported by little or no market activity and that are a significant component of the fair value of the assets or liabilities.

In evaluating the significance of fair value inputs, the Company generally classifies assets or liabilities as Level 3 when their fair value is determined using unobservable inputs that, individually or when aggregated with other unobservable inputs, are significant to the fair value of the assets or liabilities. Judgment is required in evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification. Level 3 amounts can include assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.
Based on historical experience with the Company’s suppliers and customers and the Company’s own credit risk and knowledge of current market conditions, the Company used its nonperformance risk as an input to fair value for its forward commodity purchase and sale contracts. The estimation of nonperformance risk results in these fair value estimates being considered a Level 3 measurement.
In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of input that is a significant component of the fair value measurement determines the placement of the entire fair value measurement in the hierarchy. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy levels.
The Company’s policy regarding the timing of transfers between levels, including both transfers into and transfers out of Level 3, is to measure and record the transfers at the end of the reporting period.
Investments
The Company applies the equity method of accounting to investments when it has significant influence, but not controlling interest, in an investee. In determining the level of influence over each equity method investment judgement is applied including consideration of key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions, and material intercompany transactions. The Company’s proportionate share of the net income (loss) resulting from these investments is reported under the line item captioned “equity method investment income (loss)” in the consolidated statements of operations and comprehensive loss. The Company’s equity method investment is reported at cost and adjusted each period for the Company’s share of the investee’s income or loss and distributions paid, if any. The Company applies the cost method of accounting to investments when it does not have significant influence or a controlling interest in an investee and the fair value of the investment is not readily determinable.
The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. Management reviewed the underlying net assets of the investments during the year ended January 31, 2023 and determined that the Company’s proportionate economic interest in the investments indicate that the investments were not other than temporarily impaired. The carrying values of the equity method investments are reported as “investments” on the consolidated balance sheets (see Note 6 — Investments).
Derivatives
Above Food enters into derivative instruments to manage its exposure to movements associated with agricultural commodity prices and foreign currency exchange rates. Above Food’s use of these instruments is generally intended to mitigate the exposure to market variables (see Note 14 — Derivative Instruments). Additionally, commodity contracts relating to forward sales of commodities are accounted for as derivatives at fair value under ASC 815 Derivatives and Hedging (see Revenue Recognition below).
The Company recognizes all of its derivative instruments as either assets or liabilities at fair value in its consolidated balance sheet and are reported as either foreign exchange forward contract or commodity forward contract assets or liabilities. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. None of the Company’s derivatives have been designated as hedging instruments in the periods presented, and as such, changes in fair value of these derivatives are recognized in loss immediately.
Warrants
The Company accounts for warrants issued in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. The warrants are assessed for whether they represent a mandatory redeemable obligation to settle in cash, an obligation to repurchase the shares by transferring assets or an obligation to issue a variable number of shares to settle a fixed monetary amount. Such obligations would be classified as a liability and measured at fair value. Otherwise, warrants are classified as equity, and are measured at fair value on the grant date. The Company determines the fair value of the warrants using the Black-Scholes valuation method. The fair values of the warrants are considered to be a Level 3 fair value measurement due to the use of unobservable inputs.
Property, Plant and Equipment
Property, plant and equipment, is stated at cost less accumulated depreciation. Significant improvements that extend either the life, capacity, efficiency, or improve the safety of an asset are capitalized, while maintenance and repairs are expensed as incurred. Interest costs on borrowings during construction/completion periods of major capital projects are also capitalized. When the Company acquires a group of assets, the total consideration paid is allocated to the assets acquired utilizing a relative fair value approach.
Depreciation is computed based on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for property, plant and equipment are as follows:
Asset class	Useful lives
Equipment	3 – 5 years
Vehicles	10 years
Buildings	5 – 30 years
Rail	20 years
Railcars	30 years
Hopper bins	10 years

Assets Held for Sale
Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use. Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs to sell. Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortized or depreciated, and any equity-accounted investee is no longer accounted for using the equity method.
Goodwill
The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of identified tangible and intangible assets acquired and liabilities assumed. Goodwill is tested for impairment at the reporting unit level at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company performs an annual goodwill impairment test as of the end of the fourth quarter on January 31, 2023 and 2022.
When testing goodwill for impairment, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If additional quantitative testing is required, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the amount of goodwill associated with the reporting unit. The Company determines fair values for each of the reporting units using a discounted cash flow model (a form of the income approach) or the market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.
Other Intangible Assets
Finite-lived intangible assets include brand and trademarks, customer relationships, website development costs, and breeder rights that are amortized on a straight-line basis over their contractual or legal lives, or their estimated useful lives where such lives are not determined by law or contract (see Note 11 — Intangible Assets).
Deferred stock issuance costs
Deferred stock issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the raising of additional capital. These costs are initially recorded in other assets and netted against additional paid-in capital upon closing of the respective stock placement.
Leases
Accounting Standards Codification Topic 842, Leases, (“ASC 842”) requires lessees to recognize a right-of-use, or ROU, asset and a lease liability on the balance sheet for substantially all leases, except for leases with terms of less than twelve months.
Operating lease right-of-use, or ROU, assets and lease liabilities are recognized based on the present value of lease payments over the lease term. As a practical expedient, the Company made an accounting policy election not to separate lease components (e.g. payments for rent) from non-lease components (e.g. common-area maintenance costs) which the Company has applied to all leases. As a result, the Company includes both lease and non-lease components with fixed payments to calculate the right-of-use asset and related lease liability. For both operating and finance leases, the initial ROU asset equals the lease liability, plus initial direct costs, less lease incentives received. The Company’s lease agreements may include options to extend or terminate the lease, which are included in the lease term at the commencement date when it is reasonably certain that the options will be exercised.

The Company routinely leases storage facilities, land, and office facilities which are classified as either operating or finance leases. The leases are classified as finance leases if the lease meets any of the following criteria:
1.   the lease transfers ownership of the underlying asset to the Company by the end of the lease term;
2.   the lease contains an option to purchase the underlying asset that the Company is reasonably certain to exercise;
3.   the lease term is for the major part of the remaining economic life of the underlying asset;
4.   the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or
5.   the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.
All other leases are considered operating leases. Operating leases with terms greater than twelve months are included as operating lease ROU assets and the associated lease liabilities within current maturities of operating lease liabilities and operating lease liabilities on the consolidated balance sheets. Finance leases with terms greater than twelve months are included as finance ROU assets and the associated finance lease liabilities within current maturities of finance lease liabilities and finance lease liabilities on the consolidated balance sheets. The Company’s accounting policy deems leases with an initial term of twelve months or less, as short-term leases. The Company recognizes lease expense for short-term lease payments on a straight-line basis over the term of the lease.
The accounting for some of the Company’s leases may require significant judgment when determining whether a contract is or contains a lease, the lease term, and the likelihood of exercising renewal or termination options. As of the lease commencement date, the lease liability is initially measured as the present value of lease payments not yet paid. The lease asset is initially measured equal to the lease liability and adjusted for lease payments made at or before lease commencement (e.g., prepaid rent), lease incentives, and any initial direct costs. Over time, the lease liability is reduced for lease payments made and the lease asset is reduced through expense, and classified as Selling, general and administrative expense and Cost of sales depending on the use of the lease. Lease. Lease assets are subject to review for impairment in a manner consistent with property, plant and equipment.
The Company’s leases range in length of term. Renewal options are generally exercisable solely at the Company’s discretion. When a renewal option is reasonably certain to be exercised, such additional terms are considered when calculating the associated operating lease asset and liability. When determining the lease liability at commencement of the lease, the present value of lease payments is based on the Company’s incremental borrowing rate as the rate implicit in the lease is generally not readily determinable. The incremental borrowing rate is determined using a portfolio approach and the Company’s incremental cost of debt, adjusted to arrive at the rate in the applicable country and for the applicable term of the lease. See Note 15 for additional information related to the Company’s leases.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company’s fiscal years ended January 31, 2023 and 2022 remain subject to income tax examinations by major taxing authorities.
Impairment of long-lived assets
The Company assesses long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets, such as property, plant and equipment, intangible assets with finite useful lives and ROU assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If an impairment indicator occurs, the Company performs a test of the recoverability by comparing the carrying amount of the asset to the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Estimated future cash flows requires significant judgement and projections may vary from actual cash flows eventually realized, which could impact our ability to accurately assess whether an asset has been impaired.
Revenue
The Company’s revenue comprises sales from commodity contracts that are accounted for under ASC 815, rental revenue that is accounted for under ASC 842, and sales of other products including consumer packaged goods sales are accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”).
Commodity contracts
Revenue from commodity contracts primarily relates to forward sales of commodities such as grain and pulses accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying (e.g. the price of canola), a notional amount (e.g. metric tons), no initial net investment, and can be net settled since the commodity is readily convertible to cash. Above Food does not apply the normal purchase and normal sale exception available under ASC 815 to these contracts.
Revenue from commodity contracts is recognized in revenue for the contracted amount when the contracts are settled at a point in time by transferring control of the commodity to the customer. Sales contracts provide for the transfer of control based on the specific shipping terms within each contract. Transfer of control can occur at the time and point of shipment, at a specific transfer point or at the time and point of delivery and acceptance of the product being sold. From inception through settlement, these forward sales arrangements are recorded at fair value under ASC 815 with unrealized gains and losses recognized in Cost of sales and carried on the consolidated balance sheets as current assets or current liabilities, respectively. Further information about the fair value of these contracts is presented in Note 20 — Fair Value Measurements.
Rental revenue
The Company acts as a lessor when it subleases farmland. When the Company acts as a lessor, it determines at the lease inception whether each lease is a finance lease or an operating lease.
The Company’s leases have been classified as operating leases and the lease income is recognized on a straight-line basis over the term of the lease. Each lease is for 10 years with a 5-year option to renew at the option of the lessee.
Other Products
The Company generates revenue from the sale of consumer products such as pulses, quinoa, and oats to distributors. At inception of the contract with the customer, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. Generally, the Company’s contracts related to consumer-packaged good sales have a single performance obligation of delivering ordered consumer-packaged goods to its customers.
The transaction price is allocated to performance obligations on the basis of the relative standalone selling price of the products. Revenue is measured based on the consideration specified in the contract with a customer. The company may grant certain customers sales incentives, such as rebates or discounts, which are accounted for as variable consideration. Most of such sales incentives are predetermined based on promotion plans known at the time the performance obligation is satisfied and therefore require minimal judgment in estimation of the amount of variable consideration.
Payment is generally due at the time of shipment or delivery, or within a specified time frame after shipment or delivery, which is generally 30-60 days. The Company’s contracts generally provide customers the right to reject any products that do not meet agreed quality specifications. Product returns and refunds are not material.
Warranties provided to customers are generally accounted for assurance-type warranties and the Company does not provide service-type warranties to customers.
The Company recognizes revenue from these contracts at a point in time when it satisfies a performance obligation by transferring control of a product to a customer, generally when legal title and risks and rewards transfer to the customer. The determination of control transfer is based on whether the control is transferred to the customer at the time of shipment or at the time of delivery and acceptance of the product depending on the sales terms agreed upon with the customer. Shipping and handling costs related to the revenue are accounted for as a fulfillment activity and are included within cost of sales.
Interest Income
Interest income from investments and loans receivable is recognized as it comes due.
Cost of Sales
Cost of sales primarily include the cost of production, purchase and delivery for raw materials and finished goods inventory, gains and losses on forward contracts, as well as direct salaries, wages and benefits and overhead, and other operational expenses.
Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses are primarily comprised of selling, marketing expenses and administrative expenses, non-manufacturing rent expense, and other non-production operating expenses. Selling and marketing expenses include advertising costs and costs associated with consumer promotions incurred to acquire new customers, retain existing customers and build brand awareness. Administrative expenses include the expenses related to accounting, legal, IT, and other office functions. Advertising costs are expensed as incurred.
Research and Development
Research and development costs, which includes enhancements to existing products and new product development, are expensed in the period incurred. Research and development expenses for the years ended January 31, 2023 and January 31, 2022 were $430,666 and $235,095 respectively.
Stock Compensation
The Company’s stock compensation plans provide for the granting of restricted stock units, stock options, warrants, and broker warrants. The Company recognizes expense for its stock compensation based on the calculated value of the awards that are granted. The calculated value utilizes the historical volatility of an appropriate industry sector index instead of the expected volatility of the Company’s share price (the calculated value) in accordance with ASC 718-10-30-20. The calculated values of stock options and restricted stock units are estimated at the date of grant using the Black-Scholes option valuation model, which requires the input of subjective assumptions including the fair value of underlying shares at grant date, exercise price and assumptions regarding the risk-free interest rate, expected volatility of the underlying common shares based on historical volatility, and expected term as estimated using the simplified method. The Company used the simplified method for all the outstanding stock options because the Company does not have historical exercise data to provide a reasonable basis upon which to estimate the expected term. Measured compensation cost, net of forfeitures, is recognized ratably over the vesting period of the related stock compensation award.
The Company classifies stock compensation expense in its consolidated statements of operations and comprehensive loss as SG&A expenses, as this is consistent with the way the award recipients’ payroll costs are classified.
Foreign currency transactions and balances
Transactions in foreign currencies are initially recorded at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item.
Foreign operations are translated into Canadian Dollars at the rate of exchange prevailing at the reporting date. The exchange differences arising on translation are recognized in OCI.
Operating Segments
The Company has two reportable operating segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.
The Company determines the composition of the reportable segments based on factors including risks and returns, internal organization, and internal reports and allocates certain expenses across segments based on reasonable considerations such as production capacities.
The Company’s Chief Operating Decision Maker (“CODM”) uses net loss to measure performance and allocate resources to the operating segments. The CODM considers net loss to be a meaningful measure as it encompasses the entirety of business activities.
Loss Per Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share, (“ASC 260”). The Company has issued one class of common shares, which are referred to as Class A ordinary shares. Loss per share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the applicable period. Diluted loss per share excludes the effects of all outstanding potentially dilutive securities that have anti-dilutive effects.
Business Combinations
The Company applies the provisions of ASC Topic 805, Business Combinations (“ASC 805”), in the accounting for acquisitions. The Company accounts for acquisitions using the acquisition method. The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill and allocated to reporting units based on the expected benefit from the business combination. Allocation of purchase consideration to identifiable assets and liabilities affects the depreciation and amortization expense, as acquired finite-lived intangible assets are amortized over the useful life, whereas any indefinite-lived intangible assets, including goodwill, are not amortized. During the measurement period, which is not to exceed one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill as more information is received regarding the acquired assets and assumed liabilities. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred.
The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Credit Risk
The risk of financial loss in the event of failure of a customer or counterparty to a financial instrument to meet its contractual obligation is defined as credit risk. The Company’s principal exposure to credit risk is in respect to its accounts receivable and commodity forward contracts receivable. A substantial portion of the Company’s accounts receivable is with customers in the agriculture industry and is subject to normal industry credit risks. A portion of the Company’s sales and related accounts receivable are also generated from transactions with customers in overseas markets.
Accounts receivable are subject to credit risk exposure and the carrying values reflect management’s assessment of the associated maximum exposure to such credit risk. The Company regularly monitors customers for changes in credit risk. The Company’s credit exposure is mitigated through the use of credit practices that limit transactions according to the customer’s credit quality and due to the accounts receivable being spread over a large number of customers. Trade receivables from international customers are insured for events of non-payment through third-party export insurance to mitigate against credit risk. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit or letter of credit is received before goods are shipped.
During the years ended January 31, 2023 and January 31, 2022 there were no customers that represented more than 10% of revenue. The Company does not believe that any single customer group represents a significant concentration of credit risk.
Currency Risk
The Company is exposed to currency risk as a certain portion of sales and expenses are incurred in US dollars resulting in US denominated accounts receivable, accounts payable and some of the commodity derivatives and long-term debt. These balances are, therefore, subject to gains and losses due to fluctuations in that currency in relation to the Canadian dollar.
The Company entered into foreign exchange derivative contracts to mitigate these risks. This strategy attempts to minimize the impact of US dollar fluctuations on the operating results of the Company. The Company’s derivative instruments have not been designated as hedging instruments and gain/losses are recorded within cost of sales in the consolidated statements of operations and comprehensive loss.

Interest rate risk
Changes in the future cash flows of financial instruments and the possibility the Company will be unable to refinance existing debt with similar terms represents interest rate risk. The Company’s principal exposure to interest rate risk is with respect to its short-term debt and credit facilities, long-term debt and lease liability, which bear interest at fixed and floating interest rates.
A 1% change in interest rates relating to the bank indebtedness, long-term debt and lease liability of the Company would increase or decrease interest expense for the year ended January 31, 2023 by approximately $1,735,750 (January 31, 2022 — $874,821). Exposure to interest rate risk is managed through normal operating and financing activities.
Commodity Price Risk
Commodity price risk is the risk that the value of inventory and related contracts will fluctuate due to changes in market prices. A change in price will have a direct affect on the value of inventory. As a grain and pulse commodity trading company, the Company has significant exposure to changes in various agricultural commodity prices. Prices for these commodities are volatile and are influenced by numerous factors beyond the Company’s control, such as supply and demand fundamentals, as well as the weather. A substantial change in prices may affect the Company’s comprehensive income and operating cash flows, if not properly managed.
To mitigate the risks associated with the fluctuations in the market price for agricultural commodities, the Company has a policy that grains be hedged, when possible, through the use of purchase and sales contracts. The Company may employ derivative commodity instruments (primarily futures and options) for the purpose of managing its exposure to commodity price risk. The Company’s actual exposure to these price risks is constantly changing as the Company’s inventories and commodity contracts change. The fair value of derivative contracts outstanding at January 31, 2023, resulted in the recognition of a commodity futures contract asset of $14,030,350 (January 31, 2022 — $22,912,880), a foreign exchange forward contract asset of $542,862 (January 31, 2022 — $877,652), a foreign exchange forward contract liability of $3,124,828 (January 31, 2022 — $725,132), as well as a commodity forward contract liability of $977,331 (January 31, 2022 — $8,122,172).
Liquidity risk
Liquidity risk is the risk that the Company cannot meet its financial obligations associated with financial liabilities in full. The Company’s main sources of liquidity are its operations, its credit facility and other debt financing. The funds are primarily used to finance working capital and capital expenditure requirements and are adequate to meet the Company’s financial obligations associated with financial liabilities. Risk associated with debt financing is mitigated by having negotiating terms over several years and renegotiating terms before they are due.
3.
Recent Accounting Pronouncements

Accounting pronouncements issued but not yet adopted
ASU 2021-08, Business Combinations
In October 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-08 — Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Under current accounting standards, contract assets and contract liabilities acquired in a business combination are to be recorded at fair value using the ASC 805 measurement principle. ASU 2021-08 requires the acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606: Revenue from Contracts with Customers as if the acquirer had originated the contracts rather than at fair value. ASU 2021-08 is effective for Emerging Growth Companies (“EGCs”) in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

ASU 2020-06, Convertible Debt
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40)”(“ASU 2020-06”). ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. ASU 2020-06 is effective for Emerging Growth Companies (“EGCs”) in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.
ASC 470 Debt and ASC 815 Derivatives and Hedging
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendment in this update is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.
ASU 2016-13, Financial Instruments-Credit Losses (Topic 326)
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which introduces a new accounting model, referred to as the current expected credit losses (“CECL”) model, for estimating credit losses on certain financial instruments and expands the disclosure requirements for estimating such credit losses. Under the new model, an entity is required to estimate the credit losses expected over the life of an exposure (or pool of exposures). The guidance also amends the current impairment model for debt securities classified as available-for-sale securities. The new guidance is effective for EGCs in fiscal periods beginning after December 15, 2022. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.
4.
Acquisitions and dispositions

Assets held for sale
Railcar sales
During the year ended January 31, 2023, the Company sold 245 railcars previously designated as held for sale, at their total carrying amount of $2,476,528, for a gain of $51,979 (January 31, 2022 — 77 railcars for a gain of $132,017). As at January 31, 2023, the Company owns and operates 102 railcars as part of its regular operational activities. The following table presents the major classes of assets included in assets held for sale on the consolidated balance sheet at January 31, 2023 and January 31, 2022:
	January 31, 2023	January 31, 2022
Property, plant, and equipment	$—	$2,476,528
Business combinations
Wood & Water Foods Inc.
On July 13, 2021, the Company obtained control of Wood & Water Foods Inc., operating as Culcherd, a dairy alternative company (see Note 2). The consideration payable of $3,250,000 (which was reduced by a working capital adjustment of $16,590) was payable in shares of the Company, the number of which was based on the value of the Company at the time of issuance and subject to further adjustment if they were released as a result of a going public transaction. Taking into account the probability of a going public transaction, the share restrictions, and the working capital adjustment, the fair value on the acquisition date of the consideration was determined to be $2,901,494 on acquisition and revalued to be $2,753,761 as at January 31, 2022, with a resulting gain on revaluation of $147,733 recorded in consolidated statements of operations and comprehensive loss for the year ended January 31, 2022.
The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The aggregate consideration of this acquisition had been allocated to the fair values of the acquired assets and assumed liabilities as follows:
Wood & Water Foods Inc.
Working capital	$79,281
Property, plant, and equipment	10,053
Intangible assets other than goodwill	463,000
Right of use assets	45,731
Long-term liabilities	(103,601)
Lease liability	(45,731)
Deferred tax liability	(84,542)
Goodwill	2,537,303
Net assets acquired and aggregate consideration	$2,901,494
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	Wood & Water Foods Inc.
Customer relationships	5 Years	$72,000
Brand and trademark	10 Years	391,000
Total intangible assets acquired		$463,000
The Company’s evaluation of the fair value of assets acquired and liabilities assumed was completed in the year ended January 31, 2023, and there were no material changes to the amounts originally recognized.
On April 13, 2022, the Company issued 1,616,705 voting common shares to settle the consideration liability, and the total consideration paid on that date reclassified to additional paid-in capital.
Effective July 13, 2021, results from Culcherd’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2022, $111,887 of revenue and $65,139 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $30,003 and $2,066 of acquisition-related costs, including advisory, legal, accounting, valuation and other professional and consulting fees, which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the years ended January 31, 2022 and 2023, respectively. Goodwill in the acquisition is recorded in the Culcherd reporting unit (part of the CPG reporting segment) and was attributable to the assembled workforce and the expected benefits of the synergies of the Company’s scale and vertically integrated strategy and the supply chain of customer-facing dairy free products. No goodwill is deductible for tax purposes. During the year ended January 31, 2023, the goodwill in Culcherd reporting unit was fully impaired.

On a pro forma basis, if the Company had consolidated Wood & Water Foods Inc. starting February 1, 2021, the revenue and earnings of the combined entity would be as follows for the year ended January 31, 2022:
	Year ended January 31, 2022
	Wood & Water Foods Inc. historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$172,134	$198,917,960
Net loss	(142,363)	(5,854,462)
The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets and the related deferred tax recovery on the differences.
Northern Quinoa Production Corporation
On May 18, 2022 the Company entered into a contract (“the Purchase Agreement”) to acquire 100% of the issued and outstanding common shares of Northern Quinoa Production Corporation (“NorQuin”) , for $3,163,610 (“Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by issuing 1,565,595 voting common shares with an estimated value of $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820. In determining the fair value of the Purchase Price, the Company considered the restrictions that were imposed on the shares and warrants.
NorQuin’s acquisition is aligned with the Company’s approach to becoming a distinguished vertically integrated plant-based food company.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
Working capital	$826,146
Property, plant, and equipment	5,927,331
Intangible assets other than goodwill	725,000
Long-term liabilities	(3,768,857)
Lease liability	(546,010)
Net assets acquired and aggregate consideration	$3,163,610
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives
Brand and trademark	10 Years	$275,000
Plant breeders’ rights	5 Years	450,000
Total intangible assets acquired		$725,000
Effective May 15, 2022, results from NorQuin’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2023, $3,946,676 of revenue and $2,032,983 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $47,726 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended January 31, 2023.
Farmer Direct Organic Ltd.
On June 3, 2022 the Company acquired 100% of the issued and outstanding common shares of Farmer Direct Organic Foods Ltd. (“FDO”), a supplier of Regenerative Organic CertifiedTM grains, in exchange for 1,065,304 voting common shares of the Company. Of these shares, 432,780 were placed in escrow pending meeting certain milestones based on a combination of revenue and EBITDA as defined within the contract. As of the date of acquisition, management has estimated that revenue and EBITDA milestones will not be achieved, and as a result, no value has been assigned to the 432,780 shares. The shares will be cancelled at each milestone date that the related milestones are not met. The acquisition of control was considered to be a business combination and accounted for using the acquisition method. In determining the fair value of the purchase price, the Company considered the restrictions that were imposed on the shares and warrants.
The acquisition of FDO complements the Company’s preexisting brand strategy. Goodwill in the acquisition is recorded in the FDO reporting unit and attributable to the expected benefits from the synergies of gaining increased control over the supply chain of the Company’s organic plant protein and ancient grain product portfolios. No goodwill is deductible for tax purposes. During the year ended January 31, 2023, the goodwill in the FDO reporting unit was fully impaired. In addition, during the year ended January 31, 2023, the intangible asset relating to customer relationships was impaired by $854,377, while the intangible asset relating to brand and trademarks was impaired by $197,150.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
FDO
Working capital	$1,251,916
Property, plant, and equipment	235,122
Intangible assets other than goodwill	2,782,000
Long-term liabilities	(190,862)
Goodwill	1,526,171
Net assets acquired and aggregate consideration	$5,604,347
Consideration paid	FDO
Common shares issued	1,057,819
Accounts payable settled by the Company	418,761
Loan receivable due from FDO	4,127,767
Aggregate consideration	$5,604,347
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	FDO
Customer relationships	5 Years	$2,280,000
Brand and trademark	10 Years	502,000
Total intangible assets acquired		$2,782,000
Effective June 3, 2022, results from FDO’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2023, $1,660,286 of revenue and $3,579,613 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $114,251 and $17,123 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended January 31, 2022 and 2023 respectively.

On a pro forma basis, if the Company had consolidated FDO and NorQuin starting February 1, 2021, the revenue and earnings of the combined entity would be as follows for the period ended January 31, 2023 and January 31, 2022:
	Year ended January 31, 2023		Year ended January 31, 2022
	FDO/NQ historical (unaudited)	Combined entity pro forma (unaudited)	FDO/NQ historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$10,297,487	$401,155,029	$19,096,376	$217,954,089
Net income (loss)	(9,214,998)	(49,086,932)	(7,399,846)	(13,177,084)
The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets.
5.
Inventory

	January 31, 2023	January 31, 2022
Commodity inventories carried at fair value	$36,522,144	$47,755,993
Commodity inventories carried at cost	4,851,694	2,589,782
Finished goods carried at cost	6,545,753	46,548
Inventory	$47,919,591	$50,392,323

6.
Investment in affiliate

	January 31, 2023		January 31, 2022
	Membership interest	Carrying amount	Membership interest	Carrying amount
Equity method investment in Atlantic Natural Foods LLC	33.06%	$9,541,713	13.40%	$4,051,045
Atlantic Natural Foods, LLC (“ANF”) produces various branded foods under its proprietary labels. Effective September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement (“Agreement”) with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches. The Company accounts for its interest in ANF using the equity method of accounting as ANF is an LLC which maintains specific ownership accounts for each investor.
As part of the first tranche, on September 7, 2021, Above purchased 51.86 units of ANF representing 5.0% membership interests, for CAD $1,500,566 (USD $1,185,000). On December 31, 2021, under the second tranche, Above Food increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for CAD $2,550,479 (USD $2,000,000).
On January 20, 2023, under the third tranche, Above Food increased its membership interest of ANF to 33.06% by purchasing 203.53 units representing 19.66% membership interests, for CAD $6,255,400 ($USD $4,650,000).
No amounts have been paid to date of these financial statements to purchase the remaining 66.94% of ANF under the fourth tranche.
The Company’s current ownership interest of ANF as well as future purchases of ANF have been pledged as security to Lexington Capital (see Note 13).
The approximate CAD $9.4 million (USD $7 million) difference in value between the consideration paid to acquire ANF and the Company’s share of underlying carrying value of the net assets of ANF relates to incremental fair market value of inventory which is recorded as the inventory is sold, identifiable intangible assets (customer relationships and brand) with definite lives amortized over the related assets’ remaining useful lives, and equity method goodwill that is not amortized.

During the year ended January 31, 2023, Above recognized an equity method investment loss of $812,669 (2022 — nil) attributable to its investment in ANF.
The Company did not receive distributions from ANF during the years ended January 31, 2023 and 2022.
The changes in the carrying value of investments in affiliates during the period ended January 31, 2023 are as follows:
Balance, January 31, 2022	4,051,045
Acquisition	6,255,400
Equity method loss	(812,669)
Foreign currency translation adjustment, net of tax	47,937
Balance, January 31, 2023	9,541,713

7.
Other current assets

	January 31, 2023	January 31, 2022
Prepaid expenses	$1,967,126	$529,921
Note receivable due from Sonic Milling Systems Ltd., at an interest rate of prime rate + 2%, repayable by January 15, 2024	1,491,579	—
	$3,458,705	$529,921

8.
Other non-current assets

	January 31, 2023	January 31, 2022
Deferred stock issuance costs	$946,087	$718,521
Deposits	109,606	765,860
	$1,055,693	$1,484,381

9.
Loans receivable

	January 31, 2023	January 31, 2022
Loan receivable due from Farmer Direct Organics Ltd. (“FDO”), secured by inventory of $1,580,428.	$—	$3,580,428
Loan receivable due from Atlantic Natural Foods, LLC., bearing simple interest at a rate of 7% per annum, payable monthly	552,003	1,112,682
	$552,003	$4,693,110
The $4,127,767 loan receivable from FDO was settled as part of the acquisition of FDO (Note 4).

10.
Property, plant and equipment

The following table outlines the cost and accumulated depreciation of property, plant and equipment as at January 31, 2023:
	Cost	Accumulated Depreciation	Net book value
Equipment	$8,181,177	$796,312	$7,384,865
Vehicles	492,342	114,638	377,704
Buildings	16,014,315	865,423	15,148,892
Railcar	1,207,574	69,874	1,137,700
Rail	2,014,000	123,078	1,890,922
Hopper Bins	361,876	19,059	342,817
Land	95,000	—	95,000
Total	$28,366,284	$1,988,384	$26,377,900
The following table outlines the cost and accumulated depreciation of property, plant and equipment as at January 31, 2022:
	Cost	Accumulated Depreciation	Net book value
Equipment	$133,379	$48,069	$85,310
Vehicles	974,478	73,339	901,139
Buildings	16,329,435	324,472	16,004,963
Railcar	999,221	11,967	987,254
Rail	2,014,000	55,944	1,958,056
Land	95,000	—	95,000
Total	$20,545,513	$513,791	$20,031,722
The Company recognized depreciation expense of $1,415,744 during the year ended January 31, 2023 (January 31, 2022 — $471,377).
11.
Goodwill and intangible assets

Goodwill relates to the Culcherd and FDO reporting units. The changes in the carrying amount of goodwill during the period ended January 31, 2023 as follows:
	Gross	Accumulated impairment losses	Net book value
Balance, January 31, 2022	2,537,303	—	2,537,303
Acquisition (Note 4)	1,526,171	—	1,526,171
Impairment loss (Culcherd)	—	(2,537,303)	(2,537,303)
Impairment loss (FDO)		(1,526,171)	(1,526,171)
Balance, January 31, 2023	4,063,474	(4,063,474)	—
The goodwill impairment loss is recorded for the amount by which the carrying value of the reporting unit exceeds the fair value of the reporting unit and is presented as Impairment of goodwill and other intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.
During the year ended January 31, 2023, the Company identified that the Culcherd and FDO reporting units’ cash flows were below budget, and as part of its annual goodwill impairment test, recorded goodwill impairment of $4,063,474. The Company determined fair values for both the Culcherd and FDO reporting units using an income approach, whereby fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

The following table sets forth the intangible assets other than goodwill:
	Website development	Customer relationships	Brand and trademarks	Breeder rights	Total
Useful Life (years)	5	5	10	5
Cost:
Balance, January 31, 2021	$—	$—	$—	$—	$—
Acquisitions (Note 4)	—	72,000	391,000	—	463,000
Additions	139,507	—	—	—	139,507
Balance, January 31, 2022	139,507	72,000	391,000	—	602,507
Acquisitions (Note 4)	—	2,280,000	777,000	450,000	3,507,000
Additions (Note 16)	285,413	2,015,385	23,632	—	2,324,430
Balance, January 31, 2023	$424,920	$4,367,385	$1,191,632	$450,000	$6,433,937
Accumulated amortization and impairment loss:
Balance, January 31, 2021	$—	$—	$—	$—	$—
Amortization	13,690	7,200	19,550	—	40,440
Balance, January 31, 2022	13,690	7,200	19,550	—	40,440
Amortization	54,027	414,136	93,978	90,369	652,510
Impairment (Note 16)	—	2,605,497	197,150	—	2,802,647
Balance, January 31, 2023	$67,717	$3,026,833	$310,678	$90,369	$3,495,597
Carrying amounts:
Balance, January 31, 2022	$125,817	$64,800	$371,450	$—	$562,067
Balance, January 31, 2023	$357,203	$1,340,552	$880,954	$359,631	$2,938,340
The estimated future aggregate amortization expense over the next five years ended January 31, is as follows:
$
2024	532,516
2025	532,516
2026	532,516
2027	520,680
2028	210,285

12.
Short-term debt and credit facilities

The Company’s short-term borrowings are typically sourced from various banking institutions. The weighted-average interest rates on short-term borrowings at January 31, 2023, and January 31, 2022, were 6.95% and 2.95% respectively.
	January 31, 2023	January 31, 2022
Revolving credit loan	$47,500,000	$43,000,000
The Company holds a revolving credit loan, via PCF, with the Royal Bank of Canada (“RBC”) with a limit of $50,000,000 (January 31, 2022 — $44,000,000) and a term that matures July 2024. Subsequent to January 31, 2023, the limit has been reduced to $37,500,000. The interest rate on the loan is Royal Bank Prime rate plus 0.25% (January 31, 2022 — 0.25%) per annum and secured by inventory and accounts receivable. This revolving credit loan is secured by the present and future assets of PCF, Purely Canada Kindersley Inc.

(“PCKI”) and Purely Canada Land Corp. (“PCLC”), with RBC having priority over inventory and accounts receivables, with secondary priority over other assets.
The borrowing base is a certain percentage of sales accounts and inventory of the Company, minus a percentage of accounts payable reserves.
In accordance with the debt agreement with RBC, the Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. The Company has violated this covenant (as well as the requirement to provide audited financial statements by the required deadline) and therefore the debt is presented as short-term.
At January 31, 2023, the prime rate was 6.70% (January 31, 2022 — 2.45%). The bank indebtedness balances reflected on the balance sheet includes an overdrawn chequing account of $5,745,489 (January 31, 2022 — $3,338,159).
13.
Long-term debt

	January 31, 2023		January 31, 2022
	Book value	Fair value Level 2	Book value	Fair value Level 2
Loan payable to Battle River Railway NGC Inc., with interest at the ATB Financial prime rate plus 0.20%, repayable in thirty-six equal monthly instalments commencing July 2, 2021	$1,000,000	$1,000,000	$1,666,667	$1,666,667
Loan payable to Business Development Bank of Canada (BDC) with interest at 7.18%, repayable in sixty equal monthly instalments commencing January 10, 2021 and matures December 10, 2025.	35,000	33,687	47,000	47,000
Loan payable to Bank of Montreal pursuant to the Canada Emergency Business Account (CEBA) program, with no interest and matures December 31, 2023	70,000	65,432	30,000	28,265
Demand note payable to Ingredion Inc., maturing at the date of Above Food’s equity financing transaction (Note 26)	3,911,464	3,907,909	—	—
Government contribution through the Business Scale-up and Productivity (BSP) program, with no interest and repayable in sixty equal monthly instalments commencing April 1, 2023	276,480	224,630	—	—
Banker’s Acceptance from Bank of Nova Scotia
(“BNS”), with interest at the prevailing rate plus
1.75%, maturing on February 13, 2023. The
Company must maintain a) fixed charge
coverage ratio of 1.1:1.0 or greater, and b) a
tangible net worth equal or greater than
$11,000,000, both of which are tested monthly.
This loan is secured by the present and future
assets of PCF, PCKI and PCLC, with BNS
having priority over all assets except for
inventory and accounts receivable, for which
BNS has secondary priority after RBC. The
Company is in violation of these covenants (as
well as the requirement to provide audited
financial statements by the required deadline)
	10,698,000	10,679,118	—	—

	January 31, 2023		January 31, 2022
	Book value	Fair value Level 2	Book value	Fair value Level 2
Convertible subordinated loan payable to
Lexington Capital, denominated in US Dollars,
with interest of 10% (if paid in cash) or 18% (if
paid in shares), secured by the Company’s
interest in ANF (see Note 6). Principal and
interest maturing and payable at the earlier of
the consummation of the Business Combination
or 1 year from the initial advance of the loan
(January 3, 2024), subsequently extended to
May 31, 2024. As a result of the covenant
violations under the lending agreements with
RBC and BNS, the Company is in default of the
terms of this agreement as well (as well as the
requirement to provide audited financial
statements by the required deadline).
	2,607,304	2,607,304	—	—
Convertible subordinated loan payable to Grupo
Vida Canada, denominated in US Dollars, with
interest of 18% in shares (or in cash if the
Business Combination is not consummated 1
year from the initial advance of the loan).
Principal and interest maturing and payable at
the earlier of the consummation of the Business
Combination or 1 year from the initial advance
of the loan (January 27, 2024), subsequently
extended to May 31, 2024. As a result of the
covenant violations under the lending
agreements with RBC and BNS, the Company is
in default of the terms of this agreement as well
(as well as the requirement to provide audited
financial statements by the required deadline).
The Company is also in default of the
repayment terms as repayment was not made by
January 27, 2024.
	5,238,495	5,238,495	—	—
	23,836,743		1,743,667
Less current portion	23,259,226		708,667
Long-term debt	$577,517		$1,035,000

The Lexington Capital and Grupo Vida Canada loans are convertible to common shares at $10USD per common share if the business combination with Bite is successfully consummated. Subsequent to year end, an additional $3,200,000 USD) was received from Lexington Capital, SmartDine LLC and other investors. As a result, Lexington Capital has general security over the property of the Company, subordinated to RBC and BNS.
At January 31, 2023, the ATB Financial prime rate was 6.70% (January 31, 2022 — 2.45%) and BNS prime rate was 6.70%.
Principal payments due in future years are as follows:
$
2024	23,259,226
2025	400,629

$
2026	66,296
2027	55,296
2028	55,296
23,836,743

During the period ended January 31, 2024, the Company and Ingredion agreed to extend the maturity of the note payable until the Company’s next financing transaction.
The outstanding principal and interest of the convertible subordinated loan payable to Lexington Capital and Grupo Vida Canada are automatically converted into common shares of TopCo (as defined in Note 26) at a price of $10.00 per share upon the closing of the go public transaction contemplated in the Agreement (as defined in Note 26), which may occur in the period ending January 31, 2024. If the Company does not complete the go public transaction pursuant to the Agreement, the portion of the loan held by Grupo Vida Canada will be repaid in cash, and the portion of the loan held by Lexington Capital may be converted into the Company’s shares at the option of the holder on or after the maturity date.
14.
Derivative instruments

Derivatives Not Designated as Hedging Instruments
The Company’s derivative instruments have not been designated as hedging instruments. The Company uses exchange-traded futures and exchange-traded and OTC options contracts to manage its net position of merchandisable agricultural product inventories and forward cash purchase and sales contracts in an attempt to reduce price risk caused by market fluctuations in agricultural commodities and foreign currencies. The Company also uses exchange-traded futures and exchange-traded and OTC options contracts as components of merchandising strategies designed in an attempt to mitigate fluctuations in the prices of commodities. The results of these strategies can be significantly impacted by factors such as the correlation between the value of exchange-traded commodities futures contracts and the value of the underlying commodities, counterparty contract defaults, and volatility of freight markets.
Effective May 11, 2022, the Company entered into an interest swap contract with an aggregate notional amount of $5,640,000 as of January 31, 2023 to manage variability in the amount of cash payments related to portions of its variable rate debt. The Company pays a fixed rate of 3.9% to the counterparty and receives floating interest payments based on 3-month Bank Acceptance’s Canadian Dollar Offered Rate.
Derivatives, including exchange traded contracts and physical purchase or sale contracts, and inventories of merchandisable agricultural products, which include amounts acquired under deferred pricing contracts, are stated at fair value. Inventory is not a derivative and therefore fair values of and changes in fair values of inventories are not included in the tables below.
The following table sets forth the fair value of derivatives not designated as hedging instruments as of January 31, 2023 and January 31, 2022.
	January 31, 2023		January 31, 2022
	Assets	Liabilities	Assets	Liabilities
Commodity forward contracts	$14,030,350	$977,331	$22,912,880	$8,122,172
Foreign exchange forward contracts	542,862	3,124,828	877,652	725,132
Interest swap contract (included in Accounts payable and accrued liabilities)	—	144,283	—	—
Balance, end of period	$14,573,212	$4,246,442	$23,790,532	$8,847,304

The following table sets forth the gains (losses) on derivatives not designated as hedging instruments for the years ended January 31, 2023 and January 31, 2022:
	For year ended January 31, 2023			For year ended January 31, 2022
	Cost of sales	Interest expense	Total gain (loss) recognized in earnings	Cost of sales	Interest expense	Total gain (loss) recognized in earnings
Commodity forward contracts	$(3,831,421)	—	$(3,831,421)	$14,381,486	—	$14,381,486
Commodity futures contracts	(1,343,603)	—	(1,343,603)	(3,318,737)	—	(3,318,737)
Foreign exchange forward contracts	(2,365,050)	—	(2,365,050)	(1,807,302)	—	(1,807,302)
Interest swap contract	—	(144,283)	(144,283)	—	—	—
Total gain (loss) recognized in earnings	(7,540,074)	(144,283)	(7,684,357)	9,255,447	—	9,255,447

15.
Leases

Lessee Accounting
The following table sets forth the amounts relating to the Company’s total lease cost and other information.
	Year ended January 31, 2023	Year ended January 31, 2022
Operating lease cost:
Operating lease cost(1)	$943,331	$640,185
Non-Lease components(1)	—	13,387
	$943,331	$653,572
Short-term lease cost(3)	$3,600	$25,447
Finance lease cost:
Amortization	$890,763	$854,257
Interest on lease liabilities	1,186,716	1,212,634
	$2,077,479	$2,066,891
Total lease cost	$3,024,410	$2,745,910
Other information:
Sublease income(2)	$405,741	$539,757
Lease liability principal payments:
Finance leases	$1,197,395	$338,576
Operating leases	772,275	526,693
	$1,969,670	$865,269
Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$189,505	$—
Operating leases	3,734,640	127,104
	$3,924,145	$127,104
Weighted-average remaining lease term (in years)	7.96	8.75
Weighted average discount rate	3.58%	3.57%

(1)
Operating lease expenses comprising interest on operating lease liabilities and amortization, are reported under Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.
(2)
Sublease income is reported under Revenue on the Consolidated Statements of Operations and Comprehensive Loss.

(3)
Short-term leases are expensed and are reported under Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.

The maturity analysis of the lease liabilities at January 31, 2023 is as follows:
	Operating Leases	Finance Leases
2024	$991,534	$2,353,298
2025	938,220	2,297,738
2026	911,169	2,313,717
2027	841,859	2,176,719
2028	837,863	2,133,766
Thereafter	2,037,416	29,469,230
Total lease payments(1)	6,558,061	40,744,468
Less impact of discounting(2)	855,872	7,920,627
Lease liability	$5,702,189	$32,823,841

(1)
Minimum lease payments have not been reduced by minimum sublease income receipts of $2.1 million due in future periods under non-cancelable subleases as of January 31, 2023. Non-cancelable subleases primarily relate to agreements with third parties for the use of land with remaining sublease terms of approximately five years.

(2)
Calculated using the implicit rate of the lease, if available, or the incremental borrowing rate that is appropriate for the tenor and geography of the lease.

The Company subleases land that it leased in 2018. Refer to Note 19 for sublease income recognized. The following table sets out a maturity analysis of the lease receivables, showing the undiscounted lease payments to be received after the reporting date:
$
2024	492,957
2025	492,957
2026	492,957
2027	492,957
2028	492,957
Total undiscounted lease payments receivable	2,464,785

16.
Share capital

Authorized share capital
At January 31, 2023 and January 31, 2022, the Company had authorized an unlimited number of common shares and preferred shares. The Company has no preferred shares issued and outstanding.
Private placement
On January 19, 2021, the Company completed its brokered and non-brokered private placement of 20,216,656 Units, at a price of $2.00 per Unit for gross proceeds of $40,433,312 of which $200,000 was received after January 31, 2021 and recorded in the year ended January 31, 2022. Each unit consists of one common share of the Company and one-half of one common share purchase warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The issue price allocated to the share portion of the Unit was $1.50 and $0.50 was allocated to each half warrant and recorded within common stock (in additional paid in capital) and warrants respectively.
Marketing Rights
On February 1, 2022, the Company issued 997,835 voting common shares to secure an arrangement whereby the Company would act as the marketing agent for WestOak Naturals Inc. (“WestOak”) products and be entitled to commissions on sales to third parties. In contemplation of this arrangement, the Company recognized $1,995,670 in other intangible assets on its balance sheet on the date of the share issuance. On November 15, 2022, WestOak entered receivership and the Company recognized an impairment loss of $1,751,120, equal to the remaining unamortized intangible asset, and is presented as Impairment of goodwill and other intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.
Warrants
The Company has issued two types of warrants:
•
Share warrants entitling the holder to acquire additional common shares of the Company at a fixed ratio of one for one (the “Warrants”); and

•
Broker warrants entitling holders to acquire additional Units of the Company at a fixed ratio of one for one (the “Broker Warrants”).

A summary of the status of the Warrants outstanding is as follows:
	Number	Weighted Average Exercise Price
Outstanding at January 31, 2021	10,561,244	$3.75
Warrants issued	50,000	$3.75
Outstanding at January 31, 2022	10,611,244	$3.75
Warrants issued (Note 4)	682,061	$3.75
Outstanding at January 31, 2023	11,293,305	$3.75
On January 19, 2021, between the private placement Units of 10,108,328 and corporate finance fee Units of 502,916, the Company issued 10,611,244 Warrants pursuant to the Private Placement. Each warrant entitles the holder to purchase one common share at $3.75 per share until the date (the “Expiry Date”) that is the earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants. The Company may elect to accelerate the Expiry Date to the date that is thirty days following the date on which the Company issues a news release announcing the acceleration of the Expiry Date upon the ten consecutive trading day volume weighted average price of the common shares on a recognized exchange being equal to or exceeding $5.00, and within ten days of the end of such period.
Pursuant to the Private Placement on January 19, 2021, the Company also has outstanding at January 31, 2023, 1,609,332 Broker Warrants to acquire Units for $2.00 per Unit (2022 — 1,609,332 units at $2.00), which were issued 1,609,332 Broker Warrants to intermediaries as compensation for the Unit placement. Each unit consists of one common share of AFC and one-half of one common share purchase warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The Company may elect to accelerate the Expiry Date to the date that is thirty days following the date on which the Company issues a news release announcing the acceleration of the Expiry Date upon the ten consecutive trading day volume weighted average price of the common shares on a recognized exchange being equal to or exceeding $5.00, and within ten days of the end of such period. These Broker Warrants are separate from the Warrants and not included in the table above.

The following tables summarize the warrants that remain outstanding as at January 31, 2023:
Warrants	Exercise Price	Expiry
11,293,305	$3.75	The earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants of January 19, 2021 (10,611,244 warrants) and May 15, 2022 (682,061 warrants) as further outlined in Note 4.
Broker Warrants	Exercise Price	Expiry
1,609,332	$2.00	The earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants

17.
Stock Compensation

The Company’s employee stock compensation plans provide for the granting of options to employees to purchase common stock of the Company pursuant to the Company’s 2021 Stock Option Plan.
During the year ended January 31, 2023, 7,975,000 options were granted with an exercise price of $5.00 (“Tranche 2”). These options vest over three-year period starting the grant date and expire five years after the grant date. The grant date fair value for the Company’s Tranche 2 stock options for the year ended January 31, 2023 were based on the following assumptions used within the Black-Scholes option pricing model:
Expected dividend yield	0%
Expected volatility	73%
Risk-free interest rate	2.13%
Expected term	2.9 years
Weighted average grant date fair value	$0.51
The average expected life represents the period of time that option grants are expected to be outstanding, calculated using the simplified method (see Note 2).
A summary of Tranche 2 activity during the year ended January 31, 2023 is presented below:
Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2022	—	—
Granted	7,975,000	5.00
Exercised	—	—
Forfeited or expired	(150,000)	5.00
Outstanding as of January 31, 2023	7,825,000	5.00
Exercisable as of January 31, 2023	—	—
The weighted-average remaining contractual term of options outstanding as of January 31, 2023, is 4 years.
For the year ended January 31, 2023, $1,328,866 stock compensation expense has been recorded related to Tranche 2. As of January 31, 2023, the total unrecognized compensation expense related to Tranche 2 granted was $2.7 million. The Company expects to recognize these unrecognized compensation expense over a remaining weighted average period of 2.0 years.
In the year ended January 31, 2022, 7,450,000 options were granted with an exercise price of $2.00 (“Tranche 1”). The original vesting terms for the Tranche 1 options were to commence vesting on the date upon which the Company’s common shares begin to trade on a stock exchange in Canada or the United

States. During the year ended January 31, 2023, the Company modified the vesting start date for Tranche 1 to the original grant date. The Tranche 1 options vested over two- or three-year periods after the grant date and expire five years after the date of grant. The modification date fair value for the Company’s Tranche 1 stock options for the year ended January 31, 2023 were based on the following assumptions used within the Black-Scholes option pricing model:
Expected dividend yield	0%
Expected volatility	73%
Risk-free interest rate	0.7%
Expected term	2.7 years
Weighted average modification date fair value	$0.91
The average expected life represents the period of time that option grants are expected to be outstanding, calculated using the simplified method (see Note 2).
As a result of the modification, the Company recognized additional compensation expense of $5.4 million for the year ended January 31, 2023. As of January 31, 2023, the total unrecognized compensation expense related to Tranche 1 granted was $1.5 million. The Company expects to recognize these unrecognized compensation expense over a remaining weighted average period of 0.4 years.
A summary of Tranche 1 activity during the period ended January 31, 2023 is presented below:
Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2022	7,450,000	—
Granted	—	2.00
Exercised	—	—
Forfeited or expired	—	—
Outstanding as of January 31, 2023	7,450,000	2.00
Exercisable as of January 31, 2023	4,670,833	2.00
The weighted-average remaining contractual term of options outstanding and exercisable as of January 31, 2023, is 3 years.
In the year ended January 31, 2023, 600,000 options were granted with an exercise price of $7.63 (“Tranche 3”). The Tranche 3 options vest over a period of three years that is triggered upon a listing on an exchange. In the years ended January 31, 2023 and 2022, no stock compensation expense has been recorded related to the Tranche 3 options as the vesting period is conditional upon the Company’s common shares trading on a stock exchange in Canada or the United States.
The Company’s Restricted Share Unit Plan provides for the granting of restricted stock and restricted stock units (Restricted Stock Awards) at no cost to certain officers and key employees. During the year ended January 31, 2023, no Restricted Stock Awards were granted (2022 — 7,200,000). The Restricted Stock Awards were made in common stock or stock units over a vesting period of two years that is triggered upon a listing on an exchange. In the years ended January 31, 2023 and 2022, no stock compensation expense has been recorded related to the restricted stock awards as the vesting period is conditional upon the Company’s common shares trading on a stock exchange in Canada or the United States.

18.
Income taxes

Income tax recovery comprises of:
	Year ending
	January 31, 2023	January 31, 2022
Current tax recovery	$(15,370)	$—
Deferred tax recovery	(78,681)	—
Origination and reversal of temporary differences	—	(95,088)
Income tax recovery	$(94,051)	$(95,088)
The income tax expense differs from the amount computed by applying Canadian statutory rates to income before taxes for the following reasons:
	Year ending January 31, 2023	Year ending January 31, 2022
Loss after Equity method investment loss before income taxes	$(45,578,581)	$(5,872,326)
At the Company’s statutory income tax rate of 27%	(12,306,217)	(1,585,528)
Tax effect of the following:
Change in valuation allowance	9,519,156	1,566,355
Permanent differences and others	2,693,010	(75,915)
Income tax recovery	$(94,051)	$(95,088)
Deferred income tax assets and liabilities are made up of the timing differences on the following items:
	January 31, 2023	January 31, 2022
Property, plant and equipment	$(523,041)	$636,062
Intangibles	(24,451)	(118,242)
Non-capital loss carry forward	26,265,308	8,528,758
Share issue costs	248,323	460,207
Investment under significant influence	138,670	—
Forward contracts	(2,827,185)	(3,993,492)
Inventory	(283,336)	(385,517)
Valuation allowance	(22,994,288)	(5,206,457)
Net deferred tax liabilities	—	$(78,681)
As of January 31, 2023, and January 31, 2022, management assessed the realizability of deferred tax assets and evaluated the need for an amount of a valuation allowance for deferred tax assets on a jurisdictional basis. This evaluation utilizes the framework contained in ASC 740, Income Taxes, pursuant to which management analyzed all positive and negative evidence available at the balance sheet date to determine whether all or some portion of the deferred tax assets will not be realized. Under this guidance, a valuation allowance must be established for deferred tax assets when it is more likely than not (a probability level of more than 50%) that they will not be realized. Based upon available evidence, it was concluded on a more-likely-than-not basis that certain deferred tax assets were not realizable as of January 31, 2023. Accordingly, a valuation allowance of $22,994,288 has been recorded to offset these deferred tax assets.
As at January 31, 2023, the Company has Canadian non-capital loss carry-forwards of approximately $97,094,450 (January 31, 2022 — $31,587,994) which may be carried forward to apply against future income tax for Canadian income tax purposes. These non-capital loss carry-forwards begin to expire in 2040. Deferred tax assets have been recognized on these non-capital loss carry-forwards to the extent that they eliminate deferred tax liabilities. Deferred tax assets on the remaining non-capital loss carry-forwards in respect of these items have been fully provided for because it is unknown as to what future taxable profit will be available which the Company can utilize the benefits therefrom.
Description	Balance at Beginning of Fiscal Year	Additions Charged to Costs and Expenses	Acquisitions, Divestitures, and Others	Balance at End of Fiscal Year
Fiscal Year 2023:
Valuation allowance on DTA	5,206,457	9,519,156	8,268,675	22,994,288
Fiscal Year 2022:
Valuation allowance on DTA	3,640,102	1,566,355	—	5,206,457

19.
Segment information

For the Company’s reportable operating segments during the year ended January 31, 2023, revenue and net loss are as follows:
January 31, 2023	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Revenue	$392,430,824	$9,579,047	$941	$(5,546,308)	$396,464,504
Net loss for the year	$(16,051,802)	$(14,924,353)	$(14,508,375)	$—	$(45,484,530)
Assets	$149,336,997	$23,176,014	$14,114,352	$(5,737,987)	$180,889,376
For the Company’s reportable operating segments during the year ended January 31, 2022, net earnings (loss) are as follows:
January 31, 2022	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Consolidated
Revenue	$198,654,751	$202,962	$—	$198,857,713
Net loss for the year	$(1,715,505)	$(1,249,470)	$(2,812,263)	$(5,777,238)
Assets	$155,969,937	$4,006,528	$11,342,006	$171,318,471
Intersegment sales have been recorded at cost plus a margin. Net loss for each segment is based on revenue less identifiable expenses. Note that prior to the 2023 fiscal year, there were no intersegment transactions/balances to eliminate.
Geographic area information for net sales to external customers, determined based on the location of the customers to which the Company made the sales follows:
For the Years Ended	Year ended January 31, 2023	Year ended January 31, 2022
Canada	159,191,812	98,245,468
United States	87,691,635	36,690,542
Mexico	37,436,222	26,807,762
China	33,545,954	1,319,079
France	15,284,057	8,334,567
Turkey	11,981,465	7,255,828
Rest of the world	51,333,359	20,204,467
Total	396,464,504	198,857,713
As at January 31, 2023 and 2022 all long-lived assets other than the investment in affiliate are located in Canada.

20.
Revenue

The following tables present revenues from external customers disaggregated by timing of recognition and segment for the years ended January 31, 2023 and 2022.
	Year Ended January 31, 2023
	Revenue from contracts with customers (Topic 606 Revenue, point in time)	Commodity contracts (Topic 815 Revenue)	Land rent (Topic 842 Revenue)	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	—	99,918,425	—	99,918,425
Peas	—	54,915,488	—	54,915,488
Lentils	—	82,460,004	—	82,460,004
Wheat	—	34,137,384	—	34,137,384
Canary Seed	—	56,904,224	—	56,904,224
Canola	—	44,816,622	—	44,816,622
Other	—	13,473,085	405,741	13,878,826
Total Disruptive Agriculture & Rudimentary Ingredients	—	386,625,231	405,741	387,030,972
Total CPG	9,432,591	—	—	9,432,591
Total Corporate and Other	941	—	—	941
Total Revenue	9,433,532	386,625,231	405,741	396,464,504
	Year Ended January 31, 2022
	Revenue from contracts with customers (Topic 606 Revenue, point in time)	Commodity contracts (Topic 815 Revenue)	Land rent (Topic 842 Revenue)	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	—	26,594,259	—	26,594,259
Peas	—	29,568,660	—	29,568,660
Lentils	—	41,820,787	—	41,820,787
Wheat	—	20,369,584	—	20,369,584
Canary Seed	—	41,708,979	—	41,708,979
Canola	—	22,206,864	—	22,206,864
Other	—	15,845,861	539,757	16,385,618
Total Disruptive Agriculture & Rudimentary Ingredients	—	198,114,994	539,757	198,654,751
Total CPG	202,962	—	—	202,962
Total Corporate and Other	—	—	—	—
Total Revenue	202,962	198,114,994	539,757	198,857,713

21.
Fair value measurements

The Company’s various financial instruments include certain components of working capital such as trade accounts receivable and trade accounts payable. Additionally, the Company uses short and long-term debt to fund operating requirements. Trade accounts receivable, trade accounts payable, and short-term debt are each stated at their carrying values. As these financial instruments have maturities of less than twelve-months, the carrying values are reasonable proxies of fair value. The Company’s financial instruments also include derivative instruments, which are stated at fair value. For a definition of fair value and the associated fair value levels, refer to Note 1 — Nature of Business, Basis of Presentation and Significant Accounting Policies.
The following tables set forth, by level, the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:
	Fair Value Measurements at January 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$—	$32,268,912	$4,253,232	$36,522,144
Unrealized derivative gains:
Commodity contracts	—	—	14,030,350	14,030,350
Foreign exchange contracts	—	542,862	—	542,862
Total Assets	$—	$32,811,774	$18,283,582	$51,095,356
Liabilities:
Unrealized derivative losses:
Commodity contracts	$—	$—	$977,331	$977,331
Foreign exchange contracts	—	3,124,828	—	3,124,828
Interest swap contract		144,283	—	144,283
Total Liabilities	$—	$3,269,111	$977,331	$4,246,442
	Fair Value Measurements at January 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$—	$32,000,020	$15,755,973	$47,755,993
Unrealized derivative gains:
Commodity contracts	—	—	22,912,880	22,912,880
Foreign exchange contracts	—	877,652	—	877,652
Total Assets	$—	$32,877,672	$38,668,853	$71,546,525
Liabilities:
Unrealized derivative losses:
Commodity contracts	$—	$—	$8,122,172	$8,122,172
Foreign exchange contracts	—	725,132	—	725,132
Total Liabilities	$—	$725,132	$8,122,172	$8,847,304
Estimated fair values for inventories carried at fair value and forward commodity purchase and sale contracts are based on exchange-quoted or broker-quoted prices (observable inputs), adjusted for differences in local markets and quality, referred to as basis (unobservable inputs). Market valuations for the Company’s inventories and forward commodity purchase and sale contracts are adjusted for location and quality (basis) because the exchange-quoted prices represent contracts that have standardized terms for commodity, quantity, future delivery period, delivery location, and commodity quality or grade. The basis adjustments are generally determined using inputs from broker or dealer quotations or market transactions in either listed or over the counter (OTC) markets and are considered observable. In some cases, the basis adjustments are unobservable because they are supported by little to no market activity. When observable inputs are available for the commodity it is classified in Level 2. When unobservable inputs have a significant impact (more than 10%) on the measurement of fair value, the inventory or forward commodity purchase and sale contracts are classified in Level 3. Changes in the fair value of inventories and forward commodity purchase and sale contracts are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of products sold.
Derivatives also include contracts for foreign currencies and interest rate swaps. Foreign currency contracts are valued based on broker-quotes for foreign currencies and interest rate swaps are based on swap curves. As observable inputs are available for these derivatives they have been classified in Level 2. Changes in the fair value of foreign currency-related derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales and changes in the fair value of interest rate swap derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of interest expense.
The following tables present a roll forward of the activity of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended January 31, 2023 January 31, 2022.
	Fair Value Measurements at January 31, 2023
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2022	$15,755,973	$14,790,708	$30,546,681
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	(2,542,916)	(3,649,531)	(6,192,447)
Purchases	241,575,075	—	241,575,075
Sales	(242,016,500)	—	(242,016,500)
Settlements	—	1,911,842	1,911,842
Transfer into Level 3	2,089,634	—	2,089,634
Transfer out of Level 3	(10,608,034)	—	(10,608,034)
Ending balance, January 31, 2023	$4,253,232	$13,053,019	$17,306,251
	Fair Value Measurements at January 31, 2022
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2021	$4,696,097	$409,222	$5,593,058
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	452,501	14,381,486	15,243,209
Purchases	54,240,073	—	54,240,073
Sales	(45,635,791)	—	(45,635,791)
Settlements	—	—	(409,222)
Transfer into Level 3	4,859,554	—	4,859,554
Transfer out of Level 3	(2,856,461)	—	(2,856,461)
Ending balance, January 31, 2022	$15,755,973	$14,790,708	$30,546,681
Transfers into Level 3 of assets and liabilities previously classified in Level 2 were due to a significant increase in the relative value of unobservable inputs to the total fair value measurement of certain inventories. Transfers out of Level 3 were primarily due to a significant decrease in the relative value of unobservable inputs to the total fair value measurement of certain inventories and thus permitting reclassification to Level 2.
The following table outlines the weighted average percentage of the unobservable price components included in the Company’s Level 3 valuations as of January 31, 2023 and 2022. The Company’s Level 3 measurements for inventory and forward commodity purchase and sale contracts include adjustments for differences in market zones which are unobservable inputs and are impacted by location, local markets and quality. In some cases the commodity prices are considered unobservable because they are supported by little to no market activity.
	Market zone adjustments as weighted average % of total fair value
	January 31, 2023		January 31, 2022
Description	Assets	Liabilities	Assets	Liabilities
Inventories carried at fair value	14.5%	—%	11.3%	—%
Commodity contracts	13.3%	10.5%	31.0%	16.7%
If the Company used different methods or inputs to determine fair values, amounts reported as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ. Factors such as the ability to substitute products, weather, fuel costs or contract specific terms could impact the judgments of the unobservable market zone adjustments. Additionally, if market conditions change subsequent to the reporting date, amounts reported in future periods as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ.
22.
Related Party transactions and balances

Related party transactions include transactions with corporate investors who have representation on the Company’s Board.
Kambeitz Agri Inc. (“Agri”) is considered a related party due to one common director. At January 31, 2023, there are amounts owing of $178,500 (January 31, 2022 — $178,500) included in due to related parties. In the absence of set repayment terms on the amount due to Agri, there is no term that prevents Agri from demanding repayment. Accordingly, the amount has been classified as a current liability.
KF Kambeitz Farms Inc. (“KF Farms”) is considered a related party due to one common director. Commodity purchases and grain handling service provided by KF Farms during the year ended January 31, 2023 was $19,224,028 (January 31, 2022 — $13,764,246) and are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales. KF Farms provided selling, general and administrative services amounting to $28,895 (January 31, 2022 — $117,557). Commodity sales to KF Farms during the year ended January 31, 2023 amounted to $271,170 (January 31, 2022 — $2,403,633). At January 31, 2023 there are amounts receivable of $159,960 (January 31, 2022 — $nil) and payable of $8,302,016 (January 31, 2022 — $7,194,304) included in due from or to related parties. While there is no set repayment term on the amount due from KF Farms, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.
Purely Canada Terminal Corp (“PCTC”) is considered a related party to due to one common director. Prior to leasing the terminal as described below, Above utilized grain handling, storage, and project management services provided by PCTC. As a result of the lease, during the years ended January 31, 2023 and 2022, grain handling, storage, and project management services in the amount $nil were provided by PCTC. At January 31, 2023 there is an amount receivable of $142,446 (January 31, 2022 — $149,436) that is included in due from related parties. While there is no set repayment term on the amount due from PCTC, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.
Above also has a lease with PCTC for use of the Grain Terminal at Lajord for a period of ten (10) years which commenced November 30, 2020 and may be renewed for an additional three ten (10) year terms. Basic rent is equal to the exact monthly BDC mortgage payment payable of principal, and interest as well as the monthly RBC prime rate of interest multiplied by the shareholder loan balance of $12,800,000. There is an option to purchase the Grain Terminal at the conclusion of the first ten (10) year term for a purchase price of $34,850,000 minus all principal payments made as part of the basic rent. Lease and utilities payments made to PCTC during year ended January 31, 2023 was $2,647,497 (January 31,

2022 — $1,558,052). At January 31, 2023 the lease liability remaining was equal to $32,665,304 (January 31, 2022 — $33,248,418).
23.
Nature of expenses

	January 31, 2023	January 31, 2022
Depreciation and amortization	$1,817,286	$511,816
Wages and salaries (including stock compensation expense)	15,627,230	3,947,636
Professional services	4,567,076	4,379,672
Advertising and promotions	1,534,451	551,863
Insurance	1,552,871	494,789
Rent	1,067,331	117,670
Supplies and utilities	1,491,994	834,794
Repairs and maintenance	477,845	151,915
Bad debt	879,205	777
Meals and entertainment	293,710	36,281
Bank charges	221,742	147,496
Business fees and licenses	117,950	54,775
Contracts and development fees	157,791	48,675
Courier and postage	162,932	100,554
Motor vehicle expenses	238,944	56,602
Subscription and memberships	131,277	45,642
Travel	187,385	95,854
Property taxes	71,168	50,412
Other	509,216	66,384
Selling, general and administrative	$31,107,404	$11,693,607

24.
Commitments and Contingencies

In the ordinary course of business, the Company may be involved in various legal proceedings and subject to claims that arise. The results of litigation and claims are inherently unpredictable and uncertain, the Company is not currently a party to any legal proceedings which may have a probable or estimatable outflow of economic resources.
25.
Loss per share

The Company computes basic loss per share using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common shares and common share equivalents of potentially dilutive securities that are outstanding during the year, except in years in which the Company incurs a net loss. The Company’s potentially dilutive securities consist of warrants, stock options, and restricted stock units.

The weighted average share impact of warrants, broker warrants, restricted stock units, stock options, and convertible loans that were excluded from the calculation of diluted shares outstanding, because they are anti-dilutive for the years ended January 31, 2023 and 2022, are as follows:
Anti-dilutive common share equivalents	January 31, 2023	January 31, 2022
Warrants	11,293,305	10,611,244
Broker warrants	1,609,332	1,609,332
Restricted stock units	7,200,000	7,200,000
Stock Options	16,025,000	7,450,000
Convertible debt	2,842,825	—
	38,970,462	26,870,576

26.
Subsequent events

The Company has completed an evaluation of all subsequent events after the audited balance sheet date of January 31, 2023 through February 9, 2024, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosures of events both recognized in the financial statements as of January 31, 2023 and events that occurred subsequently but were not recognized in the financial statements.
Effective March 23, 2023, the Company entered into a share purchase agreement to acquire 100% of the issued and outstanding common shares of Discovery Seeds Labs Ltd., paid by USD $2 million in cash and 502,088 of the Company’s common shares. The $2M in cash was funded by the BNS.
On April 29, 2023, the Company entered into a business combination agreement (“Business Combination” or “Agreement”) with Bite and 2510169 Alberta Inc. (“TopCo”), pursuant to which Bite and the Company agreed to combine in a business combination that will result in each of Bite and the Company becoming a wholly owned subsidiary of TopCo. The closing of the transactions contemplated by the Agreement are conditional on several items, including requisite pre-approvals by Bite’s shareholders. Upon the closing of the transactions contemplated by the Agreement, TopCo’s common shares and warrants will be listed on the New York Stock Exchange. On the date of the closing, the Company’s shareholders will effect a share exchange pursuant to which the Company’s shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo common shares, TopCo class A earnout shares and TopCo class B earnout shares, resulting in the Company becoming a direct, wholly owned subsidiary of TopCo. As a result of this share exchange, a number of TopCo common shares equal to USD $206,000,000 divided by USD $10.00, will be issued to the Company’s shareholders or allocated to holders of the Company’s stock options, restricted share units and warrants for issuance upon exercise thereof.
There can be no assurance however that the foregoing transaction will be successfully consummated.
On August 28, 2023, Above Food entered into an asset-purchase agreement pursuant to which Above Food will purchase certain AI-based genomic assets, intellectual property, and trait development technology licensing rights from NRGene Technologies Ltd. (“NRGene”). NRGene will receive a combination of $2.5 million cash and $10 million in common shares of TopCo, calculated as of the date of the IPO, as well as royalties from commercialization of specific projects. Pursuant to the asset-purchase agreement, closing of the acquisition is contingent on the closing of the Business Combination.

ABOVE FOOD CORP.
Condensed Consolidated Financial Statements
For the Nine Month Period Ended October 31, 2023

ABOVE FOOD CORP.
Consolidated Balance Sheets
(Unaudited) (Expressed in Canadian dollars)
As at	Note(s)	October 31, 2023	January 31, 2023
ASSETS
Current Assets:
Cash		$260,400	$2,327,797
Accounts receivable, net		28,169,767	33,664,121
Loans receivable	9	690,815	552,003
Inventory	5	26,053,738	47,919,591
Commodity forward contracts	14	20,145,591	14,030,350
Foreign exchange forward contracts	14	440,806	542,862
Other assets	7	2,268,812	3,458,705
		78,029,929	102,495,429
Investment in affiliate	6	9,680,466	9,541,713
Property, plant and equipment, net	10	27,971,161	26,377,900
Intangible assets, net	11	2,857,014	2,938,340
Operating lease right-of-use assets		5,476,118	5,702,190
Finance lease Right-of-use assets		31,780,950	32,475,705
Goodwill	11	1,970,533	—
Due from related parties	20	189,926	302,406
Other assets	8	2,604,881	1,055,693
Total Assets		$160,560,978	$180,889,376
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	14	$54,012,308	$47,396,393
Customer deposit		3,340,770	2,671,068
Short-term debt and credit facilities	12	39,500,000	47,500,000
Bank indebtedness	12	7,401,164	5,745,489
Long-term debt, current portion	13	30,858,282	23,259,226
Due to related parties	20	6,245,098	8,480,516
Operating lease liabilities, current portion		871,462	796,801
Finance lease liabilities, current portion		1,193,241	1,203,809
Commodity forward contracts	14	1,626,628	977,331
Foreign exchange forward contracts	14	4,065,692	3,124,828
		149,114,645	141,155,461
Long-term debt	13	195,874	577,517
Deferred tax liability	16	225,000	—
Operating lease liabilities		4,604,657	4,905,388
Finance lease liabilities		30,726,159	31,620,032
		184,866,335	178,258,398
Shareholders’ equity:
Voting common shares, $0.00001 par value, unlimited shares authorized; 78,032,167 and 77,452,927 shares issued and outstanding as of October 31, 2023 and January 31, 2023, respectively. In connection with the acquisition of FDO (Note 4) 432,780 shares are held in escrow and to be released contingently upon the satisfaction of certain conditions.		781	775
Additional paid-in capital		44,751,424	41,474,196
Warrants		11,676,046	11,676,046
Retained deficit		(81,230,981)	(50,567,976)
Accumulated other comprehensive income		497,373	47,937
Total shareholders’ equity		(24,305,357)	2,630,978
Total liabilities and shareholders’ equity		$160,560,978	$180,889,376
The accompanying notes are an integral part of these consolidated financial statements.

ABOVE FOOD CORP.
Consolidated Statements of Operations
(Unaudited) (Expressed in Canadian dollars)
	Note	Nine Months Ended October 31
		2023	2022
Revenue	18, 20	$273,706,069	$272,774,693
Cost of sales	20	275,323,929	274,104,650
Gross loss		(1,617,860)	(1,329,957)
Expenses
Selling, general and administrative	21	22,910,233	21,937,017
Research and development		130,677	324,356
Impairment of goodwill and other intangible assets	11	406,337	6,866,121
		23,447,247	29,127,494
Loss from operations		(25,065,107)	(30,457,451)
Interest revenue		168,543	168,071
Interest expense	13	(5,455,758)	(3,541,357)
Net loss before income taxes		(30,352,322)	(33,830,737)
Income tax recovery
Current	16	—	—
Deferred	16	—	(15,370)
Income tax recovery		—	(15,370)
Equity method investment loss		310,683	609,546
Net loss for the period		$(30,663,005)	$(34,424,913)
Net loss per share of common stock
Basic and diluted	23	(0.40)	(0.45)
Weighted average common shares outstanding Basic and diluted	23	77,483,574	75,708,708
The accompanying notes are an integral part of these consolidated financial statements.

ABOVE FOOD CORP.
Consolidated Statements of Comprehensive Loss
(Unaudited) (Expressed in Canadian dollars)
	Note	Nine Months Ended October 31
		2023	2022
Other comprehensive income:
Cumulative translation adjustments		570,784	49,250
Tax effect		(121,348)	(13,298)
Total other comprehensive income		$449,436	$35,952
Comprehensive loss for the period		$(30,213,569)	$(34,388,961)
The accompanying notes are an integral part of these consolidated financial statements.

ABOVE FOOD CORP.
Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited) (Expressed in Canadian dollars)
	Note	Common Stock		Additional Paid-in Capital	Warrants	Retained Earnings (Deficit)	Accumulated Other Comprehensive income (loss)	Total Shareholders’ Equity
		Shares	Amount
Balance, January 31, 2023		77,452,927	$775	$41,474,196	$11,676,046	$(50,567,976)	$47,937	$2,630,978
Issuance for acquisition of Discovery Seed Labs	4	502,088	5	1,213,558	—	—	—	1,213,563
Stock compensation expense		77,152	1	2,063,670	—	—	—	2,063,671
Net loss for the period		—	—	—	—	(30,663,005)	—	(30,663,005)
Other comprehensive income		—	—	—	—	—	449,436	449,436
Balance, October 31, 2023		78,032,167	$781	$44,751,424	$11,676,046	$(81,230,981)	$497,373	$(24,305,357)
	Note	Common Stock		Additional Paid-in Capital	Warrants	Retained Earnings (Deficit)	Accumulated Other Comprehensive income (loss)	Total Shareholders’ Equity
		Shares	Amount
Balance, January 31, 2022		72,207,488	$722	$26,081,977	$11,185,226	$(5,083,446)	$—	$32,184,479
Issuance to WestOak Naturals Inc.		997,835	10	1,995,660	—	—	—	1,995,670
Issuance for acquisition of Culcherd		1,616,705	16	2,753,745	—	—	—	2,753,761
Issuance for acquisition of NorQuin	4	1,565,595	16	2,672,774	490,820	—	—	3,163,610
Issuance for acquisition of FDO	4	1,065,304	11	1,057,808	—	—	—	1,057,819
Stock compensation expense		—	—	5,048,936	—	—	—	5,048,936
Net loss for the period		—	—	—	—	(34,424,913)	—	(34,424,913)
Other comprehensive income		—	—	—	—	—	35,952	35,952
Balance, October 31, 2022		77,452,927	$775	$39,610,900	$11,676,046	$(39,508,359)	$35,952	$11,815,314
The accompanying notes are an integral part of these consolidated financial statements.

ABOVE FOOD CORP.
Consolidated Statements of Cash Flows
(Unaudited) (Express in Canadian dollars)
		Nine months ended October 31
	Note	2023	2022
Cash flows from operating activities:
Net (loss) income		$(30,663,005)	$(34,424,913)
Items not affecting cash:
Depreciation and amortization	10, 11	2,653,613	1,905,943
Stock compensation expense		2,063,671	5,048,936
Loss on sale of assets		164,484	8,242
Impairment of goodwill and other intangible assets	11	406,337	6,866,121
Non-cash interest expense		2,208,247	258,544
Non-cash lease expense		592,246	457,628
Equity method investment loss	6	310,683	609,546
Changes in operating assets and liabilities:
Accounts receivable		5,669,427	(10,536,048)
Inventory	5	21,865,853	(7,626,884)
Commodity forward contracts	14	(5,465,944)	(660,493)
Foreign exchange forward contracts	14	1,042,920	10,162,930
Other assets	8	(359,295)	(975,267)
Operating lease liabilities		(592,244)	(457,628)
Accounts payable and accrued liabilities		6,577,647	13,864,284
Deposits		669,702	9,947,853
		7,144,342	(5,551,206)
Cash flows from investing activities:
Loans issued	9	(138,812)	(607,127)
Business acquisitions, net of cash acquired	4	(1,590,913)	(282,032)
Purchase of intangible assets	11	(60,296)	(285,322)
Proceeds from sale of assets		169,301	2,476,528
Purchase of property, plant and equipment	10	(3,228,481)	(1,714,203)
		(4,849,201)	(412,156)
Cash flows from financing activities:
Short-term debt and credit facilities	12	(6,344,325)	2,185,260
Proceeds from issuance of long-term debt	13	6,473,395	11,000,000
Repayment of long-term debt	13	(1,464,229)	(558,445)
Repayment of amounts due to related parties	19	(2,122,938)	(7,275,727)
Repayment of finance lease liabilities		(904,441)	(891,094)
		(4,362,538)	4,456,994
Decrease in cash during the period		(2,067,397)	(1,503,368)
Cash – beginning of period		2,327,797	2,057,022
Cash – end of period		$260,400	$553,654
The accompanying notes are an integral part of these consolidated financial statements.

ABOVE FOOD CORP.
Notes to the Consolidated Financial Statements
For the nine month period ended October 31, 2023 and nine month period ended October 31, 2022
1.
Nature of the business

Above Food Corp. (“Above”, “AFC” or the “Company”) and its subsidiaries’ commercial business is the purchase and sale of crop commodities, the development, aggregation and commercialization of related product, the production and sale of plant based dairy products.
On April 29, 2023, the Company entered into a business combination agreement (“Business Combination” or “Agreement”) with Bite Acquisition Corp. (“Bite”) and Above Food Ingredients Inc. (formerly 2510169 Alberta Inc.) (“TopCo”), pursuant to which Bite and the Company agreed to combine in a business combination that will result in each of Bite and the Company becoming a wholly owned subsidiary of TopCo. The closing of the transactions contemplated by the Agreement are conditional on several items, including requisite pre-approvals by Bite’s shareholders. Upon the closing of the transactions contemplated by the Agreement, TopCo’s common shares and warrants will be listed on the New York Stock Exchange. On the date of the closing, the Company’s shareholders will effect a share exchange pursuant to which the Company’s shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo common shares, TopCo class A earnout shares and TopCo class B earnout shares, resulting in the Company becoming a direct, wholly owned subsidiary of TopCo. As a result of this share exchange, a number of TopCo common shares equal to USD $206,000,000 divided by USD $10.00, will be issued to the Company’s shareholders or allocated to holders of the Company’s stock options, restricted share units and warrants for issuance upon exercise thereof. There can be no assurance however that the foregoing transaction will be successfully consummated and no assurance that Bite will obtain the necessary approvals to amend its charter to extend beyond its current termination date of February 17, 2024.
2.
Summary of Significant Accounting Policies

Basis of presentation
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to Securities and Exchange Commission (“SEC”) rules. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The condensed consolidated balance sheet at January 31, 2023 has been derived from Above Food’s audited consolidated financial statements at that date. Operating results for the nine months ended October 31, 2023 are not necessarily indicative of the results to be expected for the year ending January 31, 2024. The financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended January 31, 2023, presented separately in this registration statement.
The Company’s presentational currency is the Canadian dollar and amounts presented in these consolidated financial statements are in Canadian dollars unless otherwise indicated.
Liquidity and Going Concern
The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. For the nine month period ended October 31, 2023, the Company incurred a net loss of $30,663,005. As at October 31, 2023, the Company had an accumulated deficit of $81,230,981 and had a working capital working capital deficiency of $71,084,716. Furthermore, as of October 31, 2023, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings and was in default of repaying $6.2 million of debt payable to Grupo Vida Canada that was due on January 27, 2024 as more fully described in notes 12 and 13. Since October 31, 2023, the Company has extended the repayment date for the loans payable to Lexington Capital to May 31, 2024. The Company is currently in negotiations with Grupo Vida Canada to extend the convertible debt that came due on January 27, 2024 and with the Bank of Nova Scotia to renew the Banker’s Acceptances that are due in February and March of 2024.
Historically, the Company’s activities and growth have been supplemented through private placements of equity securities and debt, however there can be no assurance the Company will be successful in obtaining further equity and debt financing nor can there be any assurance that the Company will be able to maintain the support of its current lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants. The Company also expects to continue to incur recurring losses as it continues to grow its business and has incurred significant costs in preparation for the go public transaction with Bite. The Company also has certain convertible debt repayable in cash in the event the go public transaction does not proceed (see Note 13). These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date of these consolidated financial statements.
The Company intends to ensure sufficient capital to finance its growth and operations by raising capital through the proposed transaction with Bite (see Note 1), which would also reduce the cash burden of certain debt obligations outstanding (see Note 13) as some of these obligations can contractually be settled in shares of the public company that emerges following the contemplated transaction with Bite. There can be no assurance that the foregoing transaction will be successfully consummated and no assurance that Bite will obtain the necessary approvals to amend its charter to extend beyond its current termination date of February 17, 2024.
If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenue and expenses, and the classifications used in the consolidated statements of financial position. The consolidated financial statements do not include adjustments that would be necessary if the going concern assumption were not appropriate.
Use of Estimates and Judgement
The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements. These estimates, judgments and assumptions are evaluated on an ongoing basis. Management bases our estimates on historical experience and on various other assumptions that management believes are reasonable at that time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in those estimates could materially impact the consolidated financial statements, and actual results may differ from those estimates. In particular, key estimates, judgements and assumptions include, but are not limited to (i) the valuation of inventories, (ii) fair value of financial instruments, (iii) valuation and impairment of goodwill and other intangible assets, and (iv) fair value of stock options.
Principles of Consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries as follows:
Entity	Location	Ownership interest	Status
Purely Canada Foods Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Lands Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Kindersley Ingredients Inc.	Canada	100%	Consolidated subsidiary
Above Food Brands Inc.	Canada	100%	Consolidated subsidiary
Wood + Water Food Inc.	Canada	100%	Consolidated subsidiary
Northern Quinoa Production Corporation (Note 4)	Canada	100%	Consolidated subsidiary
Farmer Direct Organic Ltd. (Note 4)	Canada	100%	Consolidated subsidiary

Entity	Location	Ownership interest	Status
Discovery Seed Labs Ltd. (Note 4)	Canada	100%	Consolidated subsidiary
Above Food Ingredients Inc.	Canada	100%	Consolidated subsidiary
Discovery Earth Sciences Inc.	Canada	100%	Consolidated subsidiary
Above Regenerative Agriculture Corp.	Canada	100%	Consolidated subsidiary
Above Food USA Corp.	USA	100%	Consolidated subsidiary
Above Food Ingredients Corp. (USA)	USA	100%	Consolidated subsidiary
Discovery Regenerative Agriculture Corp. (USA)	USA	100%	Consolidated subsidiary
Above Merger Sub, Inc.	USA	100%	Consolidated subsidiary
Each of these entities is assessed for consolidation based on its specific facts and circumstances. The Company consolidates all entities that it controls either through a majority voting interest or where it is the primary beneficiary of a VIE. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary.
For those entities where the Company holds a variable interest, the Company determines whether each of these entities qualifies as a VIE and, if so, whether or not the Company is the primary beneficiary. The assessment of whether the entity is a VIE is generally performed qualitatively, which requires judgment. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, (c) determining whether two or more parties’ equity interests should be aggregated, and (d) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. Significant judgement involves analysis of the risks and rewards the VIE’s operations generate and the nature of the Company’s involvement with and interest in the VIE.
For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly or indirectly by the Company.
The Company holds a variable interest in a VIE which are not consolidated as it is determined that the Company is not the primary beneficiary. The Company’s involvement with this entity is in the form of direct equity interests and loan investments. The maximum exposure to loss represents the loss of assets recognized by the Company relating to the non-consolidated VIE. The Company’s maximum exposure to loss relating to the non-consolidated VIE was as follows:
	October 31, 2023	January 31, 2023
Investment in affiliate	$9,680,466	$9,541,713
Loans receivable	690,815	552,003
Maximum exposure to loss	$10,371,281	$10,093,716
Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities. Under the voting interest entity model, the Company consolidates those entities it controls through a majority voting interest.
All inter-company transactions and balances are eliminated on consolidation.
Subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.

Accounts Receivable
The Company maintains an allowance for doubtful accounts equal to the expected credit losses on amounts receivable based on its historical collection experience, current conditions and future forecasts. Receivables are written-off and charged against the recorded allowance when the Company has exhausted collection efforts without success. The allowance for expected credit losses is as follows:
Balance, January 31, 2023	$471,988
Write-offs charged against the allowance	$(471,988)
Provision for expected credit losses	$205,000
Balance, October 31, 2023	$205,000
Loans Receivable
The loans receivables are made to an equity investee and carried at amortized cost. When assessing loans receivable for impairment, the Company considers the underlying assets and the income generating ability of the entities to which loans have been advanced. There were no expected credit losses as of October 31, 2023 and January 31, 2023. Interest income on the loans receivable are recognized on an accrual basis.
Credit Risk
The risk of financial loss in the event of failure of a customer or counterparty to a financial instrument to meet its contractual obligation is defined as credit risk. The Company’s principal exposure to credit risk is in respect to its accounts receivable and commodity forward contracts receivable. A substantial portion of the Company’s accounts receivable is with customers in the agriculture industry and is subject to normal industry credit risks. A portion of the Company’s sales and related accounts receivable are also generated from transactions with customers in overseas markets.
Accounts receivable are subject to credit risk exposure and the carrying values reflect management’s assessment of the associated maximum exposure to such credit risk. The Company regularly monitors customers for changes in credit risk. The Company’s credit exposure is mitigated through the use of credit practices that limit transactions according to the customer’s credit quality and due to the accounts receivable being spread over a large number of customers. Trade receivables from international customers are insured for events of non-payment through third-party export insurance to mitigate against credit risk. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit or letter of credit is received before goods are shipped.
During the nine month periods ended October 31, 2023 and 2022 there were no customers that represented more than 10% of revenue. The Company does not believe that any single customer group represents a significant concentration of credit risk.
3.
Recent Accounting Pronouncements

Accounting pronouncements issued and adopted
On February 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which introduces a new accounting model, referred to as the current expected credit losses (“CECL”) model, for estimating credit losses on certain financial instruments and expands the disclosure requirements for estimating such credit losses. Under the new model, an entity is required to estimate the credit losses expected over the life of an exposure (or pool of exposures). The guidance also amends the current impairment model for debt securities classified as available-for-sale securities.
The Company has identified the following types of financial assets that are within the scope of ASU 2016-13:
•
Accounts receivable

•
Loan receivable

The adoption of ASU 2016-13 did not have a material impact on our condensed consolidated financial statement presentation or disclosures.
4.
Acquisitions and dispositions

Business combinations
Northern Quinoa Production Corporation
On May 18, 2022 the Company entered into a contract (“the Purchase Agreement”) to acquire 100% of the issued and outstanding common shares of Northern Quinoa Production Corporation (“NorQuin”) , for $3,163,610 (“Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by issuing 1,565,595 voting common shares with an estimated value of $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820. In determining the fair value of the Purchase Price, the Company considered the restrictions that were imposed on the shares and warrants.
NorQuin’s acquisition is aligned with the Company’s approach to becoming a distinguished vertically integrated plant-based food company.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
NorQuin
Working capital	$826,146
Property, plant, and equipment	5,927,331
Intangible assets other than goodwill	725,000
Long-term liabilities	(3,768,857)
Lease liability	(546,010)
Net assets acquired and aggregate consideration	$3,163,610
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	NorQuin
Brand and trademark	10 Years	$275,000
Plant breeders’ rights	5 Years	450,000
Total intangible assets acquired		$725,000
Farmer Direct Organic Ltd.
On June 3, 2022 the Company acquired 100% of the issued and outstanding common shares of Farmer Direct Organic Foods Ltd. (“FDO”), a supplier of Regenerative Organic CertifiedTM grains, in exchange for 1,065,304 voting common shares of the Company. Of these shares, 432,780 were placed in escrow pending meeting certain milestones based on a combination of revenue and EBITDA as defined within the contract. As of the date of acquisition, management has estimated that revenue and EBITDA milestones will not be achieved, and as a result, no value has been assigned to the 432,780 shares. The shares will be cancelled at each milestone date that the related milestones are not met. The acquisition of control was considered to be a business combination and accounted for using the acquisition method. In determining the fair value of the purchase price, the Company considered the restrictions that were imposed on the shares and warrants.
The acquisition of FDO complements the Company’s preexisting brand strategy. Goodwill in the acquisition is recorded in the FDO reporting unit and attributable to the expected benefits from the synergies of gaining increased control over the supply chain of the Company’s organic plant protein and ancient grain product portfolios. No goodwill is deductible for tax purposes. During the nine-month period ended October 31, 2022, the goodwill in the FDO reporting unit was fully impaired. In addition, during the nine-month period ended October 31, 2022, the intangible asset relating to customer relationships was impaired by $854,377, while the intangible asset relating to brand and trademarks was impaired by $197,150.
The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:
FDO
Working capital	$1,251,916
Property, plant, and equipment	235,122
Intangible assets other than goodwill	2,782,000
Long-term liabilities	(190,862)
Goodwill	1,526,171
Net assets acquired and aggregate consideration	$5,604,347
Consideration paid	FDO
Common shares issued	1,057,819
Accounts payable settled by the Company	418,761
Loan receivable due from FDO	4,127,767
Aggregate consideration	$5,604,347
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	FDO
Customer relationships	5 Years	$2,280,000
Brand and trademark	10 Years	502,000
Total intangible assets acquired		$2,782,000
Discovery Seed Labs Ltd.
On March 23, 2023 the Company entered into a contract (“the Purchase Agreement”) to acquire 100% of the issued and outstanding common shares of Discovery Seed Labs Ltd. (“Discovery”), for $3,213,563 (“Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price via a cash payment of $2,000,000 and issuing 502,088 voting common shares with an estimated value of $1,213,563. In determining the fair value of the Purchase Price, the Company considered the restrictions that were imposed on the shares.
Discovery’s acquisition is aligned with the Company’s approach to becoming a distinguished vertically integrated plant-based food company.
The aggregate consideration of this acquisition has been preliminarily allocated to the fair values of the acquired assets and assumed liabilities as follows:
Discovery
Working capital	$545,892
Property, plant, and equipment	93,852
Intangible assets other than goodwill	828,286
Deferred tax liability	(225,000)
Goodwill	1,970,533
Net assets acquired and aggregate consideration	$3,213,563
The fair values allocated to assets acquired and liabilities assumed are preliminary as the Company is in the process of gathering information relating to the acquired assets, and are subject to adjustment based on further analysis and evaluation over the course of the measurement period which will not exceed twelve months from the acquisition date.
The following table sets forth the fair values and the useful lives of the intangible assets acquired:
	Useful lives	Discovery
Customer relationships	5 Years	$468,550
Brand	10 Years	114,172
Favourable lease terms	4 Years	126,644
Other intangibles	3 Years	118,920
Total intangible assets acquired		$828,286
Effective March 23, 2023, results from Discovery’s operations have been included in the consolidated statements of operations and comprehensive loss. For the nine month period ended October 31, 2023, $558,907 of revenue and $40,245 of net income were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $35,949 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the nine month period ended October 31, 2023.
On a pro forma basis, if the Company had Discovery starting February 1, 2022, the revenue and earnings of the combined entity would be as follows for the periods ended October 31, 2023 and October 31, 2022:
	Nine month period ended October 31, 2023		Nine month period ended October 31, 2022
	Discovery historical (unaudited)	Combined entity pro forma (unaudited)	Discovery historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$864,832	$274,011,994	$843,467	$273,618,160
Net income (loss)	179,992	(30,523,257)	(183,833)	(34,608,746)
The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets.
5.
Inventory

	October 31, 2023	January 31, 2023
Commodity inventories carried at fair value	$22,341,588	$36,522,144
Commodity inventories carried at cost	1,998,699	4,851,694
Finished goods carried at cost	1,713,451	6,545,753
Commodity Inventory	$26,053,738	$47,919,591

6.
Investment in affiliate

	October 31, 2023		January 31, 2023
	Membership interest	Carrying amount	Membership interest	Carrying amount
Equity method investment in Atlantic Natural Foods LLC	33.06%	$9,680,466	33.06%	$9,541,713
Atlantic Natural Foods, LLC (“ANF”) produces various branded foods under its proprietary labels. Effective September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement (“Agreement”) with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches. The Company accounts for its interest in ANF using the equity method of accounting as ANF is an LLC which maintains specific ownership accounts for each investor.

As part of the first tranche, on September 7, 2021, Above purchased 51.86 units of ANF representing 5.0% membership interests, for CAD $1,500,566 (USD $1,185,000). On December 31, 2021, under the second tranche, Above Food increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for CAD $2,550,479 (USD $2,000,000).
On January 20, 2023, under the third tranche, Above Food increased its membership interest of ANF to 33.06% by purchasing 203.53 units representing 19.66% membership interests, for CAD $6,255,400 ($USD $4,650,000).
No amounts have been paid to date of these financial statements to purchase the remaining 66.94% of ANF under the fourth tranche.
The Company’s current ownership interest of ANF as well as future purchases of ANF have been pledged as security to Lexington Capital (see Note 13).
The approximate CAD $9.4 million (USD $7 million) difference in value between the consideration paid to acquire ANF and the Company’s share of underlying carrying value of the net assets of ANF relates to incremental fair market value of inventory which is recorded as the inventory is sold, identifiable intangible assets (customer relationships and brand) with definite lives amortized over the related assets’ remaining useful lives, and equity method goodwill that is not amortized.
During the nine month period ended October 31, 2023, Above recognized an equity method investment loss of $310,683 (nine month period ended October 31, 2022 — $609,546) attributable to its investment in ANF.
The Company did not receive distributions from ANF during the periods ended October 31, 2023 and 2022.
The changes in the carrying value of investments in affiliates during the nine month period ended October 31, 2023 are as follows:
Balance, January 31, 2023	9,541,713
Equity method loss	(310,683)
Foreign currency translation adjustment, net of tax	449,436
Balance, October 31, 2023	9,680,466

7.
Other current assets

	October 31, 2023	January 31, 2023
Prepaid expenses	$1,598,264	$1,967,126
Note receivable due from Sonic Milling Systems Ltd., at an interest rate of prime rate + 2%, receivable by January 15, 2024	670,548	1,491,579
	$2,268,812	$3,458,705

8.
Other non-current assets

	October 31, 2023	January 31, 2023
Deferred stock issuance costs	$2,594,027	$946,087
Deposits	$10,854	$109,606
	$2,604,881	$1,055,693

9.
Loans receivable

	October 31, 2023	January 31, 2023
Loan, denominated in USD, receivable due from Atlantic Natural Foods, LLC., bearing simple interest at a rate of 7% per annum, payable monthly	$690,815	$552,003
Current portion	$690,815	$552,003
10. Property, plant and equipment
The following table outlines the cost and accumulated depreciation of property, plant and equipment as at October 31, 2023:
	Cost	Accumulated Depreciation	Net book value
Equipment	$11,188,383	$1,703,145	$9,485,238
Buildings	16,329,505	1,316,976	15,012,529
Railcar	1,330,383	118,138	1,212,245
Rail	2,021,489	173,706	1,847,783
Hopper Bins	362,671	44,305	318,366
Land	95,000	—	95,000
Total	$31,327,431	$3,356,270	$27,971,161
The following table outlines the cost and accumulated depreciation of property, plant and equipment as at January 31, 2023:
	Cost	Accumulated Depreciation	Net book value
Equipment	$8,181,177	$796,312	$7,384,865
Vehicles	492,342	114,638	377,704
Buildings	16,014,315	865,423	15,148,892
Railcar	1,207,574	69,874	1,137,700
Rail	2,014,000	123,078	1,890,922
Hopper Bins	361,876	19,059	342,817
Land	95,000	—	95,000
Total	$28,366,284	$1,988,384	$26,377,900
The Company recognized depreciation expense of $1,395,287 during the nine month period ended October 31, 2023 (October 31, 2022 — $1,012,009).
11.
Goodwill and intangible assets

Goodwill relates to the Discovery reporting unit. The changes in the carrying amount of goodwill during the nine month period ended October 31, 2023 as follows:
	Gross	Accumulated impairment losses	Net book value
Balance, January 31, 2023	4,063,474	(4,063,474)	—
Acquisition (Note 4)	1,970,533	—	1,970,533
Balance, October 31, 2023	5,809,007	(4,063,474)	1,970,533

The goodwill impairment loss is recorded for the amount by which the carrying value of the reporting unit exceeds the fair value of the reporting unit and is presented as Impairment of goodwill and other intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.
The following table sets forth the intangible assets other than goodwill:
	Website development	Customer relationships	Brand and trademarks	Breeder rights	Favourable lease terms	Non-compete Agreement	Total
Useful Life (years)	5	5	10	5	4	3
Cost:
Balance, January 31, 2022	$139,507	$72,000	$391,000	$—	$—	$—	$602,507
Acquisitions (Note 4)	—	2,280,000	777,000	450,000	—	—	3,507,000
Additions	285,413	2,015,385	23,632	—	—	—	2,324,430
Balance, January 31, 2023	424,920	4,367,385	1,191,632	450,000	—	—	6,433,937
Acquisitions (Note 4)	—	468,550	114,172	—	$126,644	$118,920	828,286
Additions	33,121	—	27,175	—	—	—	60,296
Balance, October 31, 2023	$458,041	$4,835,935	$1,332,979	$450,000	$126,644	$118,920	$7,322,519
Accumulated amortization and impairment loss:
Balance, January 31, 2022	$13,690	$7,200	$19,550	$—	$—	$—	$40,440
Amortization	54,027	414,136	93,978	90,369	—	—	652,510
Impairment	—	2,605,497	197,150	—	—	—	2,802,647
Balance, January 31, 2023	67,717	3,026,833	310,678	90,369	—	—	3,495,597
Amortization	65,952	307,344	81,353	67,315	18,469	23,138	563,571
Impairment	63,580	39,570	303,187	—	—	—	406,337
Balance, October 31, 2023	$197,249	$3,373,747	$695,218	$157,684	$18,469	$23,138	$4,465,505
Carrying amounts:
Balance, January 31, 2023	$357,203	$1,340,552	$880,954	$359,631	$—	$—	$2,938,340
Balance, October 31, 2023	$260,792	$1,462,188	$637,761	$292,316	$108,175	$95,782	$2,857,014
Intangibles impairments in the nine month period ended October 31, 2023 was related to discontinuation of the Culcherd product line in the consumer-packaged goods (“CPG”) segment.
12.
Short-term debt and credit facilities

The Company’s short-term borrowings are typically sourced from various banking institutions. The weighted-average interest rates on short-term borrowings for the nine month periods ended October 31, 2023, and October 31, 2022, were 7.18% and 4.12% respectively.
	October 31, 2023	January 31, 2023
Revolving credit loan	$39,500,000	$47,500,000
The Company holds a revolving credit loan, via Purely Canada Foods Corp. (“PCF”), with the Royal Bank of Canada (“RBC”) with a limit of $40,000,000 (January 31, 2023 — $50,000,000) and a term that matures July 2024. Subsequent to October 31, 2023 the limit has been reduced to $37,500,000. The interest rate on the loan is Royal Bank Prime rate plus 0.25% (January 31, 2023 — 0.25%) per annum and secured by inventory and accounts receivable. This revolving credit loan is secured by the present and future assets of PCF, Purely Canada Kindersley Inc. (“PCKI”) and Purely Canada Land Corp. (“PCLC”), with RBC having priority over inventory and accounts receivables, with secondary priority over other assets.
The borrowing base is a certain percentage of sales accounts and inventory of the Company, minus a percentage of accounts payable reserves.
In accordance with the debt agreement with RBC, the Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. The Company has violated this covenant (as well as the requirements to provide timely financial statements) and therefore the debt is presented as short-term.
At October 31, 2023, the prime rate was 7.20% (January 31, 2023 — 6.70%). The bank indebtedness balance reflected on the balance sheet includes an overdrawn chequing account of $7,401,164 (January 31, 2023 — $5,745,489).
13.
Long-term debt

	October 31, 2023		January 31, 2023
	Book value	Fair value Level 2	Book value	Fair value Level 2
Loan payable to Battle River Railway NGC Inc., with interest at the ATB Financial prime rate plus 0.20%, repayable in thirty-six equal monthly instalments commencing July 2, 2021	$500,000	$500,000	$1,000,000	$1,000,000
Loan payable to Business Development Bank of Canada (BDC) with interest at 7.18%, repayable in sixty equal monthly instalments commencing January 10, 2021 and matures December 10, 2025.	26,000	25,215	35,000	33,687
Loan payable to Bank of Montreal pursuant to the Canada Emergency Business Account (CEBA) program, with no interest and matures December 31, 2023	70,000	70,000	70,000	65,432
Demand note payable to Ingredion Inc., maturing at the date of Above Food’s equity financing transaction (Note 1)	3,909,242	3,909,242	3,911,464	3,907,909
Government contribution through the Business Scale-up and Productivity (BSP) program, with no interest and repayable in sixty equal monthly instalments commencing April 1, 2023	244,224	204,525	276,480	224,630
Banker’s Acceptance from Bank of Nova Scotia
(“BNS”), with interest at the prevailing rate
plus 0.75%, maturing on February 13, 2024.
The Company must maintain a) fixed charge
coverage ratio of 1.1:1.0 or greater, and b) a
tangible net worth equal or greater than
$11,000,000, both of which are tested
monthly. This loan is secured by the present
and future assets of PCF, PCKI and PCLC,
with BNS having priority over all assets except
for inventory and accounts receivable, for
which BNS has secondary priority after RBC.
The Company is in violation of these
covenants (as well as the requirement to
provide audited financial statements by the
required deadline)
	10,107,000	10,107,000	10,698,000	10,679,118

October 31, 2023		January 31, 2023
Book value	Fair value Level 2	Book value	Fair value Level 2
Convertible subordinated loan payable to
Lexington Capital, denominated in US
Dollars, with interest of 10% (if paid in cash)
or 18% (if paid in shares), secured by the
Company’s interest in ANF (see Note 6).
Principal and interest maturing and payable at
the earlier of the consummation of the
Business Combination or 1 year from the
initial advance of the loan (January 3, 2024),
subsequently extended to May 31, 2024. As a
result of the covenant violations under the
lending agreements with RBC and BNS, the
Company is in default of the terms of this
agreement as well (as well as the requirement
to provide audited financial statements by the
required deadline).
3,742,405	3,742,405	2,607,304	2,607,304
Convertible subordinated loan payable to Grupo
Vida Canada, denominated in US Dollars,
with interest of 18% in shares (or in cash if
the Business Combination is not
consummated 1 year from the initial advance
of the loan). Principal and interest maturing
and payable at the earlier of the
consummation of the Business Combination
or 1 year from the initial advance of the loan
(January 27, 2024). As a result of the
covenant violations under the lending
agreements with RBC and BNS, the
Company is in default of the terms of this
agreement as well (as well as the requirement
to provide audited financial statements by the
required deadline) The Company is also in
default of the repayment terms as repayment
was not made by January 27, 2024.
6,234,879	6,234,879	5,238,495	5,238,495
Convertible subordinated loan payable to
SmartDine LLC, denominated in US Dollars,
with interest of 18% in shares (or in cash if
the Business Combination is not
consummated 1 year from the initial advance
of the loan). Principal and interest maturing
and payable at the earlier of the
consummation of the Business Combination
or 1 year from the initial advance of the loan
(May 3, 2024). As a result of the covenant
violations under the lending agreements with
RBC and BNS, the Company is in default of
the terms of this agreement as well (as well as
the requirement to provide audited financial
statements by the required deadline).
3,400,693	3,400,693	—	—

	October 31, 2023		January 31, 2023
	Book value	Fair value Level 2	Book value	Fair value Level 2
Convertible subordinated loan payable to
Orionsea Enterprises, denominated in US
Dollars, with interest of 18% in shares (or in
cash if the Business Combination is not
consummated 1 year from the initial advance
of the loan). Principal and interest maturing
and payable at the earlier of the
consummation of the Business Combination
or 1 year from the initial advance of the loan
(June 30, 2024). As a result of the covenant
violations under the lending agreements with
RBC and BNS, the Company is in default of
the terms of this agreement as well (as well as
the requirement to provide audited financial
statements by the required deadline).
	731,713	731,713	—	—
Banker’s Acceptance from Bank of Nova Scotia
(“BNS”), with interest at the prevailing rate
plus 1.75%, maturing on March 9, 2024. The
Company must maintain a) fixed charge
coverage ratio of 1.1:1.0 or greater, and b) a
tangible net worth equal or greater than
$11,000,000, both of which are tested
monthly. This loan is secured by the present
and future assets of PCF, PCKI and PCLC,
with BNS having priority over all assets except
for inventory and accounts receivable, for
which BNS has secondary priority after RBC.
The Company is in violation of these
covenants (as well as the requirement to
provide audited financial statements by the
required deadline)
	2,088,000	2,088,000	—	—
	31,054,156		23,836,743
Less current portion	30,858,282		23,259,226
Long-term debt	$195,874		$577,517

The Lexington Capital, Grupo Vida Canada, SmartDine LLC, and Orionsea Enterprises loans are convertible to common shares at $10USD per common share if the business combination with Bite is successfully consummated. Lexington Capital has general security over the property of the Company, subordinated to RBC and BNS.
At October 31, 2023, the ATB Financial prime rate was 7.20% (January 31, 2023 — 6.70%) and BNS prime rate was 7.20% (January 31, 2023 — 6.70%).
The outstanding principal and interest of the convertible subordinated loan payable to Lexington Capital and Grupo Vida Canada are automatically converted into common shares of TopCo (as defined in Note 1) at a price of $10.00 per share upon the closing of the go public transaction contemplated in the Agreement (as defined in Note 1). If the Company does not complete the go public transaction pursuant to the Agreement, the portion of the loan held by Grupo Vida Canada will be repaid in cash, and the portion of the loan held by Lexington Capital may be converted into the Company’s shares at the option of the holder on or after the maturity date.

14.
Derivative instruments

Derivatives Not Designated as Hedging Instruments
The Company’s derivative instruments have not been designated as hedging instruments. The Company uses exchange-traded futures and exchange-traded and OTC options contracts to manage its net position of merchandisable agricultural product inventories and forward cash purchase and sales contracts in an attempt to reduce price risk caused by market fluctuations in agricultural commodities and foreign currencies. The Company also uses exchange-traded futures and exchange-traded and OTC options contracts as components of merchandising strategies designed in an attempt to mitigate fluctuations in the prices of commodities. The results of these strategies can be significantly impacted by factors such as the correlation between the value of exchange-traded commodities futures contracts and the value of the underlying commodities, counterparty contract defaults, and volatility of freight markets.
Effective May 11, 2022, the Company entered into an interest swap contract with an aggregate notional amount of $5,235,000 as of October 31, 2023 ($5,640,000 as of January 31, 2023) to manage variability in the amount of cash payments related to portions of its variable rate debt. The Company pays a fixed rate of 3.9% to the counterparty and receives floating interest payments based on 3-month Bank Acceptance’s Canadian Dollar Offered Rate.
Derivatives, including exchange traded contracts and physical purchase or sale contracts, and inventories of merchandisable agricultural products, which include amounts acquired under deferred pricing contracts, are stated at fair value. Inventory is not a derivative and therefore fair values of and changes in fair values of inventories are not included in the tables below.
The following table sets forth the fair value of derivatives not designated as hedging instruments as of October 31, 2023 and January 31, 2023.
	October 31, 2023		January 31, 2023
	Assets	Liabilities	Assets	Liabilities
Commodity forward contracts	$20,145,591	$1,626,628	$14,030,350	$977,331
Foreign exchange forward contracts	440,806	4,065,692	542,862	3,124,828
Interest swap contract (included in Accounts receivable for asset and Accounts payable and accrued liabilities for liability)	178,259	—	—	144,283
Balance, end of period	$20,764,656	$5,692,320	$14,573,212	$4,246,442
The following table sets forth the gains (losses) on derivatives not designated as hedging instruments for the periods ended October 31, 2023 and October 31, 2022:
	For nine month period ended October 31, 2023			For nine month period ended October 31, 2022
	Cost of sales	Interest revenue (expense)	Total gain (loss) recognized in earnings	Cost of sales	Interest revenue (expense)	Total gain (loss) recognized in earnings
Commodity forward contracts	$5,429,322	—	$5,429,322	$(553,774)	—	$(553,774)
Commodity futures contracts	(126,830)	—	(126,830)	(1,530,312)	—	(1,530,312)
Foreign exchange forward contracts	(883,135)	—	(883,135)	(9,683,336)	—	(9,683,336)
Interest swap contract	—	322,542	322,542	—	(36,626)	(36,626)
Total gain (loss) recognized in earnings	4,419,357	322,542	4,741,899	(11,767,422)	(36,626)	(11,804,048)

15.
Stock Compensation

A summary of Tranche 1 activity during the nine month period ended October 31, 2023 is presented below:
Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2023	7,450,000	—
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—
Outstanding as of October 31, 2023	7,450,000	2.00
Exercisable as of October 31, 2023	6,716,667	2.00
A summary of Tranche 2 activity during the period ended October 31, 2023 is presented below:
Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2023	7,825,000	5.00
Granted	—	—
Exercised	—	—
Forfeited or expired	(1,108,334)	5.00
Outstanding as of October 31, 2023	6,716,666	5.00
Exercisable as of October 31, 2023	2,316,661	5.00
16.   Income taxes
Income tax recovery comprises of:
	Period ending
	October 31, 2023	October 31, 2022
Current tax recovery	$—	$—
Deferred tax recovery	—	(15,370)
Income tax recovery	$—	$(15,370)
The income tax expense differs from the amount computed by applying Canadian statutory rates to income before taxes for the following reasons:
	Period ending October 31, 2023	Period ending October 31, 2022
Loss after Equity method investment loss before income taxes	$(30,663,005)	$(34,440,283)
At the Company’s statutory income tax rate of 27%	(8,279,011)	(9,298,876)
Tax effect of the following:
Change in valuation allowance	7,658,932	7,395,172
Permanent differences and others	620,079	1,888,334
Income tax recovery	$—	$(15,370)

Deferred income tax assets and liabilities are made up of the timing differences on the following items:
	October 31, 2023	January 31, 2023
Property, plant and equipment	$(714,662)	$(523,041)
Intangibles	(86,316)	(24,451)
Non-capital loss carry forward	36,311,046	26,265,308
Share issue costs	22,138	248,323
Investment under significant influence	17,322	138,670
Forward contracts	(4,021,401)	(2,827,185)
Inventory	(874,907)	(283,336)
Valuation allowance	(30,878,220)	(22,994,288)
Net deferred tax liabilities	(225,000)	—
As of October 31, 2023, and January 31, 2023, management assessed the realizability of deferred tax assets and evaluated the need for an amount of a valuation allowance for deferred tax assets on a jurisdictional basis. This evaluation utilizes the framework contained in ASC 740, Income Taxes, pursuant to which management analyzed all positive and negative evidence available at the balance sheet date to determine whether all or some portion of the deferred tax assets will not be realized. Under this guidance, a valuation allowance must be established for deferred tax assets when it is more likely than not (a probability level of more than 50%) that they will not be realized. Based upon available evidence, it was concluded on a more-likely-than-not basis that certain deferred tax assets were not realizable as of October 31, 2023. Accordingly, a valuation allowance of $30,878,220 has been recorded to offset these deferred tax assets.
As at October 31, 2023, the Company has Canadian non-capital loss carry-forwards of approximately $134,250,137 (January 31, 2023 — $97,094,450) which may be carried forward to apply against future income tax for Canadian income tax purposes. These non-capital loss carry-forwards begin to expire in 2040. Deferred tax assets have been recognized on these non-capital loss carry-forwards to the extent that they eliminate deferred tax liabilities. Deferred tax assets on the remaining non-capital loss carry-forwards in respect of these items have been fully provided for because it is unknown as to what future taxable profit will be available which the Company can utilize the benefits therefrom.
17.   Segment information
For the Company’s reportable operating segments, revenues and net loss during the nine month period ended October 31, 2023, and total assets as at October 31, 2023 are as follows:
October 31, 2023	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Revenue	$269,809,144	$12,490,277	$4,428	$(8,597,780)	$273,706,069
Net loss for the period	$(8,848,599)	$(12,367,471)	$(9,375,531)	$(71,404)	$(30,663,005)
Total assets	$143,008,578	$19,445,357	$14,384,203	$(16,277,160)	$160,560,978
For the Company’s reportable operating segments, revenues and let loss during the nine month period ended October 31, 2022, and total assets as at October 31, 2022 are as follows:
October 31, 2022	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Revenue	$269,935,683	$7,076,270	$—	$(4,237,260)	$272,774,693
Net loss for the period	$(11,828,770)	$(12,345,874)	$(10,250,269)	$—	$(34,424,913)
Total assets	$168,477,218	$19,904,887	$7,065,075	$(4,543,872)	$190,903,308
Intersegment sales have been recorded at cost plus a margin. Net loss for each segment is based on revenue less identifiable expenses.

Geographic area information for net sales to external customers, determined based on the location of the customers to which the Company made the sales follows:
	Nine month period ended October 31, 2023	Nine month period ended October 31, 2022
Canada	111,945,146	110,909,844
United States	51,742,912	56,955,437
Mexico	29,702,925	25,189,288
China	35,413,892	25,168,683
France	10,408,967	11,182,482
Turkey	2,651,714	9,067,968
Rest of the world	31,840,513	34,300,991
Total	273,706,069	272,774,693
The entirety of the long-lived assets listed on the Consolidated Statement of Financial Position are held within Canada, with the exception of the investment in affiliate, which is held in the United States (see Note 6). Subsidiaries in the United States do not hold and have not held any assets.
18.   Revenue
The following tables present revenue disaggregated by timing of recognition and segment for the nine month periods ended October 31, 2023 and 2022.
	Nine month period ended October 31, 2023
	Topic 606 Revenue	Topic 815 Revenue	Topic 842 Revenue	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum		84,089,205		84,089,205
Peas		37,417,657		37,417,657
Lentils		50,600,638		50,600,638
Wheat		21,192,387		21,192,387
Canary Seed		45,023,526		45,023,526
Canola		15,730,398		15,730,398
Other	558,907	9,445,723	296,201	10,300,831
Total Disruptive Agriculture & Rudimentary Ingredients	558,907	263,499,534	296,201	264,354,642
Total CPG	9,346,999	—	—	9,346,999
Total Corporate and Other	4,428	—	—	4,428
Total Revenue	9,910,334	263,499,534	296,201	273,706,069
	Nine month period ended October 31, 2022
	Topic 606 Revenue	Topic 815 Revenue	Topic 842 Revenue	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	—	63,293,292	—	63,293,292
Peas	—	39,345,225	—	39,345,225
Lentils	—	60,694,948	—	60,694,948
Wheat	—	21,375,024	—	21,375,024
Canary Seed	—	36,282,515	—	36,282,515

	Nine month period ended October 31, 2022
	Topic 606 Revenue	Topic 815 Revenue	Topic 842 Revenue	Total Revenue
Canola	—	30,495,080	—	30,495,080
Other	—	13,948,855	405,740	14,354,595
Total Disruptive Agriculture & Rudimentary Ingredients	—	265,434,939	405,740	265,840,679
Total CPG	6,934,014	—	—	6,934,014
Total Corporate and Other	—	—	—	—
Total Revenue	6,934,014	265,434,939	405,740	272,774,693
19.   Fair value measurements
The Company’s various financial instruments include certain components of working capital such as trade accounts receivable and trade accounts payable. Additionally, the Company uses short and long-term debt to fund operating requirements. Trade accounts receivable, trade accounts payable, and short-term debt are each stated at their carrying values. As these financial instruments have maturities of less than twelve-months, the carrying values are reasonable proxies of fair value. The Company’s financial instruments also include derivative instruments, which are stated at fair value. For a definition of fair value and the associated fair value levels, refer to Note 1 — Nature of Business, Basis of Presentation and Significant Accounting Policies.
The following tables set forth, by level, the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:
	Fair Value Measurements at October 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$—	$21,212,759	$1,128,829	$22,341,588
Unrealized derivative gains:
Commodity contracts	—	—	20,145,591	20,145,591
Foreign exchange contracts	—	440,806	—	440,806
Interest swap contract	—	178,259	—	178,259
Total Assets	$—	$21,831,824	$21,274,420	$43,106,244
Liabilities:
Unrealized derivative losses:
Commodity contracts	$—	$—	$1,626,628	$1,626,628
Foreign exchange contracts	—	4,065,692	—	4,065,692
Total Liabilities	$—	$4,065,692	$1,626,628	$5,692,320
	Fair Value Measurements at January 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$—	$32,268,912	$4,253,232	$36,522,144
Unrealized derivative gains:
Commodity contracts	—	—	14,030,350	14,030,350
Foreign exchange contracts	—	542,862	—	542,862
Total Assets	$—	$32,811,774	$18,283,582	$51,095,356

	Fair Value Measurements at January 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Unrealized derivative losses:
Commodity contracts	$—	$—	$977,331	$977,331
Foreign exchange contracts	—	3,124,828	—	3,124,828
Interest swap contract	—	144,283	—	144,283
Total Liabilities	$—	$3,269,111	$977,331	$4,246,442

Estimated fair values for inventories carried at fair value and forward commodity purchase and sale contracts are based on exchange-quoted or broker-quoted prices (observable inputs), adjusted for differences in location, local markets and quality, referred to as basis (unobservable inputs). Market valuations for the Company’s inventories and forward commodity purchase and sale contracts are adjusted for location and quality (basis) because the exchange-quoted prices represent contracts that have standardized terms for commodity, quantity, future delivery period, delivery location, and commodity quality or grade. The basis adjustments are generally determined using inputs from broker or dealer quotations or market transactions in either listed or over the counter (OTC) markets and are considered observable. In some cases, the basis adjustments are unobservable because they are supported by little to no market activity. When observable inputs are available for the commodity it is classified in Level 2. When unobservable inputs have a significant impact (more than 10%) on the measurement of fair value, the inventory or the forward commodity purchase and sale contracts are classified in Level 3. Changes in the fair value of inventories and forward commodity purchase and sale contracts are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of products sold.
Derivatives also include contracts for foreign currencies and interest rate swaps. Foreign currency contracts are valued based on broker-quotes for foreign currencies and interest rate swaps are based on swap curves. As observable inputs are available for these derivatives they have been classified in Level 2. Changes in the fair value of foreign currency-related derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales and changes in the fair value of interest rate swap derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of interest expense.
The following tables present a roll forward of the activity of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine month periods ended October 31.
	Fair Value Measurements at October 31, 2023
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2023	$4,253,232	$13,053,019	$17,306,251
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	(126,911)	5,429,322	5,302,411
Purchases	69,938,434	—	69,938,434
Sales	(72,248,005)	—	(72,248,005)
Settlements	—	311,622	311,622
Transfer into Level 3	—	—	—
Transfer out of Level 3	(687,921)	—	(687,921)
Ending balance, October 31, 2023	$1,128,829	$18,793,963	$19,922,792

	Fair Value Measurements at October 31, 2022
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2022	$15,755,973	$14,790,708	$30,546,681
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	2,156,438	(553,774)	1,602,664
Purchases	168,713,845	—	168,713,845
Sales	(161,077,827)	—	(161,077,827)
Settlements	—	1,705,944	1,705,944
Transfer into Level 3	10,140,811	—	10,140,811
Transfer out of Level 3	(21,283,410)	—	(21,283,410)
Ending balance, October 31, 2022	$14,405,830	$15,942,878	$30,348,708
Transfers into Level 3 of assets and liabilities previously classified in Level 2 were due to a significant increase in the relative value of unobservable inputs to the total fair value measurement of certain inventories. Transfers out of Level 3 were primarily due to a significant decrease in the relative value of unobservable inputs to the total fair value measurement of certain inventories and thus permitting reclassification to Level 2.
The following table outlines the weighted average percentage of the unobservable price components included in the Company’s Level 3 valuations as of October 31, 2023 and January 31, 2023. The Company’s Level 3 measurements for inventory and forward commodity purchase and sale contracts include adjustments for differences in market zones which are unobservable inputs and are impacted by location, local markets and quality. In some cases the commodity prices are considered unobservable because they are supported by little to no market activity.
	Market zone adjustments as weighted average % of total fair value
	October 31, 2023		January 31, 2023
Description	Assets	Liabilities	Assets	Liabilities
Inventories carried at fair value	20.5%	—%	14.5%	—%
Commodity contracts	10.1%	10.1%	13.3%	10.5%
If the Company used different methods or inputs to determine fair values, amounts reported as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ. Factors such as the ability to substitute products, weather, fuel costs or contract specific terms could impact the judgments of the unobservable market zone adjustments. Additionally, if market conditions change subsequent to the reporting date, amounts reported in future periods as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ.
20.   Related Party transactions and balances
Related party transactions include transactions with corporate investors who have representation on the Company’s Board.
Kambeitz Agri Inc. (“Agri”) is considered a related party due to one common director. At October 31, 2023, there are amounts owing of $178,500 (January 31, 2023 — $178,500) included in due to related parties. In the absence of set repayment terms on the amount due to Agri, there is no term that prevents Agri from demanding repayment. Accordingly, the amount has been classified as a current liability.
KF Kambeitz Farms Inc. (“KF Farms”) is considered a related party due to one common director. Commodity purchases and grain handling service provided by KF Farms during the nine month period ended October 31, 2023 was $10,588,824 (nine months endings October 31, 2022 — $12,277,853) and are recognized in the consolidated statements of operations as a component of cost of sales. KF Farms provided selling, general and administrative services amounting to $54,745 (nine months ending October 31, 2022 — $89,471). Commodity sales to KF Farms during the nine month period ended October 31, 2023 amounted to $689,283 (nine months ending October 31, 2022 — $271,170). At October 31, 2023 there are amounts receivable of $159,960 (January 31, 2023 — $159,960) and payable of $6,066,598 (January 31, 2023 — $8,302,016) included in due from or to related parties. While there is no set repayment term on the amount due from KF Farms, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.
Purely Canada Terminal Corp (“PCTC”) is considered a related party to due to one common director. Prior to leasing the terminal as described below, Above utilized grain handling, storage, and project management services provided by PCTC. At October 31, 2023 there is an amount receivable of $29,966 (January 31, 2023 — $142,446) that is included in due from related parties. While there is no set repayment term on the amount due from PCTC, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.
Above also has a lease with PCTC for use of the Grain Terminal at Lajord for a period of ten (10) years which commenced November 30, 2020 and may be renewed for an additional three ten (10) year terms. Basic rent is equal to the exact monthly BDC mortgage payment payable of principal, and interest as well as the monthly RBC prime rate of interest multiplied by $12,800,000. There is an option to purchase the Grain Terminal at the conclusion of the first ten (10) year term for a purchase price of $34,850,000 minus all principal payments made as part of the basic rent. Lease and utilities payments made to PCTC during the nine month period ended October 31, 2023 was $1,923,809 (nine months ending October 31, 2022 — $1,855,079). At October 31, 2023 the lease liability remaining was equal to $31,793,113 (January 31, 2023 — $32,665,304).
21.   Nature of expenses
For the nine month period ended	October 31, 2023	October 31, 2022
Depreciation and amortization	$1,597,862	$1,342,084
Wages and salaries (including stock compensation expense)	9,968,587	11,269,994
Professional services	3,879,774	2,796,784
Advertising and promotions	599,709	1,242,985
Insurance	1,417,047	1,159,097
Rent	1,625,287	493,997
Supplies and utilities	1,475,442	967,330
Repairs and maintenance	339,659	187,825
Bad debt	209,800	852,431
Meals and entertainment	222,029	202,778
Bank charges	301,316	151,888
Business fees and licenses	61,948	72,099
Contracts and development fees	174,418	132,638
Courier and postage	116,229	112,258
Motor vehicle expenses	184,696	170,580
Subscription and memberships	128,448	89,901
Travel	147,551	136,698
Property taxes	107,338	44,712
Other	353,093	510,938
Selling, general and administrative	$22,910,233	$21,937,017

22.   Commitments and contingencies
In the ordinary course of business, the Company may be involved in various legal proceedings and subject to claims that arise. The results of litigation and claims are inherently unpredictable and uncertain, the Company is not currently a party to any legal proceedings which may have a probable or estimatable outflow of economic resources.
23.   Loss per share
The Company computes basic loss per share using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common shares and common share equivalents of potentially dilutive securities that are outstanding during the year, except in years in which the Company incurs a net loss. The Company’s potentially dilutive securities consist of warrants, stock options, and restricted stock units.
The weighted average share impact of warrants, broker warrants, restricted stock units, stock options, and convertible loans that were excluded from the calculation of diluted shares outstanding, because they are anti-dilutive for the periods ended October 31, 2023 and October 31, 2022, are as follows:
Anti-dilutive common share equivalents	October 31, 2023	October 31, 2022
Warrants	11,293,305	11,293,305
Broker warrants	1,609,332	1,609,332
Restricted stock units	7,200,000	7,200,000
Stock Options	14,766,666	15,525,000
Convertible debt	4,966,254	—
	39,835,557	35,627,637
24.   Subsequent events
The Company has completed an evaluation of all subsequent events after the balance sheet date of October 31, 2023 through February 9, 2024, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosures of events both recognized in the financial statements as of October 31, 2023 and events that occurred subsequently but were not recognized in the financial statements.

Report of Independent Registered Public Accounting Firm
To the shareholder and Board of Directors of Above Food Ingredients Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Above Food Ingredients Inc. (the “Company”), as of January 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2024 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2024.
Saskatoon, Canada
March 13, 2024

Above Food Ingredients Inc.
(formerly 2510169 Alberta Inc.)
Consolidated Balance Sheet
(Actual Canadian dollars)	January 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$14
Total assets	$14
LIABILITIES
Current liabilities:
Due to Above Food Corp., non-interest bearing with no specific repayment terms	$13
Total liabilities	$13
Commitments and contingencies (Note 4)
STOCKHOLDER’S EQUITY
Common shares, par value $1 per share, unlimited shares authorized, 1 share issued and outstanding	$1
Total stockholder’s equity	$1
Total liabilities and stockholder’s equity	$14

Above Food Ingredients Inc.
(formerly 2510169 Alberta Inc.)
Notes to the Consolidated Financial Statements
1.
Nature of Operations and Basis of Presentation

Above Food Ingredients Inc. (originally known as 2510169 Alberta Inc.) (“New Above Food”, or the “Company”) was incorporated in the province of Alberta on April 18, 2023. On May 16, 2023, 2510169 Alberta Inc.’s name was changed to the Above Food Ingredients Inc. New Above Food is a wholly owned subsidiary of Above Food Corp. (“Above Food”). On April 29, 2023, Bite Acquisition Corp. (“Bite”) and Above Food entered into a business combination agreement (the “Business Combination Agreement”) which was amended on March 12, 2024, pursuant to which Bite and Above Food agreed to combine in a business combination that will result in each of Bite and Above Food becoming a wholly owned subsidiary of New Above Food. Upon the closing of the transactions contemplated by the Agreement, New Above Food’s common shares and warrants will be listed on the New York Stock Exchange. On the date of the closing, Above Food’s shareholders will effect a share exchange pursuant to which the Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food common shares, New Above Food class A earnout shares and New Above Food class B earnout shares, resulting in Above Food becoming a direct, wholly owned subsidiary of New Above Food. As a result of this share exchange, a number of New Above Food common shares equal to USD $206,000,000 divided by USD $10.00, will be issued to the Above Food’s shareholders or allocated to holders of the Above Food’s stock options, restricted share units and warrants for issuance upon exercise thereof. There can be no assurance however that the foregoing transaction will be successfully consummated.
During 2023, the Company incorporated Above Merger Sub, Inc. and wholly owns Above Merger Sub, Inc. Above Merger Sub, Inc. has had no activities other than its formation.
The accompanying consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income and comprehensive income , stockholders’ equity and cash flows have not been presented because New Above Food has not engaged in any business or other activities except in connection with its formation.
2.
Significant Accounting Policies

Functional Currency and Presentation Currency
These financial statements are presented in Canadian dollars, which is the Company’s functional currency.
Consolidation
The Company consolidates all entities that it controls either through a majority voting interest or as the primary beneficiary of VIEs. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary. New Above Food consolidates its subsidiary, Above Merger Sub, Inc., a wholly owned subsidiary.
Cash
Cash includes cash on hand. The fair value of cash approximates the carrying amount shown in the consolidated financial statements.
Underwriting Commissions and Offering Costs
Underwriting commissions and offering costs incurred in connection with the transactions contemplated by the Business Combination Agreement common share offering will be reflected as a reduction of additional paid-in capital. Such costs are not recorded in the Company’s balance sheet because such costs are not the Company’s liability until the completion of the transactions contemplated by the Business Combination Agreement.

3.
Stockholders’ Equity

New Above Food’s authorized capital consists of the following classes of equity:
Common Shares
New Above Food is authorized to issue an unlimited number of common shares with the following rights:
Voting Rights
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares, the holders of the New Above Food common shares shall be entitled to vote at any meeting of New Above Food’s shareholders.
Dividend Rights
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares, the holders of New Above Food common shares are entitled to receive dividends at such times and in such amounts as the New Above Food Board may determine from time to time.
Liquidation
Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares in respect of return of capital on dissolution, the holders of the New Above Food common shares shall be entitled to receive the remaining property of New Above Food on dissolution.
4.
Commitments and Contingencies

New Above Food may be subject to legal proceedings that arise in the ordinary course of business. There are currently no material proceedings to which New Above Food is a party, nor does New Above Food have knowledge of any proceedings threatened against it.
5.
Subsequent Events

The Company performed an evaluation of subsequent events through March 13, 2024. No material subsequent events were noted.

Annex A-1
BUSINESS COMBINATION AGREEMENT
by and among
BITE ACQUISITION CORP.,
2510169 ALBERTA INC.,
ABOVE MERGER SUB, INC.
and
ABOVE FOOD CORP.
dated as of
April 29, 2023

A-i

A-ii

A-iii

Exhibits
Exhibit A
Form of Lock-Up Agreement

Exhibit B
Form of Registration Rights Agreement

Exhibit C
Company Resolution

Exhibit D
Plan of Arrangement

Exhibit E
Continuance Resolution

Schedule 1
Termination Contracts

Schedule 2
Key Employees

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of April 29, 2023 (this “Agreement”), is made and entered into by and among Bite Acquisition Corp., a Delaware corporation (“SPAC”), 2510169 Alberta Inc., an Alberta corporation (“TopCo”) and a direct, wholly owned Subsidiary of the Company, Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “Merger Subsidiaries” and each, a “Merger Subsidiary”), and Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (the “Company”). Capitalized terms used herein without definition have the meanings set forth in Article I.
RECITALS
WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on September 29, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses;
WHEREAS, each of TopCo and Merger Sub was incorporated or formed, as applicable, for the purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Agreements;
WHEREAS, prior to the Closing and subject to the conditions of this Agreement, the Company shall be continued as a corporation under the law of the Province of Alberta pursuant to Section 14-19 of the ABCA (the “Company Continuance”);
WHEREAS, pursuant to the Plan of Arrangement, at the Share Exchange Effective Time (i) the Company Shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo Common Shares, TopCo Class A Earnout Shares and TopCo Class B Earnout Shares (the “Share Exchange”), and (ii) holders of Company Securities will receive Rollover Options, Rollover RSUs or Assumed Warrants, in each case entitling the holders thereof upon exercise or vesting of such Rollover Options, Rollover RSUs and Assumed Warrants to receive TopCo Common Shares and, in the case of Assumed Warrants, to additionally receive TopCo Class A Earnout Shares and TopCo Class B Earnout Shares, and (iii) after giving effect to the Share Exchange, the Company will become a direct, wholly owned Subsidiary of TopCo;
WHEREAS, following the completion of the Share Exchange, at which time the Company will be a direct, wholly owned Subsidiary of TopCo, at the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”, and together with the Plan of Arrangement and the other transactions contemplated by this Agreement, the “Transactions”), with SPAC continuing as the surviving corporation after the Merger, as a result of which SPAC will become a direct, wholly owned Subsidiary of TopCo;
WHEREAS, as a result of the Merger, (a) each issued and outstanding share of SPAC Common Stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive the SPAC Per Share Merger Consideration and (b) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and become one warrant to purchase TopCo Common Shares, and all rights with respect to shares of SPAC Common Stock underlying such SPAC Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and warrants in accordance with the terms of this Agreement;
WHEREAS, the Company and Sponsor are parties to that certain Convertible Subordinated Loan Agreement, dated as of December 29, 2022 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Convertible Loan Agreement”), by and among the Company, Sponsor and other parties that may become parties thereto as Lenders from time to time, pursuant to which, among other things, each Lender’s loan shall be converted, on the Closing Date, into a number of TopCo Common Shares as set forth thereunder, on the terms and subject to the conditions set forth therein;

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WHEREAS, following the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase on the Closing Date, and TopCo shall agree to issue and sell to each such PIPE Investor on the Closing Date, the number of TopCo Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Company Shareholders will duly execute and deliver to SPAC a voting and support agreement (the “Shareholder Support Agreement”), pursuant to which each such Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities (as defined herein), (b) support and vote in favor of the Continuance Resolution and the Company Resolution, as applicable, and any Alternative Transaction (as defined herein), (c) not exercise, and waive, rights in respect of Dissent Rights or Continuance Dissent Rights and (d) consent to the termination of the Termination Contracts effective at the Closing and to the taking of any actions necessary or advisable to cause such termination of the Termination Contracts, in each case, on the terms and subject to the conditions set forth in the Shareholder Support Agreement;
WHEREAS, Sponsor beneficially owns 5,450,001 shares of SPAC Common Stock;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor will duly execute and deliver to the Company a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor (a) will vote the SPAC Shares held by it as of the date hereof and any additional SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting, in each case, in favor of this Agreement and each of the Transaction Proposals and (b) will not redeem any SPAC Shares held by it in connection with the Transactions, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;
WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Securities will enter into a lock-up agreement substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor and the holders of Company Securities party thereto will agree to not effect any sale or distribution of any equity securities of TopCo held by any of them during the period set forth in the Lock-Up Agreement, subject to certain customary exceptions set forth in the Lock-Up Agreement;
WHEREAS, in connection with the Closing, certain holders of shares of SPAC Common Stock (including Sponsor), certain holders of Company Securities and TopCo will enter into a customary registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, TopCo will agree to provide such holders of shares of SPAC Common Stock and such holders of Company Securities with certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement);
WHEREAS, prior to the Closing Date, TopCo shall adopt an omnibus equity incentive plan (the “Equity Incentive Plan”) as provided herein;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its shareholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement, the Plan of Arrangement and the Transactions contemplated hereby and thereby;
WHEREAS, the board of directors of TopCo (the “TopCo Board”) has approved this Agreement, the Ancillary Agreements to which TopCo is or will be a party and the Transactions;

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WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and TopCo (as sole stockholder of Merger Sub), and (b) approved and recommended the adoption and approval by TopCo of this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;
WHEREAS, TopCo, in its capacity as the sole shareholder of Merger Sub, has approved the Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and agreed to recommend that the Company Shareholders vote in favor of the Company Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement;
WHEREAS, for Canadian tax purposes, it is intended that the Share Exchange will occur on a tax deferred basis for Canadian resident Company Shareholders who elect with TopCo under subsections 85(1) or (2) of the Tax Act; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Share Exchange, the Merger, the issuance of TopCo Common Shares to the Lenders pursuant to the Convertible Loan Agreement and, if applicable, the PIPE Financing collectively constitute an integrated transaction that qualifies under Section 351(a) of the Code, and (b) the transfers of shares of SPAC Common Stock by SPAC Stockholders pursuant to the Merger (other than by any SPAC Stockholders who (i) are “U.S. persons”, (ii) are or will be “five-percent transferee shareholders” (in each case, as defined in Treasury Regulations Section 1.367(a)-3(c)(5)) and (iii) do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8) qualify for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (collectively, the “Intended U.S. Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, each of SPAC, TopCo, Merger Sub and the Company agrees as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used herein, the following terms shall have the following meanings:
“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.
“Acquisition Proposal” means, as to the Company, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

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“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, charge, audit, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Adjusted EBITDA” means, for the applicable measurement period, determined in a manner consistent with the Company Audited Year-End Financial Statements for the fiscal year ended January 31, 2022, earnings before interest expense, taxes, depreciation, amortization adjusted for non-recurring items in the company’s normal operations resulting from discontinued operations, extraordinary items, unusual or infrequent items, and changes resulting from changes in accounting policies/principles.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by TopCo on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses).
“Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreement, (d) the PIPE Subscription Agreements, if any, (e) the Registration Rights Agreement, (f) the Equity Incentive Plan and (g) each other agreement, document, instrument and/or certificate executed or contemplated by this Agreement to be executed, in connection with consummation of the transactions contemplated hereby (including in connection with the Company Continuance, the Merger and the Transactions).
“ANF” means Atlantic Natural Foods, LLC, a Delaware limited liability company.
“ANF Purchase Agreement” means that certain letter agreement, entered into among ANF Seller, ANF, Above Food USA Corp. and the Company as of December 29, 2022.
“ANF Purchase Consideration Shares” means the aggregate number of TopCo Common Shares to be issued to ANF Seller or its Affiliates in respect of the purchase of the limited liability company interests of ANF pursuant to the ANF Purchase Agreement at or after the Closing, which, for the avoidance of doubt, shall not include the First Year Earn-Out Amount or the Second Year Earn-Out Amount (in each case, as defined in the ANF Purchase Agreement).
“ANF Seller” means ANF Holdco, LLC, a Delaware limited liability company.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials), and any related or similar laws, rules, regulations or guidelines, which, in each case, are issued, administered or enforced by any authority having jurisdiction over the Company and/or any of its Subsidiaries, or to which the Company and/or any of its Subsidiaries are subject.
“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.
“Arrangement” means an arrangement under Part 15 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 193(2) of the ABCA in respect of the Arrangement, together with a copy of the Final Order.
“Available Cash” means, without duplication, an aggregate amount equal to (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (after giving effect to SPAC Share Redemption Amount), plus (b) the aggregate amount of unrestricted cash of SPAC on hand held outside of the Trust Account immediately prior to the Closing, plus (c) the Aggregate Closing PIPE Proceeds, plus (d) the amount of all unrestricted proceeds of any Alternative Financing that shall have been received at or prior to the Closing in connection with the Transactions, plus (e) the proceeds of the Loan received by the Company in excess of $9,000,000. For the avoidance of doubt, (i) any cash proceeds received by TopCo or any of their respective Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Available Cash, and (ii) the term “unrestricted” before the words “cash” or “proceeds” means cash and cash equivalents that, immediately following the Closing are available for use by TopCo, the Company or any of the Group Companies.
“Business Combination” has the meaning set forth in the Governing Documents of SPAC.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.
“Business Data” means all business information and data, excluding Personal Information, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems or otherwise by or on behalf of any of the Group Companies in the conduct of their business as currently conducted.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Regina, Saskatchewan, or Calgary, Alberta are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.
“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at more than least 50% of the combined voting power of the then outstanding securities of the Company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; provided, however, that any securities of the Company issued (i) in a bona fide financing transaction, (ii) series of bona fide financing transactions, (iii) in accordance with this Agreement, or (iv) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Change of Control”.
“Company Broker Warrant” means a warrant representing the right to acquire Company Common Shares and Company Warrants that is outstanding and unexercised.
“Closing Date” means the date on which the Closing occurs in accordance with Section 2.4.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company and Merger Subsidiary Fundamental Representations” means the representations and warranties made pursuant to Section 3.1 (except for the third sentence thereof) (Organization, Good Standing and Corporate Power), Section 3.2 (Subsidiaries; Capitalization), Section 3.3 (Due Authorization), Section 3.17 (Brokers or Finders), Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization), Section 5.3 (Due Authorization) and Section 5.6 (Brokers or Finders).

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“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, defined benefit, defined contribution, fringe benefit, insurance, welfare, post-retirement health or welfare, health, medical, vision, dental, flexible spending account, cafeteria, life, disability, accident, sick pay, sick leave, termination, severance and other plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, administered, established, maintained, contributed to or required to be contributed to by any of the Group Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Group Companies or their spouses, beneficiaries or dependents, or under which any of the Group Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.
“Company Bonus Shares” means an amount of Company Common Shares equal to the quotient of (a) 400,000 TopCo Common Shares divided by (b) the Exchange Ratio.
“Company Common Shares” means the common shares in the capital of the Company.
“Company Continuance Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement and applicable Law, that is to be convened as provided by applicable Law to consider, and, if deemed advisable, approve, the Continuance Resolution, and for any other purpose as may be set out in the Continuance Information Circular and agreed to by SPAC.
“Company Earnout Ratio” means the fraction equal to (a) 3,057,310 divided by (b) the number of issued and outstanding Company Shares, including the Company Bonus Shares, as of immediately prior to the Share Exchange Effective Time.
“Company Earnout Shares” means (i) TopCo Class A Earnout Shares and (ii) TopCo Class B Earnout Shares; in each case, issuable and convertible into TopCo Common Shares as set forth in Section 2.8.
“Company Indenture Warrant” means a warrant representing the right to acquire Company Common Shares issued under the Company Warrant Indenture, that is outstanding and unexercised.
“Company In-The-Money Vested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, both (a) has an exercise price that is less than the Company Share Implied Price and (b) is vested.
“Company In-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Share Exchange Effective Time, has an exercise price that is less than the Company Share Implied Price.
“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.
“Company Intellectual Property” means any and all Intellectual Property used or held for use in connection with the Group Companies’ business, including the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions

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generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Company Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Group Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Schedules, (i) any action taken by, or at the request, approval or consent of, or with the written approval or consent (except with respect to the matters requiring consent in Section 6.5, unless otherwise agreed by SPAC to be subject to this clause (i)) of SPAC, (j) any Events that are cured by the Group Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) the announcement of this Agreement, or the consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Group Companies, provided that this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5 and 3.10, and, to the extent related thereto, the condition in Section 9.2(a), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (k), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent it disproportionately and adversely affects the Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Group Companies operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industry in which the Group Companies operate may be taken into account in determining whether there has been or would be a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a Group Company shall be deemed to disproportionately and adversely affect the Group Companies).
“Company Option Plan” means the Above Food Corp. Stock Option Plan in effect as of this date, as approved by the Company Board and as further amended and/or restated from time to time.
“Company Options” means any options granted under the Company Option Plan to purchase Company Common Shares.
“Company Out-Of-The-Money / Unvested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, either (a) has an exercise price that is equal to or greater than the Company Share Implied Price or (b) is not vested.
“Company Preferred Shares” means the Preferred shares in the capital of the Company.
“Company Products” means each product developed, produced, manufactured, packaged, tested, labeled, stored, shipped, imported, exported, marketed, advertised, sold, distributed and/or made available to third parties or currently under development by or on behalf of any of the Group Companies.
“Company Required Approval” means (i) approval by the affirmative vote of the holders of at least 66⅔% of the votes cast at the Company Shareholders Meeting or the Company Continuance Meeting by

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the holders of the Company Shares, present in person or represented by proxy, voting as a single class, pursuant to the terms and subject to applicable Law and the Company’s Governing Documents, provided that at least twenty-five percent (25%) of the Company Shares must be present in person or by proxy at any such Company Shareholders Meeting or the Company Continuance Meeting, as applicable; (ii) approval by the affirmative vote of the holders, voting as a separate class, of at least 50% of the votes cast at the Company Shareholders Meeting by the holders of the Company Shares, present in person or represented by proxy other than interested parties (as such term is defined in Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) to the Arrangement (including a related party thereto or a joint actor therewith), subject to applicable Law and the Company’s Governing Documents; (iii) approval by the affirmative vote of the holders, voting as separate classes, of at least 66⅔% of the votes cast at the Company Shareholders Meeting by the holders of Company Options and Company RSUs, present in person or represented by proxy, subject to applicable Law and the Company’s Governing Documents, and (iv) any approval requirements as may be imposed by the Court.
“Company Resolution” means a special resolution of the holders of Company Shares, voting as a single class, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).
“Company RSU Plan” means the Above Food Corp. Restricted Share Unit Plan in effect as of this date, as approved by the Company Board and as further amended and/or restated from time to time.
“Company RSUs” means any restricted share units granted under the Company RSU Plan.
“Company Securities” means, collectively, the Company Shares, Company Warrants, Company RSUs and Company Options.
“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Equity Value divided by (b) the Diluted Company Shares.
“Company Shareholder” means any holder of any Company Shares.
“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00.
“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC.
“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.
“Company Transaction Expenses” means, without duplication, any out-of-pocket fees and expenses payable by any of the Group Companies, the Merger Subsidiaries or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options (including any Company Options), warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Group Companies or the Merger Subsidiaries which become payable (including if subject to continued employment) as a result of or in connection with the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) Transfer Taxes; (d) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c); (e) fifty percent (50%) of the costs

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for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); and (f) the premium and other costs and expenses associated with the D&O Tail.
“Company Warrants” means the Company Indenture Warrants and the Company Broker Warrants.
“Company Warrant Indenture” means that certain warrant indenture, entered into between the Company and Odyssey Trust Company on January 18, 2021, as amended, modified or supplemented from time to time.
“Confidential Information” means any non-public information of or concerning the Group Companies or any of their respective businesses, including any such information pertaining to the Group Companies’ business plans, financial data, customer, supplier and client lists, customer, supplier and client information (including names, addresses and contact information and including prospective customers, prospective suppliers and prospective clients), business and marketing plans, technology, products, services, formulas, methods, technical manuals, technical data, pricing and cost information, compositions, recipes, ingredients, know-how (including ideas and inventions (whether or not patentable or reduced to practice)), trade secrets, research and development information, solutions, offerings, platforms and Intellectual Property, whether existing or being developed.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 25, 2022, between SPAC and the Company.
“Continuance Dissent Rights” means the right of Company Shareholders to dissent to the Company Continuance pursuant to Section 14-21(1)(d) of the SBCA.
“Continuance Dissent Share” means a Company Share held by a Continuance Dissenting Shareholder in respect of which such Continuance Dissenting Shareholder has duly and validly exercised Continuance Dissent Rights in strict compliance with the SBCA.
“Continuance Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Continuance Dissent Rights in respect of all Company Shares held and who has not withdrawn or been deemed to have withdrawn such exercise of Continuance Dissent Rights as of the applicable time of determination.
“Continuance Information Circular” means the notice of the Company Continuance Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Continuance Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.
“Continuance Resolution” means a special resolution of the holders of Company Shares, voting as a single class, in respect of the Company Continuance to be considered at the Company Continuance Meeting, substantially in the form attached hereto as Exhibit E, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).
“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, purchase orders, or other obligations to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound, whether written or oral.
“Convertible Loan PIK Interest Shares” means the interest paid on the Closing Date in the form of TopCo Common Shares pursuant to the Convertible Loan Agreement.
“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and

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renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.
“Court” means the Court of King’s Bench of Alberta or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Authority, and any administrative authority issued pursuant to such legislation or order, with respect to any Tax matter, or in response to the COVID-19 pandemic in any jurisdiction, whether domestic or non-U.S. (including the CARES Act, the Families First Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Health and Economic Recovery Omnibus Emergency Solutions Act, the Consolidated Appropriations Act, 2021 (H.E. 133), and the American Rescue Plan Act).
“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.
“Diluted Company Shares” means, as of immediately prior to the Share Exchange Effective Time, the sum, without duplication, of (a) the aggregate number of all (i) issued and outstanding Company Shares, including the Company Bonus Shares, (ii) Company Common Shares issuable upon exercise of the Company In-The-Money Vested Options (assuming exercise on a cashless basis), (iii) Company Common Shares issuable upon settlement of the Company RSUs, (iv) Company Common Shares issuable upon exercise of the Company In-the-Money Warrants, plus (b) the aggregate number of Company Common Shares equal to (i) the ANF Purchase Consideration Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)) plus (c) the aggregate number of Company Common Shares equal to (i) the aggregate number of TopCo Common Shares issued as Convertible Loan PIK Interest Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)).
“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“Dissent Share” means a Company Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with the Plan of Arrangement.
“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of all Company Shares held and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the applicable time of determination.
“DTC” means The Depository Trust Company.
“Earnout Period” means any time during the five (5)-year period following the Closing Date.
“Earnout Shares” means, collectively, the Company Earnout Shares and the Sponsor Earnout Shares.

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“Environmental Laws” means all Laws arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 653, et seq.).
“Environmental Permits” means the permits, and any and all other similar approvals, consents, waivers, or certifications required under Environmental Laws.
“Equity Value” means $206,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agreement” means that certain Stock Escrow Agreement, dated as of February 11, 2021, by and among SPAC, Sponsor, CST and the other stockholders of SPAC party thereto.
“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Ratio” means the fraction equal to (a) the Company Shareholder Transaction Consideration divided by (b) the number of Diluted Company Shares.
“Export Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§1701-1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Families First Act” means the Families First Coronavirus Response Act of 2020 (H.R. 6201).
“FDA” means the U.S. Food and Drug Administration.
“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Share Exchange Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.
“Food Laws” means all laws applicable to the development, safety, manufacture, packaging, testing, labeling, storage, shipment, import, export, marketing, advertising, sale and distribution of food products, including (a) the U.S. Federal Food, Drug and Cosmetic Act and amendments thereto, (b) the U.S. Federal Trade Commission Act, (c) federal, provincial and state Laws addressing false advertising, unfair trade practices, product safety and consumer protection, (d) the Food and Drugs Act (Canada) and regulations made thereunder, (e) the Safe Food for Canadians Act and regulations made thereunder and (f) all comparable foreign, federal, provincial, state, municipal and local Laws relating to any of the foregoing, including

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regulations of any applicable Governmental Authority governing current good manufacturing practices, product labeling, promotion and claims substantiation.
“fraud” means, with respect to a party hereto, actual and intentional fraud with respect to the making of the representations and warranties by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively), the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(f)(i), as applicable; provided, however, that such actual and intentional fraud of a party shall only be deemed to exist if any of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules (in the case of the Company) or Section 1.4(b) of the SPAC Disclosure Schedules (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively) or the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(f)(i), as applicable, and such misrepresentation was made with the actual intention that the other party to this Agreement rely thereon to its material detriment and such other party did actually and reasonably rely thereon to its material detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory or other forms of “fraud” under applicable Law).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Alberta corporation are its certificate(s) of incorporation, continuance and/or Arrangement, its articles and by-laws; the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership; the “Governing Documents” of a U.S. limited liability company are its limited liability company agreement and certificate of formation; and the “Governing Documents” of a Saskatchewan corporation are its certificate(s) of incorporation, continuance and/or Arrangement, its articles and bylaws.
“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group Companies” (and, with corresponding meaning, “Group Company”) means, collectively, the Company, ANF and each of their respective Subsidiaries, but excluding the Surviving Corporation and the Merger Subsidiaries.
“Group Company Interests” means equity interests of the Group Companies.
“Hazardous Materials” means any solid, liquid or gaseous material or substance, alone or in combination, mixture or solution, that is regulated by, defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, per- and poly-fluoroalkyl substances, toxic mold, lead or petroleum (including its derivatives, by-products or other hydrocarbons).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) the outstanding principal and unpaid interest components of capitalized lease obligations of such Person under GAAP (excluding, for the avoidance of doubt, any real estate leases), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and

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other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the unpaid principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” of such Person and (g) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally by such Person; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors arising in the Ordinary Course and (ii) Indebtedness owing from one Group Company that is directly or indirectly wholly owned by the Company to another Group Company that is directly or indirectly wholly owned by the Company. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.
“Intellectual Property” means any and all rights, title and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, anywhere in the world, including all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Confidential Information; (e) software, data, databases and technology; (f) Internet domain names and registrations thereof, social media accounts and handles; (g) plant breeder rights; (h) all copies and embodiments of any of the foregoing and (i) the right to prosecute and perfect such interests and powers to assert, defend and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.
“Interim Order” means the interim order of the Court contemplated by Section 2.2(a) of this Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC.
“Investment Company Act” means the United States Investment Company Act of 1940.
“IT Systems” means, collectively, the hardware, software, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems and other information technology equipment and infrastructure owned, purported to be owned, licensed, leased or controlled by any of the Group Companies and used in their business as currently conducted.
“JOBS Act” means Jumpstart Our Business Startups Act of 2012.
“Key Company Shareholders” means the persons and entities listed in Section 1.1(b) of the Company Disclosure Schedules.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.
“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Group Companies or to which the Group Companies otherwise has a right to use.
“Lender” has the meaning set forth in the Convertible Loan Agreement.
“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver

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of Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC Common Stock, in each case, by the applicable Company Shareholder).
“Licensed Intellectual Property” means all Intellectual Property rights owned or purported to be owned by a third party and used or held for use by the Group Companies in connection with their business.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).
“Loan” has the meaning set forth in the Convertible Loan Agreement.
“Merger Effective Time” means 10:00am (Calgary time) on the Closing Date.
“Merger Sub Common Stock” shall mean the shares of common stock, par value $0.01 per share, of Merger Sub.
“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.
“NYSE American” means the NYSE American stock exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.
“OFAC” means the U.S. Office of Foreign Assets Control.
“Ordinary Course” means, with respect to an action taken by a Person, that such action is in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person.
“Other Real Property Interests” means the rights-of-way, easements, licenses, servitudes, restrictive covenants, leases, access rights, mortgages, notices of security interests, rights of first refusals and other interests in land, other than Owned Real Property and Leased Real Property, in which any of the Group Companies has a legal or beneficial interest.
“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies.
“Owned Real Property” means the land currently owned by or on behalf of any of the Group Companies, including the lands set forth in Section 3.8(a) of the Company Disclosure Schedules.
“Patents” means all (a) Canadian, U.S. and foreign patents (including certificates of invention and other patent equivalents) and inventions, designs and improvements described or claimed therein, utility models, mask works, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.
“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

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“Permit” means any consent, franchise, approval, variance, license, permit, grant, certificate, certification, accreditation, registration or other authorization of a Governmental Authority.
“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date of this Agreement in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other party hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).
“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s, operator’s, warehouseman’s, worker’s, repairmen’s, carrier’s, producer’s, grower’s, utilities’ and similar Liens arising or incurred in the Ordinary Course or consistent with industry practice with respect to any amounts (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on Real Property (including defects or imperfections of title, mineral rights, easements, encroachments, covenants, rights-of-way, conditions and similar restrictions of record) that (i) are registered against the titles to such Real Property or (ii) do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Real Property, (d) with respect to any Leased Real Property (i) the statutory or contractual interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (f) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course by the Group Companies with customers or service providers of the Group Companies incidental to the provision of the Company Products to customers or the provision of services to the Group Companies by the service providers, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating leases, finance leases or capital lease arrangements for amounts not yet delinquent, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice or industry practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets and property of the Group Companies or the Real Property, (j) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, and (k) Liens, encumbrances or restrictions that would be released at or prior to the Closing.
“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” has the meaning given to the term “personal data,” “personal information,” “personally identifiable information” or other similar term under applicable Law in any form or media, whether paper, electronic, or otherwise.
“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit D, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).
“Privacy Obligations” means all applicable (a) Laws, (b) Contracts, (c) external-facing privacy policies and (d) self-regulatory or other industry standards to which a Group Company is subject (including the

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Payment Card Industry Data Security Standard), with respect to each of (a), (b), (c) and (d), that relate in any way to the privacy, security (both physical and technical), collection, storage, use, disclosure, retention, transfer, sale or other Processing of Personal Information.
“Process” or “Processing” means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer (including cross-border), transmission, processing, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.
“Real Property” means, collectively, the Leased Real Property, the Owned Real Property and the Other Real Property Interests.
“Registrar” means the Registrar of Companies appointed under Section 263 of the ABCA.
“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.
“Sanctions” means economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SBCA” means The Business Corporations Act, 2021 (Saskatchewan) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“Security Incident” means any material incident or occurrence of unauthorized Processing of any Personal Information or Confidential Information owned, used, maintained, received or controlled by or on behalf of any Group Company.
“Share Exchange Effective Time” means 9:00am (Calgary time) on the Closing Date.
“SPAC Capital Stock” means, collectively, SPAC Common Stock and SPAC Preferred Stock.
“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.
“SPAC Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by SPAC or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and (ii) providing such definitive proxy statement to the SPAC Stockholders) and (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees for the purpose of extending the time period for SPAC to consummate a Business Combination, as approved by the SPAC Stockholders on December 15, 2022.
“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization, Good Standing and Corporate Power), Section 4.3 (Due Authorization) and Section 4.10 (Brokers or Finders; Transaction Expenses).
“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any

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applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Schedules, (g) any action taken by, or at the request, approval or consent (except with respect to the matters requiring consent set forth in Section 6.2, unless otherwise agreed by the Company to be subject to this exception (g)), of the Company, (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events that are cured by SPAC prior to the Closing, (k) the announcement of this Agreement, or the consummation of the Transactions, provided that this clause (k) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.9, and, to the extent related thereto, the condition in Section 9.3(a), or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect to the extent it disproportionately and adversely affects SPAC, taken as a whole, relative to other similarly situated companies in the industries in which SPAC operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which SPAC operates may be taken into account in determining whether there has been or would be a SPAC Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at SPAC shall be deemed to disproportionately and adversely affect SPAC).
“SPAC Aggregate Merger Consideration” means a number of shares of TopCo Common Shares equal to the number of shares of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time, payable to the SPAC Stockholders in connection with the Merger.
“SPAC Preferred Stock” means SPAC’s preferred stock, par value $0.0001 per share.
“SPAC Promissory Note” means that certain unsecured promissory note in the principal amount of up to $2,000,000 issued by SPAC to Sponsor on March 23, 2023.
“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Governing Documents of SPAC) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the Governing Documents of SPAC) in connection with (a) the Transaction Proposals or (b) any SPAC Extension.
“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.
“SPAC Stockholder” means any holder of SPAC Capital Stock immediately prior to the Merger Effective Time.
“SPAC Stockholders’ Approval” means (a) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding SPAC Common Stock, as required by the Governing Documents of SPAC and (b) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of SPAC Common Stock that are voted at the SPAC Stockholder Meeting.

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“SPAC Transaction Expenses” means, without duplication, (a) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c) and (iii) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors), and (b) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of SPAC’s initial public offering (including fees and expenses payable to the underwriters in connection therewith), (c) any SPAC Extension Expenses and (d) the aggregate amount owed by SPAC under the SPAC Promissory Note (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Units in connection with the Closing pursuant to the Promissory Note).
“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Common Stock and one-half of one SPAC Warrant.
“SPAC Warrant Agreement” means that certain warrant agreement, dated February 11, 2021, by and between SPAC and CST, as amended, modified or supplemented from time to time.
“SPAC Warrants” means whole warrants to purchase shares of SPAC Common Stock (a) as issued by SPAC in connection with its initial public offering and (b) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) share of SPAC Common Stock at an exercise price of $11.50.
“Specified Other Transaction” means, as to the Company, a transaction (other than any transaction contemplated by this Agreement, and except for repurchases of Company Shares acquired upon the exercise of Company Options or settlement of Company RSUs in the Ordinary Course in connection with a termination of employment or other services, concerning the sale or transfer of any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of the Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, arrangement, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.
“Sponsor” means Smart Dine, LLC, a Delaware limited liability company.
“Sponsor Earnout Shares” means up to 1,100,000 TopCo Common Shares (as adjusted in accordance with Section 2.8(d)) issued as part of the SPAC Aggregate Merger Consideration that are subject to the vesting conditions set forth in Section 2.8(b)(i) and Section 2.8(b)(ii).
“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Tax Act” means the Income Tax Act (Canada).
“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

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“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Termination Contracts” means, in relation to the Company, (a) any voting trust agreements, (b) any management rights or side letters between the Company and any Company Shareholder and (c) any rights under any letter or agreement between any Company Shareholder and the Company providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders (including the agreements set forth on Schedule 1 hereto).
“Topco Class A Earnout Shares” shall have the meaning ascribed to such term in the articles of TopCo.
“Topco Class B Earnout Shares” shall have the meaning ascribed to such term in the articles of TopCo.
“TopCo Common Shares” means the common shares in the capital of TopCo.
“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.
“Trading Day” means any day on which the Trading Market is open for trading.
“Trading Market” means, with respect to any security, the national stock exchange on which such security is trading.
“Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).
“Transfer Taxes” means any transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.
“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of February 11, 2021, as amended.
“Trustee” or “CST” means Continental Stock Transfer & Trust Company.
“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.
“USD / CAD Exchange Rate” means an exchange rate of 0.7466 U.S. Dollar per Canadian Dollar.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act or any similar state or local Law requiring notice to employees and their appropriate union Representatives of a plant closing or mass layoff.

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Section 1.2   Other Definitions.
The following terms are defined in the Sections of this Agreement indicated below:
Additional SEC Reports	7.4
Agreement	Preamble
Agreement End Date	11.1(f)
Allocation Schedule	2.5(a)
Alternative Financing	8.10(e)
Alternative Transaction	10.1
Anti-Money Laundering Laws	3.24
Assumed Warrant	2.3(c)
Balance Sheet Date	3.4(a)
Certificate of Merger	2.4(b)
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Audited Interim Financial Statements	3.4(a)
Company Audited Year-End Financial Statements	3.4(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)
Company Continuance	Recitals
Company Cure Period	11.1(f)
Company Deal Communications	12.19(b)
Company Disclosure Schedules	Art. III
Company Financial Statements	3.4(a)
Company Non-Recourse Party	12.16(b)
Company Unaudited Year-End Financial Statements	3.4(a)
Convertible Loan Agreement	Recitals
Creator	3.6(h)
D&O Indemnitees	8.11(a)
D&O Tail	8.11(b)
Designated Entity	3.6(c)
DGCL	Recitals
Enforceability Exceptions	3.3
Equity Incentive Plan	Recitals
Escrow Amount	12.6(c)(i)
Exchange Agent	2.6(a)
Existing D&O Arrangements	8.11(a)
FCPA	3.23
Intended U.S. Tax Treatment	Recitals
Interim Period	6.1
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Merger Proposal	8.2(a)(i)
Merger Subsidiary(ies)	Preamble

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PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Post-Closing Board of Directors	8.8
Prior Company Counsel	12.19(a)
Prior SPAC Counsel	12.18(a)
Privileged Company Deal Communications	12.19(b)
Privileged SPAC Deal Communications	12.18(b)
Proxy/Registration Statement	8.2(a)(i)
Real Property Lease	3.5(a)(iii)
Registered IP	3.6(a)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.18(a)
Share Exchange	Section 2.3(b)
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Business Combination Deadline	8.13(a)
SPAC Cure Period	11.1(g)
SPAC Deal Communications	12.18(b)
SPAC Disclosure Schedules	Art. IV
SPAC Extension	8.13(b)
SPAC Extension Proxy Statement	8.13(a)
SPAC Financial Statements	4.4(a)
SPAC Per Share Merger Consideration	2.3(h)
SPAC Non-Recourse Party	12.16(b)
SPAC SEC Filings	4.13
SPAC Stockholder Meeting	8.2(a)(i)
Sponsor First Tranche Earnout Shares	2.8(b)(i)
Sponsor Second Tranche Earnout Shares	2.8(b)(ii)
Sponsor Support Agreement	Recitals
Stockholder Litigation	8.4(b)
Surviving Corporation	2.3(e)
Terminating Company Breach	11.1(f)
Terminating SPAC Breach	11.1(g)
TopCo Board	Recitals
Transaction Proposals	8.2(a)(i)
Transactions	Recitals
Trust Account	4.14
Withholding Agent	2.7(a)

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Section 1.3   Construction.
(a)   Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.
(b)   Unless the context of this Agreement otherwise requires, references in this Agreement to any Law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.
(c)   References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.
(d)   References to “$,” “US $,” “USD” or “dollars” are to the lawful currency of the United States of America. Except as otherwise set forth herein, for purposes of calculating the Available Cash or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the applicable date.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
(h)   The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred thereto has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement in the virtual “data rooms” prepared by the Company and hosted on behalf of the Company by Dropbox or Google Drive in connection with the Transactions.
Section 1.4   Knowledge.   As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules, following reasonable inquiry and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Schedules, following reasonable inquiry.

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ARTICLE II
TRANSACTIONS; CLOSING
Section 2.1   The Company Continuance.   The Company and SPAC agree that the Company Continuance will be implemented in accordance with and subject to the terms and conditions of this Agreement.
(a)   The Company Continuance Meeting.   Subject to the terms of this Agreement, the Company shall convene and conduct the Company Continuance Meeting in accordance with the Governing Documents of the Company and applicable Laws as soon as reasonably practicable, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Continuance Meeting without the prior written consent of SPAC, except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Continuance Meeting and the date of the Company Continuance Meeting, give notice to SPAC of the Company Continuance Meeting and allow SPAC’s Representatives to attend the Company Continuance Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Continuance Resolution by Company Shareholders and to solicit proxies in favor of the approval of the Continuance Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Continuance Resolution and the completion of any of the transactions contemplated herein, including, if otherwise determined necessary or advisable by the Company or if so requested by SPAC, acting reasonably, using investment dealers and proxy solicitation services firms selected by the Company (acceptable to SPAC, acting reasonably), cooperating with any Persons engaged by SPAC to solicit proxies in favor of the approval of the Continuance Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Continuance Resolution, instructing the management proxyholders named in the Continuance Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.
(i)   The Company shall use commercially reasonable efforts to provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Continuance Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Company Continuance or any purported exercise or withdrawal of Continuance Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Actions with or including any such Company Shareholders, in each case, solely in connection with the Company Continuance Meeting. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement with respect to Continuance Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Continuance Dissent Rights, in each case without the prior written consent of SPAC, which will not be unreasonably withheld, conditioned or delayed.
(b)   The Continuance Information Circular.
(i)   The Company shall as promptly as practicable prepare and complete, in good faith consultation with SPAC, the Continuance Information Circular together with any other documents required by applicable Law in connection with the Company Continuance Meeting, and the Company shall cause the Continuance Information Circular and such other documents to be delivered to each Company Shareholder and other Person as required by applicable Law, in each case so as to permit the Company Continuance Meeting to be held by the time specified in Section 2.1(a)(i).
(ii)   The Company shall ensure that the Continuance Information Circular (A) complies in all material respects with the Governing Documents of the Company and applicable Law, (B) provides the Company Shareholders with sufficient information (explained in reasonably sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Continuance Meeting, including that the Key Company Shareholders’

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commitment approving the Continuance Resolution is sufficient to satisfy the Company Required Approval, and (C) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.
(iii)   Without limiting the generality of Section 2.1(b)(i) and Section 2.1(b)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Continuance Information Circular includes (A) a statement that the Company Board has unanimously determined that the Company Continuance is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Continuance Resolution and (B) a statement that each Key Company Shareholder has entered into a Shareholder Support Agreement pursuant to which such Key Company Shareholder has agreed to support and vote in favor of the Continuance Resolution and that such support is sufficient once acted upon at the Company Shareholders Meeting to achieve the Company Required Approval.
(iv)   The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Continuance Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Continuance Information Circular must be in a form and content reasonably satisfactory to SPAC and its counsel. The Company shall provide SPAC with a final copy of the Continuance Information Circular prior to its delivery to the Company Shareholders.
(v)   Each party hereto shall promptly notify the other parties if it becomes aware that the Continuance Information Circular contains any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement. The parties hereto shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by applicable Law.
(c)   Company Continuance.
(i)   Each Continuance Dissent Share, if any, issued and outstanding immediately prior to the Share Exchange Effective Time shall be, and shall be deemed to be, transferred to the Company for cancellation, and the holder of such transferred Continuance Dissent Share will cease to be the holder of such Continuance Dissent Share or to have any rights as a holder in respect of such Continuance Dissent Share other than the right to be paid the fair value of such Continuance Dissent Share determined and payable in accordance with the SBCA.
(ii)   Upon approval of and in accordance with the Continuance Resolution, immediately prior to the filing of the Interim Order, the Company shall effect the Company Continuance.
Section 2.2   The Arrangement.   The Company and SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.
(a)   The Interim Order.   As soon as reasonably practicable after the date of the Company Continuance, but in any event no later than three (3) Business Days after the initial filing with the SEC of the Proxy/Registration Statement, the Company shall apply, in accordance with the provisions of the ABCA and, in cooperation with SPAC (which shall include the opportunity to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreements have been executed by the Key Company Shareholders and shall provide, among other things:
(i)   for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

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(ii)   that the required level of approval for the Company Resolution shall be the Company Required Approval and that under the Shareholder Support Agreements, the Key Company Shareholders have, in aggregate, irrevocably agreed to vote in favor of the Company Resolution and thereby satisfy this level of approval;
(iii)   that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;
(iv)   for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;
(v)   for the notice requirements regarding the presentation of the application to the Court for the Final Order;
(vi)   that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed in writing by the parties hereto without the need for additional approval of the Court and without the necessity of first convening the Company Shareholders Meeting or first obtaining any vote of the Company Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances, and may be held virtually;
(vii)   that the Company Shareholders Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;
(viii)   that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;
(ix)   confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Shareholders Meeting in accordance with the Interim Order; and
(x)   that each Company Shareholder and any other affected person shall have the right to appear before the Court at the hearing of the Court to approve the application of the Final Order so long as they provide a Response to Petition and any materials they intend to rely upon within the time period and in the manner stipulate in the Interim Order; and
(xi)   for such other matters as the parties hereto may agree in writing are reasonably necessary to complete the Transactions.
(b)   The Company Shareholders Meeting.
(i)   Subject to the terms of this Agreement, and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (and in any event no later than 45 days after the filing of the Proxy/Registration Statement or such later date as may be required in order to provide the SPAC Stockholders with additional disclosure as required in connection with the SEC review of the Proxy/Registration Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC, except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any

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resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein, including, if otherwise determined necessary or advisable by the Company or if so requested by SPAC, acting reasonably, using investment dealers and proxy solicitation services firms selected by the Company (acceptable to SPAC, acting reasonably), cooperating with any Persons engaged by SPAC to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution, instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.
(ii)   The Company shall use commercially reasonable efforts to provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Actions with or including any such Company Shareholders, in each case, solely in connection with the Company Shareholders Meeting. The Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Share Exchange Effective Time with respect to Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Dissent Rights, in each case without the prior written consent of SPAC, which will not be unreasonably withheld, conditioned or delayed.
(c)   The Company Information Circular.
(i)   The Company shall as promptly as practicable prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.2(b)(i).
(ii)   The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to SPAC Information included in the Company Information Circular, (C) provides the Company Shareholders with sufficient information (explained in reasonably sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting, including that the Key Company Shareholders’ commitment to approving the Company Resolution is sufficient to satisfy the Company Required Approval, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.
(iii)   Without limiting the generality of Section 2.2(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Resolution and (B) a statement that each Key Company Shareholder has entered into a Shareholder Support Agreement pursuant to which such Key Company Shareholder has agreed to support and vote in favor of the Company Resolution and that such support is sufficient once acted upon at the Company Shareholders Meeting to achieve the Company Required Approval.

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(iv)   SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.
(v)   Each party hereto shall promptly notify the other parties if it becomes aware that the Company Information Circular contains any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement. The parties hereto shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.
(d)   The Final Order.   The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193(4) of the ABCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and SPAC.
(e)   Court Proceedings.
(i)   In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its Representatives, and all information relating to SPAC included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that result in an increase or variation in the form of the Company Shareholder Transaction Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreements; (F) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Share Exchange Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

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(ii)   Subject to the terms of this Agreement, SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.
Section 2.3   Closing Transactions; Effect of Arrangement, Share Exchange and Merger.   On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:
(a)   Arrangement Filings.   Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX hereof (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, where not prohibited, waiver by the party or parties in whose favor the condition is, of those conditions as of the Closing Date), unless another time or date is agreed to in writing by the parties, any Arrangement Filings required to be filed prior to the Closing Date shall be filed by the Company with the Registrar not later than three (3) Business Days after receipt of the Final Order, provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby.
(b)   Share Exchange.   In accordance with and subject to the provisions of the Plan of Arrangement:
(i)   Each Dissent Share, if any, issued and outstanding immediately prior to the Share Exchange Effective Time shall be, and shall be deemed to be, transferred to the Company for cancellation, and the holder of such transferred Dissent Share will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with the Plan of Arrangement.
(ii)   Pursuant to the Share Exchange, each Company Share, including each Company Bonus Share, issued and outstanding immediately prior to the Share Exchange Effective Time (other than any Dissent Shares, if any) shall be transferred, and shall be deemed to be transferred, to TopCo in exchange for the issuance by TopCo of TopCo Common Shares and Company Earnout Shares, respectively, in accordance with the Allocation Schedule and the Plan of Arrangement. Upon completion of the Share Exchange, the Company will be a direct, wholly owned Subsidiary of TopCo.
(c)   Treatment of Company Warrants.   Following the date hereof, the Company shall use its commercially reasonable efforts to (x) request the holder of each Company Warrant that is outstanding and unexercised to exercise such Company Warrant in exchange for Company Shares in accordance with the terms of the Company Warrant Agreement, and (y) amend the terms of the Company Warrants to allow for their exercise on a cashless basis. Notwithstanding the foregoing, immediately following the consummation of the Share Exchange, each Company Warrant that remains outstanding and unexercised shall become converted into and become a warrant exercisable to receive TopCo Common Shares and Company Earnout Shares, and TopCo shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Shares under the Company Warrants assumed by TopCo (each, an “Assumed Warrant”) shall thereupon be converted into rights with respect to TopCo Common Shares and Company Earnout Shares. Accordingly, from and after the consummation of the Share Exchange: (i) each Company Warrant assumed by TopCo may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each Assumed Warrant shall be determined by multiplying the number of Company Common Shares that were subject to such Company Warrant immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of TopCo Common Shares; (iii) the per share exercise price for TopCo Common Shares issuable upon exercise of each Assumed Warrant shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Common Shares subject to such Company Warrant, as in effect immediately prior to the consummation of the Share Exchange (converted into U.S. Dollars by using the USD /

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CAD Exchange Rate), by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; (iv) upon exercise of an Assumed Warrant, the holder thereof is entitled to receive the portion of the TopCo Class A Earnout Shares and the TopCo Class B Earnout Shares to be allocated to each Assumed Warrant upon exercise of each Assumed Warrant pursuant to and in accordance with Section 2.8 and the Allocation Schedule; and (v) any restriction on any Company Warrant assumed by TopCo shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Assumed Warrants. TopCo shall enter into a supplemental warrant indenture to the Company Warrant Indenture with Odyssey Trust Company, as warrant agent, in order to give effect to this Section 2.3(c).
(d)   Treatment of Company Equity Awards.   Prior to the Share Exchange Effective Time, the Company shall take all lawful actions necessary (including obtaining any resolutions of the Company Board) so that, effective immediately following the Share Exchange Effective Time, by virtue of the Arrangement and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of the securities described in this Section 2.3(d), each of the following shall occur:
(i)   Each Company RSU outstanding immediately prior to the Share Exchange Effective Time, whether or not vested, shall be assumed by Topco and shall automatically be converted into a restricted stock unit covering a number of TopCo Common Shares equal to the number of Company Common Shares subject to such Company RSU immediately prior to the Share Exchange Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (each, a “Rollover RSU”). Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Share Exchange Effective Time, subject to the adjustments required by this Section 2.3(d) after giving effect to the Arrangement (or Alternative Transaction). Such assumption and conversion shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act.
(ii)   Each Company Option outstanding immediately prior to the Share Exchange Effective Time, whether or not vested, shall be assumed by TopCo and shall automatically be converted into an option to purchase that number of TopCo Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Share Exchange Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) under the Equity Incentive Plan (each, a “Rollover Option”) at an exercise price per TopCo Common Share expressed in U.S. Dollars and equal to the exercise price per Company Common Share as in effect immediately prior to the Share Exchange Effective Time (converted into U.S. Dollars by using the USD / CAD Exchange Rate) divided by the Exchange Ratio (rounded up to the nearest whole cent). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Share Exchange Effective Time, subject to the adjustments required by this Section 2.3(d) after giving effect to the Arrangement (or Alternative Transaction) and by Section 6.7, and all shares issued in respect of any Rollover Option that was a Company Out-Of-The-Money / Unvested Option immediately prior to the Share Exchange Effective Time shall be issued from the Equity Incentive Plan. Such assumption and conversion shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act; provided that in the case of any Rollover Option to which Section 422 of the Code applies, the exercise price and the number of TopCo Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
(iii)   As of the Share Exchange Effective Time, all Company Options and all Company RSUs shall no longer be outstanding and each holder of Company Options and Company RSUs, as applicable, shall cease to have any rights with respect to such Company Options and Company RSUs, except as set forth in this Section 2.3(d).

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(e)   Merger.   On the Closing Date, following the completion of the Share Exchange at which time the Company will be a direct, wholly owned Subsidiary of TopCo, at the Merger Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger (the “Surviving Corporation”). As a result of and following the Merger, the shares of the Surviving Corporation will be directly and solely held by TopCo.
(f)   Governing Documents of Surviving Corporation.   At the Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
(g)   Directors and Officers of the Surviving Corporation.   SPAC shall take necessary corporate action so that, immediately after the Merger Effective Time, (a) the directors of the Surviving Corporation shall be the individuals identified by the Company prior to the Closing Date, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal, and (b) the officers of the Surviving Corporation shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.
(h)   Treatment of SPAC Common Stock.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Common Stock, each issued and outstanding share of SPAC Common Stock (other than the shares of SPAC Common Stock that will be cancelled pursuant to Section 2.3(j) and after giving effect to the SPAC Share Redemption) shall be automatically converted into and exchanged for the right to receive one (1) TopCo Common Share (the “SPAC Per Share Merger Consideration”), following which each SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each holder of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall thereafter cease to have any rights with respect to the shares of SPAC Common Stock, except as provided herein or by applicable Law; provided that the 1,100,000 TopCo Common Shares comprising the Sponsor Earnout Shares to be received by Sponsor pursuant to this Section 2.3(h) shall remain in the escrow account pursuant to the terms of the Escrow Agreement and be subject to the vesting provisions set forth in Section 2.8 hereof. TopCo shall use commercially reasonable efforts to cause the TopCo Common Shares issued pursuant to this Section 2.3(h) to be issued in book-entry form as of the Merger Effective Time. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of SPAC Common Stock in connection with the Merger.
(i)   Treatment of SPAC Warrants.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Warrants, each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time, shall be converted into and become a warrant to purchase TopCo Common Shares determined as if TopCo assumed such SPAC Warrant in accordance with its terms as in effect as of the date of this Agreement. As a result thereof, all rights with respect to shares of SPAC Common Stock underlying the SPAC Warrants that will be converted into warrants of TopCo shall thereupon be converted into rights with respect to TopCo Common Shares. Accordingly, from and after the Merger Effective Time: (i) each SPAC Warrant converted into a warrant of TopCo as a result of the Merger may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each such SPAC Warrant shall be the number of shares of SPAC Common Stock that were subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; (iii) the per share exercise price for the TopCo Common Shares issuable upon exercise of each such SPAC Warrant shall be the per share exercise price of shares of SPAC Common Stock subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time and (iv) any restriction on the exercise of any such SPAC Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the

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extent provided under the terms of a SPAC Warrant, such SPAC Warrant converted into a warrant of TopCo in accordance with this Section 2.3(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into TopCo Common Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to TopCo Common Shares subsequent to the Merger Effective Time.
(j)   Cancellation of Certain Shares of SPAC Common Stock.   All shares of SPAC Common Stock held in the treasury of SPAC immediately prior to the Merger Effective Time, if any, shall automatically be canceled, and no TopCo Common Shares or other consideration shall be delivered or deliverable in exchange therefor.
(k)   Cancellation of Merger Sub Common Stock.   Each share of Merger Sub Common Stock that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation. The shares of common stock of the Surviving Corporation shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation.
Section 2.4   Closing of the Transactions Contemplated by this Agreement.
(a)   Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), the consummation of the transactions contemplated by this Agreement (including the Arrangement) (the “Closing”) shall occur on the Closing Date. The Closing, other than the filing of the Arrangement Filings, shall take place remotely via electronic exchange of documents, or in such other manner or at such other location, as may be agreed upon between the Company and SPAC. At the Closing and on the Closing Date, the Company shall cause the Arrangement Filings to be filed in accordance with Section 2.3(a), so that the Arrangement will become effective at the Share Exchange Effective Time and prior to the Merger Effective Time.
(b)   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware so that the Merger will become effective at the Merger Effective Time and following the Share Exchange Effective Time.
Section 2.5   Allocation Schedule.
(a)   No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC (and SPAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth:
(i)   the number of Company Shares held by each Company Shareholder, the number of Company Common Shares subject to each Company Option held by each holder thereof and the exercise price thereof, the number of Company Shares subject to each Company RSU held by each holder thereof, and the number of Company Shares subject to each Company Warrant held by each holder thereof;
(ii)   (A) the number of TopCo Common Shares that will be subject to each Rollover Option and Rollover RSU, which shall be determined in accordance with Section 2.3(d), and (B) with respect to Rollover Options, the exercise price thereof at the Share Exchange Effective Time, which shall be determined in accordance with Section 2.3(d);
(iii)   the portion of the Company Shareholder Transaction Consideration allocated to each holder of Company Shares, determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Share Exchange Effective Time by the Exchange Ratio;

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(iv)   the number of TopCo Class A Earnout Shares and TopCo Class B Earnout Shares allocated to each holder of Company Shares, including the Company Bonus Shares, in each case determined by multiplying the number of Company Common Shares held by such Company Shareholder immediately prior to the Share Exchange Effective Time by the Company Earnout Ratio;
(v)   the number of TopCo Common Shares to be issued in satisfaction of the ANF Purchase Consideration Shares and the Convertible Loan PIK Interest Shares;
(vi)   (A) the number of Assumed Warrants that will be outstanding as of the consummation of the Share Exchange, and with respect to such Assumed Warrants, the number of TopCo Common Shares issuable upon exercise of such Assumed Warrants and the exercise price of such Assumed Warrants, in each case calculated in accordance with Section 2.3(c) and (B) the number of TopCo Class A Earnout Shares and TopCo Class B Earnout Shares to be allocated to each holder of Assumed Warrants upon exercise of such Assumed Warrants in accordance with Section 2.8, in each case determined by multiplying the number of Company Common Shares subject to the relevant Company Warrant immediately prior to the Share Exchange Effective Time by the Company Earnout Ratio; and
(vii)   a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) is, and will be as of immediately prior to the Share Exchange or the Share Exchange Effective Time, as applicable, true and correct in all respects and in accordance with the last sentence of this Section 2.5.
The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by SPAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall (1) the aggregate number of TopCo Common Shares set forth on the Allocation Schedule that are allocated in respect of the equity securities of the Company (assuming exercise of the Company In-The-Money Vested Options and the Company In-The-Money Warrants on a cashless basis) exceed the Company Shareholder Transaction Consideration and (2) the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Option Plan, the Company RSU Plan or any other Contract to which the Company is a party or bound.
(b)   SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of SPAC, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with SPAC’s written consent, the Allocation Schedule may not be modified after delivery to SPAC except pursuant to a written instruction from the Company, with certification from an authorized Representative of the Company that such modification is true and correct. SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.
Section 2.6   Exchange Agent.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company shall appoint an exchange agent reasonably acceptable (such acceptance not to be unreasonably withheld, conditioned or delayed) to SPAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Common Shares (“Certificates”), and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Share Exchange Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement.

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(b)   At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.
(c)   Prior to the Share Exchange Effective Time, TopCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of (i) the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent and (ii) the Company Shareholders in accordance with Section 2.8, evidence of the Company Shareholder Transaction Consideration and Company Earnout Shares in book-entry form.
(d)   At the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by SPAC, TopCo, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by SPAC, TopCo, the Company and the Exchange Agent), to the Exchange Agent.
(e)   If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by SPAC, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least two (2) Business Days prior to the Closing Date, then SPAC, TopCo the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then SPAC, TopCo and the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.
(f)   If any portion of the Company Shareholder Transaction Consideration or Company Earnout Shares is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar taxes have been paid or are not payable.
(g)   No interest will be paid or accrued on the Company Shareholder Transaction Consideration or Company Earnout Shares (or any portion thereof). From and after the Share Exchange Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6(g), each Company Share shall solely represent the right to receive a portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which such Company Share is entitled to receive in accordance with the Allocation Schedule.
(h)   Any portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares that remains unclaimed by the Company Shareholders two (2) years following the Closing Date shall be delivered to TopCo or as otherwise instructed thereby, and any right or claim to payment under the Plan of Arrangement that remains outstanding two (2) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

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Section 2.7   Withholding.
(a)   Each of the parties hereto, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Transactions such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
(b)   Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 2.7(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.
(c)   To the extent any Withholding Agent sells any portion of the Company Shareholder Transaction Consideration as contemplated under Section 2.7(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such of Company Shareholder Transaction Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Company Shareholder Transaction Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.
Section 2.8   Earnout Shares.
(a)   At the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule, Section 2.6 and this Section 2.8.
(b)   From and after the Closing, a number of (x) Company Earnout Shares shall be issued upon exercise of Assumed Warrants, converted into TopCo Common Shares and/or redeemed and (y) Sponsor Earnout Shares shall vest or be cancelled, as applicable, as follows:
(i)   if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2024 is greater than or equal to $21,200,000 based on the audited consolidated financial statements for such period or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $12.50 per TopCo Common Share (such value per share to be

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calculated without giving effect to the conversion or vesting of any applicable Earnout Shares) (any such event, a “First Tranche Earnout Target”), then, upon the earlier First Tranche Earnout Target to occur, (A) all of the TopCo Class A Earnout Shares shall automatically be converted into TopCo Common Shares and (B) an aggregate of 550,000 Sponsor Earnout Shares (the “Sponsor First Tranche Earnout Shares”) shall vest; provided that the TopCo Class A Earnout Shares shall convert into TopCo Common Shares, and the Sponsor First Tranche Earnout Shares shall vest, in each case, only once upon the earlier occurrence of one of the First Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares shall vest under this Section 2.8(b)(i).
(ii)   if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2025 is greater than or equal to $32,900,000 based on the audited consolidated financial statements for such period, or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $15.00 per TopCo Common Share (such value per share to be calculated without giving effect to the conversion or vesting of any applicable Earnout Shares) (any such event, a “Second Tranche Earnout Target”), then, upon the earlier Second Tranche Earnout Target to occur, (A) all of the TopCo Class B Earnout Shares shall automatically be converted into TopCo Common Shares and (B) 550,000 Sponsor Earnout Shares (the “Sponsor Second Tranche Earnout Shares”) shall vest; provided that the TopCo Class B Earnout Shares shall convert into TopCo Common Shares, and the Sponsor Second Tranche Earnout Shares shall vest, in each case, only once upon the earlier occurrence of one of the Second Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares shall vest under this Section 2.8(b)(ii).
(iii)   upon exercise of an Assumed Warrant during the Earnout Period, TopCo shall issue to the holder thereof the Company Earnout Shares allocated thereto pursuant to Section 2.5(a)(vi); provided that (x) no TopCo Class A Earnout Shares or TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Company Earnout Shares are redeemed pursuant to Section 2.8(b)(iv), (y) no TopCo Class A Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the First Tranche Earnout Target has been achieved and (z) no TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Second Tranche Earnout Target has been achieved;
(iv)   if (y) there occurs any transaction resulting in a Change of Control and the applicable valuation of the TopCo Common Shares (such value per share to be calculated without giving effect to the conversion or vesting of any applicable Earnout Shares) is less than the respective dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above or (z) any Company Earnout Share has not been converted into TopCo Common Shares or any Sponsor Earnout Share remains unvested, as applicable, on the last date of the Earnout Period, then each such Earnout Share shall automatically be cancelled or redeemed, without any action or consent on the part of the holders of Company Earnout Shares or Sponsor, and without any consideration paid to any holder of Company Earnout Shares or Sponsor, except in the case of TopCo Class A Earnout Shares and TopCo Class B Earnout Shares, which shall be redeemed at a price of US $0.00000000001 per TopCo Class A Earnout Share or TopCo Class B Earnout Share.
(c)   TopCo shall take such actions as are reasonably requested by any holder of Company Earnout Shares or Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of TopCo Common Shares pursuant to this Section 2.8, including through the provision of an updated securities registry showing such issuances (as certified by an officer of TopCo responsible for maintaining such registry or the applicable registrar or transfer agent of TopCo).
(d)   In the event TopCo shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding TopCo Common Shares into a greater or lesser number of TopCo

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Common Shares, then (i) any Company Earnout Shares that have not converted into TopCo Common Shares and any Sponsor Earnout Shares that have not vested shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above shall be adjusted accordingly to provide to the Company Shareholders and Sponsor the same economic effect as contemplated by this Agreement prior to such corporate event.
(e)   During the Earnout Period, TopCo shall take all reasonable efforts for TopCo to remain listed as a public company on, and for the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares issuable in accordance with this Section 2.8) to be tradable over, the NYSE or Nasdaq, as applicable; provided, however, the foregoing shall not limit TopCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.8(b)(iv) above, TopCo shall have no further obligations pursuant to this Section 2.8(e).
(f)   Maximum Earnout Shares.   Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, (i) the aggregate number of TopCo Common Shares issuable pursuant to this Section 2.8 on conversion of Company Earnout Shares that are issued in exchange for Company Common Shares at the Share Exchange Effective Time shall not exceed 6,114,620 TopCo Common Shares, and (ii) the aggregate number of the Sponsor Earnout Shares vested following the Closing pursuant to this Section 2.8 shall not exceed 1,100,000 TopCo Common Shares; in each case, as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions.
Section 2.9   No Fractional TopCo Common Shares.   Notwithstanding any other provision of this Agreement, no fractional TopCo Common Shares will be issued in connection with the transactions contemplated hereby, and the number of TopCo Common Shares each holder of SPAC Common Stock or Company Shares, as applicable, is entitled to receive pursuant to this Article II will be rounded down (after aggregating all fractional shares of such TopCo Common Shares that otherwise would be received by such Person pursuant to this Article II) to the nearest whole share.
Section 2.10   Compliance with Antitrust Laws.   Notwithstanding any other provision of this Agreement, no TopCo Common Shares issuable on conversion of Company Earnout Shares pursuant to Section 2.8, if any, shall be released to any holder of Company Earnout Shares who is required to file notification pursuant to any Antitrust Law until any applicable waiting period pursuant to any Antitrust Law has expired or been terminated or waived (provided that any such Company Shareholder has notified TopCo of such required filing pursuant to any Antitrust Law in connection therewith following reasonable advance notice from TopCo of the reasonably anticipated conversion of Company Earnout Shares).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to SPAC the following, except as set forth in the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 12.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 12.9):
Section 3.1   Organization, Good Standing, Corporate Power and Qualification.   The Company is duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected

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to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company’s Governing Documents and the Governing Documents of each other Group Company, including all amendments thereto as in effect as of the date of this Agreement.
Section 3.2   Subsidiaries; Capitalization.
(a)   The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than as set forth in Section 3.2(a) of the Company Disclosure Schedules. Each Group Company has been duly organized and is validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation or organization, as applicable, and has the requisite corporate or other entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each Group Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the shares or other equity securities of each Group Company that are issued and outstanding are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and Liens arising from the applicable Group Company’s Governing Documents and applicable securities Laws), have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Group Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right.
(b)   As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and the number and the classes of shares the Company has issued is: (i) an unlimited number of Company Common Shares, of which 77,965,501 shares are issued and outstanding and (ii) an unlimited number of Company Preferred Shares, of which 0 shares are issued and outstanding.
(c)   All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not been issued in violation of (i) the Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Governing Documents.
(d)   As of the date of this Agreement, the Company has reserved (i) 16,025,000 Company Common Shares for issuance upon exercise of Company Options, (ii) 7,200,000 Company Common Shares for issuance upon vesting of Company RSUs; (iii) 11,292,639 Company Common Shares for issuance upon exercise of the Company Indenture Warrants and (iv) 1,609,999 Company Common Shares and 805,000 Company Indenture Warrants for issuance upon exercise of Company Broker Warrants.
(e)   Other than the Company Required Approval, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders in connection with the approval of the Transactions.
(f)   Except as set forth in Section 3.2(f) of the Company Disclosure Schedules and for (i) the Company Options to purchase Company Shares outstanding under the Company Option Plan, (ii) the Company RSUs representing a right to receive Company Shares outstanding under the Company RSU Plan, (iii) the Company Warrants representing a right to purchase Company Shares, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no equity or equity-based interests, options, restricted stock, warrants or other equity appreciation, phantom equity,

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profit participation or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any Company Shares or other equity securities of the Company or any of its Subsidiaries, and there are no legally binding promises or commitments (whether oral or written) to grant any Company Options, Company RSUs, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares or other equity securities of the Company or any of its Subsidiaries. Except as set forth in Section 3.2(f) of the Company Disclosure Schedules and the Company’s Governing Documents, no Group Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security of any Group Company or by a director of any Group Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any current or former officer, employee, director, individual independent contractor or consultant of a Group Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters and employment agreements entered into in the Ordinary Course, copies of which have been made available to SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of a Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equityholders may vote. No Group Company has adopted any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.
(g)   Section 3.2(g) of the Company Disclosure Schedules sets forth the Company Option and Company RSU ledger dated as of the date of this Agreement, which reflects all of the outstanding Company Options and Company RSUs and lists, to the extent applicable (i) the name of each holder, (ii) the grant date, (iii) the applicable exercise prices, (iv) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, (v) the expiration date, (vi) vesting schedules therefor as of such date, and (vii) whether such vesting accelerates in connection with the transactions contemplated by the Agreement.
(h)   The Company has never adjusted or amended the exercise price of any stock options (including Company Options) previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, except for customary adjustments in connection with stock splits and the like. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.
Section 3.3   Due Authorization.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Company Required Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of the Group Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Required Approval, and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (B) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity ((A) and (B), collectively, the “Enforceability Exceptions”).
Section 3.4   Financial Statements.
(a)   The Company has made available to SPAC (i) the audited consolidated balance sheet of the Group Companies as of January 31, 2022 and July 31, 2020, and the related audited consolidated

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statements of operations, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the fiscal years ended January 31, 2022 and July 31, 2020 (collectively, the “Company Audited Year-End Financial Statements”), (ii) the audited consolidated balance sheet of the Group Companies as of January 31, 2021, and the related audited consolidated statements of operations, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the six (6)-month period ended January 31, 2021 (the “Company Audited Interim Financial Statements”) and (iii) the unaudited consolidated balance sheet of the Group Companies as of January 31, 2023 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the fiscal year then ended (the “Company Unaudited Year-End Financial Statements” and together with the Company Audited Year-End Financial Statements and the Company Audited Interim Financial Statements, collectively, the “Company Financial Statements”), in each case of clauses (i) and (ii), audited in accordance with GAAP and including the notes thereto and the report of the Company’s independent auditor. The Company Financial Statements, including, in the case of the Company Audited Year-End Financial Statements, the notes thereto, are true and correct in all material respects and present fairly in all material respects the financial condition, operating results, shareholders’ equity and cash flows of the Group Companies as of the dates and during the periods indicated (subject, in the case of the Company Audited Interim Financial Statements and the Company Unaudited Year-End Financial Statements, to the absence of notes and to normal recurring year-end adjustments, none of which would be would be material in amount or effect individually or in the aggregate). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Audited Interim Financial Statements and the Company Unaudited Year-End Financial Statements, subject to the absence of notes and to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect. The books of account, ledgers, order books, records and other financial documents of the Group Companies accurately reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.
(b)   The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   For the past two (2) years, neither the Company nor, to the knowledge of the Company, any Representative of any of the Group Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Group Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Group Companies, including any written complaint, allegation, assertion or claim that any of the Group Companies has engaged in questionable accounting or auditing practices. Since the date of its incorporation, to the knowledge of the Company, no attorney representing any of the Group Companies, whether or not employed by any of the Group Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Group Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any Group Company or any committee thereof or to any director or officer of any of the Group Companies.
(d)   None of the Group Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such

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Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party and/or incurred in connection with the Transactions, and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or disclosed in the notes thereto or as set forth in Section 3.4(d) of the Company Disclosure Schedules.
Section 3.5   Material Contracts.
(a)   Section 3.5(a) of the Company Disclosure Schedules lists all Contracts (other than Company Benefit Plans) to which any Group Company is a party, or to the Company’s knowledge, by which any Group Company is bound or to which any Group Company or any of their respective assets or properties are subject that are in effect as of the date of this Agreement (each Contract required to be set forth in Section 3.5(a) of the Company Disclosure Schedules, together with all amendments, waivers or other changes thereto, a “Material Contract”). The Material Contracts include:
(i)   obligations of, or payments to, any of the Group Companies of $1,000,000 or more;
(ii)   any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $1,000,000 or more, including any convertible debt/equity instruments;
(iii)   any real property leasehold, license or other occupancy interest (“Real Property Lease”);
(iv)   any Contract (A) pursuant to which the Group Companies grant any right or license under any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers and service providers of the Group Companies in the Ordinary Course); (B) pursuant to which the Group Companies obtain the right to use any IT Systems or other Intellectual Property owned by another Person that is material to the business of the Group Companies (excluding nonexclusive licenses or other rights granted to any Group Company for standard, generally commercially available IT Systems or other software, products or applications that are non-customized and licensed for a payment of less than $25,000 per annum in the aggregate); (C) that constitutes a concurrent-use agreement, settlement agreement or co-existence agreement with respect to any Owned Intellectual Property; or (D) pursuant to which any Group Company grants any exclusive license of any Intellectual Property to any Person;
(v)   Contracts with any Governmental Authority;
(vi)   Contracts which (A) remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area, or to Develop, license or sell the Company Products, or to compete with any Person; or (B) involve the Development of any material Owned Intellectual Property by any third-party on behalf of any Group Company; or (C) involve any Development of any material Intellectual Property by any Group Company with any third-party or the contribution of any material Intellectual Property by any Group Company to any third-party;
(vii)   Contracts between (A) on the one hand, any of the Group Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates;
(viii)   the grant of exclusive rights to Develop, license, market or sell any Company Products; and
(ix)   Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.
(b)   True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC.
(c)   Except (i) as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for any Material Contract that is terminated or

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expires following the date of this Agreement in accordance with its terms or (iii) as set forth on Section 3.5(c) of the Company Disclosure Schedules, (A) to the knowledge of the Company, all Contracts to which any of the Group Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by the Enforceability Exceptions, and (B) no Group Company has received written notice, or to the knowledge of the Company, oral notice of the intention of any party to any Material Contract to terminate such Material Contract, exercise any option not to renew thereunder, or amend the terms thereof other than modifications in the Ordinary Course that do not materially impair the rights of any Group Company thereunder. None of the Group Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default, in any material respect, under any Material Contract.
Section 3.6   Intellectual Property; Information Technology; Data Protection.
(a)   Section 3.6(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each of the following included in the Owned Intellectual Property: (i) applications and registrations for Patents, (ii) applications and registrations for Trademarks, (iii) applications and registrations for Copyrights, and (iv) domain names and social media accounts and handles (the items set forth, or required to be set forth, under (i) through (iv), collectively, the “Registered IP”). For each item of Registered IP, Section 3.6(a) of the Company Disclosure Schedules specifies, as applicable, the filing, serial or registration or application number, title, jurisdiction, date of filing or issuance, status, and current owner(s).
(b)   Each item of Owned Intellectual Property is subsisting and, except with respect to pending items included in the Registered IP, valid and enforceable. All application, filing, registration, maintenance, annuity, renewal and other fees required with respect to any Registered IP have been paid and all documents, disclosures, recordations and certificates required to be filed in connection with any Registered IP have been filed with the relevant Governmental Authority or registrar, as applicable, for the purposes of prosecuting, maintaining and perfecting the Registered IP. There is no Action, Governmental Order or proceeding pending or, to the knowledge of the Company, threatened (other than prosecution of pending applications of Registered IP in the Ordinary Course before a relevant Intellectual Property office), challenging or purporting to restrict the validity, enforceability, registrability, scope or use of any Owned Intellectual Property.
(c)   Except as set forth in Section 3.6(c) of the Company Disclosure Schedules, (i) no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, or Governmental Authority (each a “Designated Entity”) were used in the Development or commercialization, in whole or in part, of any Owned Intellectual Property or Company Product, and (ii) no Designated Entity has or would have any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property or Company Product.
(d)   The Group Companies (i) solely and exclusively own all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) have and have had, a valid, enforceable and sufficient right to use all Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not (1) materially impair any rights under, or cause any of the Group Companies to be in material violation of or material default under, any license or other agreement to use any material Licensed Intellectual Property or under which any of the Group Companies grants any Person rights to use any material Owned Intellectual Property, (2) entitle any other party to terminate or modify in a manner materially detrimental to the Group Companies, any such licenses or other agreements, or (3) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Licensed Intellectual Property, except as would not, individually or in the aggregate, be material to the Group Companies as a whole. The Company Intellectual Property, including the Licensed Intellectual Property and Owned Intellectual Property, constitutes all of the material Intellectual Property used in or necessary for the operation of the business of the Group Companies as currently conducted and proposed to be conducted immediately following the transactions contemplated hereby.

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(e)   To the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies as a whole, there is no, and there has not been any, unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Owned Intellectual Property by any Person, and, in the past six (6) years, the Group Companies have not brought or threatened any Action or sent any notices to any third party regarding any of the foregoing. The Group Companies, Owned Intellectual Property, and the operation of the Group Companies’ business (including the manufacture, sale, distribution and use of their products and services), do not infringe, misappropriate, dilute or otherwise violate, and, for the past six (6) years, have not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any third party, and there is no Action pending or threatened in writing by any Person and, in the past six (6) years, the Group Companies have not received any written communications, alleging any of the foregoing (including any invitations to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business).
(f)   The Group Companies (i) lawfully own, lease, or license the IT Systems, and such IT Systems are reasonably sufficient for the operation of the Group Companies’ business as currently conducted and as contemplated to be conducted immediately following the Closing, and (ii) will continue to have such rights immediately after the Closing. The IT Systems (1) owned or controlled by any of the Group Companies and, to the knowledge of the Company, licensed or leased by any of the Group Companies perform in material conformance with their documentation; (2) have not suffered any material substandard performance, breakdown or failure that has not been remediated in all material respects; (3) owned or controlled by any of the Group Companies and, to the knowledge of the Company, licensed or leased by any of the Group Companies are free from any material defects or vulnerabilities; (4) to the knowledge of the Company, do not contain any virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software (collectively, “Malicious Code”); (5) owned or controlled by any of the Group Companies and, to the knowledge of the Company, licensed or leased by any of the Group Companies are protected by regular testing and assessments in accordance with applicable industry standards to identify the potential for items listed in the foregoing clauses (2), (3) and (4); and (6) are sufficient in all material respects for the needs of the business of the Group Companies as currently conducted. Each Group Company has implemented and currently implements industry standard measures designed to prevent the introduction of Malicious Code into IT Systems, including firewall protections and regular virus scans. The Group Companies have implemented, maintain, and regularly test (at least annually) commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, and procedures. The Group Companies have not materially breached of any of their Contracts relating to IT Systems. The Group Companies have not been subjected to any audit of any kind in connection with any Contract relating to the IT Systems for which the Group Companies currently owe any material unpaid or outstanding amounts.
(g)   The Group Companies have taken all commercially reasonable, legally required, and/or necessary actions to maintain and protect the secrecy, validity, enforceability and value of all Confidential Information or trade secrets disclosed to, owned or possessed by them. To the knowledge of the Company, there has been no material breach of confidentiality or non-disclosure Contract relating to such Confidential Information or trade secrets of the Group Companies.
(h)   All founders, current and former employees, consultants and contractors who are currently Developing or have Developed or contributed to Intellectual Property for or on behalf of any Group Company (collectively, “Creators”) have executed enforceable written Contracts substantially in one of the forms made available to the SPAC, and that irrevocably assign to the Company all of such Person’s rights, title and interest in and to such Intellectual Property without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, and has waived, in writing, all moral rights therein to the extent applicable and legally permissible, or the Group Company otherwise solely and exclusively owns all rights, title and interest in and to such Intellectual Property by operation of law. No founder or current or former

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employee, consultant, officer or director of the Group Companies (i) owns any Intellectual Property used or held for use by the Group Companies or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, any Owned Intellectual Property, or, to the knowledge of the Company, any Licensed Intellectual Property. To the knowledge of the Company, no Creator is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Creator’s being employed by, or performing services for, the Group Companies.
(i)   The Group Companies have established, implemented and, in the past three (3) years, maintained commercially reasonable administrative, technical, physical and organizational measures and programs designed for the safeguarding of Personal Information, Confidential Information and IT Systems against any Security Incident. No Group Company has disclosed any trade secrets or other Confidential Information that is material to the business of the Group Companies to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality of such Confidential Information.
(j)   Each Group Company and, to the knowledge of the Company, each vendor, processor, or other third party Processing or otherwise with authorization to access Company Personal Information in the course of their respective performance of services to any Group Company, has, in the past three (3) years, complied in all material respects with all Privacy Obligations. The execution, delivery or performance of this Agreement, including the consummation of the Transactions and any transfer of Personal Information in connection therewith, do not and will not cause, constitute, or result in a material breach or violation of any Privacy Obligations.
(k)   In the past three (3) years, there have been no Security Incidents such that the Group Companies have been legally or contractually required to provide any notices to any Person in connection with any such Security Incidents. No Actions, order or written notice by any Governmental Authority, or by any Person, are currently or, to the knowledge of the Company, threatened against any of the Group Companies, relating to the breach or violation of any applicable Laws related to the privacy, security or other Processing of Personal Information and, to the knowledge of the Company, there is no reasonable basis for the same.
(l)   The Group Companies (i) exclusively own and possess all right, title and interest in and to the Business Data constituting Owned Intellectual Property, free and clear of any Liens other than Permitted Liens or (ii) have the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in substantially the same manner in which the Group Companies receive and use such Business Data prior to the Closing Date. No Group Company is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit SPAC from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Group Companies receive and use such Personal Information and other Business Data immediately prior to the Closing Date.
Section 3.7   Personal Property.   Except (i) as has not had and would not reasonably be expected to have a Company Material Adverse Effect or (ii) for assets sold, consumed or disposed of in the Ordinary Course since the Balance Sheet Date, each of the Group Companies good title to, or holds a valid leasehold interest in or license to, its tangible personal property and assets and rights, including the Owned Intellectual Property, in each case, shown to be owned, leased or licensed by it on the Company Financial Statements and free and clear of any Liens, other than Permitted Liens. With respect to the tangible personal property, assets and rights leased by the Group Companies, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies is in compliance with such leases and has a valid leasehold interest free of any Liens, other than Permitted Liens. Such personal property, assets and rights owned, leased or licensed by the Group Companies (including any Company Intellectual Property) constitute (A) all tangible personal property, assets and rights used or held for use in connection with the businesses of the Group Companies as they are conducted on the date hereof, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) all the tangible personal property, assets and rights necessary for the Group Companies to continue to conduct their respective businesses following the

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Closing as they are conducted on the date hereof, except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.8   Real Property.
(a)   Except as disclosed on Section 3.8(a) of the Company Disclosure Schedules, none of the Group Companies own, and none of the Group Companies has ever owned, any real property.
(b)   Section 3.8(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Real Property Leases to which any Group Company is a party, together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other similar agreements with respect thereto (collectively, the “Supplemental Lease Documents”). The Company has made available to SPAC a true, correct and complete copy of each Real Property Lease and all Supplemental Lease Documents.
(c)   To the knowledge of the Company:
(i)   the Company or a Group Company has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of Liens other than Permitted Liens;
(ii)   no Group Company is in default under the Real Property Leases;
(iii)   there is no default by any lessor under the Real Property Leases;
(iv)   neither the Company nor any Subsidiary has received written notice from any landlord of any ongoing material dispute involving any terms of its lease of any Leased Real Property;
(v)   there is no fact or condition which may lead to a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;
(vi)   the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
(vii)   Except as disclosed on Section 3.8(c)(vii) of the Company Disclosure Schedules, no Group Company has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
(viii)   no Group Company has failed, nor will fail, to exercise any right of renewal with respect to any Real Property Lease except in the ordinary course of business, consistent with past practice. There are no disputes or forbearance programs in effect as to any such Real Property Lease;
(ix)   no written notice has been received by any Group Company from any landlord indicating an intention to terminate any lease of any Leased Real Property prior to the date of the expiration of such lease;
(x)   each Group Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease;
(xi)   any lease or other tenancy entered into by the Company or by any Subsidiary with respect to any Leased Real Property complies with and does not violate applicable subdivision legislation;
(xii)   each Group Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease free and clear of all Liens, except for Permitted Liens, and with a right to peaceful and quiet possession and quiet enjoyment, is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company that is the lessee thereunder, enforceable against such Group Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions; and

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(xiii)   there are no disputes or forbearance programs in effect as to any Real Property Lease.
(d)   All material buildings, structures, improvements, fixtures, building systems and equipment included in the Owned Real Property and Leased Real Property are in reasonable operating condition and repair in all material respects, and are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the Ordinary Course.
(e)   To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any Group Company.
(f)   All interests in Real Property held by the Company or any Group Company are registered against the appropriate titles to the subject lands;
(g)   Each of the Owned Real Property and Leased Real Property are supplied with utilities and other services reasonably necessary for the operation of the business of the Group Companies as currently conducted at such Owned Real Property and Leased Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Owned Real Property and Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Owned Real Property and Leased Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.
(h)   The Owned Real Property and the Leased Real Property and the improvements thereon are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the ordinary course, and no business activities of any Group Company take place on lands other than those included in the Owned Real Property and the Leased Real Property.
(i)   With respect to the Owned Real Property:
(i)   the Company or a Group Company is the registered owner of bare legal title of an estate in fee simple to all Owned Real Property, free and clear of Liens, other than Permitted Liens; and
(ii)   the Company or a Group Company does not hold any Owned Real Property in trust for any other party nor as agent for any other party.
(j)   With respect to the Other Real Property Interests:
(i)   any of the Group Companies is the registered holder of a legal interest in all Other Real Property Interests, free and clear of Liens, other than Permitted Liens, except where the failure to register such Other Real Property Interests (or a legal interest therein) would not, individually or in the aggregate, have a Company Material Adverse Effect; and
(ii)   the Other Real Property Interests are valid and in good standing.
(k)   The Owned Real Property and Leased Real Property, the current uses thereof and the conduct of the business thereon by the Group Companies, comply with all restrictive covenants, governmental and quasi-governmental Laws and regulations, including, without limitation, those dealing with zoning, municipal planning schemes, parking access, loading facilities, building, electrical and plumbing codes and fire and public health and safety, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(l)   No alteration, repair, improvement or other work has been ordered, directed or requested to the in writing to be done or performed to or in respect of the Owned Real Property or Leased Real Property by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(m)   All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Real Property and the Leased Real Property at the request of the Company or any Subsidiary, including its predecessors in interest, have been fully paid and satisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(n)   In respect of Owned Real Property on which there are third party leases:
(i)   any of the Group Companies are not in default of any of their material obligations as landlord under any of the third party leases and, the tenant under each third party lease is not in default of any of its material obligations as tenant under any such third party lease;
(ii)   any lease or other tenancy entered into by the Company or by any Subsidiary with respect to such Owned Real Property complies with and does not violate applicable subdivision legislation;
(iii)   the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such lease, will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
(iv)   neither the Company nor any Subsidiary have received written notice from any tenant of any ongoing material dispute involving any terms of its lease; and
(v)   no written notice has been received by the Company or any Subsidiary from any tenant indicating an intention to vacate its premises or any part thereof or terminate its lease prior to the date of the expiration of its lease.
Section 3.9   Environmental Matters.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:
(i)   For the past two (2) years, each Group Company has complied with and is currently in compliance with all applicable Environmental Laws;
(ii)   Each Group Company possesses all Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Owned Real Property and Leased Real Property) as presently owned and used, and such Environmental Permits are in good standing and in full force and effect;
(iii)   To the knowledge of the Company, there has been no release of any Hazardous Materials in, on, at, or under any of the Owned Real Property and Leased Real Property or any property currently or formerly owned, used, or occupied by any Group Company;
(iv)   No Group Company is subject to any pending or, to the knowledge of the Company, threatened, Action, alleging any violation by or liability of such Group Company under any applicable Environmental Law.
(v)   No Group Company has received any written notice, order, directive, claim or demand from any Governmental Authority, or any third party, with respect to (a) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved, or (b) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved; and
(vi)   Prior to the date of this Agreement, true, complete and correct copies of all currently in force Environmental Permits issued to any Group Company have been made available to SPAC.
(b)   The Company has delivered to SPAC complete copies of all material non-privileged environmental audits, assessments and reports which are within the possession or reasonable control of the Company relating to the environmental condition of the properties currently owned or used by the Company.

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Section 3.10   Compliance with Other Instruments.   None of the Group Companies is in violation of any term of its Governing Documents in any material respects, taken as a whole. None of the Group Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or (except for obtaining the Company Required Approval, the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement and the receipt of the Regulatory Approvals) require any consent, filing, notice, waiver or approval or constitute a default under (i) any Group Company’s Governing Documents, (ii) any Contract to which any of the Group Companies is a party or by which any of the Group Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, except, in the case of clause (ii), as disclosed in Section 3.10 of the Company Disclosure Schedules, or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b) of this Section 3.10, to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11   Compliance with Applicable Laws.   Each of the Group Companies is in compliance with, and has during the two (2) years preceding the date of this Agreement been in compliance with, all applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the past two (2) years, none of the Group Companies has received any written notice alleging the violation of any applicable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.12   Absence of Changes.   Except as set forth in Section 3.12 of the Company Disclosure Schedules, since the Interim Balance Sheet Date, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (b) the Group Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby (and with respect to ANF, other than the evaluation of and negotiations in connection with the Company’s purchase of additional equity interests in ANF).
Section 3.13   Litigation.   Except as set forth in Section 3.13 of the Company Disclosure Schedules, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened in writing against any of the Group Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Group Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Group Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a material adverse change in the aggregate equity ownership of the Key Company Shareholders; (b) none of the Group Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Group Companies currently pending or which any of the Group Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c) of this Section 3.13, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.14   Insurance.   To the knowledge of the Company, each of the Group Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Group Companies, as applicable. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim made by any Group Company under an insurance policy during the last twelve (12) months.

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Section 3.15   Governmental Consents.   Assuming the accuracy of the representations made by SPAC in Article IV, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of any of the Group Companies is required in connection with the valid execution and delivery by the Company of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.16   Permits.   Each of the Group Companies has all Permits necessary for the conduct of its business as now being conducted, and all such Permits are valid and in full force and effect, except where the lack of such Permits or the failure of such Permits to be valid and in full force and effect does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Group Companies is in breach, default, or violation of any such Permits, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No modification, suspension, cancellation, withdrawal, or revocation of any such Permit is pending or, to the Company’s knowledge, currently threatened, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.17   Brokers or Finders.   Except as set forth in Section 3.17 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.
Section 3.18   Related-Party Transactions.   Except as set forth in Section 3.18 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):
(a)   No director, officer, employee, stockholder, warrant holder or Affiliate of any of the Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Group Companies for monies actually borrowed, nor is any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party for monies actually borrowed, other than with respect to advances to employees for expenses in the Ordinary Course.
(b)   To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Group Companies.
(c)   No Related Party is directly or indirectly interested in any Contract with any of the Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission, consulting fee and other employment benefits provided by the Company to such Person.
Section 3.19   Employment and Labor.
(a)   The Group Companies are and have been at all times in compliance, in all material respects, with all applicable Laws and Contracts relating to employees and employment or engagement of labor, including, without limitation, all applicable Laws and Contracts relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes,

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Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime and severance, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Group Companies except as would not result in material liability to the Group Companies.
(b)   None of the Group Companies is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no activities or proceedings of or on behalf of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Group Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.
(c)   To the knowledge of the Company, no allegations of sexual harassment, sex-based discrimination, or sexual misconduct have been made against any current or former employee, officer, individual independent contractor, or director of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the Group Companies or the termination of any former employee of the Group Companies. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Group Companies pursuant to which any current or former employee of any of the Group Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.
(d)   To the knowledge of the Company as of the date of this Agreement, no executive or officer of any of the Group Companies intends to terminate his or her employment with any of the Group Companies, nor do the Group Companies have any present intention to terminate the employment of any of the forgoing.
(e)   The Company has made available to SPAC a complete and accurate list, as of November 30, 2022, of (i) all then-current employees of the Group Companies by position, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; (vi) method of compensation (e.g., salaried, hourly); (vii) status as full- or part-time; (viii) status as regular or temporary; (ix) geographic location; (x) classification as exempt or non-exempt from overtime pay requirements to the extent applicable; (xi) annual bonus target, if any; and (xii) any severance potentially payable to such employee upon termination of employment. The Company has made available to SPAC a complete and accurate list, as of November 30, 2022, of all then-current individual independent contractors engaged by any of the Group Companies, together with such individual’s compensation arrangement with any of the Group Companies and whether such individual has entered into a written Contract regarding the individual’s engagement (other than individual independent contractors whose services to the Group Companies consist of the posting of video content to any platforms maintained by any of the Group Companies and whose annual compensation does not exceed $10,000). Except as set forth in Section 3.19(e) of the Company Disclosure Schedules, the employment of each employee of the Group Companies and the engagement of each individual independent contractor of the Group Companies (other than individual independent contractors whose services to the Group Companies consist of the posting of video content to any platforms maintained by any of the Group Companies and whose annual compensation does not exceed $10,000) is terminable at will by the respective Group Company without any material penalty, liability, or severance obligation.

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Section 3.20   Company Benefit Plans.
(a)   Section 3.20(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a material part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan; (iv) any trust agreement (currently in effect) relating to such Company Benefit Plan; (v) Form 5500 and all schedules and attachments thereto filed with the Internal Revenue Service for the last two (2) completed plan years; (vi) the most recent determination letter or pre-approved plan letter; (vii) nondiscrimination testing results for the last two (2) completed plan years and details of any corrections; (viii) any non-routine correspondence with any Governmental Authority within the past three (3) years concerning such Company Benefit Plan; and (ix) evidence of registration of such Company Benefit Plan.
(b)   Each Company Benefit Plan has been established, administered, maintained, operated and funded in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any Person against or relating to the Company Benefit Plans (other than routine benefits claims), and there have been no such actions, claims or lawsuits for the last five (5) years. No Company Benefit Plan is presently, or for the last five (5) years has been, under audit or examination (nor has written notice been received of a potential investigation, audit or examination) by any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject any of the Group Companies to any material Tax, penalty or fine in connection with any Company Benefit Plan.
(c)   No Company Benefit Plan is, and none of the Group Companies has within the last six (6) years sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is, (i) a plan other than one maintained primarily outside the United States, (ii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada), (iii) single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iv) a multi-employer pension plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (v) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (vi) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(d)   All contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan except as would not result in material liability to the Group Companies.
(e)   Except as set forth in Section 3.20(e) of the Company Disclosure Schedules, none of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a participant’s employment or engagement, as applicable, except as may be required by applicable Law, at the sole expense of the participant or the participant’s beneficiary.
(f)   Except for accelerated vesting of certain Company Options, Company RSUs and restricted Company Common Shares pursuant to the terms of the applicable grant agreements, and disclosed on Section 3.20(f) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Group Companies or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee,

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director or individual independent contractor of any of the Group Companies; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.
(g)   Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby, either alone or in conjunction with any other event, in respect of any “disqualified individual” within the meaning of Section 280G of the Code, could give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Group Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(h)   All Company Options and Company RSUs that are held by individuals who are U.S. taxpayers comply in all material respects with the applicable with the requirements of Section 409A of the Code and all regulations and other applicable guidance thereunder. Each Company Option was granted in accordance with the terms of the applicable Company Option Plan, and each Company Option granted to a U.S. taxpayer has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Shares on the date of grant, as determined in accordance with Section 409A of the Code. Each Company RSU was granted in accordance with the terms of the applicable Company RSU Plan, and each Company RSU granted to a U.S. taxpayer complies or falls within an exception to Section 409A of the Code.
(i)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”) covering all of the provisions applicable to such plan for which determination letters are currently available that the Company Benefit Plan is so qualified and each trust established in connection with such Company Benefit Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Company Benefit Plan or the exempt status of any such trust.
Section 3.21   Tax Matters.   For purposes of this Section 3.21, the Group Companies shall include the Merger Subsidiaries.
(a)   Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   Each Group Company has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.
(d)   No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.
(e)   No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course of business, in each case with respect to Taxes.

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(f)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.
(g)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(h)   There are no Liens for Taxes on any assets of the Group Companies other than for Taxes described in clause (ii) of the definition of Permitted Liens.
(i)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(j)   No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(k)   None of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting; (ii) installment sale or open transaction; (iii) prepaid amount or deferred revenue; or (iv) any agreement entered into with any Governmental Authority in respect of Taxes. None of the Group Companies has made an election pursuant to Section 965(h) of the Code.
(l)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(m)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates).
(n)   No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.
(o)   The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.
(p)   The total fair market value of all the shares that are held directly or indirectly by the Company and are shares of foreign affiliates (within the meaning of the Tax Act) of the Company does not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all of the properties owned by the Company.

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(q)   The Company (i) is, and has always been, treated as a corporation for U.S. federal income tax purposes and (ii) will continue to be treated as a corporation for U.S. federal income tax purposes at the time of and following the Company Continuance for at least two (2) calendar years following the Closing Date.
(r)   The Company was not a passive foreign investment company, as defined in Section 1297(a) of the Code (“PFIC”) for its 2022 taxable year. On the basis of facts presently known, the Company does not believe that it will be a PFIC for its 2022 taxable year or its 2023 taxable year.
(s)   The Company has not been, and to the knowledge of the Company will not become, a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”) during its 2022 taxable year. On the basis of facts presently known, the Company does not expect to be a CFC during its 2023 taxable year.
(t)   There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company.
(u)   The Company is classified as a corporation for U.S. federal income tax purposes. Section 3.21(u) of the Company Disclosure Schedule sets forth all elections made by any Group Company pursuant to Treasury Regulations Section 301.7701-3.
(v)   No outstanding options, warrants or other rights to purchase or acquire Company Shares (i) were issued by the Company (or any current or former Affiliate of the Company) with an exercise price that was less than the fair value of the underlying Company Shares (or Affiliate shares) for which the options, warrants or other rights were exercisable at the time such options, warrants or other rights were issued, (ii) are, or have ever been, properly treated as stock for U.S. federal income tax purposes, or (iii) were issued with terms such that a holder of such options, warrants or other rights could be reasonably expected to be economically compelled to exercise such options, warrants or other rights.
(w)   The Company will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1) immediately prior to the Share Exchange. To the knowledge of the Group Companies, TopCo will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1) immediately following the completion of the Merger.
(x)   To the knowledge of the Group Companies, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.
(y)   No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.
(z)   Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).
(aa)   No Group Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(bb)   Each of the Group Companies is, and has been since formation, a Tax resident only in is jurisdiction of incorporation for Tax purposes and is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any

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jurisdiction other than its jurisdiction of incorporation. Each of TopCo and the Company are, and have been since formation, treated as a foreign corporation for U.S. federal income tax purposes.
(cc)   None of the Group Companies has taken, permitted or agreed to take any action, intends to or plans to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to cause TopCo to be treated as (i) a Tax resident of any jurisdiction other than Canada following the Transactions, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.
(dd)   The Company, or one or more of its “qualified subsidiaries” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(vii)), is and has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months immediately preceding the Closing Date. Pursuant to Treasury Regulations Section 1.367(a)-3(c)(5)(vii), the Company did not acquire any of such qualified subsidiaries for the principal purpose of satisfying the active trade or business test. Neither the Company nor any such “qualified subsidiary” has an intention to substantially dispose of or discontinue such trade or business or the qualified subsidiary conducting such trade or business.
(ee)   None of the Group Companies have any current plan or intention to: (i) merge or combine with or into another corporation, (ii) liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes), or (iii) cause SPAC to (A) merge with and into another corporation (other than pursuant to the Merger) or liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes).
(ff)   To the knowledge of the Group Companies, no Company Shareholder, SPAC Stockholder or PIPE Investor (i) has any current plan or intention to dispose of or otherwise transfer the TopCo Common Shares following Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the TopCo Common Shares following Closing.
(gg)   There are no requests for rulings or determinations in respect of any Taxes in progress or pending between any Group Company and any Tax Authority.
(hh)   To the extent required under applicable Law, each Group Company has complied with all transfer pricing requirements under the Tax Act and under applicable Law of all other jurisdictions in which it carries on business.
(ii)   No Group Company has ever had an obligation to file an information return pursuant to subsection 237.3(2) of the Tax Act.
Section 3.22   Books and Records.   The minute books of each of the Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The central securities ledger, register of shareholders or equivalent document of each of the Group Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of each of the Group Companies, in each case except for any inaccuracies that are immaterial.
Section 3.23   Foreign Corrupt Practices Act.   In the past two (2) years, none of the Group Companies or their respective Subsidiaries, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents or other third parties acting on behalf of the Company, have corruptly made, directly or knowingly indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a

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Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Group Companies to obtain or retain business for, or direct business to any of the Group Companies in violation of the Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Bribery Laws.
Section 3.24   Anti-Money Laundering.   The operations of each of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
Section 3.25   Sanctions.   None of any of the Group Companies nor any of their respective directors or officers, or, to the knowledge of the Company, any of its Affiliates, employees, or agents, is a Person that is, or is 50% or more owned or controlled by, a Person that is (i) the subject of any Sanctions (a “Sanctioned Person”); nor (ii) organized, incorporated, or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”). For the past two (2) years, to the Company’s knowledge, none of the Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions.
Section 3.26   Export Controls.   The Group Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the two (2) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and to the knowledge of the Company, none of the Group Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Laws or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Laws.
Section 3.27   Proxy/Registration Statement and Company Information Circular.   The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.28   Board Approval.   The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, and distribution of the Company Information Circular, recommended that the Company Shareholders vote for the Company Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

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Section 3.29   Shareholder Support Agreement.   The Shareholder Support Agreement, once acted upon at the Company Shareholders Meeting, will satisfy the approval thresholds required pursuant to the Company Required Approval.
Section 3.30   Shareholder Claims.   Except as set forth in Section 3.30 of the Company Disclosure Schedules, (i) there have been no Actions commenced, or to the Company’s knowledge, threatened in writing, against any Group Company by or on behalf of, and (ii) no Group Company has received written notice of any claim or dispute from (including with respect to (x) any intent to dissent from any material transaction, including the Transactions, or (y) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Group Company.
Section 3.31   Food Laws.
(a)   All Company Products are, and for the past two (2) years have been, in compliance with all applicable Food Laws except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   For the past two (2) years, no Company Product has been subject to a material recall, market withdrawal, seizure, detention, public notification, field notification, FDA Reportable Food Registry report, import or export restriction or prohibition, suspension of manufacturing, marketing, or distribution, or other similar action, in each case relating to an alleged lack of safety or compliance with applicable Food Laws.
(c)   For the past two (2) years, none of the Group Companies has received any FDA Form 483, warning letter, untitled letter, notice of violation, or other written notice from a Governmental Authority alleging material noncompliance with any applicable Food Laws.
(d)   For the past two (2) years, none of the Group Companies (i) has received written notice of any Action by a Governmental Authority alleging material noncompliance with any applicable Food Laws, nor, to the knowledge of the Company, has any such Action been threatened, or (ii) is party to any monitoring agreement, consent decree, settlement order, or other similar written agreement entered into with or imposed by any Governmental Authority. None of the Group Companies has been disqualified or disbarred by the FDA or engaged in any conduct that would reasonably be expected to result in such debarment.
Section 3.32   No Additional Representations or Warranties.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO THE GROUP COMPANIES, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR

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WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures set forth in the “risk factor” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 12.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 12.9):
Section 4.1   Organization, Good Standing, Corporate Power and Qualification.   SPAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. SPAC is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the Governing Documents of SPAC, including all amendments thereto as in effect as of the date of this Agreement.
Section 4.2   Capitalization.
(a)   As of the date of this Agreement, (i) 100,000,000 shares of SPAC Common Stock are authorized, of which 8,638,815 are issued and outstanding, (ii) 1,000,000 shares of SPAC Preferred Stock are authorized, of which zero (0) are issued and outstanding and (iii) 10,275,000 SPAC Warrants are outstanding.
(b)   All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in SPAC’s Governing Documents.

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(c)   Except for the rights under the SPAC Warrants to purchase 10,275,000 shares of SPAC Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of SPAC or by a director of SPAC.
(d)   Other than the SPAC Warrants or any rights to acquire securities of SPAC pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of SPAC. SPAC does not own or control, directly or indirectly, any equity interests in any Person. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. SPAC has not adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.
(e)   Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 4.3   Due Authorization.   SPAC has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement and the consummation of the Arrangement, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the receipt of the Regulatory Approvals and (iii) the consummation of the Arrangement. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 4.4   Financial Statements; Internal Controls.
(a)   Except as set forth in Section 4.4(a) of the SPAC Disclosure Schedules, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books,

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records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.
(b)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC), and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act, is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting such material information within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   Since the organization of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the organization of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the organization of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(d)   SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party, and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or disclosed in the notes thereto or as set forth in Section 4.4(d) of the SPAC Disclosure Schedules. Except as set forth in Section 4.4(d) of the SPAC Disclosure Schedules or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of Indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

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Section 4.5   Compliance with Other Instruments.   SPAC is not in violation of any term of its respective Governing Documents in any material respects, taken as a whole. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
Section 4.6   Compliance with Applicable Laws.   SPAC is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its organization, SPAC has not received any written notice of alleging the violation of any appliable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
Section 4.7   Absence of Changes.   Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby.
Section 4.8   Litigation.   As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
Section 4.9   Governmental Consents.   Assuming the accuracy of the representations made by the Company in Article III, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery by SPAC of this Agreement or any Ancillary Agreement, or the consummation by SPAC of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
Section 4.10   Brokers or Finders.   Except as set forth on the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of SPAC.

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Section 4.11   Tax.
(a)   SPAC has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and SPAC has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   SPAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been fully resolved or completed.
(d)   SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.
(f)   SPAC is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(g)   SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements and is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.
(h)   SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(i)   No outstanding options, warrants or other rights to purchase or acquire SPAC Common Stock (i) were issued by SPAC (or any current or former Affiliate of SPAC) with an exercise price that was less than the fair value of the underlying SPAC Common Stock (or Affiliate shares) for which the options, warrants or other rights were exercisable at the time such options, warrants or other rights were issued, (ii) are, or have ever been, properly treated as stock for U.S. federal income tax purposes, or (iii) were issued with terms such that a holder of such options, warrants or other rights could be reasonably expected to be economically compelled to exercise such options, warrants or other rights.
(j)   To the knowledge of SPAC, TopCo will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1) immediately following the completion of the Merger.
(k)   To the knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.
(l)   SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.
(m)   SPAC is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes and is not, and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

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(n)   SPAC has not taken, permitted or agreed to take any action, does not intend to or plan to take any action, and does not have any knowledge of any fact or circumstance that could reasonably be expected to cause TopCo to be treated as (i) a Tax resident of any jurisdiction other than Canada following the Transactions, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.
(o)   To the knowledge of SPAC, no Company Shareholder, SPAC Stockholder or PIPE Investor (i) has any current plan or intention to dispose of or otherwise transfer the TopCo Common Shares following Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the TopCo Common Shares following Closing.
Section 4.12   Information Supplied.   None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or the Company Information Circular shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, TopCo, Merger Sub, their respective Affiliates or any Company Shareholder.
Section 4.13   SEC Filings.   Except as set forth in Section 4.13 of the SPAC Disclosure Schedules, SPAC has filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not, and any SPAC SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Except as set forth in Section 4.13 of the SPAC Disclosure Schedules, to the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
Section 4.14   Trust Account.   As of the date of this Agreement, there is at least $30,500,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the other Governing Documents of SPAC and SPAC’s final prospectus dated February 11, 2021. Amounts in the Trust Account are invested in United States government securities or in money market

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funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of SPAC pursuant to the Governing Documents of SPAC or otherwise. From and after the Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Share Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Share Redemption or the underwriters of SPAC’s initial public offering in respect of any fees or expenses payable as a result of arrangements entered into in connection with SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC.
Section 4.15   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 4.16   Business Activities.
(a)   Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of SPAC or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.
(b)   Except for this Agreement, the Ancillary Agreement and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c)   Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
(d)   Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in

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connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.16(d) of the SPAC Disclosure Schedules, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.
Section 4.17   NYSE American Quotation.   As of the date of this Agreement, the issued and outstanding SPAC Units, each such unit comprised of one share of SPAC Common Stock and one-half of one redeemable SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “BITE.U.” The issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “BITE.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “BITE.WS.” SPAC is and has been in compliance with the rules and regulations of the NYSE American and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by NYSE American or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Warrants or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Warrants or SPAC Units on NYSE American. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.
Section 4.18   Corporate Approvals.   The SPAC Board (including any required committee or subgroup of such board and including in its capacity as the board of directors of the sole stockholder of Merger Sub) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any SPAC Capital Stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.
Section 4.19   Related Party Transactions.   Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement or as set forth in Section 4.19 of the SPAC Disclosure Schedules, there are no Contracts between SPAC, on the one hand, and any (i) present or former officer, director or employee of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (x) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (y) reimbursements of expenses incurred in connection with their employment or service, or (z) the Existing D&O Arrangements.
Section 4.20   Investigation; Reliance.   SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the other Group Companies and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any other Group Company or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure

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Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. SPAC acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Group Company.
Section 4.21   No Additional Representations or Warranties.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE SPAC DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON DO NOT MAKE, AND SPAC EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO SPAC, INCLUDING ITS AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBSIDIARIES
Each of the Merger Subsidiaries hereby represents and warrants to the Company as follows:
Section 5.1   Organization, Good Standing, Corporate Power and Qualification.   Each Merger Subsidiary is an exempted company, corporation, limited liability company or other applicable business entity duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as

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applicable. Each Merger Subsidiary has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each Merger Subsidiary is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, the Merger Subsidiaries have either delivered or made available to SPAC accurate and complete copies of the Governing Documents of each Merger Subsidiary, including all amendments thereto as in effect as of the date of this Agreement.
Section 5.2   Capitalization.
(a)   As of the date of this Agreement, (i) the authorized share capital of TopCo is an unlimited number of TopCo Common Shares, of which one TopCo Common Share is issued and outstanding, and (ii) no other classes or series of TopCo capital stock are authorized or issued or outstanding.
(b)   As of the date of this Agreement, the authorized share capital of Merger Sub is 1,000 shares of Merger Sub Common Stock, of which 1,000 are issued and outstanding.
(c)   All TopCo Common Shares and common shares of Merger Sub, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Merger Subsidiary’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. Each TopCo Common Share and common share of Merger Sub has the rights, preferences, privileges and restrictions set forth in the applicable Merger Subsidiary’s Governing Document.
(d)   There are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Merger Subsidiary of any of their respective capital stock. Except as contemplated in this Agreement, no Merger Subsidiary is a party to or subject to any agreement or understanding and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of any Merger Subsidiary.
(e)   Other than any rights to acquire securities of the Merger Subsidiaries pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Merger Subsidiary or obligating any Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Merger Subsidiary. No Merger Subsidiary is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of any Merger Subsidiary. No Merger Subsidiary owns or controls, directly or indirectly, any equity interests in any Person, other than TopCo’s ownership in Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of any Merger Subsidiary having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Subsidiary may vote. No Merger Subsidiary has adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.
(f)   Except as contemplated by this Agreement, there are no outstanding contractual obligations of any Merger Subsidiary to repurchase, redeem or otherwise acquire any of their capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 5.3   Due Authorization.   Each Merger Subsidiary has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All exempted

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company, corporate, limited liability company or other similar action on the part of each Merger Subsidiary and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by each Merger Subsidiary of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each Merger Subsidiary, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 5.4   Compliance with Other Instruments.   No Merger Subsidiary is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No Merger Subsidiary is in violation of any term or provision of any Governmental Order by which it is bound. The execution, delivery and the performance by each Merger Subsidiary of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).
Section 5.5   Compliance with Applicable Law.   Each Merger Subsidiary is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the date of its organization, no Merger Subsidiary has received any written notice of any violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 5.6   Brokers or Finders.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of any Merger Subsidiary.
Section 5.7   Business Activities.
(a)   Except for TopCo’s ownership of capital stock of Merger Sub, no Merger Subsidiary owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination).
(b)   Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Company Transaction Expenses), no Merger Subsidiary is a party to any Contract with any other Person that (i) obligates any Merger Subsidiary to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.
Section 5.8   No Prior Activities.   Each of the Merger Subsidiaries was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, the consummation of the Arrangement, and the consummation of the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, the consummation of the Transactions contemplated hereby or thereby, including the Merger.

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Section 5.9   Foreign Private Issuer.   TopCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1   Company Conduct of Business.   Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as reasonably necessary to comply with applicable Law, (iii) as set forth on Section 6.1 of the Company Disclosure Schedules, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall use its reasonable best efforts, and shall cause the other Group Companies to use their reasonable best efforts, to operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and use commercially reasonable efforts to maintain in effect all material Permits of the Group Companies necessary to conduct its business as now conducted, and to maintain and preserve the Company’s and the other Group Companies’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which any of the Group Companies has material business relations. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Company Disclosure Schedules, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed or denied), the Company shall not, and shall cause the other Group Companies not to, directly or indirectly:
(a)   change or amend the Governing Documents of any Group Company;
(b)   make or declare any dividend or distribution to the shareholders of any Group Company or make any other distributions in respect of any of the Group Companies’ issued shares or equity interests, except dividends and distributions by a wholly owned Subsidiary of a Group Company to such Group Company or another wholly owned Subsidiary of such Group Company;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’ authorized capital, except for any such transaction by a wholly owned Subsidiary of a Group Company that remains a wholly owned Subsidiary of such Group Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Group Company, except for (i) transactions between a Group Company and any wholly owned Subsidiary of such Group Company, (ii) repurchases of Company Shares acquired upon exercise of Company Options in the Ordinary Course and in connection with any termination of employment or other services, and (iii) acquire Company Common Shares to facilitate the settlement of any Tax withholding obligations in respect of Company RSUs that are outstanding as of the date of this Agreement, in accordance with their terms, in the Ordinary Course and (iv) the withholding, in the Ordinary Course, of Company Common Shares to satisfy Tax obligations with respect to the Company Options;
(e)   (A) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Group Companies, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Group Companies, (B) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (C) create, subject or incur any Lien on any material assets or properties of the Group Companies, other than Permitted Liens;
(f)   acquire any ownership interest in any real property;
(g)   except for the consummation of acquisitions pursuant to a Material Contract set forth on Section 6.1(g) of the Company Disclosure Schedule, acquire by merger or consolidation with, or merge

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or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(h)   except as required by this Agreement, (A) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Group Companies, (B) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (C) change any annual Tax accounting period, adopt, change or revoke any method of Tax accounting, (D) amend any Tax Returns or file claims for Tax refunds, (E) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (F) change its jurisdiction of tax residency, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (H) enter into any Tax sharing or Tax indemnification agreement (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates), or (I) fail to pay any material Taxes when due;
(i)   except as set forth on Section 6.1(i) of the Company Disclosure Schedules, (A) issue any additional Group Company Interests or securities exercisable for or convertible into Group Company Interests, other than Company Shares issued upon vesting or settlement of any Company RSU or other equity award or exercise of any vested Company Option, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Group Company, except for Company Options and Company RSUs the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Company Board prior to the date of this Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the ordinary course of business, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or Company RSUs, including, without limitation, any acceleration of vesting or, with respect to any Company Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;
(j)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Group Company;
(k)   waive, release, settle, compromise or otherwise resolve any Action;
(l)   (x) incur, assume or guarantee any Indebtedness for borrowed money or (y) issue or sell or guaranty any debt securities or other rights to acquire any debt securities or guaranty any debt securities of another Person;
(m)   delay payments of any accounts payable or other liability of a Group Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided that nothing in this clause (m) shall prohibit or otherwise restrict any of the Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;
(n)   enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Schedules;
(o)   limit the right of any Group Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;
(p)   except as set forth on Section 6.1(p) of the Company Disclosure Schedules or with respect to a newly hired employee in the Ordinary Course, enter into, renew or amend any employment agreement with any executive officers of the Company;

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(q)   other than as required by applicable Law, enter into, negotiate, amend or extend any labor or collective bargaining agreement or other agreement with a union or labor organization;
(r)   engage in any mass layoff or plant closing as such terms (or similar terms) are defined under the WARN Act, or engage in any partial or temporary shut down or reduction in operating hours of any location;
(s)   subject to Section 6.1(i), except in the Ordinary Course, as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof, or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, retention or termination payment or arrangement to any Company employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees, (iii) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; or (iv) materially increase the bonus, salary, severance pay or other compensation of any current or former employee, officer, independent contractor, or director;
(t)   fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Group Companies;
(u)   convert the Company to any form of legal entity other than a corporation; and
(v)   enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.
During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, the Company’s Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the Group Companies may be a party, and (2) with all applicable Sanctions and Export Laws. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Laws, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Laws, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Laws, it shall provide written notice to the SPAC within two (2) Business Days of the discovery of the actual, alleged, or potential violation.
Section 6.2   Conduct of Business by TopCo and Merger Sub.   From and after the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement in accordance with its terms, neither TopCo nor Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).
Section 6.3   Shareholder Rights Plans.   The Company shall not adopt any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.
Section 6.4   No Trading in SPAC Stock.   The Company acknowledges and agrees that it and each other Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NYSE American promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
Section 6.5   Shareholder Support Agreement.   In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 7 (Appointed Representative) of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the SBCA,

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the ABCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.
Section 6.6   Annual and Interim Financial Statements.
(a)   The Company shall deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement and in no event later than May 15, 2023, all the financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) in such form as required by the rules and regulations of the SEC (the “Required Company Financial Statements”).
(b)   Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”).
(c)   The Required Company Financial Statements and the Additional Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(d)   The Company shall use its reasonable best efforts (i) to assist TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company and TopCo, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.
Section 6.7   Cashless Exercise of Company Options.   The Company shall take all lawful actions necessary (including obtaining any resolutions of the Company Board) so that, as soon as practicable following the date of this Agreement and in any event prior to the Share Exchange Effective Time, the Company Option Plan and the Company Options are amended to require exercise of the Company Options on a cashless basis.
Section 6.8   Termination of Certain Agreements.   The Company shall use commercially reasonable efforts to terminate the Termination Contracts effective as of the Closing, provided that any and all confidentiality or indemnification provisions in any such agreement may survive such termination to the extent set forth in such Termination Contract.

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ARTICLE VII
COVENANTS OF SPAC
Section 7.1   Trust Account Payments.   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.2   SPAC NYSE American Listing.   From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Common Stock, SPAC Warrants and SPAC Units remain listed on the NYSE American and to satisfy any applicable initial and continuing listing requirements of the NYSE American. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from the NYSE with respect to the listing of SPAC Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of the NYSE American, and any threatened suspension of listing or delisting action contemplated or threatened by the NYSE American. Prior to the Closing Date, TopCo shall apply for, and shall use commercially reasonable efforts to cause, the TopCo Common Shares to be issued in connection with the Transactions to be approved for listing on the NYSE American, and accepted for clearance by DTC, subject to official notice of issuance.
Section 7.3   SPAC Conduct of Business.
(a)   Except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Schedules, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and shall not, and shall cause each of its Subsidiaries not to:
(i)   change, modify or amend the Trust Agreement or the SPAC’s Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;
(ii)   change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);
(iii)   (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Closing Date) made as part of the SPAC Share Redemptions;
(iv)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;
(v)   except as required by this Agreement, (A) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for SPAC, (B) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (C) change any annual

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Tax accounting period, or adopt, change or revoke any method of Tax accounting, (D) amend any Tax Returns or file claims for Tax refunds, (E) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (F) change its jurisdiction of tax residency, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (H) enter into any Tax sharing or Tax indemnification agreement (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates), or (I) fail to pay any material Taxes when due;
(vi)   enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;
(vii)   except as set forth on Section 7.3(a)(vii) of the SPAC Disclosure Schedules, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;
(viii)   (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);
(ix)   (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(x)   waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;
(xi)   except as set forth on Section 7.3(a)(xi) of the SPAC Disclosure Schedules, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;
(xii)   except as set forth on Section 7.3(a)(xii) of the SPAC Disclosure Schedules, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;
(xiii)   liquidate, dissolve, reorganize or otherwise wind-up its business and operations;
(xiv)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;
(xv)   except as set forth on Section 7.3(a)(xv) of the SPAC Disclosure Schedules, purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire

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any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or
(xvi)   enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3.
(b)   During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.
Section 7.4   SPAC Public Filings.   During the Interim Period, SPAC will keep current and use commercially reasonable efforts to timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq, NYSE or NYSE American. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.
ARTICLE VIII
JOINT COVENANTS
Section 8.1   Regulatory Approvals; Other Filings.
(a)   Each of the Company and SPAC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate in good faith with the other party and with any Governmental Authority in connection with the Transactions and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, clearances, Actions, nonactions or waivers in order to complete lawfully the Transactions under the Laws set forth and described on Section 8.1(a) of the Company Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions. Each of the Company and SPAC shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action as may be required to obtain each required Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement.
(b)   With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall, and shall cause its Affiliates to, (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party

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an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the other party to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 8.1 or otherwise in this Agreement shall require any Group Company, SPAC or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect (A) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests, (B) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (C) conduct of business restrictions, including restrictions on any party’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (D) any other change or restructuring of any entities, assets, businesses or interests, or of any party or its Affiliates or (E) any other remedy, condition, undertaking or commitment of any kind. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, take any of the actions described in the foregoing sentence without the other party’s prior written consent. None of the Group Companies, SPAC or any of their Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions.
(c)   The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of any and all filing fees payable to Governmental Authorities in connection with the Transactions.
(d)   Notwithstanding anything in this Section 8.1, matters relating to the Competition Act (Canada) and the Investment Canada Act shall be subject to the additional requirements set out in Section 8.1 of the Company Disclosure Schedules, and to the extent of any conflict between this Section 8.1 and Section 8.1 of the Company Disclosure Schedules in relation to such matters, Section 8.1 of the Company Disclosure Schedules shall take precedence.
Section 8.2   Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.
(a)   Proxy/Registration Statement.
(i)   As promptly as reasonably practicable after the execution of this Agreement, TopCo, SPAC and the Company shall prepare and TopCo shall file (and the Company shall cause TopCo to file) with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the TopCo Common Shares to be issued pursuant to this Agreement, (y) to provide the SPAC Stockholders holding shares of SPAC Common Stock an opportunity to redeem their shares of SPAC Common Stock in the SPAC Share Redemption in accordance with the Governing Documents of SPAC and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement and the

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transactions contemplated hereby, including the Transactions (the “Merger Proposal”), (B) the amendment to the Governing Documents of SPAC, (C) any other proposals as the SEC or NYSE American (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (D) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (E) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). Each of TopCo, the Company and SPAC shall furnish all information concerning such party as any such other party may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement in accordance with Section 8.4(a)(iii) of this Agreement and Section 8.4(a)(iii) of the Company Disclosure Schedules, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of SPAC Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of TopCo, SPAC and the Company shall furnish to such other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including NYSE American) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of the NYSE American, the Governing Documents of SPAC, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. Each of TopCo, the Company and SPAC shall provide such other parties and their respective legal counsels with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by any such party and its legal counsels prior to the filing of the Proxy/Registration Statement with the SEC. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of outside counsels, financial advisors, consultants and other advisors of each party incurred in connection therewith, which shall be paid by such party).
(ii)   Without limiting Section 8.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by TopCo, SPAC and the Company and filed by TopCo with the SEC. Each of TopCo, SPAC and the Company will advise the such other parties, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of TopCo Common Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the

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SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide such other parties with a reasonable opportunity to provide comments and amendments to any such filing. TopCo, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto (including in accordance with Section 8.4(a)(iii) of this Agreement and Section 8.4(a)(iii) of the Company Disclosure Schedules).
(iii)   If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to TopCo, the Company, any of their respective Subsidiaries, officers or directors is discovered by TopCo or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, TopCo or the Company, as applicable, shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.
(b)   SPAC Stockholders’ Approval.
(i)   Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or NYSE American rules (as applicable) and the Governing Documents of SPAC; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 9.3(b) would not be

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satisfied as of the Closing (assuming for purposes of this clause (4) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements). To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.
(ii)   The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”).
(c)   Company Board Recommendation.   The Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Resolution (the “Company Board Recommendation”).
Section 8.3   Support of Transaction.   (i) The Company shall, and shall cause the other Group Companies to, and (ii) SPAC shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Group Company or SPAC, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause to be taken such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Group Company or SPAC or any of their respective Affiliates to (and no Group Company, SPAC or any of their respective Affiliates shall, without the other party’s prior written consent) (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Group Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).
Section 8.4   Tax Matters.
(a)   Intended U.S. Tax Treatment.
(i)   Subject to Section 8.4(a)(v), the parties hereto intend that for U.S. federal income Tax purposes the relevant Transactions will qualify for the Intended U.S. Tax Treatment and each party hereto, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the relevant Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.
(ii)   Subject to Section 8.4(a)(v), the parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment. Neither TopCo nor its Affiliates will take any action, make any Tax election or engage in any transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.
(iii)   The parties hereto shall cooperate with each other to document and support the Intended U.S. Tax Treatment by taking the actions described in Section 8.4(a)(iii) of the Company Disclosure Schedules.

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(iv)   TopCo acknowledges that any Company Shareholder or SPAC Stockholder that is a direct or indirect holder of TopCo Common Shares who is also a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of TopCo following the Merger Effective Time (each a “5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a “gain recognition agreement” in the form provided in Treasury Regulations Section 1.367(a)-8(c) (each a “GRA”). Upon the written request of any 5% Shareholder made following the Closing Date, TopCo shall (i) furnish to such 5% Shareholder such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of such 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such 5% Shareholder’s GRA. TopCo shall use commercially reasonable efforts to operate in a manner that avoids or mitigates the likelihood of a triggering event. This Section 8.4(a)(iv) shall not apply in the event of a Reporting Exception Determination (as defined below).
(v)   The Parties agree to report the Merger as qualifying for the exception provided under Treasury Regulation Section 1.367(a)-3(c) (other than with respect to a 5% Shareholder that does not enter into a GRA) unless the Company, TopCo or SPAC make a determination in good faith that there is not a level of support of at least “substantial authority” within the meaning of Treasury Regulations Section 1.6662-4(d) for such reporting (a “Reporting Exception Determination”). The Company and Topco shall consult in good faith with the SPAC and the Sponsor with respect to such determination. During the Interim Period and after the Closing Date, the parties hereto will cooperate in good faith to conduct all necessary diligence prior to making a Reporting Exception Determination. Following the Closing Date, TopCo shall, or shall cause SPAC to, use commercially reasonable efforts to comply with the tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6) in connection with the Transactions unless a Reporting Exception Determination has occurred.
(vi)   The Parties hereto shall report the Company Continuance as a “reorganization” under Section 368(a)(1)(F) of the Code. The Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder with respect to the Company Continuance.
(vii)   In the event TopCo believes that it or any of its Subsidiaries is reasonably likely to be treated as a “passive foreign investment company” as defined under Section 1297 of the Code (“PFIC”) during the taxable year that includes the Closing, TopCo shall take commercially reasonable steps to disclose such information to its shareholders.
(viii)   For the avoidance of doubt, nothing in this Section 8.4(a) shall require any restructuring of the Transactions if such restructuring could be reasonably likely to have a material adverse impact to any Group Company, TopCo or any Company Shareholders.
(b)   Certain Tax Elections.   It is intended that the exchange of the Company Common Shares for Company Shareholder Transaction Consideration, TopCo Class A Earnout Shares and TopCo Class B Earnout Shares, issuable in accordance with the Allocation Schedule, pursuant to the Plan of Arrangement be governed by subsection 85(1) and 85(2) of the Tax Act. Subject to the provisions of the Plan of Arrangement, TopCo shall execute joint tax elections under subsections 85(1) and 85(2) of the Tax Act or any equivalent provincial legislation with Company Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who receive Exchange Consideration under the Arrangement, subject to and in accordance with the Plan of Arrangement.
Section 8.5   Stockholder Litigation.   The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the

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Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.6   Business Combination Proposal, Acquisition Proposals and Specified Other Transactions.   During the Interim Period, each of the Company, SPAC, TopCo and Merger Sub shall not, and shall cause their respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or an Specified Other Transaction or afford to any Person access to the business, properties, assets or personnel of any Group Company or SPAC or any of their respective Subsidiaries in connection with a Business Combination Proposal, an Acquisition Proposal or Specified Other Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction. Each of the Company, SPAC, TopCo and Merger Sub shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or Specified Other Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.
Section 8.7   Access to Information; Confidentiality; Inspection.   During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of their respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, TopCo and Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the applicable exceptions set forth therein) with respect to the Company. Notwithstanding the foregoing, none of the parties hereto shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality, Privacy Obligations or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures or violate any law or regulations applicable to such party; provided, further, that SPAC’s right to access the properties and

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facilities of the Company shall in no event include a right to conduct any invasive or subsurface sampling or testing of any environmental media.
Section 8.8   Post-Closing Directors and Officers.
(a)   The Company, SPAC and TopCo shall take commercially reasonable actions within their respective powers as may be necessary or appropriate such that, immediately following the Merger Effective Time, the Board of Directors of TopCo (the “Post-Closing Board of Directors”) shall initially consist of seven (7) directors as follows: (i) three (3) individuals shall be co-designated by Sponsor and certain Lenders or their Affiliates (provided such individuals are reasonably acceptable to the Company), at least one (1) of whom shall qualify as an “independent” under the rules of the national stock exchange on which the TopCo Common Shares are traded, and (ii) four (4) individuals shall be designated by the Company, in each case of clauses (i) and (ii), as soon as reasonably practicable following the date of this Agreement; provided that the Post-Closing Board of Directors shall consist of such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by NYSE, of which, at least one shall meet the “financial expert” requirements of NYSE.
(b)   The initial officers of TopCo shall be the existing officers of the Company, except to the extent otherwise mutually agreed by the Company and SPAC prior to the Closing.
Section 8.9   Deliverables to Advisors.   If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to the SPAC and/or the Company (collectively, the “Advisors”), each of TopCo, the SPAC and the Company will use its reasonable best efforts to deliver, upon the effectiveness of the Proxy/Registration Statement and the occurrence of the SPAC Stockholder Meeting (i) comfort letters from the independent certified public accounting firms of each of TopCo, the SPAC and the Company, (ii) negative assurance letters of outside counsel to each of TopCo, the SPAC and the Company and (iii) certificates from the chief financial officers of each of TopCo, SPAC and the Company, in each case, in form and substance reasonably satisfactory to the Advisors.
Section 8.10   PIPE Investment.   Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:
(a)   TopCo, the Company and SPAC shall use their reasonable best efforts to cooperate, negotiate and agree upon a form of the PIPE Subscription Agreement to which one or more PIPE Investors will become a party thereto in connection with the PIPE Financing. The form of PIPE Subscription Agreement may include customary resale registration rights, as may be reasonably requested by the PIPE Investors. TopCo, the Company and SPAC further agree that, if requested by the Lenders under the Convertible Loan Agreement, such Lenders shall also be granted customary resale registration rights with respect to the TopCo Common Shares issuable pursuant to the Convertible Loan Agreement.
(b)   TopCo, the Company and SPAC shall use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. TopCo shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the Company and SPAC and their Representatives in connection with the matters specified in this Section 8.10(a). If reasonably requested by the Company or SPAC, TopCo shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, (ii) subject to, and condition upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company or SPAC, as applicable, also

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waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.
(c)   TopCo shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company and SPAC; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company or SPAC, so long as TopCo has provided to the Company and SPAC no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.
(d)   TopCo shall (i) promptly notify the Company and SPAC upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company and SPAC for their prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s or SPAC’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article IX have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).
(e)   In the event that any portion of the proceeds contemplated to be received by TopCo upon the consummation of the transactions contemplated by the PIPE Subscription Agreements become unavailable on the terms and conditions contemplated in each PIPE Subscription Agreement, regardless of the reason therefor, and such unavailable proceeds are required to fund the Transactions on the Closing Date in order to satisfy Section 9.3(c), TopCo, the Company and SPAC will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available proceeds contemplated by the PIPE Subscription Agreements and available cash of SPAC, to consummate the Transactions) on terms not less favorable in the aggregate to TopCo than those contained in each PIPE Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are materially more onerous to TopCo, SPAC and the Company (in each case, in the aggregate) than the conditions set forth in each PIPE Subscription Agreement (as applicable) in effect as of prior to the occurrence of such event and (ii) immediately notify the other parties hereto of such unavailability and the reason therefor; provided that none of TopCo, the Company or SPAC shall enter into any Alternative Financing without the prior written consent of the other such parties (such consent not to be unreasonably withheld, conditioned or delayed). Upon receiving such notification, the other parties hereto will use their respective commercially reasonable efforts to assist in obtaining Alternative Financing.
Section 8.11   D&O Indemnification and Insurance.
(a)   Each party hereto agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the applicable Governing Documents, any “directors and officers”

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insurance policy or under any indemnification agreement such D&O Indemnitee may have with SPAC or the applicable Group Companies, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, TopCo, the Company and the Surviving Corporation shall, and shall cause their respective Subsidiaries to, maintain in effect the Existing D&O Arrangements and not to amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. None of SPAC, the Company, TopCo, the Company or the Surviving Corporation shall have any obligation under this Section 8.11(a) to any D&O Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.
(b)   Prior to and effective as of the Closing, TopCo, the Company and SPAC shall purchase a prepaid six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Share Exchange Effective Time covering each individual who is a director or officer of SPAC or any Group Company or Merger Subsidiary currently covered by the directors’ and officers’ liability insurance policy of SPAC or the Group Companies on terms with respect to coverage, deductibles and amounts reasonably appropriate for companies of similar circumstances, commercially practicable under market conditions at such time and acceptable to SPAC and the Company. TopCo shall, and shall cause the Surviving Corporation and Company to, maintain the D&O Tail in full force and effect for its full term.
(c)   If TopCo, the Company, the Surviving Corporation or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo, the Company and/or Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 8.11.
(d)   On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of TopCo, which indemnification agreements shall continue to be effective following the Closing.
Section 8.12   Equity Incentive Plan.   Prior to the Share Exchange, TopCo shall approve and adopt, subject to the approval of the stockholders of TopCo, the Equity Incentive Plan to be effective in connection with the Closing. The Equity Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 10% of the number of TopCo Common Shares determined on a fully diluted basis at the Closing (the “Equity Incentive Plan Initial Share Reserve”); provided that all TopCo Common Shares that may be issued in respect of any Rollover Option that was a Company Out-Of-The-Money / Unvested Option immediately prior to the Share Exchange Effective Time shall be included in, and issued from, the Equity Incentive Plan Initial Share Reserve. As promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed with the SEC, TopCo shall file an effective Form S-8 Registration Statement with the SEC with respect to the TopCo Common Shares issuable under the Equity Incentive Plan and TopCo shall maintain the effectiveness of such Form S-8 Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.
Section 8.13   SPAC Extension.
(a)   The Company acknowledges that SPAC filed a proxy statement (as amended, the “SPAC Extension Proxy Statement”) and on December 15, 2022, received approval from the SPAC Stockholders of an amendment to SPAC’s Governing Documents, including its certificate of incorporation, pursuant to which the deadline by which SPAC must complete its initial Business Combination (the “SPAC

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Business Combination Deadline”) was extended for up to an additional six one-month periods, from February 17, 2023 to up to August 17, 2023, and upon the exercise of each such extension of the Business Combination Deadline, Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount set forth in the SPAC Extension Proxy Statement for each share of SPAC Common Stock that remains outstanding.
(b)   Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 11.1, (i) prior to August 17, 2023, SPAC shall make, or cause Sponsor to make, the deposits into the Trust Account necessary to extend the SPAC Business Combination Deadline to August 17, 2023 as set forth in the SPAC Extension Proxy Statement and the SPAC’s Governing Documents and (ii) from and after August 17, 2023, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the SPAC Business Combination Deadline (each extension in clause (i) and (ii), a “SPAC Extension”) until the Agreement End Date or another date mutually agreed in writing between SPAC and the Company.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1   Conditions to Obligations of Each Party.   The obligations of each party to this Agreement to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)   The SPAC Stockholders’ Approval shall have been obtained;
(b)   All waiting periods (and any extensions thereof) applicable to the Transactions under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated, and all other Regulatory Approvals shall have been obtained;
(c)   The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;
(e)   The Company Required Approval shall have been obtained; and
(f)   TopCo’s initial listing application with NYSE or Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on NYSE or Nasdaq, as applicable.
Section 9.2   Conditions to Obligations of SPAC.   The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:
(a)   Representations and Warranties.
(i)   The representations and warranties of (A) the Company contained in Section 3.2 (Subsidiaries; Capitalization) and (B) the Merger Subsidiaries contained in Section 5.2 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of

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such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(ii)   Each of the Company and Merger Subsidiary Fundamental Representations (other than Section 3.2 (Subsidiaries; Capitalization) and Section 5.2 (Capitalization)) shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and
(iii)   Each of the representations and warranties of the Company and the Merger Subsidiaries contained in this Agreement other than the Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
(b)   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing; and
(d)   The Company shall have delivered or caused to be delivered:
(i)   a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;
(ii)   evidence in form and substance reasonably acceptable to SPAC of the termination of the Termination Contracts;
(iii)   copies of the written resignations of all the directors and officers of TopCo (except for any director or officer who is designated pursuant to Section 8.8 if he or she is a director of TopCo immediately prior to the Closing), effective as of the Closing;
(iv)   duly executed employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to SPAC, between TopCo and each of the individuals set forth in Schedule 2 hereto; and
(v)   duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company or any of its Subsidiaries.
Section 9.3   Conditions to the Obligations of the Company.   The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   The representations and warranties of SPAC contained in Section 4.2 shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(ii)   Each of the SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties

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expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and
(iii)   Each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations and the representations and warranties of SPAC contained in Section 4.2 (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
(b)   Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   As of the Closing, the Available Cash shall be no less than the sum of (i) the Company Transaction Expenses plus (ii) the SPAC Transaction Expenses plus (iii) $5,000,000;
(d)   As of the Closing, the Company shall have received proceeds of the Loan in an aggregate amount at least equal to $9,000,000;
(e)   There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and
(f)   SPAC shall have delivered or cause to be delivered:
(i)   a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(ii)   copies of the written resignations of all the directors and officers of SPAC (except for any director or officer who is designated pursuant to Section 2.3(g) if he or she is a director of SPAC immediately prior to the Closing), effective as of the Closing; and
(iii)   duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Sponsor.
(iv)   at or prior to the Closing, in a form reasonably acceptable to the Company, a properly executed certification that shares of SPAC Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, the Company’s only recourse for SPAC’s failure to deliver such a certification shall be to make any withholding pursuant to Section 2.7 that is required as a result of such failure.
Section 9.4   Frustration of Conditions.   Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.4.
ARTICLE X
ALTERNATIVE TRANSACTION
Section 10.1   Alternative Transaction.   In the event that the Final Order is not obtained (for any reason other than as a result of a material breach of SPAC’s covenants or obligations under this Agreement), the parties hereto agree to take all actions reasonably required to execute and deliver all related documentation in order to complete the Share Exchange by way of an arrangement under Part 14 of the

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ABCA (an “Alternative Transaction”), including, as soon as reasonably practicable following the Court hearing relating the Final Order in accordance with Section 2.2(d), (i) the entering into of an arrangement agreement with SPAC on substantially the same terms and conditions as this Agreement and (ii) the preparation of a management information circular and holding of a meeting of the Company Shareholders for the approval of the Alternative Transaction; provided, however, if reasonably practicable, and subject to the consent of each of the Company and SPAC, in each case not to be unreasonably withheld, conditioned or delayed, Company Shareholders shall be given the opportunity to effect the Share Exchange by way of share exchange immediately prior to the arrangement contemplated by this Section 10.1.
ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.1   Termination.   This Agreement may be terminated and the Transactions abandoned:
(a)   by mutual written consent of the Company and SPAC;
(b)   by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions;
(c)   by written notice from the Company or SPAC to such other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to SPAC unless the SPAC has complied in all material respects with its obligations under Section 8.2(b);
(d)   by written notice from the Company or SPAC to such other party if the Company Required Approval in respect of the Company Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with applicable Law; provided that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Company unless the Company has complied in all material respects with its obligations under Section 8.2(c);
(e)   by written notice from the Company, if a SPAC Extension is not effected in accordance with Section 8.13 and SPAC must liquidate in accordance with its Governing Documents;
(f)   prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Merger Subsidiary set forth in this Agreement, such that the conditions specified in Section 9.2(a), 9.2(b) or 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Subsidiary through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), but only as long as the Company or such Merger Subsidiary continues to use its commercially reasonable efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before December 31, 2023 (to be automatically extended to March 31, 2024, in the event the Proxy/Registration Statement is not filed with the SEC by May 31, 2023) (the “Agreement End Date”); provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 11.1(f) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 11.1(f) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date; and

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(g)   prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), but only as long as SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 11.1(g) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.2(a), or Section 9.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 11.1(g) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date.
Section 11.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1   Trust Account Waiver.   The Company acknowledges that it has read SPAC’s final prospectus, dated June 16, 2021, the other SPAC SEC Filings and the SPAC’s Governing Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 months from the closing of the offering contemplated by SPAC’s final prospectus (subject to extensions as approved by the SPAC Stockholders), SPAC will be obligated to return to its public shareholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 12.1 shall survive the termination of this Agreement for any reason.
Section 12.2   Waiver.   Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement,

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but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 12.3   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
(a)   If to SPAC, to:
Bite Acquisition Corp.
30 West Street, No. 28F
New York, NY 10004
Attention:
Alberto Ardura

E-mail:
alberto@biteacquisitioncorp.com

with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave.
New York, NY 10017
Attention:
Michael Helsel
Jason Simon

Email:
helselm@gtlaw.com
jason.simon@gtlaw.com

(b)   If to the Company or any of the Merger Subsidiaries, to:
Above Food Corp.
001-2305 Victoria Avenue
Regina, Saskatchewan S4P 0S7, Canada
Attention:
Lionel Kambeitz

E-mail:
lionel@abovefood.com

with a copy (which shall not constitute notice) to:
Attention:
Michelle Westerman

E-mail:
michelle@abovefood.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Ryan J. Lynch

Email:
ryan.maierson@lw.com
ryan.lynch@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 12.4   Assignment.   No party hereto shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other party and any such purported assignment without prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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Section 12.5   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, TopCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (A) the D&O Indemnitees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.11, (B) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16 and (C) Sponsor, Prior SPAC Counsel and Prior Company Counsel are intended third-party beneficiary of, and may enforce, any provision of Section 12.18 or Section 12.19 that confers any right or privilege to such party. Notwithstanding the foregoing, Section 8.9 is intended to be for the benefit of, and may be enforced by, any of the Advisors.
Section 12.6   Expenses.
(a)   Except as otherwise set forth in this Agreement, including Section 8.1(c) and Section 8.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants. Notwithstanding the foregoing, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Transaction Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and all Unpaid SPAC Transaction Expenses.
(b)   Following the date of this Agreement, as soon as reasonably practicable, the Company shall deposit, or cause to be deposited, a portion of the proceeds from the Loan equal to an aggregate amount of $200,000 (the “Escrow Amount”) in an escrow account with an escrow agent as mutually determined by SPAC and the Company.
(c)   The Company shall instruct the escrow agent to release a portion of the Escrow Amount to SPAC as follows:
(i)   If the Required Company Financial Statements shall not have been delivered to SPAC by the Company on or before May 15, 2023, an aggregate amount of $100,000 shall be released to SPAC.
(ii)   If the Required Company Financial Statements shall not have been delivered to SPAC by the Company on or before June 15, 2023, the remaining balance in the escrow account equal to an aggregate amount of $100,000 shall be released to SPAC.
(d)   In the event the Company delivers the Required Company Financial Statements to SPAC on or before May 15, 2023, then promptly thereafter, the Escrow Amount shall be released to the Company.
(e)   SPAC acknowledges and agrees that any and all portion of the Escrow Amount received by SPAC in accordance with this Section 12.6 shall (i) be used solely for the purposes of paying the corresponding amount of the SPAC Extension Expenses and (ii) not be retained by SPAC or distributed to Sponsor.
Section 12.7   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement.
Section 12.8   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this

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Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 12.9   Company and SPAC Disclosure Schedules.   The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.10   Entire Agreement.   This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the letter of intent between SPAC and the Company, dated May 17, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.11   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective boards of directors of the Company, SPAC, TopCo and Merger Sub and executed in the same manner as this Agreement and which makes reference to this Agreement. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 12.11 shall be null and void, ab initio.
Section 12.12   Publicity.
(a)   All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a). For the avoidance of doubt, nothing contained in this Section 12.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.
(b)   The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 12.12.
Section 12.13   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability

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of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.14   Jurisdiction; Waiver of Jury Trial.
(a)   All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby brought by any party hereto and (b) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 12.14(a) for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12.14(b) shall be effective service of process for any such Action, claim, demand, action or cause of action.
(b)   THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

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OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14(b).
Section 12.15   Enforcement.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (A) money damages would be adequate or there is another adequate remedy at law or (B) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.
Section 12.16   Non-Recourse.
(a)   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and
(b)   Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or the Merger Subsidiaries (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Merger Subsidiaries or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 12.17   Non-Survival of Representations, Warranties and Covenants.   Except as otherwise contemplated by Section 11.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article XII and (b) the Confidentiality Agreement (including the confidentiality obligations set forth in Section 8.7).
Section 12.18   Prior SPAC Counsel Conflicts and Privilege.
(a)   SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises after the Closing between or among

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SPAC and/or Sponsor, on the one hand, and the Company or any Merger Subsidiary, on the other hand, any legal counsel (including Greenberg Traurig, LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute.
(b)   The Company further agrees, on behalf of itself, and, after the Closing, on behalf of the Company and TopCo, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC, Sponsor or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Corporation. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, by the Surviving Corporation; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(c)   Notwithstanding the foregoing, in the event that a dispute arises between SPAC or after the Closing, the Surviving Corporation, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Group Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 12.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Company agree to use commercially reasonable efforts to assist therewith.
(d)   To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
(e)   The Company agrees (i) to the extent that the Company receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 12.18, and (b) the Company shall not assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company waive the attorney-client or other privilege, or by otherwise asserting that the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
(f)   The Company, on behalf of the Group Companies, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions

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and other provisions of this Agreement. This Section 12.18 shall be irrevocable, and no term of this Section 12.18 may be amended, waived or modified, without the prior written consent of the Prior SPAC Counsel.
Section 12.19   Prior Company Counsel Conflicts and Privilege.
(a)   Each of the parties hereto acknowledges and agrees that Latham & Watkins LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement and the Ancillary Agreements and consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees, on behalf of itself, and after the Closing, on behalf of the Surviving Corporation, not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.
(b)   SPAC further agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Group Companies or Merger Subsidiaries or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company on behalf of the Group Companies and the Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Corporation. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company on behalf of the Company, the Group Companies and Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Corporation; provided, however, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(c)   Notwithstanding the foregoing, in the event that a dispute arises between SPAC (including, after the Closing, the Surviving Corporation), the Group Companies or the Merger Subsidiaries, on the one hand, and a third party other than Sponsor, on the other hand, SPAC (including, after the Closing, the Surviving Corporation), the applicable Group Company(ies) or Merger Subsidiary(ies) may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that none of SPAC (including, after the Closing, the Surviving Corporation), the Group Companies or the Merger Subsidiaries may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Company. In the event that SPAC or, after the Closing, the Surviving Corporation is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC or, after the Closing, the Surviving Corporation shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify the Company in writing (including by making specific reference to this Section 12.19) so that the Company can seek a protective order, and SPAC agrees to use commercially reasonable efforts to assist therewith.
(d)   To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Group Companies, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

A-1-95

(e)   SPAC agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Corporation, (i) to the extent that SPAC or, after the Closing, the Surviving Corporation receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person of the privileges or protections described in this Section 12.19, and (b) neither SPAC nor, after the Closing, the Surviving Corporation, shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Surviving Corporation has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
(f)   SPAC, on behalf of itself and Sponsor, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 12.19 shall be irrevocable, and no term of this Section 12.19 may be amended, waived or modified, without the prior written consent of the Prior Company Counsel.
[Remainder of page intentionally left blank]

A-1-96

IN WITNESS WHEREOF the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.
SPAC:	BITE ACQUISITION CORP.
	By:	/s/ Alberto Ardura González
		Name:	Alberto Ardura González
		Title:	Chief Executive Officer
COMPANY:	ABOVE FOOD CORP.
	By:	/s/ Lionel Kambeitz
		Name:	Lionel Kambeitz
		Title:	President
	By:	/s/ Wayne Bernakevitch
		Name:	Wayne Bernakevitch
		Title:	Director
TOPCO:	2510169 ALBERTA INC.
	By:	/s/ Lionel Kambeitz
		Name:	Lionel Kambeitz
		Title:	Chief Executive Officer
MERGER SUB:	ABOVE MERGER SUB, INC.
	By:	/s/ Lionel Kambietz
		Name:	Lionel Kambietz
		Title:	President
[Signature Page to Business Combination Agreement]

A-1-97

Exhibit A
***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND/OR (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Above Food Ingredients Inc., an Alberta corporation (“TopCo”), and the undersigned1 (together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(h) of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
WHEREAS, Bite Acquisition Corp., a Delaware corporation (“SPAC”), TopCo, Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo (“Merger Sub”), and Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (the “Company”), entered into a Business Combination Agreement, dated as of April 29, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, on or about the date hereof: (i) the Company will continue from the laws of Saskatchewan to a corporation continued under the laws of the Province of Alberta; (ii) pursuant to the Share Exchange, the Company Shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo Common Shares, whereby the Company will become a direct, wholly owned subsidiary of TopCo, (iii) Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation after the Merger, as a result of which SPAC will become a direct, wholly owned subsidiary of TopCo and (iv) as a result of the Merger, (A) each issued and outstanding share of SPAC Common Stock shall be automatically converted into and exchanged for the right to receive SPAC Per Share Merger Consideration and (B) each issued and outstanding SPAC warrant shall no longer be outstanding and shall be automatically converted into and become a warrant to purchase one (1) TopCo Common Share, in each case of clauses (i), (ii), (iii) and (iv), subject to the terms and conditions of the Business Combination Agreement;
WHEREAS, upon consummation of the Share Exchange and Merger (the “Closing”), the Holders will own equity interests in TopCo; and
WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of equity interests in TopCo.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   For purposes of this Agreement:
(a)   “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.
(b)   “immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

1
Note to Draft:   Sponsor, BITE/Sponsor affiliates and each holder of Above Food shares, options, RSUs or warrants (except for the minority holders listed on Schedule A-1 representing an aggregate 2.56% ownership in Above Food) and each potential recipient of ANF Purchase Consideration Shares.

(c)   “Lock-Up Period” means the period commencing immediately following the Closing and expiring on the earlier of (i) the [6-month][12-month]2 anniversary of the Closing Date, (ii) such time, if ever, after one hundred fifty (150) calendar days after the Closing Date that the Trading Price of the TopCo Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any 20 Trading Days within any 30-Trading Day period commencing at least one hundred fifty (150) calendar days after the Closing Date and (iii) such date on which TopCo completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of TopCo having the right to exchange their TopCo Common Shares for cash, securities or other property.
(d)   “Lock-Up Shares” means, collectively, (i) any TopCo Common Shares beneficially owned by the Holder immediately after the Closing, (ii) any TopCo Common Shares issuable upon the exercise of options to purchase TopCo Common Shares or the vesting of restricted stock units covering TopCo Common Shares, in each case, held by the Holder immediately after the Closing (along with such securities themselves), (iii) any TopCo Common Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for TopCo Common Shares held by such Holder immediately after the Closing (along with such securities themselves), (iv) any Sponsor Earnout Shares to the extent vested pursuant to the Business Combination Agreement, (v) any TopCo Common Shares to the extent issued on conversion of the Company Earnout Shares pursuant to the Business Combination Agreement and (vi) any ANF Purchase Consideration Shares.
(e)   “Transfer” means to:
(i)   offer, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant a security interest in or Lien on, grant any option, right or warrant to purchase, or transfer, lend or otherwise dispose of or agree to transfer, lend or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any TopCo Common Shares, or any options or warrants to purchase any TopCo Common Shares, or any securities convertible into, exchangeable for or that represent the right to receive TopCo Common Shares (such options, warrant or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired, owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC;
(ii)   enter into any swap or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to or that would reasonably be expected to lead to a sale, loan, pledge other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any of the TopCo Common Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or
(iii)   publicly announce any intention to engage in or cause any action or activity to effect any transaction described in clause (i) or clause (ii) above.
2.   Lock-Up Provisions.
(a)   Each Holder agrees not to Transfer any Lock-Up Shares until the end of the Lock-Up Period.

2
Note to Draft:   Above Food holders (other than those holders listed on Schedule A-2, collectively referred to herein as the “AF Insiders”) and each potential recipient of ANF Purchase Consideration Shares will be subject to a 6-month Lock-Up Period. Sponsor, Sponsor Affiliates and the AF Insiders will be subject to a 12-month Lock-Up Period.

(b)   Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to:
(i)   as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;
(ii)   in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family (as defined below) of the Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;
(iii)   in the case of an entity, Transfers (A) to another entity that is an Affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or Affiliates of the Holder or who shares a common investment advisor with the Holder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the Holder;
(iv)   in the case of an entity, Transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;
(v)   in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(vi)   Transfers relating to TopCo Common Shares or other securities convertible into or exercisable or exchangeable for TopCo Common Shares, in each case, acquired in open market transactions after the Closing;
(vii)   the exercise of stock options or warrants to purchase shares of TopCo Common Shares or the vesting of stock awards of TopCo Common Shares and any related transfer of shares of TopCo Common Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of TopCo Common Shares, it being understood that all shares of TopCo Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the applicable Lock-Up Period;
(viii)   Transfers to TopCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by TopCo or forfeiture of TopCo Common Shares or other securities convertible into or exercisable or exchangeable for TopCo Common Shares in connection with the termination of the Holder’s service to TopCo;
(ix)   the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Shares; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;
(x)   Transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or
(xi)   Transfers to TopCo, the Company or the Sponsor, or their respective officers or directors;

provided, however, that (A) in the case of clauses (ii) and (iii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii), (iii) and (iv), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.
(c)   Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and TopCo shall refuse to recognize any such purported transferee of the TopCo Common Shares or securities convertible into or exercisable or exchangeable for TopCo Common Shares as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Shares and each certificate or book entry position statement evidencing Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
3.   Miscellaneous.
(a)   Pro Rata Release.
(i)   Notwithstanding anything to the contrary in this Agreement, each of the parties hereby acknowledges and agrees that, at any time during the Lock-Up Period, the members of the board of directors of TopCo who are “independent” (as such term is defined in Regulation 303A.02 of The New York Stock Exchange Listed Company Manual) directors (collectively, the “Independent Board Members”) may, in their sole discretion, resolve to terminate, in whole or in part, the Transfer restrictions provided in Section 2; provided, that the approval of such resolution of the Independent Board Members shall (A) be given at a meeting of the Independent Board Members called for the purpose of considering and voting upon such resolution and (B) include at least a majority of the Independent Board Members.
(ii)   In the event that the Independent Board Members release or waive, in full or in part, any party from a lock-up agreement entered into in connection with the Closing, then the same percentage of Lock-Up Shares held by the Holder on the date of such release or waiver as the percentage of Lock-Up Shares (or such equivalent term as defined in such lock-up agreement) held by such released party on the date of such release or waiver to such released party’s aggregate number of Lock-Up Shares (or such equivalent term as defined in such lock-up agreement) that are subject of such release or wavier shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein; provided, that the foregoing provisions of this Section 3(a)(ii) will not apply if (i) the release or waiver is granted to a holder of TopCo Common Shares in connection with a follow-on public offering of TopCo Common Shares pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the TopCo Common Shares, and the Holder, only to the extent the Holder has a contractual right to demand or require the registration of the Holder’s TopCo Common Shares or “piggyback” on a registration statement filed by TopCo for the offer and sale of its TopCo Common Shares, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering, (ii)(A) the release or waiver is effected solely to permit a transfer not for consideration and (B) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer, (iii) the aggregate number of Lock-Up Shares affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of Lock-Up Shares is less than or equal to 1% of the total number of outstanding TopCo Common Shares then-outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver) or (iv) TopCo determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of Lock-Up Shares due to circumstances of emergency or hardship. In the event that TopCo changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the Closing, then the Holder shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Agreement.
(b)   Power and Authority.   Each Holder hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.
(c)   Capacity as a TopCo Shareholder.   Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of TopCo, and not in such Holder’s capacity as a director or officer of TopCo, as applicable.
(d)   Investment Intent.   Notwithstanding anything in this Agreement to the contrary, the Holder (i) intends to hold the Lock-Up Shares for investment purposes, (ii) has no current plan or intention to dispose of or otherwise transfer the Lock-Up Shares and (iii) is under no binding agreement to dispose of or otherwise transfer the Lock-Up Shares.
(e)   Entire Agreement.   This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the full and entire understanding and agreement among the parties to this Agreement with respect to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.
(f)   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
If to TopCo, to:
[TopCo]
001-2305 Victoria Avenue
Regina, Saskatchewan S4P 0S7, Canada
Attention:
Lionel Kambeitz

E-mail:
lionel@abovefood.com

with a copy (which will not constitute notice) to:
Michelle Westerman
E-mail:
michelle@abovefood.com

And to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Ryan J. Lynch

Email:
ryan.maierson@lw.com
ryan.lynch@lw.com

If to the Holder, to:
the address set forth below such Holder’s name on the signature page to this Agreement.
(g)   Amendments and Waivers.
(i)   This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by TopCo and the Holders holding a majority of the Lock-Up Shares then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(g)(i) shall be null and void, ab initio.
(ii)   Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).
(iii)   Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(iv)   Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (A) adversely affect any Holder or (B) disproportionately affect any Holder as compared to any other Holder, in each case, will not bind any such Holder without such Holder’s prior written approval.
(h)   Binding Effect; Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, without the prior written consent of each other party. Any purported assignment in violation of this Section 3(h) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.
(i)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.
(j)   Governing Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Provinces of Alberta and Saskatchewan and the federal laws of Canada applicable therein.
(k)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OR ACTION, BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(K).
(l)   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
(m)   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
(n)   Enforcement.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto acknowledges and agrees that its obligations under this Agreement are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (A) without necessity of posting a bond or other form of security and (B) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (I) money damages would be adequate or there is another adequate remedy at law or (II) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.
(o)   Legal Representation.   Each Holder acknowledges that Latham & Watkins LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the transactions contemplated thereby, and Latham & Watkins LLP is not acting as counsel to such Holder.
(p)   Several Liabilities.   The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.
[Remainder of page intentionally left blank; Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
TopCo:
Above Food Ingredients Inc.
By:
Name:
Title:
[Signature Page to Lock-Up Agreement]
HOLDER:
If holder is an entity:
[•]
By:
Name:
Title:
If holder is an individual:
[•]
Name:
Address for Notice:
[Address Line 1]
[Address Line 2]
Attention: [•]
E-mail:     [•]
[Signature Page to Lock-Up Agreement]
Schedule A-1
[***]
Schedule A-2
AF Insiders
[***]

Exhibit B
FORM OF
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among Above Food Ingredients Inc., an Alberta corporation (the “Company”) and the direct parent company of Above Food Corp., an Alberta corporation (“Above Food”), Smart Dine, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Above Food Holders” on the signature page(s) hereto (each such party, an “Above Food Holder,” and, collectively, the “Above Food Holders”). The Sponsor, the other SPAC Holders, the Above Food Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.”
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 22, 2023, (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Bite Acquisition Corp. (“SPAC”), the Company, Above Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Above Food, pursuant to which and subject to the terms and conditions thereof, among other things, on or about the date hereof, (i) Above Food will continue from the laws of Saskatchewan to a corporation continued under the laws of the Province of Alberta; (ii) pursuant to the Share Exchange, the holders of Above Food common shares will contribute to the Company all of the issued and outstanding shares of Above Food in exchange for newly issued Common Shares, whereby Above Food will become a direct, wholly owned subsidiary of the Company; and (iii) Merger Sub will merge with and into SPAC (the “Merger”) with SPAC continuing as the surviving corporation after the Merger, whereby SPAC will become a direct, wholly owned subsidiary of the Company;
WHEREAS, at the Share Exchange Effective Time, pursuant to the transactions contemplated by the Business Combination Agreement, the Above Food Holders will receive Common Shares in such amounts as set forth in the Business Combination Agreement;
WHEREAS, at the Merger Effective Time, pursuant to the transactions contemplated by and as set forth in the Business Combination Agreement, the Sponsor and the other SPAC Holders will receive, as consideration therefor, an aggregate of (i) 5,640,000 Common Shares, which includes 1,100,000 Common Shares that are subject to vesting conditions as set forth in Section 2.8 of the Business Combination Agreement (such Common Shares that are subject to vesting conditions, the “Sponsor Earnout Shares”) and (ii) 275,000 warrants representing the right to acquire Common Shares (the “Sponsor Warrants”);
WHEREAS, upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Above Food Holders have a contingent right to receive up to 6,114,620 Common Shares in the aggregate upon the occurrence of certain events set forth in the Business Combination Agreement (such Common Shares and the Sponsor Earnout Shares, collectively, the “Earnout Shares”);
WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration Rights Agreement, dated as of February 11, 2021 (the “Original RRA”); and
WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement, the parties to the Original RRA desire to terminate the Original RRA.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1   Definitions.   Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Above Food” shall have the meaning given in the Recitals hereto.
“Above Food Holders” shall have the meaning given in the Preamble hereto.
“Additional Holder” shall have the meaning given in Section 5.10.
“Additional Holder Common Shares” shall have the meaning given in Section 5.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Shares” shall mean the common shares in the capital of the Company.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 5.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“EarlyBird” shall mean EarlyBirdCapital, Inc.
“Earnout Shares” shall have the meaning given in the Recitals hereto.
“EDGAR” shall have the meaning given in Section 3.1.3.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.2.5.
“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor and certain holders of Common Shares party thereto.
“Lock-Up Period” shall have the meaning given in the Lock-Up Agreement.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Registration Statement” shall have the meaning given in Section 2.1.7.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).
“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any issued and outstanding Common Shares and any other equity security (including Common Shares issued or issuable upon the exercise or conversion of any other equity security, including warrants to purchase Common Shares) of the Company held by a Holder immediately following the Closing (including the Sponsor Warrants and any Earnout Shares to the extent such Earnout Shares have vested or have been issued by the Company pursuant to the Business Combination Agreement and other securities distributable pursuant to Section 2.8 of the Business Combination Agreement); (b) any outstanding Common Shares or any other equity security (including warrants to purchase Common Shares and Common Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Shares; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Shares are then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld.
“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“SEC Guidance” shall have the meaning given in Section 2.1.7.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall have the meaning given in Section 2.1.1.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Earnout Shares” shall have the meaning given in the Recitals hereto.
“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of April 22, 2023, by and among the Sponsor, SPAC and Above Food.
“Sponsor Warrants” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the public resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a SPAC Holder or an Above Food Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the other SPAC Holders (as a group) and the Above Food Holders (as a group).
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more SPAC Holders or one or more Above Food Holders, or their respective Permitted Transferee (any of the SPAC Holders or Above Food Holders or respective Permitted Transferees being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and other SPAC Holders (and their respective Permitted Transferees), as a group, may demand not more than one (1) Underwritten Shelf Takedown and the Above Food Holders (and their Permitted Transferees), as a group, may demand not more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering. Notwithstanding anything to the contrary in this Agreement, EarlyBird may demand an Underwritten Shelf Takedown pursuant to this Section 2.1.4 in only one (1) occasion and only during the period commencing on the date of this Agreement and ending on February 11, 2026, and, thereafter, will no longer have any rights under this Section 2.1.4.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advise the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Demanding Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if one or more Demanding Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.1.7   New Registration Statement.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any Common Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Shelf Takedown pursuant to Section 2.1) (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered is Common Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.2.2   Reduction of Piggyback Registration.   If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof. Notwithstanding anything to the contrary in this Agreement, EarlyBird may participate in a Piggyback Registration only during the period commencing on the date of this Agreement and ending on February 11, 2028, and, thereafter, will no longer have any rights thereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Common Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Common Shares, the Sponsor Warrants or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding

Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Takedown Threshold or (y) of all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof, and the procedures set forth in Section 2.1.4 with respect to an Underwritten Shelf Takedown shall not apply with respect thereto.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1   prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
3.1.10   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.11   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.14   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);
3.1.16   with respect to an Underwritten Offering pursuant to Section 2.1.4, if such offering involving gross proceeds in excess of $50 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3   (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6   Foreign Private Issuer Status.   As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to a Form F-1 Shelf shall thereafter be deemed to refer to a shelf registration on Form S-1, (ii) all references in this Agreement to a Form F-3 Shelf shall thereafter be deemed to refer to a shelf registration on Form S-3 and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement or a Subsequent Shelf Registration Statement.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided,however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:
If to the Company, to:
Above Food Ingredients Inc.
001-2305 Victoria Avenue
Regina, Saskatchewan S4P 0S7, Canada
Attention: Lionel Kambeitz
E-mail: lionel@abovefood.com
with a copy (which will not constitute notice) to:
Michelle Westerman
E-mail: michelle@abovefood.com
And to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:   Ryan J. Maierson
    Ryan J. Lynch
Email:        ryan.maierson@lw.com
     ryan.lynch@lw.com
If to any Holder, to:
Such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records.
Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.

5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Above Food Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Above Food Holders shall be permitted to transfer its rights hereunder as the Above Food Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Above Food Holder (it being understood that no such transfer shall reduce any rights of such Above Food Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.
5.3   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
5.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time (for the avoidance of doubt, the Registrable Securities held by EarlyBird shall only be included in determining whether a majority of such Holders have consented hereunder if EarlyBird has rights under Section 2.1.4 and Section 2.2.4), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Above Food Holder so long as such Above Food Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Other Registration Rights.   The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant rights to register any Common Shares (or securities convertible into or exchangeable for Common Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) an Above Food Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Above Food Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8   Term.   This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor and each Above Food Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares), the Company may make any person or entity who acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Shares.
5.11   Construction.
5.11.1   Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.
5.11.2   Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.
5.11.3   References to “$” are to the lawful currency of the United States of America.
5.11.4   Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.
5.11.5   The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.
5.12   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
5.13   Entire Agreement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.
5.14   Adjustments.   If, and as often as, there are changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
Above Food Ingredients Inc.
an Alberta corporation
By:

Name:
Title:
SPONSOR:
Smart Dine, LLC
a Delaware limited liability company
By:

Name:
Title:
SPAC HOLDERS:

[•]
ABOVE FOOD HOLDERS:
[•]
By:

Name:
Title:

[Individual Above Food Holders]
[Signature Page to Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Above Food Ingredients Inc, an Alberta corporation and the direct parent company of Above Food Corp., an Alberta corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Common Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [         ].
Accordingly, the undersigned has executed and delivered this Joinder as of the             day of            , 20  .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
           , 20
[          ]
By:

Name:
Its:

Exhibit C
Form of Company Resolution
ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of Above Food Corp. (the “Corporation”), pursuant to the business combination agreement dated April 29, 2023 among Bite Acquisition Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and the Corporation (as it may be modified, supplemented or amended from time to time in accordance with its terms) (the “Business Combination Agreement”), as more particularly described and set forth in the Management Information Circular of the Corporation dated • (the “Circular”) accompanying the notice of this meeting, as the Arrangement may be amended, modified or supplemented from time to time in accordance with the Business Combination Agreement, and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.
The (i) Business Combination Agreement, and all the transactions contemplated thereby, the full text of which is set out in Appendix “•” to the Circular, (ii) actions of the directors of the Corporation in approving the Arrangement and the Business Combination Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement (and any modifications, supplements or amendments thereto) and causing the performance by the Corporation of its obligations thereunder, in each case are hereby ratified and approved.

3.
The plan of arrangement (the “Plan of Arrangement”) of the Corporation implementing the Arrangement, the full text of which is set out in Appendix “•” to the Circular (as the Plan of Arrangement may be, or may have been, modified, supplemented or amended from time to time in accordance with the Business Combination Agreement and its terms), is hereby authorized, approved and adopted.

4.
The Corporation is hereby authorized to apply for a final order from the Court of King’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.
Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Corporation or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Corporation to:

a.
amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement (or both) to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; or

b.
subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement.

6.
Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, whether under corporate seal of the Corporation or otherwise, and to deliver or file, including with the Registrar of Companies under the ABCA, such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery or filing of such other documents.

7.
Any one or more directors or officers of the Corporation is hereby authorized and directed, for and on behalf and in the name of the Corporation, to execute and deliver, whether under corporate seal of the Corporation or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Business Combination Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, including:
a.
all actions required to be taken by or on behalf of the Corporation, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

b.
the signing of the certificates, consents and other documents or declarations required under the Business Combination Agreement or the Plan of Arrangement, or otherwise to be entered into by the Corporation;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Exhibit D
PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
INTERPRETATION
1.1
In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
“Allocation Schedule” means the allocation schedule to be delivered no later than five (5) Business Days prior to the Effective Date by the Company to SPAC (and to be delivered by SPAC to the Exchange Agent thereafter) in accordance with Section 2.5 of the Business Combination Agreement;
“Alternative Transaction” means such other arrangement under Part 14 of the ABCA in order to complete the Share Exchange in the event that the Final Order is not obtained (for any reason other than as a result of a material breach of SPAC’s covenants or obligations under the Business Combination Agreement);
“Arrangement” means the arrangement under Section 193(1)(a) and (f) of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;
“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;
“Business Combination Agreement” means the business combination agreement made as of April   , 2023 by and among the Company, TopCo, SPAC and Merger Sub, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Calgary, Alberta are open for the general transaction of business;
“Class A Earnout Shares” shall have the meaning ascribed to such term in the articles of TopCo;
“Class B Earnout Shares” shall have the meaning ascribed to such term in the articles of TopCo;
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Company” means Above Food Corp., a company existing under the laws of the Province of Alberta;
“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting, substantially in the form of Exhibit C to the Business Combination Agreement;
“Company Board” means the board of directors of the Company;
“Company Common Shares” means the common shares in the capital of the Company;

“Company Disclosure Schedules” means the disclosure schedules dated the date of the Business Combination Agreement and delivered by the Company to SPAC with the Business Combination Agreement;
“Company Earnout Shares” means the (i) Class A Earnout Shares, and (ii) Class B Earnout Shares, issuable in accordance with their terms as set forth in Section 2.8 of the Business Combination Agreement;
“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement;
“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;
“Company Option Plan” means the Above Food Corp. Stock Option Plan in effect as of this date, as approved by the Company Board;
“Company Options” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested, granted under the Company Option Plan;
“Company RSU Plan” means the Above Food Corp. Restricted Share Unit Plan in effect as of this date, as approved by the Company Board;
“Company RSUs” means any restricted share units granted under the Company RSU Plan;
“Company Securities” means, collectively, the Company Common Shares, the Company Options, the Company Warrants and the Company RSUs;
“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, the Company Warrantholders and the holders of Company RSUs;
“Company Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Shareholder” means any one of them;
“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC;
“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00;
“Company Warrantholder” means a holder of Company Warrants;
“Company Warrants” means the common share purchase warrants of the Company, each entitling the holder thereof to acquire Company Common Shares issued under the Warrant Indenture, or otherwise, that is outstanding and unexercised;
“Court” means the Court of King’s Bench of Alberta or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;
“Dissenting Shareholders” means a registered Company Shareholder (other than a Supporting Company Shareholder) who exercises Arrangement Dissent Rights in respect of the Company Arrangement Resolution in compliance with the dissent procedures set out in this Plan of Arrangement and the Interim Order or the ABCA, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;
“Effective Time” means 9:00 am (Calgary time) on the Effective Date;
“Eligible Holder” means a Company Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part 1 of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part 1 of the Tax Act;
“Equity Value” means $206,000,000;
“Exchange Agent” means such Person appointed by the Company to act as exchange agent in accordance with the Business Combination Agreement, reasonably acceptable to SPAC (such acceptance not to be unreasonably withheld, conditioned or delayed) and the Company, for the purpose of exchanging certificates, if any, representing the Company Common Shares, and each Company Common Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Common Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in the Business Combination Agreement and this Plan of Arrangement;
“Exchange Consideration” means the number of TopCo Common Shares and Company Earnout Shares allocated to each Company Shareholder pursuant to the Allocation Schedule;
“Final Order”means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably;
“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency, governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof;
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;
“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;
“Interim Order” means the interim order of the Court contemplated by Section 2.2(a) of the Business Combination Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;
“Key Company Shareholders” means the persons and entities listed in Section 1.1(b) of the Company Disclosure Schedules;
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law;

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of Arrangement Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC’s common stock, in each case, by the applicable Company Shareholder);
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws);
“Merger Sub” means Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo;
“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;
“Plan of Arrangement” means this plan of arrangement, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable);
“Rollover Option” has the meaning ascribed thereto in Section 3.1(d)(i) of this Plan of Arrangement;
“Rollover RSU” has the meaning ascribed thereto in Section 3.1(c)(i) of this Plan of Arrangement;
“Share Exchange” has the meaning ascribed thereto in Section 3.1(a)(i) of this Plan of Arrangement;
“Shareholder Support Agreement” means a voting and support agreement pursuant to which each such Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities, (b) support and vote in favor of the Company Arrangement Resolution and any Alternative Transaction, and (c) not exercise, and waive, rights in respect of Arrangement Dissent Rights, on the terms and subject to the conditions set forth in the Shareholder Support Agreement;
“SPAC” means Bite Acquisition Corp., a Delaware corporation, and any successor thereof;
“Supplemental Warrant Indenture” means the supplemental warrant indenture to the Warrant Indenture to be entered into between TopCo and Odyssey Trust Company, as warrant agent;
“Supporting Company Shareholder” means a Key Company Shareholder that executed and delivered to SPAC a Shareholder Support Agreement;
“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“TopCo” means 2510169 Alberta Inc., an Alberta corporation and a direct, wholly owned subsidiary of the Company;
“TopCo Common Shares” means the common shares in the capital of TopCo;
“U.S. Securities Act” means the United States Securities Act of 1933; and
“Warrant Indenture” means the warrant indenture entered into between the Company and Odyssey Trust Company on January 18, 2021, as amended, modified or supplemented from time to time.
1.2
In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)
all references to Articles and Sections are to Articles and Sections of this Plan of Arrangement;

(b)
time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. If any action under this Plan of Arrangement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;

(c)
the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Plan of Arrangement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Plan of Arrangement;

(d)
masculine gender shall also include the feminine and neutral genders, and vice versa;

(e)
words importing the singular shall also include the plural, and vice versa;

(f)
the word “or” is disjunctive but not necessarily exclusive;

(g)
the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(h)
the word “extent” in the phrase “to the extent” means the degree of which a subject or other thing extends, and such phrase shall mean simply “if”; all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and

(i)
all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT
2.1
This Plan of Arrangement constitutes an arrangement as referred to in Section 193(1)(f) of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2
This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Securityholders, the Company, TopCo and the Exchange Agent from and after the Effective Time.

ARTICLE 3
ARRANGEMENT
3.1
Commencing at the Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)
At the Effective Time:

(i)
each Company Common Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time will be transferred and assigned to TopCo free and clear of all Liens in consideration for the Exchange Consideration (provided that it shall be a condition to a Company Shareholder’s entitlement to receive the Exchange Consideration that such Company Shareholder shall have executed and delivered the Letter of Transmittal) (the “Share Exchange”);

(ii)
each Company Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(a)(i), and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)
the name of each Company Shareholder will be removed as the registered holder of Company Common Shares from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of TopCo Common Shares and Company Earnout Shares, as applicable, on the applicable central securities registers of TopCo maintained by or on behalf of TopCo; and

(iv)
TopCo will be recorded as the registered holder of the Company Common Shares so transferred and acquired in accordance with this Section 3.1(a) and will be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(b)
at the Effective Time:

(i)
each Company Common Share held by a Dissenting Shareholder immediately prior to the Effective Time will be deemed to be transferred and assigned by such Dissenting Shareholder to the Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4;

(ii)
each Dissenting Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of the Company Common Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)
each Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Common Shares held by such Dissenting Shareholder; and

(iv)
the name of each Dissenting Shareholder will be removed as the registered holder of Company Common Shares from the applicable central securities register of the Company maintained by or on behalf of the Company, and at such time, such Dissenting Shareholder will have the rights set out in Section 4.1;

(c)
immediately after the steps in Sections 3.1(a) and 3.1(b):

(i)
each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Rollover RSU”) will be assumed by TopCo and will automatically be converted into a restricted stock unit covering that number of TopCo Common Shares allocated to such Rollover RSU pursuant to the Allocation Schedule, in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act (provided that the vesting of the Rollover RSUs shall be conditional upon the holder of the Rollover RSU executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the vesting of the Rollover RSUs as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares);
(ii)
each holder of Company RSUs will cease to have any rights as a holder of Company RSUs other than the right to receive the consideration contemplated by Section 3.1(c)(i);

(iii)
the name of each holder of Company RSUs will be removed as the registered holder of Company RSUs from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of restricted stock units on the applicable central securities register of TopCo maintained by or on behalf of TopCo (subject to the condition set out in Section 3.1(c)(i)); and

(iv)
any document previously evidencing Company RSUs will thereafter evidence and be deemed to evidence the Rollover RSUs exchanged therefor and no certificates evidencing the Rollover RSUs shall be required to be issued; and

(d)
immediately after the steps in Sections 3.1(a) and 3.1(b):

(i)
each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Rollover Option”) will be assumed by TopCo and will automatically be converted into an option to purchase that number of TopCo Common Shares allocated to such Rollover Option pursuant to the Allocation Schedule and having the exercise price set forth therein, in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act (provided that the exercise of the Rollover Options shall be conditional upon the holder of the Rollover Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Rollover Options as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares);

(ii)
each Company Optionholder will cease to have any rights as a holder of Company Options other than the right to receive the consideration contemplated by Section 3.1(d)(i);

(iii)
the name of each Company Optionholder will be removed as the registered holder of Company Options from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of options on the applicable central securities register of TopCo maintained by or on behalf of TopCo (subject to the condition set out in Section 3.1(d)(i)); and

(iv)
any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Rollover Options exchanged therefor and no certificates evidencing the Rollover Options shall be required to be issued;

(e)
immediately after the steps in Sections 3.1(a) and 3.1(b):

(i)
each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested) (each an “Assumed Warrant”), will become converted into and become a warrant exercisable to receive the number of TopCo Common Shares and Company Earnout Shares allocated to such Assumed Warrants pursuant to the Allocation Schedule and having the exercise price set forth therein;

(ii)
each holder of Company Warrants will cease to have any rights as a holder of Company Warrants other than the right to receive the consideration contemplated by Section 3.1(e)(i);

(iii)
the name of each holder of Company Warrants will be removed as the registered holder of Company Warrants from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of warrants under the Supplemental Warrant Indenture on the applicable central securities register of TopCo maintained by or on behalf of TopCo (subject to the condition set out in Section 3.1(e)(i)); and
(iv)
any document previously evidencing Company Warrants will thereafter evidence and be deemed to evidence the Assumed Warrants exchanged therefor and no certificates evidencing the Assumed Warrants shall be required to be issued and the Assumed Warrants shall be governed by and be subject to the Supplemental Warrant Indenture.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).
Upon exercise of an Assumed Warrant, TopCo shall issue to the holder thereof the Company Earnout Shares allocated thereto pursuant to the Allocation Schedule; provided that (x) no Class A Earnout Shares or Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Company redeems the Class A Earnout Shares or Class B Earnout Shares pursuant to Section 3.5 or Section 3.6 of the articles of Topco, respectively (y) no Class A Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Class A Earnout Shares are converted into TopCo Common Shares pursuant to Section 3.5 of the articles of Topco and (z) no Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Class B Earnout Shares are converted into TopCo Common Shares pursuant to Section 3.6 of the articles of Topco.
3.2
Each Company Shareholder who is an Eligible Holder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such Company Shareholder is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Company Common Shares to TopCo and the receipt of the Exchange Consideration in respect thereof by: (A) notifying TopCo of its intention to make such an income tax election by completing the Letter of Transmittal accordingly; and (B) providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at TopCo’s discretion) to TopCo within 90 days following the Effective Date in accordance with the instructions provided by TopCo, duly completed with the details of the number of Company Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by TopCo and returned to such former Company Shareholder within 90 days after the receipt of the election forms (and/or equivalent information through and alternative document or platform) by TopCo (and/or its representative) for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former Company Shareholder. TopCo will not be responsible for the proper completion of any election form and, except for TopCo’s obligation to return (within 90 days after the receipt thereof) duly completed election forms which election forms (and/or equivalent information through and alternative document or platform) are received by TopCo within 90 days of the Effective Date, TopCo will not be responsible for any taxes, interest or penalties resulting from the failure by a former Company Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

ARTICLE 4
RIGHTS OF DISSENT
4.1
In connection with the Arrangement, each registered Company Shareholder (other than a Supporting Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to the Company Common Shares held by such Company Shareholder pursuant to Section 191 of the ABCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding

Section 191(5) of the ABCA, the written objection to the Company Arrangement Resolution referred to in such section of the ABCA must be received by the Company not later than 4:00 p.m. (Calgary time) on the day that is two Business Days preceding the Company Shareholders Meeting.
4.2
Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by the Company the fair value for their Company Common Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (2) shall be deemed to have transferred and assigned such Company Common Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to the Company, free and clear of all Liens, in accordance with Section 3.1(b); (3) will be entitled to be paid the fair value of such Company Common Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Common Shares.

4.3
Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement in respect of those Company Common Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from TopCo in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

4.4
In no case shall TopCo, the Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Common Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company as at the Effective Time, as provided in Section 3.1(b)(iv).

4.5
For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Common Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of the Company Arrangement Resolution at the Company Shareholders Meeting.

4.6
No Arrangement Dissent Rights shall be available to Company Optionholders, Company Warrantholders or holders of Company RSUs in connection with the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS
5.1
As soon as practicable following the Company Continuance and prior to the Effective Time, TopCo will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(a)(i), evidence of the Exchange Consideration in the book-entry form, provided that no Exchange Consideration will be deemed to be issued or delivered to any Company Shareholder unless and until such Company Shareholder shall have executed and delivered the Letter of Transmittal required by Section 3.1(a)(i). All TopCo Common Shares and Company Earnout Shares issued as part of the Exchange Consideration pursuant to Section 3.1(a)(i) shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the ABCA.

5.2
Following the deposit with the Exchange Agent of evidence of the Exchange Consideration in accordance with Section 5.1, TopCo will be fully and completely discharged from its obligation to pay the Exchange Consideration to the Company Shareholders pursuant to Section 3.1(a), and the rights of such holders will be limited to receiving, from the Exchange Agent, the TopCo Common Shares and the Company Earnout Shares to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(a)(i).
5.3
Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal and such documents, certificates and instruments contemplated by the Letter of Transmittal and such other documents and instruments as the Exchange Agent or TopCo reasonably require, that Company Shareholder will not be entitled to the Exchange Consideration, and no Exchange Consideration will be deemed to be issued or delivered to that Company Shareholder and any evidence of the Exchange Consideration to which such Company Shareholder would otherwise be entitled will, in each case, be held by the Exchange Agent as agent on behalf of and for the benefit of such Company Shareholder for issuance and delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or TopCo reasonably require, subject to the provisions of this Article 5.

5.4
Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by TopCo and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Common Shares, or in the case of Company Common Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as TopCo, the Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.5
If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

5.6
No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Article 5, each Company Common Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Common Share is entitled to receive in accordance with the Allocation Schedule.

5.7
Any portion of the aggregate Exchange Consideration or the evidence thereof that remains unclaimed by the Company Shareholders six (6) years following the Effective Time shall be delivered to TopCo or as otherwise instructed by TopCo, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

5.8
In no event will any Person be entitled to a fractional TopCo Common Share or fractional Company Earnout Share. Where the aggregate number of TopCo Common Shares or Company Earnout Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a TopCo Common Share or Company Earnout Share being issuable, the number of TopCo Common Shares and Company Earnout Shares to be received by such Person will be rounded down to the nearest whole TopCo Common Share or Company Earnout Share, as the case may be.
5.9
No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Common Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable law and to Section 6.1, at the time of such compliance, there shall, in addition to the delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX TREATMENT
6.1
From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Company Securities issued prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, SPAC, Merger Sub, TopCo, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2
Withholding.

(a)
Each of the parties to the Business Combination Agreement, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement or the Share Exchange such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Plan of Arrangement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b)
Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 6.2(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.

(c)
To the extent any Withholding Agent sells any portion of the Exchange Consideration as contemplated under Section 6.2(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such of Exchange Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Exchange Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.
6.3
Intended U.S. Tax Treatment. for U.S. federal income tax purposes, it is intended that the Share Exchange, taken together with the Merger, the issuance of TopCo Common Shares to the Lenders pursuant to the Convertible Loan and, if applicable, the PIPE Financing, constitute an integrated transaction that qualifies under Section 351(a) of the Code.

ARTICLE 7
AMENDMENTS
7.1
The Company and TopCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and TopCo, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (iv) be communicated to the Company Securityholders if and as required by the Court.

7.2
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or TopCo at any time prior to the Company Shareholders Meeting (provided that the Company or TopCo will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of the Company and TopCo (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

7.4
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by TopCo, provided that it concerns a matter which, in the reasonable opinion of TopCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES
8.1
Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, ail such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Exhibit E
Form of Continuance Resolution
CONTINUANCE RESOLUTION
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.
The continuance of Above Food Corp. (the “Corporation”) into the provincial jurisdiction of Alberta pursuant to the Business Corporations Act (Alberta) (the “ABCA”), all as more particularly described in the Circular, is hereby authorized and approved.

2.
The Corporation is hereby authorized to apply to the Director of Corporations for authorization to continue the Corporation out of the provincial jurisdiction of Saskatchewan and into the provincial jurisdiction of Alberta in accordance with Section 182 of the Business Corporations Act (Saskatchewan) (the “SBCA”).

3.
The Corporation is hereby authorized to apply to the Registrar of Corporations for the Province of Alberta for a Certificate of Continuance continuing the Corporation under the ABCA as if it had been incorporated thereunder and to file with the Registrar of Corporations for the Province of Alberta, Articles of Continuance and such other documents as may be requested in the form or forms prescribed by the ABCA.

4.
Upon the continuance of the Corporation under the ABCA, the Corporation is hereby authorized to make application to the Director of Corporations for a Certificate of Discontinuance in accordance with Section 182(7) of the SBCA.

5.
Effective upon the issuance of a Certificate of Continuance by the Registrar of Corporations for the Province of Alberta, the Articles of Continuance in the form attached as Exhibit 1 hereto, be and are hereby adopted and confirmed in substitution for the Articles of the Corporation and all amendments thereto.

6.
Effective upon the issuance of a Certificate of Continuance by the Registrar of Corporations for the Province of Alberta, and without affecting the validity of any act of the Corporation under its existing by-laws (the “Existing By-Laws”), the Existing By-Laws are hereby repealed and replaced with the new By-Law No. 1 of the Corporation, which complies with the requirements of the ABCA, the full text of which is set forth in Exhibit 2 hereto, which by-laws (“By-Law No.1”), together with such changes or amendments thereto as any director or officer of the Corporation determines appropriate, the conclusive evidence of such determination being the execution of the By-Law No. 1 by a director or officer of the Corporation.

7.
Notwithstanding that this resolution has been passed, the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the shareholders of the Corporation to abandon the application for Continuance of the Corporation out of the provincial jurisdiction of Saskatchewan without further approval, ratification or confirmation by the shareholders of the Corporation.

8.
Any one director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion.

EXHIBIT 1
ARTICLES OF CONTINUANCE

EXHIBIT 2
BY-LAW NO. 1

Schedule I
Termination Contracts
(i)   Lock-Up Agreement, dated January 19, 2021, between Above Food Corp. and JM Industrial Equipment and Process Corp.
(ii)   Lock-Up Agreement, dated January 19, 2021, between Above Food Corp. and 101063173 SASKATCHEWAN LTD.
(iii)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and 102098422 SASKATCHEWAN LTD.
(iv)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and ACV Capital Corp.
(v)   Lock-Up Agreement, dated January 19, 2021, between Above Food Corp. and Kambeitz Agri Inc.
(vi)   Lock-Up Agreement, dated January 19, 2021, between Above Food Corp. and Ashworth Farm & Ranch Ltd.
(vii)   Lock-Up Agreement, dated January 7, 2021, between Above Food Corp. and Daoyong (Tony) Yang.
(viii)   Lock-Up Agreement, dated January 19, 2021, between Above Food Corp. and Lievaart Farms.
(ix)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Lionel Kambeitz.
(x)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Market Power Trade Group Inc.
(xi)   Lock-Up Agreement, dated January 16, 2021, between Above Food Corp. and Pederson Heritage Farms.
(xii)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Hillcrest Merchant Partners Inc.
(xiii)   Lock-Up Agreement, dated January 18, 2021, between Above Food Corp. and Ashworth Ag-Co.
(xiv)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Todd Ross.
(xv)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Wayne Bernakevitch.
(xvi)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and KF Kambeitz Farms Inc.
(xvii)   Lock-Up Agreement, dated January 6, 2021, between Above Food Corp. and Tyler West.
(xviii)   Lock-Up Agreement, dated January 11, 2021, between Above Food Corp. and The Larder Inc.
(xix)   Lock-Up Agreement, dated July 13, 2021, between Above Food Corp. and Elizabeth Gallagher.
(xx)   Lock-Up Agreement, dated July 13, 2021, between Above Food Corp. and Tim Donnelly.
(xxi)   Share Purchase Agreement, dated July 13, 2021, between Wood & Water Food Inc., Above Food Corp. and The Shareholders of Wood & Water Food Inc.
(xxii)   Share Purchase Agreement, dated May 3, 2021, by and among Above Food Corp., Farmer Direct Organic Foods Ltd., North American Organic Trade Solutions Ltd. and The Current Minority Shareholders of Farmer Direct Organic Foods Ltd.
(xxiii)   Lock-up provided in that certain Share Purchase Agreement, dated May 18, 2022, by and among Above Food Corp., William Hauser and the persons listed in schedule A thereto.
(xxiv)   Lock-up provided in that certain Share Purchase Agreement, dated July 31, 2022, by and among Above Food Corp., Discover Seed Labs Ltd. and the shareholders party thereto.

Schedule II
Key Employees
(i)
Lionel Kambeitz

(ii)
Martin Williams

(iii)
Tyler West

(iv)
Jason Zhao

(v)
Donato Sferra

Annex A-2
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of March 12, 2024, is made by and among Bite Acquisition Corp., a Delaware corporation (“SPAC”), Above Food Corp., a Saskatchewan corporation (the “Company”), Above Food Ingredients Inc. (formerly known as 2510169 Alberta Inc.), an Alberta corporation and a direct, wholly owned subsidiary of the Company (“TopCo”), and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo (“Merger Sub”). SPAC, the Company, TopCo and Merger Sub are referred to herein collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 29, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.
NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Amendment to the Business Combination Agreement.
(a)   Amendments to Section 1.1.   Section 1.1 of the Business Combination Agreement is hereby amended to delete the defined terms “Earnout Shares” and “Sponsor Earnout Shares” in their entirety. The definition of “Diluted Company Shares” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:
“Diluted Company Shares” means, as of immediately prior to the Share Exchange Effective Time, the sum, without duplication, of (a) the aggregate number of all (i) issued and outstanding Company Shares, including the Company Bonus Shares, as of March 12, 2024 (ii) Company Common Shares issuable upon exercise of the Company In-The-Money Vested Options (assuming exercise on a cashless basis), (iii) Company Common Shares issuable upon settlement of the Company RSUs, (iv) Company Common Shares issuable upon exercise of the Company In-the-Money Warrants, plus (b) the aggregate number of Company Common Shares equal to (i) the ANF Purchase Consideration Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)) plus (c) the aggregate number of Company Common Shares equal to (i) the aggregate number of TopCo Common Shares issued as Convertible Loan PIK Interest Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)).
(b)   Amendments to Section 1.2.   Section 1.2 of the Business Combination Agreement is hereby amended to delete references to the defined terms “Sponsor First Tranche Earnout Shares” and “Sponsor Second Tranche Earnout Shares” in their entirety.
(c)   Amended and Restated Section 2.3(h).   Section 2.3(h) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

A-2-1

“(h)   Treatment of SPAC Common Stock.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Common Stock, each issued and outstanding share of SPAC Common Stock (other than the shares of SPAC Common Stock that will be cancelled pursuant to Section 2.3(j) and after giving effect to the SPAC Share Redemption) shall be automatically converted into and exchanged for the right to receive one (1) TopCo Common Share (the “SPAC Per Share Merger Consideration”), following which each SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each holder of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall thereafter cease to have any rights with respect to the shares of SPAC Common Stock, except as provided herein or by applicable Law. TopCo shall use commercially reasonable efforts to cause the TopCo Common Shares issued pursuant to this Section 2.3(h) to be issued in book-entry form as of the Merger Effective Time. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of SPAC Common Stock in connection with the Merger.”
(d)   Amended and Restated Section 2.8.   Section 2.8 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:
“Section 2.8   Earnout Shares.
(a)   At the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule, Section 2.6 and this Section 2.8.
(b)   From and after the Closing, a number of Company Earnout Shares shall be issued upon exercise of Assumed Warrants, converted into TopCo Common Shares and/or redeemed , as follows:
(i)   if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2025 is greater than or equal to $21,200,000 based on the audited consolidated financial statements for such period or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $12.50 per TopCo Common Share (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) (any such event, a “First Tranche Earnout Target”), then, upon the earlier First Tranche Earnout Target to occur, all of the TopCo Class A Earnout Shares shall automatically be converted into TopCo Common Shares ; provided that the TopCo Class A Earnout Shares shall convert into TopCo Common Shares only once upon the earlier occurrence of one of the First Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares under this Section 2.8(b)(i).
(ii)   if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2026 is greater than or equal to $32,900,000 based on the audited consolidated financial statements for such period, or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $15.00 per TopCo Common Share (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) (any such event, a “Second Tranche Earnout Target”), then, upon the earlier Second Tranche Earnout Target to occur, all of the TopCo Class B Earnout Shares shall automatically be converted into TopCo Common Shares ; provided that the TopCo Class B Earnout Shares shall convert into TopCo Common Shares only once upon the earlier occurrence

A-2-2

of one of the Second Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares under this Section 2.8(b)(ii).
(iii)   upon exercise of an Assumed Warrant during the Earnout Period, TopCo shall issue to the holder thereof the Company Earnout Shares allocated thereto pursuant to Section 2.5(a)(vi); provided that (x) no TopCo Class A Earnout Shares or TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Company Earnout Shares are redeemed pursuant to Section 2.8(b)(iv), (y) no TopCo Class A Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the First Tranche Earnout Target has been achieved and (z) no TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Second Tranche Earnout Target has been achieved;
(iv)   if (y) there occurs any transaction resulting in a Change of Control and the applicable valuation of the TopCo Common Shares (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) is less than the respective dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above or (z) any Company Earnout Share has not been converted into TopCo Common Shares on the last date of the Earnout Period, then each such Earnout Share shall automatically be cancelled or redeemed, without any action or consent on the part of the holders of Company Earnout Shares, and without any consideration paid to any holder of Company Earnout Shares, except in the case of TopCo Class A Earnout Shares and TopCo Class B Earnout Shares, which shall be redeemed at a price of US$0.00000000001 per TopCo Class A Earnout Share or TopCo Class B Earnout Share.
(c)   TopCo shall take such actions as are reasonably requested by any holder of Company Earnout Shares , as applicable, to evidence the issuances to or ownership by him, her or it of TopCo Common Shares pursuant to this Section 2.8, including through the provision of an updated securities registry showing such issuances (as certified by an officer of TopCo responsible for maintaining such registry or the applicable registrar or transfer agent of TopCo).
(d)   In the event TopCo shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding TopCo Common Shares into a greater or lesser number of TopCo Common Shares, then (i) any Company Earnout Shares that have not converted into TopCo Common Shares shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above shall be adjusted accordingly to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such corporate event.
(e)   During the Earnout Period, TopCo shall take all reasonable efforts for TopCo to remain listed as a public company on, and for the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares issuable in accordance with this Section 2.8) to be tradable over, the NYSE or Nasdaq, as applicable; provided, however, the foregoing shall not limit TopCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.8(b)(iv) above, TopCo shall have no further obligations pursuant to this Section 2.8(e).
(f)   Maximum Earnout Shares.   Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, the aggregate number of TopCo Common Shares issuable pursuant to this Section 2.8 on conversion of Company Earnout Shares that are issued in exchange for Company Common Shares at the Share Exchange Effective Time shall not exceed 6,114,620 TopCo Common Shares, as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions.”

A-2-3

2.   Effect of Amendment.   Except as set forth herein, all other terms and provisions of the Business Combination Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.
3.   Construction.   This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.
4.   Entire Agreement.   This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of a conflict between the terms of the Business Combination Agreement, on the one hand, and this Amendment, on the other hand, the terms of this Amendment shall prevail.
5.   Counterparts.   This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment.
[Signature Page Follows.]

A-2-4

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.
SPAC:	BITE ACQUISITION CORP.
By: /s/ Alberto Ardura González Name: Alberto Ardura González Title: Chief Executive Officer
COMPANY:	ABOVE FOOD CORP.
By: /s/ Lionel Kambeitz Name: Lionel Kambeitz Title: President
TOPCO:	ABOVE FOOD INGREDIENTS INC.
By: /s/ Lionel Kambeitz Name: Lionel Kambeitz Title: Chief Executive Officer
MERGER SUB:	ABOVE MERGER SUB, INC.
By: /s/ Lionel Kambeitz Name: Lionel Kambeitz Title: Chief Executive Officer
[Signature Page to Amendment No. 1 to Business Combination]

A-2-5

Annex B
CORPORATE ACCESS NUMBER: 2025101698
BUSINESS CORPORATIONS ACT
CERTIFICATE
OF
INCORPORATION
2510169 ALBERTA INC.
WAS INCORPORATED IN ALBERTA ON 2023/04/18.

BUSINESS CORPORATIONS ACTFORM 1
ALBERTA REGISTRIESARTICLES OF INCORPORATION

1.
NAME OF CORPORATION.

2510169   ALBERTA INC.

2.
THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

See Share Structure Schedule attached hereto.

3.
RESTRICTIONS IF ANY ON SHARE TRANSFERS.

None.

4.
NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

The Corporation shall have a minimum of One (1) and a maximum of Fifteen (15) directors.

5.
IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS, SPECIFY THESE RESTRICTIONS.

No restrictions.

6.
OTHER PROVISIONS IF ANY.

See Other Rules or Provisions Schedule attached hereto.

7.
DATE: 18th day of April, 2023

INCORPORATOR	ADDRESS	SIGNATURE
Sharagim Habibi	1600, 421 — 7th Avenue SWCalgary, Alberta T2P 4K9	/s/ Sharagim Habibi
FOR DEPARTMENTAL USE ONLY
CORPORATION ACCESS NO.	INCORPORATION DATE
2025101698	April 18, 2023

SHARE STRUCTURE SCHEDULE
REFERRED TO IN THE FOREGOING
ARTICLES OF INCORPORATION
COMMON SHARES
The Corporation is authorized to issue an unlimited number of Common shares without nominal or par value.
Subject to the rights of any other shares of the Corporation which are expressed to rank prior to the Common shares, the Common shares shall be subject to the following rights, privileges, restrictions and conditions, namely:

(a)
The holders of the Common shares shall be entitled to vote at any meeting of shareholders of the Corporation;

(b)
The holders of the Common shares shall be entitled to receive any dividend declared by the Corporation; and

(c)
The holders of the Common shares shall be entitled to receive the remaining property of the Corporation on dissolution.

OTHER RULES OR PROVISIONS SCHEDULE
REFERRED TO IN THE FOREGOING
ARTICLES OF INCORPORATION
OTHER PROVISIONS, IF ANY
The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

Articles of Incorporation
For
2510169 ALBERTA INC.
Share Structure:	SEE SHARE STRUCTURE SCHEDULE ATTACHED HERETO.
Share Transfers Restrictions:	NONE.
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	15
Business Restricted To:	NO RESTRICTIONS.
Business Restricted From:	NO RESTRICTIONS.
Other Provisions:	SEE OTHER RULES OR PROVISIONS SCHEDULE ATTACHED HERETO.
Registration Authorized By: SHARAGIM HABIBI INCORPORATOR

SHARE STRUCTURE SCHEDULE
REFERRED TO IN THE FOREGOING
ARTICLES OF INCORPORATION
COMMON SHARES
The Corporation is authorized to issue an unlimited number of Common shares without nominal or par value.
Subject to the rights of any other shares of the Corporation which are expressed to rank prior to the Common shares, the Common shares shall be subject to the following rights, privileges, restrictions and conditions, namely:

(a)
The holders of the Common shares shall be entitled to vote at any meeting of shareholders of the Corporation;

(b)
The holders of the Common shares shall be entitled to receive any dividend declared by the Corporation; and

(c)
The holders of the Common shares shall be entitled to receive the remaining property of the Corporation on dissolution.

OTHER RULES OR PROVISIONS SCHEDULE
REFERRED TO IN THE FOREGOING
ARTICLES OF INCORPORATION
OTHER PROVISIONS, IF ANY
The directors may, between annual general meetings,appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

CORPORATE ACCESS NUMBER: 2025101698
BUSINESS CORPORATIONS ACT
CERTIFICATE
OF
AMENDMENT
2510169 ALBERTA INC.
CHANGED ITS NAME TO ABOVE FOOD INGREDIENTS INC. ON 2023/05/18.

BUSINESS CORPORATIONS ACTFORM 4
ALBERTA REGISTRIES	ARTICLES OF AMENDMENT
1. NAME OF CORPORATION 2510169 ALBERTA INC.	2. CORPORATE ACCESS NO. 2025101698

3.
THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to Section 173(3) of the Business Corporations Act (Alberta), the Articles of the Corporation are hereby amended by changing the name of the Corporation from 2510169 ALBERTA INC. to:

ABOVE FOOD INGREDIENTS INC.
DATE	SIGNATURE	TITLE
May 16, 2023	/s/ Lionel Kambeitz Print Name: Lionel Kambeitz	CEO
FOR DEPARTMENTAL USE		FILED May 18, 2023

BUSINESS CORPORATIONS ACTFORM 4
ALBERTA REGISTRIES	ARTICLES OF AMENDMENT
1. Name of Corporation ABOVE FOOD INGREDIENTS INC.	2. Corporate Access No. 2025101698

3.
THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED AS FOLLOWS:

1.   In accordance with Subsection 173(1)(e) of the Business Corporations Act (Alberta)(“ABCA”), THE CLASSES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE, of the Articles of the Corporation are hereby amended as follows:

(a)
the rights, restrictions, privileges and conditions attached to the Common Shares be replaced in their entirety with the rights, restrictions, privileges as detailed in the new Share Structure Schedule attached hereto and by reference made a part hereof;

2.   In accordance with Subsection 173(1)(d) of the ABCA, THE CLASSES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE, of the Articles of the Corporation are hereby amended as follows:

(a)
the following new classes of preferred shares are hereby created, the holders of which are entitled to the rights, restrictions, privileges and conditions as contained in the new Share Structure Schedule attached hereto and by reference made a part hereof:

an unlimited number of Class A Earnout Shares; and
an unlimited number of Class B Earnout Shares.
DATE	SIGNATURE	TITLE
	Print Name: Lionel Kambeitz	CEO
FOR DEPARTMENTAL USE		FILED

SHARE STRUCTURE SCHEDULE
REFERRED TO IN THE FOREGOING
ARTICLES OF AMENDMENT
PART 1
DEFINITIONS
1.1   Definitions:

(a)
“Adjusted EBITDA” means, for the applicable measurement period, determined in a manner consistent with the Company Audited Year-End Financial Statements for the fiscal year ended January 31, 2022, earnings before interest expense, taxes, depreciation, amortization adjusted for non-recurring items in the company’s normal operations resulting from discontinued operations, extraordinary items, unusual or infrequent items, and changes resulting from changes in accounting policies/principles.

(b)
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)
“Automatic Conversion” means the automatic conversion into Common Shares of the Class A Earnout Shares and Class B Earnout Shares, as applicable, each in accordance with the terms and conditions set forth in PART 4 of these Articles.

(d)
“Automatic Conversion Date” has the meaning set forth in Section 4.3.

(e)
“Business Combination Agreement” means the business combination agreement dated April 29, 2023 between Above Food Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and Bite Acquisition Corp.

(f)
“Business Combination Agreement Earnout Shares” means the earnout shares issuable under the Business Combination Agreement.

(g)
“Change of Control” a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at more than least 50% of the combined voting power of the then outstanding securities of the Corporation.

(h)
“Class A Earnout Shares” means the Class A Earnout Shares in the capital of the Corporation.

(i)
“Class B Earnout Shares” means the Class B Earnout Shares in the capital of the Corporation.

(j)
“Common Shares” means the common shares in the capital of the Corporation.

(k)
“Company Audited Year-End Financial Statements” means the audited consolidated balance sheet of the Group Companies as of January 31, 2022 and July 31, 2020, and the related audited consolidated statements of operations, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the fiscal years ended January 31, 2022 and July 31, 2020.

(l)
“Conversion Rate” has the meaning set forth in Section 3.8.

(m)
“Corporation” means the corporation to which these articles are in respect of.

(n)
“Earnout Shares” means, collectively, the Class A Earnout Shares and Class B Earnout Shares.

(o)
“Exchange Act” means the United States Securities Exchange Act of 1934.

(p)
“Group Companies” means, collectively, the Above Food Corp., Atlantic Natural Foods, LLC and each of their respective Subsidiaries.

(q)
“holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Corporation and, in respect of shares held by joint holders, means all such joint holders.

(r)
“Liquidation Distribution” means a distribution of assets of the Corporation among its shareholders arising on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(s)
“Original Issue Date” means the date on which the first Earnout Share is issued.

(t)
“Permitted Transfer” means, in respect of a proposed Transfer by a holder of Earnout Shares:

(i)
in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiaries of which are members of the individual’s immediate family or an Affiliate of such individual, in each case for estate planning purposes;

(ii)
in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iii)
in the case of an individual, pursuant to a qualified domestic relations order;

(iv)
by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)
subject to the provisions of Section 3.7, a Transfer to the officers or directors of such holder, the members or partners of such holder, any Affiliates of such holder or any employee of such Affiliate.

(u)
“Permitted Transferee” means any transferee arising from a Permitted Transfer.

(v)
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

(w)
“Redemption Price” with respect to each Class A Earnout Share and Class B Earnout Share shall be equal to US$0.00000000001 per share.

(x)
“Redemption Time” has the meaning set forth in Section 3.4.

(y)
“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

(z)
“Trading Day” means any day on which the Trading Market is open for trading.

(aa)
“Trading Market” means, with respect to any security, the national stock exchange on which such security is trading.

(bb)
“Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

(cc)
“Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise, provided that a Permitted Transfer as contemplated in Section 1.1(t)(i) and Section 1.1(t)(v) shall be without consideration or for nominal consideration).

PART 2
COMMON SHARES
2.1   Common Shares.   The Corporation is authorized to issue an unlimited number of Common Shares without nominal or par value.
2.2   Voting.   The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.
2.3   Dividends.   Subject to the prior rights of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.
2.4   Liquidation Distribution.   In the event of any Liquidation Distribution, subject to the prior rights of the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Corporation.
PART 3
EARNOUT SHARES
3.1   Earnout Shares.   The Corporation is authorized to issue an unlimited number of Class A Earnout Shares and Class B Earnout Shares without nominal or par value.
3.2   Non-Voting.   The holders of the Earnout Shares shall not be entitled to any voting rights except as otherwise required under the Business Corporations Act (Alberta).
3.3   Dividends.   The holders of the Earnout Shares shall not be entitled to any dividends or other distributions other than a Liquidation Distribution.
3.4   Liquidation Distribution.   In the event of any Liquidation Distribution, the holders of Earnout Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Corporation to the holders of the Common Shares, and any shares ranking junior to the Earnout Shares, an amount per Earnout Share equal to the Redemption Price. After payment to the holders of the Earnout Shares of the amount so payable to them as above provided, the holders of the Earnout Shares shall not be entitled to share in any further distribution of the property or assets of the Corporation.
3.5   Redemption of Class A Earnout Shares.   Subject to Section 36(2) of the Business Corporations Act (Alberta), the Corporation shall:

(a)
at any time after a Change of Control where the applicable value of the Common Shares is less than US$12.50 per Common Share; or

(b)
at any time after the five year anniversary of the Original Issue Date;

without notice, redeem at any time the whole of the then outstanding Class A Earnout Shares on payment, in respect of each Class A Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Class A Earnout Shares shall not apply in respect of any Class A Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of PART 4).
3.6   Redemption of Class B Earnout Shares.   Subject to Section 36(2) of the Business Corporations Act (Alberta), the Corporation shall:

(a)
at any time after a Change of Control where the applicable value of the Common Shares is less than US$15.00 per Common Share; or

(b)
at any time after the five year anniversary of the Original Issue Date;

without notice, redeem at any time the whole of the then outstanding Class B Earnout Shares on payment, in respect of each Class B Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Class B Earnout Shares shall not apply in respect of any Class B Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of PART 4).
3.7   Redemption General.   Subject to Section 36(2) of the Business Corporations Act (Alberta), in the event that any holder of Earnout Shares breaches any covenant of such holder, in respect of its ownership of the Earnout Shares, such holder’s Earnout Shares shall be deemed to be immediately redeemed, without notice or formality, whereupon such holder shall cease to hold any rights in respect of such Earnout Shares and shall only be entitled to receive an amount equal to the aggregate of the Redemption Price in respect of such holder’s Earnout Shares. Any such redemption of Earnout Shares shall be immediate upon the occurrence of such breach (the “Redemption Time”), and such holder’s only rights in respect thereof shall be to receive the Redemption Price in respect of such Earnout Shares. For greater certainty, after the Redemption Time, the rights in respect of Earnout Shares of such holder shall no longer be exercisable by such holder in respect thereof. The Corporation shall thereafter deliver to such holder of Earnout Shares the Redemption Price thereon.
3.8   Limits on Transferability.   None of the Earnout Shares may be Transferred without the prior approval of the board of directors, which shall only be given if:

(a)
the board of directors is satisfied that the Transfer is a Permitted Transfer; and

(b)
the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Corporation providing such assurances as the Corporation may require relating to, among other things:

(i)
the eligibility of the Transfer as a Permitted Transfer;

(ii)
the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Earnout Shares being transferred; and

(iii)
the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Corporation in respect of (x) matters relating to the Earnout Shares and (y) the transferring holder’s ownership of the Earnout Shares.

The Corporation shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Earnout Shares without such approval. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Earnout Shares.
Notwithstanding the foregoing, any holder or proposed holder of Earnout Shares may, at such Person’s option, at any time (whether before or after the issuance of any Earnout Shares to such Person) provide an irrevocable direction and agreement (the “Direction”) in favour of the Corporation, that a proposed Transfer contemplated in Section 1.1(t)(v) shall be deemed not be a Permitted Transfer in respect of any Earnout Shares held or proposed to be held by such Person (and, for greater certainty, such Direction may (but need not) also provide that any other proposed Transfer contemplated in Section 1.1(t)(v) shall be conditional upon the proposed transferee executing an identical Direction), whereupon the Corporation shall thereafter disregard any request by such Person for a Transfer to be made pursuant to Section 1.1(t)(v) unless such request complies with such Direction.
3.9   Conversion Provisions.   Unless and until adjusted as provided for in this Section 3.9, for all conversions of Earnout Shares, each Earnout Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)
No fractional Common Shares shall be issued upon conversion of the Earnout Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Earnout Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)
If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Earnout Shares shall be similarly subdivided at the same time (failing which the Conversion Rate shall be adjusted accordingly). If the Corporation shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Earnout Shares shall be similarly consolidated at the same time (failing which the Conversion Rate shall be adjusted accordingly). In each case, the dollar values set forth in PART 4 shall be appropriately adjusted to provide the holders of the Earnout Shares the same economic effect as contemplated by these Articles prior to such event.

(c)
If the Common Shares of the Corporation shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Earnout Shares are thereafter converted into Common Shares, the holders of the Earnout Shares shall be entitled to receive the kind and amount of shares or other securities or property receivable, upon such reorganization, reclassification or other change, that would have otherwise been receivable by the holders of the number of Common Shares into which such Earnout Shares would have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)
In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Corporation and any other corporation or other entity or Person (in each case, other than a Change of Control), then in the event that any Earnout Shares are thereafter converted into Common Shares, such Earnout Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of Common Shares of the Corporation that would have otherwise been deliverable upon conversion of such Earnout Shares would have been entitled upon such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Corporation) shall be made in the application of the provisions in this Section 3.8(d) set forth with respect to the rights and interest thereafter of the holders of the Earnout Shares, to the end that the provisions set forth in this Section 3.8(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Earnout Shares.

(e)
Upon any Earnout Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Automatic Conversion Date, other than the right of the holders thereof to receive Common Shares in exchange therefor.

PART 4
AUTOMATIC CONVERSIONS OF EARNOUT SHARES
4.1   Class A Earnout Shares.   Class A Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this PART 4 and Section 3.9 on the first date that any of the following occur:

(a)
on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to US$12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions);

(b)
the Adjusted EBITDA of the Corporation for the fiscal year ending January 31, 2025 is greater than or equal to US$21,200,000 based on the audited consolidated financial statements for such period; or

(c)
there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$12.50 per Common Share (such value per share to be calculated without giving effect to the conversion of any Business Combination Agreement Earnout Shares).

4.2   Class B Earnout Shares.   Class B Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this PART 4 and Section 3.9 on the first date that any of the following occur:

(a)
on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to US$15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions)

(b)
the Adjusted EBITDA of the Corporation for the fiscal year ending January 31, 2026 is greater than or equal to US$32,900,000 based on the audited consolidated financial statements for such period; or

(c)
there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$15.00 per Common Share (such value per share to be calculated without giving effect to the conversion of any Business Combination Agreement Earnout Shares).

4.3   Automatic Conversion.   Upon the occurrence of an Automatic Conversion under the foregoing Sections, all the then issued and outstanding Earnout Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that in each case all holders of Earnout Shares being converted shall be given written notice of the occurrence of an Automatic Conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Earnout Shares being converted, if any, are either delivered to the Corporation, or its transfer agent, or the holder notifies the Corporation, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.
4.4   Effect of Automatic Conversion.   On the Automatic Conversion Date, all rights with respect to the Earnout Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Earnout Shares have been converted. Upon the automatic conversion of the applicable Earnout Shares, the holders of such Earnout Shares shall surrender the certificates representing such shares at the registered office of the Corporation or of its transfer agent. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Earnout Shares surrendered were converted on the Automatic Conversion Date. Such conversion shall be deemed to have been made upon the occurrence of the Automatic Conversion and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

Annex C
AMENDED AND RESTATED BY-LAW NO. 1
A by-law relating generally to the
transaction of the business and affairs of
ABOVE FOOD INGREDIENTS INC.
(the “Corporation”)

C-i

ARTICLE 1
INTERPRETATION

1.1
Definitions

In this By-law, any capitalized term used, but not otherwise defined, has the meaning given to that term in the Act. In addition, the following terms have the following meanings:

1.1.1
“Act” means the Business Corporations Act (Alberta) and all regulations made under that Act, as it may be amended or replaced, and any reference to a particular provision of that Act will be deemed also to be a reference to any similar provision resulting from its amendment or replacement;

1.1.2
“Annual Meeting of Shareholders” means the annual meeting of shareholders of the Corporation held as prescribed by section 132(1) of the Act;

1.1.3
“Board” means the board of directors of the Corporation;

1.1.4
“By-law” means this by-law, as amended or restated;

1.1.5
“Corporation” means Above Food Ingredients Inc.;

1.1.6
“Meeting Notice Date” means the date on which the first notice to the shareholders or first public announcement of the date of the meeting of shareholders was issued by the Corporation.

1.1.7
“Meeting of Shareholders” means an Annual Meeting of Shareholders or a Special Meeting of Shareholders;

1.1.8
“Special Meeting of Shareholders” means a meeting of the holders of any class or series of shares and a special meeting of all shareholders entitled to vote at an Annual Meeting of Shareholders; and

1.2
Articles Govern

Where any provision of this By-law conflicts with the Articles, the Articles, will govern.
ARTICLE 2
BOARD

2.1
Fixed Board and Election of Directors

Where the Articles provide for a fixed number of directors, the number to be elected to the Board will be the number set out in the Articles.

2.2
Floating Board and Election of Directors

Where the Articles provide for a minimum and maximum number of directors, the number to be elected to the Board will be the number within that minimum and maximum elected at the Annual Meeting of Shareholders.

2.3
Advance Notice of Nominations of Directors.

2.3.1
Nomination Procedures — Subject only to the Act, applicable securities law and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any Annual Meeting of Shareholders, or at any Special Meeting of Shareholders if the election of directors is a matter specified in the notice of meeting,

2.3.1.1
by or at the direction of the Board, including pursuant to a notice of meeting;

2.3.1.2
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

2.3.1.3
by any person (a “Nominating Shareholder”) who (A) at the close of business on the date of the giving of the notice provided for in this section 2.3 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and (B) complies with the notice procedures set forth below in this section 2.3.

2.3.2
Timely notice — In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this section 2.3.

2.3.3
Manner of timely notice — To be timely, a Nominating Shareholder’s notice must be given:

2.3.3.1
in the case of an Annual Meeting of Shareholders (including any Meeting of Shareholders), not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the Meeting Notice Date, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth day following the Meeting Notice Date; and

2.3.3.2
in the case of a Special Meeting of Shareholders (which is not also an Annual Meeting of Shareholders) called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth day following the Meeting Notice Date, provided that, in either case, if the Corporation uses “notice-and-access” (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) to send proxy-related materials to shareholders in respect of a meeting described above in subsection 2.3.3.1 or subsection 2.3.3.2, and the Notice Date is not less than 50 days before the date of the applicable meeting, the Nominating Shareholder’s notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

2.3.4
Proper form of notice — To be in proper written form, a Nominating Shareholder’s notice must set forth:

2.3.4.1
as to each person whom the Nominating Shareholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person for the past five years; (C) the status of the person as a resident Canadian; (D) the class or series and number of shares which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (E) full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including without limitation financial, compensation and indemnity related Arrangements, between the proposed nominee or any associate or affiliate of the proposed nominee and any Nominating Shareholder or any of its representatives; (F) whether such person is a party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor, supplier, officer, employee or other person having or involved in any contractual or fiduciary relationship with the Corporation or any affiliate thereof or any other third party which may give rise to an actual or perceived conflict of interest between the interest of the nominee and the interests of the Corporation or any affiliate thereof; and (G) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable securities laws; and

2.3.4.2
as to the Nominating Shareholder: (A) the name and record address of the Nominating Shareholder; (B) the number of securities of each class of voting securities of the

Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person or any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (C) full particulars regarding any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or to direct or to control the voting of any shares of the Corporation; (D) any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable securities laws; (E) any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the Nominating Shareholders’ interests in the Corporation; and (F) whether the Nominating Shareholder intends to deliver a proxy circular and form of proxy to any shareholders of the Corporation in connection with the election of directors.
Such notice must be accompanied by the written consent of each nominee to being named as a nominee and to serve as a director, if elected.
References to “Nominating Shareholder” in this section 2.3.4 shall be deemed to refer to each shareholder that nominates a person for election as a director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.
ARTICLE 3
MEETINGS OF DIRECTORS

3.1
First Meeting of New Board

Immediately following any Meeting of Shareholders electing directors, the Board may, without notice, hold its first meeting for any business that may come before the meeting, provided a quorum of the Board is present.

3.2
Place and Notice of Meetings

Unless the Articles otherwise provide, meetings of the Board may be held at the registered office of the Corporation or at any other place within or outside Alberta, as determined by the Board. Subject to the Act, the by-laws and any resolution of the Board, notice of the time and place of a meeting of the Board will be given to each director not less than 48 hours before the time when the meeting is to be held but if any one of the President, the Managing Director and the Chief Executive Officer considers it a matter of urgency that a meeting of the Board be convened, he or she may give notice of a meeting by electronic means, telephone or other communication facility no less than 1 day before the meeting. No notice of a meeting will be necessary if all the directors in office are present or if those absent waive notice of that meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Subject to the Act, a notice of a meeting of the Board need not specify the purpose of or the business to be transacted at the meeting.

3.3
Meeting by Electronic Means, etc.

If all the directors of the Corporation consent, a meeting of the Board or of a committee of the Board may be held by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a director participating in a meeting by those means is deemed to be present at that meeting.

3.4
Quorum

Subject to the Articles, a majority of the number of directors of the Corporation in office at the time the meeting is held constitutes a quorum at any meeting of the Board.

3.5
Chair of a Meeting

The chair of any meeting of the Board will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director, and who is present at the meeting:

3.5.1
the Chairperson of the Board;

3.5.2
the Chief Executive Officer;

3.5.3
the President; and

3.5.4
a Vice-President.

If all those officers are absent, or unable or unwilling to act, the directors present at the meeting will choose one of their number to be chair of the meeting.

3.6
Votes to Govern

Unless otherwise required by the Act or the Articles, at all meetings of the Board, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

3.7
Action by Sole Director

Where the Corporation has only one director, where action may be or is required to be taken by the Board or any two directors or any director acting together with any officer, that action may be taken by the sole director of the Corporation.
ARTICLE 4
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

4.1
Indemnity

4.1.1
Subject to the Act, the Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if:

4.1.1.1
the director or officer acted honestly and in good faith with a view to the best interests of the Corporation; and

4.1.1.2
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

4.1.2
The right to indemnity provided in this Section 4.1 will include the right to the advance of moneys from the Corporation for the costs, charges and expenses of a proceeding referred to in Section 4.1.1, which moneys must be repaid by the person to whom they were advanced unless he or she:

4.1.2.1
was substantially successful on the merits in the person’s defence of the action or proceeding;

4.1.2.2
fulfils the conditions set out in Section 4.1.1; and

4.1.2.3
is fairly and reasonably entitled to indemnity.

4.1.3
The Corporation will also indemnify the persons listed in Section 4.1.1 in any other circumstances that the Act permits or requires. Nothing in this By-law will limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

ARTICLE 5
MEETINGS OF SHAREHOLDERS

5.1
Place of Meetings

Subject to the Act and the Articles, Meetings of Shareholders will be held within our outside Alberta, at the place, on the dates and at the times as determined by the Board.

5.2
Meeting by Electronic Means, etc.

Any person entitled to attend a Meeting of Shareholders may participate in the Meeting of Shareholders, in accordance with the Act, by electronic means, telephone or other communication facilities that permit all participants to hear or otherwise communicate with each other during the meeting. A person participating in a Meeting of Shareholders by those means is deemed, for the purposes of the Act, to be present at the meeting. In addition, if the Board or the shareholders of the Corporation call a Meeting of Shareholders under the Act, the Board or shareholders, as the case may be, may determine that the meeting will be held, in accordance with the Act, entirely by electronic means, telephone or other communication facility that permits all participants to hear or otherwise communicate adequately with each other during the meeting.

5.3
Notice of Meetings

Notice of the time and place of each Meeting of Shareholders will be given, not less than 21 days and not more than 50 days before the date of the meeting, to each director, to the auditor of the Corporation, and to each shareholder who is entitled to vote at the meeting. Notice of a Meeting of Shareholders called for any business other than consideration of the financial statements and auditor’s report, fixing the number of directors for the following year, election of directors and reappointment of the incumbent auditor, will state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and will state the text of any special resolution or by-law to be submitted to the meeting. A shareholder and any other person entitled to attend a Meeting of Shareholders may, in any manner and at any time, waive notice of a Meeting of Shareholders.

5.4
Chair of a Meeting, Secretary and Scrutineers

The chair of any Meeting of Shareholders will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director, and who is present at the meeting:

5.4.1
the Chairperson of the Board;

5.4.2
the Chief Executive Officer;

5.4.3
the President; and

5.4.4
a Vice-President.

If none of those officers is present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote at the meeting will choose a person from their number to be chair of the meeting. The Secretary of the Corporation will be secretary of any Meeting of Shareholders, but if the Secretary of the Corporation is not present, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair of the meeting with the consent of the shareholders and persons present and entitled to vote at the meeting.

5.5
Quorum

In the event the Corporation has fewer than 15 shareholders of the Corporation, two or more joint holders being counted as one shareholder, then shareholders holding a majority of the shares of the Corporation entitled to vote at that meeting being present in person or represented by proxy at the meeting shall constitute quorum for that meeting. In the event the Corporation has 15 or more shareholders of the

Corporation, two or more joint holders being counted as one shareholder, then Shareholders holding not less than twenty five (25%) percent of the shares of the Corporation entitled to vote at that meeting being present in person or represented by proxy at the meeting shall constitute quorum for that meeting. If a quorum is present at the opening of a Meeting of Shareholders, the shareholders present or represented may proceed with the business of the meeting, even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a Meeting of Shareholders, or within any reasonable time following that time as the shareholders present or represented may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place not less than seven days later but may not transact any other business. At that adjourned meeting the holders of shares carrying voting rights who are present or represented will constitute a quorum (whether or not they hold a majority of the shares entitled to vote at the adjourned meeting or twenty five (25%) percent of the issued shares of the Corporation entitled to vote at that meeting, as applicable) and may transact the business for which the meeting was originally called, even if this quorum is not present throughout the meeting.

5.6
Votes to Govern

Unless otherwise required by the Act or the Articles, at all Meetings of Shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

5.7
Right to Vote

Unless the Articles otherwise provide, each share of the Corporation entitles its holder to one vote at a Meeting of Shareholders. Subject to the exceptions provided under the Act, a holder of a fractional share is not entitled to exercise voting rights in respect of the fractional share.

5.8
Manner of Voting

5.8.1
Voting at a Meeting of Shareholders will be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting. Even if a vote has already been taken by a show of hands, any shareholder or proxyholder entitled to vote at the meeting on that matter may require a ballot on that matter and the subsequent ballot result will be the decision of the shareholders with respect to that matter.

5.8.2
Where no ballot is demanded or required following a vote by a show of hands upon a question, a declaration by the chair of the meeting that the vote upon the question has been carried, carried by a particular majority or not carried, and an entry to that effect in the minutes of the meeting, will be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of that question, and the result of the vote taken will be the decision of the shareholders with respect to that question.

5.8.3
A ballot, if demanded or required, will be taken in the manner the chair of the meeting directs. A demand or requirement for a ballot may be withdrawn at any time before the taking of the ballot. If a ballot is taken, each person present will be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot will be the decision of the shareholders with respect to that question.

5.8.4
If a Meeting of Shareholders is held by electronic means or telephone or other communication facility, then any person participating in, and entitled to vote at, that meeting may vote, in accordance with the Act, by electronic means or telephone or other communication facility that the Corporation has made available for that purpose. Any vote at a Meeting of Shareholders may be held in accordance with the Act entirely by electronic means or telephone or other communication facility if the Corporation makes available that communication facility.

ARTICLE 6
MISCELLANEOUS

6.1
Repeal

By-law No. 1 of the Corporation is repealed. The repeal of By-law No. 1 will not affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under it or the validity of any contract or agreement made under it. All resolutions of the shareholders, the Board or committees of the Board with continuing effect passed under repealed By-law No. 1 will continue in effect except to the extent inconsistent with this By-law.
ENACTED by the directors of the Corporation under the Act.
CONFIRMED by all the shareholders of the Corporation entitled to vote under the Act.
DATED                 , 2023.

Lionel Kambeitz, CEO

Annex D
***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND/OR (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
SHAREHOLDER SUPPORT AGREEMENT
This Shareholder Support Agreement (this “Agreement”), dated as of April 29, 2023, is entered into by and among Bite Acquisition Corp., a Delaware corporation (“SPAC”), Above Food Corp., a corporation organized under the laws of the Province of Saskatchewan, Canada (the “Company”), and certain of the shareholders of the Company whose names appear on the signature pages of this Agreement (collectively, the “Shareholders” and, each, a “Shareholder”). SPAC, the Company and the Shareholders are each referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, 2510169 Alberta Inc., an Alberta corporation and a direct, wholly owned subsidiary of the Company (“TopCo”), Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo (“Merger Sub”), and the Company have entered into a Business Combination Agreement (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (i) the Company will continue from the laws of Saskatchewan to a corporation continued under the laws of the Province of Alberta (the “Continuance”), (ii) pursuant to the Share Exchange, the Company Shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo Common Shares, whereby the Company will become a direct, wholly owned subsidiary of TopCo, and (iii) Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation after the Merger, as a result of which SPAC will become a direct, wholly owned subsidiary of TopCo;
WHEREAS, as of the date hereof, each Shareholder is the legal owner or beneficially owns or controls (as such term is defined in the Securities Act (Saskatchewan)) or would be considered to be, if a Shareholder held its shares in the United States, a “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (“Ownership”) of, and is entitled to dispose of and vote, the number of common shares of the Company (the “Company Common Shares”, which term shall include any securities of the Company issued in exchange for common shares of the Company in connection with the Continuance) set forth opposite such Shareholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares,” and together with (i) any additional Company Common Shares (and any securities convertible into or exercisable or exchangeable for Company Common Shares) in which such Shareholder acquires Ownership after the date hereof, including by purchase, as a result of a stock dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, (ii) any securities of the Company issued in exchange for the Owned Shares in connection with the Continuance, (iii) any additional Company Common Shares with respect to which such Shareholder has the right to vote through a proxy and (iv) any additional securities of the Company convertible into Company Common Shares with respect to which such Shareholder has the right to vote in connection with the Continuance or the Plan of Arrangement, the “Additional Shares” and together with the Owned Shares, the “Covered Shares”);
WHEREAS, there are no preferred shares of the Company issued and outstanding as of the date of this Agreement; and
WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, the Company and the Shareholders are entering into this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company and each Shareholder hereby agree as follows:
1.   Agreement to Vote.   Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, each Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of such Shareholder’s Covered Shares, to validly execute and deliver to the Company on (or effective as of) the third (3rd) Business Day following the date any management information circular is disseminated to the Company’s shareholders in connection with the transactions contemplated under the Business Combination Agreement, a written consent in respect of all of such Shareholder’s Covered Shares approving the Continuance, the Plan of Arrangement, entry into the Business Combination Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company for consummation of the Continuance, the Plan of Arrangement and the other transactions contemplated by the Business Combination Agreement. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), each Shareholder, in his, her or its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of the Company (whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of the Company, such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:
(a)   when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder) in favor of the Continuance, the Plan of Arrangement, the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Continuance, the Plan of Arrangement and the other transactions contemplated by the Business Combination Agreement;
(c)   in any other circumstances upon which a consent or other approval is required under the Company’s articles of incorporation, bylaws or other constating documents (collectively, the “Company’s Governing Documents”), the Business Corporations Act (Alberta) (“ABCA”), the Business Corporations Act (Saskatchewan) (“SBCA”) or otherwise sought with respect to the Business Combination Agreement or the other transactions contemplated by the Business Combination Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Covered Shares held at such time in favor thereof; and
(d)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares against (i) any proposal other than as set out in the Business Combination Agreement or which is required to give effects to the transactions contemplated in the Business Combination Agreement, (ii) any amendment to the Company’s Governing Documents (other than as provided for in the Business Combination Agreement and which may be necessary in respect of form as a result of the Continuance) and any other action, in each case, that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Plan of Arrangement or any of the other transactions contemplated by the Business Combination Agreement, (y) result in any condition to the consummation of the transactions set forth in Article IX (Conditions to Obligations) of the Business Combination Agreement not being fulfilled, or (z) result in a breach of any covenant, representation or warranty, or other obligation or agreement of such Shareholder contained in this Agreement and (iii) any other action, agreement or transaction that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the

Business Combination Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Business Combination Agreement from being consummated.
The obligations of each Shareholder specified in this Section 1 shall apply whether or not the Continuance, the Plan of Arrangement or any action described above is recommended by the Company Board, or the Company Board has previously recommended the Continuance or the Plan of Arrangement but changed such recommendation.
For the avoidance of doubt, except as explicitly set forth in this Section 1, nothing in this Agreement shall limit the right of any Shareholder to vote in favor of, against or abstain with respect to any other matters presented to the shareholders of the Company. Nothing in this Agreement shall obligate any Shareholder to exercise any option or any other right to acquire any Company Common Shares.
2.   No Inconsistent Agreements.   Each Shareholder hereby covenants and agrees that such Shareholder shall not (a) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.   Termination.   This Agreement shall terminate upon the earliest of (a) the Share Exchange Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of the Company, SPAC, and the applicable Shareholder (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the earlier of (i) the Closing and (ii) the termination of this Agreement; provided, that the provisions set forth in Sections 12 through 23 shall survive the termination of this Agreement. The termination of this Agreement shall not prevent a Party from seeking any remedies (at law or in equity) against any other Party or relieve such Party from liability for such Party’s intentional and material breach of any terms of this Agreement.
4.   Dissenters’ Rights.   Each Shareholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent or right of appraisal or any similar provision under applicable Law (including pursuant to the ABCA or the SBCA) in connection with the Continuance, the Plan of Arrangement and the other transactions as contemplated by the Business Combination Agreement; provided, however, that such Shareholder shall not be prohibited from exercising or attempting to exercise any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement on the part of either SPAC or the Company that results or would reasonably be expected to result in a material harm to such Shareholder. Each Shareholder agrees that such Shareholder will not bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, proceeding, order or other application, at law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin, impair or delay the valid operation of any provision of this Agreement, the Continuance, the Plan of Arrangement or the Business Combination Agreement or the consideration and approval thereof by the shareholders of the Company, the board of directors of the Company or the governing bodies of any of the Subsidiaries of the Company; provided, however, that such Shareholder shall not be prohibited from bringing, commencing, instituting, maintaining, prosecuting or voluntarily aiding in any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement on the part of either SPAC or the Company that results or would reasonably be expected to result in a material harm to such Shareholder.
5.   Representations and Warranties of the Shareholders.   Each Shareholder hereby represents and warrants (severally and not jointly as to itself only) as of the date hereof to SPAC as follows:
(a)   Such Shareholder is the registered owner or beneficial owner (within the meaning of the Securities Act (Saskatchewan)) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Shareholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company)). Other than the Owned Shares set forth opposite such Shareholder’s name on Schedule 1, such Shareholder does not legally own or beneficially hold any Company Common Shares or any interest therein.
(b)   Such Shareholder in each case except as provided in this Agreement or the Company’s Governing Documents, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any shareholders’ agreement, voting agreement, voting trust, pooling agreement or similar agreement, understanding or arrangement, or any right or privilege (by Law or contract) capable of becoming any of the foregoing, in each case, and has no knowledge and is not aware of any such foregoing agreement or arrangement in effect with respect to any of such Shareholder’s Covered Shares, in each case, that are inconsistent with, or would interfere with, or prohibit or prevent such Shareholder from satisfying its obligations pursuant to, this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.
(c)    Such Shareholder affirms that (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Shareholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under applicable law, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby, the Plan of Arrangement or the other transactions contemplated by the Business Combination Agreement.
(e)   The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby, the Plan of Arrangement or the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Shareholder is subject, or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Plan of Arrangement or the other transactions contemplated by the Business Combination Agreement.

(f)   There is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that, (i) in any manner, questions the beneficial or record ownership of such Shareholder’s Covered Shares or the validity of this Agreement, or (ii) before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.
(g)   Such Shareholder has received a copy of and reviewed the Business Combination Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors. Such Shareholder is a sophisticated Shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Business Combination Agreement and has independently and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that (i) SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and (ii) the agreements contained herein with respect to the Covered Shares held by such Shareholder are irrevocable.
(h)   Such Shareholder understands and acknowledges that SPAC is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.
(i)   No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or could be liable in connection with the Business Combination Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Shareholder in his, her or its capacity as a Shareholder or, to the knowledge of such Shareholder, on behalf of such Shareholder in his, her or its capacity as a Shareholder of the Company.
6.   Certain Covenants of the Shareholders.   Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees as follows:
(a)   No Solicitation.   Subject to Section 8 hereof, prior to the Termination Date, such Shareholder shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction or afford to any Person access to the business, properties, assets or personnel of any Group Company or any of their respective Subsidiaries in connection with a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction. Such Shareholder also agrees that immediately following the execution of this Agreement such Shareholder shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or a Specified Other Transaction. Such Shareholder shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request).

Such Shareholder shall promptly (and in any event within twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction (in each case, including any material changes thereto).
Notwithstanding anything in this Agreement to the contrary, (i) such Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 8.6 (Business Combination Proposal, Acquisition Proposals and Specified Other Transactions) of the Business Combination Agreement shall not be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, such Shareholder or his, her or its Representatives shall remain responsible for any breach by such Shareholder or his, her or its Representatives of this Section 6(a)).
(b)   No Transfer.   Each Shareholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Business Combination Agreement), (i) directly or indirectly, (A) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), (B) enter into any Contract, option, or other arrangement or undertaking with respect to the Transfer of, or (C) deposit into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is materially inconsistent with this Agreement with respect to such Shareholder’s obligations under Section 1, hereto any of such Shareholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (A), (B), or (C), or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, or (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, or (ii) in the case of an entity, to an Affiliate of such Person; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such permitted transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 6(b) shall be null and void.
(c)   Closing Date Deliverables.   Each Shareholder agrees that, on the Closing Date, such Shareholder shall deliver to TopCo, SPAC and the Company a duly executed copy of the (i) Lock-Up Agreement and (ii) Registration Rights Agreement.
(d)   Each Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
7.   Appointed Representative.   Each Shareholder appoints the Company as its or their representative (the “Appointed Representative”) as its true and lawful attorney in fact, with full power and authority in its name and on its behalf to:
(a)   act in the absolute discretion of the Appointed Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment of, or supplement to, this Agreement, any waiver of any condition under, or right arising out of, this Agreement, and any termination of this Agreement;
(b)   in general, do all things and to perform all acts, including negotiating, executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable to complete the transactions contemplated by, this Agreement;

(c)   vote the Covered Shares as contemplated in Section 1 hereof; and
(d)   perform its duties and fulfill the obligations of such Shareholder under this Agreement.
The appointment of the Appointed Representative shall be effective as of the date hereunder, and will terminate immediately on the Termination Date. The Appointed Representative shall not be liable for any act done or omitted hereunder as Appointed Representative while acting in good faith and in the exercise of reasonable judgment. Each Shareholder shall severally in equal proportion indemnify the Appointed Representative and hold the Appointed Representative harmless against any loss or expense incurred without negligence or bad faith on the part of the Appointed Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.
8.   Further Assurances.   From time to time, at SPAC’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Business Combination Agreement and this Agreement. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.
9.   Disclosure.   Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any information circular prepared by Company in respect of approval of the Business Combination Agreement and transactions related thereto, or announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder agrees to promptly give to the Company and SPAC any information as they may reasonably require for the preparation of any such disclosure documents. Each Shareholder hereby agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such written information has become false or misleading in any material respect.
10.   Changes in Company Common Shares.   In the event (a) of a share split, stock dividend or distribution, or any change in Company Common Shares by reason of any share split, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Company Common Shares, or (c) a Shareholder acquires the right to vote or share in the voting of any Company Common Shares, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
11.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a duly authorized agreement in writing signed by SPAC, the Company and the applicable Shareholder. Any purported amendment by any Party or Parties effected in a manner that does not comply with this Section 11 shall be null and void, ab initio.
12.   Waiver.   No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.
13.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail or Canada Post having been sent by registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 13):
If to the Shareholder:
to the address or email address set forth opposite such Shareholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Ryan J. Lynch

Email:
ryan.maierson@lw.com
ryan.lynch@lw.com

If to SPAC, to it at:
Bite Acquisition Corp.
30 West Street, No. 28F
New York, New York 10004
Attention:
Alberto Ardura

Email:
alberto@biteacquisitioncorp.com

with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:
Michael Helsel
Jason Simon

Email:
helselm@gtlaw.com
jason.simon@gtlaw.com

If to the Company:
Above Food Corp.
001-2305 Victoria Avenue
Regina, Saskatchewan S4P 0S7, Canada
Attention:
Lionel Kambeitz

E-mail:
lionel@abovefood.com

with a copy to (which will not constitute notice):
Michelle Westerman
E-mail: michelle@abovefood.com
And to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Ryan J. Lynch

Email:
ryan.maierson@lw.com
ryan.lynch@lw.com

And to:
Gowling WLG (Canada) LLP
1600, 421 7th Avenue SW,
Calgary, Alberta, T2P 4K9, Canada
Attention:
Sharagim Habibi

Email:
Sharagim.Habibi@gowlingwlg.com

14.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the respective Shareholders, and SPAC shall have no authority to direct any Shareholder in the voting or disposition of any of such Shareholder’s Covered Shares, except as otherwise provided herein.
15.   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
16.   No Third-Party Beneficiaries.   Each Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties; provided, that the Company shall be an express third party beneficiary with respect to Section 5 and Section 6(b).
17.   Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the laws of the Provinces of Alberta or Saskatchewan and the federal laws of Canada applicable therein, including the provisions related to any information circular sent by the Company to the Shareholders, meeting of the Company’s Shareholders and the Plan of Arrangement.
(b)   All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any Party, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 17(b) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13 shall be effective service of process for any such Action, claim, demand, action or cause of action.
(c)   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS SPONSOR AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(c).
18.   Assignment; Successors.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law), in whole or in part, without the prior written consent of the Parties. Any such assignment without such consent shall be null and void.
19.   Enforcement.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the Parties, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that immediate and irreparable harm or damage may occur for which money damage would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which any Party is entitled to at law or in equity, the Parties shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity, in each case, (a) without necessity of posting a bond or other form of security, and (b) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no Party shall allege, and each Party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law, or (ii) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.
20.   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
21.   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
22.   Capacity as a Shareholder or Proxy Holder.   Notwithstanding anything herein to the contrary, each Shareholder or proxy holder signs this Agreement solely in such Shareholder’s or proxy holder’s capacity as a shareholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of such Shareholder, proxy holder or any Affiliate, employee or designee of such Shareholder or proxy holder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Shareholder that is also a Party and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.
23.   Termination of Certain Agreements.   Each Shareholder, by this Agreement with respect to its Covered Shares, severally and not jointly, hereby agrees to terminate or cause to be terminated in accordance with their respective terms, subject to the Closing and effective as of the Share Exchange Effective Time, the Termination Contracts (as defined in the Business Combination Agreement), if applicable to such Shareholder, and (a) any voting trust agreements, (b) any management rights or side letters between the Company and such Shareholder, and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to shareholders of the Company between such Shareholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Shareholder may have that relate to any commercial or employment agreements or arrangements between such Shareholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their respective terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Shareholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their respective terms.
24.   Miscellaneous.   Section 1.3 (Construction) and Section 12.1 (Trust Account Waiver) of the Business Combination Agreement are hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
BITE ACQUISITION CORP.
By:
/s/ Alberto Ardura González

Name:
Alberto Ardura González

Title:
Chief Executive Officer

ABOVE FOOD CORP.
By:
/s/ Lionel Kambeitz

Name:
Lionel Kambeitz

Title:
President

By:
/s/ Wayne Bernakevitch

Name:
Wayne Bernakevitch

Title:
Director

SHAREHOLDERS:
/s/ Lionel Kambeitz

FOR: 102098422 Saskatchewan Ltd.
Director: Lionel Kambeitz
Common Shares: 1,689,040
/s/ Donato Sferra

FOR: ACV Capital Corp.
Director: Donato Sferra
Common Shares: 7,363,410
/s/ Donato Sferra

FOR: Hillcrest Merchant Partners Inc.
Director: Donato Sferra
Common Shares: 1,611,530
/s/ Jordan Kambeitz

FOR: Kambeitz Agri Inc.
Director: Jordan Kambeitz
Common Shares: 12,950,000
/s/ Jordan Kambeitz

FOR: KF Kambeitz Farms Inc.
Director: Jordan Kambeitz
Common Shares: 250,000
[Signature Page to Shareholder Support Agreement]

/s/ Lionel Kambeitz

Lionel Kambeitz
Common Shares: 5,674,370
/s/ Tyler West

FOR: Market Power Trade Group Inc.
Director: Tyler West
Common Shares: 1,611,530
/s/ Martin Williams

FOR: The Larder Inc.
Director: Martin Williams
Common Shares: 135,120
/s/ Tyler West

Tyler West
Common Shares: 9,549,989
/s/ Wayne Bernakevitch

Wayne Bernakevitch
Common Shares: 300,000
/s/ Tim Donnely

Tim Donnely
Common Shares: 800,005
/s/ Gary Drummond

FOR: DCG Investments Inc.
Director: Gary Drummond
Common Shares: 1,750,000
/s/ Daoyong (Tony) Yang

Daoyong (Tony) Yang
Common Shares: 300,000
/s/ Jason Maher

FOR: JM Industrial Equipment and Process Corp.
Director: Jason Maher
Common Shares: 1,149,991
[Signature Page to Shareholder Support Agreement]

/s/ Reg Gross

Reg Gross
Common Shares: 1,235,000
/s/ Reg Gross

FOR: G-5 Management Ltd.
Director: Reg Gross
Common Shares: 2,015,000
/s/ Jillian Leo

Jillian Leo
Common Shares: 107,511
/s/ Aaron Henderson

FOR: CPG Equity Arizona
Name & Title: Aaron Henderson
Common Shares: 110,969
/s/ Shirley Baraniski

FOR: CPG Equity Arizona
Name & Title: Shirley Baraniski
Common Shares: 125,522
/s/ Jason Danielson

Jason Danielson
Common Shares: 109,817
/s/ Jana Danielson

Jana Danielson
Common Shares: 109,817
/s/ Sandy Junek

Sandy Junek
Common Shares: 78,437
/s/ Amanda Junek

Amanda Junek
Common Shares: 78,437
[Signature Page to Shareholder Support Agreement]

/s/ Michael Marshall

Michael Marshall
Common Shares: 947,942
/s/ Justin Perrault

Justin Perrault
Common Shares: 49,893
/s/ William Hauser

FOR: The Production Board LLC
Name & Title: William Hauser
Common Shares: 1,181,570
/s/ Todd Ross

Todd Ross
Common Shares: 900,000
/s/ Dave Fielding

Treasure Island Management
Name & Title: Dave Fielding, President
Common Shares: 1,250,000
[Signature Page to Shareholder Support Agreement]

Schedule 1
List of Shareholders
Shareholder Name	Shareholder Address	Number of Company Common Shares Owned
102098422 Saskatchewan Ltd.	[***]	1,689,040
ACV Capital Corp.	[***]	7,363,410
Hillcrest Merchant Partners Inc.	[***]	1,611,530
Kambeitz Agri Inc.	[***]	12,950,000
KF Kambeitz Farms Inc.	[***]	250,000
Lionel Kambeitz	[***]	5,674,370
Market Power Trade Group Inc.	[***]	1,611,530
The Larder Inc.	[***]	135,120
Tyler West	[***]	9,549,989
Wayne Bernakevitch	[***]	300,000
Tim Donnely	[***]	800,005
DCG Investments Inc.	[***]	1,750,000
Daoyong (Tong) Yang	[***]	300,000
JM Industrial Equipment and Process Corp.	[***]	1,149,991
Reg Gross	[***]	1,235,000
G-5 Management Ltd.	[***]	2,015,000
Jillian Leo	[***]	107,511
CPG Equity Arizona	[***]	110,969
Kalbray Ventures Ltd.	[***]	125,522
Jason Danielson	[***]	109,817
Jana Danielson	[***]	109,817
Sandy Junek	[***]	78,437
Amanda Junek	[***]	78,437
Michael Marshall	[***]	947,942
Justin Perrault	[***]	49,893
The Production Board LLC	[***]	1,181,570
Todd Ross	[***]	900,000
Treasure Island Management Ltd.	[***]	1,250,000

Annex E
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Agreement”) is dated as of April 22, 2023, by and among Smart Dine, LLC, a Delaware limited liability company (“Sponsor”), Bite Acquisition Corp., a Delaware corporation (“SPAC”), and Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (the “Company”). Sponsor, SPAC and the Company are each referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of SPAC Common Stock and SPAC Warrants, in each case as set forth on Exhibit A hereto (collectively, the “Subject Securities”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, 2510169 Alberta Inc., an Alberta corporation and a direct, wholly owned subsidiary of the Company (“TopCo”), Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo (“Merger Sub”), and the Company have entered into a Business Combination Agreement (as may be amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (i) the Company will continue from the laws of Saskatchewan to a corporation continued under the laws of the Province of Alberta (the “Continuance”); (ii) pursuant to the Share Exchange, the Company Shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo Common Shares, whereby the Company will become a direct, wholly owned subsidiary of TopCo, and (iii) Merger Sub shall merge with and into SPAC (the “Merger”, and together with the Continuance, the Share Exchange and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with SPAC continuing as the surviving corporation after the Merger, as a result of which SPAC will become a direct, wholly owned subsidiary of TopCo; and
WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the Transactions, the Parties desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE 1
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1.   Binding Effect of Business Combination Agreement.   Sponsor hereby acknowledges that Sponsor has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with Sponsor’s tax and legal advisors. Sponsor shall be bound by and comply with Section 12.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.
Section 1.2.   New Shares.   Sponsor hereby acknowledges and agrees that, in the event that after the date of this Agreement, (a) any shares of SPAC Capital Stock, SPAC Warrants or other equity securities of SPAC are issued to Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, exchange or any similar event affecting the SPAC Capital Stock or SPAC Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of SPAC Capital Stock, SPAC Warrants or other equity securities of SPAC or (c) Sponsor acquires the right to vote or share in the voting of any shares of SPAC Capital Stock or other equity securities of SPAC after the date of this Agreement (such shares of SPAC Capital Stock, SPAC Warrants or other equity securities of

SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.
Section 1.3.   Closing Date Deliverables.   Sponsor agrees that, on the Closing Date, Sponsor shall deliver to TopCo, SPAC and the Company a duly executed copy of the (i) Lock-Up Agreement and (ii) Registration Rights Agreement.
Section 1.4.   Sponsor Agreements.
(a)   Sponsor agrees that, at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of SPAC Common Stock to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its shares of SPAC Common Stock:
(i)   in favor of the Business Combination Agreement and each Transaction Proposal and each other proposal related to the Transactions included on the agenda for the special meeting of stockholders relating to the Transactions;
(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii)   against any business combination agreement (other than the Business Combination Agreement) or merger, consolidation, combination, sale of substantial assets, amalgamation, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (in each case, other than in connection with the Transactions or pursuant to the Business Combination Agreement or the Ancillary Agreements);
(iv)   against any change in the business or management of SPAC or the SPAC Board (in each case, other than in connection with the Transactions or pursuant to the Business Combination Agreement or the Ancillary Agreements) (A) that could reasonably be expected to impede, interfere with, postpone, delay or impair the ability of SPAC to consummate any of the Transactions, or (B) which are in competition with or materially inconsistent with the consummation of the Business Combination Agreement, the Ancillary Agreements or the Transactions; and
(v)   against any proposal, action, transaction or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in any of the conditions set forth in Article IX (Conditions to Obligations) of the Business Combination Agreement not being fulfilled, (D) reasonably be expected to result in the failure of the Transactions to be consummated, or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.
Sponsor hereby agrees that Sponsor shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Except as set forth herein, Sponsor hereby covenants and agrees to comply with, and fully perform Sponsor’s obligations, covenants and agreements set forth in that certain letter agreement, dated as of February 11, 2021, by and among SPAC, Sponsor and certain of SPAC’s other current and former officers and directors (the “Insider Letter”).
(c)   Sponsor hereby covenants and agrees that Sponsor will not redeem any Subject Securities in connection with the Transactions.
(d)   Sponsor hereby covenants and agrees that, during the period commencing on the date hereof and ending on the earlier of the Merger Effective Time and the termination of the Business Combination Agreement pursuant to Section 11.1 (Termination) thereof, without the prior written consent of the

Company, Sponsor shall not modify or amend any Contract listed on Schedule I hereto (which consent shall not be unreasonably withheld, conditioned or delayed so long as such modification or amendment is in connection with or relates to the transactions contemplated by the Business Combination Agreement or an Ancillary Agreement).
(e)   Sponsor hereby acknowledges and agrees that the obligations of Sponsor specified in this Section 1.04 shall apply whether or not the Transactions or any action described above is recommended by the SPAC Board.
Section 1.5.   Further Assurances.   Sponsor hereby covenants and agrees to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth therein and herein.
Section 1.6.    No Inconsistent Agreement.   Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.
Section 1.7.   Insider Letter.   Neither Sponsor nor SPAC shall amend, terminate or otherwise modify the Insider Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed so long as such modification or amendment is in connection with and in furtherance of the transactions contemplated by the Business Combination Agreement or an Ancillary Agreement).
Section 1.8.   Escrow Agreement.   Neither Sponsor nor SPAC shall amend, terminate or otherwise modify the Escrow Agreement without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed so long as such modification or amendment is in connection with and in furtherance of the transactions contemplated by the Business Combination Agreement or an Ancillary Agreement).
Section 1.9.   No Transfer.
(a)   Sponsor hereby represents and covenants that, during the period commencing on the date hereof and ending on the earliest of (i) the Merger Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, and (iii) the liquidation of SPAC, Sponsor shall not, without the prior written consent of the Company, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any SPAC Capital Stock, SPAC Warrants or other equity interests of SPAC owned by Sponsor, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any SPAC Capital Stock, SPAC Warrants or other equity interests of SPAC owned by Sponsor, or (C) take any action in furtherance of or announce any intention to, in each case, effect any transaction specified in clause (A) or (B) (each of clause (A), (B) and (C), a “Transfer”). Sponsor hereby covenants and agrees not to, directly or indirectly, deposit any of the Subject Securities in a voting trust, enter into a voting trust or subject any of the Subject Securities to any arrangement with respect to the voting of such Subject Securities other than this Agreement.
(b)   Notwithstanding the foregoing, nothing herein shall prohibit a Transfer (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, or (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, or (ii) in the case of an entity, to an Affiliate of such Person; provided, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such permitted transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 1.09 shall be null and void ab initio.

Section 1.10.   No Solicitation.   Sponsor hereby covenants and agrees that, during the period commencing on the date hereof and ending on upon the termination of this Agreement in accordance with Section 3.01, Sponsor shall not, and shall cause Sponsor’s Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. Sponsor hereby covenants and agrees that Sponsor shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. Sponsor shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, a Business Combination Proposal, which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). Sponsor shall promptly (and in any event within twenty-four (24) hours) keep the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or a Business Combination Proposal, including any material changes thereto. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 1.10 by a Party or its Affiliates or Representatives shall be deemed to be a breach of this Section 1.10 by such Party.
Section 1.11.   Working Capital Loans.   As contemplated by the SPAC Warrant Agreement, the prospectus filed in connection with SPAC’s initial public offering, and that certain unsecured promissory note issued by SPAC to Sponsor on March 23, 2023 (the “Promissory Note”), Sponsor may make working capital loans to SPAC (the “Working Capital Loan”) in the aggregate amount of up to $2,000,000, of which up to $1,500,000 (the “Conversion Cap”) shall be convertible at Closing, at the option of Sponsor in its sole discretion, into a number of SPAC Units at a price of $10.00 per SPAC Unit; provided, that, immediately prior to the Merger Effective Time, Sponsor shall, pursuant to Section 4 of the Promissory Note, convert a portion or all of the principal amount outstanding under the Promissory Note in an aggregate amount that is no less than the lesser of (i) the sum of any and all out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of any other Business Combinations proposed to be undertaken by SPAC prior to the date hereof and (ii) the Conversion Cap, such that the corresponding principal amount under the Promissory Note shall be converted into a number of SPAC Units as described in Section 4 of the Promissory Note.
Section 1.12.   Termination of Original RRA.   The Registration Rights Agreement, when executed, shall supersede the Original RRA (as defined in the Registration Rights Agreement), which shall be of no further force or effect upon (but subject to the consummation of) the Closing.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
Section 2.1.   Representations and Warranties of Sponsor.   Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:
(a)   Organization; Due Authorization.   Sponsor is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement, including its obligations hereunder, and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Sponsor.
(b)   Ownership.   Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than, in each case, Liens pursuant to (i) this Agreement, (ii) the Governing Documents of SPAC, (iii) the Business Combination Agreement, (iv) the Insider Letter, (v) the Escrow Agreement or (vi) any applicable securities Laws. Sponsor’s Subject Securities are the only equity securities in SPAC owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than as set forth on Exhibit A, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.
(c)   No Conflicts.   The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.
(d)   Litigation.   There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of Sponsor’s obligations under this Agreement.
(e)   Brokerage Fees.   No broker, finder, investment banker or other Person (except as described on Section 4.10 (Brokers or Finders) of the SPAC Disclosure Schedules), is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby or by the Business Combination Agreement based upon arrangements made by Sponsor, for which SPAC or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule I attached hereto, neither Sponsor nor any of Sponsor’s Affiliates or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.
(g)   Acknowledgment.   Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.
ARTICLE 3
MISCELLANEOUS
Section 3.1.   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, (c) the liquidation of SPAC, and (d) the written agreement of Sponsor, SPAC, and the Company. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any Party from liability arising in respect of any breach of this Agreement prior to such termination; provided, further, however, that this Article 3 shall survive the termination of this Agreement.
Section 3.2.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 3.3.   Jurisdiction; Waiver of Jury Trial.
(a)   All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any Party, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such Party (i) arising under this Agreement, or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 3.03(a) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such Party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 3.09 shall be effective service of process for any such Action, claim, demand, action or cause of action.
Section 3.4.   THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER

VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.04.
Section 3.5.   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law), in whole or in part, without the prior written consent of the Parties. Any such assignment without such consent shall be null and void.
Section 3.6.   Specific Performance.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the Parties, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that immediate and irreparable harm or damage may occur for which money damage would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which any Party is entitled to at law or in equity, the Parties shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity, in each case, (a) without necessity of posting a bond or other form of security, and (b) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no Party shall allege, and each Party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law, or (ii) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.
Section 3.7.    Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, in whole or in part, except upon the execution and delivery of a written agreement duly executed by SPAC, the Company and Sponsor. Any purported amendment by any Party or Parties effected in a manner that does not comply with this Section 3.07 shall be null and void, ab initio.
Section 3.8.   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 3.9.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC:
Bite Acquisition Corp.
30 West Street, No. 28F
New York, New York 10004
Attention:
Alberto Ardura

Email:
alberto@biteacquisitioncorp.com

with a copy to (which will not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:
Juan Manuel Gonzalez
Michael Helsel
Jason Simon

Email:
gonzalezjm@gtlaw.com
jason.simon@gtlaw.com
helselm@gtlaw.com

If to the Company:
Above Food Corp.
001-2305 Victoria Avenue
Regina, Saskatchewan S4P 0S7, Canada
Attention:
Lionel Kambeitz

E-mail:
lionel@abovefood.com

with a copy to (which will not constitute notice):
Michelle Westerman
E-mail: michelle@abovefood.com
And to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Ryan J. Lynch

Email:
ryan.maierson@lw.com
ryan.lynch@lw.com

And to:
Gowling WLG (Canada) LLP
1600, 421 7th Avenue SW,
Calgary, Alberta, T2P 4K9, Canada
Attention:
Sharagim Habibi

Email:
Sharagim.Habibi@gowlingwlg.com

If to Sponsor:
Smart Dine, LLC
30 West Street, No. 28F
New York, New York 10004
Attention:
Alberto Ardura

Email:
alberto@biteacquisitioncorp.com

with a copy to (which will not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:
Michael Helsel
Jason Simon

Email:
helselm@gtlaw.com
jason.simon@gtlaw.com

Section 3.10.   Headings.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 3.11.   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.12.   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
Section 3.13.   Miscellaneous.   Section 1.3 (Construction) and Section 12.1 (Trust Account Waiver) of the Business Combination Agreement are hereby incorporated into this Agreement (including any relevant definitions contained in such Section), mutatis mutandis.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Sponsor, SPAC and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSOR:
SMART DINE, LLC
By:
/s/ Alberto Ardura González

Name: Alberto Ardura González
Title:  Manager
[Signature Page to Sponsor Support Agreement]

SPAC:
BITE ACQUISITION CORP.
By:
/s/ Alberto Ardura González

Name: Alberto Ardura González
Title:  Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:
ABOVE FOOD CORP.
By:
/s/ Lionel Kambeitz

Name: Lionel Kambeitz
Title:  President
By:
/s/ Wayne Bernakevitch

Name: Wayne Bernakevitch
Title:  Director
[Signature Page to Sponsor Support Agreement]

Exhibit A
Subject Securities
Name	Number of Shares of SPAC Common Stock	Number of SPAC Warrants
Smart Dine, LLC	5,450,001	260,000

Schedule I
Affiliate Agreements
1.
Letter Agreement, dated February 11, 2021, among SPAC, Sponsor, and each of the executive officers, directors and initial stockholders of SPAC.

2.
Subscription Agreement for Founder Shares, dated October 30, 2020, between SPAC and Sponsor.

3.
Subscription Agreement for Private Units, dated February 11, 2021, between SPAC and Sponsor.

4.
Registration Rights Agreement, dated February 11, 2021, among SPAC, Sponsor and certain other securityholders of SPAC named therein.

5.
Stock Escrow Agreement, dated February 11, 2021, among SPAC, Continental Stock Transfer & Trust Company, Sponsor and certain other security holders of SPAC named therein.

6.
Administrative Services Agreement, dated February 11, 2021, between SPAC and Sponsor.

7.
Promissory Note issued in favor of Sponsor, dated March 23, 2023.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Above Food to procure a judgment in New Above Food’s favor, New Above Food may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Above Food, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Above Food, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.
Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Above Food in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New Above Food, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions. Under subsection 124(3.1) of the ABCA, New Above Food may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.
Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.
As permitted by the ABCA, the New Above Food Articles will require New Above Food to indemnify directors or officers of New Above Food, former directors or officers of New Above Food or other individuals who, at New Above Food’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Above Food is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Above Food Articles will require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.
New Above Food may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Above Food or a related body corporate.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1†*	Business Combination Agreement, dated as of April 29, 2023, by and among Bite Acquisition Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and Above Food Corp. (included as Annex A-1 to the Registration Statement/Proxy Statement).
2.2*	Amendment No. 1 to Business Combination Agreement, dated as of March 12, 2024, by and among Bite Acquisition Corp., Above Food Ingredients Inc., Above Merger Sub, Inc. and Above Food Corp. (included as Annex A-2 to the Registration Statement/Proxy Statement)
2.3*	Plan of Arrangement (included as Exhibit D to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
3.1***	Form of Articles of Above Food Ingredients Inc. to be effective prior to the Closing (included as Annex B to this Registration Statement/Proxy Statement).
3.2***	Bylaws of Above Food Ingredients Inc. as currently in effect
3.3***	Form of Bylaws of Above Food Ingredients Inc. to be effective prior to the Closing (included as Annex C to this Registration Statement/Proxy Statement)
4.1*	Warrant Indenture, dated as of January 18, 2021, among Above Food Corp. and Odyssey Trust Company.
4.2*	Warrant Agreement, dated February 11, 2021, by and between Bite Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 18, 2021).
4.3*	Form of Amended and Restated Warrant Agreement, by and between Above Food Ingredients Inc., Bite Acquisition Corp., Continental Stock Transfer & Trust Company and Odyssey Transfer and Trust.
5.1***	Opinion of Gowling WLG LLP.
5.2*	Opinion of Latham & Watkins LLP.
8.1*	Tax Opinion of Greenberg Traurig, LLP.
10.1†*	Form of Lock-Up Agreement, by and among Above Food Ingredients Inc. and certain existing shareholders of Above Food Ingredients Inc. (included as Exhibit A to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
10.2*	Form of Registration Rights Agreement by and among Above Food Ingredients Inc., Smart Dine, LLC and certain other investors set forth therein (included as Exhibit B to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
10.3†*	Shareholder Support Agreement, dated as of April 29, 2023, by and among Bite Acquisition Corp., Above Food Corp., and certain shareholders party thereto (included as Annex D to this Registration Statement/Proxy Statement).
10.4*	Sponsor Support Agreement, dated as of April 29, 2023, by and between Smart Dine, LLC, Bite Acquisition Corp. and Above Food Corp. (included as Annex E to this Registration Statement/Proxy Statement).
10.5*	Form of Indemnity Agreement.
10.6*	Form of General Security Agreement.
10.7*	Form of Release to the General Security Agreement.
10.8*	Promissory Note, dated October 29, 2020, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.3 of Bite Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-252406), filed with the SEC on January 25, 2021, as amended).

Exhibit Number	Description
10.9*	Promissory Note, dated February 10, 2022, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 16, 2022).
10.10*	Promissory Note, dated June 21, 2022, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on June 22, 2022).
10.11*	Promissory Note, dated March 23, 2023, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on March 29, 2023).
10.12(a)†*	Convertible Subordinated Loan Agreement, dated December 29, 2022, between Above Food Corp., Lexington Capital, S.A.P.I. de C.V., Smart Dine, LLC, and Above Food USA Corp.
10.12(b)*	Extension Agreement, dated March 10, 2024, between Above Food Corp., Above Food USA Corp., Lexington Capital, S.A.P.I. de C.V., Smart Dine, LLC and Grupo Vida Canada Ltd.
10.13†*	Escrow Agreement, dated December 29, 2022, between Above Food corp., Lexington Capital, S.A.P.I. de C.V. and McDougall Gauley LLP.
10.14*	Pledge Agreement, dated December 29, 2022, between Above Food USA Corp. and Lexington Capital, S.A.P.I. de C.V.
10.15†*	Supplier Agreement, between Farmer Direct Organic Foods Ltd. and United Natural Foods, Inc.
10.16*	Asset Purchase Agreement, dated August 28, 2023, between NRGene Technologies Ltd., NRGene Canada Inc., and Above Food Corp.
10.17(a)†*	Amended and Restated Agreement for Lease, dated May 5, 2023, by and among Purely Canada Terminals Corp., Purely Canada Foods Corp. and Kambeitz Agri Inc.
10.17(b)†*	Amended and Restated Agreement for Lease, dated June 3, 2023, by and among Purely Canada Terminals Corp. and Purely Canada Foods Corp.
10.18*	Lease Agreement, dated June 12, 2017, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.19*	Amendment of Lease to the Lease Agreement, dated January 13, 2021, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.20*	Renewal of Lease to the Lease Agreement, dated October 17, 2022, between Matrix Equities Inc., by its duly authorized agent, Triovest Realty Advisors Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.21†*	Industrial Lease (Multi-Tenant), dated October 17, 2019, between 1057041 Ontario Inc., as Landlord, and Wood & Water Foods Inc., as Tenant.
10.22*	First Amending Lease Agreement to the Industrial Lease, dated September 30, 2021, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant.
10.23*	Second Amending Lease Agreement to the Industrial Lease, dated November 30, 2022, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant, dated November 30, 2022.
10.24†*
Lease Agreement, dated December 31, 2021, by and between Midatlantic Warehouse & Storage, LLC, as landlord and Atlantic Natural Foods, LLC, as tenant (110 Industry Drive, Nash County, Nashville, North Carolina).

10.25*	Above Food Corp. Stock Option Plan.
10.26*	Above Food Corp. Restricted Share Unit Plan.
10.27*	Above Food Ingredients Inc. Equity Incentive Plan (included as Annex F to this Registration Statement/Proxy Statement)

Exhibit Number	Description
21.1*	List of subsidiaries of Above Food Ingredients Inc.
23.1***	Consent of Ernst & Young LLP.
23.2***	Consent of Marcum, LLP.
23.3***	Consent of Gowling WLG LLP (included as part of Exhibit 5.1 hereto).
99.1*	Form of Proxy Card of Bite Acquisition Corp.
99.2*	Consent of Lionel Kambeitz to be named as director.
99.3*	Consent of Garth Fredrickson to be named as director.
99.4*	Consent of Felipe Gomez to be named as director.
99.5*	Consent of Alberto Ardura Gonzalez to be named as director.
99.6*	Consent of Chief Reginald Bellerose to be named as director.
99.7*	Consent of Jason Zhao to be named as director.
99.8*	Consent of Agustin Tristan Aldave to be named as director.
99.9*	Representation under Item 8.A.4 of Form 20-F.
107*	Filing Fee Table.

*
Previously filed.

**
To be filed by amendment.

***
Filed herewith.

†
Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)
The undersigned registrant hereby undertakes that every prospectus that (i) is filed pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alberta, Canada, on April 1, 2024.
ABOVE FOOD INGREDIENTS INC.
By:
/s/ Lionel Kambeitz

Name: Lionel Kambeitz
Title:   Chief Executive Officer

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on April 1, 2024.
By:
/s/ Lionel Kambeitz